UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14(A) INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Acxiom Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND 2018 PROXY STATEMENT

100 Redwood Shores Parkway Redwood City, California 94065	www.virtualshareholdermeeting.com/ACXM18
Thursday, September 20, 2018 – 10:00 A.M. (PDT)

Notice of Annual Meeting of Stockholders

ACXIOM CORPORATION

301 E. Dave Ward Drive

Conway, Arkansas 72032

501.342.1000

www.acxiom.com

Please join us for the 2018 Annual Meeting of Stockholders of Acxiom Corporation (the “Company”). The meeting will be held on September 20, 2018, at 10:00 a.m. PDT at the Company’s Redwood City office located at 100 Redwood Shores Parkway, Redwood City, California 94065, and via the Internet at www.virtualshareholdermeeting.com/ACXM18.

The meeting will be held for the following purposes:

1.	To elect as directors the three nominees named in the attached Proxy Statement for a three-year term expiring in 2021;
2.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers;
3.

To approve the sale of the Company’s Acxiom Marketing Solutions business to The Interpublic Group of Companies, Inc. (the “AMS Sale”), pursuant to that certain Membership Interest Purchase Agreement (as further described herein);

4.

To adopt that certain Holdco Merger Agreement (as further described herein), to approve a holding company merger and conversion of the Company into a limited liability company (the “Holdco Merger” and the “LLC Conversion,” respectively), pursuant to which the Company will establish Acxiom Holdings, Inc. (“Holdco”) as a new holding company at the top of the Company’s organization, following which the Company will convert into a limited liability company organized under the laws of the State of Delaware;

5.

To approve the proposal to adjourn the 2018 Annual Meeting, and any adjourned session of the 2018 Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the AMS Sale (Proposal No. 3) or the Holdco Merger Agreement, Holdco Merger and LLC Conversion (Proposal No. 4);

6.	To approve, on an advisory (non-binding) basis, various payments that our named executive officers will or may be eligible to receive in connection with the AMS Sale;
7.	To approve an increase in the number of shares available for issuance under the Company’s Amended and Restated 2005 Equity Compensation Plan (the “2005 Plan”);
8.	To ratify the selection of KPMG LLP as the Company’s independent registered public accountant for fiscal year 2019; and
9.	To transact any other business that may properly come before the 2018 Annual Meeting or any postponement or adjournment thereof.

Only holders of the Company’s common stock of record at the close of business on August 22, 2018 are entitled to notice of and to vote during the 2018 Annual Meeting or any postponement or adjournment thereof. Details regarding the business to be conducted during the 2018 Annual Meeting are more fully described in the accompanying Proxy Statement.

By Order of the Board of Directors

Catherine L. Hughes

Corporate Governance Officer & Secretary

Conway, Arkansas

August 24, 2018

WHETHER OR NOT YOU PLAN TO ATTEND THE 2018 ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO RECORD YOUR VOTE PROMPTLY. PRIOR TO THE 2018 ANNUAL MEETING YOU MAY VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on September 20, 2018:

The Company’s Proxy Statement and Annual Report on Form 10-K for fiscal year 2018 are available electronically at

https://investors.acxiom.com/financial-information and www.proxyvote.com.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement

Page
Activities of Holdco Following the AMS Sale	132
Interests of Certain Persons in the AMS Sale	132
No Appraisal Rights	139
U.S. Federal Income Tax Consequences of the AMS Sale	139
U.S. Federal Income Tax Consequences of the Reorganization	139
Accounting Treatment of the Reorganization	140
Regulatory Approvals	141
Risk Factors Relating to AMS Sale and Reorganization	142
Related-Party Transactions	145
Section 16(a) Beneficial Ownership Reporting Compliance	145
Stockholder Proposals	145
Expenses of Solicitation	145
Householding of Proxy Materials	146
Cautionary Statement Regarding Forward-Looking Statements	146
Other Matters	147
Annex A — Membership Interest Purchase Agreement	A-1
Annex B — Master Contribution and Assumption Agreement	B-1
Annex C — Agreement and Plan of Merger	C-1
Annex D — Amended and Restated 2005 Equity Compensation Plan	D-1
Annex E — Letter to the Board of Directors	E-1
Annex F-1 — Acxiom Corporation — Quarterly Report on Form 10-Q for the Fiscal Quarter ended June 30, 2018	F1-1
Annex F-2 — Acxiom Corporation — Financial Supplement to Annual Report on Form 10-K for the Fiscal Year ended March 31, 2018	F2-1
Annex F-3 — Acxiom Marketing Solutions (A Business within Acxiom Corporation) — Financial Statements for the Fiscal Quarter Ended June 30, 2018	F3-1
Annex F-4 — Acxiom Marketing Solutions (A Business within Acxiom Corporation) — Financial Statements for the Fiscal Years Ended March 31, 2017 and March 31, 2018	F4-1

Proxy Statement

ACXIOM CORPORATION

301 E. Dave Ward Drive

Conway, Arkansas 72032

501.342.1000

www.acxiom.com

This proxy statement (the “Proxy Statement”) is being furnished in connection with the solicitation of proxies by the Board of Directors of Acxiom Corporation, a Delaware corporation (the “Company” or “Acxiom”), to be used at its 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) to be held on September 20, 2018, at 10:00 a.m. PDT at our Redwood City office located at 100 Redwood Shores Parkway, Redwood City, California 94065, and via the Internet at www.virtualshareholdermeeting.com/ACXM18, and at any postponement or adjournment thereof. The Proxy Statement is being furnished to stockholders beginning on August 27, 2018. As a stockholder, you are invited to attend the 2018 Annual Meeting in person or virtually via the Internet. You are entitled and requested to vote on the proposals described in the Proxy Statement. Please read the Proxy Statement carefully, then vote your shares promptly by telephone, by Internet, or by signing, dating and returning your proxy card.

Shares represented by properly executed proxies will be voted during the meeting. If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. If no choice is specified by a stockholder but the proxy is otherwise properly executed, the proxy will be voted in accordance with the recommendations of Acxiom’s Board of Directors.

Questions and Answers about the Proxy Materials and the 2018 Annual Meeting

Q:	Who can vote at the 2018 Annual Meeting?
A:

Holders of record of Acxiom common stock at the close of business on August 22, 2018 (the record date for the 2018 Annual Meeting) are entitled to vote their shares of common stock owned as of that date at the 2018 Annual Meeting or any postponement or adjournment thereof. On the record date for the 2018 Annual Meeting, there were 77,472,090 shares of the Company’s common stock outstanding and entitled to vote. A list of our stockholders will be available for review at the 2018 Annual Meeting and at our office at 301 E. Dave Ward Drive, Conway, Arkansas 72032 for at least 10 days prior to the 2018 Annual Meeting.

Q:	How many shares may I vote?
A:

You may vote all of the shares of Acxiom common stock you held as of the record date, August 22, 2018, including (1) shares held directly in your name as the stockholder of record, (2) shares held for you as the beneficial owner in street name through a stockbroker or bank, and (3) shares purchased through Acxiom’s 401(k) Retirement Savings Plan and/or employee stock purchase plan.

Q:	How can I attend the 2018 Annual Meeting?
A:

You may attend the 2018 Annual Meeting in person or virtually via the Internet. The meeting will be held on September 20, 2018, at 10:00 a.m. PDT at our Redwood City office located at 100 Redwood Shores Parkway, Redwood City, California 94065. To attend virtually, log on to www.virtualshareholdermeeting.com/ACXM18. While all Acxiom stockholders will be permitted to listen online to the 2018 Annual Meeting, only stockholders of record and beneficial owners as of the close of business on the record date, August 22, 2018, may vote and ask questions during the meeting. In order to vote or submit a question during the meeting, you will need to follow the instructions posted at www.proxyvote.com and www.virtualshareholdermeeting.com/ACXM18 and will need the control number included on your voting instruction form or proxy card. Broadridge Financial Solutions, Inc. is hosting the webcast of the 2018 Annual Meeting and, on the date of the meeting, will be available via telephone at 1-855-449-0991 toll free (or at 1-720-378-5962 for international calls) to answer your questions regarding how to attend and participate in the 2018 Annual Meeting virtually via the Internet.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    1

Q:	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
A:

Beneficial owners. Most Acxiom stockholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial owner,” and a full set of the proxy materials together with a voting instruction form will be forwarded to you by your broker, bank or other nominee.

Stockholders of record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the “stockholder of record” with respect to those shares, and a full set of the proxy materials together with a proxy card, has been sent directly to you by Acxiom.

Q:	How can I vote my shares?
A:	There are four ways to vote:

•

By Internet. You can submit a proxy over the Internet to vote your shares by following the instructions provided on the proxy card or voting instruction form accompanying the proxy materials you received.

•	By telephone. You can submit a proxy over the telephone following the instructions provided on the proxy card or voting instruction form accompanying the proxy materials you received.

•	By mail. You can submit a proxy by mail to vote your shares by completing, signing and returning the proxy card or voting instruction form accompanying the proxy materials you received.

•

During the meeting. If you are a stockholder of record or a beneficial owner as of the August 22, 2018 record date, you may vote in person or virtually via the Internet during the 2018 Annual Meeting. If you desire to vote in person during the meeting, please request a ballot when you arrive. If you desire to vote virtually via the Internet at the meeting, please follow the instructions for attending and voting during the 2018 Annual Meeting posted at www.virtualshareholdermeeting.com/ACXM18. Beneficial owners must obtain a legal proxy from their broker, bank or other nominee to vote during the meeting. Follow the instructions from your broker, bank or other nominee included with your proxy materials, or contact your broker, bank or other nominee, to request a legal proxy. All votes must be received by the independent inspector before the polls close during the meeting.

Q:	How do I vote if I hold my shares as a participant in Acxiom’s 401(k) Retirement Savings Plan?
A:

If you hold shares as a participant in Acxiom’s 401(k) Retirement Savings Plan, you must submit your vote to the plan’s trustee no later than 8:59 p.m. PDT on September 17, 2018 in order to allow sufficient time for your vote to be tabulated by the trustee. You also may revoke or change your voting instruction at any time prior to the cut-off time. Due to the tabulation requirements of the plan administrator, participants in Acxiom’s 401(k) Retirement Savings Plan may not vote their shares during the meeting.

Q:	Can I change my vote?
A:

Any stockholder, other than a participant in Acxiom’s 401(k) Retirement Savings Plan, executing a proxy retains the right to revoke it at any time prior to the final vote at the 2018 Annual Meeting. You may revoke your proxy and vote again by (i) delivering a notice of revocation or delivering a later-dated proxy to Acxiom’s Corporate Secretary at Acxiom Corporation, 301 E. Dave Ward Drive, Conway, Arkansas 72032; (ii) submitting another vote over the Internet or by telephone; or (iii) by attending and voting, in person or virtually via the Internet, during the 2018 Annual Meeting. However, your attendance during the 2018 Annual Meeting will not automatically revoke your proxy unless you specifically so request. A stockholder’s last vote is the vote that will be counted.

Q:	Who will count the votes?
A:	A representative of Broadridge Financial Solutions, Inc. will count the votes and will serve as the inspector of election.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?
A:

If your shares are registered differently, or if they are held in more than one account, you will receive more than one proxy card or voting instruction form. Please follow the instructions on each proxy card or voting instruction form to ensure that all of your shares are voted. Please sign each proxy card exactly as your name appears on the card. For joint accounts, each owner should sign the proxy card. When signing as executor, administrator, attorney, trustee, guardian, etc., please print your full title on the proxy card.

Questions and Answers about the Proxy Materials and the 2018 Annual Meeting

Q:	What is the quorum requirement for the 2018 Annual Meeting?
A:

The presence in person, virtually via the Internet, or by proxy of the holders of a majority of the shares of common stock issued and outstanding as of the record date is required to establish a quorum at the 2018 Annual Meeting. If a quorum is established, each holder of common stock shall be entitled to one vote on the matters presented at the 2018 Annual Meeting for each share of common stock outstanding in his or her name on the record date.

Q:	What items of business will be presented at the 2018 Annual Meeting?
A:	The following matters will be presented for stockholder consideration and voting at the 2018 Annual Meeting:

1.	The election of three director nominees named in this Proxy Statement for a three-year term expiring in 2021;

2.	An advisory vote on the compensation of our named executive officers;

3.	A proposal to approve the AMS Sale;

4.	A proposal to adopt the Holdco Merger Agreement and approve the Holdco Merger and LLC Conversion;

5.	A proposal to approve adjournment(s) of 2018 Annual Meeting, if necessary;

6.	An advisory vote to approve various payments that our named executive officers will or may be eligible to receive in connection with the AMS Sale (“Golden Parachutes”);

7.	A proposal to increase the number of shares available for issuance under the 2005 Plan; and

8.	The ratification of the selection of KPMG LLP as the Company’s independent registered public accountant for fiscal year 2019.

Q:	What vote is required to pass each item of business?
A:	The stockholder vote required to approve each proposal is set forth below:

Proposal	Votes Required for Approval
1. Election of directors	Majority of votes cast for each nominee*
2. Advisory vote on executive compensation	Majority of votes cast*
3. AMS Sale	66 2/3% of shares outstanding
4. Holdco Merger Agreement, Holdco Merger and LLC Conversion	66 2/3% of shares outstanding
5. Adjournment(s) of 2018 Annual Meeting, if necessary	Majority of votes cast*
6. Advisory vote to approve Golden Parachutes	Majority of votes cast*
7. Increase the number of shares available for issuance under the 2005 Plan	Majority of votes cast*
8. Ratification of auditor	Majority of votes cast*

*	A majority of votes cast means that the number of votes cast “for” a director nominee’s election or a proposal must exceed the number of votes cast “against” it.

Director Resignation Policy. In an uncontested election, a nominee who does not receive a majority of the votes cast will not be elected, and the Board of Directors has established procedures under which any incumbent director who fails to receive a majority of the votes cast in his or her election will tender his or her resignation to the Board. The Board will act upon a tendered resignation within 90 days of the date on which the election results were certified and will promptly make public disclosure of the results of its actions.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    3

Q:	How are proxies voted?
A:

All shares represented by valid proxies received prior to the 2018 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

Q:	What happens if I do not give specific voting instructions?
A:

Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, or you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2018 Annual Meeting.

Beneficial owners. If you are a beneficial owner of shares held in street name and do not vote at the 2018 Annual Meeting or provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Q:	Which items of business are considered “routine” and “non-routine”?
A:

The election of directors (Proposal No. 1), the advisory vote regarding the Company’s executive compensation (Proposal No. 2), the AMS Sale (Proposal No. 3), the Holdco Merger Agreement, Holdco Merger and LLC Conversion (Proposal No. 4), the advisory vote regarding Golden Parachutes (Proposal No. 6) and the proposal to increase the number of shares available for issuance under the 2005 Plan (Proposal No. 7) are considered non-routine matters under applicable rules and, therefore, a broker or other nominee may not vote on these matters without instructions from the beneficial owner. Consequently, there may be broker non-votes with respect to these proposals. On the other hand, the adjournment(s) of the 2018 Annual Meeting, if necessary (Proposal No. 5) and the ratification of KPMG LLP (Proposal No. 8) are considered routine matters, and a broker or other nominee may vote without instructions and broker non-votes are not expected to occur with respect to these proposals.

Q:	How are broker non-votes and abstentions treated?
A:

Broker non-votes and abstentions (which occur when a stockholder chooses to abstain from voting on any or all proposals) are counted for purposes of determining whether a quorum is present. The effect of broker non-votes and abstentions on each of the proposals presented in this Proxy Statement is as follows:

Proposal	Broker Non-Votes	Abstentions
1. Election of directors	No effect	No effect
2. Advisory vote on executive compensation	No effect	No effect
3. AMS Sale	Vote against	Vote against
4. Holdco Merger Agreement, Holdco Merger and LLC Conversion	Vote against	Vote against
5. Adjournment(s) of 2018 Annual Meeting, if necessary	Not applicable	No effect
6. Advisory vote to approve Golden Parachutes	No effect	No effect
7. Increase the number of shares available for issuance under the 2005 Plan	No effect	No effect
8. Ratification of auditor	Not applicable	No effect

Questions and Answers about the Proxy Materials and the 2018 Annual Meeting

Q:	Who can help answer my questions?
A:

If you have any questions about the 2018 Annual Meeting or how to vote your shares, please contact The Proxy Advisory Group, LLC, which has been retained to assist us in the distribution and solicitation of proxies, by mail or by telephone at:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017

212-616-2180

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    5

Questions and Answers Related to the AMS Sale and Reorganization

Q:	Why did the Board of Directors determine that the AMS Sale and the Reorganization are expedient and in the best interests of the Company and its stockholders?
A:

In reaching its determination that the AMS Sale and the Reorganization are expedient and in the best interests of the Company and its stockholders, the Board of Directors consulted with our senior management team, as well as our outside legal and financial advisors. The Board of Directors also reviewed a significant amount of information and considered numerous factors, including the price to be paid by The Interpublic Group of Companies, Inc. (“IPG”) in the AMS Sale, the strategic and financial benefits of the AMS Sale and the Reorganization to Acxiom Holdings, Inc. (“Holdco”), the extensive review process that led to the proposed transactions, and that the Company’s stockholders will continue to own stock in Holdco after the transactions and will thereby be able to participate in the potential future earnings and growth generated by Holdco, including the LiveRamp Business.

Q:	What does our Board of Directors recommend regarding the AMS Sale Proposal (Proposal No. 3) and the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4)?
A:

The Board of Directors unanimously recommends that the stockholders vote “FOR” Proposal No. 3 to approve the AMS Sale and unanimously recommends that the stockholders vote “FOR” Proposal No. 4 to adopt the Holdco Merger Agreement and approve the Holdco Merger and the LLC Conversion.

Q:	What will happen if both the AMS Sale Proposal (Proposal No. 3) and the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4) are approved by our stockholders?
A:

If both the AMS Sale Proposal (Proposal No. 3) and the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4) are approved by our stockholders, then, assuming the other conditions to the consummation of the AMS Sale are satisfied or waived, we will sell the assets, the goodwill and ongoing business comprising our AMS Business through the sale of Acxiom to IPG. Holdco, as the new publicly-traded company following the Reorganization, will continue to operate the LiveRamp Business.

Q:	Are any proposals in this Proxy Statement conditioned on any other proposals?

Yes. The AMS Sale Proposal (Proposal No. 3) is conditioned on the approval of the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4). This is because, pursuant to the terms of the Purchase Agreement governing the AMS Sale, the AMS Sale is conditioned on the completion of the Reorganization, which includes the Holdco Merger and the LLC Conversion. As a result, if the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4) is not approved, or if the Reorganization is not completed for any other reason, the conditions to the AMS Sale will not be satisfied, and the AMS Sale will not be consummated even if approved by our stockholders. No proposals, other than the AMS Sale Proposal (Proposal No. 3), are conditioned on any other proposal.

Q:	What will happen if either the AMS Sale Proposal (Proposal No. 3) or the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4) is not approved by our stockholders?
A:

If we fail to obtain stockholder approval of either the AMS Sale Proposal (Proposal No. 3) or the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4), the AMS Sale will not occur, and we will be required to reimburse IPG’s expenses (including financing expenses) in an amount up to $15 million. In addition, under certain circumstances, including if certain competing acquisition proposals are pending at the time the Purchase Agreement governing the AMS Sale is terminated and if we subsequently enter into an acquisition proposal under certain circumstances, we will be obligated to pay IPG a termination fee of $86.25 million (towards which the $15 million expense reimbursement would be creditable).

Q:	What is the purchase price to be received by Holdco in the AMS Sale?
A:	At the closing of the AMS Sale, IPG will pay to Holdco $2.3 billion in cash, subject to customary closing adjustments.

Questions and Answers Related to the AMS Sale and Reorganization

Q:	What will Holdco’s activities be following the AMS Sale?
A:

On completion of the AMS Sale, the AMS Business will be sold to IPG, and Holdco will retain the LiveRamp Business. After the AMS Sale, we intend to focus on the growth of the LiveRamp Business. In addition, as part of the AMS Sale, the Company will transfer the “Acxiom” brand name and associated trademarks to IPG, and Holdco will rebrand its business under the “LiveRamp” name and trade under the ticker symbol “RAMP.”

Q:	How would the proceeds from the AMS Sale be used?
A:

Holdco intends to use the net proceeds from the AMS Sale to retire existing indebtedness of approximately $230 million, initiate a cash tender offer of approximately $500 million, increase its outstanding share repurchase authorization by up to $500 million and extend the duration of the program to December 31, 2020. Holdco intends to use the remainder of proceeds to fund growth initiatives, strategic acquisition opportunities and to meet ongoing cash needs.

Q:	How will our stockholders be affected by the AMS Sale and Reorganization?
A:

At the closing of the AMS Sale and the Reorganization, our stockholders will own shares in Holdco, which will own the LiveRamp Business and will receive the net proceeds from the AMS Sale, but will not own the AMS Business. Following the completion of the AMS Sale and Reorganization, we expect that the common stock of Holdco will continue to be traded (as successor to the Company) under the ticker symbol “RAMP.” It is not possible to predict the trading price of our common stock following the closing of the AMS Sale and the Reorganization. Carefully read the section entitled “Risk Factors” beginning on page 142 of this Proxy Statement for a further discussion of some of these risks.

Q:	Will our stockholders receive any payments for their shares in connection with the AMS Sale?
A:	No. The net proceeds from the AMS Sale will be received by Holdco, not our stockholders.

Q:	Do I need to do anything with my stock certificates in connection with the Holdco Merger?
A:

No. After the Holdco Merger is completed, each outstanding certificate which immediately prior to the Holdco Merger represented shares of Acxiom common stock will from and after the Holdco Merger be deemed to evidence ownership of the same amount of shares of Holdco common stock into which the shares converted in the Holdco Merger. In addition, each outstanding book-entry share that, immediately prior to the Holdco Merger evidenced shares of Acxiom common stock will from and after the Holdco Merger be deemed to evidence ownership of the same amount of shares of Holdco common stock into which such shares converted in the Holdco Merger.

Q:	Do I have appraisal rights in connection with the AMS Sale or Reorganization?
A:	Under Delaware law, appraisal rights are not available to stockholders in connection with the AMS Sale or the Reorganization (which includes the Holdco Merger and the LLC Conversion).

Q:	Are there any risks to the AMS Sale and Reorganization?
A:	Yes. You should carefully read the section entitled “Risk Factors” beginning on page 142 of this Proxy Statement.

Q:	What are the material U.S. federal income tax consequences of the AMS Sale and Reorganization to U.S. holders of the Company’s common stock?
A:

For U.S. federal income tax purposes, the AMS Sale will be treated as a sale of assets by Holdco in exchange for cash and the assumption of certain liabilities. It will be a taxable transaction for both U.S. federal and state income tax purposes and Holdco anticipates that it will realize a gain for income tax purposes. The gain may be offset by Holdco’s tax attributes, which could limit the taxes payable as a result of the proposed AMS Sale.

The Reorganization is intended to be a tax-free reorganization for U.S. federal income tax purposes. Assuming the Reorganization qualifies as a reorganization, U.S. holders of the Company’s common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of Holdco common stock in exchange for the Company’s common stock in connection with the Holdco Merger.

Q:	When are the closings of the AMS Sale and Reorganization expected to occur?
A:

If each of the AMS Sale Proposal (Proposal No. 3) and the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4) are approved by our stockholders, and all other conditions to completing the AMS Sale are satisfied or waived, the completion of the Reorganization (which includes the Holdco Merger and the LLC Conversion) is expected to occur shortly after the 2018 Annual Meeting, and the closing of the AMS Sale is expected to occur on the first day of the calendar month following the 2018 Annual Meeting.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    7

Election of Directors (Proposal No. 1 of the Proxy Card)

The number of members of the Acxiom Board of Directors is currently set at nine and may be fixed from time to time by the Board in the manner provided in the Company’s bylaws. Our certificate of incorporation and bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible.

In considering potential nominees for service on the Acxiom Board, the Governance/Nominating Committee (the “GNC”) strives to identify individuals who are the best possible candidates to serve. Candidates are selected on the basis of their breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business and our business environment, and willingness to devote adequate time to Board duties. Board members are expected to have the highest personal and professional ethics, integrity and values, and to be committed to representing the long-term interests of the Company and its stockholders. They are also expected to have an inquisitive and objective perspective, practical wisdom, mature judgment, and a commitment to serve on the Board for an extended period of time in order to develop an in-depth knowledge of Acxiom, its strategy, and its principal operations.

The GNC and Board seek candidates who demonstrate a willingness to evaluate management’s performance objectively and who have no activities or interests that could conflict with their responsibilities to Acxiom. The GNC annually assesses the appropriate balance of skills and characteristics that are desired for the Board, and together with the full Board, strives to create a diversified membership. With respect to vacancies that may occur in the future, the GNC believes that it is of paramount importance to seek qualified candidates who will provide more gender and ethnic diversity to the Board.

In connection with each nominee recommendation, the GNC considers the issue of continuing director tenure and attempts to ensure that the Board maintains an openness to new ideas and a willingness to critically examine the status quo. The Board does not believe that there should be term or age limits for directors. While such limits could help ensure that there are fresh ideas and viewpoints available to the Board, term and age limits nevertheless have the disadvantage of forcing the loss of the considerable contributions of those directors who have developed, over a period of time, a deep understanding of the Company and its operations and who are thus able to make increasingly valuable contributions to the Board. In addition, due to their familiarity with the Company, longer-term directors may not need to devote as much time to effectively executing their responsibilities as shorter-tenured Board members who may need to spend more time becoming familiar with the business of the Company and the industry within which it operates. In lieu of term or age limits, the GNC, as part of its annual board evaluation process, assesses each sitting director’s potential continuing contributions to the Board based upon the results of annual individual peer-to-peer reviews.

The terms of the following current directors expire at the 2018 Annual Meeting: John L. Battelle, William J. Henderson and Debora B. Tomlin. The Board, upon the recommendation of the GNC, has nominated Messrs. Battelle and Henderson and Ms. Tomlin to stand for election as directors at the 2018 Annual Meeting. Unless otherwise directed, the individuals named in the accompanying form of proxy will vote that proxy for the election of the nominees, with each to hold office for a term of three years until the 2021 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The Board of Directors expects that each of the nominees will be available for election but, in the event that any of them are not available, proxies received will be voted for substitute nominees to be designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.

Set forth below is biographical information for each nominee standing for election at the 2018 Annual Meeting, as well as for each director who will continue to serve as a director of the Company after the 2018 Annual Meeting. The following descriptions also outline each person’s background and qualifications that qualify him or her to serve on the Company’s Board of Directors.

Election of Directors

Nominees for Director with Terms Expiring in 2021

Mr. Battelle is an entrepreneur, journalist, professor and author who has founded or co-founded various online, conference, magazine and other media businesses. He serves as chair of the board of directors of Sovrn Holdings, LLC, a programmatic advertising and publisher platform that connects publishers with monetization solutions. He is also the founder/executive chair and CEO of NewCo Platform, Inc., a disruptive conference model and media platform which provides executives, entrepreneurs and investors with personal experiences inside some of the most influential companies worldwide. In 2005, Mr. Battelle founded the Internet media company Federated Media Publishing, where he served as chairman and CEO until its sale to LIN Media in early 2014. He currently serves as a director for Chute, a venture-backed company that provides the tools to capture, manage and display media. He founded and served as executive producer of the Web 2 Summit and maintains Searchblog, an ongoing daily site which covers the intersection of media, technology and culture at www.battellemedia.com. From 2001–2004 he occupied the Bloomberg chair in Business Journalism for the Graduate School of Journalism at the University of California, Berkeley. He was the founder and served from 1997–2001 as chairman and CEO of Standard Media International (SMI) and as publisher of The Industry Standard and TheStandard.com. Prior to that, he was a co-founding editor of Wired magazine and Wired Ventures. Mr. Battelle previously served on the board of directors of the Internet Advertising Bureau and was a founding board member of the Online Publishers Association. In 2005, he authored The Search: How Google and Its Rivals Rewrote the Rules of Business and Transformed Our Culture (Penguin/Portfolio), an international bestseller published in more than 25 languages. He is considered to be an expert in the field of media and technology, and has appeared on national and international news channels such as CBS, BBC, CNN, PBS, Discovery and CNBC. Honors and awards include: “Global Leader for Tomorrow” and “Young Global Leader” by the World Economic Forum in Davos, Switzerland; a finalist in the 2000 “Entrepreneur of the Year” competition by Ernst & Young; “Innovator – One of Ten Best Marketers in the Business” by Advertising Age; and one of the “Most Important People on The Web” by PCWorld. Mr. Battelle holds a bachelor’s degree in anthropology and a master’s degree in journalism from the University of California, Berkeley.

Skills and Qualifications

As an entrepreneur with an extensive background in digital publishing and digital advertising, Mr. Battelle provides the Board with a unique blend of media-related and digital experience that assists the Company in executing its growth strategy. In addition, his operational and advisory roles with various media businesses qualify him to serve on the Board.

John L. Battelle
Age 52 Director since 2012 Committee: Audit/Finance

Mr. Henderson is the founder and principal of Hold The Eye Images, Inc., a video, photographic and applications business. Over the past 10 years, he has served as chief executive officer of Bestline Research and as chief operations officer of Netflix Inc. (NASDAQ: NFLX), as well as working as a consultant. From 1998 until his retirement from the United States Postal Service (USPS) in 2001, Mr. Henderson served as the 71st Postmaster General of the United States Postal Service, the second career employee to lead the world’s largest postal system. From 1994 until his appointment as Postmaster General and chief executive officer of the USPS, he served as its chief operating officer. From 1992–1994, he served the USPS as vice president of employee relations, then became chief marketing officer and senior vice president. In 1997, Mr. Henderson received the USPS’ John Wanamaker Award, and in 1998 he received American University’s Roger W. Jones Award for Executive Leadership. In 1998, Mr. Henderson also received an honorary Mailing Excellence Award from the National Postal Forum for his work with the nation’s professional mailing industry. From 2001 – 2017 Mr. Henderson was a director of comScore, Inc. (OTCMKTS: SCOR). He also previously served on the advisory boards of the Committee for Economic Development and Nature’s Best magazine. He is a fellow with the National Academy of Public Administration. Mr. Henderson holds a bachelor’s degree in industrial relations from the University of North Carolina at Chapel Hill and was awarded an honorary Doctor of Philosophy in Quality Systems Management degree by the National Graduate School of Quality Management, Falmouth, Massachusetts. He served in the U.S. Army.

Skills and Qualifications

Mr. Henderson’s knowledge of the direct marketing industry and his experience as Postmaster General, and more recently as an officer of and advisor to high-tech companies, qualify him to serve on the Board. His management background and his experience chairing the compensation committee of another public company particularly qualify him to serve as Acxiom’s Compensation Committee chair, and his service on the board of another high-tech public company in the marketing arena allows him to provide additional value to the Board.

William J. Henderson
Age 71 Director since 2001 Committees: Compensation (Chair), Governance/Nominating

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Since 2013, Ms. Tomlin has served in her current position as chief marketing and customer officer for CSAA Insurance Group (“CSAA”), a major provider of AAA-branded insurance, and served as CSAA’s chief marketing officer from 2012-2013. She leads marketing and distribution, including brand; marketing analytics and market research; customer experience management; AAA club and agency operations and relationships; and direct marketing and sales. From 2007–2012, Ms. Tomlin held several senior leadership positions, including vice president of marketing, with Capital One Financial Corp. (NYSE: COF), where she headed commercial banking, retail marketing and sponsorships. She led Capital One’s regional marketing effort, leveraging the footprint and deep community roots of the bank’s local markets. Prior to that role, she led the marketing strategy for Capital One’s national small business credit cards. Before joining Capital One, Ms. Tomlin held the roles of senior marketing officer and head of corporate brand for USAA Insurance Company, where she designed and delivered industry-recognized programs in marketing and customer management. Prior to USAA, she held numerous marketing positions, including chief marketing officer at LOMA, an Atlanta-based international organization that provides consulting services for distribution, operational management, and education training for global financial services companies. Ms. Tomlin serves on the board of directors of the YMCA of San Francisco. She is a former member of the board of the Amyotrophic Lateral Sclerosis (ALS) Society of Georgia. She is also active in numerous marketing organizations and has been repeatedly honored by the San Francisco Business Times as one of the Bay Area’s Most Influential Women in Business. Ms. Tomlin holds a bachelor’s degree in English from Siena College and a master’s degree in political science from North Carolina State University.

Skills and Qualifications

As the chief marketing and customer officer of one of the country’s top insurance companies, Ms. Tomlin’s extensive marketing background qualifies her to serve on the Board. In addition, her in-depth knowledge of two of the Company’s primary client industries, insurance and banking, offer opportunities for the Board to obtain insights into the Company’s strategies from a customer perspective.

Debora B. Tomlin
Age 49 Director since 2016 Committees: Audit/Finance, Compensation

Directors Whose Terms Expire in 2019

Since 2001, Mr. Fox has been an independent consultant. From 2000–2001, he was president and chief operating officer of CyberSafe Corporation, a global security software provider, where he was responsible for the overall financial services and operations of the company. From 1998–2000, Mr. Fox was chief financial officer and a member of the board of directors of Wall Data, a developer of enterprise software products and associated application tools, where he was responsible for the company’s finances, operations, and human resources activities. Previously Mr. Fox spent 28 years at EY, a global accounting firm, last serving as managing partner of EY’s Seattle office from 1995–1997. He currently serves on the board of directors of Pinnacle West Capital Corporation (NYSE: PNW), an energy holding company; ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of residential and commercial services; and Univar Inc. (NYSE: UNVR), an international chemical distributor. He is also a member of the board of directors of HonorHealth. Previously, he served on the boards of Pendrell Corporation (NASDAQ: PCO), an intellectual property investment and advisory firm; Flow International (NASDAQ: FLOW), a machine tool manufacturer; Shurgard Self Storage until its merger with Public Storage in 2006; aQuantive, Inc. until it was acquired by Microsoft in 2007; Orbitz Worldwide until 2011; and PopCap until it was acquired by Electronic Arts in 2011. He previously was a member the Board of Visitors of the Fuqua School of Business at Duke University and was a director of Premera Blue Cross. Mr. Fox holds a bachelor’s degree in business administration from Ohio University and an MBA from the Fuqua School of Business at Duke University, where he was a Fuqua Scholar. He is a certified public accountant in the State of Washington.

Skills and Qualifications

Mr. Fox’s financial, accounting and management expertise qualifies him to serve on the Board and to serve as chair of the Audit/Finance Committee. As a result of his extensive accounting and financial management experience, Mr. Fox has a deep understanding of financial reporting processes, internal accounting and financial controls, independent auditor engagements, and other audit committee and board functions. As a certified public accountant, and based on his extensive financial and accounting expertise and management experience, Mr. Fox is deemed to be an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission (the “SEC”). Additionally, his management experience across a diverse array of industries, including several technology and software companies, enables him to offer the Board a broad perspective on the challenges and opportunities facing the Company.

Richard P. Fox
Age 71 Director since 2012 Committees: Audit/Finance (Chair), Executive

Election of Directors

Mr. Gramaglia, the Non-Executive Chairman of the Board, is a private investor and advisor to technology start-ups. He was previously a partner at Arrowpath Venture Partners and was president and chief operating officer of E*TRADE Group Inc. (NASDAQ: ETFC), a leading provider of electronic financial services. In 2011 he served for a four-month period as Acxiom’s interim chief executive officer and president while a search was conducted for a new CEO. Mr. Gramaglia began his career at Procter & Gamble and later held senior marketing and general management positions at Nestle, PepsiCo, Imasco and Sprint. He currently serves on the board of WageWorks (NYSE: WAGE), a leading provider of tax-advantaged employee benefits, and previously served as a director of Coldwater Creek, a national retailer of women’s apparel. He holds a bachelor’s degree in economics from Denison University.

Skills and Qualifications

Mr. Gramaglia’s experience as president, chief operating officer and chief marketing officer of a public company, his service on the boards of other public companies, and his marketing, financial, technology and management expertise qualify him to serve on our Board. Through his experience, he brings an extensive, multi-disciplined perspective to the Board. As an advisor to early-stage companies, Mr. Gramaglia’s knowledge of cutting-edge technological developments is particularly valuable as new and emerging technologies are important factors that contribute to the success of the Company. His previous executive and board experience provide him with key skills in working with the other directors, understanding board processes and functions, responding to the financial, strategic and operational challenges and opportunities of our business, and overseeing management, all of which qualify him to chair the Board.

Jerry D. Gramaglia
Age 63 Director since 2009 Committees: Executive, Governance/Nominating

Mr. Kokich is currently working as a consultant. He served as executive chairman of the board of directors of Marchex, Inc. (NASDAQ: MCHX), a mobile and online advertising company based in Seattle, from 2015 to 2016 and as chief strategy officer of Marchex from 2013 to 2015. For the prior 14 years Mr. Kokich was an executive at Razorfish, a leading Seattle-based global consultancy in digital marketing and technology, serving most recently as chairman of the board. Prior to joining Razorfish, he was CEO of Calla Bay, Inc. and was previously director of sales and marketing for a division of McCaw Cellular Communications. In his early career he spent 12 years in traditional advertising, including the position of executive vice president/managing director for Cole & Weber, a division of Ogilvy & Mather. He is a director of Childhaven, a Seattle children’s charity, and Inspo Network, a Seattle media company whose video platform creates original, television-quality shows reaching more than 120 million viewers. He previously served as a director of Rocket Fuel Inc. (NASDAQ: FUEL), an advertising technology company, until its merger in 2017 into Sizmek, a privately held company. Mr. Kokich holds a bachelor’s degree in finance from the University of Oregon.

Skills and Qualifications

Mr. Kokich’s qualifications to serve on the Board include his background in the field of digital marketing and technology, his experience in traditional marketing, and his years of management experience. This combination of experience in both management and marketing allow him to understand the Company’s challenges in a global marketplace. Mr. Kokich also brings technological expertise to the Board gained through his service with Marchex, Inc., Rocket Fuel Inc., Razorfish and other technology companies. His long-term experience as a director qualifies him to serve as chair of the GNC.

Clark M. Kokich
Age 66 Director since 2009 Committee: Governance/Nominating (Chair)

Directors Whose Terms Expire in 2020

Mr. Cadogan is the chief executive officer of OpenX Technologies, Inc., one of the world’s leading providers of digital advertising technology, enabling businesses to manage and maximize their advertising revenue. From 2003–2008 Mr. Cadogan served as senior vice president of Global Advertising Marketplaces at Yahoo! (NASDAQ: YHOO) where he oversaw the primary advertising product lines including display, search and video. Previously at Yahoo!, he was vice president of search where he was responsible for both the consumer search and the paid search businesses. Prior to joining Yahoo!, Mr. Cadogan was vice president of search at Overture (formerly GoTo.com), a consultant at The Boston Consulting Group, and a consultant at McKinsey & Company. He holds a BSc degree from The London School of Economics, an MPhil degree in international relations from Oxford University, and an MBA from Stanford University.

Skills and Qualifications

Mr. Cadogan’s qualifications to serve on the Board include his extensive experience in the fields of digital advertising and technology as well as his years of management experience. As the chief executive officer of a digital advertising business, Mr. Cadogan has extensive insight into managing complex business operations and overseeing business risk.

Timothy R. Cadogan
Age 48 Director since 2012 Committee: Compensation

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Mr. Dillard has served as a member of the Dillard’s, Inc. (NYSE: DDS) board of directors since 1968 and currently serves as chairman of the board and chief executive officer. Dillard’s, Inc. is a chain of traditional department stores based in Little Rock, Arkansas, with 292 store locations and 25 clearance centers in 29 states, and an internet store offering a wide selection of merchandise offering fashion apparel for men, women and children, accessories, cosmetics, home furnishings and other consumer goods. Mr. Dillard is also a director of Barnes & Noble, Inc. (NYSE: BKS) and served as Acxiom’s lead independent director from 2006–2007. In 2015, he was awarded the University of Arkansas Chancellor’s Medal honoring individuals whose service to higher education and society at large has been truly extraordinary. In 2016, he was one of four people inducted into the Arkansas Business Hall of Fame, which honors the outstanding lifetime accomplishments of business leaders in the state. In 2018 he was selected as Easter Seals’ Arkansan of the Year, an award honoring individuals based on their leadership in the Arkansas business community and their philanthropic endeavors in the state. Mr. Dillard holds a bachelor’s degree in business administration and was awarded an honorary doctor of business degree in 2017, both from the University of Arkansas. He also holds an MBA from Harvard University.

Skills and Qualifications

Mr. Dillard’s qualifications to serve on the Board include his experience as the chairman and CEO of a public company, his financial acumen, his service over the years on the boards of other public companies, and the extensive knowledge of our business that he has acquired through his service on the Board. Mr. Dillard’s understanding of corporate planning, risk management, executive compensation, and capital markets are an invaluable asset to the Board. Based upon his service as a chief executive officer of a public company and his financial sophistication, Mr. Dillard is deemed to be an “audit committee financial expert,” as defined by the rules of the SEC.

William T. Dillard II
Age 73 Director since 1988 Committee: Audit/Finance

Mr. Howe joined the Company in 2011 as its Chief Executive Officer and President. Prior to joining Acxiom, he served as corporate vice president of Microsoft Advertising Business Group from 2007–2010. In this role, he managed a multi-billion dollar business encompassing all emerging businesses related to online advertising, including search, display, ad networks, in-game, mobile, digital cable and a variety of enterprise software applications. Mr. Howe was employed from 1999–2007 as an executive and later as a corporate officer at aQuantive, Inc. where he managed three lines of business, including Avenue A|Razorfish (a leading Seattle-based global consultancy in digital marketing and technology), DRIVE Performance Media (now Microsoft Media Network), and Atlas International (an adserving technology now owned by Facebook). Earlier in his career, he was with The Boston Consulting Group and Kidder, Peabody & Company, Inc. He previously served on the boards of Blue Nile, Inc., a leading online retailer of diamonds and fine jewelry, the Internet Advertising Bureau (IAB), and the Center for Medical Weight Loss. He is a magna cum laude graduate of Princeton University, where he earned a degree in economics, and he holds an MBA from Harvard University.

Skills and Qualifications

The Board believes it is important for Acxiom’s chief executive officer to serve as a member of the Board, as the CEO is in a unique position to understand the challenges and issues facing the Company. Among Mr. Howe’s qualifications are his demonstrated leadership skills and his prior work experience, including over a decade of corporate leadership in the digital advertising industry, which qualify him to serve both as CEO and as a director.

Scott E. Howe
Age 50 Director since 2011 Committee: Executive (Chair)

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MESSRS. BATTELLE AND HENDERSON AND MS. TOMLIN AT THE 2018 ANNUAL MEETING.

Corporate Governance

Our Board of Directors believes that good corporate governance is important to ensure that Acxiom is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. Complete copies of our corporate governance principles, Board committee charters, codes of conduct and stock ownership guidelines are available on the Company’s website at www.acxiom.com, or you may request a printed copy of them by sending a written request to the Corporate Secretary at Acxiom Corporation, 301 E. Dave Ward Drive, Conway, Arkansas 72032.

Acxiom’s management and the Board of Directors closely monitor corporate governance developments and will continue to evaluate their duties and responsibilities with the intention of complying with all applicable laws, rules and regulations.

Director Independence

All of the Company’s current non-employee directors have been determined by the Board to be independent. In making these determinations, the Board reviewed the directors’ relationships, if any, with Acxiom and affirmatively determined that there are no relationships or other factors which would impair any director’s ability to exercise independent judgment in carrying out his or her responsibilities as a director. There are no family relationships among any of our directors or executive officers.

The relationships considered by the Board in assessing each director’s independence included consideration of the transactions described below that occurred during the past fiscal year. With respect to each, the amounts have been deemed by the Board to be immaterial to Acxiom as well as to the other company. None of these relationships are required to be disclosed in the Proxy Statement as a “related-party transaction” under the rules and regulations of the SEC:

•

Acxiom purchased data and services from Sovrn Holdings, LLC (“Sovrn”), for which director John L. Battelle serves as board chair. The charges to Acxiom, which were based on Sovrn’s standard rates, totaled approximately $933,023 in the last fiscal year. This amount represents approximately 0.1% of Acxiom’s total annual revenue and approximately 0.69% of Sovrn’s total annual revenue.

•

Acxiom provided marketing services to Dillard’s, Inc. (“Dillard’s”), of which director William T. Dillard II is the chairman and CEO. The charges for the services, which were based on Acxiom’s standard rates, totaled approximately $84,778 in the last fiscal year. This amount represents approximately 0.009% of Acxiom’s total annual revenue and approximately 0.0014% of Dillard’s total annual revenue.

•

Acxiom provided data mapping services to Arizona Public Service (“APS”), a wholly owned subsidiary of Pinnacle West Corporation (“PWC”), on whose board Rick Fox serves as an outside director. The charges for the services, which were based on Acxiom’s standard rates, totaled approximately $21,587 in the last fiscal year. This amount represents approximately 0.002% of Acxiom’s total annual revenue and approximately 0.0006% of APS/PWC’s total annual revenue.

Board Leadership Structure

Our corporate governance principles give the Board of Directors the discretion to either separate or combine the positions of chief executive officer and chairman. Since 2007, these positions have been separated. The Board of Directors believes that separating the positions improves the ability of the Board to exercise its oversight role over management by having a director who is not an officer or member of management serve in the role of chairman. Appointing an independent chairman also simplifies our corporate governance structure by allowing the chairman to convene executive sessions with the independent directors and dispensing with the need for another director to discharge the role of lead independent director. Separation of the two roles also enhances our corporate governance profile. As noted above, Mr. Gramaglia is currently serving as the non-executive chairman of the Board.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    13

Board and Stockholder Meetings

Quarterly meetings of the Board are held to review the Company’s strategy, financial performance, enterprise risks and significant developments, and to act on matters requiring Board approval. If issues arise that require the full Board’s attention between regularly scheduled meetings, special meetings are called or action is taken by written consent. Time is allotted at the end of each Board and committee meeting for the independent directors to meet in executive session outside the presence of management.

During the last fiscal year, the Board of Directors met eight times and took action by unanimous written consent three times. All of the directors attended 75% or more of the meetings of the Board and of the committees on which they served during the past fiscal year. Directors are expected to attend Board and stockholder meetings whenever possible. At the 2017 Annual Meeting of Stockholders, all directors were in attendance.

Committees of the Board of Directors

The Board currently has four standing committees: Audit/Finance, Compensation, Executive and Governance/Nominating. A description of each committee is set forth below.

Current members of each standing committee and the number of meetings held (or actions taken by unanimous written consent in lieu of a meeting) by each committee during fiscal 2018 are as follows:

Committee Memberships
Board Member	Audit/ Finance	Compensation	Executive	Governance/ Nominating

Jerry D. Gramaglia, Chairman	-	-

John L. Battelle		-	-	-

Timothy R. Cadogan	-		-	-

William T. Dillard II		-	-	-

Richard P. Fox		-		-

Clark M. Kokich	-	-	-

William J. Henderson	-		-

Scott E. Howe	-	-		-

Debora B. Tomlin			-	-

Meetings held in fiscal 2018	8	10	-	3

Written consents in fiscal 2018	-	4	1	1

  Member        Chairperson

Audit/Finance Committee. The members of the Audit/Finance Committee currently are Messrs. Fox (Chair), Battelle and Dillard and Ms. Tomlin, each of whom is deemed independent under the NASDAQ listing standards and SEC rules. The Board has determined that Messrs. Fox and Dillard each qualify as “audit committee financial experts” as defined by SEC rules.

The Audit/Finance Committee assists the Board in overseeing Acxiom’s financial statements and financial reporting process; systems of internal accounting and financial controls; independent auditors’ engagement, performance, independence, and qualifications; internal audit function; disclosure controls and procedures; and legal, regulatory

Corporate Governance

compliance, and ethics programs as established by management and the Board. In addition, the committee monitors all major financial matters pertaining to the Company, assists the Board in long-range financial planning, and makes recommendations regarding the Company’s capital and debt structure. It oversees the management of certain of Acxiom’s risks, including the Company’s exposures in the areas of finance and accounting, legal, compliance, internal controls, IT security, insurance coverages, business continuity plans, and the implications, if any, on the civil rights of protected classes of individuals and the potential impact of such issues on the Company’s business, operations and reputation. It recommends and prioritizes capital and financial commitments, monitors related performance measurements and reviews annual operating and capital budgets. The committee also reviews large capital and unbudgeted expenditures. Proposed acquisitions and divestitures are reviewed by the committee, and it makes recommendations regarding the Company’s hedging, dividend and tax policies.

Compensation Committee. The members of the Compensation Committee currently are Messrs. Henderson (Chair) and Cadogan and Ms. Tomlin, each of whom is deemed independent under the NASDAQ listing standards.

The Compensation Committee assists the Board in fulfilling its oversight responsibility related to compensation programs, plans and awards for Acxiom’s executive officers, and it administers the Company’s equity-based compensation plans. The committee annually reviews and makes recommendations to the full Board regarding the annual goals and objectives for the CEO and makes a recommendation to the full Board regarding his compensation. The committee annually sets the compensation of the Company’s executive officers, and it reviews all of the Company’s compensation plans periodically and considers any risks associated with the plans and whether they are philosophically aligned with the executive officers’ compensation programs. The committee has the authority to retain advisors to assist with the work of the committee as it deems necessary and appropriate.

Executive Committee. The members of the Executive Committee currently are Messrs. Howe (Chair), Fox and Gramaglia. The Executive Committee implements the policy decisions of the full Board of Directors and handles routine matters that arise during the interim periods between Board meetings consistent with the authority which has been delegated to the committee by the Board.

Governance/Nominating Committee. The members of the GNC currently are Messrs. Kokich (Chair), Gramaglia and Henderson, each of whom is deemed independent under NASDAQ listing standards.

This committee is responsible for reviewing and making recommendations to the Board with regard to corporate governance principles, management succession planning, structure of Board committees, compensation of directors, self-evaluation process for the Board, ethics compliance programs, director orientation, and director education programs. In addition, the committee is charged with reviewing and approving any transaction required to be disclosed as a related-party transaction under SEC rules and regulations. The GNC’s charter specifies that no related-party transaction will be approved unless it is deemed by the GNC to be commercially reasonable and in the best interests of, or not inconsistent with the best interests of, the Company.

The GNC is also responsible for screening and recommending qualified candidates to the Board for membership and for annually recommending to the Board the nominees for director to be submitted for election at each annual meeting of the Company’s stockholders. All nominations or appointments to the Board are approved by the full Board of Directors. Potential Board candidates are identified through various methods, including recommendations from directors, management and stockholders. The committee has the authority to retain search firms to identify director candidates and to approve the search firm’s fees and other retention terms. The committee regularly reviews the appropriate skills and characteristics required of Board members. In reviewing potential candidates, the GNC considers applicable board and committee independence requirements imposed by the various committee charters, the NASDAQ listing standards and applicable law. The committee also considers the number of other boards and committees on which a director candidate serves.

As noted above under the section entitled “Election of Directors,” the GNC and Board seek directors who possess the highest personal and professional integrity, ethics and values, are committed to representing the long-term interests of the stockholders and have an objective perspective and mature judgment. Among the various criteria for selection as a Board member are the level of a potential candidate’s experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties, and a commitment to serve on the Board for an extended period of time in order to develop an in-depth knowledge of the

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    15

Company, its strategy and its principal operations. The GNC and Board seek candidates who demonstrate a willingness to evaluate management’s performance objectively and who have no activities or interests that could conflict with their responsibilities to Acxiom.

The GNC is responsible for assessing the appropriate balance of skills and characteristics required of Board members. Nominees for director must meet the qualifications set forth in our corporate governance principles and the GNC charter, pursuant to which the Board and committee are mandated to use reasonable efforts to attract a diversified membership and to endeavor to have a Board representing diverse experience at policy-making levels in business, government, education and technology. While the GNC continually seeks to identify potential candidates who would enhance the gender and ethnic diversity of the Board, it does not have a formal policy with respect to diversity. Nominees must agree to comply with the Board of Directors’ code of business conduct and ethics, a copy of which is posted in the “About Us – Codes of Ethics” section of our website at www.acxiom.com.

In accordance with the terms of the Company’s corporate governance principles, any nominees proposed by stockholders will be evaluated by the GNC in the same manner as nominees proposed by other sources. To be considered by the GNC, a stockholder nominee must be submitted to the corporate secretary at the address and within the time frame specified under the section of this Proxy Statement below entitled “Stockholder Proposals.” It is the policy of the Board that representatives of institutional investors may be considered for Board membership so long as the institution (a) does not own or control significant holdings (i.e., more than 5% of the total outstanding shares or other equity units) in businesses that are competitive with the Company; (b) fully discloses, on an ongoing basis, any currently existing and/or reasonably foreseeable conflicts of interest with the Company and/or its other stockholders; and (c) agrees to comply with the Company’s stock trading guidelines applicable to directors and senior members of management, as currently in force or as may be in force in the future.

Other Committees. In addition to the standing committees described above, the Board may establish other committees, including additional standing committees or ad hoc committees to deal with a particular event or process.

Responsibility for Risk Management

Management has primary responsibility for identifying and managing risks facing Acxiom, subject to the oversight of the Board of Directors. The CEO brings key business risks to the attention of the Board, generally in the context of the Company’s strategic and operating plans. The Company’s director of risk management and the internal audit team, together with outside expert consultants, prepare reports used by the Audit/Finance Committee to analyze the most serious enterprise risks facing the Company and to prioritize the items to be addressed in the annual internal audit plan. The Company’s director of risk management and the internal audit team prepare risk assessments by conducting interviews and surveys with members of management across the Company and with the Audit/Finance Committee members to identify individual process and enterprise risks.

The committees of the Board assist in discharging the Board’s risk oversight role by performing certain subject matter responsibilities. Risks regarding financial, accounting and legal issues, compliance and internal controls, IT security, insurance coverages and business continuity are overseen by the Audit/Finance Committee. Risks related to the Company’s compensation programs are overseen by the Compensation Committee. Risks associated with governance and executive succession planning are overseen by the GNC. The Board of Directors, however, retains full oversight responsibility for all subject matters, regardless of whether any particular subject matter is assigned to a committee. At each quarterly meeting, the Board receives a verbal summary of risk-related matters discussed in each of the committee meetings. All directors have access to the minutes of all committee meetings. The full Board is responsible for the overall risk assessment and management process and also directly oversees risks associated with the Company’s strategic plan, operating plan, products, human resources and organizational issues.

The Board’s administration of its risk oversight role has not specifically affected the Board’s leadership structure. In establishing the Board’s current leadership structure, risk oversight was one factor among many factors considered, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight role. The Board regularly reviews its leadership structure and evaluates whether such structure, as well as the Board as a whole is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight role, it may make any changes it deems appropriate.

Corporate Governance

Communication with Directors

Stockholders and other interested parties may contact the Board of Directors, a Board committee, a particular group of directors (e.g., our independent directors), or individual members of the Board, including the Chairman of the Board, via the Company’s website, www.acxiom.com, by visiting the Board of Directors page under the “About Us” section of the site, or by visiting https://secure.ethicspoint.com/domain/media/en/gui/40223/index.html. Communications relating to concerns about Acxiom’s accounting, internal accounting controls, or auditing matters will be referred to members of the Audit/Finance Committee. Incoming messages are monitored by Navex Global, an international ethics and compliance software and solution provider.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    17

Advisory Vote to Approve Named Executive Officer Compensation (Proposal No. 2 of the Proxy Card)

In accordance with the Dodd-Frank Act and Rule 14a-21 under the Securities Exchange Act of 1934, the Company requests that our stockholders approve on a non-binding, advisory basis the compensation of the Company’s “Named Executive Officers” identified in the section titled “Compensation Discussion and Analysis” set forth below in this Proxy Statement.

In accordance with the Company’s compensation philosophy, our compensation programs are designed to attract, retain and motivate the management team to achieve the Company’s business goals on an annual and a long-term basis. Key objectives of our compensation programs are to:

•	align leadership compensation with the business strategy, values and management initiatives;

•	align Company executives’ interests with stockholders’ interests;

•	motivate executives to achieve the highest level of performance;

•	provide a strong link between pay and performance; and

•	attract and retain the best executives through competitive, market-based plans.

Details concerning how we implement our compensation philosophy, and how we structure our compensation programs to meet the objectives listed above, are provided in the “Compensation Discussion and Analysis” section below. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

In light of the foregoing, we ask that stockholders vote FOR the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

While this vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors, we value the opinions of our stockholders. Accordingly, the Board of Directors will take the results of this vote under advisement and will consider our stockholders’ concerns when making future decisions regarding the Company’s executive compensation programs.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of stockholders. Accordingly, the next such vote is expected to occur at the 2019 Annual Meeting of Stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RESOLUTION TO APPROVE, ON AN ADVISORY, NON-BINDING BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

AMS Sale (Proposal No. 3 of the Proxy Card)

As discussed elsewhere in this Proxy Statement, the Company stockholders will consider and vote on a proposal to approve the AMS Sale. You should carefully read this Proxy Statement in its entirety for more detailed information concerning the AMS Sale. In particular, you should read in its entirety the Purchase Agreement, which is enclosed as Annex A to this Proxy Statement, and the Contribution Agreement, which is enclosed as Annex B to this Proxy Statement. In addition, see the sections of this Proxy Statement under the captions “—The Transaction Documents—The Purchase Agreement” and “—The Transaction Documents—The Contribution Agreement”.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE AMS SALE.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the approval of the AMS Sale.

The AMS Sale contemplated by this proposal is conditioned upon the adoption of the Holdco Merger Agreement and approval of the Holdco Merger and LLC Conversion (pursuant to Proposal No. 4) and completion of the other parts of the Reorganization. If the Holdco Merger Agreement, Holdco Merger and the LLC Conversion Proposal (Proposal No. 4) are not approved, or the Reorganization is not completed for any other reason, then any approval of the AMS Sale pursuant to this proposal will have no effect.

Under the Company’s certificate of incorporation and pursuant to the terms of the Purchase Agreement, approval of the AMS Sale requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of Company common stock entitled to vote on such proposal.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    19

Holdco Merger Agreement, Holdco Merger and LLC Conversion (Proposal No. 4 of the Proxy Card)

As discussed elsewhere in this Proxy Statement, the Company stockholders will consider and vote on a proposal to adopt the Holdco Merger Agreement and approve the Holdco Merger and the LLC Conversion. You should carefully read this Proxy Statement in its entirety for more detailed information concerning the Holdco Merger Agreement, the Holdco Merger and the LLC Conversion. In particular, you should read in its entirety the Holdco Merger Agreement enclosed as Annex C to this Proxy Statement. In addition, see the section of this Proxy Statement under the caption “—The Transaction Documents—The Holdco Merger Agreement” and “Other Transactions Related to the Reorganization—the LLC Conversion”.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4 TO ADOPT THE HOLDCO MERGER AGREEMENT AND APPROVE THE HOLDCO MERGER AND THE LLC CONVERSION.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the adoption of the Holdco Merger Agreement and the approval of the Holdco Merger and the LLC Conversion.

The AMS Sale contemplated by Proposal No. 3 is conditioned upon the approval of this proposal and the completion of the Reorganization. If this proposal is not approved, or the Reorganization is not completed for any other reason, then any approval of the AMS Sale Proposal (Proposal No. 3) will have no effect.

Under the Company’s certificate of incorporation and/or pursuant to the terms of the Purchase Agreement, adoption of the Holdco Merger Agreement, approval of the Holdco Merger and the LLC Conversion requires the affirmative vote of holders of 66 2/3% of the outstanding shares of Company common stock entitled to vote on such proposal. If approved by our stockholders, the LLC Conversion will be approved by Holdco, as the sole stockholder of the Company, following the Holdco Merger.

Adjournment(s) of the 2018 Annual Meeting (Proposal No. 5 of the Proxy Card)

We are asking our stockholders to approve a proposal for one or more adjournments of the 2018 Annual Meeting, if necessary or appropriate, to solicit additional proxies if we have not obtained sufficient affirmative stockholder votes to approve each of the AMS Sale Proposal (Proposal No. 3) and the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4). If our stockholders approve this Proposal No. 5, we could adjourn the 2018 Annual Meeting, and any adjourned session(s) of the 2018 Annual Meeting, and use the additional time to solicit additional proxies.

If, at the 2018 Annual Meeting, the number of outstanding shares of the Company’s common stock present in person or by proxy and voting in favor of each of the AMS Sale Proposal (Proposal No. 3) and the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4) is not sufficient to approve each of the AMS Sale Proposal (Proposal No. 3) and the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4), we may move to adjourn the 2018 Annual Meeting in order to enable our directors, officers and employees to solicit additional proxies for the approval of each of the AMS Sale Proposal (Proposal No. 3) and the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4). In that event, we will ask our stockholders to vote on the proposals set forth in this Proxy Statement, other than the AMS Sale Proposal (Proposal No. 3), the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4).

The Adjournment(s) of the 2018 Annual Meeting Proposal (Proposal No. 5) relates only to an adjournment of the 2018 Annual Meeting, and any adjourned session of the 2018 Annual Meeting, occurring for purposes of soliciting additional proxies to approve each of the AMS Sale Proposal (Proposal No. 3) and the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4) in the event that there are insufficient votes to approve each of the AMS Sale Proposal (Proposal No. 3) and the Holdco Merger Agreement, Holdco Merger and LLC Conversion Proposal (Proposal No. 4). We retain full authority to the extent set forth in our bylaws and the DGCL (subject to the terms of the Purchase Agreement) to adjourn the 2018 Annual Meeting for any other purpose without the consent of any of our stockholders.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5 TO APPROVE ONE OR MORE ADJOURNMENTS OF THE 2018 ANNUAL MEETING.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the approval of the Adjournment(s) of the 2018 Annual Meeting.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    21

Advisory Vote to Approve Golden Parachutes (Proposal No. 6 of the Proxy Card)

We are asking our stockholders to approve on an advisory, non-binding basis the various change of control payments which our Named Executive Officers will or may be eligible to receive in connection with the AMS Sale. These payments are set forth in the table entitled “—Golden Parachute Compensation” on page 132 of this Proxy Statement and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of the Company’s overall compensation program for its Named Executive Officers, which has been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of this Proxy Statement and prior annual meeting proxy statements. These historical arrangements were adopted and approved by the Compensation Committee, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms. Accordingly we are seeking approval of the following resolution:

“RESOLVED, that the stockholders of the Company approve, solely on an advisory, non-binding basis, the golden parachute compensation which may be paid to the Company’s named executive officers in connection with the AMS Sale, as disclosed pursuant to Item 402(t) of Regulation S-K in the table entitled “Golden Parachute Compensation” in the section entitled “Interests of Certain Persons in the AMS Sale” in the Company’s proxy statement.”

Stockholders should note that this non-binding proposal regarding certain AMS Sale-related executive compensation arrangements is merely an advisory vote which will not be binding on the Company, our Board of Directors or IPG. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the AMS Sale is consummated, our named executive officers will be eligible to receive the various change of control payments in accordance with the terms of conditions applicable to those payments.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 6 TO APPROVE, ON AN ADVISORY, NON-BINDING BASIS, CERTAIN AMS SALE-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS.

Increase the Number of Shares Available for Issuance Under the 2005 Plan (Proposal No. 7 of the Proxy Card)

Pursuant to this proposal, our stockholders are being asked to approve an increase in the number of shares available for issuance under the Amended and Restated 2005 Equity Compensation Plan of Acxiom Corporation (the “2005 Plan”) by 5,000,000 shares, from 32,875,000 shares to 37,875,000. We anticipate that the shares initially reserved under the 2005 Plan and added by this proposal will be enough to fund the Company’s expected equity compensation needs for up to four years. The increase in the number of shares authorized for issuance under the 2005 Plan has been approved by the Compensation Committee of the Board of Directors, subject to stockholder approval. A copy of the 2005 Plan, as amended and restated, is attached as Annex D to this Proxy Statement.

Key Features of the 2005 Plan

The 2005 Plan includes several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•

No automatic share replenishment or “evergreen” provision. There is no evergreen feature pursuant to which the shares authorized for issuance under the 2005 Plan can be automatically replenished, despite being a common provision included in the equity plans of the other companies that the Company competes with for talent.

•

No discounted options or SARs. Stock options and stock appreciation rights, or SARs, may not be granted with an exercise or measurement price lower than the fair market value of the underlying shares on the date of grant (except that if the award is granted with an exercise price or measurement price to be determined on a future date, the price may not be less than the fair market value on such future date).

•

No repricing of options or SARs without stockholder approval. The 2005 Plan prohibits the repricing of stock options or SARs or a cash buyout of underwater stock options or SARs without prior stockholder approval.

•

No liberal share counting or “recycling” of shares. Shares delivered to our company to purchase shares upon exercise of an award or to satisfy tax withholding obligations will not become available for issuance under the 2005 Plan.

•	No liberal change in control definition. Change in control benefits are triggered only by the occurrence, rather than stockholder approval, of a merger or other change in control event.

Information Regarding Additional Shares Requested

As of June 30, 2018, 7,538,586 shares were subject to outstanding equity awards under our 2005 Plan and 5,116,372 shares were available for future grant under the 2005 Plan (excluding the 5,000,000 shares discussed in this proposal and subject to approval). This represents approximately 9.8% of the Company’s outstanding shares of common stock as of June 30, 2018.

In its determination to approve the 2005 Plan, our Compensation Committee reviewed an analysis prepared by Radford, an external consultant, which included an analysis of our historic and estimated prospective share usage needs (also taking into account the effect the sale of our AMS Business being voted on by stockholders under Proposal 3), certain burn rate metrics and the potential costs of the 2005 Plan. Specifically, our Compensation Committee considered:

•

Market Competitiveness. If the AMS Sale Proposal (Proposal No. 3) is approved, we will sell the assets, the goodwill and ongoing business comprising our AMS Business to IPG, and the Company will retain the Company’s assets related to the LiveRamp Business, whose growth we intend to focus on following the AMS Sale. In order to incentivize the Company’s remaining employees during this process, and to attract new personnel to grow and invigorate the LiveRamp brand, the Company expects to make a significant investment in its employees and accordingly expects to grant a large number of equity awards under the 2005 Plan following the AMS Sale.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    23

Additionally, the Company expects to grant future equity awards at a higher rate than it has traditionally to ensure it retains the commitment of its employee base to grow the LiveRamp Business following the AMS Sale. As such, the 2005 Plan plays an important role in our effort to align the interests of participants and stockholders. Moreover, in our industry (e.g., high growth SaaS companies), equity compensation awards are an important tool in recruiting, retaining and motivating highly skilled and critical employee talent, upon whose efforts our success is dependent

•

Estimated Equity Usage and Share Pool Duration. Our Compensation Committee considered our historic burn rate levels and the impact of the AMS Sale, pending stockholder approval (Proposal 3), on our estimated prospective equity usage needs for the next few years. Based on the focus and structure of the post-sale, going-forward LiveRamp business, we expect the share authorization under the 2005 Plan to provide us with enough shares for awards for up to four years, with such timing dependent on a variety of factors, including the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards under the current 2005 Plan, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the current 2005 Plan could last for a shorter or longer time.

•

External Factors. Our external consultant’s analysis, which is based on generally accepted evaluation methodologies, concluded that the number of shares under the 2005 Plan is well within generally accepted standards as measured by an analysis of its cost relative to industry standards.

Additional Factors to Consider Regarding Our Use of Equity

•

Our Company is Changing. Upon completion of the pending AMS Sale, the Company will be renamed LiveRamp and become a high-growth SaaS business headquartered in San Francisco, CA. In order to remain competitive, our pay philosophy and equity programs must evolve.

•

We Have Been Rapidly Growing. We believe that the number of shares of common stock currently available under the 2005 Plan is insufficient to meet our current and future equity needs. Our employees and non-employee directors receive equity awards as a component of their compensation, and we intend to continue to grant equity awards to induce and incentivize new and existing employees at all levels. Specifically, as part of our strategy to grow the LiveRamp business, we expect to pursue strategic transactions to further our business needs. Historically, our corporate acquisitions have resulted in the need to issue new equity awards to retain and motivate newly acquired employees. By way of example, (i) in connection with our fiscal 2017 acquisition of Arbor Technologies, Inc. (“Arbor”) and Circulate.com, Inc. (“Circulate”), we issued 768,710 restricted stock units under the 2011 Nonqualified Equity Compensation Plan of Acxiom Corporation (the “2011 Plan”) to former Arbor and Circulate employees employed by the Company subsequent to the applicable acquisitions, and (ii) in connection with our fiscal 2015 acquisition of LiveRamp, we granted an additional 1,075,392 restricted stock units under the 2005 Plan to former LiveRamp employees employed by the Company subsequent to the LiveRamp acquisition. This strategy of utilizing equity compensation to motivate and retain key talent has driven historic growth and is an important component of our going forward talent management and business transformation programs.

•

We Judiciously Use Our Equity to Finance Growth, Resulting in Less Dilution to Stockholders. We have and will continue to effectively manage any potential dilution from our stock option plans through our robust share repurchase program. On August 29, 2011, the Board adopted a common stock repurchase program, which was most recently modified and expanded on March 30, 2018. Under the modified common stock repurchase program, the Company may purchase up to $500 million of its common stock through the period ending December 31, 2019. Through March 31, 2018, the Company has repurchased 20.1 million shares of its stock for $374.6 million, leaving remaining capacity of $125.4 million under the stock repurchase program. Additionally, the Company has stated its intention to repurchase up to $1 billion of its common stock through the period ending December 31, 2020, assuming the AMS Sale is completed. The Company’s planned repurchases under its stock repurchase program will more than offset any dilution arising from the shares added to the 2005 Plan through this proposal.

Due to the above considerations, our Compensation Committee believes this proposed share increase is reasonable and appropriate. At this time, we expect that these shares, in conjunction with the shares currently available for grant, will be sufficient to cover awards to be granted for up to four years, depending on the factors noted previously in this proposal.

If the stockholders do not approve this proposal, the 2005 Plan will continue in full force and effect, except that the existing number of authorized shares will not be increased. If stockholders do not approve this proposal, the Company expects to exhaust the existing reserve of shares authorized for issuance under the 2005 Plan in the next 24 months. Without the additional shares, the Board believes its ability to attract and retain the most qualified employees may be greatly impaired.

Increase the Number of Shares Available for Issuance Under the 2005 Plan

Purpose of the 2005 Plan

The purpose of the 2005 Plan is to align long-term incentive compensation with the Company’s business strategies and with stockholder and investor interests, and to recruit and retain key individuals. The Compensation Committee believes that providing employees with a proprietary interest in Acxiom’s business and, therefore, a more direct stake in its continuing welfare, will better align their interests with those of our stockholders.

Description of the 2005 Plan

The 2005 Plan was first approved by stockholders at the 2000 Annual Meeting of Stockholders and has been amended from time to time. The following description of the 2005 Plan is qualified in its entirety by reference to the applicable provisions of the 2005 Plan in Annex D to this Proxy Statement.

Administration. The 2005 Plan specifies that it will be administered by the Board of Directors or the Compensation Committee of the Board, and their lawful designees. The administrator makes determinations such as to whom awards will be made, what type of awards will be made, how many shares will be subject to each grant, the duration and exercise price of stock options, vesting schedules, performance criteria, conditions upon which a grant may be forfeited, the effect of termination of service, and any restriction, limitation, procedure or deferral related to a grant. The Compensation Committee or the Board may establish any rules and regulations it considers necessary to administer the 2005 Plan. All determinations of the Compensation Committee or Board are final and conclusive for all purposes. The administrator may delegate to one or more officers of the Company the right to grant awards under the 2005 Plan, provided such delegation is made in accordance with applicable law.

Eligible Participants. Employees, directors, affiliates, independent contractors and consultants of Acxiom or any subsidiary or affiliated company are eligible to participate in the 2005 Plan. During the last fiscal year, a total of 1,231 individuals were selected by the Compensation Committee to receive awards under the 2005 Plan.

Types of Awards. The 2005 Plan permits awards of a variety of equity-based incentives, including stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards and other stock unit awards.

Stock Options. Under the 2005 Plan, either incentive stock options or stock options that do not qualify as incentive options (non-qualified stock options) may be granted. See the discussion regarding options below under “Federal Income Tax Treatment.”

The exercise price for stock options may not be less than 100% of the fair market value, based on the closing price, of Acxiom common stock on the date of the grant. Without the further approval of the stockholders, no outstanding stock option granted under the 2005 Plan may be amended to reduce the exercise price or canceled in consideration for an award having a lower exercise price. This will not, however, prohibit adjustments related to stock splits, stock dividends, recapitalizations and other changes in the corporate structure or shares of Acxiom. The duration of options granted under the 2005 Plan, including the duration of options following a participant’s termination of employment, death or disability, is determined by the Compensation Committee or the Board in its sole discretion. Both non-qualified and incentive stock options granted under the 2005 Plan may not be exercised more than 10 years after the date of grant, although each may be granted for a lesser duration. Incentive stock options granted to a participant owning more than 10% of the total combined voting power of all classes of Acxiom stock may not be exercised more than five years from the date of grant.

At the time of exercise of an option, a participant must pay the full exercise price of the option in cash, by check or electronic funds transfer. Additionally, a participant may pay the exercise price by one of the following additional forms of payment, as may be approved by the Compensation Committee or Board:

•

via a “broker’s cashless exercise” (i.e., through the sale of shares, by way of a broker, acquired upon exercise of the option having a fair market value equal to the exercise price pursuant to procedures approved by Acxiom);

•	by delivering shares of Acxiom common stock previously owned by the participant for at least six months and having a fair market value equal to the exercise price;

•	by authorizing Acxiom to withhold a number of shares of Acxiom common stock otherwise issuable to the participant upon exercise of an option having a fair market value equal to the exercise price; or

•	by any combination of the above.

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Stock Appreciation Rights. SARs may, but need not be, identified with a specific stock option. The exercise price for any SAR shall (i) for any SAR identified with a stock option, equal the exercise price of such option, or (ii) for any other SAR, not be less than 100% of the fair market value of Acxiom common stock on the date of the grant. The duration of any SAR may not exceed ten years.

Restricted Stock and RSUs. Restricted stock awards comprise shares of Acxiom common stock that are forfeitable until the restrictions imposed by the Compensation Committee or Board lapse. Awards of RSUs provide the right to receive shares, cash or a combination thereof upon the lapse of the restrictions imposed by the Compensation Committee or Board. Awards of restricted stock and RSUs may be subject to time-based restrictions, performance-based restrictions, or both. Holders of restricted stock awards are entitled to vote the shares of restricted stock during the restriction period. Conversely, holders of RSUs are not entitled to voting rights prior to the time the applicable restrictions lapse and shares of Acxiom common stock are delivered pursuant to the award. The minimum restriction period applicable to any award of restricted stock that is not subject to performance conditions restricting the grant size, the transfer of the shares, or the vesting of the award is two years from the date of grant; provided, however, that a restriction period of less than two years may be approved under the 2005 Plan for such Awards with respect to up to a total of 100,000 shares. No dividends, dividend equivalents or similar payments will be payable in respect of restricted stock or RSUs and there will be a minimum restriction period for RSUs of one year from the date of grant; provided, however, that a restriction period of less than one year may be approved under the 2005 Plan for such Awards with respect to up to a total of 100,000 shares.

Performance Awards. The 2005 Plan also authorizes the award of performance awards, in the form of either performance shares or performance share units, on any terms and conditions that the Compensation Committee or the Board deems desirable. Performance awards may be paid in cash, shares, or a combination thereof, as determined by the Compensation Committee or Board.

The Compensation Committee or Board may set performance goals that, depending on the extent to which they are met during a performance period applicable to an award, will determine the number of performance shares or units that will be delivered to a participant at the end of the performance period. The performance goals may be set at threshold, target and maximum performance levels, and the number of performance shares or units to be delivered may be tied to the degree of attainment of the various performance levels specified under the various performance goals during the performance period, which may not be less than one year. No payment may be made with respect to a performance award if any specified threshold performance level is not attained. No dividends, dividend equivalents or similar payments will be payable in respect of performance awards.

Other Awards. Other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Acxiom common stock or other property may be granted under the 2005 Plan to participants, either alone or in addition to other awards under the 2005 Plan. Other stock awards may be paid in shares, cash or any other form of property as the Compensation Committee or the Board may determine. Subject to the provisions of the 2005 Plan, the Compensation Committee or Board has sole and complete authority to determine who will receive such an award, the times at which such awards will be made, the number of shares to be granted, and all other terms and conditions of such awards. For any such award, the vesting of which is conditioned only on the passage of time, the restriction period is a minimum of two years for full vesting.

There are limits (the “Limits”) as to how many shares may be granted to a participant. The Limits apply separately to two different categories of awards. With respect to stock options and/or SARs, the maximum number of shares of our common stock that may be granted to any one person in any 12-month period is 400,000 shares; likewise, with respect to restricted stock awards, RSUs, performance awards and any other stock unit awards, the maximum number of shares of our common stock that may be granted to any one person in any 12-month period is 400,000 shares. The Limits apply to each of these two groups of award types, not to each type of award, nor to all awards as a single group for any one year. As a result, a participant could receive awards totaling up to 800,000 shares in any one year under the 2005 Plan. For example, a participant could receive awards under the 2005 Plan covering 400,000 shares subject to stock options and awards covering 400,000 RSUs. The Company has not previously issued awards to any one participant under the 2005 Plan in one 12-month period in excess of the Limits under the 2005 Plan, and it does not have any plans to do so.

The Board of Directors interprets the Limits to apply to all awards made under the 2005 Plan, not just those awards that are intended to be qualified for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the foregoing, the 2005 Plan provides that no non-employee director of the Company may be granted in any 12-month period an aggregate amount of equity having a value of more than $400,000 on the date of grant, under the 2005 Plan or any other equity compensation plan sponsored by the Company.

Increase the Number of Shares Available for Issuance Under the 2005 Plan

Performance Measures. If any award was intended to satisfy the conditions for deductibility under Section 162(m) as “performance-based compensation,” the award contained pre-established objective performance goals for each performance period using one or more of the following performance measures:

•

earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Compensation Committee deems appropriate and, if the Compensation Committee so determines, net of or including dividends) before or after interest and taxes (EBIT) or before or after interest, taxes, depreciation, and amortization (EBITDA)

•	gross or net revenue or changes in annual revenues

•	cash flow(s) (including operating, free or net cash flows)

•	financial return ratios

•	total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time

•	share price or share price appreciation

•	earnings growth or growth in earnings per share

•	return measures, including return or net return on assets, net assets, equity, capital, investment or gross sales

•	adjusted pre-tax margin

•	pre-tax profits

•	operating margins

•	operating profits

•	operating expenses

•	dividends

•	net income or net operating income

•	growth in operating earnings or growth in earnings per share

•	value of assets

•	market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas

•	aggregate product price and other product measures

•	expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions

•	reduction of losses, loss ratios or expense ratios

•	reduction in fixed costs

•	operating cost management

•	cost of capital

•	debt reduction

•	productivity improvements

•	satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures

•	customer satisfaction based on specified objective goals or an Acxiom-sponsored customer survey

•	employee and consultant diversity goals

The Compensation Committee designated the performance measures within the first 90 days of a year (or in the case of a performance period other than a year, no later than the date on which 25 percent of the performance period had lapsed) for any award that was intended to qualify as “performance-based compensation” under Section 162(m).

Performance goals may be applied to Acxiom as a whole (or a division, organization, or other business unit thereof), a subsidiary, an affiliated company, or of an individual participant, and they may be set at a specific level or expressed as

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    27

a relative percentage to the comparable measure at comparison companies or a defined index. Performance goals, to the extent applicable, must be based upon generally accepted accounting principles, but may be adjusted by the Compensation Committee to take into account the effect of the following: (a) changes in accounting standards that may be required by the Financial Accounting Standards Board (or any applicable successor entity) after the performance goal is established; (b) realized investment gains and losses; (c) extraordinary, unusual, non-recurring, or infrequent items; (d) “non-GAAP financial measures” that have been included in Acxiom’s quarterly earnings releases and disclosed to investors in accordance with SEC regulations; and (e) any other items as the Compensation Committee determines to be required, so that the operating results are computed on a comparative basis from period to period. Determinations made by the Compensation Committee must be based on relevant objective information and/or financial data, and will be final and conclusive with respect to all affected parties.

Recent changes in U.S. tax law have eliminated the “performance-based compensation” exception under Section 162(m). Accordingly, as of November 2, 2017, the Company has not been able to grant awards that would qualify as performance-based compensation under Section 162(m), although it may still issue awards with pre-established objective performance goals.

Shares Reserved for Issuance. Subject to the adjustment provisions contained in the 2005 Plan, a total of 32,875,000 shares of our common stock are currently reserved for issuance pursuant to the 2005 Plan. If this amendment is approved by our stockholders, a total of 37,875,000 shares of our common stock will be reserved for issuance pursuant to the 2005 Plan. The shares may be authorized, but unissued, or reacquired common stock of the Company.

If any award is forfeited, any option or SAR terminates, expires or lapses without being exercised within the exercise period, or any SAR is exercised for cash, the shares underlying such awards will be available for re-issuance under the 2005 Plan. To the extent any shares of Acxiom common stock subject to an award are not delivered to a participant because the shares are used to satisfy an applicable tax withholding obligation or the exercise price of an option, those shares will be deemed delivered and will no longer be available for delivery under the 2005 Plan.

Adjustment. Notwithstanding any other provision of the 2005 Plan to the contrary, in the event of any change affecting the shares subject to the 2005 Plan or any award (through merger, consolidation, reorganization, recapitalization, dividend or other distribution (whether in the form of cash, shares, other securities or other property), stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, issuance of rights to subscribe, or other change in capital structure of the Company), appropriate adjustments or substitutions shall be made by the Compensation Committee or the Board as to:

i.	total shares subject to the 2005 Plan;

ii.	maximum number of shares for which awards may be granted to any one service provider of the Company or its affiliates (e.g., the Limits);

iii.	number of shares and price per share subject to outstanding awards; and

iv.	class of shares of stock that may be delivered under the 2005 Plan and/or each outstanding award, as shall be equitable to prevent dilution or enlargement of rights under previously granted awards.

The determination of the Compensation Committee or Board as to these matters shall be conclusive; provided, however, that (i) any such adjustment with respect to an Incentive Stock Option and any related SAR shall comply with the rules of Section 424(a) of the Code; and (ii) in no event shall any adjustment be made which would disqualify any Incentive Stock Option granted hereunder as an Incentive Stock Option for purposes of Section 422 of the Code.

Amendment and Termination. The Compensation Committee or the Board may amend the 2005 Plan and/or the terms of outstanding awards or grants; provided, however, that if an amendment would (i) materially increase the benefits to participants under the 2005 Plan, (ii) increase the aggregate number of shares that may be issued under the 2005 Plan, or (iii) materially modify the requirements for participation in the 2005 Plan by materially increasing the class or number of persons eligible to participate, then stockholder approval must be obtained. To the extent necessary to comply with applicable laws and regulations, certain other amendments to the 2005 Plan or to any outstanding grant may require stockholder approval. Any amendment that would impair the rights of a participant may not be made without the participant’s consent. The 2005 Plan may be terminated at any time by the Board. No termination, however, will adversely affect the terms of any outstanding awards under the 2005 Plan.

Change in Control. The Company’s change in control provisions were amended in December 2017. Upon the occurrence of a “Change in Control Event,” as defined in the 2005 Plan, each outstanding award under the 2005 Plan

Increase the Number of Shares Available for Issuance Under the 2005 Plan

will be treated as the Compensation Committee or the Board may determine (subject to the provisions of the 2005 Plan), without a participant’s consent, including, without limitation, that:

(A)

awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or affiliate thereof), with appropriate adjustments as to the number and kind of shares and prices;

(B)	upon written or electronic notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such Change in Control Event;

(C)	that, to the extent the Compensation Committee or Board may determine, in whole or in part prior to or upon consummation of such Change in Control Event:

i.	options and SARs may become immediately exercisable;

ii.	restrictions and deferral limitations applicable to any restricted stock or RSUs may become free of all restrictions and limitations and become fully vested and transferable;

iii.

all performance awards may be considered to be prorated, and any deferral or other restriction may lapse and such performance awards may be immediately settled or distributed (provided, for purposes of clarification, that any performance award converted into an award that provides for service-based vesting will be treated in accordance with the terms of the 2005 Plan); and

iv.

the restrictions and deferral limitations and other conditions applicable to any other awards granted under the 2005 Plan may lapse and such awards may become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the award not previously forfeited or vested;

(D)

the termination of an award in exchange for an amount equal to the excess of the fair market value of the shares subject to the award immediately prior to the occurrence of the Change in Control Event (which shall be no less than the value being paid for such shares pursuant to such transaction as determined by the Compensation Committee or Board) over the exercise price or strike price, if applicable, of such award, with such amount payable in cash, in one or more of the kinds of property payable in such transaction, or in a combination thereof, as the Compensation Committee or Board in their discretion shall determine; or

(E)	any combination of the foregoing.

In taking any of the actions permitted under the 2005 Plan, the Compensation Committee or Board will not be obligated to treat all awards, all awards held by a single participant, or all awards of the same type, similarly.

In the event that the successor corporation does not assume or substitute for the award (or portion thereof):

(i)	options and SARs will vest and become immediately exercisable;

(ii)	restrictions and deferral limitations applicable to any restricted stock or RSUs will become free of all restrictions and limitations and become fully vested and transferable;

(iii)	all performance awards will be considered to be prorated, and any deferral or other restriction will lapse and such performance awards will be immediately settled or distributed; and

(iv)

the restrictions and deferral limitations and other conditions applicable to any other awards granted under the 2005 Plan will lapse and such other awards will become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent the award was not previously forfeited or vested.

In addition, if an option or SAR is not assumed or substituted in the event of a Change in Control Event, the Compensation Committee or Board will notify the participant in writing or electronically that the option or SAR will be exercisable for a period of time determined by the Compensation Committee or Board in its sole discretion, and the option or SAR will terminate upon the expiration of such period.

Under the 2005 Plan, a “change-in-control event” generally includes specified mergers, a sale of all or substantially all of the Company’s assets and the acquisition of a significant percentage of the voting power of the Company.

Clawback. Awards granted under the 2005 Plan are subject to the Company’s “clawback policy” as may be in effect from time to time.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    29

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2005 Plan. The summary is based on existing U.S. laws and regulations as of August 2, 2018, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options. A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the Shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards. A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the Shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Internal Revenue Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards. There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Increase the Number of Shares Available for Issuance Under the 2005 Plan

Performance Shares and Performance Unit Awards. A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Company. We generally will be entitled to a tax deduction in connection with an award under the 2005 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

In general, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief executive officer and chief financial officer) whose compensation is required to be disclosed to our stockholders under the Securities and Exchange Act of 1934, as amended in any taxable year.

Before 2018, Section 162(m) provided an additional exception that stated that remuneration in excess of $1 million to employees that are subject to the Section 162(m) deduction limits may only be deducted if it is “performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. Recent tax reform legislation eliminated the exception for “performance-based compensation” beginning in 2018 and expanded the number of individuals covered by Section 162(m), subject to certain exceptions for compensation payable pursuant to a “written binding contract” in effect on November 2, 2017 that has not been subsequently materially modified. As a result, we anticipate we will not have the ability to make use of the “performance-based compensation” exception to deduct remuneration in excess of $1 million payable to employees that are subject to the Section 162(m) deduction limits.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND ACXIOM WITH RESPECT TO AWARDS UNDER THE 2005 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    31

Equity Compensation Plan Information Table

The following table includes information regarding outstanding equity awards under the 2005 Plan, the 2011 Plan, the Arbor Equity Compensation Plan, the Circulate Equity Compensation Plan, the 2018 Equity Compensation Plan of Pacific Data Partners LLC (the “2018 PCP Plan”), including shares currently available for future equity awards, and the total shares outstanding as of June 30, 2018 (all without giving effect to stockholder approval of this proposal). The closing market price of the Company’s common stock on June 29, 2018 as reported by NASDAQ was $29.95.

	Number of shares Outstanding	Weighted-average exercise price ($)	Weighted-average remaining contractual term (in years)
Stock Options	2,414,170	13.86	5.1
Performance Stock Option Units (PSOs)	142,866	21.43	1.9
Total Appreciation Awards	2,557,036
Restricted Stock Units (RSUs)	4,232,299		2.82
Performance-Based Restricted Stock Units (PSUs)	749,402		1.78
Other Performance Units (Other PSUs)	2,797,191
Total Full Value Awards	7,778,892
Total Awards	10,335,928
Shares Available for Grant	5,116,372
Shares of Common Stock Outstanding as of June 30, 2018	77,469,862

In fiscal years 2016, 2017 and 2018, the Company granted 2005 Plan equity awards (gross equity grants, which do not reflect the impact of cancellations) representing a total of 2,564,233 shares, 2,437,912 shares and 2,220,795 shares, respectively. These awards reflect a three-year unadjusted average burn rate of 3.09% under the 2005 Plan. In addition to the grants under the 2005 Plan, we granted (i) an additional 768,710 time-vested restricted stock units as inducement awards to former Arbor and Circulate employees under the 2011 Plan, (ii) an additional 124,485 time-vested restricted stock units granted pursuant to the Arbor Equity Compensation Plan for new hires after the acquisition of Arbor, (iii) an additional 160,176 common shares issued to the Company’s non-employee directors as compensation for board service, (iv) an additional 2,797,191 replacement restricted stock units to the Pacific Data Partners LLC employees who had outstanding unvested restricted stock units at the time of the acquisition issued under the 2018 PCP Plan subject to performance-based vesting conditions, and (v) an additional 358,503 replacement stock options to the Arbor and Circulate employees who had outstanding and unvested options at the time of the acquisition. These replacement options were not granted pursuant to the 2005 Plan, but rather were granted pursuant to the Arbor Equity Compensation Plan and the Circulate Equity Compensation Plan, assumed by Acxiom in connection with these acquisitions. Purchases under our share repurchase program, as described in our Annual Report on Form 10-K, have enabled us to mitigate the dilutive effect of past awards under the 2005 Plan, which effect is not reflected in the Company’s burn rate.

The following table includes information on our three-year gross burn rate history:

Fiscal Year	Stock Option Grants(1)	PSOs Earned(2)	PSARs Earned(3)	RSU Grants(4)	PSUs Earned(5)	Other PSUs Earned(6)	WASO(7)	Unadjusted Burn Rate
2018	0	299,641	0	1,794,915	781,622	24,573	78,890,000	3.68%
2017	0	0	0	2,309,183	0	0	77,609,000	2.98%
2016	445,785	0	0	1,427,561	0	0	77,616,000	2.41%

(1)	Excludes 358,503 replacement options granted in connection with Acxiom’s acquisitions of Arbor and Circulate in 2017.
(2)	The Company granted 633,604 stock options subject to performance based vesting conditions (“PSOs”) in 2017 and none in 2018 and 2016.
(3)	The Company granted zero stock appreciation rights subject to performance based vesting conditions (“PSARs”) in 2016, 2017, and 2018.
(4)

Excludes 2,797,191 replacement RSUs granted in connection with Acxiom’s acquisition of Pacific Data Partners in 2018. These are categorized as “Other PSUs” in the “Equity Compensation Plan Information Table.”

(5)	The Company granted 425,880 RSUs subject to performance based vesting conditions (“PSUs”) in 2018, 263,835 PSUs in 2017, and 367,807 PSUs in 2016.
(6)	The Company granted 2,797,191 Other PSUs in 2018 (as noted in footnote 4), zero Other PSUs in 2017, and 323,080 Other PSUs in 2016.
(7)	WASO means the basic weighted average common shares outstanding for each fiscal year.

Increase the Number of Shares Available for Issuance Under the 2005 Plan

New Plan Benefits

Future awards under the 2005 Plan are made at the discretion of the Compensation Committee and/or the Board. Therefore, at this time, the benefits that may be received by any participant or group of participants under the 2005 Plan if our stockholders approve this proposal cannot be precisely determined. Please refer to the “Executive Compensation—Grants of Plan-Based Awards for Fiscal Year 2018” table on page 70 below, however, which provides information on the grants made to the named executive officers in fiscal 2018 pursuant to the 2005 Plan, and to the “Non-Employee Director Compensation” table on page 83 below, which provides information on grants made to our non-employee directors in the last fiscal year pursuant to the 2005 Plan. In addition, the table immediately below reflects equity-based awards granted to all current executive officers as a group (“Executive Group”), all current non-executive officer employees as a group (“Employee Group”), and all directors as a group (“Director Group”) in fiscal 2018 pursuant to the 2005 Plan. Only RSUs, PSUs and common stock were issued under the 2005 Plan in fiscal 2018.

Group	Number of RSUs	Dollar Value of RSUs ($)(1)	Number of PSUs	Dollar Value of PSUs ($)(2)	Number of Common Shares	Grant Date Common Share Value
Executive Group	357,776	$9,012,466	313,845	$8,086,193
Employee Group	1,387,002	$36,778,882	112,035	$3,077,661
Director Group					50,137	$1,276,321

(1)	The amounts reflect the grant date fair value of RSUs and PSUs.
(2)	Totals include RSUs and PSUs awarded to terminated Executives (29,443 RSUs and 135,633 PSUs).

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information about our common stock which may be issued upon the exercise of options under our existing equity compensation plans as of the end of fiscal 2018 (March 31, 2018) as set forth in the Company’s Annual Report on Form 10-K:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	2,344,181	(1)	$13.60	6,592,135
Equity compensation plans not approved by stockholders	221,106	(2)	$13.74	29,393
Total	2,565,287		$13.61	6,621,528

(1)

This figure represents stock options issued under stockholder-approved stock option plans, of which 459,275 were assumed in connection with our fiscal 2015 acquisition of LiveRamp, 283,981 were assumed in connection with our fiscal 2017 acquisition of Arbor, and 61,499 were assumed in connection with our fiscal 2017 acquisition of Circulate.

(2)	Issued pursuant to the Company’s 2011 Plan described below, which does not require stockholder approval under the exception provided for in NASDAQ Marketplace Rule 5635(c)(4).

Equity Compensation Plan Not Approved by Security Holders

The Company adopted the 2011 Plan for the purpose of making equity grants to induce new key executives to join the Company. The awards that may be made under the 2011 Plan include stock options, stock appreciation rights, restricted stock awards, RSU awards, performance awards, or other stock unit awards. To receive such an award, a person must be newly employed with the Company with the award being provided as an inducement material to their employment, provided the award is first properly approved by the Board of Directors or an independent committee of the Board. The Board of Directors and the Compensation Committee are the administrators of the 2011 Plan, and as such, determine all matters relating to awards granted under the 2011 Plan, including the eligible recipients, whether and to what extent awards are to be granted, the number of shares to be covered by each grant and the terms and conditions of the awards. The 2011 Plan has not been approved by the Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE 2005 PLAN. APPROVAL OF THIS PROPOSAL REQUIRES A MAJORITY OF THE VOTES CAST AT THE 2018 ANNUAL MEETING.

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Ratification of Independent Registered Public Accountant (Proposal No. 8 of the Proxy Card)

The Audit/Finance Committee has selected KPMG LLP (“KPMG”) to serve as independent auditor for fiscal year 2019, and the stockholders are being asked to ratify this action. We anticipate that a representative of KPMG will be present at the 2018 Annual Meeting and will have the opportunity to make a statement at the meeting if he or she desires to do so and to respond to appropriate questions.

Fees Billed for Services Rendered by Independent Auditor

The following table presents fees for professional audit services rendered by KPMG for the audits of the Company’s annual financial statements for the fiscal years ended March 31, 2018 and March 31, 2017, and fees billed for other services rendered by KPMG.

	2018	2017
Audit Fees (including quarterly reviews)[1]	$1,882,000	$1,991,000
Audit-Related Fees[2]	484,000	872,000
Tax Fees[3]	98,000	108,000
All Other Fees[4]	-	642,000
Total	$2,464,000	$3,613,000

1

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, quarterly reviews of financial statements included in our Forms 10-Q and 10-K, and audit services provided in connection with other statutory and regulatory filings.

2	Audit-related fees include professional services related to our SSAE16 (service organization) audits, to audit services provided to one of our divisions and to the audit of our 401(k) retirement plan.
3

Tax fees include professional services rendered in connection with tax compliance and preparation relating to our tax audits, international tax compliance and tax consulting. We do not engage KPMG to perform personal tax services for our executive officers.

4	Other fees include other permitted professional advisory services, namely accounting advisory services and accounting research online membership.

Audit/Finance Committee Pre-Approval Policy

The Audit/Finance Committee has adopted a policy for the pre-approval of engagements for audit, audit-related and non-audit services by the independent auditor. The policy requires that the committee pre-approve all audit services and audit-related services to be performed by the independent auditor. Such pre-approval may be made by the chairman of the Audit/Finance Committee so long as a report of the engagement is made to the full committee at its next quarterly meeting following the engagement. In connection with any proposed engagement for non-audit services, the scope, nature and anticipated fees for such services must be agreed upon by management and the external auditor, who then must obtain the consent of the chairman of the Audit/Finance Committee to proceed with the proposed engagement. Upon the chairman’s consent, the independent auditor is authorized to enter into an engagement letter with the Company to conduct the non-audit services in accordance with the terms and conditions approved by the chairman. All audit and non-audit services reflected in the table above were pre-approved by the Audit/Finance Committee in accordance with the policy, and none were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i) of Regulation S-X promulgated by the SEC.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTANT FOR FISCAL YEAR 2019. If the stockholders fail to ratify this appointment, the Audit/Finance Committee will reconsider whether to retain KPMG or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit/Finance Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

Audit/Finance Committee Report

This report provides information concerning the Audit/Finance Committee of the Board of Directors. The Audit/Finance Committee is comprised entirely of independent directors, as defined and required by applicable NASDAQ listing standards. The current members are Messrs. Fox (Chair), Battelle and Dillard.

The primary function of the Audit/Finance Committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices, including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of this report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit/Finance Committee performs this work pursuant to a written charter approved by the Board of Directors. The charter is available on the Company’s website at www.acxiom.com. The committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under its charter.

On a quarterly basis, the Audit/Finance Committee meets separately with the Company’s internal auditors and KPMG LLP (“KPMG”), the Company’s independent public accountants, without management present, to discuss the results of their audits and reviews, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The committee also meets separately with the Company’s Chief Financial Officer when needed. Following these separate discussions, the committee meets in executive session.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

In the performance of its oversight function, the Audit/Finance Committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended March 31, 2018, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2018, and KPMG’s evaluation of the Company’s internal control over financial reporting as of that date. The committee has also discussed with KPMG the matters that the independent public accountants must communicate to the committee under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”).

With respect to the Company’s independent public accountants, the Audit/Finance Committee, among other things, discussed with KPMG matters relating to its independence and has received the written disclosures and the letter from KPMG required by applicable provisions of the PCAOB regarding the independent public accountants’ communications with the committee concerning independence. The Audit/Finance Committee reviews and approves the annual audit fees in advance. The Audit/Finance Committee or its Chairman, to whom authority has been delegated by the committee, reviews and approves in advance all non-audit services provided to the Company by KPMG, as well as any changes in annual audit fees. Any fee approvals made by the Chairman pursuant to such delegation of authority are subsequently ratified by the full Audit/Finance Committee at its next meeting.

The Audit/Finance Committee annually reviews the independence and performance of KPMG, including its lead audit partner and engagement team, in connection with the Committee’s responsibility for the appointment and oversight of the Company’s independent public accountants and determines whether to re-engage KPMG or consider other audit firms. In doing so, the committee considers, among other things, the quality and efficiency of KPMG’s historical and recent performance on the Company’s audit, KPMG’s capability and expertise, the quality and candor of communications and discussions with KPMG, the ability of KPMG to remain independent, external data relating to audit quality and performance (including recent PCAOB reports on KPMG and its peer firms), and the appropriateness of fees charged. The committee also considers KPMG’s tenure as the Company’s independent public accountant and its representatives’ familiarity with our operations, businesses, accounting policies and practices, and internal control over financial reporting. KPMG has been the Company’s independent public accountant since fiscal year 2003, during which time five lead engagement partners have served on the Company’s account. In conjunction with the rotation of the public accountants’ lead engagement partner, which occurs at least every five years, the Audit/Finance Committee is involved in

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    35

the selection of KPMG’s lead engagement partner. The next mandatory rotation for KPMG’s lead engagement partner is scheduled to occur in fiscal year 2022. Based upon the foregoing considerations, the Audit/Finance Committee believes that the continued retention of KPMG to serve as the Company’s independent public accountants is in the best interests of the Company and its stockholders.

Based on the reviews and discussions referred to above, the Audit/Finance Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended March 31, 2018, be included in Acxiom’s Annual Report on Form 10-K for the year ended March 31, 2018, for filing with the SEC.

                                                                                                 Submitted by the Audit/Finance Committee

                                                                                                 Richard P. Fox, Chairman

                                                                                                 John L. Battelle

                                                                                                 William T. Dillard II

                                                                                                 Debora B. Tomlin

Stock Ownership

The following table sets forth information as of August 22, 2018, with respect to the beneficial ownership of our common stock by:

•	each of our directors, nominees and named executive officers individually;

•	all of our directors, nominees and executive officers as a group; and

•	each person who is known to us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, the address of each person named in the table below is c/o Acxiom Corporation, 301 E. Dave Ward Drive, Conway, AR 72032, and each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned. The percentage listed in the column entitled “Percentage of Class” is calculated based on 77,472,090 shares of our common stock issued and outstanding as of August 22, 2018. This number excludes 60,578,578 shares held in treasury.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Beneficial Owner	Shares Beneficially Owned	Percentage of Class
James F. Arra	204,570[1]	*
John L. Battelle	36,027	*
Timothy R. Cadogan	36,492	*
William T. Dillard II	149,198	*
Richard E. Erwin	108,905[2]	*
Richard P. Fox	40,752	*
Jerry D. Gramaglia	102,460	*
Anneka R. Gupta	65,833[3]	*
William J. Henderson	67,982	*
Scott E. Howe	1,451,933[4]	1.85%
Warren C. Jenson	483,600[5]	*
Clark M. Kokich	88,304	*
S. Travis May	201,607[6]	*
Debora B. Tomlin	12,315	*
All directors, nominees and executive officers as a group (15 people)	3,109,390[7]	4.01%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	8,354,199[8]	10.78%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,594,416[9]	8.51%
The Bank of New York Mellon Corporation 225 Liberty Street New York, New York 10286	6,221,474[10]	8.03%
RGM Capital, LLC 9010 Strada Stell Court, Suite 105 Naples, FL 34109	4,490,430[11]	5.80%

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    37

*	Denotes less than 1%.
[1]	Includes 190,682 shares subject to options which are currently exercisable, all of which are in the money.
[2]	Includes 52,975 shares subject to options which are currently exercisable, all of which are in the money.
[3]	Includes 53,996 shares subject to options which are currently exercisable, all of which are in the money.
[4]	Includes 931,056 shares subject to options which are currently exercisable, all of which are in the money.
[5]	Includes 407,407 shares subject to options which are currently exercisable, all of which are in the money.
[6]	Includes 12,798 shares subject to options which are currently exercisable, all of which are in the money.
[7]	Includes 1,749,510 shares subject to options which are currently exercisable, all of which are in the money.
[8]

This information is based solely upon information contained in a Schedule 13G/A filed on January 23, 2018. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 8,172,550 of the reported shares, no shared voting power with respect to any reported shares and sole dispositive power over all reported shares through its control of certain direct and indirect subsidiaries listed on Exhibit A attached to the Schedule 13G/A.

[9]

This information is based solely upon information contained in a Schedule 13G/A filed on February 8, 2018. According to the Schedule 13G/A, The Vanguard Group has sole voting power over 122,224 of the reported shares, shared voting power over 12,683 of the reported shares, sole dispositive power over 6,466,426 of the reported shares, and shared dispositive power over 127,990 of the reported shares.

[10]

This information is based solely upon information contained in a Schedule 13G filed on February 6, 2018. According to the Schedule 13G, The Bank of New York Mellon has sole voting power over 5,642,654 of the reported shares, shared voting power over 1,226 of the reported shares, sole dispositive power over 5,362,035 of the reported shares and shared dispositive power over 841,066 of the reported shares through its control of certain direct and indirect subsidiaries listed on Exhibit I attached to the Schedule 13G.

[11]

This information is based solely upon information contained in a Schedule 13G filed on February 14, 2018. According to the Schedule 13G, RGM Capital, LLC has shared dispositive power and voting power over all reported shares.

Executive Compensation Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for our principal executive officer, our principal financial officer, the three most highly-compensated executive officers of the Company (other than our principal executive officer and principal financial officer) during fiscal 2018, and one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year (the “Named Executive Officers” or “NEOs”).

Our Named Executive Officers for fiscal 2018 were:

Named Executive Officer	Position as of March 31, 2018
Scott E. Howe	Chief Executive Officer & President (our “CEO”)
Warren C. Jenson	Chief Financial Officer & Executive Vice President/President, International (our “CFO”)
James F. Arra	Co-President & General Manager, Connectivity
Richard E. Erwin	President & General Manager, Audience Solutions
Anneka R. Gupta	Co-President & General Manager, Connectivity
S. Travis May	Former Chief Growth Officer

Management Changes during Fiscal 2018

In September 2017, Mr. May ceased serving as the President and General Manager of our Connectivity Division and was appointed as our Chief Growth Officer (a non-executive position), and Mr. Arra and Ms. Gupta were appointed as Co-Presidents and General Managers of our Connectivity Division. Effective April 13, 2018, Mr. May resigned from his position as our Chief Growth Officer and agreed to continue to work with us as a consultant through October 2018. For a discussion of Mr. May’s consulting agreement and the effect of his resignation on his awards, please see “Description of S. Travis May Consulting Agreement” in “Potential Payments Upon Termination or Change in Control” herein.

This Compensation Discussion and Analysis (“CD&A”) is organized in six sections:

•	Section 1: Executive Summary

•	Section 2: Executive Compensation Philosophy and Program Design

•	Section 3: Governance of Executive Compensation Program

•	Section 4: Individual Compensation Elements

•	Section 5: Other Compensation Policies and Practices

•	Section 6: Tax and Accounting Considerations

Section 1: Executive Summary

We are a global technology and services company that provides the data foundation and connections for the world’s best marketers. To support our ongoing transformation and growth, we have designed our executive compensation program to ensure a strong link between our financial and operational performance and the incentives we use to motivate and reward our executive officers. As we have reshaped our business in recent years to meet the challenges of evolving market dynamics and customer expectations, we have been proactive in designing our executive officers’ compensation packages to support our key business objectives and provide a strong connection between pay and performance:

•	87% of our CEO’s and 75% (on average) of our NEO’s target total direct compensation opportunity is at risk.

•

Performance-based incentives comprise the majority of our executive officers’ target total direct compensation opportunities. These incentives reward our executive officers only if their efforts create sustainable long-term value for our stockholders.

•

60% of our CEO’s long-term incentive award is delivered in the form of performance stock units (“PSUs”), with vesting based on relative total stockholder return (“TSR”) compared to the S&P Midcap 400 Index; 60th percentile performance is required for the target number of shares to vest.

•	Through our ongoing constructive dialogue with our major stockholders, we continue to refine and enhance our executive compensation program to emphasize long-term performance.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    39

Business Overview

We provide the data foundation and connections for the world’s best marketers. In fiscal 2018, we were organized into three segments, all driving a common vision to transform data into value for everyone.

Connectivity (or LiveRamp) Fiscal 2018 Rev (Y/Y change): $211MM (+43%)	Audience Solutions Fiscal 2018 Rev (Y/Y change): $327MM (+8%)	Marketing Services Fiscal 2018 Rev (Y/Y change): $379MM (-8% or -3% adjusted for divestitures1)
We help clients build a multi-channel view of their customers and prospects and activate this view across channels through partnerships with leading digital marketing platforms	We validate the accuracy of client data and enhance it with additional insight from third party sources, enabling clients to reach desired audiences with highly relevant messages	We help clients unify customer and prospect data across their enterprise at the individual level and assist them in executing and measuring the effectiveness of multichannel campaigns
Illustrative Client Uses of our Products

•  LiveRamp® IdentityLink™ allows client to onboard offline prospect data, add third party information and target prospects who indicate a desire to purchase a car.

•  The IdentityLink Data Store™ provides client with ability to monetize third-party location data.

•  AbiliTec® ties multiple data elements back to a persistent identifier that represents a unique consumer.

•  Infobase® can create a specific customer segment (e.g., high income, multi-child families) despite only knowing name and address.

•  Marketing Services helps clients unify and organize customer data across multiple IT systems in a Market Data environment, and identify opportunities to cross-sell new products to their existing customer base.

1	Fiscal 2017 Marketing Services revenue was $411M and included $20M of revenue from divested Acxiom Impact business.

On our fiscal 2018 third quarter conference call, we announced plans to reorganize our portfolio into two strong business units, LiveRamp and Acxiom Marketing Solutions, aligning key Audience Solutions’ assets to each. All identity assets including IdentityLink™, AbiliTec® intellectual property and Acxiom’s TV integrations were consolidated in LiveRamp. The remaining Audience Solutions’ lines of business for data and data services were combined with Marketing Services, comprised of experts for turning customer insights into engaging experiences that drive tangible business outcomes.

The new organizational structure went into effect on April 1, 2018, and we began reporting our fiscal 2019 results under the realigned business segments.

Potential Sale of Acxiom Marketing Solutions

On July 2, 2018, subsequent to the end of the fiscal year, we announced that we have entered into a definitive agreement to sell Acxiom Marketing Solutions for $2.3 billion to IPG. This transaction generally had no impact on our fiscal 2018 compensation as described in this CD&A. However, as discussed herein, we did approve a discretionary incentive plan relating to such sale. We also certified the treatment under certain compensation plans and equity incentive awards that might apply in the event of a potential sale. In anticipation of the close of the AMS Sale and the substantial changes to our business, we are considering changes to the contractual arrangements with and equity programs made available to our go-forward leadership team and key talent.

Fiscal 2018 Business Highlights

Since our founding in 1969, our mission has focused on the safe and easy use of people-based information to deliver better consumer experiences. While our mission has remained steadfast, over the past four years we have been strategically driving our business to focus and organize around solutions that provide the critical data foundation marketers need to engage consumers in a digital world. This transformation has led to improving trends, through leadership, innovation and strong financial performance. Key business highlights for fiscal 2018 include:

•	Scaling our leadership in identity resolution and data connectivity, growing direct LiveRamp customers year-over-year by nearly 40% and adding hundreds of new partners to our ecosystem.

Executive Compensation

•

Stabilizing and improving top-line performance and profitability in our Marketing Services division. Marketing Services had its largest new bookings year in over a decade, adding over 20 new database logos to its growing client roster.

•	Creating value through mergers and acquisitions, highlighted by the tuck-in acquisition of Pacific Data Partners in February 2018 to accelerate our business-to-business (B2B) efforts within LiveRamp.

•

Innovating across our portfolio and delivering new products and capabilities to our customers. During the year, we scaled our IdentityLink Data Store offering and launched LiveRamp TV and LiveRamp B2B. We also made our next generation database solution more widely available to our clients.

•

Returning value to our stockholders, by repurchasing approximately $89 million of our common stock during the year. In addition, in April 2018, we expanded our share repurchase program by $100 million to $500 million and extended the duration of the program through December 31, 2019. Since inception of the share repurchase program in August 2011 through March 31, 2018, Acxiom has returned approximately $375 million to stockholders.

Fiscal 2018 Financial Highlights

With a focus on continued execution and growth, our fiscal 2018 performance again delivered strong financial results for our stockholders, including:

•	Fiscal year TSR of 9.2%, compared to 11.94% for the S&P Midcap 400 Index.

•

Revenue of $917 million, up 4.2% on a reported basis. Revenue was negatively impacted by the Acxiom Impact divestiture, which reduced revenue by approximately $20 million year-over-year. Revenue excluding $20 million from Acxiom Impact in fiscal 2017 was up 7% in fiscal 2018.

•	GAAP diluted EPS was $0.29, up from $0.05 in fiscal 2017. Non-GAAP diluted EPS was $0.94, up from $0.71 in fiscal 2017.[1]

•	GAAP net earnings were $23 million. Non-GAAP net earnings were $76 million, up 34% from 2017.[1]

•

Continued strong growth in our Connectivity (or LiveRamp) Division, with revenue up 43% year-over-year to approximately $211 million and segment income improving significantly to $18.4 million. Segment operating margin was 9% in fiscal 2018, and in the US, was 15%.

1	See Schedule 1 on pages 66 to 67 of this Proxy Statement for a reconciliation of our GAAP EPS to Non-GAAP EPS and GAAP net earnings to Non-GAAP net earnings.

Executive Compensation Highlights

Consistent with our “pay-for-performance” philosophy and objective of rewarding our executive officers only when they deliver sustained value for our stockholders, our key compensation decisions and outcomes for fiscal 2018 were as follows:

• Base salary –

•	Annual Executive Compensation Review – In June 2017, the annual base salaries of our then-executive officers were increased in amounts ranging from 1.9% to 6.7%, including an increase in the annual base salary of our CEO of 3.1% from fiscal 2017.

•	Promotional Base Salary Increases – In connection with their promotion to Co-Presidents and General Managers of our Connectivity Division in September 2017, the annual base salaries of Mr. Arra and Ms. Gupta were increased from $275,000 to $400,000.

• Annual cash incentives –

•	Design – In June 2017, as previously disclosed, in response to stockholder feedback, the Compensation Committee selected adjusted revenue and adjusted earnings before interest, other income and taxes (“EBIT”) as the corporate performance measures for the Fiscal 2018 Cash Incentive Plan (the “Fiscal 2018 CIP”).

•	Annual Cash Incentive Payments – The annual cash incentive payments made to our executive officers under the Fiscal 2018 CIP ranged from $37,800 to $597,000, including a payment in the amount of $597,000 to our CEO.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    41

• Long-term equity incentives –

•	Fiscal 2018 Award Mix – In June 2017, our then-executive officers were granted long-term incentive opportunities in the form of equity awards, consisting of PSU awards and restricted stock unit (“RSU”) awards, which vest or are earned over multi-year periods, including an equity award with a grant date fair value of approximately $4,022,000 granted to our CEO.

•	Fiscal 2018 PSU Award Design – The fiscal 2018 PSU awards are payable in shares of our common stock at the end of a three-year performance period based on our relative TSR performance compared to the S&P Midcap 400 Index over the three-year performance period. 60th percentile performance is required for the target number of shares to vest.

•	Fiscal 2016 PSU Award Outcome – The PSU awards granted in fiscal 2016 were paid out at 200% of their target number of shares as a result of exceeding the maximum three-year adjusted EPS target.

•	LiveRamp PSU Award Outcome – The first tranche of the PSU awards granted to Messrs. May and Arra and Ms. Gupta on June 28, 2017 was paid out at 53.27% of their target number of shares of our common stock on June 14, 2018.

Section 2: Executive Compensation Philosophy and Program Design

We believe in paying for performance. Our objective is to attract, motivate, reward, and retain our executive officers in a manner that is transparent, market competitive, and aligned with the interests of our stockholders by putting the executives’ compensation at risk, providing rewards only when our performance warrants, and helping us to deliver for our customers.

Our compensation objectives support our strategic priorities. They are to:

•	align our executive compensation program with diverse business divisions and ongoing business transformation and incentivize execution of key management initiatives;

•	align our executive officers’ interests with those of our stockholders and consider stockholder feedback when making compensation decisions;

•	maintain transparent compensation arrangements that provide a strong link between pay and performance and motivate our executive officers to achieve the highest level of performance; and

•	attract and retain the best executive officers through competitive, market-based compensation programs.

We believe these objectives enable us to reward the overall performance and contributions of our executive officers while maintaining an appropriate correlation between executive compensation levels and our performance, including the execution of our business strategy. The following discussion explains how our executive compensation program achieves these objectives.

Executive Compensation

Compensation Program Framework

The Compensation Committee carefully developed the framework reflected in the following chart to achieve these objectives in our fiscal 2018 executive compensation program:

These compensation elements are allocated so that the majority of each executive officer’s annual target total direct compensation opportunity is “at risk” and/or subject to performance-based vesting requirements. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.

Results of 2017 Stockholder Advisory Votes on Named Executive Officer Compensation

Each year at the annual meeting of stockholders, we present stockholders with a non-binding, advisory vote to approve the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). The Compensation Committee and our Board of Directors consider the results of our annual Say-on-Pay votes in determining our subsequent compensation policies and decisions and engage with our stockholders to get feedback on our compensation program decision. At our 2017 Annual Meeting of Stockholders, approximately 94.7% of the votes cast on the Say-on-Pay votes were voted in favor of the proposal.

At our 2017 Annual Meeting of Stockholders, stockholders were also asked to cast a non-binding, advisory vote on the frequency with which we should hold Say-on-Pay votes. With regard to this vote, our stockholders cast the highest number of votes for an annual Say-on-Pay vote. As a result of this vote, our Board of Directors determined that we will continue to hold annual Say-on-Pay votes. The next vote on the frequency of Say-on-Pay votes will be held at our 2023 Annual Meeting of Stockholders.

Stockholder Engagement on Executive Compensation

Our stockholders’ opinions on how we operate our business are very important to us. During fiscal 2018, we continued our engagement efforts with our stockholders. Feedback from this engagement was considered by the Compensation Committee as it made its decisions to change our executive compensation program in 2018. For example, in response to feedback received from several stockholders, we amended the performance measures in our annual cash incentive design to include EBIT instead of EPS to ensure our executive officers’ interest are aligned with those of our stockholders.

When making future compensation decisions for our executive officers, the Compensation Committee will continue to consider the outcome of our say-on-pay votes and feedback from our stockholders.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    43

Changes to our Fiscal 2018 Executive Compensation Program

As part of its annual review of our executive compensation program, the Compensation Committee continued to make changes to our executive compensation program based on the feedback that we received from our stockholder engagement efforts. Specifically, for fiscal 2018, as previously disclosed, the Compensation Committee changed the design of our annual incentive compensation plan, the Amended and Restated 2010 Executive Cash Incentive Plan of Acxiom Corporation (the “Cash Incentive Plan”), to replace EPS with EBIT as one of the two corporate performance measures used in the plan. This change became effective on April 1, 2017 with the approval of the Fiscal 2018 CIP.

Pay-for-Performance Discussion

Our compensation policies and practices are designed to support our goals, our values and standards of conduct, and our “pay-for-performance” philosophy. They are a means to reward our executive officers, in alignment with our peers, including the Named Executive Officers, for their achievements.

To ensure our executive officers’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ annual target total direct compensation opportunity is “at-risk” and will vary above or below target levels commensurate with our performance. We emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our annual cash incentive opportunities and the PSU awards that make up a significant portion of our long-term incentive compensation opportunities.

In addition, we further align the interests of our executive officers with those of our stockholders through our stock ownership guidelines and grants of RSU awards as part of our long-term incentive compensation opportunities. The target total direct compensation opportunities for our CEO and, on average, the other Named Executive Officers during fiscal 2018 reflect this philosophy:

Fiscal 2018 CEO Target Total Direct Compensation	Fiscal 2018 Average NEO Target Total Direct Compensation

1

The percentages reflected in the foregoing charts are based on the annual target total direct compensation opportunities of the Named Executive Officers (the sum of base salary, the target annual cash incentive opportunity and long-term incentives, which are valued at their grant date fair value). The actual payouts may differ from the incentive opportunities provided. Other forms of compensation reported in the Summary Compensation Table are not included.

As reflected in the foregoing charts, we believe that equity awards are a key incentive for our executive officers to drive long-term growth. To ensure that we continue to align to our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our TSR over this period.

While we disclose the estimated values of these equity awards in our Summary Compensation Table at the time of grant for each covered fiscal year, the value of these awards that may be realizable by our executive officers will vary depending on the performance of our common stock and often differs significantly from the amounts reported in the Summary Compensation Table.

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers, and, therefore, that it promotes stability in our leadership. Importantly, we also believe it is very stockholder friendly.

Executive Compensation

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During fiscal 2018, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or discourage behaviors that we do not believe serve our stockholders’ long-term interests:

	What We Do		What We Don’t Do
✓	Use a pay-for-performance philosophy that links our executive officers’ compensation to corporate and individual performance	×	Provide special health, welfare or qualified retirement plan benefits not available to all employees

✓	Conduct an annual executive compensation review	×	Permit hedging of our equity securities

✓	Place a significant portion of compensation “at-risk”	×	Permit pledging of our equity securities

✓	Retain an independent compensation advisor	×	Provide excise tax payments on future post-employment compensation arrangements

✓	Maintain an independent compensation committee	×	Pay dividends or dividend equivalents on unvested equity awards

✓	Conduct an annual compensation-related risk assessment	×	Permit stock option repricing

✓	Grant performance-based equity awards	×	Provide guaranteed bonuses

✓	Maintain a compensation recovery (“claw back”) policy	×	Provide “single trigger” change-in-control arrangements

✓	Maintain “double-trigger” change-in-control arrangements

✓	Maintain stock ownership guidelines

✓	Conduct an annual stockholder advisory vote on named executive officer compensation as well as engage in regular dialogue with our stockholders on corporate governance matters

✓	Conduct annual succession planning

Section 3: Governance of Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our executive officers. The Compensation Committee has overall responsibility for overseeing the design, development, and implementation of our executive compensation program and all related policies and practices.

During fiscal 2018, the Compensation Committee:

•	reviewed and approved the compensation of our executive officers, other than our CEO;

•

reviewed and approved the compensation of our CEO that was intended to comply with the exemption for “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”), in consultation with our Board of Directors; and

•	made a recommendation to our Board of Directors for approval of our CEO’s other compensation.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    45

In carrying out its responsibilities, the Compensation Committee establishes the amounts and allocates the mix of compensation between base salary, annual cash incentives, and long-term incentive compensation. The Compensation Committee also oversees our incentive and equity-based executive compensation plans and establishes performance targets for performance-based awards. Periodically, the Compensation Committee reviews our post-employment compensation arrangements, retirement benefits and nonqualified deferred compensation program, senior leadership benefits, and perquisites. The Compensation Committee also reviews and considers risks associated with our compensation philosophy and executive compensation program as discussed under “Compensation-Related Risks” elsewhere in this Compensation Discussion and Analysis.

The Compensation Committee does not establish a specific target for setting the annual target total direct compensation opportunity of our executive officers, including our Named Executive Officers. When evaluating and setting the amount of each compensation element, the Compensation Committee considers the following factors:

•	our performance against the financial and operational objectives established by the Compensation Committee and our Board of Directors;

•	each individual executive officer’s responsibilities, qualifications, and length of service;

•	the scope of each executive officer’s role compared to other similarly-situated executives at companies in our compensation peer group;

•

the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	compensation parity among our executive officers; and

•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable. As an executive officer’s responsibilities and ability to affect our financial results increase, base salary becomes a smaller element of his or her target total direct compensation opportunity and long-term incentive compensation becomes a larger element, further aligning his or her interests with those of our stockholders.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to target total annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our other executive officers. Our CEO recuses himself from all Compensation Committee discussions and recommendations regarding the setting of his own compensation.

Role of Compensation Advisors

As permitted in its charter, the Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. It directly engages the compensation consultant under an engagement letter that the Compensation Committee reviews at least annually.

The Compensation Committee has retained Compensia, a national compensation consulting firm, to serve as its compensation consultant. The compensation consultant reports directly, and is directly accountable, to the Compensation Committee, and the Compensation Committee has the sole authority to retain, terminate, and obtain the advice of its compensation consultant at our expense.

Executive Compensation

The Compensation Committee selected Compensia as its compensation consultant because of the firm’s expertise and reputation and the fact that it provides no services to us other than its services to the Compensation Committee, has no other ties to management that could jeopardize its independent status, and has strong internal governance policies that help ensure that it maintains its independence. Accordingly, the Compensation Committee has determined that the work of Compensia does not give rise to any conflict of interest.

During fiscal 2018, the compensation consultant regularly attended the meetings of the Compensation Committee (both with and without management present). Services provided by the compensation consultant included: providing competitive market data, analyzing base salary levels and incentive compensation opportunities, providing trends within the industry, and assessing compensation risk.

The Compensation Committee also engaged Bryan Cave Leighton Paisner, LLP (“Bryan Cave”) as independent legal counsel to assist with its review and analysis of our executive compensation program in light of current market, business, economic and regulatory conditions.

In fiscal 2018, neither Compensia nor Bryan Cave provided any other services to us other than the consulting services to the Compensation Committee. The Compensation Committee annually reviews the objectivity and independence of its compensation advisors.

Process for Determining CEO Compensation

Each year, our Board of Directors evaluates our CEO’s performance relative to our strategic plan, operating goals, and key performance indicators relating to executive compensation. Our executive compensation objectives include maintaining competitive pay, linking pay to performance, promoting the creation of stockholder value, and encouraging retention. The Compensation Committee considers the results of this evaluation. In consultation with its compensation consultant, the Compensation Committee also considers general market conditions and specific industry trends. The Compensation Committee reviews each element of our CEO’s compensation, his employment agreement, and a tally sheet to evaluate his target total direct compensation opportunity, and assists our Board of Directors in assessing our CEO’s total compensation. The Compensation Committee also considers our business results, the tax deductibility of our CEO’s compensation, and the other factors described above. In fiscal 2018, the recommendations from the Compensation Committee were submitted to our Board of Directors for approval, other than elements of compensation intended to comply with Section 162(m) which were determined exclusively by the Compensation Committee. Our CEO does not participate in decisions regarding his own compensation.

Process for Determining Compensation of Other Executive Officers

Each year, our CEO evaluates the performance of each of our other executive officers, including the other Named Executive Officers. Our CEO makes a recommendation for the compensation of each executive officer to the Compensation Committee based upon his evaluation and information supplied by the Compensation Committee’s compensation consultant. The Compensation Committee considers our CEO’s recommendation relative to our strategic plan, operating goals, and compensation philosophy. In consultation with its compensation consultant, the Compensation Committee also considers general market conditions and specific industry trends. The Compensation Committee also reviews tally sheets with respect to each executive officer, our business results, and tax deductibility considerations.

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Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. In February 2017, with the assistance of its compensation consultant, the Compensation Committee re-examined the then-existing compensation peer group to reflect the changes in our revenue and market capitalization, to recognize our evolving business focus and divisional structure, and to account for changes in the competitive market. Based on this effort, in February 2017 the Compensation Committee approved a revised compensation peer group consisting of the following companies for use in fiscal 2018:

Software-as-a-Service(SaaS)Marketing Service Providers(MSPs)comScore Manhattan Associates Qlik Technologies Synchronoss Technologies HubSpot j2 Global Marketo Endurance International MDC Partners Harte-Hanks CoreLogic Fair Isaac TransUnion Verint Systems Acxiom NeuStar Heartland Payment Systems TeleTech Holdings The Dun & Bradstreet Corp.Data Services

The companies in this revised compensation peer group were selected on the basis of their similarity to us in size, as determined using the following criteria:

•	similar revenue size – ~0.5x to ~2.0x our last four fiscal 2017 quarter revenue (~$248 million to ~$1.86 billion);

•	similar market capitalization – ~0.3x to ~3.0x our market capitalization (~$560 million to ~$5.6 billion);

•

industry affiliation – application software, internet software and services, advertising, data processing and outsourced services, research and consulting services, and IT consulting and other services; and

•	similar business focus – SaaS, marketing service provider/consultant, and data services.

To analyze the compensation practices of the companies in our compensation peer group, the compensation consultant gathered data from public filings (primarily proxy statements) and from the appropriate Radford executive compensation surveys. This market data was then used as a reference point for the Compensation Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

While the Compensation Committee reviews each compensation element and target total direct compensation for each of our executive officers compared to similarly-situated executives of the companies in the compensation peer group, it does not target overall compensation to a specific percentile of the competitive market data. In determining actual pay levels, the Compensation Committee considers data from the compensation peer group, as well as the other factors described above, in its collective judgment.

The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

Executive Compensation

Section 4: Individual Compensation Elements

The specific elements of our fiscal 2018 executive compensation program for our executive officers, including the Named Executive Officers, were as follows:

Short Term Long Term Base Salary Annual Cash Incentive Stock Options Restricted Stock Units Performance Stock Units

In addition, we provide our executive officers with welfare and health benefits programs, a non-qualified deferred compensation program, post-employment compensation arrangements, and limited perquisites and other personal benefits.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including the Named Executive Officers, and is an important element of compensation intended to attract and retain highly talented individuals.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our executive officers as part of its annual compensation review and makes adjustments to base salaries as it determines to be necessary or appropriate.

In June 2017, the Compensation Committee reviewed the base salaries of our then executive officers, including the Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own base salary), and the other factors described in “Governance of Executive Compensation Program – Role of the Compensation Committee” above. Following this review, the Compensation Committee decided to increase the base salaries for each of our then-executive officers (other than our CEO) in amounts ranging from 1.9% to 6.7% of their fiscal 2017 base salaries. In addition, the Compensation Committee recommended, and our Board of Directors approved, an increase in the base salary of our CEO.

Based on the foregoing, the base salaries of the then-Named Executive Officers for fiscal 2018 were as follows:

Named Executive Officer	Fiscal 2017 Base Salary	Fiscal 2018 Base Salary	Percentage Adjustment
Mr. Howe	$650,000	$670,000	3.1%
Mr. Jenson	$525,000	$535,000	1.9%
Mr. Erwin	$425,000	$435,000	2.4%
Mr. May	$375,000	$400,000	6.7%

These base salary increases were effective as of July 1, 2017.

In September 2017, in connection with their promotion to Co-Presidents and General Managers of our Connectivity Division, the Compensation Committee increased the annual base salaries of Mr. Arra and Ms. Gupta from $275,000 to

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$400,000. These increases were approved by the Compensation Committee after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO, and the other factors described in “Governance of Executive Compensation Program – Role of the Compensation Committee” above. The Compensation Committee also determined that, in connection with his promotion to Chief Growth Officer, Mr. May’s annual base salary would remain at $400,000, in line with his July 1, 2017 increase.

Annual Cash Incentives

For fiscal 2018, our executive officers, including the Named Executive Officers, and other key employees were eligible to earn annual cash incentive payments pursuant to the Fiscal 2018 CIP, which is subject to the terms and conditions of the Cash Incentive Plan. The Fiscal 2018 CIP provided eligible participants with the opportunity to earn these payments based on our actual corporate performance as assessed against multiple financial measures and their individual contributions to this performance.

The Compensation Committee established each executive officer’s target and maximum annual cash incentive opportunity and set the formula for incentive payments at the beginning of fiscal 2018. The Fiscal 2018 CIP also provides our CEO with discretion to modify individual executive officer payments by up to 10% and the Compensation Committee with the ability to adjust payments by up to 30% based on individual performance as determined by the Compensation Committee for our CEO and as recommended by our CEO for our other executive officers. All individual performance adjustments were to be approved by the Compensation Committee in its sole discretion.

Target Annual Cash Incentive Opportunities

Each participant in the Fiscal 2018 CIP was assigned a target annual cash incentive opportunity, the amount of which was calculated as a percentage of his or her annual base salary.

In June 2017, the Compensation Committee reviewed the target annual cash incentive opportunities of our executive officers, including the Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own target annual cash incentive opportunity), and the other factors described in “Governance of Executive Compensation Program – Role of the Compensation Committee” above. Following this review, the Compensation Committee, after consulting with our Board of Directors in the case of our CEO, decided to keep the target annual cash incentive opportunities of our executive officers at their fiscal 2017 levels. The target annual cash incentive opportunities of the then-Named Executive Officers for fiscal 2018 were as follows:

Named Executive Officer	Fiscal 2018 Target Annual Cash Incentive Opportunity (as a percentage of base salary)	Fiscal 2018 Target Annual Cash Incentive Opportunity ($)
Mr. Howe	110%	$737,000
Mr. Jenson	100%	$535,000
Mr. Erwin	65%	$282,750
Mr. May	65%	$260,000

In September 2017, in connection with their promotion to Co-Presidents and General Managers of our Connectivity Division, the Compensation Committee set the target annual cash incentive opportunity of Mr. Arra at 20% of his adjusted annual base salary (or $80,000) and increased the target annual cash incentive opportunity of Ms. Gupta from 50% to 65% of her adjusted annual base salary (or $260,000). The Compensation Committee also determined that Mr. Arra would continue to participate in the LiveRamp incentive plans in the amount of $275,000. These decisions were approved by the Compensation Committee after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO, and the other factors described in “Governance of Executive Compensation Program – Role of the Compensation Committee” above. The Compensation Committee also determined that their annual cash incentive payments for fiscal 2018 would be pro-rated to reflect these decisions and their tenure in

Executive Compensation

their new positions. The Compensation Committee also determined that, in connection with his promotion to Chief Growth Officer, Mr. May’s target annual cash incentive opportunity would remain at 65% of his annual base salary.

Corporate Performance Measures

In June 2017, the Compensation Committee selected adjusted revenue (“Adjusted Revenue”) and adjusted EBIT (“Adjusted EBIT”) as the corporate performance measures for the Fiscal 2018 CIP.

These performance measures were equally weighted and determined as follows:

Fiscal 2018 CIP Corporate Performance Measure	Definition	Rationale
Adjusted Revenue(1)	Revenue adjusted to reflect the impact of acquisitions and divestitures during the year	Revenue growth is important to the creation of long-term stockholder value because it reflects management’s ability to grow our top line through execution of our digital marketing ecosystem strategy
Adjusted EBIT(1)

EBIT adjusted to exclude certain items such as stock-based compensation expense, amortization of acquired intangibles, one-time business separation and transformation expenses, restructuring and impairment charges consistent with the presentation of non-GAAP EBIT in our quarterly earnings releases

EBIT is an indicator of our profitability. This measure focuses on the outcome of operating decisions, while excluding the impact of non-operating decisions like interest expenses and tax rates

(1)	See Schedule 1 on pages 66 to 67 of this Proxy Statement for a reconciliation of our GAAP net earnings to Adjusted EBIT.

In June 2017, the Compensation Committee set the threshold, target, and maximum performance levels and the payment percentages for each of the corporate performance measures for the Fiscal 2018 CIP as follows:

Corporate Performance Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level
Adjusted Revenue	$899,000,000	$967,000,000	$996,000,000
Adjusted EBIT	$132,000,000	$146,000,000	$168,000,000
Funding	50%	100%	200%

Performance measure levels were determined based on the Company’s financial planning process. The Adjusted Revenue target was set 7.3% higher than the previous year’s actual performance. Adjusted EBIT was not a measure in the Fiscal 2017 Cash Incentive Plan, but Adjusted EBIT for the Fiscal 2018 CIP was set 13% higher than the actual Adjusted EBIT for fiscal year 2017. Funding is linear between threshold and target and between target and maximum.

As provided in the Fiscal 2018 CIP, the corporate performance measures were subject to adjustment by the Compensation Committee in recognition of unusual or nonrecurring events affecting us, any subsidiary or affiliate, our executive officers, or the financial statements of the Company or of any subsidiary or affiliate; in the event of changes in applicable laws, regulations or accounting principles; or in the event the Compensation Committee determined that such adjustments were appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan, subject to certain exceptions for awards intended to comply with Section 162(m) of the Code.

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The Compensation Committee set an Adjusted EBIT baseline of 80% of the target performance level $116,800,000 that must be achieved before any payment will be funded under the plan. In addition, a maximum of 25% of the target annual incentive cash incentive award opportunities were to be funded until a threshold performance of 90% of the target performance level of Adjusted EBIT was achieved.

Fiscal 2018 CIP Payments

In March 2018, the Compensation Committee determined the amounts to be paid under the Fiscal 2018 CIP based on our actual performance for the year with respect to each corporate performance measure. The actual results for fiscal 2018 were Adjusted Revenue of $917.4 million and Adjusted EBIT of $146.1 million. Adjusted Revenue and Adjusted EBIT were calculated in accordance with the terms of the Fiscal 2018 Plan as determined by the Compensation Committee. See Schedule 1 on pages 66 to 67 of this Proxy Statement for a reconciliation of our GAAP net earnings to Adjusted EBIT.

Initially, the Compensation Committee determined that we had exceeded the baseline target performance level of 80% of the Adjusted EBIT target for fiscal 2018. The overall level of achievement on the corporate performance measures was 81%. The Compensation Committee determined that we had attained 95% of the Adjusted Revenue target performance level, and 100% of the Adjusted EBIT target performance level for 2018, as set forth in the chart below:

Corporate Performance Measure	Weighting	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Actual Performance ($)	Actual Performance (as a percentage of target)	Payment (as a percentage of target)
Adjusted revenue	50%	$899,000,000	$967,000,000	$996,000,000	$917,400,000	95%	63%
Adjusted EBIT	50%	$132,000,000	$146,000,000	$168,000,000	$146,100,000	100%	100%
Weighted payment as a percentage of target							81%

Pursuant to the Fiscal 2018 CIP, our CEO had the discretion to modify the annual cash incentive payment of any executive officer by up to 10% based on his assessment of the executive officer’s individual performance for the fiscal year. In addition, the Compensation Committee reserved the discretion to adjust payments from the maximum permitted under the plan by up to 30% based on individual performance as determined by the Compensation Committee in the case of our CEO and as recommended by our CEO for our other executive officers. All such individual performance adjustments were to be approved by the Compensation Committee in its sole discretion.

After reviewing the individual performance of each of the Named Executive Officers after the end of the fiscal year, our CEO determined that each Named Executive Officer had effectively performed the responsibilities associated with each of his or her individual performance goals and that, in the context of pursuing the objectives under our annual operating plan, had expended significant efforts to meet these goals in a dynamic and increasingly challenging environment. With consideration of individual business segment performance, our CEO decided to exercise his discretion to modify the individual annual cash incentive payments of Mr. Erwin to be in line with the results of the Audience Solutions business segment, which was 80%.

Based on these discussions, the Compensation Committee decided to reduce Mr. Erwin’s payment from 81% to 80% as recommended by our CEO, and decided to not make any adjustment to the annual cash incentive payment based on its evaluation of the individual performance of our CEO.

Executive Compensation

The target annual cash incentive opportunities and the actual cash incentive payments made to the Named Executive Officers for fiscal 2018 were as follows:

Named Executive Officer	Fiscal 2018 Target Annual Cash Incentive Award Opportunity ($)	Maximum Performance Factor	Corporate Performance Factor	Target Multiplied by Corporate Performance Factor	Actual Annual Cash Incentive Payment	Actual Annual Cash Incentive Payment (as a percentage of target)
Mr. Howe	$737,000	200%	81%	$596,750	$597,000	81%
Mr. Jenson	$535,000	200%	81%	$433,350	$433,350	81%
Mr. Arra(1)	$46,666	200%	81%	$37,799	$37,800	81%
Mr. Erwin	$282,750	200%	81%	$229,028	$226,200	80%
Ms. Gupta(1)	$151,666	200%	81%	$122,849	$122,850	81%
Mr. May	$260,000	200%	81%	$207,309	$207,309	81%

(1)	Mr. Arra’s and Ms. Gupta’s actual cash incentive payments were pro-rated to reflect their promotions as of September 12, 2017.

Connectivity (or LiveRamp) Division Incentive Plan – Mr. Arra

During fiscal 2018, Mr. Arra was a participant in the Fiscal 2018 LiveRamp Executive Incentive Plan (the “Fiscal 2018 LIP”). The Fiscal 2018 LIP was intended to provide an incentive for certain employees of our Connectivity (or LiveRamp) Division serving in an executive role to earn commissions based on the achievement of pre-established financial objectives that were aligned with the Division’s overall goals for fiscal 2018.

Mr. Arra’s target commission opportunity for fiscal 2018 was set at $275,000, which was to be earned in four equal quarterly increments based on pre-established global revenue and profitability targets for the Connectivity (or LiveRamp) Division in each fiscal quarter. For each fiscal quarter, the revenue performance measure was weighted 80% and the profitability performance measure was weighted 20%.

For fiscal 2018, the Connectivity (or LiveRamp) Division achieved, in the aggregate, 95% of its global revenue target and 84% of its global profitability target, which resulted in Mr. Arra earning a total commission payment in the amount of $225,746, which represented 82.1% of his target commission opportunity for fiscal 2018.

Acxiom Marketing Solutions Incentive Plan

On March 31, 2018, the Compensation Committee approved an incentive plan for certain of our senior employees, including Mr. Erwin, which was communicated to participants in April 2018, providing for the payment of a discretionary bonus to such employees in the event of a sale of the Acxiom Marketing Solutions Division (the “Potential Sale”). The approval of this incentive plan followed our announcement in February 2018 that, in conjunction with the realignment of our portfolio into two distinct business units, we were planning to actively explore strategic alternatives to further strengthen the Acxiom Marketing Solutions Division and deliver greater value to its clients, including a strategic partnership, acquisition, tax-free merger, joint venture, tax-free spin-off, sale or other potential strategic combinations.

Pursuant to the incentive plan, Mr. Erwin may be eligible for a contingent and discretionary bonus in the event of a sale of the Acxiom Marketing Solutions Division in addition to his otherwise normal compensation arrangements. Among other things, the incentive plan requires Mr. Erwin to continue to be employed in his current position by a buyer for a period of six months (unless his employment is involuntarily terminated by such buyer). Further, any payment of this bonus will be made in installments over a period of up to 12 months after a closing of the sale.

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Long-Term Incentive Compensation

The Compensation Committee believes long-term incentive compensation is an effective tool for focusing our executive officers, including the Named Executive Officers, on increasing stockholder value over a multi-year period, providing a meaningful reward for appreciation in our stock price and long-term value creation, and motivating continued employment. Long-term incentive compensation can also serve to discourage inappropriate short-term risk-taking behaviors.

As with their other elements of compensation, the Compensation Committee determines the amount of long-term incentive compensation for our executive officers (and, in the case of our CEO, formulates its recommendation for his long-term incentive compensation award) as part of its annual compensation review and after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the median proportions of the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the median practice of the companies in our compensation peer group, and the other factors described in “Governance of Executive Compensation Program – Role of the Compensation Committee” above.

For fiscal 2018, the Compensation Committee provided long-term incentive compensation opportunities to our executive officers, including the Named Executive Officers, in the form of PSU awards and time-based RSU awards. The awards were weighted more heavily towards PSUs for our CEO, with 60% of his award in the form of a PSU award and 40% in the form of an RSU award. For the other Named Executive Officers, the awards were weighted 50% in the form of PSU awards and 50% in the form of RSU awards. This mix reflected the Compensation Committee’s objective of providing equity awards which align the compensation of our executive officers with the interests of our stockholders, reward our executive officers for our performance, and encourage their retention. The Compensation Committee sets the target amounts of these long-term incentive compensation awards based on the factors described in “Governance of Executive Compensation Program – Role of the Compensation Committee” above, including the executive officer’s responsibilities, length of service, demonstrated personal performance, Company performance, internal pay equity, tax considerations, and competitive market and peer group data.

Annual Equity Awards

In June 2017, the Compensation Committee approved long-term incentive equity awards to each of our then-executive officers (other than our CEO) in amounts ranging from approximately $800,000 to approximately $1,690,000, split evenly between RSUs and PSUs. Our CEO was granted a PSU award with a value of approximately $2,400,000 and an RSU award with a value of approximately $1,600,000.

The equity awards granted to the then-Named Executive Officers for fiscal 2018 were as follows:

Named Executive Officer	RSU Awards (number of shares)	PSU Awards (number of shares at target)	Total Grant Date Fair Value ($)
Mr. Howe	61,022	91,085	$4,022,566
Mr. Jenson	31,784	31,784	$1,689,054
Mr. Erwin	15,181	15,181	$806,718
Mr. May	19,006	19,006	$1,005,418

Executive Compensation

The RSU awards granted to our executive officers in June 2017 vest annually in equal increments over a period of four years beginning on the first anniversary of the date of grant. The four-year vesting period for the RSU awards is intended to encourage retention while rewarding increases in the price of our common stock. The following graph explains the design of these RSU awards:

Grant Date June 16, 2017 25% Vested June 16, 201825% Vested June 16, 2019 25% Vested June 16, 2020 25% Vested June 16, 2021

PSU Awards

The PSU awards granted to our executive officers in June 2017 may be earned based on our financial performance as measured over a three-year performance period. Each PSU award entitles the holder to a number of shares of our common stock ranging from zero to 200% of the target number of units awarded (with each unit equal to a single share of our common stock). As described below, the three-year performance period for the PSU awards is intended to promote long-term stock price appreciation equal to or greater than the S&P Midcap 400 Index, as well as encourage retention.

The following graph and accompanying tables explain the design of the fiscal 2018 PSU awards:

These PSU awards will be earned based on our relative TSR compared to the S&P Midcap 400 Index measured over a three-year performance period beginning April 1, 2017 and ending March 31, 2020 as set forth in the following table:

Fiscal 2018 PSU Awards – Performance Measure

TSR Percentile	TSR Modifier(1)
Below 25th percentile	0
25th percentile	25%
50th percentile	77%
60th percentile	100%
90th and above	200%

1	The PSUs earned are to be determined on a linear basis between the specified target levels.

In designing the PSU awards, the Compensation Committee determined that it should require 60th percentile performance for the target number of units to be earned.

For purposes of these PSU awards, TSR for the Company and the S&P Midcap 400 Index is to be calculated by dividing the difference between the starting and ending share price for the performance period (taking into account any dividends) by the starting share price. For purposes of calculating both our TSR and the TSR for the companies in the S&P Midcap 400 Index, the share prices will be calculated using the average of the opening and closing prices of the common stock for the 20 trading days preceding the starting and ending dates.

Promotion Equity Awards

Mr. Arra’s and Ms. Gupta’s RSU Awards. In September 2017, in connection with their promotion to Co-Presidents and General Managers of our Connectivity Division, the Compensation Committee approved long-term incentive equity awards to each of Mr. Arra and Ms. Gupta. This decision was made by the Compensation Committee after taking into

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consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO, and the other factors described in “Governance of Executive Compensation Program – Role of the Compensation Committee” above. Specifically, the Compensation Committee granted each of Mr. Arra and Ms. Gupta an RSU award for 87,184 shares of our common stock with a value of approximately $2,082,826, of which 50% will vest on the first anniversary of the grant date with the remainder vesting quarterly thereafter through the second anniversary of the grant date, subject to each Named Executive Officer’s continued employment with the Company as of each vesting date.

Mr. May’s PSU Award. Also in September 2017, in connection with his appointment as our Chief Growth Officer, the Compensation Committee granted Mr. May a PSU award for 87,184 shares of our common stock (having a value of approximately $2,082,826). This PSU award, which is to be earned subject to the terms and conditions described below, was granted by the Compensation Committee after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendation of our CEO, and the other factors described in “Governance of Executive Compensation Program – Role of the Compensation Committee” above.

The additional PSU award granted to Mr. May provided that he may earn between zero and 150% of the target number of shares of our common stock subject to the award (87,184 shares) based on the “target revenue run rate” as measured separately for each of two consecutive one-year performance periods, the first beginning on October 1, 2017 and ending September 30, 2018 (Year One) and the second beginning October 1, 2018 and ending September 30, 2019 (Year Two) based on the following matrix:

Target Revenue Run Rate

		Less than $1.0 million	Greater than or equal to $1.0 million but less than $4.0 million	Greater than or equal to $4.0 million but less than $15.0 million	Greater than or equal to $15.0 million
Payout Percentage of Target Award	Year One	0%	50%	Linear between 50% and 75%	75%
Payout Percentage of Target Award	Year Two	0%	50%, less Year One payout	Linear between 50% and 75%, less Year One payout	150%, less Year One payout

For purposes of the award, “target revenue run rate” means revenue generated from growth initiatives generated by Mr. May on or after October 1, 2017. The determination of the level of attainment for each one-year performance period was to be made by the Compensation Committee at its first regularly scheduled meeting following the close of each one-year performance period. In no event would the number of shares of our common stock earned exceed 150% of the number of shares initially granted to Mr. May under this award. While the maximum number of shares of our common stock may be earned at any time, the maximum payment in Year One was limited to 75% of the target number of shares.

Fiscal 2016 PSU Awards

The three-year performance period for the PSU awards granted in fiscal 2016 (the “2016 PSUs”) was completed on March 31, 2018. Pursuant to the terms of the awards, performance was to be evaluated based on our adjusted diluted EPS (“Adjusted EPS”) growth over the three-year performance period. Further, the number of units earned was subject to adjustment by as much as +/-20% based on our TSR compared to the S&P Midcap 400 Index over the performance period as set forth below, subject to an overall cap of 200%.

Executive Compensation

The target level for the Adjusted EPS performance measure was $1.00 per share, which represented a compound annual growth rate of 10.6% from our fiscal 2015 Adjusted EPS of $0.74 per share, the year prior to the start of the performance period.

In calculating our Adjusted EPS for PSU attainment, certain adjustments to fiscal 2018 GAAP EPS were required under the terms of the awards. Specifically, targeted fiscal 2018 EPS associated with discontinued operations (the IT Infrastructure Management and the Acxiom Impact businesses) were added back, and required adjustments for acquisitions were made, resulting in fiscal 2018 Adjusted EPS for PSU attainment of $1.45 per share.

At the end of March 2018, the Compensation Committee determined that, pursuant to the terms of the awards, our Adjusted EPS of $1.45 per share resulted in each executive officer tentatively earning 200% of his or her target 2016 PSU awards.

Fiscal 2016 PSU Awards – Performance Measure

Resulting Fiscal 2018 Adjusted EPS(1)	Percentage of PSUs Earned(2)
Below $0.90	0
$0.90	50%
$1.00	100%
$1.10	200%

1	See Schedule 1 on pages 66 to 67 of this Proxy Statement for a reconciliation of our GAAP EPS to overall Non-GAAP EPS and Adjusted EPS for PSU attainment.
2	The PSUs earned were to be determined on a linear basis between the specified target levels.

This tentative amount was then adjusted by 1.1964 to reflect our relative TSR over the three-year performance period based on the following matrix:

Fiscal 2016 PSU Awards – Modifier

TSR Percentile	TSR Modifier(1)
Below 25th	0.8
50th	1.0
75th and above	1.2

1	The modifier between the specified target levels will be calculated using straight-line interpolation.

Our relative TSR for the three-year performance period was in the 74.56 percentile. As a result of the application of the TSR modifier, each executive officer earned 200% of his or her target 2016 PSU awards.

TSR is calculated for the Company and S&P 400 Midcap Index based on the same calculation as the fiscal 2018 PSU awards as described above, but based on the time period from April 1, 2015 to March 31, 2018.

The number of shares of our common stock earned pursuant to the fiscal 2016 PSUs for each of the Named Executive Officers was as follows (Mr. Arra and Ms. Gupta were not executive officers at the time these PSU awards were granted in fiscal 2016):

Named Executive Officer	Fiscal 2016 PSU Award – Target (number of shares)	Financial Performance Factor	Shares Earned	Vesting Date Fair Value (1)
Mr. Howe	86,907	200%	173,814	$3,947,315
Mr. Jenson	35,714	200%	71,428	$1,622,130
Mr. May	13,825	200%	27,965	$635,085

1	Vesting date fair value is calculated by multiplying the number of shares earned by the closing market price per share of our common stock ($22.71) on the vesting date of March 29, 2018.

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PRSU Award for Mr. Jenson

In March 2015, the Compensation Committee granted to Mr. Jenson a performance-based restricted stock unit (“PRSU”) award covering 111,111 shares of our common stock. This PRSU award was granted to Mr. Jenson in connection with the renewal of his employment agreement given the critical role he plays in driving our Company’s financial performance as our CFO and President of Acxiom International. This award was intended to provide a benefit to him only after our stockholders had realized a specified level of appreciation in the market price of our common stock over a three-year performance period beginning April 1, 2015 and ending March 31, 2018.

Pursuant to the terms of this award, Mr. Jenson was to earn a specified number of shares of our common stock based on the application of a “share price factor” correlated to specific dollar market prices for our common stock. He would earn no shares of our common stock under the award if the market price of our common stock at the end of the performance period did not exceed the $25.00 per share (representing a 35% premium to the closing market price of $18.57 per share for our common stock on the date of grant) and the number of shares that he could earn was capped at 100% of his target shares (based on a market price of $45.00 per share) irrespective of the final settlement price. An increasing number of shares would be earned and vest according to a specific performance schedule as the settlement price increased between $25.00 and $45.00 per share. In the event that the settlement price fell between the share prices set forth in the performance schedule, the number of shares earned would be determined on a linear basis between the specific stock prices. In addition to the share price requirement, the PRSU award would vest only if our three-year aggregate total revenues for the performance period were greater than three times our fiscal 2016 budgeted total revenue. For purposes of the award, our share price at the end of the performance period was to be calculated using the average of the opening and closing market price for our common stock for the 20 trading days ending March 31, 2018.

In May 2018, the Compensation Committee evaluated the market price of our common stock as of the end of the performance period, which it determined to be $30.55 per share. Based on the terms of the award, this resulted in a share price factor of 40.8275% and, on an interpolated basis, the earning of 45,364 shares of our common stock. Based on this calculation, the Compensation Committee approved the issuance of 45,364 shares of our common stock to Mr. Jenson.

Fiscal 2016 “Inducement” Award for Mr. Erwin

In April 2015, the Compensation Committee granted to Mr. Erwin a PSU award covering 41,929 shares of our common stock. This PSU award was to be earned based on our average annual data products revenue growth as measured over a three-year performance period beginning April 1, 2015 and ending March 31, 2018. The Compensation Committee granted this award to Mr. Erwin to provide additional incentive for him to drive the growth of our Audience Solutions Division.

Pursuant to the terms of the PSU award, Mr. Erwin was able to earn a number of shares of our common stock ranging from zero to 150% of the target number of shares covered by the award based on the following matrix:

Data Products Average Annual Revenue Growth

Average Annual Revenue Growth	Percentage of PSUs Earned
Below 5.0%	0%
5.0% up to 7.99%	50%
8.0% up to 9.99%	75%
10.0% up to 11.99%	100%
12.0% or more	150%

For purposes of the award, “data products revenue” meant such revenue as specified in our financial reports and as adjusted pursuant to the terms of his award agreement to ensure consistency in the revenue included in the calculation over the term of the performance period.

In May 2018, the Compensation Committee evaluated the growth rate for our data products revenue for each fiscal year during the three-year performance period and determined that our average annual growth rate during that period was 6.63%, resulting in 50% attainment and 20,965 earned shares.

Executive Compensation

PSU Awards for Messrs. May and Arra and Ms. Gupta

In June 2017, the Compensation Committee approved long-term incentive equity grants to Messrs. May and Arra and Ms. Gupta in the form of PSU awards as follows:

Named Executive Officer	PSU Awards (number of shares)	Total Grant Date Fair Value ($)
Mr. May	19,006	$502,709
Mr. Arra	8,533	$226,227
Ms. Gupta	8,533	$226,227

Pursuant to the terms of these awards, they were to earn (and fully vest in) a specified number of shares of our common stock based on the performance of the Connectivity (or LiveRamp) Division’s attainment of pre-established performance targets for revenue growth (“Growth Rate”) and operating margin (“Operating Margin”) during three consecutive performance periods corresponding to our 2018, 2019, and 2020 fiscal years. Each PSU award, which represents 100% of each Named Executive Officer’s target award, is subject to adjustment (either increase or decrease) depending on the Connectivity Division’s performance relative to the pre-established performance targets, as such performance is finally determined by the Compensation Committee following the completion of each fiscal year.

In May 2018, the Compensation Committee evaluated the Growth Rate and Operating Margin for the Connectivity Division for fiscal 2018 and determined that it had achieved an attainment percentage of 48.73% for the Growth Rate performance measure and an attainment percentage of 14.17% for the Operating Margin performance measure, resulting in a combined attainment percentage of 53.27% for the first tranche of these PSU awards.

Accordingly, the number of shares of our common stock earned pursuant to these PSU awards by Messrs. May and Arra and Ms. Gupta for the fiscal 2018 performance period were as follows:

Named Executive Officer	PSU Award – Target (total number of shares)	PSU Award – Target (fiscal 2018 performance period)	Attainment Percentage for fiscal 2018 performance period	Number of Shares Earned (fiscal 2018 performance period)
Mr. May	19,006	6,335	53.27%	3,375
Mr. Arra	8,553	2,851	53.27%	1,519
Ms. Gupta	8,553	2,851	53.27%	1,519

Retirement and Welfare Benefits

Our executive officers, including the Named Executive Officers, are eligible to participate in the same tax-qualified retirement and welfare plans as our other full-time employees. We sponsor a Section 401(k) plan that provides for employer matching contributions paid in shares of our common stock, subject to specified vesting requirements. Our executive officers are also eligible to receive retirement benefits through our non-qualified supplemental retirement plan discussed below. We believe these benefits are important for attracting, motivating, rewarding, and retaining our executive officers, and are comparable to those retirement benefits being provided by companies in our compensation peer group.

Defined Benefit Pension Plan

None of our executive officers, including none of the Named Executive Officers, participate in or have an account balance in a tax-qualified defined benefit pension plan maintained by us.

Supplemental Executive Retirement Plan

While we do not maintain a defined benefit pension plan, our highly-compensated employees, including the Named Executive Officers, are eligible to participate in our non-qualified supplemental executive retirement plan (the “SERP”)

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which enables them to contribute their pre-tax income into the plan through payroll deductions. We match contributions at a rate of 50% for each dollar contributed by a participant (up to 6% of his or her compensation) but only to the extent that the maximum matching contribution has not already been made under the Section 401(k) plan. These employer matching contributions are subject to a vesting requirement.

Health Benefit Plans

We maintain several broad-based employee benefit plans in which our executive officers, including the Named Executive Officers, are permitted to participate on the same terms as other employees who meet applicable eligibility criteria, subject to legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. These include health benefits, life insurance, disability benefits, and an employee stock purchase plan. We believe these benefits encourage the overall health, stability and well-being of our executive officers and are comparable to those plans being provided by the companies in our compensation peer group.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. We describe the perquisites and other personal benefits provided to the Named Executive Officers in footnote 4 to the Summary Compensation Table elsewhere in this Compensation Discussion and Analysis.

In the future, we may provide perquisites or other personal benefits in limited situations, such as where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

In February 2018, we amended the employment agreements of our CEO and CFO. Each of these employment agreements had an initial three-year term and provided for automatic renewal thereafter for successive one-year terms unless we or the applicable executive officer elected not to extend the term upon 180 days’ notice. The term of our CEO’s employment agreement was automatically extended on July 26, 2017, while the term of our CFO’s employment agreement was automatically extended on January 11, 2018.

As amended, these employment agreements:

•

Continue to provide for automatic renewal as of the last day of their original term for successive one-year terms unless we or the applicable executive officer elects not to extend the term upon 180 days’ notice;

•

Continue to provide for the annual review of each executive officer’s cash compensation arrangements, including his annual base salary and target annual cash incentive opportunity, and annual consideration of the grant of long-term equity incentive awards;

•	Revise the treatment of PSU awards in the event of a change in control of the Company to provide that:

•	the applicable performance period for such awards will be truncated;

•	the number of PSUs that become eligible to vest will be determined by the degree of achievement of the applicable performance objectives as of the change in control date; and

•

the number of PSUs that were determined to be eligible to vest will be treated as unvested RSUs, and if appropriately assumed or substituted for by the acquiring or surviving entity (or an affiliate of such entity), will convert to RSUs of equal value to be settled in cash or shares by the acquiring or surviving entity (as determined pursuant to the definitive agreement relating to the change in control). If the executive officer remains employed with the acquiring or surviving entity through the end of the original performance period, the RSUs (i.e., the converted PSU awards) will become fully vested. Further, if within 24 months following a change in control, the executive officer’s employment is terminated without cause, he or she resigns for good reason, or if he or she dies or becomes disabled, the RSUs (i.e., the PSU awards), to the extent unvested, will become fully vested. If the RSU awards (i.e., the converted PSU awards) are not appropriately assumed or substituted by the acquiring or surviving entity (or an affiliate thereof), then such RSU awards will fully vest in accordance with the terms of the 2005 Equity Compensation Plan of Acxiom Corporation, as amended and restated (the “2005 Plan”).

Executive Compensation

Generally, these agreements set forth the rights and responsibilities of each party and protect both parties’ interests in the event of a termination of employment by providing our CEO and CFO with the opportunity to receive certain specified post-employment payments and benefits in the event of certain terminations of employment, including following a change in control of the Company. Finally, these employment agreements prohibit our CEO and CFO from engaging directly or indirectly in competition with us, recruiting or soliciting any of our customers for a one-year period following termination of employment. These post-employment compensation arrangements are described in more detail in “Post-Employment Compensation” below and “Fiscal 2018 Potential Payments upon Termination or Change in Control” elsewhere herein.

For a description of the specific terms and conditions of the employment agreements with our CEO and CFO, see the discussion of “Employment Agreements” elsewhere herein.

Post-Employment Compensation

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Accordingly, our CEO and CFO are eligible to receive certain specified payments and benefits in the event of a termination of employment in connection with a change in control of the Company as provided in their employment agreements. In addition, the other Named Executive Officers are eligible to participate in the Acxiom Corporation Amended and Restated 2010 Executive Officer Severance Policy.

Our post-employment compensation arrangements have been designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign and not revoke a general release and waiver of any and all claims against us as a condition to receiving post-employment compensation payments or benefits.

We do not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

In determining payment and benefit levels under the various circumstances triggering the post-employment compensation arrangements for the Named Executive Officers, the Compensation Committee has drawn a distinction between voluntary terminations of employment, terminations of employment for cause, and terminations of employment without cause or as a result of a change in control of the Company. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation because such events often reflect either inadequate performance or an affirmative decision by the executive officer to end his or her relationship with us.

In the case of the post-employment compensation arrangements in the event of a termination of employment in connection with a change in control of the Company, we believe that these arrangements are designed to align the interests of management and stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

Generally, payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change in control of the Company and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.

We have not provided excise tax payments (“gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including any of the Named Executive Officers. Consistent with our historical practice, in the future we intend to refrain from providing gross-ups relating to a change in control of the Company.

Modification of Post-Employment Compensation Arrangements

In December 2017, the Compensation Committee approved amendments to the 2005 Plan, and authorized our management to make conforming amendments to our other equity compensation plans, to ensure that equity awards

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granted pursuant to such plans were treated consistently among all recipients of such awards. At the same time, the Compensation Committee amended the 2005 Plan, the Acxiom Corporation Amended and Restated 2010 Executive Officer Severance Policy (the “Severance Policy”), and the Acxiom Corporation 2010 Senior Vice President and Special Situation Associate Change in Control Severance Policy, (the “SVP Severance Policy”), as well as the outstanding award agreements for PSU awards granted in fiscal 2017 and fiscal 2018 to provide for consistent and coordinated treatment of PSU awards in connection with a change in control of the Company. Pursuant to these amendments, in the event of a change in control:

•	the applicable performance period for such PSU awards will be truncated,

•	the number of PSUs that become eligible to vest will be determined by the degree of achievement of the applicable performance objectives as of the change in control date, and

•

the number of PSUs that were determined to be eligible to vest will be treated as unvested RSUs, and if assumed or substituted for by the acquiring or surviving entity (or an affiliate of such entity), will convert into RSUs (or other compensatory arrangements) of equal value to be settled in cash or shares by the acquiring or surviving entity (as determined pursuant to the definitive agreement relating to the change in control). If the executive officer remains employed with the acquiring or surviving entity through the end of the original performance period, the RSUs (i.e., the converted PSU awards) will become fully vested. Further, if within 24 months following a change in control, the executive officer’s employment is terminated without cause, he or she resigns for good reason, or if he or she dies or becomes disabled, the RSUs (i.e., the converted PSU awards), to the extent unvested, will become fully vested. If the RSU awards (i.e., the converted PSU awards) awards are not appropriately assumed or substituted by the acquiring or surviving entity (or an affiliate of such entity), then such converted RSU awards will fully vest in accordance with the terms of 2005 Plan.

For information on the post-employment compensation arrangements for the Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of fiscal 2018, see “Fiscal 2018 Potential Payments Upon Termination or Change in Control” elsewhere herein.

In February 2018, the Compensation Committee also approved certain interpretations related to the 2005 Plan, the Severance Policy, the SVP Severance Policy and the Employment Agreements of our CEO and CFO related to treatment under these arrangements in the event of a sale of one of the Company’s divisions, including the previously announced potential sale of Acxiom Marketing Solutions (a “Potential Sale”). The deemed treatments under these arrangements differ depending on whether an employee, including a Named Executive Officer, remains employed by us following a Potential Sale or whether an employee, including a Named Executive Officer, “goes with” the division sold in the Potential Sale.

For all employees, whether they remain employed by us following a Potential Sale or not, the Compensation Committee determined that a Potential Sale would constitute a change in control for purposes of the 2005 Plan and all awards granted under the 2005 Plan. All PSU awards would, upon a change in control, convert into a number of RSUs pursuant to the process discussed above. However, for employees that remain employed by us following a Potential Sale, awards granted under the 2005 Plan (including PSU awards converted into RSU awards pursuant to the process discussed above) would be deemed to be assumed and continued by us following a Potential Sale and would vest, subject to employee’s continued employment with us, on their regularly scheduled vesting dates, or with respect to PSUs that convert into RSU awards, at the end of the original performance period. For employees that remained employed by us following a Potential Sale, no vesting acceleration will occur as a result of completing the Potential Sale. For awards granted to employees that “go with” a division sold in a Potential Sale, if such awards are not assumed or substituted by the purchaser in a Potential Sale, the awards would receive the treatment set forth in the 2005 Plan: (i) options and RSUs (including PSU awards converted into RSUs pursuant to the process discussed above) would vest; and (ii) any other performance awards would be considered prorated and would be settled or distributed.

For employees who remain employed by us following a Potential Sale, the Compensation Committee determined that, for purposes of the Severance Policy, the SVP Policy, and the Employment Agreements, a Potential Sale will not constitute a change in control (which, in conjunction with a qualifying termination of employment, would otherwise entitle eligible employees to severance payments and benefits), except in two limited circumstances. In the event that (i) we materially reduce an executive’s, including a Named Executive Officer’s, total compensation or (ii) an executive, including a Named Executive Officer, is required to relocate, in either case, within 24 months of completing a Potential Sale, such executive will be entitled to claim a post-change in control good reason termination of employment under the applicable arrangement.

Executive Compensation

For employees who “go with” a division sold in a Potential Sale, the Compensation Committee determined that a change in control will be deemed to have occured for purposes of the Severance Policy and SVP Severance Policy, entitling such eligible employees to severance payments and benefits under the applicable arrangements in accordance with those arrangements.

Compensation-Related Risks

As described above, the Compensation Committee and our Board of Directors consider many factors in making compensation decisions for our executive officers. One such factor is the risk associated with our executive compensation program. After a review and assessment of potential risks, the Compensation Committee has concluded that our compensation programs, policies, and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Material risk in the design of our executive compensation program is mitigated in several ways:

•	The weighting of our annual and long-term incentives appropriately balances the importance of our short-term and long-term financial and strategic objectives;

•

Our long-term incentive compensation awards to our executive officers are currently allocated between RSU awards that may be settled for shares of our common stock, and PSU awards pursuant to which shares of our common stock may be earned, which provides a balance of incentives;

•	Our annual cash incentive plan contains caps on maximum payouts and the Compensation Committee retains authority to reduce incentive plan payouts in its discretion;

•

Performance-based incentive compensation plans are not overly reliant on a single performance measure and include the use of multi-year performance measures to mitigate the risk of our executive officers focusing exclusively on short-term growth at the expense of sustained profitability and increase in stockholder value; and

•

Our stock ownership guidelines (described below) require our executive officers to hold significant amounts of our common stock, which commits an appropriate portion of their compensation to our long-term performance.

Section 5: Other Compensation Policies and Practices

Stock Ownership Guidelines

We believe that linking a significant portion of our executive officers’ current and potential future net worth to our success, as reflected in the value of our common stock, helps to ensure that they have a stake similar to that of our stockholders. Our executive officers are subject to stock ownership guidelines designed to ensure that they have a meaningful stake in the Company. These guidelines are intended to balance an executive officer’s need for portfolio diversification while ensuring that his or her interests are closely aligned with the interests of our stockholders. These stock ownership guidelines are as follows:

Executive Officer	Stock Ownership Requirement
Chief Executive Officer	Three times annual base salary
Other Executive Officers	One times annual base salary

Generally, each executive officer has five years from the date of appointment to attain the required ownership level. Under the guidelines, stock ownership includes shares of our common stock: purchased on the open market; owned jointly with, or separately by, immediate family members (spouse and dependent children); held in trust for the Named Executive Officer or an immediate family member; held through any Company-sponsored plan, such as an employee stock purchase plan, a qualified retirement plan, or a supplemental executive retirement plan; obtained through the exercise of stock options; and 50% of RSU awards (after deduction of applicable federal and state taxes).

Until his or her required ownership level is met, an executive officer is expected to retain 50% of the net shares of our common stock acquired upon option exercises, and 50% of the shares of our common stock issued upon the vesting of a RSU award or PSU award (after deduction of applicable federal and state taxes). Failure to meet or, in unique circumstances, to show sustained progress toward meeting the above guidelines may result in a reduction in future equity awards or cash incentive payouts in the form of shares of our common stock.

As of March 31, 2018, each of the Named Executive Officers had satisfied his or her stock ownership requirement. Please see the section entitled “Stock Ownership” elsewhere in this Compensation Discussion and Analysis for a presentation of the equity holdings of our executive officers, including the Named Executive Officers.

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Compensation Recovery (“Claw back”) Policy

We maintain a claw back recovery policy which provides that if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws as a result of the intentional misconduct by an executive officer with a title of Senior Vice President or higher, our Board of Directors may require reimbursement for any bonus or other incentives (including equity awards) earned above what would have been earned under the restated financials, including any profits realized from the sale of our equity securities, that was paid to any such executive officer during the 12-month period preceding the first public issuance or filing with the SEC of the financial document in which the material noncompliance was contained. The independent members of our Board of Directors will determine whether material noncompliance with a financial reporting requirement is the result of intentional misconduct of the executive officer.

Notwithstanding the foregoing, we intend to evaluate this policy and take further action with respect to the recovery of excess incentive-based compensation that our Board of Directors determines to be necessary or advisable to comply with the requirements of applicable law (including, without limitation, Section 304 of the Sarbanes Oxley Act of 2002 and, once the SEC adopts final rules pertaining thereto, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

Policy Prohibiting Hedging or Pledging of Our Equity Securities

Our Insider Trading Policy prohibits our executive officers, including the Named Executive Officers, and the members of our Board of Directors from engaging in short sales, as well as hedging or monetization transactions (such as zero-cost collars and forward sales contracts) that involve the establishment of a short position in our common stock. In addition, our executive officers, including the Named Executive Officers, are prohibited from holding shares of our common stock in a margin account or otherwise pledging shares of our common stock as collateral for a loan.

Section 6: Tax and Accounting Considerations

The Compensation Committee periodically reviews the potential impact of the applicable tax and accounting rules on the material elements of our executive compensation program. These factors are considered by the Compensation Committee along with the other factors described above when making decisions about the annual and long-term incentive compensation awards for our executive officers.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any taxable year to certain specified executive officers (“Covered Employees”). For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act because they are such public corporation’s most highly-compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements were met.

Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017, for taxable years beginning after December 31, 2017, (i) the remuneration of a public corporation’s chief financial officer is also subject to the deduction limit, (ii) once an individual is considered a Covered Employee with respect to a taxable year, he or she will be considered a Covered Employee for all future years, including after termination of employment or death, and (iii) the exemption from the deduction limit for “performance-based compensation” is no longer available. These changes do not apply to remuneration provided under a binding written contract in effect on November 2, 2017, which is not materially modified after that date. Consequently, for fiscal years beginning after December 31, 2017, no remuneration in excess of $1 million paid to a Covered Employee will be deductible.

In designing our executive compensation program and determining the compensation of our executive officers the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, the Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax law, and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation.

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, the Compensation Committee has not adopted a policy that all compensation that is subject to

Executive Compensation

Section 162(m) must be deductible. The Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense. From time to time, the Compensation Committee or our Board of Directors may approve compensation for the Named Executive Officers that is not deductible when it believes that such compensation is consistent with the goals of our executive compensation program and is in the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and members of our Board of Directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change-in-control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 during fiscal 2018, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

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Schedule 1

Reconciliation of GAAP to Non-GAAP Measures

The following table presents a reconciliation of our GAAP net earnings and earnings per share to Non-GAAP net earnings and earnings per share.

Reconciliation of GAAP Earnings Per Share to Non-GAAP

EPS for Fiscal Years 2018 and 2017

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Twelve Months Ended March 31,
	2018	2017
Earnings before income taxes	$709	$8,642
Income taxes	(22,771)	4,534
Net earnings	23,480	4,108
Earnings per share:
Basic	0.30	0.05
Diluted	0.29	0.05
Excluded items:
Purchased intangible asset amortization (cost of revenue)	23,920	18,644
Non-cash stock compensation (cost of revenue and operating expenses)	63,234	49,145
Impairment of goodwill and other	-	1,315
Restructuring charges and other adjustments (gains, losses, and other)	6,373	10,045
Gain on sales of assets (gains, losses, and other)	-	(2,986)
Separation and transformation costs (general and administrative)	20,846	8,639
Accelerated amortization (cost of revenue)	999	-
Total excluded items	115,372	84,802
Earnings from continuing operations before income taxes and excluding items	116,372	93,444
Income taxes	39,758	36,652
Non-GAAP net earnings	76,323	56,792
Non-GAAP earnings per share:
Basic	0.97	0.73
Diluted	0.94	0.71
Basic weighted average shares	78,891	77,609
Diluted weighted average shares	81,516	79,848

Executive Compensation

The following tables present a reconciliation of our GAAP Operating Income to Adjusted Operating Income and our GAAP earnings per share to Adjusted EPS.

Reconciliation of GAAP Operating Income to Adjusted Operating Income for Fiscal Year 2018

(in thousands)

Income from Operations	10,599
Adjustments:
Purchased intangible asset amortization (cost of revenue)	23,920
Non-cash stock compensation (cost of revenue and operating expenses)	63,234
Restructuring and merger charges (gains, losses, and other)	6,373
Separation and transformation costs (general and administrative)	20,846
Incentive compensation expense	16,756
Favorable incentive pool variance from operational resource planning changes	3,410
Total adjustments	135,538
Adjusted Income from Operations	146,137

Reconciliation of GAAP Earnings Per Share to Adjusted EPS

for Fiscal Year 2018 for PSU attainment

(Unaudited)

(Dollars in thousands, except earnings per share)

Earnings from continuing operations before income taxes	$709
Income taxes	(22,771)
Net earnings	23,480
Earnings per share:
Basic	0.30
Diluted	0.29
Excluded items:
Purchased intangible asset amortization (cost of revenue)	23,920
Non-cash stock compensation (cost of revenue and operating expenses)	63,234
Restructuring charges (gains, losses, and other)	6,373
Separation and transformation costs (general and administrative)	20,846
Accelerated amortization (cost of revenue)	999
Total excluded items	115,372
Earnings before income taxes and excluding items	116,081
Income taxes	39,758
Non-GAAP net earnings	76,323
Non-GAAP earnings per share:
Basic	0.97
Diluted	0.94
Basic weighted average shares	78,891
Diluted weighted average shares	81,516
Non-GAAP diluted earnings per share	0.94
Adjustment for budgeted earnings per share of Arbor/Circulate acquisition[2]	(0.08)
Adjustment for budgeted earnings per share of ITO lost in divestiture[1]	0.39
Adjustment for budgeted earnings per share of Acxiom Impact lost in divestiture[1]	0.20
Adjusted EPS for PSU attainment	1.45
[1]	Based on targets established at grant date of PSUs issued for the performance period ended on March 31, 2018.
[2]	Based on targets reviewed by BOD at acquisition.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    67

Compensation Committee Report

In connection with its function to oversee Acxiom’s executive compensation program, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Acxiom’s Annual Report on Form 10-K for the year ended March 31, 2018.

Submitted by the Compensation Committee

William J. Henderson, Chair

Timothy R. Cadogan

Debora B. Tomlin

Compensation Committee Interlocks and Insider Participation

At the end of fiscal year 2018, the Compensation Committee consisted of William J. Henderson (Chair), Timothy R. Cadogan and Debora B. Tomlin. All members of the Committee, while serving as members of that Committee during fiscal year 2018, were independent directors, and no member was an officer or employee of the Company or a former officer or employee of the Company. No member of the Compensation Committee serving during fiscal year 2018 was party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2018, none of our executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board of Directors.

Summary Compensation Table

The following table shows the compensation earned by or awarded to our Named Executive Officers in fiscal years ended March 31, 2018, 2017 and 2016.

Named Executive Officer	Fiscal Year	Salary	Bonus	Stock Awards[1]	Option Awards[2]	Non-Equity Incentive Plan Compensation[3]	All Other Compensation[4]		Total
Scott E. Howe Chief Executive Officer & President	2018	$670,000	-	$4,172,856	$0	$597,000	$7,413		$5,447,269
	2017	$650,000	-	$3,971,519	$0	$1,065,000	$7,950		$5,694,469
	2016	$650,000	-	$2,702,586	$1,126,015	$854,750	$7,950		$5,341,301
Warren C. Jenson Chief Financial Officer & Executive Vice President / President, International	2018	$535,000	-	$1,741,472	$0	$433,350	$58,759		$2,768,581
	2017	$522,725	-	$1,647,672	$0	$825,000	$24,832		$3,020,229
	2016	$515,000	-	$1,110,625	$462,128	$673,000	$90,673		$2,851,426
James F. Arra Co-President & General Manager, LiveRamp	2018	$341,477	-	$2,610,688	$0	$312,828	$120,628	[1]	$3,385,621
	2017	$250,000	-	$999,988	$0	$561,226	$136,845	[2]	$1,948,059
	2016	$250,000	-	$772,411	$139,957	$369,372	$93,440	[3]	$1,625,180
Richard E. Erwin President & General Manager, Audience Solutions	2018	$435,000	-	$834,796	$0	$226,200	$23,136		$1,519,132
	2017	$418,750	-	$720,860	$0	$425,000	$9,109		$1,573,719
	2016	$400,000	-	$1,099,424	$406,645	$340,000	$78,801		$2,324,870
Anneka R. Gupta Co-President & General Manager, LiveRamp	2018	$344,602	-	$2,610,688	$0	$189,245	$8,538		$3,153,073
	2017	$275,000	-	$999,988	$0	$222,469	$166,179	[4]	$1,663,636
	2016	$237,500	-	$796,661	$95,376	$49,777	$0		$1,179,314
S. Travis May Former Chief Growth Officer	2018	$400,000	-	$3,624,492	$0	$207,309	$7,944		$4,239,846
	2017	$368,750	-	$1,029,812	$0	$400,000	$30,923		$1,829,485
	2016	$340,000	-	$701,313	$178,890	$310,000	$30,350		$1,560,553

Executive Compensation

1.

These amounts reflect the grant date fair value of awards of RSUs, PSUs and PRSUs. We calculated the amounts in accordance with financial statement reporting rules. For RSUs granted in fiscal year 2018, the amount was determined by reference to quoted market prices for the shares on their grant date, which was $26.45 for Mr. Arra, Ms. Gupta and Mr. May’s June 28 grants, $26.57 for Mr. Erwin and Mr. Jenson’s June 12th grants, $26.26 for Mr. Howe’s June 16th grant and $23.89 for Mr. Arra and Ms. Gupta’s September 12th grants. For PSUs granted in fiscal year 2018, we estimated each PSU grant date fair value to be $26.45 for Mr. Arra and Ms. Gupta’s June 28 grants, and one of Mr. May’s June 28 grants, $28.22 for Mr. Howe, Mr. Jenson and Mr. Erwin’s June 12th grant, one of Mr. May’s June 28 grants and $23.89 for Mr. May’s September 12th grant, in each case using a Monte Carlo simulation model. The amount reported for each PSU is based on the probable outcome of the underlying performance conditions, measured as of the grant date (100% of target value). For Mr. Erwin’s inducement PSUs granted in fiscal year 2016, we estimated the grant date fair value to be $19.07 using a Monte Carlo simulation model, measured at 100% of target value. For Mr. May’s PRSUs granted in fiscal year 2016, we estimated the grant date fair value to be $2.94, using a Monte Carlo simulation model and the maximum number of shares that can be earned. The grant date fair value for the fiscal year 2018 awards (including both RSUs and PSUs) at the highest level of performance for each executive is Mr. Howe $6,743,275, Mr. Jenson $2,638,416, Mr. Arra $3,063,142, Mr. Erwin $1,263,204, Ms. Gupta $3,063,142 and Mr. May $5,460,353.

2.

These amounts reflect the grant date fair value of awards of stock options. We calculated the option amounts in accordance with financial statement reporting rules using a customized binomial lattice option pricing model with the following weighted-average assumptions:

Fiscal Year	Dividend Yield	Risk-Free Interest Rate	Expected Duration	Expected Volatility	Suboptimal Exercise Multiple
2016	0%	2.20%	4.5 years	40%	1.4

3.

These amounts represent annual cash incentive awards earned by the Named Executive Officers under the Cash Incentive Plan based on Company results as well as Mr. Arra’s earnings from the Connectivity (or LiveRamp) Division Incentive Plan. For more information regarding how these determinations were made, see Section 4 of the Compensation Discussion and Analysis.

4.	The amounts disclosed in the “All Other Compensation” column for fiscal year 2018 includes the following:

Named Executive Officer	401(k) Matching Contributions	Non-qualified deferred compensation plans/SERP matching contributions	Other	Total
Scott E. Howe	$7,413	$0	$0	$7,413
Warren C. Jenson	$7,504	$0	$51,255[a]	$58,759
James F. Arra	$9,268	$0	$111,360[b]	$120,628
Richard E. Erwin	$8,239	$0	$14,897[c]	$23,136
Anneka R. Gupta	$8,538	$0	$0	$8,538
S. Travis May	$7,944	$0	$0	$7,944

a)	Represents expenses associated with Mr. Jenson’s international assignment in his role as President, International ($47,464), cell phone allowance ($2,688) and fitness reimbursement ($1,103).
b)	Represents expenses associated with tax assistance to cover the taxes for imputed income for airfare and apartment rental ($109,680) and cell phone allowance ($1,680).
c)	Represents expense associated with President’s club top seller’s appreciation trip ($12,065), cell phone allowance ($2,688) and spot award ($144).

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    69

Grants of Plan-Based Awards for Fiscal Year 2018

The following table shows grants of plan-based awards made to our Named Executive Officers during fiscal 2018. Non-equity incentive plan awards were granted under the 2010 Cash Incentive Plan and stock awards were granted under the Amended and Restated 2005 Equity Compensation Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan[1]			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officers	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott E. Howe	N/A	$184,250	$737,000	$1,474,000
	6/16/2017				22,771	91,085	182,170				$2,513,946
	6/16/2017							61,022			$1,602,438
Warren C. Jenson	N/A	$133,750	$535,000	$1,070,000
	6/12/2017				7,946	31,784	63,568				$896,944
	6/12/2017							31,784			$844,527
James F. Arra	N/A	$11,666	$46,666	$93,332
	N/A	$33,750	$275,000	uncapped
	6/28/2017				4,277	8,553	25,659				$226,227
	6/28/2017							11,404			$301,636
	9/12/2017							87,184			$2,082,826
Richard E. Erwin[2]	N/A	$70,688	$282,750	$565,500
	6/12/2017				3,795	15,181	30,362				$428,408
	6/12/2017							114			$3,029
	6/12/2017							15,181			$403,359
Anneka R. Gupta	N/A	$37,916	$151,666	$303,332
	N/A	$6,750	$68,750	uncapped
	6/28/2017				4,277	8,553	25,659				$226,227
	6/28/2017							11,404			$301,636
	9/12/2017							87,184			$2,082,826
S. Travis May	N/A	$68,750	$260,000	$520,000
	6/28/2017				9,503	19,006	57,018				$536,349
	6/28/2017				4,752	19,006	38,012				$502,709
	6/28/2017							19,006			$502,709
	9/12/2017				43,592	87,184	98,082				$2,082,826

1

The fair value of the PSUs was determined using a Monte Carlo simulation model based on the probable outcome of the underlying performance conditions, measured as of the grant date (100% of target value). For RSU awards, the fair value was determined by reference to quoted market prices on the date of grant for the shares of our common stock.

2

The Committee approved a discretionary cash incentive plan at the end of fiscal 2018 that provides incentives for certain employees, including Mr. Erwin, in connection with the sale of Acxiom Marketing Solutions. Please see “Compensation Discussion and Analysis – Acxiom Marketing Solutions Incentive Plan” above.

For a description of bonus opportunities under the Cash Incentive Plan, see “Annual Cash Incentives” in Section 4: of the Compensation Discussion and Analysis. For a description of PSU awards and RSU awards, see “Long-Term Incentive Compensation” in Section 4: of the Compensation Discussion and Analysis.

Executive Compensation

Outstanding Equity Awards at 2018 Fiscal Year End

The following table shows equity awards that we have made to our Named Executive Officers that were outstanding as of March 31, 2018.

Option Awards[1]						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Share or Unit Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]	Number of Shares or Units of Stock That Have Not Vested (#)[4]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
		Exercisable	Unexercisable
Scott E. Howe	7/29/2011	123,819		$13.74	7/29/2021
	7/29/2011	221,106		$13.74	7/29/2021
	5/21/2012	164,204		$13.28	5/21/2022
	5/23/2013	136,196		$21.46	5/23/2023
	5/20/2014	115,947	38,649	$21.17	5/20/2024	5/20/2014			13,536	$307,403
	5/20/2015	87,423	87,424	$17.49	5/20/2025	5/20/2015			32,590	$740,119
						5/24/2016	102,306	$2,323,369	51,153	$1,161,685
						6/12/2017	91,085	$2,068,540
						6/16/2017			61,022	$1,385,810
Warren C. Jenson	1/13/2012	26,934		$13.40	1/13/2022
	1/13/2012	157,024		$13.40	1/13/2022
	5/21/2012	61,452		$13.28	5/21/2022
	5/23/2013	45,460		$21.46	5/23/2023
	5/20/2014	47,038	15,680	$21.17	5/20/2024	5/20/2014			5,487	$124,610
						3/27/2015	111,111		12,500	$283,875
	5/20/2015	35,879	35,880	$17.49	5/20/2025	5/20/2015			13,392	$304,132
						5/24/2016	35,897	$815,221	26,922	$611,399
						6/12/2017	31,785	$721,837	31,785	$721,837
James F. Arra	3/27/2013	110,009		$0.85	3/26/2023
	7/24/2013	11,000		$0.85	7/23/2023
	1/21/2014	33,002		$2.58	1/20/2024
	6/29/2016	18,336	44,871	$21.32	6/29/2026	6/29/2016			6,534	$148,387
						6/28/2017	8,553	$194,239	11,404	$258,985
						9/12/2017			87,184	$1,979,949
Richard E. Erwin	4/13/2015	31,785	10,596	$19.07	4/13/2025
	4/13/2015	21,190		$19.07	4/13/2025	4/13/2015	41,929	$952,208	3,930	$89,250
						5/24/2016	15,705	$356,661	11,778	$267,478
						6/12/2017	15,181	$344,761	57	$1,294
						6/12/2017			15,181	$344,761
Anneka R. Gupta	1/24/2012	797		$1.10	1/23/2022
	12/13/2012	4,517		$0.85	12/12/2022
	7/24/2013	452		$0.85	7/23/2023
	3/25/2014	11,559		$2.58	3/24/2024
	6/29/2016	18,336	44,871	$21.32	6/29/2026	6/29/2016			6,309	$143,277
						6/28/2017	8,553	$194,239	11,404	$258,985
						9/12/2017			87,184	$1,979,949
S. Travis May	2/20/2013	27,901		$0.85	2/19/2023
	3/25/2014	41,973		$2.58	3/24/2024
	11/11/2014	12,798	4,267	$19.18	11/11/2024
	5/20/2015	13,888	13,890	$17.49	5/20/2025
						5/24/2016	22,436	$509,522
						6/28/2017	19,006	$431,626
						6/28/2017	19,006	$431,626	19,006	$431,626
						9/12/2017	87,184	$1,979,949

1	The vesting schedule for stock options granted during and after fiscal year 2008 is 25% per year beginning on the first anniversary of the grant date.
2

PSUs vest subject to attainment of performance goals with the number of shares earned ranging from zero to 200% of the award. In the case of fiscal 2016 grants of PSUs, each recipient vested at 200% based on fiscal 2018 TSR targets. In the case of fiscal 2017 grants of performance units, each recipient may become vested in a number of shares based on the TSR of our common stock compared to the TSR of the S&P Midcap 400 index. For Mr. Jenson’s PRSUs, we estimated the grant date fair value to be $5.33, respectively, using a Monte Carlo simulation model. The PRSUs awarded to Mr. Jenson (March 2015) vested on May 14, 2018 at 40.8275% attainment for 45,364 shares. For the PSU awards for Messers. May and Arra and Ms. Gupta (June 2017), vested on March 31, 2018 at 53.27% for the first tranche of these awards.

3	This value was determined by multiplying the number of unvested shares or units by the closing price of our common stock on March 29, 2018 (the last day of the 2018 fiscal year), which was $22.71.
4

Represents awards of RSUs that vest over a four-year period in equal increments beginning on or around the first anniversary of the grant date, except for awards granted beginning in fiscal 2017 that vest 25% after the first year, and then 6.25% quarterly until fully vested. The RSU awards granted to Mr. Arra and Ms. Gupta in September 2017 in connection with their promotions will vest 50% on the first anniversary of the grant date with the remainder vesting quarterly thereafter through the second anniversary of the grant date.

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Option Exercises and Stock Vested During Fiscal Year 2018

The following table shows the value realized by our Named Executive Officers on stock awards vesting during fiscal year 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Scott E. Howe			233,627	$5,597,927
Warren C. Jenson			109,404	$2,706,177
James F. Arra			11,164	$284,980
Richard E. Erwin			7,915	$208,903
Anneka R. Gupta			11,679	$299,112
S. Travis May	7,945	$218,408	45,310	$1,083,061

1.	The stock awards values were determined by multiplying the number of shares acquired on vesting by the closing market price of the Company’s common stock on the vesting date.

Nonqualified Deferred Compensation During Fiscal Year 2018

The Company maintains the Acxiom Corporation Non-Qualified Deferral Plan, or SERP, that includes participation by our NEOs.

Name	Executive Contributions in Fiscal Year 2018	Registrant Contributions in Fiscal Year 2018	Aggregate Earnings in Fiscal Year 2018	Aggregate Withdrawals/ Distributions	Aggregate Balance at 3/31/2018[1]
Scott E. Howe	-	-	-	-	-
Warren C. Jenson	-	-	-	-	$78,470
James F. Arra	-	-	-	-	$309,435
Richard E. Erwin	-	-	-	-	-
Anneka R. Gupta	-	-	-	-	-
S. Travis May	-	-	-	-	-

1	None of the executives contributed to the plan during fiscal year 2018. Mr. Jenson’s balance was previously reported in the Summary Compensation Table in the years any contributions were made.

Nonqualified Deferral Plan or SERP

The purpose of the SERP is to provide eligible employees with the ability to defer cash compensation in excess of certain limits that apply under the Company’s 401(k) plan and to receive a corresponding matching contribution. Participants may defer up to 90% of their pre-tax income. Under both the SERP and the 401(k) plan, the Company matches a participant’s combined contributions at a rate of $0.50 on the dollar up to the first 6% of the participant’s compensation. The matching contribution for the employee’s SERP deferrals up to the annual limit established by IRS regulations is made in cash to the employee’s SERP account. For SERP deferrals in excess of annual IRS limits, the matching contribution is provided under the Non-Qualified Matching Contribution Plan and is made in shares of our common stock. In each case, the rate of matching contribution is the same. The matching contribution vests at one-third after one year of employment and one-third each year thereafter until fully vested. Vesting is accelerated in the event of death, disability or retirement.

The investment choices for participant contributions under the SERP are similar to those provided under the 401(k) plan. A participant’s contributions are deemed to be invested in certain funds in accordance with his or her election, and earnings are calculated based on the performance of the selected funds. The participant does not actually own any shares in the investments.

Executive Compensation

Prior to deferring compensation, participants must elect the time and manner of their account payouts. Benefits are paid as elected by the participant at the time of the deferral in the form a single lump sum payment, equal annual installments over a period of years or an annuity. Under limited circumstances, participants may change the time and manner of their account payouts or receive distributions on account of a financial hardship or other conditions.

Potential Payments Upon Termination or Change in Control

The tables and narrative below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of the executive’s employment under the various circumstances described. The amounts shown assume that the termination was effective as of March 31, 2018. These are only estimates of the amounts which would be paid to the Named Executive Officer upon their termination. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the Company. Payments or benefits generally available to all employees on similar terms are not described.

Potential Payments Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, he or she may be entitled to receive amounts earned during his/her term of employment. These amounts include:

•	base salary earned through the date of termination; and

•	amounts accrued and vested through the Company’s 401(k) plan, SERP or Deferred Plan.

Employment Agreements. Mr. Howe entered into a new employment agreement with the Company effective February 14, 2018 (the “Howe Agreement”), and Mr. Jenson entered into a new employment agreement with the Company effective February 14, 2018 (the “Jenson Agreement” and, together with the Howe Agreement, the “Employment Agreements”). Under the terms of the Employment Agreements, Mr. Howe and Mr. Jenson are entitled to termination payments if either of them is terminated by us without cause or if either of them resigns for good reason. For this purpose “cause” is generally defined to include a willful failure to substantially perform duties following a cure period, intentional misconduct or gross negligence that is materially injurious to the Company, a conviction of a felony or a material breach of the agreement or other policy that remains following a cure period, and “good reason” is generally defined to include a material reduction or change in title, position or responsibilities, a reduction in salary, breach of the agreement by the Company that remains following a cure period, and, in the Jenson Agreement, a material change in his reporting relationship or a requirement for relocation more than 30 miles away. Additionally, the Employment Agreements provide for certain payments in the case of non-renewal, change in control, and death and disability.

Severance Policy. On November 9, 2010, the Company adopted the Acxiom Corporation 2010 Executive Severance Policy (the “Severance Policy”), as amended December 18, 2017, which provides certain benefits to all officers of the Company designated as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934, except for those officers with employment agreements in effect, in the event of a without cause termination or following a change in control without termination, a without cause termination or resignation for good reason. For this purpose, “cause” is generally defined to include a willful failure to substantially perform duties following a cure period, willful misconduct, gross negligence that is materially injurious to the Company, a conviction of a felony or fraud crime, or a material breach of the Severance Policy or other policy that remains after a cure period. As of March 31, 2018, Mr. Arra, Mr. Erwin and Ms. Gupta are covered by the terms of the Severance Policy.

Change in Control. The Employment Agreements, Severance Policy, SVP Severance Policy, and 2005 Plan provide for certain payments and/or benefits upon the occurrence of a change in control of the Company. The 2005 Plan generally defines a change in control as a transaction, as the Compensation Committee or Board of Directors may determine in their discretion, involving (i) the consummation of a reorganization, merger, consolidation or similar transaction involving the Company (other than such a transaction in which our stockholders immediately prior to the transaction own more than 50% of the combined voting power entitled to vote in the election of directors of the surviving corporation), (ii) a sale of all or substantially all of the Company’s assets, the liquidation or dissolution of the Company, or (iii) the acquisition of a significant percentage (no less than beneficial ownership of 20%) of the voting power of the Company. The Severance Policy, SVP Severance Policy and Employment Agreements generally provide that a change in control includes (i) an acquisition of any Company securities entitled to vote generally in the election of directors by a person immediately after which such person has beneficial ownership of 30% or more of the combined voting power of the Company’s then-

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    73

outstanding voting securities (excluding certain acquisitions that would not trigger a change in control), (ii) individuals who constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of our Board of Directors (with certain exceptions), or (iii) consummation of reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company, or the sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another corporation, unless immediately following the applicable transaction, (A) the pre-transaction stockholders beneficially own at least 50% of the post-transaction combined voting power in substantially the same proportions as before the transaction, (B) members of the pre-transaction Board of Directors comprise at least a majority of the post-transaction Board of Directors, and (C) no person (with certain exceptions) has beneficial ownership of 30% or more of the combined voting power of the surviving corporation’s then-outstanding voting securities.

However, in 2018, the Company amended the 2005 Plan to remove the Compensation Committee and Board of Director’s discretion in determining whether a change in control has occurred and provided for revised treatment of outstanding equity awards under the 2005 Plan upon a change in control. At the same time, the Compensation Committee authorized our management to make conforming amendments to our other equity compensation plans, to ensure that equity awards granted pursuant to such plans were treated consistently among all recipients of such awards. In addition, the Compensation Committee amended the 2005 Plan, Severance Policy and SVP Severance Policy, as well as the outstanding award agreements for PSU awards granted in fiscal 2017 and fiscal 2018 to provide for consistent and coordinated treatment of PSU awards in connection with a change in control of the Company. Pursuant to these amendments:

•	the applicable performance period for such PSU awards will be truncated,

•	the number of PSUs that become eligible to vest will be determined by the degree of achievement of the applicable performance objectives as of the change in control date, and

•

the number of PSUs that were determined to be eligible to vest will be treated as unvested RSUs, and if assumed or substituted for by the acquiring or surviving entity (or an affiliate of such entity), will convert into RSUs of equal value to be settled in cash or shares by the acquiring or surviving entity (as determined pursuant to the definitive agreement relating to the change in control). If the executive officer remains employed with the acquiring or surviving entity through the end of the original performance period, the RSUs (i.e., the converted PSU awards) will become fully vested. Further, if within 24 months following a change in control, the executive officer’s employment is terminated without cause, he or she resigns for good reason, or if he or she dies or becomes disabled, the RSUs (i.e., the converted PSU awards), to the extent unvested, will become fully vested. If the RSU awards (i.e., the converted PSU awards) are not appropriately assumed or substituted by the acquiring or surviving entity (or an affiliate of such entity), then such converted RSU awards will fully vest in accordance with the terms of the 2005 Plan.

Moreover, in anticipation of the Potential Sale, in 2018, the Committee clarified its interpretation of change in control as follows: (i) a Potential Sale would constitute a change in control for purposes of the 2005 Plan and awards thereunder; (ii) for employees who, following a Potential Sale remain employed by us, a Potential Sale would not constitute a change in control for purposes of the Employment Agreements, the Severance Policy, or the SVP Severance Policy, except in two limited circumstances which would entitle eligible employees to claim a post-change in control good reason termination, as discussed above in “Modification of Post-Employment Compensation Arrangements”; and (iii) for employees who, following a Potential Sale, “go with” the division sold in a Potential Sale, a Potential Sale would be deemed to constitute a change in control for purposes of the Severance Policy or the SVP Severance Policy, entitling such individuals to the enhanced severance payments and benefits in accordance with the terms of those arrangements.

Terminations Without Cause, Resignation for Good Reason or Non-Renewal of Employment Agreements

Employment Agreements. In the event of a qualifying termination (other than non-renewal of employment agreement for Mr. Jenson), subject to the Company receiving a general release of claims from him, each of Mr. Howe and Mr. Jenson will be entitled to receive: (i) all base salary and benefits payable through the date of termination, (ii) the amount of any cash bonus related to any fiscal year ending before the date of termination that has been earned but remains unpaid, (iii) a prorated bonus for the fiscal year in which termination occurs, (iv) an amount equal to 200% of base salary, (v) an amount equal to 200% of average annual bonus based on the preceding two years bonus payments prior to the fiscal year in which the termination occurs, (vi) any unpaid benefits to which he is entitled under any plan, policy or program of the Company applicable to him as of the termination according to the terms of the plan, policy or program, and (vii) vesting of a prorated portion of PSUs that are earned but unvested or for which the performance period is ongoing at

Executive Compensation

the time of termination and at least one year of the performance period has elapsed. If the qualifying termination is a non-renewal of his employment agreement, the percentage for Mr. Jenson in (iv) and (v) above will be 100% and all other provisions above will remain the same.

The amounts referred to in clauses (i)-(iv) above are to be paid immediately following a waiting period which is generally 30 days following the termination date but which will be extended to 60 days if the termination is in connection with an exit incentive program or other employee termination program offered to a group or class of employees as defined under the Older Worker Benefit Protection Act (the “Delay Period”). Payment of the prorated fiscal year bonus will occur 90 days after the end of the fiscal year in which the termination occurs. Vesting of PSUs will occur immediately following expiration of the Delay Period for PSUs that are earned but unvested at the time of termination and as soon as administratively practicable following the close of the performance period for PSUs related to performance periods that are on-going at the time of termination and for which at least one year of the performance period has elapsed, based on the Company’s actual performance.

Severance Policy. Under the Severance Policy, if Mr. Arra, Mr. Erwin or Ms. Gupta is involuntarily terminated by the Company without cause other than in connection with a change in control, upon executing a general release of claims against the Company which include one-year non-competition and non-solicitation restrictions, he or she will receive an amount equal to 100% of base salary, 100% of his or her average annual bonus based on their bonus payment for the preceding two years prior to termination (using target bonus for the portion of time he or she has been employed if less than two years), a prorated bonus based on the actual fiscal year results and a prorated portion of any PSUs (i) that are earned but unvested or (ii) for which the performance period is ongoing at the time of termination and for which at least one year of the performance period has elapsed. The base salary and average annual bonus will be paid on regular paydays during the 12 months following the Delay Period. The prorated bonus will be paid within 90 days after the end of the fiscal year in which the termination occurs or following the Delay Period, whichever is later. Vesting of PSUs will occur within 30 days of the expiration of the Delay Period for PSUs earned but unvested at the time of termination and as soon as administratively practicable following the close of the performance period for PSUs related to performance periods that are ongoing at the time of termination and for which at least one year of the performance period has elapsed, based on actual Company performance.

Retirement or Voluntary Termination

In the event of retirement or voluntary termination, Mr. Howe, Mr. Jenson, Mr. Arra, Mr. Erwin and Ms. Gupta will receive earned but unpaid base compensation through his or her retirement or termination date and any amounts accrued and vested to which he or she is otherwise entitled under a plan, program or policy of the Company.

Death or Disability

In the event of death or disability, in addition to the payment of earned but unpaid base salary and amounts accrued and vested through the Company retirement plans, Mr. Howe, Mr. Jenson, Mr. Arra, Mr. Erwin and Ms. Gupta will receive benefits under the Company’s life insurance plan or disability plan, as applicable. Also, upon death or six months following commencement of long-term disability payments, all unvested RSUs and stock options will vest. In addition, all PSUs related to a completed performance period will vest based on actual Company attainment of the specified performance targets and a pro-rated portion of PSUs related to an uncompleted performance period will vest, provided that at least one year of the performance period has elapsed, with payment based on actual performance at the end of the performance period.

Employment Agreements. The Employment Agreements provide that in the event of termination as a result of death or disability, each of Mr. Howe and Mr. Jenson or their respective estates would be entitled to receive: (i) all base salary and benefits payable through the date of termination, (ii) any unpaid benefits to which he is entitled under any plan, policy or program of the Company applicable to him as of the date of termination according to the terms of the plan, policy or program, (iii) the amount of any cash bonus related to any fiscal year ending before the date of termination that has been earned but remains unpaid, and (iv) the amount of any target cash bonus for the fiscal year in which the date of termination occurs, prorated based on the portion of the applicable year he worked for the Company before the date of termination. The amounts in (i)-(iii) would be paid at the time it would otherwise have been paid had he remained employed. The amount in (iv) would be paid within 60 days of the date of termination.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    75

Potential Payments Upon Change in Control

Employment Agreements. Under the terms of the Employment Agreements, Mr. Howe and Mr. Jenson are eligible to receive change in control payments if they are terminated from employment by the Company without cause within 24 months following a change in control, or if they resign for good reason within 24 months following a change in control. The amount payable in the event of a qualifying termination, subject to the Company receiving a general release of claims, is (i) all earned base salary and benefits payable through the date of termination, (ii) the amount of any cash bonus related to any fiscal year ending before the date of termination that has been earned but remains unpaid, (iii) an amount equal to 300% of the current base salary under the Howe Agreement and 200% of the current base salary under the Jenson Agreement, (iv) an amount equal to 300% of average annual bonus based on the preceding two years bonus payments prior to the fiscal year in which the termination occurs under the Howe Agreement, and an amount of 200% of average annual bonus based on the preceding two years bonus payments prior to the fiscal year in which the termination occurs under the Jenson Agreement, (v) prorated bonus for the fiscal year in which the termination occurs based on actual fiscal year results and (vi) any other unpaid benefits to which they are entitled under any plan, policy or program of the Company. In addition, all equity awards (other than PSUs) which are outstanding but unvested would vest. Payments under clauses (i)-(iv) would be made in a lump sum immediately following the Delay Period.

For PSU awards, unless provided otherwise in the applicable grant documents, upon the consummation of a Change in Control, the applicable performance period will be truncated, and a number of PSUs will become eligible to vest based on the degree of achievement of the applicable performance objectives as of the Change in Control Date. The number of PSUs that were determined to be eligible to vest will be treated as unvested RSUs, and if assumed or substituted for by the acquiring or surviving entity in accordance with the terms of the definitive agreements relating to the Change in Control will convert into RSUs (or other compensatory arrangements) of equal value to be settled in cash or shares by the acquiring or surviving entity (or an affiliate of such entity), as applicable. In the event Mr. Howe or Mr. Jenson, as applicable, remains employed with the acquiring or surviving entity (or an affiliate of such entity), through the end of the original performance period, the RSUs (i.e., the converted PSUs) will become fully vested and will be settled within 30 days of the performance period end date. If the RSU awards (i.e., the converted PSU awards) are not appropriately assumed or substituted by the acquiring or surviving entity (or an affiliate thereof), then such RSU awards will fully vest in accordance with the terms of the 2005 Plan. Although the AMS Sale will not constitute a change in control under the Employment Agreements, pursuant to an action taken by the Compensation Committee of our Board of Directors, if Mr. Howe or Mr. Jenson resign due to (i) the Company materially reducing the executive’s total compensation, or (ii) the executive being required to relocate, in either case, within 24 months following the AMS Sale, the executive may be entitled to receive the amount he would have received had he experienced a qualifying termination of employment under his employment agreement within 24 months following a change in control.

In the event that Mr. Howe or Mr. Jenson is terminated without cause or resigns for good reason following the public announcement of a Board-approved agreement to effect a change in control but prior to the consummation of the change in control, upon the consummation of the change in control Mr. Howe or Mr. Jenson would receive, in addition to any amounts they received for a without-cause or good-reason termination: (i) an amount equal to the value of all unvested equity that was forfeited upon termination, except PSUs, that would have vested on or prior to a termination without cause or for good reason following a change in control had he remained employed until the change in control using the value of the Company’s common stock implied by the change in control price of the stock, and (ii) an amount equal to the difference between what was actually paid with respect to PSUs and that which would have been paid had he remained employed through the date of the change in control. Additionally, Mr. Howe shall be entitled to a payment equal to 100% of his then current base salary and 100% of his average annual bonus for the two-year preceding the fiscal year in which the termination occurred. These payments shall be made on the later of the expiration of the Delay Period applicable to the actual termination or contemporaneously with the change in control (or within 10 days thereafter).

Severance Policy. Under the Severance Policy, benefits are due if Mr. Arra, Mr. Erwin or Ms. Gupta is terminated by the Company without cause or resigns for good reason (which includes a resignation following a demotion, reduction in salary, relocation, or material reduction in responsibilities, authority or duties, as set forth in the Severance Policy) within a two-year period following a change in control. Upon execution of a general release of claims against the Company which includes one-year non-competition and non-solicitation restrictions, benefits paid would include: (i) 150% of the base salary (ii) 150% of the average annual bonus for the two years preceding the fiscal year in which the termination occurs, (iii) a prorated bonus based on the actual fiscal year results for the fiscal year in which the termination occurs and (iv) vesting of all equity award except for PSUs. Benefits under clauses (i) and (ii) and would be paid in a lump sum on the next regular payroll cycle following the expiration of the Delay Period; benefits under clause (iii) would be paid within 90 days after the end of the fiscal year in which the termination occurs, and benefits under clause (iv) would be

Executive Compensation

processed within 30 days of the expiration of the Delay Period. Regardless of whether Mr. Arra, Mr. Erwin or Ms. Gupta is terminated, at the time of a change in control, the applicable performance period for PSUs will be truncated and that number of PSUs as determined by the degree of achievement of the performance objectives as of that time will become eligible to vest as of the date of the change in control and will be treated as unvested RSUs and if assumed or substituted for by the acquiring or surviving entity will convert into RSUs of equal value to be settled in cash or shares by the acquiring or surviving entity. If the executive officer remains employed with the acquiring or surviving entity through the end of the applicable performance period, the PSU awards will become fully vested. Further, if within 24 months following a change in control, the executive officer’s employment is terminated without cause, he or she resigns for good reason, or he or she dies or becomes disabled, the PSU awards, to the extent unvested, will become fully vested. Although the AMS Sale will not constitute a change in control under the Severance Policy, the Compensation Committee of our Board of Directors took action to provide that (i) the AMS Sale will be deemed to constitute a change in control for purposes of the Severance Policy with respect to any participant in the Severance Policy who is an employee of AMS, and (ii) any participant in the Severance Policy who is not an employee of AMS, or otherwise transferring to the AMS Business in connection with the AMS Sale and who resigns due to (A) the Company materially reducing the participant’s total compensation, or (B) the participant being required to relocate, in either case, within 24 months following the AMS Sale, the participant may be entitled to receive the amount he or she would have received had he or she experienced a qualifying termination of employment under the Severance Plan within 24 months following a change in control.

Consulting Agreement for Mr. May. Mr. May resigned from employment with Acxiom as of April 15, 2018. On April 16, 2018, the Company and Mr. May entered into a consulting agreement with the Company pursuant to which he will continue to work with the Company through October 31, 2018 for a consulting fee of $2,500 per month. As part of the agreement, Mr. May agreed to certain covenants and agreed to release and indemnify the Company from any claims. In connection with his resignation, Mr. May received his 2018 annual cash incentive payment under the Fiscal 2018 CIP and the payout of the 2016 PSU awards as detailed in Section 4 of the Compensation Discussion and Analysis above. Mr. May’s unvested Acxiom equity awards will continue to vest in accordance with the terms applicable to such awards through October 31, 2018. The Company’s SVP Severance Policy no longer applies to Mr. May. For purposes of any potential sale of Acxiom Marketing Solutions, his equity awards would be deemed to be assumed and continued by the Company, including a potential truncation of the performance period and conversion of the PSU awards into RSUs as described above, subject to any lapse of the awards. See the “Outstanding Equity Awards Table” for more information on those awards.

Scott E. Howe

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective March 31, 2018 for Scott E. Howe, our Chief Executive Officer & President.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control		Termination for Cause	Non-Renewal by the Company		Change in Control with no Termination		Termination without Cause or Resignation for Good Reason following a Change in Control[1]		Death or Disability
Severance	-	$3,259,750	[2]	-	$3,259,750	[2]	-		$4,889,625	[3]	-
Cash Incentive Plan	-	$597,000	[4]	-	$597,000	[4]	-		$597,000	[4]	$597,000	[5]
SERP or Deferred Plan	-	-		-	-		-		-		-
Stock Options	-	-		-	-		-	[6]	$515,873	[7]	$515,873	[11]
Restricted Stock Units	-	-		-	-		-	[6]	$3,595,016	[7]	$3,595,016	[11]
Performance Stock Units	-	$2,238,426		-	$2,238,426	[8]	$2,238,426	[9]	$3,617,453	[10]	$2,238,426	[12]
Total	-	$6,095,176		-	$6,095,176		$2,238,426		$13,214,967	[13]	$6,946,315	[14]

1

Under his employment agreement, in the event his employment is terminated by the Company without cause or he resigns for good reason following the public announcement of a Board-approved agreement to effect a change in control but prior to the consummation of the change in control, in addition to any amounts received for a without-cause or good-reason termination he would receive a supplemental payment equal to the value of what he would have received had he remained employed through the date of the change in control, payable upon the consummation of the change in control. In addition, Mr. Howe would be entitled to a payment equal to 100% of his then current base salary and average annual bonus for the preceding two years.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    77

2	Represents: 200% of i) base salary; and ii) average annual bonus for preceding two fiscal years.
3	Represents: 300% of i) base salary; and ii) average annual bonus for preceding two fiscal years.
4	Represents fiscal 2018 actual bonus.
5	In the event of his death or disability, Mr. Howe’s employment agreement specifies that he or his survivors will receive payment of any earned but unpaid bonus. This represents fiscal 2018 bonus.
6

The Company’s equity plans permit, but do not require, accelerated vesting of certain equity awards in the event of a change in control, as determined in the discretion of the Board of Directors. The amount assumes that no such acceleration will occur.

7

If Mr. Howe’s employment is terminated within 24-months following a change in control by us without cause or by Mr. Howe for good reason, vesting of any unvested stock options or RSUs will be accelerated. The stock option value was determined by subtracting the strike price from the closing stock price of our common stock on March 29, 2018 ($22.71) and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 29, 2018 ($22.71).

8

If Mr. Howe’s employment is terminated without cause or he resigns for good reason or his contract is not renewed by the Company, his employment agreement provides for prorated vesting of certain PSUs. The PSUs’ value was determined by multiplying the closing price of our common stock on March 29, 2018 ($22.71) by the number of PSUs based on the years elapsed in the performance period that were estimated to be earned as of March 31, 2018, including, (i) two-thirds of fiscal 2017 awards at 100% of target and (ii) one-third of fiscal 2018 awards at 100% of target. Note, however, that these amounts may differ based on actual performance.

9

The PSUs provide that on a change in control, the performance period will be truncated and the number of PSUs that are eligible to vest will be determined based on the degree of achievement of performance objectives applicable to such PSUs as of the change in control date. The number of PSUs that are eligible to vest will be treated as unvested RSUs, and if appropriately assumed or substituted by an acquirer or successor entity (or an affiliate of such entity), will convert into RSUs (or other compensatory arrangements) to be settled in cash or shares by the acquirer or successor entity (or an affiliate of such entity). In the event Mr. Howe remains employed with the acquirer through the end of the original performance period, the assumed RSUs (i.e., the converted PSUs) will become fully vested and will be settled within 30 days of the performance period end date. These RSUs (i.e., the converted PSUs) would also vest on Mr. Howe’s death, permanent and total disability or involuntary termination without cause or resignation by Mr. Howe for good reason. The amount shown above does not include any value in respect of the RSUs that would still be held by Mr. Howe.

10

Please see Note 9. The performance units’ value was determined based on actual performance through March 31, 2018, including, (i) 100% of fiscal 2017 awards at 100% of target and (ii) 100% of fiscal 2018 awards at 100% of target. The performance units’ value was determined by multiplying such vested units by the closing price of our common stock on March 29, 2018 ($22.71).

11

Six months after long-term disability payments commence all earned but unvested stock options and RSUs vest. Upon death, any earned but unvested stock options and RSUs immediately vest. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 29, 2018 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 29, 2018.

12

In the case of death or disability, a pro-rated portion of his PSUs will vest, provided that at least one year of the performance period has elapsed, with payment based on actual performance at end of performance period. The amount shown is calculated the same as in Note 8. However, this amount would not be payable until completion of the performance period and would be decreased if the Company achieved less than 100% attainment of the objectives.

13

Under his employment agreement, if his total payments or benefits constitute “parachute payments” under section 280G of the Internal Revenue Code that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments or benefits will be reduced to the greater of: (i) the largest portion of the payment or benefit that would not result in him being subject to the excise tax; or (ii) the entire payment or benefit less all applicable taxes computed at the highest marginal rate.

14

In the event of death or disability, in addition to the payment earned but unpaid base salary and amounts accrued and vested through the Company retirement plans, he would receive benefits under the Company’s life insurance plan or disability plan, as applicable.

Warren C. Jenson

The following table shows the potential payments under a hypothetical termination or a change in control of the Company as of March 31, 2018 for Warren C. Jenson, our Chief Financial Officer & Executive Vice President/President, International.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control		Termination for Cause	Non-Renewal by the Company		Change in Control with no Termination		Termination without Cause or Resignation for Good Reason following a Change in Control[1]		Death or Disability
Severance	-	$2,568,000	[2]	-	$1,284,000	[3]	-		$2,568,000	[2]	-
Cash Incentive Plan	-	$433,350	[4]	-	$433,350	[4]	-		$433,350	[4]	$433,350	[5]
SERP or Deferred Plan	-	-		-	-		-		-		-
Stock Options	-	-		-	-		-	[6]	$211,441	[7]	$211,441	[11]
Restricted Stock Units	-	-		-	-		-	[6]	$2,045,853	[7]	$2,045,853	[11]
Performance Stock Units	-	$784,093	[8]	-	$784,093	[8]	$784,093	[9]	$1,265,318	[10]	$784,093	[12]
Total	-	$3,785,443		-	$2,501,443		$784,093	[13]	$6,523,962	[13]	$3,474,737	[14]

1

Under his employment agreement, in the event his employment is terminated by the Company without cause or he resigns for good reason following the public announcement of a Board-approved agreement to effect a change in control but prior to the consummation of the change in control, in addition to any amounts received for a without-cause or good-reason termination he would receive a supplemental payment equal to the value of what he would have received had he remained employed through the date of the change in control, payable upon the consummation of the change in control.

Executive Compensation

2	Represents: 200% of i) base salary; and ii) average annual bonus for preceding two fiscal years.
3	Represents: 100% of i) base salary; and ii) average annual bonus for preceding two fiscal years.
4	Represents fiscal 2018 actual bonus.
5	In the event of his death or disability, the terms of Mr. Jenson’s employment agreement specify he or his survivors will receive payment of any earned but unpaid bonus.
6

The Company’s equity plans permit, but do not require, accelerated vesting of certain equity awards in the event of a change in control, as determined in the discretion of the Board of Directors. The amount assumes that no such acceleration will occur

7

If his employment is terminated within 24-months following a change in control by us without cause or by Mr. Jenson for good reason, vesting of any unvested stock options or RSUs will be accelerated. The stock option value was determined by subtracting the strike price from the closing stock price of our common stock on March 29, 2018 ($22.71) and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 29, 2018.

8

If Mr. Jenson’s employment is terminated without cause or he resigns for good reason or his contract is not renewed by the Company, his employment agreement provides for prorated vesting of certain PSUs. The PSUs’ value was determined by multiplying the closing price of our common stock on March 29, 2018 ($22.71) by the number of PSUs based on the years elapsed in the performance period that were estimated to be earned as of March 31, 2018, including, (i) two-thirds of fiscal 2017 awards at 100% of target and (ii) one-third of fiscal 2018 awards at 100% of target. For Mr. Jenson’s 2015 PRSU award, the amount includes the 45,364 shares actually earned. Note, however, that these amounts may differ based on actual performance.

9

The PSUs provide that on a change in control, the performance period will be truncated and the number of PSUs that are eligible to vest will be determined based on the degree of achievement of performance objectives applicable to such PSUs as of the change in control date. The number of PSUs that are eligible to vest will be treated as unvested RSUs, and if appropriately assumed or substituted by an acquirer or successor entity (or an affiliate of such entity), will convert into RSUs (or other compensatory arrangements) to be settled in cash or shares by the acquirer or successor entity (or an affiliate of such entity). In the event Mr. Jenson remains employed with the acquirer through the end of the original performance period, the assumed RSUs (i.e., the converted PSUs) will become fully vested and will be settled within 30 days of the performance period end date. These RSUs (i.e., the converted PSUs) would also vest on Mr. Jenson’s death, permanent and total disability or involuntary termination without cause or resignation by Mr. Jenson for good reason. The amount shown above does not include any value in respect of the RSUs that would still be held by Mr. Jenson.

10

Please see Note 9. The performance units’ value was determined based on actual performance through March 31, 2018, including, (i) 100% of fiscal 2017 awards at 100% of target and (ii) 100% of fiscal 2018 awards at 100% of target. The performance units’ value was determined by multiplying such vested units by the closing price of our common stock on March 29, 2018 ($22.71).

11

Six months after long-term disability payments commence all earned but unvested equity vests. Upon death, any earned but unvested equity immediately vests. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 29, 2018 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 29, 2018.

12

In the case of death or disability, a pro-rated portion of his performance units will vest, provided that at least one year of the performance period has elapsed, with payment based on actual performance at end of performance period. The amount shown is calculated the same as in Note 8. However, this amount would not be payable until completion of the performance period and would be decreased if the Company achieved less than 100% attainment of the objectives.

13

Under his employment agreement, if his total payments or benefits constitute “parachute payments” under section 280G of the Code that would be subject to the excise tax imposed by Section 4999 of the Code, then the payments or benefits will be reduced to the greater of: (i) the largest portion of the payment or benefit that would not result in him being subject to the excise tax; or (ii) the entire payment or benefit less all applicable taxes computed at the highest marginal rate.

14

In the event of death or disability, in addition to the payment of earned but unpaid base salary and amounts accrued and vested through the Company retirement plans, he would receive benefits under the Company’s life insurance plan or disability plan, as applicable.

James F. Arra

The following table shows the potential payments under a hypothetical termination or a change in control of the Company as of March 31, 2018 for James F. Arra, Co-President & General Manager, Connectivity.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control		Termination for Cause	Change in Control with no Termination		Termination without Cause or Resignation for Good Reason following a Change in Control		Death or Disability
Severance	-	$806,776	[1]	-	-		$1,210,165	[2]	-
Cash Incentive Plan	-	$37,800	[3]	-	-		$37,800	[3]	-
SERP or Deferred Plan	-	-		-	-		-		-
Stock Options	-	-		-	-	[4]	$62,371	[5]	$62,371	[6]
Restricted Stock Units	-	-		-	-	[4]	$2,387,321	[5]	$2,387,321	[6]
Performance Stock Units	-	$129,492	[7]	-	$129,492	[8]	$194,239	[9]	$129,492	[10]
Total	-	$974,069		-	$129,492	[11]	$3,891,895	[11]	$2,579,184	[12]

1	Represents: 100% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
2	Represents: 150% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
3	Represents fiscal year 2018 actual bonus.
4

The Company’s equity plans permit, but do not require, accelerated vesting of certain equity awards in the event of a change in control, as determined in the discretion of the Board of Directors. The amount assumes that no such acceleration will occur.

5

Represents accelerated vesting of all Mr. Arra’s unvested stock options and RSUs. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 29, 2018 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 29, 2018.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    79

6

Six months after long-term disability payments commence all earned but unvested stock options and RSUs vest. Upon death, any earned but unvested stock options and RSUs immediately vest. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 29, 2018 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 29, 2018.

7

Represents accelerated vesting of: (i) PSUs earned during a completed performance period and (ii) PSUs for performance periods that are ongoing as of the termination date and for which at least one year of the performance period has elapsed as of the termination date, prorated based on the number of calendar months that elapsed between the beginning of the performance period and the termination date. The PSUs’ value was determined by multiplying the closing price of our common stock on March 29, 2018 ($22.17) by the number of PSUs based on the calendar months elapsed in the performance period that were estimated to be earned as of March 29, 2018, including (i) one-third of fiscal 2018 awards at target. Note, however, that these amounts may differ based on actual performance.

8

Upon consummation of a change of control, the applicable performance period will be truncated, and a number of PSUs will become eligible to vest based on the degree of achievement of performance objectives as of the change in control date. Such eligible PSUs will be treated as unvested RSUs, and if appropriately assumed or substituted by the acquirer will convert into RSUs (or other arrangements) to be settled in cash or shares by the acquirer. In the event he remains employed with the acquirer through the end of the performance period, the RSUs (i.e., the converted PSUs) will become fully vested and will be settled within 30 days of the performance period end date. They would also vest on death, permanent and total disability or involuntary termination without cause or resignation for good reason within 24 months following a change in control. The amount shown above does not include any value in respect of the RSUs that would still be held.

9

The PSUs’ value was determined as described in notes 7 and 8, except that the amount also includes the full value of 2017 awards at 100% of target, reflecting the vesting of the RSU awards referred to in note 8.

10

In the case of death or disability, a pro-rated portion of his performance units will vest, provided that at least one year of the performance period has elapsed, with payment based on actual performance at end of performance period. The amount shown is calculated the same as in Note 7. However, this amount would not be payable until completion of the performance period and would be decreased if the Company achieved less than 100% attainment of the objectives.

11

If the total payment to Mr. Arra under the Severance Policy constitutes a “parachute payment” under section 280G of the Code that would be subject to the excise tax imposed by Section 4999 of the Code, then the payment will be reduced to the greater of: (i) the largest portion of the termination payment that would not result in a portion of the payment being subject to the excise tax; or (ii) the entire payment less all applicable taxes computed at the highest marginal rate.

12

In the event of death or disability, in addition to the payment of earned but unpaid base salary and amounts accrued and vested through the Company retirement plans, he would receive benefits under the Company’s life insurance plan or disability plan, as applicable.

Richard E. Erwin

The following table shows the potential payments under a hypothetical termination or a change in control of the Company as of March 31, 2018 for Richard E. Erwin, President & General Manager, Audience Solutions.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control		Termination for Cause	Change in Control with no Termination		Termination without Cause or Resignation for Good Reason following a Change in Control		Death or Disability
Severance	-	$817,500	[1]	-	-		$1,226,250	[2]	-
Cash Incentive Plan	-	$226,200	[3]	-	-		$226,200	[3]	-
SERP or Deferred Plan	-	-		-	-		-		-
Stock Options	-	-		-	-	[4]	$38,569	[5]	$38,569	[6]
Restricted Stock Units	-	-		-	-	[4]	$702,784	[5]	$702,784	[6]
Performance Stock Units	-	$352,694	[7]	-	$352,694	[8]	$1,653,629	[9]	$352,694	[10]
Total	-	$1,396,394		-	$352,694	[11]	$3,847,432	[11]	$1,094,047	[12]

1	Represents: 100% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
2	Represents: 150% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
3	Represents fiscal year 2018 actual bonus.
4

The Company’s equity plans permit, but do not require, accelerated vesting of certain equity awards in the event of a change in control, as determined in the discretion of the Board of Directors. The amount assumes that no such acceleration will occur.

5

Represents accelerated vesting of all Mr. Erwin’s unvested stock options and RSUs. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 29, 2018 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 29, 2018.

6

Six months after long-term disability payments commence all earned but unvested stock options and RSUs vest. Upon death, any earned but unvested stock options and RSUs immediately vest. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 29, 2018 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 29, 2018.

7

Represents accelerated vesting of: (i) PSUs earned during a completed performance period and (ii) PSUs for performance periods that are ongoing as of the termination date and for which at least one year of the performance period has elapsed as of the termination date, prorated based on the number of calendar months that elapsed between the beginning of the performance period and the termination date. The PSUs’ value was determined by multiplying the closing price of our common stock on March 29, 2018 ($22.17) by the number of PSUs based on the years elapsed in the performance period that were estimated to be earned as of March 31, 2018,

Executive Compensation

including (i) the full amount of fiscal 2016 awards earned at 200% of target, (ii) two-thirds of fiscal 2017 awards at 100% of target and (iii) one-third of fiscal 2018 awards at target. For Mr. Erwin’s 2016 inducement PSU award, the amount includes the 20,965 shares actually earned. Note, however, that these amounts would be decreased if the Company achieved less than the attainment stated above.
8

Upon consummation of a change of control, the applicable performance period will be truncated, and a number of PSUs will become eligible to vest based on the degree of achievement of performance objectives as of the change in control date. Such eligible PSUs will be treated as unvested RSUs, and if appropriately assumed or substituted by the acquirer will convert into RSUs (or other arrangements) to be settled in cash or shares by the acquirer. In the event he remains employed with the acquirer through the end of the performance period, the RSUs (i.e., the converted PSUs) will become fully vested and will be settled within 30 days of the performance period end date. They would also vest on death, permanent and total disability or involuntary termination without cause or resignation for good reason within 24 months following a change in control. The amount shown above does not include any value in respect of the RSUs that would still be held.

9

Please see Note 8. The performance units’ value was determined based on actual performance through March 31, 2018, including, (i) 100% of fiscal 2016 awards at 200% of target, (ii) 100% of fiscal 2017 awards at 100% of target and (iii) 100% of fiscal 2018 awards at 100% of target. For Mr. Erwin’s 2016 Inducement PSU award, the amount includes the 20,965 shares actually earned. The performance units’ value was determined by multiplying such vested units by the closing price of our common stock on March 29, 2018 ($22.71).

10

In the case of death or disability, a pro-rated portion of his performance units will vest, provided that at least one year of the performance period has elapsed, with payment based on actual performance at end of performance period. The amount shown is calculated the same as in Note 7. However, this amount would not be payable until completion of the performance period and would be decreased if the Company achieved less than 100% attainment of the objectives.

11

If the total payment to Mr. Erwin under the Severance Policy constitutes a “parachute payment” under section 280G of the Code that would be subject to the excise tax imposed by Section 4999 of the Code, then the payment will be reduced to the greater of: (i) the largest portion of the termination payment that would not result in a portion of the payment being subject to the excise tax; or (ii) the entire payment less all applicable taxes computed at the highest marginal rate.

12

In the event of death or disability, in addition to the payment of earned but unpaid base salary and amounts accrued and vested through the Company retirement plans, he would receive benefits under the Company’s life insurance plan or disability plan, as applicable.

Anneka R. Gupta

The following table shows the potential payments under a hypothetical termination or a change in control of the Company as of March 31, 2018 for Anneka R. Gupta, Co-President & General Manager, Connectivity.

Type of Payment	Voluntary Termination or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control		Termination for Cause	Change in Control with no Termination		Termination without Cause or Resignation for Good Reason following a Change in Control		Death or Disability
Severance	-	$504,873	[1]	-	-		$757,310	[2]	-
Cash Incentive Plan	-	$122,850	[3]	-	-		$122,850	[3]	-
SERP or Deferred Plan	-	-		-	-		-		-
Stock Options	-	-		-	-	[4]	$62,371	[5]	$62,371	[6]
Restricted Stock Units	-	-		-	-	[4]	$2,382,211	[5]	$2,382,211	[6]
Performance Stock Units	-	$129,492	[7]	-	$129,492	[8]	$194,239	[9]	$129,492	[10]
Total	-	$757,215		-	$129,492	[11]	$3,518,980	[11]	$2,574,074	[12]
1	Represents: 100% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
2	Represents: 150% of i) of base salary; and ii) average annual bonus for preceding two fiscal years.
3	Represents fiscal year 2018 actual bonus.
4

The Company’s equity plans permit, but do not require, accelerated vesting of certain equity awards in the event of a change in control, as determined in the discretion of the Board of Directors. The amount assumes that no such acceleration will occur.

5

Represents accelerated vesting of all Ms. Gupta’s unvested stock options and RSUs. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 29, 2018 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 29, 2018.

6

Six months after long-term disability payments commence all earned but unvested stock options and RSUs vest. Upon death, any earned but unvested stock options and RSUs immediately vest. The stock option value was determined by subtracting the strike price from the closing price of our common stock on March 29, 2018 and multiplying this difference by the number of unvested options. The RSU value was determined by multiplying the number of unvested RSUs by the closing price of our common stock on March 29, 2018.

7

Represents accelerated vesting of: (i) PSUs earned during a completed performance period and (ii) PSUs for performance periods that are ongoing as of the termination date and for which at least one year of the performance period has elapsed as of the termination date, prorated based on the number of calendar months that elapsed between the beginning of the performance period and the termination date. The PSUs’ value was determined by multiplying the closing price of our common stock on March 29, 2018 ($22.17) by the number of PSUs based on the calendar months elapsed in the performance period that were estimated to be earned as of March 29, 2018, including (i) one-third of fiscal 2018 awards at target. Note, however, that these amounts may differ based on actual performance.

8

Upon consummation of a change of control, the applicable performance period will be truncated, and a number of PSUs will become eligible to vest based on the degree of achievement of performance objectives as of the change in control date. Such eligible PSUs will be treated as unvested RSUs, and if appropriately assumed or substituted by the acquirer will convert into RSUs (or other arrangements) to be settled in cash or shares by the acquirer. In the event he remains employed with the

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    81

acquirer through the end of the performance period, the RSUs (i.e., the converted PSUs) will become fully vested and will be settled within 30 days of the performance period end date. They would also vest on death, permanent and total disability or involuntary termination without cause or resignation for good reason within 24 months following a change in control. The amount shown above does not include any value in respect of the RSUs that would still be held.
9

The PSUs’ value was determined as described in notes 7 and 8, except that the amount also includes the full value of 2017 awards at 100% of target, reflecting the vesting of the RSU awards referred to in note 8.

10

In the case of death or disability, a pro-rated portion of his performance units will vest, provided that at least one year of the performance period has elapsed, with payment based on actual performance at end of performance period. The amount shown is calculated the same as in Note 7. However, this amount would not be payable until completion of the performance period and would be decreased if the Company achieved less than 100% attainment of the objectives.

11

If the total payment to Ms. Gupta under the Severance Policy constitutes a “parachute payment” under section 280G of the Code that would be subject to the excise tax imposed by Section 4999 of the Code, then the payment will be reduced to the greater of: (i) the largest portion of the termination payment that would not result in a portion of the payment being subject to the excise tax; or (ii) the entire payment less all applicable taxes computed at the highest marginal rate.

12

In the event of death or disability, in addition to the payment of earned but unpaid base salary and amounts accrued and vested through the Company retirement plans, he would receive benefits under the Company’s life insurance plan or disability plan, as applicable.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer.

For fiscal 2018:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $92,118;

•	the annual total compensation of our CEO was $5,390,797; and

•

the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 59 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

We identified the employee with compensation at the median of the annual total compensation of all employees using the following methodology:

1.

In determining our employee population, we considered the individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on March 31, 2018, whether employed on a full-time, part-time, seasonal or temporary basis (which consisted of approximately 3,338 individuals on that date). We did not include any contractors or other non-employee workers in our employee population.

2.

As permitted by SEC rules, to identify our median employee, we selected “base pay,” which we calculated as annual base pay using a reasonable estimate of the hours worked during fiscal 2018 for hourly employees and using annual salary levels for our remaining employees for the 12-month period from April 1, 2017 through March 31, 2018.

3.	For this analysis, we annualized base pay for any employees who commenced work during fiscal 2018 and converted our international associates’ base pay to U.S. dollars using a standard conversion rate.

4.

Using this approach, we identified the individual at the median of our employee population who was based in the United States. We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the Summary Compensation Table as set forth herein, which was $92,118.

5.	As disclosed in the Summary Compensation Table, the annual total compensation for our CEO was $5,390,797.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Non-Employee Director Compensation

The Governance/Nominating Committee of the Board of Directors reviews and makes a recommendation to the full Board regarding the compensation to be paid to the non-employee directors each year. In the past fiscal year, the base annual retainer for each non-employee director, except for the Non-Executive Chairman of the Board, was $188,000, of which $128,000 was payable in Company common stock and $60,000 was payable in stock or cash at the election of each director. The base annual retainer for the Non-Executive Chairman of the Board during the past fiscal year was $300,000, of which $210,000 was payable in Company common stock and $90,000 was payable in stock or cash at the Chairman’s election. An additional $10,000 per committee was payable to each non-employee director for his or her service on the Audit/Finance, Compensation and Governance/Nominating Committees, payable in stock or cash at the election of each director. No additional compensation is paid for service on the Executive Committee. The chairs of the Audit/Finance, Compensation and Governance/Nominating Committees were paid an additional $25,000, $25,000, and $15,000, respectively, as compensation for their additional responsibilities as chairs, payable in stock or cash at each chair’s election.

Director fees are paid on a quarterly basis. The Company reimburses its outside directors for travel and other expenses directly incurred by them in connection with their service to the Company. In 2008, the Board adopted the Acxiom Corporation Directors’ Deferred Compensation Plan under which equity (but not cash) fees may be deferred.

The following table shows the compensation awarded in fiscal year 2018 to the Company’s non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
John L. Battelle	60,000	138,000	198,000
Timothy R. Cadogan	70,000	128,000	198,000
William T. Dillard II	0	198,000	198,000
Richard P. Fox	47,500	175,000	223,000
Jerry D. Gramaglia	100,000	210,000	310,000
William J. Henderson	105,000	128,000	233,000
Clark M. Kokich	42,500	170,500	213,000
Debora B. Tomlin	70,000	128,000	198,000

Board of Directors’ Stock Ownership Guidelines

The following guidelines have been adopted by the Board of Directors with respect to stock ownership:

To further align the interests of non-employee directors with the interests of the Company’s stockholders, each non-employee director is expected to acquire and retain shares of the Company’s common stock having a value equal to at least three times the total value of the non-employee director’s annual stock and cash retainer. Non-employee directors shall have five years from the date of election or appointment to attain such ownership levels. The Governance/Nominating Committee in its discretion may extend the period of time for attainment of such ownership levels in appropriate circumstances.

For purposes of these guidelines, a non-employee director’s stock ownership shall include all shares of the Company’s common stock owned outright by the director and by his or her immediate family members (spouse and dependent children) and any shares held in trust for the benefit of the director and/or his or her immediate family members, plus any stock held for the benefit of the director in a deferred compensation plan. The value of stock to be acquired by the Non-Executive Chairman of the Board need not be more than that of the other directors.

The value of a share shall be measured as the greater of the then current market price or the closing price of a share of the Company’s common stock on the director’s acquisition date.

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In the event a non-employee director’s annual retainer increases, he or she will have one year from the date of the increase to acquire any additional shares needed to meet these guidelines.

All current directors own stock in the Company, and each director who has served on the Board for five or more years has met or exceeded the ownership requirements.

AMS Sale and Reorganization

SUMMARY TERM SHEET

This summary highlights information included elsewhere in this Proxy Statement and may not contain all of the information that is important to you. Accordingly, you are encouraged to read carefully this entire Proxy Statement, its annexes and the documents referred to in this Proxy Statement. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary.

Parties to the AMS Sale and Reorganization (see page 90)

Acxiom Corporation

Acxiom Corporation (“we”, the “Company” or “Acxiom”) is a global technology and enablement services company with a vision to transform data into value for everyone. Through a simple, open approach to connecting systems and data, we provide the data foundation for the world’s best marketers. By making it safe and easy to activate, validate, enhance, and unify data, we provide marketers with the ability to deliver relevant messages at scale and tie those messages back to actual results. Our products and services enable people-based marketing, allowing our clients to generate higher return on investment and drive better omni-channel customer experiences.

Acxiom’s common stock is listed on the NASDAQ Global Select Market under the symbol “ACXM.” Acxiom’s principal executive office is located at 301 E. Dave Ward Drive, Conway, Arkansas 72032, and its telephone number is (501) 342-1000.

LiveRamp, Inc.

LiveRamp, Inc. (“LiveRamp”) is a wholly-owned subsidiary of Acxiom and offers brands and the companies they work with identity resolution that is integrated throughout the digital ecosystem, providing the foundation for true omni-channel marketing. LiveRamp’s services transform the technology platforms used by its clients into people-based marketing channels that improve the relevancy of marketing and ultimately allow consumers to better connect with the brands and products they love.

Acxiom Holdings, Inc.

Acxiom Holdings, Inc. (“Holdco”) is a wholly-owned subsidiary of Acxiom and was formed by Acxiom for the purpose of engaging in the Holdco Merger and the other transactions contemplated by the AMS Sale and Reorganization. Holdco has not engaged in any business activities other than entering into certain preliminary agreements and in engaging in the AMS Sale and Reorganization. The principal executive office and telephone number of Holdco are the same as those of Acxiom.

High Garden Merger Sub, Inc.

High Garden Merger Sub, Inc. (“Holdco Merger Sub”) is a direct wholly-owned subsidiary of Holdco and was formed by Holdco for the purpose of engaging in the Holdco Merger and the other transactions contemplated by the AMS Sale and Reorganization. Holdco Merger Sub has not engaged in any business activities other than entering into certain preliminary agreements and in engaging in the AMS Sale and Reorganization. The principal executive office and telephone number of Holdco are the same as those of Acxiom.

The Interpublic Group of Companies, Inc.

The Interpublic Group of Companies, Inc. (“IPG”) is one of the world’s premier global advertising and marketing services companies. Through its over 50,200 employees in all major world markets, its companies specialize in consumer advertising, digital marketing, communications planning and media buying, public relations and specialized communications disciplines. IPG’s agencies create customized marketing programs for clients that range in scale from large global marketers to regional and local clients.

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IPG’s common stock is listed on the New York Stock Exchange under the symbol “IPG”. IPG’s principal executive office is located at 909 Third Avenue, New York, New York 10022, and its telephone number is (212) 704-1200.

The Purchase Agreement; the AMS Sale (see page 118)

The Company has entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with IPG, LiveRamp and Holdco. Upon satisfaction of the terms and subject to the conditions set forth in the Purchase Agreement, IPG will acquire the Company’s Acxiom Marketing Solutions business (the “AMS Business”) through its acquisition of the Company following the Reorganization for $2.3 billion in cash, subject to customary closing adjustments. We refer to this transaction as the “AMS Sale”. Following the AMS Sale, Holdco, as the new publicly-traded company, will continue to operate the LiveRamp business, an identity technology provider (the “LiveRamp Business”). The consummation of the AMS Sale is conditioned upon the consummation of the transactions contemplated by the Contribution Agreement and the Reorganization, each of which is described below.

The Contribution Agreement; the Separation (see page 129)

In order to facilitate the AMS Sale, concurrently with the entry into the Purchase Agreement, the Company entered into a Master Contribution and Assumption Agreement (the “Contribution Agreement”) among the Company, LiveRamp and Holdco. Pursuant to the Contribution Agreement, the Company and its subsidiaries, including LiveRamp, will undergo a series of transactions, after which the AMS Business will be owned by the Company and its subsidiaries (other than LiveRamp and its subsidiaries) and the LiveRamp Business will be owned by LiveRamp and its subsidiaries. We sometimes refer to this series of transactions as the “Separation”.

The Holdco Merger Agreement; The Reorganization (see page 131)

In order to further facilitate the AMS Sale, as contemplated by the Purchase Agreement, the Company is required to engage in a holding company merger (the “Holdco Merger”) in accordance with the terms and subject to the conditions set forth in the merger agreement (which we refer to as the “Holdco Merger Agreement”) among the Company, Holdco and Holdco Merger Sub, pursuant to which Holdco Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned owned subsidiary of Holdco.

Promptly following the Holdco Merger, the Company will convert into a limited liability company (“Acxiom LLC”) organized under the laws of the State of Delaware (the “LLC Conversion”). Although the approval of the LLC Conversion is part of the approval set forth in Proposal No. 4 of this Proxy Statement, if Proposal No. 4 is approved by our stockholders, Holdco, as the sole stockholder of the Company following the Holdco Merger, will approve the LLC Conversion as required under the Delaware General Corporation Law (“DGCL”) for purposes of authorizing and effecting the LLC Conversion.

After the LLC Conversion, Acxiom LLC will distribute its equity interests in LiveRamp to Holdco, resulting in Acxiom LLC and LiveRamp both being direct subsidiaries of Holdco. We refer to the Holdco Merger and the LLC Conversion, together with the Separation, as the “Reorganization”.

Following the Reorganization, upon satisfaction of the terms and subject to the conditions set forth in the Purchase Agreement, the AMS Sale will be consummated through the sale of the membership interests in the Company to IPG that will then be owned by Holdco.

Consideration to be received in the AMS Sale (see page 118)

IPG will pay to Holdco $2.3 billion in cash, subject to customary closing adjustments. No consideration will be paid directly to any stockholders of Holdco or former stockholders of the Company.

Activities Following the Transactions; Use of Proceeds (see page 132)

On completion of the AMS Sale, the AMS Business will be sold to IPG, and Holdco will retain all of the other assets related to the LiveRamp Business, whose growth we intend to focus on following the AMS Sale. In addition, as part of the AMS Sale, the Company will transfer the “Acxiom” brand name and associated trademarks to IPG, and Holdco will rebrand its business under the “LiveRamp” name and trade under the ticker symbol “RAMP”.

In addition, if the AMS Sale is completed, Holdco intends to use the net proceeds to:

•	retire its existing $230 million debt balance, resulting in a debt-free balance sheet;

•	initiate a $500 million cash tender offer for its common stock;

AMS Sale and Reorganization

•	increase its outstanding share repurchase authorization by up to $500 million, and extend the duration of the program to December 31, 2020; and

•	use the remainder of the proceeds to fund its growth initiatives, strategic acquisition opportunities and meet its ongoing cash needs.

Conditions to the AMS Sale

The Company and IPG are working to complete the AMS Sale as quickly as possible. However, the AMS Sale is subject to various closing conditions, including:

•	the approval of the AMS Sale by holders of 66 2/3% of the outstanding shares of the Company’s common stock entitled to vote thereon (which is the subject of Proposal No. 3 of this Proxy Statement);

•

the adoption of the Holdco Merger Agreement and the approval of the Holdco Merger and the LLC Conversion by holders of 66 2/3% of the outstanding shares of the Company’s common stock entitled to vote thereon (which is the subject of Proposal No. 4 of this Proxy Statement);

•	regulatory approvals under the HSR Act and the German Act Against Restraints on Competition (which were obtained on August 3, 2018 and August 22, 2018, respectively);

•	completion of the Reorganization; and

•	additional closing conditions described in the section of this Proxy Statement under the caption “—The Transaction Documents—The Purchase Agreement—Conditions to the Closing” beginning on page 119.

It is possible that the failure to timely meet those closing conditions or other factors outside the Company’s control could require the Company to complete the AMS Sale and Reorganization at a later time or prevent the Company from completing the AMS Sale and Reorganization altogether.

Recommendation of the Board of Directors (see page 97)

The Board of Directors unanimously recommends that our stockholders vote “FOR” the approval of the AMS Sale (Proposal No. 3) and that the Company stockholders vote “FOR” the adoption of the Holdco Merger Agreement and the approval of the Holdco Merger and the LLC Conversion (Proposal No. 4).

Opinion of Acxiom’s Financial Advisor (see page 100)

Evercore rendered its oral opinion, which was subsequently confirmed in writing, dated as of July 2, 2018, to the Board of Directors that, as of July 2, 2018 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Base Purchase Price to be paid to Holdco for all of the outstanding membership interests in Acxiom pursuant to the Purchase Agreement is fair, from a financial point of view, to Holdco.

The full text of the written opinion of Evercore, dated as of July 2, 2018, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex E to this Proxy Statement and is incorporated by reference in its entirety into this Proxy Statement. You are urged to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board of Directors in connection with its evaluation of the AMS Sale and the Reorganization. The opinion does not constitute a recommendation to the Board of Directors, any stockholder of Acxiom or any other persons in respect of the AMS Sale and the Reorganization, including as to how any stockholder of Acxiom should vote or act in respect of the AMS Sale or the Holdco Merger and the LLC Conversion. Evercore’s opinion does not address the relative merits of the AMS Sale and the Reorganization as compared to other business or financial strategies that might be available to Acxiom, nor does it address the underlying business decision of Acxiom to engage in the AMS Sale and the Reorganization. The Base Purchase Price is subject to adjustments pursuant to Section 1.03 of the Purchase Agreement, as to which adjustments Evercore expresses no opinion.

For further information, see the section entitled “Opinion of Acxiom’s Financial Advisor” and Annex E to this Proxy Statement.

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Treatment of Equity in the AMS Sale (see page 121)

•

In general, stock options and restricted stock units (“RSUs”) held by our continuing employees (i.e., employees employed in respect of the LiveRamp Business) will not have their vesting accelerate and will continue to be subject to their original terms and conditions, provided that, with respect to stock options and RSUs subject to performance-based vesting conditions (“performance awards”), the performance period, as set forth in the award agreement underlying the applicable performance award, will be truncated, and a number of shares or RSUs, as applicable, subject to the performance award will become eligible to vest based on the degree of achievement of performance objectives (as set forth in the applicable award agreement) as of the date of the closing of the AMS Sale, with vesting to occur subject to the award holder’s continued service over the original performance period, and all remaining shares or RSUs, as applicable, subject to the performance award that fail to become eligible to vest will terminate as of the closing of the AMS Sale and be of no further force or effect.

•

Pursuant to the Purchase Agreement, stock options and RSUs held by employees of the AMS Business will have their vesting accelerate in full contingent upon the consummation of the closing of the AMS Sale, provided that, with respect to performance awards, the performance period, as set forth in the award agreement underlying the applicable performance award, will be truncated (and the applicable performance-based vesting conditions shall be accordingly pro-rated), and a number of shares or RSUs, as applicable, subject to the performance award will vest based on the degree of achievement of the pro-rated performance objectives (as set forth in the applicable award agreement) as of the date of the closing of the AMS Sale, and all remaining shares or RSUs, as applicable, subject to the performance award that fail to vest will terminate as of the closing of the AMS Sale and be of no further force or effect.

Interests of Acxiom’s Directors and Executive Officers in the Transactions (see page 132)

When considering the recommendation of the Board of Directors with respect to the proposed transactions, you should be aware that Acxiom’s directors and executive officers may have interests in the proposed transactions that are different from, or in addition to, those of the Company’s stockholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interest. The Board of Directors was aware of these interests during its deliberations on the merits of the proposed transactions and in deciding to recommend that you vote for the approval of the AMS Sale and for the adoption of the Holdco Merger Agreement, approval of the Holdco Merger and the LLC Conversion. These interests include:

•

various change of control payments which our directors or executive officers will or may be eligible to receive in connection with the AMS Sale, as further described on page 132 of this Proxy Statement; and

•	Acxiom’s directors and executive officers are entitled to continued indemnification and insurance coverage on terms no less favorable than their current coverage under the Purchase Agreement.

No Appraisal Rights (see page 139)

Acxiom stockholders, including Acxiom stockholders who do not vote in favor of the AMS Sale or who do not vote in favor of the adoption of the Holdco Merger Agreement, approval of the Holdco Merger and the LLC Conversion, will not have appraisal rights in connection with the AMS Sale or the Reorganization under Delaware law.

U.S. Federal Income Tax Consequences of the AMS Sale and Reorganization (see page 139)

For U.S. federal income tax purposes, the AMS Sale will be treated as a sale of assets by Holdco in exchange for cash and the assumption of certain liabilities. It will be a taxable transaction for both U.S. federal and state income tax purposes and Holdco anticipates that it will realize a gain for income tax purposes. The gain may be offset by Holdco’s tax attributes, which could limit the taxes payable as a result of the proposed AMS Sale.

The Reorganization is intended to be a tax-free reorganization for U.S. federal income tax purposes. Assuming the Reorganization qualifies as a reorganization, U.S. holders of the Company’s common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of Holdco common stock in exchange for the Company’s common stock in connection with the Holdco Merger.

The tax consequences of the Reorganization to each holder of the Company’s common stock may depend on the holder’s particular facts and circumstances. Stockholders are urged to consult their own tax advisors to understand fully the consequences to them of the Reorganization in their specific circumstances.

AMS Sale and Reorganization

Accounting Treatment (see page 140)

The AMS Sale is expected to be accounted for as a sale of a business for accounting purposes. If the AMS Sale is completed, we will record the sale in accordance with generally accepted accounting principles. At the closing of the AMS Sale, any excess of the purchase price received by us, less transaction expenses, over the book value of the assets sold will be recognized as a gain for financial accounting purposes. In subsequent reporting periods, the AMS Business for current and prior years, including any gain on the sale of the assets, will be presented as discontinued operations for financial reporting purposes.

Regulatory Approvals (see page 141)

Acxiom and IPG have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the AMS Sale and the other transactions contemplated by the Purchase Agreement. These approvals include (i) the expiration or termination of all applicable waiting periods under the Hart-Scott Rodino Act of 1976, as amended (the “HSR Act”); and (ii) the AMS Sale has been cleared by the Bundeskartellamt (the “FCO”), Germany’s competition authority, or is deemed cleared because of the expiry of applicable waiting periods pursuant to the German Act Against Restraints on Competition. On August 3, 2018, the U.S. Federal Trade Commission notified the Company and IPG that early termination of the waiting period under the HSR Act was granted, effective immediately. On August 22, 2018, the FCO granted clearance for the AMS Sale.

Termination of the Purchase Agreement (see page 124)

The Purchase Agreement may be terminated under certain circumstances, including:

•	by mutual written agreement;

•	by either party if:

•	the closing of the AMS Sale does not occur by January 2, 2019 (the “outside date”);

•	there is a permanent restraint, injunction or prohibition or making illegal the consummation of the transactions;

•	the stockholders do not approve the AMS Sale or do not adopt the Holdco Merger Agreement and approve the Holdco Merger and the LLC Conversion; or

•

the other party has breached its representations, warranties, covenants or agreements in a way that would cause the related closing condition to not be satisfied, and such breach is not cured following a 30 day notice;

•

by the Company, at any time prior to the stockholders approval, in order to enter into a definitive agreement with respect to a Superior WholeCo Proposal (as defined in the section of this Proxy Statement captioned “—The Transaction Documents—The Purchase Agreement—No Solicitation; Superior WholeCo Proposals; Adverse Recommendation Changes”), so long as the Company has complied with its restrictions on the solicitation of Superior WholeCo Proposals and pays IPG a termination fee of $86.25 million;

•

by IPG if the Board of Directors makes an Adverse Recommendation Change (as defined in the section of this Proxy Statement captioned “—The Transaction Documents—The Purchase Agreement—No Solicitation; Superior WholeCo Proposals; Adverse Recommendation Changes”).

Termination Fee; Expenses (see page 125)

The Company has agreed to pay IPG a termination fee of $86.25 million if:

•	Acxiom terminates the Purchase Agreement in order to enter into a definitive agreement with respect to a Superior WholeCo Proposal;

•	IPG terminates the Purchase Agreement due to the Board of Directors making an Adverse Recommendation Change; or

•

(1) IPG terminates the Purchase Agreement due to Acxiom’s breach of its representations, warranties, covenants or agreements, or either party terminates the Purchase Agreement because the outside date has occurred or because the stockholders do not approve the AMS Sale or do not adopt the Holdco Merger Agreement, (2) at that time, a Competing AMS Proposal or WholeCo Proposal has been publicly disclosed or known and is not withdrawn at least 10 business days prior to the 2018 Annual Meeting and (3) within 12 months of such termination, Acxiom consummates or enters into a definitive agreement for any Competing AMS Proposal or WholeCo Proposal.

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In addition, the Company has agreed to reimburse IPG’s expenses (including financing expenses) up to $15 million (such amount being creditable against the termination fee if such fee is also payable), if the Purchase Agreement is terminated:

•	by either party because the stockholders do not approve the AMS Sale or do not adopt the Holdco Merger Agreement;

•	by either party because the outside date has occurred and at such time, the Reorganization has not been completed; or

•	by either party if there is a permanent restraint, injunction or prohibition or making illegal the consummation of the Reorganization.

No Solicitation; Superior WholeCo Proposals; Adverse Recommendation Changes (see page 121)

The Purchase Agreement permits the Company to initiate, solicit and engage in negotiations and provide information to third parties concerning a Permitted LiveRamp Proposal (as defined in the section of this Proxy Statement captioned “—The Transaction Documents—The Purchase Agreement—No Solicitation; Superior WholeCo Proposals; Adverse Recommendation Changes”) and, under certain circumstances, to engage in negotiations or discussions with, or furnish information to, third parties regarding an unsolicited WholeCo Proposal. However, the Purchase Agreement prohibits the Company from initiating, soliciting or engaging in negotiations or providing information to third parties concerning a Competing AMS Proposal.

Risk Factors (see page 142)

The AMS Sale and Reorganization involve a number of risks, including:

•	the announcement and pendency of the AMS Sale and Reorganization, whether or not consummated, may adversely affect our business;

•	there can be no assurance if or when the AMS Sale or Reorganization will be completed;

•	the Purchase Agreement limits our ability to pursue alternatives to the AMS Sale and Reorganization;

•	if the AMS Sale and Reorganization are completed, our business will be substantially different and may never sustain profitability;

•	the stockholders of Holdco, as successor to the Company, will not directly receive any proceeds from the AMS Sale, and may never receive any return of value;

•	Holdco, as successor to the Company, will continue to incur the expenses of complying with public company reporting requirements following the closing of the AMS Sale and Reorganization; and

•	Acxiom may be exposed to litigation related to the AMS Sale and Reorganization from the holders of our common stock.

PARTIES TO THE AMS SALE AND REORGANIZATION

Acxiom Corporation

301 E. Dave Ward Drive

Conway, Arkansas 72032

(501) 342-1000

Acxiom Corporation is a global technology and enablement services company with a vision to transform data into value for everyone. Through a simple, open approach to connecting systems and data, we provide the data foundation for the world’s best marketers. By making it safe and easy to activate, validate, enhance, and unify data, we provide marketers with the ability to deliver relevant messages at scale and tie those messages back to actual results. Our products and services enable people-based marketing, allowing our clients to generate higher return on investment and drive better omni-channel customer experiences.

Together, our products and services form the “power grid” for data, the critical foundation for people-based marketing that brands need to engage consumers across today’s highly fragmented landscape of channels and devices.

Acxiom is a Delaware corporation founded in 1969 in Conway, Arkansas. Our common stock is listed on the NASDAQ Global Select Market under the symbol “ACXM.” We file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K with the SEC. These reports, any amendments to these reports, proxy and information

AMS Sale and Reorganization

statements and certain other documents we file with the SEC are available through the SEC’s website at www.sec.gov or free of charge through the “Investor Relations” portion of our website, as soon as reasonably practicable after they are filed with the SEC. The public may also read and copy these reports and any other materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

LiveRamp, Inc.

225 Bush Street

17th floor

San Francisco, California 94104

(866) 352-3267

LiveRamp is a wholly-owned subsidiary of Acxiom located in the technology hub of San Francisco, delivering privacy-safe solutions to market and honoring the best practices of leading associations, including the Digital Advertising Alliance’s (DAA) ICON and App Choices programs, the Interactive Advertising Bureau, the Data & Marketing Association, and the Advertising Research Foundation.

LiveRamp offers brands and the companies they work with identity resolution that is integrated throughout the digital ecosystem, providing the foundation for true omni-channel marketing. LiveRamp’s services transform the technology platforms used by its clients into people-based marketing channels that improve the relevancy of marketing and ultimately allow consumers to better connect with the brands and products they love.

Acxiom Holdings, Inc.

c/o Acxiom Corporation

301 E. Dave Ward Drive

Conway, Arkansas 72032

(501) 342-1000

Holdco is a wholly-owned subsidiary of Acxiom and was formed by Acxiom for the purpose of engaging in the Holdco Merger and the other transactions contemplated by the AMS Sale and Reorganization. Holdco has not engaged in any business activities other than entering into certain preliminary agreements and in engaging in the AMS Sale and Reorganization.

High Garden Merger Sub, Inc.

c/o Acxiom Corporation

301 E. Dave Ward Drive

Conway, Arkansas 72032

(501) 342-1000

Holdco Merger Sub is a direct wholly-owned subsidiary of Holdco and was formed by Holdco for the purpose of engaging in the Holdco Merger and the other transactions contemplated by the AMS Sale and Reorganization. Holdco Merger Sub has not engaged in any business activities other than entering into certain preliminary agreements and in engaging in the AMS Sale and Reorganization.

The Interpublic Group of Companies, Inc.

909 Third Avenue

New York, New York 10022

(212) 704-1200

IPG is one of the world’s premier global advertising and marketing services companies. Through its over 50,200 employees in all major world markets, its companies specialize in consumer advertising, digital marketing, communications planning and media buying, public relations and specialized communications disciplines. IPG’s agencies create customized marketing programs for clients that range in scale from large global marketers to regional and local clients.

The work IPG produces for its clients is specific to their unique needs. Its solutions vary from project-based activity involving one agency to long-term, fully integrated campaigns created by multiple IPG agencies working together. With offices in over 100 countries, IPG can operate in a single region or deliver global integrated programs.

IPG’s common stock is listed on the New York Stock Exchange under the symbol “IPG”. IPG’s principal executive office is located at 909 Third Avenue, New York, New York 10022, and its telephone number is (212) 704-1200.

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BACKGROUND TO THE AMS SALE AND REORGANIZATION

The Board of Directors and members of the Company’s management team regularly review the Company’s business and operations, strategy and prospects with a view toward building stockholder value. As part of this ongoing review, from time to time the Board of Directors and members of the Company’s management have considered a variety of strategic alternatives available to the Company to enhance stockholder value, including potential changes to the Company’s strategy and commercial partnerships and possible acquisitions, strategic combinations and divestitures.

As part of those strategic initiatives, the Company divested several of its businesses including in 2011 its pre-employment background screening business to Sterling Infosystems, in 2015 its IT infrastructure management business to funds affiliated with Charlesbank Capital Partners and in 2016 its Impact Email business to Zeta Interactive.

Beginning in early 2017, the Company began to consider the possibility of separating its marketing services business from the rest of the Company’s businesses, and on March 31, 2017, the Company, at the direction of the Board of Directors, retained Evercore as the Company’s financial advisor in connection with its consideration of this possibility, after consideration of certain factors, including Evercore’s qualifications, expertise and reputation and familiarity with the Company’s affairs, business and operations.

Starting in mid-2017, representatives of the Company engaged in high-level discussions with representatives of Party A, a strategic buyer, regarding potential commercial partnerships and strategic transactions involving the marketing services business of the Company. Such discussions remained at the exploratory stage and did not result in any formal proposals to the Company.

In late 2017 and January 2018, as part of its regular review of the Company’s strategy and prospects during regularly scheduled meetings, the Board of Directors discussed the possibility of realigning its portfolio from three business units into two distinct business units, with one unit containing the LiveRamp Business and one containing the AMS Business. In January 2018, the Board of Directors also discussed the possibility of making a public announcement of its intention to realign its portfolio.

On January 26, 2018, the Board of Directors held a special meeting to further discuss the possible realignment of its portfolio into two distinct business units: the LiveRamp Business unit and the AMS Business unit. The Board of Directors reviewed the LiveRamp Business and the AMS Business, and determined that the LiveRamp Business unit and the AMS Business unit had significantly distinct cash flow and growth profiles, possibly divergent strategic priorities, and likely distinct investor base interests. As such, the Board of Directors perceived that embedded within the Company’s current stock price was a “sum-of-the-parts” discount, such that stockholder value could be enhanced by separating the LiveRamp Business and the AMS Business. The Board of Directors discussed the respective strategies and prospects for each of these distinct business units, and also discussed the potential prospects, risks and opportunities of exploring strategic partnerships or other strategic alternatives with respect to these business units, including the significant interrelationships between these two business units.

The Board of Directors was of the view from this discussion that it would be in the best interests of the Company and its stockholders to explore the possibility of strategic alternatives with respect to the AMS Business. To that end, the Board of Directors instructed management to announce, in connection with the Company’s upcoming announcement of earnings, its intent to separate the LiveRamp Business and the AMS Business and its intent to actively explore the possibility of strategic transactions with respect to the AMS Business. The Board of Directors also was aware of the possibility that such a public announcement of a strategic review process may trigger strategic interest in the entire company, or of the LiveRamp Business, but instructed management that its main focus should be to explore the possibility of strategic transactions with respect to the AMS Business. The Board of Directors instructed management to engage with interested parties as appropriate, in consultation with its financial advisors, to explore these possibilities. In connection with the Company’s review of a potential sale of the AMS Business, the Board of Directors selected Evercore and Morgan Stanley as the Company’s financial advisors in connection with this review, after consideration of certain factors, including Evercore and Morgan Stanley’s respective qualifications, expertise and reputation and familiarity with the Company’s affairs, business and operations.

On February 6, 2018, the Company issued a press release announcing its plans to realign its portfolio from three business units into two distinct business units: LiveRamp Business and AMS Business. The press release additionally announced the Company’s intent to explore strategic options for the AMS Business, including a potential strategic partnership, acquisition, tax-free merger, joint venture, tax-free spin-off, sale or other potential strategic combination.

AMS Sale and Reorganization

On February 7, 2018, following the previously provided direction from the Board of Directors, the Company and its financial advisors commenced an initial strategic outreach with respect to the AMS Business. The Company and its financial advisors reached out to or received unsolicited inbound interest from a total of 36 potential interested parties, including 17 strategic parties and 19 financial parties. Over the course of the following months, the Company executed confidentiality agreements with a total of 17 such parties, including IPG, Party A, Party B, a strategic buyer, Party C, a financial party with a significant strategic portfolio company, and Party D, a financial party, to facilitate the sharing of information to aid these parties in their evaluation of a possible transaction.

On February 13 and 14, 2018, the Board of Directors held a regularly scheduled meeting, with members of management attending. As part of this meeting, the Board of Directors continued to evaluate and discuss the prospects of potential strategic opportunities with respect to the AMS Business, as well as the plan for continued outreach to prospective strategic partners or acquirers with respect to other parts of its business and the risks associated with various outcomes. The Board of Directors also discussed with management a preliminary valuation analysis, prepared by management with the assistance of the financial advisors, regarding potential strategic alternatives, including the value creation potential of the separation of the LiveRamp Business and the AMS Business.

On February 14, 2018, representatives of Morgan Stanley discussed the potential opportunity with representatives of IPG, in which the representatives of IPG expressed interest in learning more about the potential opportunity of a strategic transaction involving the AMS Business. On February 20, 2018, representatives of IPG contacted representatives of Morgan Stanley to express an interest in learning more about the AMS Business.

On February 23, 2018, at the direction of the Board of Directors, representatives of Evercore and Morgan Stanley had a telephonic meeting with representatives of IPG to further discuss a potential transaction. On March 9, 2018, the Company signed a confidentiality agreement with IPG.

During the course of the month of March 2018, at the direction of the Board of Directors, the Company provided initial, limited due diligence materials to the 15 parties who had executed confidentiality agreements with the Company, and members of the Company’s management held initial meetings with representatives of 13 of these interested parties to discuss the prospects of a potential transaction. In early April 2018, two additional parties signed confidentiality agreements with the Company and were provided the limited due diligence materials. Also in early April 2018, the Company provided additional information regarding the AMS Business to interested parties to support their due diligence investigation. Over the period from March 14 through April 15, 2018, at the direction of the Board of Directors, Company management held a number of subsequent due diligence meetings on various aspects of the AMS Business with the interested parties, including IPG, Party A, Party B, Party C and Party D. In addition, on March 14, 2018, representatives of Party D contacted representatives of Morgan Stanley to request a meeting to discuss the LiveRamp business.

In late March and early April 2018, at the direction of the Board of Directors, representatives of Evercore and Morgan Stanley communicated in writing to representatives of the interested parties who had previously signed a confidentiality agreement with the Company and had expressed continued interest, that if such interested party wished to continue discussions with the Company as part of the Company’s strategic review process of the AMS Business, such interested party would be required to submit a non-binding indication of interest setting forth the details of its proposal and an indicative purchase price range no later than April 19, 2018.

On March 28, 2018, the Board of Directors held a special meeting, with members of management attending. The Board of Directors discussed the current process with respect to realigning its portfolio of assets into LiveRamp Business and AMS Business and the current process of exploring the possibility of strategic alternatives with respect to the AMS Business. As part of this discussion, the Board of Directors also discussed inbound inquiries it had received with respect to the LiveRamp Business and the entire Company, and discussed next steps and expectations. As part of this discussion, the Board of Directors also discussed with management a preliminary valuation analysis, prepared by management with the assistance of the financial advisors, regarding potential strategic alternatives. The Board of Directors instructed management to continue exploring these possibilities.

On April 4, 2018, members of the Company’s management held meetings with representatives of IPG to discuss the possibility of a strategic transaction with respect to the AMS Business. Also on April 4, 2018, representatives of Party D contacted representatives of Morgan Stanley to express their interest in the possibility of a strategic transaction with respect to the entire company. On April 5, 2018, representatives of Party D contacted representatives of Evercore to re-iterate such interest.

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On April 5 and April 11, 2018, members of the Company’s management held meetings with representatives of Party A to discuss the possibility of a strategic transaction with respect to the AMS Business.

On April 16, 2018, members of the Company’s management held meetings with Party C to discuss the LiveRamp Business.

On April 19, 2018, the Company received non-binding indications of interest from six interested parties with respect to a potential acquisition of the AMS Business, including IPG, Party A, Party B and Party C. These six indications of interest included indicative valuation ranges from $900 million to $1.8 billion, with IPG being among the parties at the high end of the range. The Company also received a non-binding indication of interest from Party D to acquire the entire Company, with an indicative range of $32.00 to $34.00 per share.

On April 23, 2018, the Board of Directors held a special meeting, with members of management and representatives of Evercore and Morgan Stanley attending. At that meeting, the Board of Directors discussed at length the strategic review process conducted to date, including an evaluation of the non-binding indications of interest received on April 19, 2018. The Board of Directors additionally discussed the prospects, risk and opportunities of operating the LiveRamp Business as a standalone entity, including industry perspectives, financial trends and potential growth levers. The Board of Directors also discussed inbound inquiries the Company had received with respect to a possible acquisition of the LiveRamp Business as well as the non-binding indication of interest the Company had received from Party D with respect to the entire Company. As part of this discussion, the Board of Directors also discussed with management a preliminary valuation analysis, prepared by management with the assistance of the financial advisors, regarding potential strategic alternatives. Following extensive discussion, the Board of Directors decided to continue discussions with, and to provide further diligence materials to, each of IPG, Party A and Party B, with respect to the AMS Business, and instructed the Company’s financial advisors to communicate the perspectives of the Board of Directors to each party that had submitted a non-binding indication of interest. The Board of Directors also discussed the indication of interest the Company had received from Party D for the entire company, including concerns about Party D’s level of actual interest in the transaction based on the amount of due diligence they had conducted. Following discussion, the Board of Directors instructed Morgan Stanley to relay to Party D that its offer would need to be meaningfully higher to be considered interesting to the Board of Directors and that the Board of Directors expected Party D to expend additional efforts in its due diligence investigation to refine its valuation.

On April 26, 2018, the Company received a non-binding indication of interest from Party C to acquire the entire Company for an indicative price range of $32.50 to $34.00 per share. Consistent with the Board of Directors’ feedback with respect to Party D, who had recently submitted an indication of interest for the entire Company with the same top-end price range, after consultation with management, representatives of Morgan Stanley indicated to Party C that its offer to acquire the entire Company would need to be meaningfully higher than the top-end of the range to be considered interesting to the Board of Directors. After consultation with management, representatives of Morgan Stanley offered to provide the opportunity for additional due diligence to Party C to verify whether their offer could meaningfully improve.

On April 27, 2018, the Company provided IPG, Party A, Party B and Party C with access to a virtual data room containing extensive information about the AMS Business and offered the opportunity to request additional interactions with management for purposes of their due diligence.

On May 15, 2018, Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”), the Company’s outside legal advisor, distributed initial drafts of the definitive agreements via the virtual data room. On May 16, 2018, the Company’s financial advisors distributed bid process instruction letters with respect to a potential sale of the AMS Business to IPG, Party A and Party B. This letter indicated that each party’s final indications of interest should be submitted no later than June 28, 2018. This letter also indicated that revised drafts of the definitive agreements should be submitted to Wilson Sonsini no later than June 12, 2018, and encouraged meaningful engagement on definitive agreements with Wilson Sonsini prior to June 28, 2018 deadline.

During the months of May and June 2018, members of the Company’s management held multiple in-person and telephonic due diligence sessions with representatives of IPG, Party A, Party B and Party C to support their diligence of the AMS Business. Additionally, IPG and Party A were provided a site visit to the Company’s headquarters.

AMS Sale and Reorganization

On May 22 and 23, 2018, as part of its regular review of the Company’s strategy and prospects during regularly scheduled meetings, in order to facilitate the realignment of its portfolio into the LiveRamp Business and the AMS Business as two distinct business units, which the Board of Directors considered desirable whether or not a sale of the AMS Business occurred, the Board of Directors unanimously determined it to be advisable and in the best interests of the Company and its stockholders to engage in the Holdco Merger and the LLC Conversion. At this meeting, the Board of Directors unanimously approved the Holdco Merger Agreement on behalf of the Company and unanimously resolved, subject to the Board of Directors resolving to effectuate the Holdco Merger and the LLC Conversion, to recommend that the stockholders of the Company adopt the Holdco Merger Agreement and approve the Holdco Merger and the LLC Conversion.

On June 12, 2018, the Company received revised drafts of the definitive agreements from counsel to each of IPG and Party A. Throughout the following week, representatives of Wilson Sonsini discussed the revised drafts with members of the Company’s management and held separate telephonic meetings with counsel to each of IPG and Party A to discuss the draft definitive agreements. On June 19, 2018, representatives of Wilson Sonsini distributed revised markups of the definitive agreements to counsel to IPG and to counsel to Party A. In the following week, representatives of Wilson Sonsini also discussed these revised markups with counsel to IPG and counsel to Party A to explain the key issues remaining in the draft definitive agreements.

On June 20, 2018, representatives of Morgan Stanley held follow-up conversations with representatives of Party C to gauge their continued interest in the possibility of a strategic transaction. On June 22, 2018, representatives of the Company distributed an initial draft of the definitive agreements with respect to a transaction involving the whole company to representatives of Party C. On June 26, 2018, representatives of Party C indicated that their current valuation of the Company remained in line with their prior indication of interest.

On June 28, 2018, the Company received a final indication of interest from IPG with an indicative purchase price for the AMS Business of $2.3 billion in cash, subject to customary purchase price adjustments, together with further revised drafts of the definitive agreements and financing commitment papers from IPG’s lenders. Also on June 28, 2018, representatives of Party A indicated that they remained interested in pursuing the possibility of an acquisition of the AMS Business but needed until the beginning of the following week to deliver a final proposal. In addition, on June 28, 2018, Party C submitted an indication of interest to acquire the entire Company at $33.00 per share, which did not include any markup to the draft definitive agreements previously delivered to them. Party C’s proposal also lacked any documentation indicating financing had been committed, and did not confirm the completion of due diligence. The Company did not receive any other indications of interest at that time.

On June 29, 2018, the Board of Directors held a special meeting, with representatives of management, Evercore, Morgan Stanley and Wilson Sonsini attending. The Board of Directors began by discussing at length the strategic review process conducted to date. As part of this discussion, the Board of Directors noted that the non-binding definitive proposal from IPG to acquire the AMS Business was credible, represented a compelling offer, and the key terms in its revised drafts of the definitive agreements could likely be resolved on a satisfactory basis on an expedited timeline. The Board of Directors also noted that although Party A expressed continued interest in exploring an acquisition of the AMS Business, it had not submitted a revised indication of interest and had missed a clearly communicated process deadline. The Board of Directors also noted that the revisions to the definitive agreements previously submitted by Party A during discussions with Wilson Sonsini were inferior in many respects to those submitted by IPG in its proposal on June 28, and that Party A ’s written preliminary indication of interest submitted on April 19, 2018 was below the purchase price indicated by IPG in its submission on June 28, 2018. The Board of Directors also discussed the indication of interest from Party C to acquire the entire Company, noting that the price did not seem compelling and there was substantial uncertainty around the proposal, including with respect to terms of the definitive documents, Party C’s financing and the execution timeline. The Board of Directors then discussed at length the rationale for exploring the possibility of selling the AMS Business. As part of this discussion, the Board of Directors discussed the standalone prospects of the LiveRamp Business, including the potential uses of proceeds should a sale of the AMS Business be pursued. The Board of Directors then discussed the status of the other parties who had previously expressed an interest in pursuing strategic transactions and alternatives to pursuing a sale of the AMS Business. Representatives of Wilson Sonsini led the Board of Directors through a discussion of the Board of Directors’ fiduciary duties under applicable law and of the key terms of the proposed definitive agreements that had been received from IPG. Following a lengthy discussion, the Board of Directors decided to reconvene at a later date to further consider the terms of the potential sale of the AMS Business to IPG and instructed the Company’s management and its outside financial and legal advisors to negotiate the final proposed terms of the definitive agreements for the Board of Directors’ consideration.

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On June 29, 2018, as instructed by the Board of Directors, representatives of Evercore and Morgan Stanley communicated to representatives of IPG that the Company was willing to work on an expedited timeline to resolve open points in the definitive agreements. From June 29, 2018 to July 2, 2018, representatives of Wilson Sonsini and the members of the Company’s management negotiated the definitive agreements with counsel to and representatives of IPG, consistent with the Board of Directors’ instructions.

On July 1, 2018, Reuters published an unconfirmed article that the Company was nearing a deal to sell the AMS Business to IPG for around $2.2 billion. Later on July 1, 2018, representatives of Party A called representatives of Evercore and signaled that Party A’s final proposal would likely be greater than its initial proposal but would not likely exceed the $2.2 billion value that was reported in the Reuters article, but that Party A remained interested in pursuing an acquisition of the AMS Business.

On July 1, 2018, the Board of Directors held a special meeting to further consider the terms of the proposed AMS Sale to IPG, with representatives of management, Evercore, Morgan Stanley and Wilson Sonsini attending. At this meeting, representatives of Evercore reviewed Evercore’s preliminary financial analysis of the proposed sale of the AMS Business.

On July 2, 2018, the Board of Directors held a special meeting to further consider the terms of the proposed AMS Sale to IPG, with representatives of management, Evercore, Morgan Stanley and Wilson Sonsini attending. At this meeting, representatives of Evercore delivered to the Board of Directors an oral opinion, which was confirmed by the subsequent delivery of a written opinion, dated as of July 2, 2018, that, as of that date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Base Purchase Price to be paid to Holdco for all outstanding membership interests in the Company pursuant to the Purchase Agreement was fair, from a financial point of view, to Holdco. For more information about Evercore’s opinion, see the section of this Proxy Statement captioned “—Opinion of Acxiom’s Financial Advisor”.

At the meeting on July 2, 2018, after due and careful consideration of all the strategic alternatives for the Company, the Board of Directors unanimously approved the AMS Sale and the Separation and the consummation of the transactions contemplated thereby, including the Holdco Merger and the LLC Conversion.

After discussing potential reasons for and against the proposed transactions (see the section of this Proxy Statement captioned “—Reasons for the AMS Sale and Reorganization”), the Board of Directors unanimously (1) determined that the AMS Sale and the Separation and the consummation of the transactions contemplated thereby pursuant to the Purchase Agreement and the Contribution Agreement were expedient and in the best interests of the Company and its stockholders, (2) approved the Purchase Agreement and the Contribution Agreement and the transactions contemplated thereby, including the Holdco Merger and the LLC Conversion, (3) resolved to recommend that the stockholders of the Company approve the AMS Sale and (4) directed that the AMS Sale be submitted for approval by the stockholders of the Company.

Following the close of markets on July 2, 2018, the Company signed the definitive agreements and issued a press release announcing the transaction.

AMS Sale and Reorganization

REASONS FOR THE AMS SALE AND REORGANIZATION; RECOMMENDATION OF THE BOARD OF DIRECTORS

In evaluating the AMS Sale and Reorganization, the Board of Directors consulted with the Company’s management, as well as its outside financial and legal advisors. In reaching its determinations that the Transaction Documents, the AMS Sale, the Holdco Merger, the LLC Conversion and the other parts of the Reorganization are expedient and in the best interests of the Company and its stockholders, its decision to approve the Purchase Agreement and the other Transaction Documents and the transactions contemplated thereby, and its recommendation that the stockholders of the Company vote “FOR” the approval of the AMS Sale and that the Company stockholders vote “FOR” the adoption of the Holdco Merger Agreement, approval of the Holdco Merger and the LLC Conversion, the Board of Directors considered numerous factors, including the following material factors and benefits of the AMS Sale and Reorganization, each of which the Board of Directors believed supported its unanimous determination and recommendation:

•

Purchase Price. The Board of Directors considered the fact that the total cash consideration of $2.3 billion, subject to customary closing adjustments, to be paid by IPG to acquire the AMS Business, was at the highest end of the proposals received.

•

Unlocking Value. The Board of Directors considered the fact that separating the LiveRamp Business and the AMS Business unlocked significant value from the previously combined trading price of the two businesses, and noted, in this respect that the valuation for the AMS Business represented approximately the same value as the market capitalization of the Company as of June 27, 2018, the trading day before the release of media reports regarding a potential sale of the AMS Business.

•

Certainty of Value and Liquidity. The Board of Directors considered the cash form of the consideration to be received by Holdco in connection with the AMS Sale, and the certainty of value and liquidity of such cash consideration.

•

Potential Participation in Growth. The Board of Directors considered that the Company’s stockholders will continue to own stock in Holdco after the transactions and will thereby be able to participate in the potential future earnings and growth generated by the LiveRamp Business, which the Board of Directors believes to be a high growth and high margin business.

•

Potential Use of Proceeds. The Board of Directors considered the potential use of proceeds to be received from the AMS Sale, which would enable Holdco to deliver immediate value to stockholders by allowing Holdco to retire existing indebtedness, initiate a cash tender offer for common stock, and increase the Company’s outstanding share repurchase authorization, as well as fund growth initiatives and strategic acquisition opportunities and meet ongoing cash needs.

•

Prospects of the AMS Business. The Board of Directors considered its knowledge and familiarity with the AMS Business, and its financial condition, and results of operation, and the Company’s financial prospects if it were to continue to operate the AMS Business, including the Board of Directors’ belief that the AMS Business required a broader set of agency and consulting services to best serve existing clients and prospects and that the AMS Business operated in a more mature market and was thus unlikely to experience the same growth trajectory as the LiveRamp Business.

•

Strategic Review Process. The Board of Directors considered the fact that the Company conducted a vigorous review process discussing the potential opportunity with a total of 36 potential parties through outreach and inbound inquiries, provided confidential information on the AMS Business to the 17 parties that executed a confidentiality agreement and held management meetings with a total of 13 parties and that, following this process, IPG’s proposal was more favorable than the other alternative proposals made to the Company.

•

Opinion of Acxiom’s Financial Advisor. The Board of Directors considered the oral opinion of Evercore delivered to the Board of Directors on July 2, 2018, which was confirmed by the subsequent delivery of a written opinion, dated as of July 2, 2018, that, as of that date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Base Purchase Price to be paid to Holdco for all the outstanding membership interests in the Company pursuant to the Purchase Agreement was fair, from a financial point of view, to Holdco. For more information about Evercore’s opinion, see the section of this Proxy Statement captioned “—Opinion of Acxiom’s Financial Advisor”.

•	Likelihood of Completion; Certainty of Payment. The Board of Directors considered its belief that the AMS Sale will likely be consummated, based on, among other factors:

•	the absence of any financing condition to the consummation of the AMS Sale;

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•	the reputation and financial condition of IPG and the commitment letters IPG provided from certain lenders for the purchase price; and

•	the Company’s ability to request the Delaware Court of Chancery to specifically enforce the Purchase Agreement, including the consummation of the AMS Sale, subject to the terms and conditions therein.

•

Certain Management Projections. The Board of Directors considered certain financial projections for the AMS Business prepared by the Company’s management. For more information, see the section of this Proxy Statement captioned “—Projected Financial Information for the AMS Business”.

•

Other Terms of the Purchase Agreement. The Board of Directors considered other terms of the Purchase Agreement, which are more fully described in the section of this Proxy Statement captioned “—The Transaction Documents—The Purchase Agreement”. Certain provisions of the Purchase Agreement that the Board of Directors considered important included:

•

Ability to Entertain LiveRamp Proposals and Respond to Certain Unsolicited WholeCo Proposals. The Board of Directors considered the fact that the Purchase Agreement permits the Company to initiate, solicit, engage in negotiations and provide information to third parties concerning a Permitted LiveRamp Proposal. The Board of Directors also considered the fact that the Purchase Agreement permits the Company to, under certain circumstances, engage in negotiations or discussions with, or furnish information to, third parties regarding a WholeCo Proposal. For more information, see the section of this Proxy Statement captioned “—The Transaction Documents—The Purchase Agreement—No Solicitation; Superior WholeCo Proposals; Adverse Recommendation Changes”.

•

Termination Right. The Board of Directors considered that the Company may terminate the Purchase Agreement to accept a Superior WholeCo Proposal if certain conditions are met, including providing IPG an opportunity to match such proposal and the payment of the termination fee to IPG. For more information, see the section of this Proxy Statement captioned “—The Transaction Documents—The Purchase Agreement—Termination”.

•

Conditions to Consummation of the Purchase Agreement; Likelihood of Closing. The Board of Directors considered the fact that IPG’s obligations to consummate the AMS Sale are subject to limited and customary conditions, and the resulting belief of the Board of Directors that the AMS Sale and Reorganization are reasonably likely to be consummated.

•

Stockholder Approval. The Board of Directors considered the fact that the Company’s certificate of incorporation requires that each of the AMS Sale and the Holdco Merger be authorized by the affirmative vote of at least 66 2/3% of the outstanding shares of the Company’s common stock entitled to vote thereon, which ensures that the Board of Directors will not be taking action without the support of a significant portion of the Company’s stockholders.

In the course of its deliberations, the Board of Directors also considered a variety of material risks and other countervailing factors related to the AMS Sale and the Reorganization that previously had been identified and discussed by management and the Board of Directors, including, but not limited to, the following:

•	No Appraisal Rights. The Board of Directors considered that, under the DGCL, appraisal rights are not available to stockholders in connection with the AMS Sale and Reorganization.

•

Announcement. The Board of Directors considered the fact that the announcement of the AMS Sale and Reorganization could result in a disruption of the Company’s business and relationships with certain customers, suppliers, vendors and employees.

•

Interim Operating Covenants. The Board of Directors considered that the Purchase Agreement imposes certain restrictions on the conduct of Company’s business prior to the consummation of the AMS Sale and Reorganization (see the section of this Proxy Statement captioned “—The Transaction Documents—The Purchase Agreement—Conduct of Business Prior to the Closing”).

•

Risks the AMS Sale and Reorganization May Not Be Completed. The Board of Directors considered the risk that the conditions to the AMS Sale and Reorganization may not be satisfied and that, therefore, the AMS Sale and Reorganization may not be consummated. The Board of Directors also considered the impact on the Company if the AMS Sale and Reorganization were not consummated, including the likely negative impact on the Company’s near-term stock price, diversion of management and employee attention, potential employee attrition and the potential negative effect on business relationships.

AMS Sale and Reorganization

•

Termination Fee; Expense Reimbursement. The Board of Directors considered the requirement under the Purchase Agreement that, upon termination of the Purchase Agreement under specified circumstances, including if the Company terminates the Purchase Agreement to enter into an acquisition agreement with respect to a Superior WholeCo Proposal, the Company will be required to pay IPG a termination fee of $86.25 million or, in certain circumstances, up to $15 million of expense reimbursements (which would be creditable toward the termination fee).

•

Costs; Expenses. The Board of Directors considered the incurrence of significant costs and expenses in connection with completing the AMS Sale and Reorganization, including legal, financial advisory, accounting, IT, human resources, and other costs.

•

Uncertainty. The Board of Directors considered the substantial difference in the Company’s business following the AMS Sale and Reorganization and the uncertainty regarding profitability and cash flows from the LiveRamp Business or in new products or business opportunities that the Company may pursue as compared to the AMS Sale and Reorganization.

The foregoing discussion of the factors considered by the Board of Directors is intended to be a summary and is not intended to be exhaustive, but rather includes the material factors considered by the Board of Directors. After considering these factors, the Board of Directors concluded that the positive factors relating to the AMS Sale and Reorganization substantially outweighed the potential negative factors. The Board of Directors collectively reached the unanimous conclusion to approve the AMS Sale and Reorganization, in light of the various factors described above and other factors that the members of the Board of Directors believed were appropriate. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of AMS Sale and Reorganization and the transactions contemplated thereby, the Board of Directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, and it did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Rather, the Board of Directors made its recommendations based on the totality of information it received and the investigation it conducted. In considering the factors discussed above, individual directors may have given different weights to different factors.

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OPINION OF ACXIOM’S FINANCIAL ADVISOR

In connection with the AMS Sale and the Reorganization, Acxiom engaged Evercore to act as a financial advisor. Evercore rendered its oral opinion, which was subsequently confirmed in writing, dated as of July 2, 2018, to the Board of Directors that, as of July 2, 2018 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Base Purchase Price to be paid to Holdco for all of the outstanding membership interests in Acxiom pursuant to the Purchase Agreement is fair, from a financial point of view, to Holdco.

Evercore’s opinion speaks only as of the date it was delivered and not as of the time the AMS Sale and the Reorganization (each as herein defined) will be completed or any other date. The opinion does not reflect changes that may occur or may have occurred after July 2, 2018, which could alter the facts and circumstances on which Evercore’s opinion was based. It is understood that subsequent events may affect Evercore’s opinion, but Evercore does not have any obligation to update, revise or reaffirm its opinion. Evercore’s opinion was directed to the Board of Directors, and only addressed the fairness, from a financial point of view, to Holdco, as of July 2, 2018, of the Base Purchase Price to be paid to Holdco for all of the outstanding membership interests in Acxiom pursuant to the Purchase Agreement. Evercore’s opinion did not address any other term or aspect of the AMS Sale and the Reorganization.

The full text of the written opinion of Evercore, dated as of July 2, 2018, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex E to this Proxy Statement and is incorporated by reference in its entirety into this Proxy Statement. You are urged to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board of Directors in connection with its evaluation of the AMS Sale and the Reorganization. The opinion does not constitute a recommendation to the Board of Directors, any stockholder of Acxiom or any other persons in respect of the AMS Sale and the Reorganization, including as to how any stockholder of Acxiom should vote or act in respect of the AMS Sale and the Reorganization. Evercore’s opinion does not address the relative merits of the AMS Sale and the Reorganization as compared to other business or financial strategies that might be available to Acxiom, nor does it address the underlying business decision of Acxiom to engage in the AMS Sale and the Reorganization. The Base Purchase Price is subject to adjustments pursuant to Section 1.03 of the Purchase Agreement (see “—The Transaction Documents—The Purchase Agreement—Purchase Price”), as to which adjustments Evercore expresses no opinion.

In connection with rendering its opinion, Evercore, among other things:

•

reviewed certain publicly available business and financial information relating to the AMS Business and Acxiom that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain non-public historical financial statements and other non-public historical financial data relating to the AMS Business and to Acxiom prepared and furnished to Evercore by management of Acxiom;

•

reviewed certain non-public projected financial data relating to the AMS Business for fiscal years 2019 through 2020 prepared and furnished to Evercore by management of Acxiom (the “AMS Projections”), together with extrapolations of the AMS Projections for fiscal years 2021 through 2023, based on and extrapolated from the AMS Projections, prepared and furnished to Evercore by management of Acxiom (the “Extrapolated AMS Projections”);

•

reviewed certain non-public historical and projected operating data relating to the AMS Business and certain non-public historical operating data relating to Acxiom prepared and furnished to Evercore by management of Acxiom;

•

discussed the past and current operations, financial projections and current financial condition of the AMS Business and the past and current operations and current financial condition of Acxiom with management of Acxiom (including their views on the risks and uncertainties of achieving such projections);

•	compared the financial performance of the AMS Business with the financial performance of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of the AMS Business and the valuation multiples relating to the AMS Sale with those of certain other transactions that Evercore deemed relevant;

AMS Sale and Reorganization

•	performed discounted cash flow analyses on the AMS Business based on the AMS Projections and the Extrapolated AMS Projections and other data prepared by management of Acxiom;

•	reviewed the Purchase Agreement, the Contribution Agreement and a draft of the Holdco Merger Agreement, each dated July 2, 2018 (together, the “Transaction Documents”); and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the AMS Projections and the Extrapolated AMS Projections, Evercore has assumed, based on the advice of the management of Acxiom, that the AMS Projections and Extrapolated AMS Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Acxiom as to the future financial performance of the AMS Business. Evercore expresses no view as to the AMS Projections or Extrapolated AMS Projections or the assumptions on which they are based. Evercore relied, at the direction of the Board of Directors, without independent verification, upon the assessments of the management of Acxiom as to the AMS Business’ historical and projected financial performance.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Transaction Documents are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Transaction Documents and that all conditions to the consummation of the AMS Sale and the Reorganization will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the AMS Sale and the Reorganization will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the AMS Business, Acxiom, Holdco or the consummation of the AMS Sale and the Reorganization or materially reduce the benefits to Holdco of the AMS Sale and the Reorganization.

Evercore neither made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the AMS Business, Acxiom or Holdco or any of their respective subsidiaries, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of the AMS Business, Acxiom or Holdco under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of July 2, 2018 and financial, economic, market and other conditions as they existed and as could be evaluated on such date. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expresses no opinion with respect to, any matter other than the fairness to Holdco, as of July 2, 2018, from a financial point of view, of the Base Purchase Price to be paid to Holdco for all of the outstanding membership interests in Acxiom pursuant to the Purchase Agreement. Evercore does not express any view on, and its opinion does not address, any other term or aspect of the Transaction Documents or AMS Sale and Reorganization or any term or aspect of any other agreement or instrument contemplated by the Transaction Documents or entered into or amended in connection with the AMS Sale and the Reorganization, any ongoing obligations of Acxiom or Holdco, any allocation of the Base Purchase Price or the fairness of the proposed AMS Sale and Reorganization to, and any consideration received in connection therewith by, the holders of any securities, creditors or other constituencies of Acxiom or Holdco, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Acxiom or Holdco, or any class of such persons, whether relative to the Base Purchase Price or otherwise.

Evercore has assumed that any modification to the structure of the transaction will not vary in any respect material to its analysis. Evercore’s opinion does not address the relative merits of the AMS Sale and the Reorganization as compared to other business or financial strategies that might be available to Acxiom, nor does it address the underlying business decision of Acxiom to engage in the AMS Sale and the Reorganization. Evercore’s opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the AMS Sale and the Reorganization including as to how any Company stockholders should vote or act in respect to the AMS Sale and the Reorganization. Evercore expresses no opinion herein as to the price at which Company common stock or Holdco common stock will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by Acxiom and its advisors with respect to legal, regulatory, accounting and tax matters.

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Summary of Evercore’s Material Financial Analyses

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Board of Directors on July 2, 2018 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before July 2, 2018, and is not necessarily indicative of current market conditions.

The following summary of Evercore’s material financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis, which is designed to estimate the value of the standalone business by calculating the present value of the business’ estimated future unlevered, after-tax free cash flows. In this analysis, Evercore derived a range of implied enterprise valuations for the AMS Business based on the non-public AMS Projections and the Extrapolated AMS Projections provided by Acxiom management. Evercore also calculated a terminal value for the AMS Business by applying a range of perpetuity growth rates, based on available information, and Evercore’s professional judgement and experience given the nature of the AMS Business and the industry in which it operates, of 2.5% to 3.5% to the terminal year, forecasted, unlevered, after-tax free cash flows. The cash flows and the terminal value were then discounted to present values using a range of discount rates of 9.5% to 11.5%, which was chosen by Evercore based on Evercore’s professional judgement of the estimated range of the AMS Business’ weighted average cost of capital. Using this analysis, Evercore derived a range of implied enterprise valuations for the AMS Business of $1,734 million to $2,540 million.

Selected Public Company Trading Analysis

In performing a public company trading multiples analysis of the AMS Business, Evercore reviewed and compared certain financial, operating and market information of the AMS Business to corresponding financial multiples and ratios for the selected public companies listed in the table below, divided into three groups: (i) Business Process Outsourcing (“BPO”) & IT Consulting, (ii) Marketing Services & Data and (iii) Ad Agency, in each case based on Evercore’s professional judgment and experience, because they are public companies with operations that, for purposes of this analysis, Evercore considered similar to the operations of the AMS Business. Evercore noted, however, that none of the selected publicly traded companies is identical or directly comparable to the AMS Business.

Selected Public Companies:

BPO & IT Consulting	Marketing Services & Data	Ad Agency
• International Business Machines Corporation • Accenture PLC • Cognizant Technology Solutions Corporation • Infosys Limited • Cap Gemini S.A. • Genpact Limited • Perficient, Inc.	• Experian PLC • Nielsen Holdings PLC • Alliance Data Systems Corporation • Dun & Bradstreet Corporation	• WPP plc • Omnicon Group Inc. • Publicis Groupe S.A. • Dentsu Inc. • The Interpublic Group of Companies, Inc.

Evercore calculated and analyzed the multiple of total enterprise value (“TEV”) (which represents market equity value, plus total outstanding debt, less cash and cash equivalents) to the actual EBITDA for fiscal year 2018 (“FY2018A EBITDA”) and estimated EBITDA for fiscal year 2019 (“FY2019E EBITDA”) for the selected companies. The multiples for each of the selected companies were calculated using the closing price of the selected companies’ common stock on June 29, 2018, and were based on and derived from publicly available filings and publicly available research estimates published by independent equity research analysts associated with various Wall Street firms, adjusted to Acxiom’s fiscal year, which ends on March 31st of each year. The multiples for the AMS Business were calculated using Acxiom’s historical actual financials and the AMS Projections provided by Acxiom’s management.

AMS Sale and Reorganization

Evercore then noted that the overall median TEV/EBITDA multiples observed for the selected public companies in each of the three groups were as follows:

	FY2018A	FY2019E
Marketing Services & Data	11.2x	10.4x
BPO & IT Consulting	13.4x	12.4x
Ad Agency	8.8x	8.7x

Evercore then applied a reference range of selected TEV/EBITDA multiples, each derived by Evercore based on its review of the selected public companies listed above, and its professional judgment and experience, to the corresponding financial data for the AMS Business. This analysis resulted in implied TEV ranges for the AMS Business, as set forth in the table below:

Analysis	AMS Business Metric (mm)	Multiple Range	Implied TEV (mm)
Marketing Services & Data FY2018A EBITDA	$165.4	10.0x to 12.0x	$1,654 to $1,985
Marketing Services & Data FY2019E EBITDA	$191.2	9.5x to 11.5x	$1,817 to $2,199
BPO & IT Consulting FY2018A EBITDA	$165.4	12.5x to 14.5x	$2,068 to $2,399
BPO & IT Consulting FY2019E EBITDA	$191.2	11.5x to 13.5x	$2,199 to $2,581
Ad Agency FY2018A EBITDA	$165.4	8.5x to 9.5x	$1,406 to $1,572
Ad Agency FY2019E EBITDA	$191.2	8.5x to 9.5x	$1,625 to $1,817

Selected Transactions Analysis

In performing an analysis of selected precedent transactions to compare multiples paid in other transactions to the multiple implied for the AMS Business, Evercore reviewed publicly available information related to certain precedent transactions of marketing services businesses, set forth in the table below:

Date	Acquiror	Target
Feb. 2018	Capgemini SE	LiquidHub Inc.
April 2017	Vector Capital Management LP	Experian plc’s Cross-Channel Marketing
December 2016	Golden Gate Private Equity, Inc.	NeuStar, Inc.
December 2016	Kohlberg Kravis Roberts & Co. L.P.	GfK SE
August 2016	Dentsu Aegis Network Ltd.	Merkle Group Inc.
March 2016	Sykes Enterprises	Clearlink Holdings, LLC
November 2014	Publicis Groupe, S.A.	Sapient Corp.
September 2014	Alliance Data Systems Corp.	Conversant, Inc.
March 2014	Berkshire Partners LLC	Catalina Marketing Corp.
December 2013	Harland Clark Holdings Corp.	Valassis Communications, Inc.
December 2012	Nielsen Holding N.V.	Arbitron Inc.
November 2012	Epsilon Data Management, LLC	Hyper Marketing Inc.
April 2011	Epsilon Data Management, LLC	Aspen Marketing Services LLC
March 2010	CCMP Capital Investors II, L.P.	infoGROUP Inc.

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For transactions where sufficient public information was available, Evercore calculated and compared the TEV of the target company in the relevant transaction as a multiple of the target company’s EBITDA over the last twelve months (“LTM EBITDA”), based on the most recent period at the time of the announcement of the relevant transaction. Evercore noted that the overall minimum, maximum, mean and median TEV/LTM EBITDA multiples were as follows:

Acxiom Precedent Transactions:	TEV/LTM EBITDA Multiple
Min	6.6x
Max	17.6x
Mean	10.5x
Median	9.4x

Evercore then applied a reference range of LTM EBITDA multiples of 9.5x to 13.5x to the AMS Business’ FY2018A EBITDA based on its professional judgement and experience, and derived a range of relevant implied multiples of transaction value to and determined an implied total equity value range of $1,572 to $2,233 million.

Evercore noted that none of the selected transactions or the companies that participated in the selected precedent transactions is identical or directly comparable to the AMS Business, Acxiom, Holdco or the AMS Sale and the Reorganization. In evaluating the precedent transactions, Evercore made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Evercore or Acxiom, such as the impact of competition on Acxiom, the AMS Business, or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Acxiom, the AMS Business or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which the sale is being compared.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the AMS Sale and the Reorganization by the Board of Directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of such opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of Acxiom, Holdco (or their ownership interest in the AMS Business) or the AMS Business, as applicable. As noted above, no company or transaction used in the above analyses as a comparison is directly comparable to Acxiom, Holdco or the AMS Business. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Acxiom, Holdco, the AMS Business or their respective advisors.

Evercore prepared these analyses for the purpose of providing an opinion to the Board of Directors as to the fairness, from a financial point of view, of the Base Purchase Price to be paid to Holdco for all of the outstanding membership interests in Acxiom pursuant to the Purchase Agreement. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the respective businesses or securities of Acxiom, Holdco, or the AMS Business actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the fairness opinion was approved by an Opinion Committee of Evercore.

Under the terms of Evercore’s engagement letter, Acxiom agreed to pay Evercore an aggregate fee of approximately $23.5 million, $1 million of which became payable when Evercore rendered its opinion, and the balance of which will become payable if the proposed transaction is completed. In addition, if the proposed transaction is completed, the

AMS Sale and Reorganization

Company may (but will not be obligated to) pay up to an additional $10 million, in the aggregate, to Evercore and Morgan Stanley as a discretionary bonus for their contributions in connection with the proposed transaction. Holdco has also agreed to reimburse Evercore’s reasonable expenses and to indemnify Evercore for certain potential liabilities arising out of its engagement of Evercore.

A former affiliate of Evercore provided certain trust services to Acxiom prior to 2018 and received an annual fee of approximately $100,000 for the rendering of these services. This affiliate of Evercore was sold in 2017. During the two year period prior to July 2, 2018, no material relationship existed between Evercore or its affiliates and IPG or its affiliates pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to Acxiom, Holdco or IPG in the future and in connection with any such services Evercore may receive compensation.

The Base Purchase Price was determined through arm’s length negotiations between the Board of Directors and IPG. Evercore provided advice to the Board of Directors during these negotiations. Evercore did not, however, recommend any specific purchase price, consideration or structure to Acxiom, Holdco or the Board of Directors or recommend that any specific purchase price or consideration constituted the only appropriate consideration for the AMS Sale.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Acxiom, Holdco, the AMS Business, or the IPG and/or their respective affiliates, for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities or instruments.

Acxiom engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Retention of Morgan Stanley & Co. LLC

Under the terms of Morgan Stanley’s engagement letter, Acxiom agreed to pay Morgan Stanley for its services as a financial adviser to Acxiom in connection with the AMS Sale a success fee of an amount equal to approximately $15.6 million, which will become payable at, and contingent upon, the consummation of the AMS Sale. In addition, if the proposed AMS Sale is consummated, the Company may (but will not be obligated to) pay up to an additional $10 million, in the aggregate, to Evercore and Morgan Stanley as a discretionary bonus for their contributions in connection with the proposed transaction. Acxiom has also agreed to reimburse Morgan Stanley for its reasonable and documented expenses incurred in connection with Morgan Stanley’s engagement and has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or in connection with Morgan Stanley’s engagement.

During the two year period prior to the date hereof, Morgan Stanley has not received any fees in connection with any financial advisory or financing services provided to Acxiom. During the two year period prior to the date hereof, Morgan Stanley has provided financing services to IPG and received aggregate fees of approximately $1 to $5 million for such services. In addition, Morgan Stanley is expected to participate in the acquisition financing for the AMS Sale, for which Morgan Stanley is expected to receive additional fees. Morgan Stanley may also seek to provide financial advisory and financing services to Acxiom, Holdco or IPG and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for its own account or the accounts of its customers, in debt or equity securities or loans of Acxiom, Holdco or IPG or any of their respective affiliates, or any other company, or any currency or commodity, that may be involved in the AMS Sale, or any related derivative instrument.

Acxiom engaged Morgan Stanley to act as its financial advisor based on its qualifications, experience and reputation. Morgan Stanley is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    105

PROJECTED FINANCIAL INFORMATION FOR THE AMS BUSINESS

The Company does not as a matter of course issue public projections as to future performance beyond the next fiscal year or issue public projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the Board of Directors’ exploration of strategic alternatives with respect to the AMS Business, the Company’s management prepared unaudited prospective financial information with respect to the AMS Business on a stand-alone basis for the fiscal years ending 2019 and 2020 (the “AMS Projections”) and fiscal years ending 2021 through 2023 (the “Extrapolated AMS Projections”). The AMS Projections were provided to and reviewed by the Board of Directors, were provided to Evercore in order to facilitate the financial analyses conducted by Evercore, and were, other than with respect to certain items including Unlevered Free Cash Flow, provided to IPG and other parties during their evaluation of the AMS Business. The Extrapolated AMS Projections, which were extrapolated by management from the AMS Projections, were provided to the Board of Directors and were provided to Evercore in order to facilitate the financial analyses conducted by Evercore.

The AMS Projections and the Extrapolated AMS Projections were developed from historical financial statements and a series of our management’s assumptions and estimates related to future trends and observations of the AMS Business, and did not give effect to the AMS Sale or the Reorganization. The AMS Projections and the Extrapolated AMS Projections included below were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the guidelines established by American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP.

The inclusion of the AMS Projections and the Extrapolated AMS Projections in this Proxy Statement should not be regarded as an indication that the Board of Directors, Evercore, any of their affiliates, or any other recipient of this information (including IPG) considered, or now considers, the AMS Projections or the Extrapolated AMS Projections to be a reliable prediction of future results of the AMS Business or any actual future events. None of the Board of Directors, Evercore, IPG or any of their respective affiliates or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the AMS Projections or the Extrapolated AMS Projections included below. None of the Company, Evercore, IPG or any of their respective affiliates intends to, and each of them disclaims any obligations to, update, revise or correct the AMS Projections or the Extrapolated AMS Projections if they are or become inaccurate (in the long term or the short term), except as may be required by applicable laws.

The future financial results of the AMS Business may materially differ from those expressed in the AMS Projections and the Extrapolated AMS Projections due to numerous factors, including many that are beyond our ability to control or predict. There can be no assurance that any of the AMS Projections or the Extrapolated AMS Projections will be realized or that the future financial results of the AMS Business will not materially vary from the AMS Projections and the Extrapolated AMS Projections. Furthermore, while presented with numerical specificity, the AMS Projections and the Extrapolated AMS Projections necessarily are based on numerous assumptions, many of which are beyond the Company’s control and difficult to predict, including with respect to industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to the AMS Business, which assumptions may not prove to have been, or may no longer be, accurate. Neither the AMS Projections nor the Extrapolated AMS Projections take into account any circumstances or events occurring after the date they were prepared, and have not been updated since their respective dates of preparation. In addition, neither the AMS Projections nor the Extrapolated AMS Projections take into account any adverse effects that may arise out of the termination of the AMS Sale, and should not be viewed as accurate or continuing in that context. The AMS Projections and the Extrapolated AMS Projections cover multiple years, and such information by its nature becomes less reliable with each successive year.

The inclusion of the AMS Projections and the Extrapolated AMS Projections below should not be deemed an admission or representation by the Company, Evercore, IPG or any of their respective affiliates with respect to such AMS Projections or such Extrapolated AMS Projections or that either the AMS Projections or the Extrapolated AMS Projections included are viewed by the Company, Evercore, IPG or any of their respective affiliates as material information regarding the Company or the AMS Business. The AMS Projections and the Extrapolated AMS Projections are not being included in this Proxy Statement to influence your decision whether to vote in favor of the AMS Sale or in favor of the adoption of the Holdco Merger Agreement, approval of the Holdco Merger and the LLC Conversion, but they are being included in this Proxy Statement because such AMS Projections were provided to IPG and other parties during their evaluation of the AMS Business, and both the AMS Projections and the Extrapolated AMS Projections were provided to the Board of Directors and Evercore.

AMS Sale and Reorganization

The following table presents in summary form the AMS Projections for the fiscal years 2019 and 2020, and in summary form the Extrapolated AMS Projections for the full fiscal years 2021 to 2023 (in each case other than with respect to Unlevered Free Cash Flow, which is set forth below).

FYE March 31 $ in millions	2018A	2019E	2020E	2021E	2022E	2023E
Revenue	657	693	757	818	875	927
EBITDA(1)	165	191	216	235	254	271

(1)	EBITDA is defined by the Company as earnings before interest, taxes, depreciation and amortization.

In addition, the following table presents in summary form the AMS Projections with respect to Unlevered Free Cash Flow for the 9 months then remaining in fiscal year 2019 and full fiscal year 2020, and in summary form the Extrapolated AMS Projections with respect to Unlevered Free Cash Flow for the full fiscal years 2021 to 2023.

FYE March 31 $ in millions	2019E (9 Months – Q2 to Q4)	2020E	2021E	2022E	2023E
Unlevered Free Cash Flow(2)	84.5	123.6	135.7	147.7	159.3

(2)

Unlevered Free Cash Flow was calculated in order to facilitate the financial analyses conducted by Evercore and was based on the AMS Projections, the Extrapolated AMS Projections and other information provided by the Company’s management. Unlevered Free Cash Flow was not provided to IPG or other parties during their evaluation of the AMS Business. Unlevered Free Cash Flow was calculated as EBIT, less Taxes, less Capital Expenditures, less Change in Net Working Capital, plus Depreciation & Amortization.

As noted above, the AMS Projections and the Extrapolated AMS Projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events with respect to the AMS Business, as well as matters specific to the AMS Business, all of which are difficult to predict and many of which are beyond our control.

The AMS Projections and the Extrapolated AMS Projections contain EBIDTA and Unlevered Free Cash Flow, which are non-GAAP financial measures. The Company’s management included such measures in the AMS Projections and the Extrapolated AMS Projections because it believed that such measures may be useful in evaluating, on a prospective basis, the potential operating performance of the AMS Business on a stand-alone basis. A material limitation associated with the use of the above non-GAAP financial measures is that it has no standardized measurement prescribed by GAAP and may not be comparable with similar non-GAAP financial measures used by other companies or businesses. Non- GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP.

The AMS Projections and the Extrapolated AMS Projections are forward-looking statements. For information on factors that may cause the future results of the AMS Business to materially vary, see the section of this Proxy Statement captioned “—Cautionary Statements Regarding Forward-Looking Statements.”

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    107

SUMMARY SELECTED FINANCIAL DATA OF ACXIOM CORPORATION

The summary selected financial data of Acxiom Corporation for the periods reported below has been derived from the consolidated financial statements of Acxiom Corporation, a copy of which is enclosed with this Proxy Statement as Annex F-1 with respect to financial data as of and for the three month period ended June 30, 2018 and enclosed with this Proxy Statement as Annex F-2 with respect to financial data as of and for the years ended March 31, 2017 and March 31, 2018. This summary selected financial data may not contain all of the information from the consolidated financial statements and notes thereto of Acxiom Corporation that is important to you. Acxiom urges you to read carefully the consolidated financial statements and notes thereto in Annex F-1 and F-2 in their entirety. The historical results are not necessarily indicative of results to be expected in any future period.

ACXIOM CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three months ended June 30, 2018	Year ended March 31, 2018	Year ended March 31, 2017
Statement of operations data:
Revenues	$226,960	$917,406	$880,247
Net earnings (loss)	$(3,015)	$23,480	$4,108
Basic earnings (loss) per share:
Net earnings (loss)	$(0.04)	$0.30	$0.05
Diluted earnings (loss) per share:
Net earnings (loss)	$(0.04)	$0.29	$0.05

Acxiom has not paid cash dividends for any of the periods reported.

	As of June 30, 2018	As of March 31, 2018	As of March 31, 2017
Balance sheet data:
Current assets	$310,794	$360,345	$368,519
Current liabilities	$161,493	$178,355	$230,213
Total assets	$1,166,968	$1,209,253	$1,234,538
Long-term debt, excluding current installments	$227,435	$227,837	$189,241
Total equity	$722,056	$749,095	$738,980

AMS Sale and Reorganization

SUMMARY SELECTED FINANCIAL DATA OF AMS BUSINESS

The summary selected financial data of the AMS Business for the periods reported below has been derived from the Acxiom Marketing Solutions combined financial statements, a copy of which is enclosed with this Proxy Statement as Annex F-3 with respect to financial data as of and for the three month period ended June 30, 2018 and enclosed with this Proxy Statement as Annex F-4 with respect to financial data as of and for the years ended March 31, 2017 and March 31, 2018. The summary selected financial data of the AMS Business may not contain all of the information from the Acxiom Marketing Solutions combined financial statements that is important to you. Acxiom urges you to read carefully the Acxiom Marketing Solutions combined financial statements in Annex F-3 and F-4 in their entirety. The historical results are not necessarily indicative of results to be expected in any future period.

ACXIOM MARKETING SOLUTIONS

(A Business Within Acxiom Corporation)

SELECTED FINANCIAL DATA

(In thousands)

	Three months ended June 30, 2018	Year ended March 31, 2018	Year ended March 31, 2017

Statement of operations data:

Revenues	$164,502	$706,291	$709,854

Net earnings	$12,764	$90,626	$55,482

Acxiom Marketing Solutions has not paid cash dividends for any of the periods reported.

	As of June 30, 2018	As of March 31, 2018	As of March 31, 2017

Balance sheet data:

Current assets	$131,083	$139,792	$126,779

Current liabilities	$100,764	$120,200	$140,970

Total assets	$684,414	$693,791	$682,441

Long-term debt, excluding current installments	$-	$-	$-

Parent company investment	$519,755	$514,731	$473,409

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    109

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On July 2, 2018, Acxiom Corporation (the “Company”) entered into a definitive agreement to sell its Acxiom Marketing Solutions business (“AMS”) to The Interpublic Group of Companies, Inc. (“IPG”) for $2.3 billion in cash, subject to customary closing adjustments. The transaction is subject to standard regulatory review, Acxiom shareholder approval and other customary closing conditions. In addition:

•

As required regulatory approvals are being sought and received, Acxiom intends to solicit shareholder approval for the transaction (pursuant to Proposal No. 3 and Proposal No. 4 of this Proxy Statement);

•	Once shareholder approval has been received, which is expected in the second quarter of fiscal 2019, the Company expects to report the results of AMS as discontinued operations;

•	The transaction is expected to close in the third quarter of fiscal 2019; and

•	The Company expects to report a gain on the sale.

The Company expects to realize approximately $1.7 billion in net cash proceeds, after taxes and fees. Following the closing, the Company intends to:

•	Retire its existing $230 million debt balance;

•	Initiate a $500 million cash tender offer for its common stock;

•	Increase its outstanding share repurchase authorization by up to $500 million, and extend the duration of its program to December 31, 2020;

•	Use the remainder of the proceeds to fund its growth initiatives, strategic acquisition opportunities and meet its ongoing cash needs;

•	Transfer the Acxiom brand name and associated trademarks to IPG; and

•	Rename the Company LiveRamp and, shortly thereafter, begin trading its common stock under the new ticker symbol “RAMP”.

The unaudited pro forma condensed consolidated financial information shown below is based on historical consolidated financial statements of the Company. The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2018 presents the Company’s historical consolidated statement of financial position, giving effect to the disposition as if it had been completed on June 30, 2018. The accompanying unaudited pro forma condensed consolidated statements of operations for the three months ended June 30, 2018 and for the years ended March 31, 2018 and 2017 present the Company’s historical consolidated statements of operations, giving effect to the disposition as if it had been completed on April 1, 2016, the beginning of the earliest period presented.

The unaudited pro forma condensed consolidated financial statements include specific, factually supportable assumptions and adjustments that are directly related to the disposition. These pro forma adjustments have been made to illustrate the anticipated financial effect of the disposition on the Company. The adjustments are based upon available information and assumptions that the Company believes are reasonable as of the date of this filing. However, actual adjustments may differ materially from the information presented. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated financial statements, including notes thereto, should be read in conjunction with the historical financial statements and notes thereto of the Company included in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2018, and the Company’s Annual Report on Form 10-K for the year ended March 31, 2018.

AMS Sale and Reorganization

Acxiom Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2018

(in thousands)	Historical Acxiom	AMS Adjustment (Note A)	Other Pro Forma Adjustments	Note Reference		Pro Forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$95,099	$(1,544)	$2,022,638	(B	)	$2,116,193
Trade accounts receivable, net	163,767	(110,331)	-			53,436
Refundable income taxes	11,761	(11,789)	28	(D	)	-
Other current assets	40,167	(19,689)	-			20,478
Total current assets	310,794	(143,353)	2,022,666			2,190,107
Property and equipment, net of accumulated depreciation and amortization	151,407	(121,288)	-			30,119
Software, net	31,719	(20,983)	-			10,736
Goodwill	595,795	(390,841)	-			204,954
Purchased software licenses, net	6,670	(6,492)	-			178
Deferred income taxes	11,488	62,993	(74,453)	(D	)	28
Deferred commissions, net	18,137	(10,696)	-			7,441
Other assets, net	40,958	(2,246)	-			38,712
	$1,166,968	$(632,906)	$1,948,213			$2,482,275
LIABILITIES AND EQUITY
Current liabilities:
Current installments of long-term debt	$1,327	$-	$(1,327)	(B	)	$-
Trade accounts payable	47,668	(23,713)	-			23,955
Accrued payroll and related expenses	21,939	(11,576)	-			10,363
Other accrued expenses	58,938	(13,498)	-			45,440
Deferred revenue	31,621	(26,710)	-			4,911
Income taxes payable	-	-	495,900	(D	)	495,928
			28	(D	)
Total current liabilities	161,493	(75,497)	494,601			580,597
Long term debt	227,435	-	(227,435)	(B	)	-
Deferred income taxes	42,258	(42,258)	-			-
Other liabilities	13,726	(4,563)	-			9,163
Commitments and contingencies
Equity:
Common stock	13,773	-	-			13,773
Additional paid-in capital	1,256,442	-	-			1,256,442
Retained earnings	638,043	(514,112)	510,588	(B	)	1,804,978
			1,740,812	(C	)
			(570,353)	(D	)
Accumulated other comprehensive income	8,899	3,524	-			12,423
Treasury stock, at cost	(1,195,101)	-	-			(1,195,101)
Total equity	722,056	(510,588)	1,681,047			1,892,515
	$1,166,968	$(632,906)	$1,948,213			$2,482,275

See accompanying Notes to Pro Forma Financial Information

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    111

Acxiom Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended June 30, 2018

(in thousands, except per share amounts)	Historical Acxiom	AMS Adjustment (Note A)	Other Pro Forma Adjustments	Note Reference		Pro Forma Consolidated
Revenues	$226,960	$(164,489)	$-			$62,471
Cost of revenue	117,271	(93,617)	-			23,654
Gross profit	109,689	(70,872)	-			38,817
Operating expenses:
Research and development	24,536	(7,588)	-			16,948
Sales and marketing	54,850	(21,527)	-			33,323
General and administrative	34,718	(16,572)	-			18,146
Gains, losses, and other items, net	1,286	(1,284)	-			2
Total operating expenses	115,390	(46,971)	-			68,419
Income (loss) from operations	(5,701)	(23,901)	-			(29,602)
Other income (expense):
Interest expense	(2,838)	-	2,835	(C	)	(3)
Other, net	524	(168)	-			356
Total other expense	(2,314)	(168)	2,835			353
Income (loss) from operations before income taxes	(8,015)	(24,069)	2,835			(29,249)
Income tax expense (benefit)	(5,000)	(17,777)	22,844	(B	)	67
Net earnings (loss)	$(3,015)	$(6,292)	$(20,009)			$(29,316)
Basic loss per share	$(0.04)					$(0.38)
Diluted loss per share	$(0.04)					$(0.38)
Basic shares used in the calculation of net loss per share	76,935					76,935
Diluted shares used in the calculation of net loss per share	76,935					76,935

See accompanying Notes to Pro Forma Financial Information

AMS Sale and Reorganization

Acxiom Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Year Ended March 31, 2018

(in thousands, except per share amounts)	Historical Acxiom	AMS Adjustment (Note A)	Other Pro Forma Adjustments	Note Reference	Pro Forma Consolidated
Revenues	$917,406	$(697,305)	$-		$220,101
Cost of revenue	466,436	(370,623)	-		95,813
Gross profit	450,970	(326,682)	-		124,288
Operating expenses:
Research and development	94,873	(37,314)	-		57,559
Sales and marketing	215,599	(105,754)	-		109,845
General and administrative	123,526	(35,842)	-		87,684
Gains, losses, and other items, net	6,373	(3,649)	-		2,724
Total operating expenses	440,371	(182,559)	-		257,812
Income (loss) from operations	10,599	(144,123)	-		(133,524)
Other income (expense):
Interest expense	(10,131)	-	10,105	(C)	(26)
Other, net	241	287	-		528
Total other expense	(9,890)	287	10,105		502
Income (loss) from operations before income taxes	709	(143,836)	10,105		(133,022)
Income tax expense (benefit)	(22,771)	9,466	13,423	(B)	118
Net earnings (loss)	$23,480	$(153,302)	$(3,318)		$(133,140)
Basic earnings (loss) per share	$0.30				$(1.69)
Diluted earnings (loss) per share	$0.29				$(1.69)
Basic shares used in the calculation of net earnings (loss) per share	78,891				78,891
Diluted shares used in the calculation of net earnings (loss) per share	81,516				78,891

See accompanying Notes to Pro Forma Financial Information

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    113

Acxiom Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Year Ended March 31, 2017

(in thousands, except per share amounts)	Historical Acxiom	AMS Adjustment (Note A)	Other Pro Forma Adjustments	Note Reference		Pro Forma Consolidated
Revenues	$880,247	$(705,487)	$-			$174,760
Cost of revenue	477,686	(378,986)	-			98,700
Gross profit	402,561	(326,501)	-			76,060
Operating expenses:
Research and development	82,109	(31,465)	-			50,644
Sales and marketing	166,676	(107,418)	-			59,258
General and administrative	129,714	(36,816)	-			92,898
Gains, losses, and other items, net	8,373	(3,700)	-			4,673
Total operating expenses	386,872	(179,399)	-			207,473
Income (loss) from operations	15,689	(147,102)	-			(131,413)
Other income (expense):
Interest expense	(7,381)	-	7,320	(C	)	(61)
Other, net	334	378	-			712
Total other expense	(7,047)	378	7,320			651
Income (loss) from operations before income taxes	8,642	(146,724)	7,320			(130,762)
Income tax expense (benefit)	4,534	(48,014)	43,688	(B	)	188
Net earnings (loss)	$4,108	$(98,710)	$(36,348)			$(130,950)
Basic earnings (loss) per share	$0.05					$(1.69)
Diluted earnings (loss) per share	$0.05					$(1.69)
Basic shares used in the calculation of net earnings (loss) per share	77,609					77,609
Diluted shares used in the calculation of net earnings (loss) per share	79,848					77,609

See accompanying Notes to Pro Forma Financial Information

AMS Sale and Reorganization

Acxiom Corporation

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

As of June 30, 2018 and For the Three Months Ended June 30, 2018 and For the Fiscal Years Ended March 31, 2018 and 2017

Pro Forma Adjustments to the Condensed Consolidated Balance Sheet as of June 30, 2018

(A)	To eliminate the assets and liabilities to be sold in the disposition of AMS.

(B)

To record net cash proceeds of $2.2 billion received from the disposition of AMS, representing cash proceeds of $2.3 billion ($2.3 billion stated sales price less closing adjustments of $48.6 million), net of $228.9 million which was used to repay outstanding indebtedness, and eliminate AMS equity.

(C)	To record the net gain on the disposition of AMS.

(D)	To accrue the estimated tax impact associated with the gain on the disposition of AMS, to reflect the valuation allowance for LiveRamp’s deferred tax assets, and to reclass income tax balances.

Pro Forma Adjustments to the Condensed Consolidated Statements of Operations for the Three Months Ended June 30, 2018 and for the Fiscal Years Ended March 31, 2018 and 2017

(A)	To eliminate the revenues and direct expenses in the disposition of AMS.

(B)	To reflect the valuation allowance for LiveRamp’s deferred tax assets.

(C)	To eliminate interest expense related to repayment of outstanding indebtedness.

Other

At April 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”) using the modified retrospective method through an increase in retained earnings of approximately $12.7 million. The cumulative adjustment primarily related to the capitalization of costs of obtaining customer contracts.

The impact of Topic 606 and related disclosures was reflected beginning in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    115

SUMMARY OF THE AMS SALE AND REORGANIZATION

AMS Sale

The Company has entered into a Membership Interest Purchase Agreement, which is enclosed as Annex A to this Proxy Statement (the “Purchase Agreement”), with IPG, LiveRamp and Holdco. Upon satisfaction of the terms and subject to the conditions set forth in the Purchase Agreement, IPG will acquire the AMS Business, through its acquisition of the Company following the Reorganization, for $2.3 billion in cash, subject to customary closing adjustments (the “AMS Sale”). The consummation of the AMS Sale is conditioned upon and will follow the Reorganization (as further described below), and will be consummated by Holdco selling the membership interests it owns in the Company, which will then own the AMS Business. A summary of the material terms of the Purchase Agreement is set forth in this Proxy Statement under the caption “—Summary of the AMS Sale and Reorganization —The Purchase Agreement”.

Reorganization

In order to facilitate the AMS Sale, the Company will engage in a series of transactions to:

•

transfer assets and liabilities constituting the AMS Business to Acxiom and its subsidiaries (other than LiveRamp) and transfer assets and liabilities constituting the LiveRamp business, an identity technology provider (the “LiveRamp Business”) to LiveRamp and its subsidiaries (the “Separation”);

•	engage in a holding company merger (the “Holdco Merger”) to establish Holdco as a new holding company at the top of the organization;

•	convert Acxiom into a Delaware limited liability company (the “LLC Conversion”); and

•	distribute the equity interests Acxiom owns in LiveRamp to Holdco.

The result of these transactions (collectively, the “Reorganization”) is that Holdco will directly own each of Acxiom and LiveRamp, with Acxiom holding the AMS Business and LiveRamp holding the LiveRamp Business. Following the Reorganization, upon satisfaction of the terms and subject to the conditions set forth in the Purchase Agreement, the AMS Sale would be consummated through the sale to IPG of the membership interests in the Company, which would then be owned by Holdco.

Below is a diagram summarizing the Reorganization.

Holding Company Merger Immediately Following Holding Company Merger Upon Completion of the Reorganization Acxiom Holdco Holdco Holdco Acxiom Acxiom LLC Merger Sub 1

(1)

In the Holdco Merger, Holdco Merger Sub will merge with and into Acxiom, with Acxiom surviving as a wholly owned subsidiary of Holdco. Promptly following the Holdco Merger, the board of directors of Acxiom and Holdco, as the sole stockholder of Acxiom at such time, are expected to take certain actions to provide that Acxiom will convert into a Delaware limited liability company.

AMS Sale and Reorganization

Completion of Separation Holdco Acxiom LLC LiveRamp Holdco Structure Following Reorganization and Separation Holdco Acxiom LLC LiveRamp

(2)

In the Separation, Acxiom and its subsidiaries will undergo a series of transactions to transfer assets constituting the AMS Business to Acxiom and its subsidiaries (other than LiveRamp) and the LiveRamp Business to LiveRamp and its subsidiaries. After this has been completed, the Reorganization will be completed upon Acxiom LLC distributing the equity it owns in LiveRamp to Holdco.

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THE TRANSACTION DOCUMENTS

The Purchase Agreement

The summary of the material provisions of the Purchase Agreement below and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is enclosed with this Proxy Statement as Annex A. This summary may not contain all of the information about the Purchase Agreement that is important to you. Acxiom urges you to read carefully the Purchase Agreement in its entirety as it is the legal document governing the AMS Sale.

The Purchase Agreement contains representations and warranties made by the parties as of specific dates and solely for their benefit. The representations and warranties reflect negotiations between the parties and are not intended as statements of fact to be relied upon by the Company’s stockholders or any other person or entity other than the parties to the Purchase Agreement and, in certain cases, represent allocation decisions among the parties and are modified or qualified by correspondence or confidential disclosures made between the parties in connection with the negotiation of the Purchase Agreement (which disclosures are not reflected in the Purchase Agreement itself, may not be true as of any date other than the date made, or may apply standards of materiality in a way that is different from what may be viewed as material by stockholders). Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and stockholders should not rely on them as statements of fact. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement.

For purposes of the Purchase Agreement and the summary below, with respect to any rights or obligations applicable to “Seller” prior to the closing, such rights, covenants or agreements are exercisable by (or applicable to) the Company prior to the Holdco Merger and to Holdco following the Holdco Merger, and with respect to any rights or obligations applicable to “the Company” prior to the closing, such rights, covenants or agreements are exercisable by (or applicable to) Holdco following the Holdco Merger, and to the Company prior to the Holdco Merger, in each case, unless the context otherwise requires.

Purchase Price

Pursuant to the Purchase Agreement, IPG will pay or cause to be paid to Seller, in exchange for all of the outstanding membership interests of the Company, an aggregate cash purchase price equal to $2,300,000,000 (the “Base Purchase Price”), less any applicable withholding taxes and subject to the following adjustments:

•

plus or minus the amount by which the net working capital of the Company and the other subsidiaries of the Company (after giving effect to the Reorganization) (collectively, the “Business Subsidiaries”) as of 11:59 p.m. Eastern Time on the day prior to the closing, exceeds or is less than, respectively, the target working capital of $21,220,000 (but subject to an adjustment threshold of $1,000,000, below which no such adjustment in either direction shall be made);

•

plus all cash, cash equivalents, and marketable securities with remaining maturities of less than 3 months of the Business Subsidiaries as of 11:59 p.m. Eastern Time on the day prior to the closing (other than restricted cash), less outstanding checks and wires and excluding cash pledged as collateral in respect of other persons;

•	minus the amount of all debt of the Business Subsidiaries as of 11:59 p.m. Eastern Time on the day prior to the closing; and

•

minus the amount of all transaction expenses incurred by the Business Subsidiaries in connection with the AMS Sale and Reorganization remain unpaid as of closing (including financial advisory fees, fees of legal counsel, accountants and other experts, fees related to director and officer insurance, costs related to the Reorganization, including one-time severance, IT and other costs, any change of control payments and any deduction loss amounts with respect to Section 280G of the Code).

The amount paid by IPG to Seller at the closing will be based on estimates of the adjustments made by Seller as of the closing and will be further adjusted based on post-closing statements prepared by IPG following the closing, subject to customary dispute resolution procedures.

AMS Sale and Reorganization

Closing Date

Subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement (see the subsection of this Proxy Statement that immediately follows under the caption “—Conditions to Closing”), the closing will take place at 10:00 a.m., local time, on the first business day of the first calendar month on or immediately following the third business day following the satisfaction or waiver of all of the conditions contained in the Purchase Agreement (other than conditions that by their terms cannot be satisfied until the closing, but subject to the satisfaction or waiver of such conditions) or at such other time or date as Seller and IPG may mutually agree.

Conditions to Closing

Conditions to Each Party’s Obligations

The respective obligations of each party to complete the AMS Sale are subject to the satisfaction of the following conditions:

•

the adoption of a resolution authorizing the AMS Sale (which is the subject of Proposal No. 3 of this Proxy Statement) and (b) the adoption of a resolution adopting the Holdco Merger Agreement and approving the Holdco Merger and the LLC Conversion (which is the subject of Proposal No. 4 of this Proxy Statement), in each case by the holders of 66 2/3 percent of the outstanding shares of Company common stock entitled to vote thereon at the stockholders’ meeting (the “Stockholder Approvals”);

•	approvals, or expirations or terminations (including any extensions) of waiting periods, required under the antitrust laws of certain jurisdictions, including the United States and Germany;

•

no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced, or entered any order which is then in effect and has the effect of restraining, enjoining, or otherwise prohibiting the completion of the AMS Sale or Reorganization;

•	the closing of the Reorganization shall have occurred in accordance with the terms and conditions thereof in all material respects; and

•	the Holdco Merger and the LLC Conversion shall have been consummated.

Conditions to the Obligations of IPG

IPG’s obligations to complete the AMS Sale are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by Seller contained in the Purchase Agreement:

•

regarding (1) capitalization of the Company and Seller and title to the Company’s membership interests; obligations with respect to issuing or selling any equity in, or other securities of, the Company and the existence of any voting agreements related to equity of the Company; certain voting rights of any indebtedness of the Company; and (2) the absence of any Business Material Adverse Effect (as defined below) since March 31, 2018, in each case being true and correct in all respects both at and as of the signing date of the Purchase Agreement and at and as of the closing date as if made on the closing date (unless made as of a specific date, in which case as of such specific date only);

•

regarding Seller’s, the Company’s and LiveRamp’s organization and corporate power and authority; the Company’s and Seller’s corporate power and authority; the Business Subsidiaries’ sufficiency of assets; and the absence of any undisclosed broker’s fees, in each case being true and correct both at and as of the signing date of the Purchase Agreement and at and as of the closing date as if made on the closing date; and

•

other than the representations and warranties in respect of the matters described in the two bullets immediately above, without giving any effect to any materiality, “Business Material Adverse Effect,” or similar qualifications set forth in the Purchase Agreement, being true and correct both at and as of the signing date of the Purchase Agreement and at and as of the closing date as if made on the closing date (unless made as of a specific date, in which case as of such specific date only), except for failures of such representations and warranties to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

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•	Seller’s compliance in all material respects with its covenants and agreements contained in the Purchase Agreement to be complied with on or before the closing;

•	IPG’s receipt from Seller of a certificate signed on behalf of Seller by an officer of Seller, stating that the above conditions to IPG’s obligations to complete the AMS Sale have been satisfied; and

•	During the period from the date of the Purchase Agreement to the closing, there shall not have occurred any Business Material Adverse Effect.

Conditions to the Obligations of Seller

Seller’s obligations to complete the AMS Sale are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by IPG contained in the Purchase Agreement:

•

regarding IPG’s organization, corporate power and authority, and the absence of any undisclosed broker’s fees, in each case being true and correct both at and as of the signing date of the Purchase Agreement and at and as of the closing date as if made on the closing date (unless made as of a specific date, in which case as of such specific date only); and

•

other than the representations and warranties in respect of the matters described in the bullet above, without giving any effect to any materiality, material adverse effect, or similar qualifications set forth in the Purchase Agreement, being true and correct both at and as of the signing date of the Purchase Agreement and at and as of the closing date as if made on the closing date (unless made as of a specific date, in which case as of such specific date only), except for failures of such representations and warranties to be true and correct as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of IPG to carry out its obligations under, and to complete the transactions contemplated by, the Purchase Agreement;

•	IPG’s compliance in all material respects with its covenants and agreements contained in the Purchase Agreement to be complied with on or before the closing; and

•	Seller’s receipt from IPG of a certificate signed on behalf of IPG by an officer of IPG, stating that the above conditions to Seller’s obligations to complete the AMS Sale have been satisfied.

For purposes of the Purchase Agreement and as used in this Proxy Statement, “Business Material Adverse Effect” means any circumstance, event, development, effect, change, or occurrence that, individually or in the aggregate, would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of Seller, the Company, or their respective subsidiaries to consummate the AMS Sale or any material portion of the Reorganization; or has had, or would or would reasonably be expected to have, a material adverse effect on the business, assets, results of operation, or condition (financial or otherwise) of the AMS Business, taken as a whole; however, the following are excluded in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur:

•

changes in general economic, financial market, or U.S. or global political conditions (circumstances, events, developments, changes or occurrences that have a disproportionate adverse impact on the Business Subsidiaries, taken as a whole, relative to other participations in the industries or markets in which they operate will be taken into account);

•

general changes or developments in any of the industries or markets in which the Business Subsidiaries operate (circumstances, events, developments, changes or occurrences that have a disproportionate adverse impact on the Business Subsidiaries, taken as a whole, relative to other participations in the industries or markets in which they operate will be taken into account);

•

changes in any applicable laws or applicable accounting regulations or principles, including GAAP, or official or judicial interpretations thereof (circumstances, events, developments, changes or occurrences that have a disproportionate adverse impact on the Business Subsidiaries, taken as a whole, relative to other participations in the industries or markets in which they operate will be taken into account);

•

any change in the price or trading volume of Seller’s securities (but the underlying cause shall not prevent or otherwise affect a determination that the underlying cause of any change has had or contributed to a Business Material Adverse Effect);

AMS Sale and Reorganization

•

any failure by the Business Subsidiaries to meet published analyst estimates or expectations of revenues, earnings, or other financial performance or results of operations for any period (but the underlying cause shall not prevent or otherwise affect a determination that the underlying cause of any failure has had or contributed to a Business Material Adverse Effect);

•

any failure by the Business Subsidiaries to meet internal or published projections, budgets, plans, or forecasts of its revenues, earnings, or other financial performance or results of operations (but the underlying cause shall not prevent or otherwise affect a determination that the underlying cause of any failure has had or contributed to a Business Material Adverse Effect);

•

any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters or other force majeure events (circumstances, events, developments, changes or occurrences that have a disproportionate adverse impact on the Business Subsidiaries, taken as a whole, relative to other participations in the industries or markets in which they operate will be taken into account);

•

the announcement, consummation, or existence of the Purchase Agreement and the AMS Sale, including the threat of or the initiation of any stockholder litigation with respect to the Purchase Agreement, or any termination of, reduction in, or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, or employees of the Business Subsidiaries, due to the announcement and performance of the Purchase Agreement or the identity of the parties thereto (or any communication by IPG regarding the plans or intentions of IPG with respect to the conduct of the AMS Business) or the performance of the Purchase Agreement and the AMS Sale, including compliance with the covenants in the Purchase Agreement;

•

any action taken by Seller, or which Seller causes to be taken by any of the Business Subsidiaries, in each case as required by, contemplated by or resulting from the Purchase Agreement or the Contribution Agreement; or

•	any action taken (or omitted to be taken) at the express written request of, or expressly consented to in writing by, IPG.

Treatment of Stock Options and Restricted Stock Units

Prior to the closing, Seller will take all actions to assume each Company stock plan and each outstanding stock option or RSU such that IPG and its affiliates will not have any liabilities in respect thereof. Each such award held by an employee employed in respect of the AMS Business and who “goes with” the AMS Business as part of the AMS Sale will have its vesting accelerate in full contingent upon the consummation of the closing of the AMS Sale, provided that, with respect to performance awards, the performance period, as set forth in the award agreement underlying the applicable performance award, will be truncated (and the applicable performance-based vesting conditions shall be accordingly pro-rated), and a number of shares or RSUs, as applicable, subject to the performance award will vest based on the degree of achievement of the pro-rated performance objectives (as set forth in the applicable award agreement) as of the date of the closing of the AMS Sale, and all remaining shares or RSUs, as applicable, subject to the performance award that fail to vest will terminate as of the closing of the AMS Sale and be of no further force or effect. No equity awards held by employees who remain with Holdco following the Asset Sale will have their vesting accelerate as a result of the AMS Sale.

No Solicitation; Superior WholeCo Proposals; Adverse Recommendation Changes

No Solicitation

Pursuant to the Purchase Agreement, Seller and the Company have agreed that, from the execution of the Purchase Agreement, they will (and will cause their respective subsidiaries and their respective directors, officers, and employees to, and use reasonable best efforts to cause its and their respective other representatives to):

•

immediately cease and cause to be terminated any and all existing solicitation of, or discussions or negotiations with, any third party relating to a Competing AMS Proposal or any WholeCo Proposal (in each case, as defined below) or any inquiry, discussion, offer, or request that would reasonably be expected to lead to a Competing AMS Proposal or a WholeCo Proposal;

•

request the prompt return from, or destruction by, all such third parties of all confidential information previously provided by Seller, the Company, its subsidiaries, or their representatives, in connection therewith; and

•	terminate access to any physical or electronic data rooms relating thereto.

The foregoing restrictions and obligations of Seller and the Company do not apply with respect to any Permitted LiveRamp Proposal.

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Pursuant to the Purchase Agreement, Seller and the Company have agreed that, except as otherwise expressly provided in the Purchase Agreement (including as described below under the caption “—Superior WholeCo Proposal; Adverse Recommendation Changes”), from the execution of the Purchase Agreement until the earlier of the closing or the termination of the Purchase Agreement, neither Seller nor the Company will (and will cause their subsidiaries and their respective directors, officers, and employees not to, and use reasonable best efforts to cause its and their respective other representatives not to), directly or indirectly:

•

initiate, solicit, or knowingly facilitate or encourage the submission or making of any Competing AMS Proposal or WholeCo Proposal or any inquiries regarding any proposal or offer that would reasonably be expected to lead to a Competing AMS Proposal or WholeCo Proposal;

•

engage or participate in any negotiations or discussions with respect to any Competing AMS Proposal or WholeCo Proposal (it being understood that the Company and Seller may inform persons of the provisions described herein);

•

furnish any non-public information to any third party related to a Competing AMS Proposal or WholeCo Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing AMS Proposal or WholeCo Proposal; or

•

approve, authorize, endorse, declare advisable, adopt, enter into or recommend, or publicly propose to approve, authorize, endorse, declare advisable, adopt, enter into or recommend any Competing AMS Proposal or WholeCo Proposal or any letter of intent, acquisition agreement or other agreement providing for or constituting a Competing AMS Proposal or WholeCo Proposal;

provided that the Company is permitted to grant a waiver of or terminate any “stand-still” obligation of a third party to allow such third party to submit a WholeCo Proposal (in which case the Company shall similarly waive or terminate any “standstill” obligation applicable to IPG and its affiliates pursuant to its confidentiality agreement between the Company and IPG).

The foregoing restrictions and obligations of Seller and the Company do not apply with respect to any Permitted LiveRamp Proposal.

For purposes of the Purchase Agreement and as used in this Proxy Statement:

•

a “Competing AMS Proposal” means any bona fide proposal or offer made by any Third Party to purchase, directly or indirectly, any one or more assets or businesses of the Business Subsidiaries that constitute more than five percent of the AMS Assets, including via the purchase of any equity interests in any Business Subsidiaries, in each case other than a WholeCo Proposal;

•

a “Permitted LiveRamp Proposal” means any proposal or offer made by any Third Party to purchase or otherwise acquire, directly or indirectly, any or all of the LiveRamp Assets and none of the AMS Assets and that would not reasonably be expected to, conflict with, materially impede, materially delay or prohibit the AMS Sale and the Reorganization and (A) any such Third Party agrees to vote, or cause to be voted, all the Company equity securities directly or indirectly beneficially owned by such Third Party and its controlled Affiliates in favor of the AMS Sale, Holdco Merger and the LLC Conversion at the Stockholders’ Meeting or any adjournment or any postponement thereof and (B) expressly assumes all obligations under the Transaction Documents to which LiveRamp is a party;

•

a “WholeCo Proposal” means any bona fide written proposal or offer made by any Third Party to purchase or otherwise acquire, directly or indirectly, (i) beneficial ownership (as defined under Section 13(d) of the Securities Exchange Act of 1934) of at least 20 percent of any class of equity securities of the Company or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute at least 20 percent of the consolidated assets of the Company (including all or substantially all of the LiveRamp Assets); and

•

a “Superior WholeCo Proposal” means a bona fide, written, WholeCo Proposal (with the percentage in clause (i) of the definition of WholeCo Proposal increased to “50 percent” and the percentage in clause (ii) of the definition of WholeCo Proposal changed to “all or substantially all”) made by a Third Party on terms that the Board of Directors determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Board of Directors deems appropriate, is more favorable to the Company and its stockholders than the AMS Sale (including any revisions to the terms of the Purchase Agreement and/or the Reorganization committed to by IPG and any WholeCo Proposal submitted by IPG to the Company, in each case, in writing in response to such WholeCo Proposal).

AMS Sale and Reorganization

Superior WholeCo Proposals; Adverse Recommendation Changes

Pursuant to the Purchase Agreement, notwithstanding anything to the contrary in the Purchase Agreement, from the execution of the Purchase Agreement and prior to the date the Stockholder Approvals are obtained, if Seller or the Company receives a written WholeCo Proposal from a third party that did not result from a material breach of the non-solicitation provisions contained in the Purchase Agreement (as described above under the caption “—No Solicitation”), (i) Seller or the Company and their representatives, to the extent reasonably necessary, may contact such third party to obtain clarification of the terms thereof and (ii) the Company and the Board of Directors (or duly authorized committee thereof) and its representatives may, subject to compliance with the terms of the Purchase Agreement, engage in negotiations or substantive discussions with, or furnish any information or other access to, such third party and its representatives, affiliates, and prospective financing sources if the Board of Directors (or duly authorized committee thereof) determines in good faith, after consultation with financial advisors and outside legal counsel, that the proposal constitutes a Superior WholeCo Proposal or could reasonably be expected to lead to a Superior WholeCo Proposal. However, prior to furnishing any non-public information, Seller or the Company must enter into with such third party, to the extent such third party is not already subject to a confidentiality agreement with the Company, a confidentiality agreement containing terms that are at least as restrictive as the confidentiality agreement between the Company and IPG (provided that it need not contain “standstill” or similar provisions), and Seller or the Company shall provide or make available to IPG any non-public information that Seller or the Company provided to such third party if such access was not previously made available to IPG or its representatives.

Pursuant to the Purchase Agreement, from the execution of the Purchase Agreement until the closing (or, if earlier, the termination of the Purchase Agreement), Seller or the Company shall, as promptly as reasonably practicable after receipt of any WholeCo Proposal or Competing AMS Proposal or Permitted LiveRamp Proposal or any inquiry that could reasonably be expected to lead to a WholeCo Proposal, Competing AMS Proposal or Permitted LiveRamp Proposal and in any event within one business day, deliver to IPG a written notice setting forth the identity of the third party and the material terms and conditions of such WholeCo Proposal or Competing AMS Proposal or Permitted LiveRamp Proposal and shall provide copies of any written materials. Seller and the Company must keep IPG reasonably informed of the status of, and any material developments regarding, any such WholeCo Proposal or Permitted LiveRamp Proposal. Neither Seller nor the Company may enter into any agreement which prohibits or otherwise prevents the provision of any information to IPG or the compliance with the terms and conditions of the Purchase Agreement or the consummation of the transactions contemplated thereby.

Except as otherwise provided in the Purchase Agreement with respect to a WholeCo Proposal, the Board of Directors (including any committee thereof) is not permitted to:

•	withdraw, modify, amend, change or qualify (or propose publicly to withdraw, modify, amend, change or qualify), in any manner adverse to IPG, the Company Recommendation;

•

endorse, recommend, adopt, declare advisable, authorize or approve or propose publicly to endorse, recommend, adopt, declare advisable, authorize or approve any Competing AMS Proposal or any WholeCo Proposal;

•	fail to include in this Proxy Statement the Company Recommendation; or

•

fail to recommend against any Competing AMS Proposal or any WholeCo Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such tender offer or exchange offer.

The actions described in above are referred to as an “Adverse Recommendation Change”.

In addition, except as otherwise provided in the Purchase Agreement with respect to a WholeCo Proposal, the Board of Directors (including any committee thereof) is not permitted to:

•

approve, cause or authorize or permit Seller, the Company or any of their subsidiaries to enter into any letter of intent, acquisition agreement or other agreement providing for or constituting any Competing AMS Proposal or WholeCo proposal (other than confidentiality agreements);

•	submit any Competing AMS Proposal or WholeCo Proposal to a vote of the stockholders of the Company; or

•	resolve, agree or publicly propose to do any of the foregoing.

The Company or Seller is required to provide IPG with five business days’ notice of its intention to (i) make an Adverse Recommendation Change or (ii) terminate the Purchase Agreement in order to enter into a definitive agreement with

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respect to a Superior WholeCo Proposal. During such five business day period (plus three additional business days for each material change to the terms or other material modification to such proposal), the Company is required to negotiate with IPG to revise the terms of the AMS Sale or to put forward its own WholeCo Proposal so that such WholeCo Proposal would no longer constitute a Superior WholeCo Proposal (the “matching right”). Following the conclusion of IPG’s matching right, after taking into account any revisions to the terms of the Purchase Agreement and/or the Reorganization to which IPG would agree (or the terms of any WholeCo Proposal submitted by IPG), the Board of Directors may, in circumstances not involving a breach of the non-solicitation provisions contained in the Purchase Agreement (i) make an Adverse Recommendation Change in response to a WholeCo Proposal that the Board of Directors has determined in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior WholeCo Proposal and (ii) terminate the Purchase Agreement in order to enter into a definitive agreement with respect to such Superior WholeCo Proposal. In the event of any such termination, the Company must pay the Termination Fee to IPG (as described below).

In addition, Seller or the Company shall not be permitted to enter into a definitive agreement contemplating a LiveRamp Sale without first providing written notice thereof to IPG and, if requested by IPG, discussing and negotiating in good with IPG with respect to any WholeCo Proposal that IPG may wish to submit for 10 business days after such notice. For this purpose, “LiveRamp Sale” means any third party purchasing or otherwise acquiring, directly or indirectly, any one or more of the LiveRamp Assets that constitute 20 percent or more of the LiveRamp Assets.

Termination

The Purchase Agreement may be terminated under certain circumstances, including:

•	by mutual written agreement of Seller and IPG;

•	by either Seller or IPG, if:

•

the closing has not occurred before January 2, 2019 (the “Outside Date”) (provided that the right to terminate for this reason shall not be available to a party if the failure by such party to fulfill its obligations is the cause of, or resulted in, the failure of the closing to occur by the Outside Date);

•

any governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining, or otherwise prohibiting or making illegal the completion of the transactions contemplated under the Purchase Agreement or any material aspect of the transactions contemplated under the Contribution Agreement, and such order or other action has become final and non-appealable (provided that the party seeking to terminate pursuant to this section shall have used its reasonable best efforts to remove such governmental order or other action, and that the right to terminate for this reason shall not be available to a party if the failure by such party to fulfill its obligations is the cause of, or resulted in, the issuance of such governmental order or the taking of such action); or

•	the Stockholder Approvals are not obtained;

•	by Seller, if:

•

IPG has breached its representations, warranties, or covenants to a degree that would result in the failure of a condition to the closing, and the breach cannot be cured or, if curable, is not cured by the earlier of the Outside Date and 30 calendar days after the Company’s notice of such breach (provided that Seller shall not have a right to terminate for this reason if Seller or the Company is then in material breach of any of their representations, warranties or covenants); or

•

prior to receipt of the Stockholder Approvals, in order to enter into a definitive agreement with respect to a Superior WholeCo Proposal (so long as the Company pays the Termination Fee to IPG substantially concurrently with or prior to such termination); or

•	by IPG, if:

•

Seller or the Company has breached its representations, warranties, or covenants to a degree that would result in the failure of a condition to the closing, and the breach cannot be cured or, if curable, is not cured by the earlier of the Outside Date and 30 calendar days after IPG’s notice of such breach (provided that IPG shall not have a right to terminate for this reason if IPG is then in material breach of any of its representations, warranties or covenants); or

•	prior to receipt of the Stockholder Approvals, the Board of Directors has made an Adverse Recommendation Change.

AMS Sale and Reorganization

Termination Fee; Expense Reimbursement

The Company is required to pay IPG an amount equal to $86,250,000 (the “Termination Fee”) in the event that:

•	the Company terminates the Purchase Agreement, prior to receipt of the Stockholder Approvals, in order to enter into a definitive agreement with respect to a Superior WholeCo Proposal;

•	IPG terminates the Purchase Agreement, prior to receipt of the Stockholder Approvals, because an Adverse Recommendation Change has occurred; or

•

(1) IPG terminates the Purchase Agreement due to Seller or the Company breaching the Purchase Agreement to a degree that would cause a failure of the conditions to the closing (and such breach is not timely cured) or (2) either party terminates the Purchase Agreement because the Outside Date has occurred or the Stockholder Approvals have not been obtained, and, in any such case, (A) a Competing AMS Proposal or WholeCo Proposal has been made and (B) within 12 months of termination of the Purchase Agreement, the Company consummates or enters into any definitive agreement for any Competing AMS Proposal or WholeCo Proposal (with all references of “any AMS Assets” in the definition of Competing AMS Proposal being replaced by “more than 25 percent of AMS Assets” and “20 percent” in the definition of WholeCo Proposal being replaced with “50 percent”).

In addition, pursuant to the Purchase Agreement, the Company has agreed to reimburse IPG’s expenses (including financing expenses) up to $15 million (such amount being creditable toward the Termination Fee if the Termination Fee is also payable), in the event that:

•	either party terminates the Purchase Agreement because the Stockholder Approvals have not been obtained;

•	either party terminates the Purchase Agreement because the Outside Date has occurred and the Reorganization has not been completed; or

•	either party terminates the agreement if there is a permanent restraint, injunction or prohibition or making illegal the consummation of the Reorganization.

Representations and Warranties

The Purchase Agreement contains a number of representations and warranties made severally and jointly, by the Company and Seller. Such representations and warranties are subject to qualifications and exceptions set forth in the Purchase Agreement, in documents filed or furnished with the SEC since March 31, 2017, or in the confidential disclosure schedule provided by the Company to IPG pursuant to the Purchase Agreement, and relate to, among other things, the following:

•	due organization, valid existence and good standing, and other corporate matters;

•	authorization, execution, delivery, and enforceability of the Transaction Documents;

•	capitalization and title;

•	the Business Subsidiaries;

•	conflicts or violations under organizational documents, contracts, or law;

•	governmental consents and approvals;

•	financial information, Sarbanes-Oxley and documents filed with or furnished to the SEC;

•	no undisclosed liabilities;

•	material litigation;

•	compliance with applicable laws and permits;

•	taxes;

•	employee benefits plans;

•	labor matters;

•	real property;

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•	intellectual property;

•	environmental matters;

•	absence of certain material changes or events;

•	lists and representations regarding certain enumerated “Material Contracts”;

•	sufficiency of assets;

•	customers and vendors;

•	insurance;

•	the Company Stockholder Approvals requirements to complete the AMS Sale, Holdco Merger and LLC Conversion;

•	information contained in this Proxy Statement;

•	state takeover statutes;

•	brokerage or finders’ fees with respect to the AMS Sale; and

•	the Reorganization.

The Purchase Agreement also contains a number of representations and warranties made by IPG. Such representations and warranties are subject to qualifications and exceptions set forth in the Purchase Agreement and relate to, among other things, the following:

•	due organization, valid existence and good standing;

•	authorization, execution, delivery, and enforceability of the Purchase Agreement;

•	conflicts or violations under organizational documents, contracts, or law;

•	governmental consents and approvals;

•	material litigation;

•	no ownership of the Company’s common stock;

•	investment purpose;

•	information contained in this Proxy Statement;

•	brokerage or finders’ fees with respect to the AMS Sale;

•	availability of sufficient resources to complete the AMS Sale and financing; and

•	investigation and analysis of the business, assets, condition, operations, and prospects of the Business Subsidiaries and the AMS Business.

Conduct of Business Prior to the Closing

Under the Purchase Agreement, Seller and the Company have agreed that, subject to exceptions set forth in the Purchase Agreement, between the execution of the Purchase Agreement and the closing, Seller and the Company (1) will, and will cause the Business Subsidiaries to, carry on the AMS Business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact the goodwill of the AMS Business and third-party Business Subsidiary relationships and (2) will not, and will cause the Business Subsidiaries not to, take actions related to the following:

•	amending organizational documents of Seller (prior to Holdco Merger) or the Business Subsidiaries;

•	splitting, redeeming, acquiring, issuing, disposing or granting equity of Seller (prior to the Holdco Merger) or the Business Subsidiaries;

•	declaring dividends or making distributions with respect to the Business Subsidiary’s stock;

•	acquiring material assets;

•	selling or licensing material assets;

AMS Sale and Reorganization

•	changing accounting methods;

•	increasing or accelerating compensation or benefits, amending equity awards, or hiring or terminating vice presidents or above;

•	incurring or becoming liable for debt or redeeming, forgiving or cancelling debt;

•	terminating or amending “Material Contracts” or entering into new “Material Contracts”;

•	making loans or investments;

•	making or changing material tax elections, amending tax returns or settling claims relating to taxes;

•	incurring capital expenditures;

•	entering into plans of liquidation, dissolution, merger or restructuring;

•	commencing, settling, paying or satisfying material litigation;

•	selling, transferring, exclusively licensing or abandoning material owned intellectual property, or disclosing trade secrets;

•	entering into new lines of business;

•	amending the Contribution Agreement or modifying any transfer documents contemplated thereby except in the manner contemplated by the plan of Separation;

•	entering into collective bargaining agreements and similar agreements;

•	distributing cash or incurring debt between 11:59 p.m., Eastern Time of the day before the closing date (the time at which the purchase price is calculated) and the closing;

•	failing to maintain insurance;

•	accelerating any accounts receivable or deferring accounts payable or altering working capital practices;

•	merging or consolidating the Business Subsidiaries; and

•	announcing an intention to do, or authorize doing, any of the other restricted actions.

Efforts

Each of Seller, the Company and IPG have agreed to use their respective reasonable best efforts to complete the AMS Sale, cause the conditions to the closing to be satisfied, and obtain or deliver all required or necessary governmental and third party consents, including in connection with obtaining antitrust approvals for the AMS Sale. IPG is required to take all necessary actions to avoid or eliminate all impediments under applicable antitrust laws, but is not required (nor is the Company or Seller permitted without IPG’s consent) to make divestitures or take other actions that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on IPG, any of IPG’s principle global networks, or the AMS Business.

Change of Name

Seller is required to file appropriate documentation to change as promptly as practicable after the closing, and in any event (i) within ten business days of the closing, the corporate names of Seller and the subsidiaries that are not Business Subsidiaries and (ii) within 90 days after the closing, any “doing business as” names, trade names, or other corporate identifiers of Seller and the subsidiaries that are not Business Subsidiaries, in each case to a name that does not contain and is not confusingly similar to any of the AMS Business’s names and marks, including, among others, “Acxiom.”

Post-Closing Employee Matters

For the shorter of the 12-month period after the closing, or the period of time after closing and prior to the applicable employee’s termination, IPG will (or cause an affiliate to) provide each non-union employee of the AMS Business who continues with IPG and its affiliates immediately following the closing:

•	base salary or base wage rates and annual cash bonus opportunities that are no less favorable than those provided prior to the closing; and

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•	401(k) and other retirement benefits and medical and other welfare benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of IPG from time to time.

In addition, IPG will provide each non-union employee of the AMS Business who continues with IPG and its affiliates immediately following the closing with severance payments and benefits that are no less favorable than the severance payments and benefits for which such employee would have been eligible under the Company’s severance plans, policies, and agreements immediately following the closing for a period of (1) 24 months for certain executive employees and (2) the earlier to occur of 12 months or the applicable employee’s termination.

Each non-union employee will receive service credit for purposes of determining eligibility to participate and vesting, and for purposes of vacation accrual and level of severance benefits, for his or her service with the Company and its Business Subsidiaries under analogous plans that are maintained by IPG or its subsidiaries as of the closing and in which such employee is eligible to participate, except that IPG shall not be required to recognize prior service (i) to the extent such recognition is not generally afforded to IPG’s employees, (ii) if such recognition would result in the duplication of benefits, or (iii) for purposes of accruals or eligibility for any retiree welfare benefits or under any defined benefit pension plan.

IPG will use commercially reasonable efforts to (1) waive any pre-existing condition exclusions, evidence of insurability requirements, and waiting periods under the benefit plans it maintains to the extent waived or not included under the analogous the Company benefit plan and (2) provide credit for any co-payments, deductibles, and other out-of-pocket expenses that were paid prior to the closing under the analogous benefit plan.

Holdco has allocated a $10 million retention bonus pool to certain employees and will deliver award agreements in respect thereof. Bonuses under this retention bonus pool are payable in installments on and up to 12 months following the closing of the AMS Sale, subject to the applicable employee’s continued employment with IPG or its subsidiaries through the applicable payment date.

Debt Financing; Financing Cooperation

The obligation of IPG to consummate the AMS Sale is not conditioned upon obtaining financing.

However, in connection with the Purchase Agreement, IPG has entered into a debt commitment letter to provide IPG with financing for the AMS Sale. IPG has agreed to not permit any amendment or modification to the commitment letter that would reduce the aggregate amount of debt financing, impose new conditions to the debt financing that would reasonably be expected to prevent, materially delay or materially impede the consummation of the debt financing or the AMS Sale or adversely impact the ability of IPG to enforce its rights under the debt commitment letter. IPG has also agreed to use its reasonable best efforts to arrange the debt financing and to obtain the financing contemplated by the commitment letter, including to use its reasonable best efforts to obtain alternative debt financing on terms not materially less favorable than those in the commitment letter in the event that any portion of the debt financing becomes unavailable on the terms and conditions set forth in the commitment letter.

In addition, prior to the closing, the Company and Seller have agreed to, and to cause their respective subsidiaries to (and use their reasonable best efforts to cause their respective officers, employees, agents and representatives to) provide IPG all cooperation reasonably requested by IPG that is necessary, proper or advisable in connection with the debt financing or any alternative debt financing by IPG or any of its affiliates in connection with the AMS Sale.

IPG shall promptly, upon request of the Company, reimburse the Company for all out-of-pocket expenses incurred by the Company in connection with the cooperation described above, and shall indemnify and hold harmless Seller, the Company and their subsidiaries and their directors, officers, employees against and other representatives from any losses, costs or expenses suffered or incurred by then in connection with providing the support and cooperation described above.

Intercompany Accounts and Agreements; Payoff

The Purchase Agreement requires Seller to cause all intercompany accounts (including intercompany debt payables or receivables) between Seller, LiveRamp, or their affiliates (other than the Business Subsidiaries), on the one hand, and any Business Subsidiary, on the other hand, to be paid or otherwise settled in full at or prior to the closing without liabilities or

AMS Sale and Reorganization

obligations of any Business Subsidiary, and to use reasonable best efforts to cause any legacy intercompany agreements to be terminated or amended to remove LiveRamp or its affiliates as parties, effective as of the closing without liabilities or obligations of any Business Subsidiary.

The Purchase Agreement also requires the Company to deliver to IPG at least three business days prior to the closing a copy of a customary payoff letter in respect of the Company’s existing credit facilities and to provide that all liens and guarantees in connection therewith will be released and terminated upon receipt of the payoff amount.

Non-Survival

The representations, warranties, covenants, and agreements of any person in the Purchase Agreement and any certificate delivered pursuant thereto generally terminate at the closing (except for that covenant to distribute cash or incur debt between 11:59 p.m., Eastern Time of the day before the closing date as described under the section of this Proxy Statement entitled “—Conduct of Business Prior to the Closing” or in the case of fraud) or upon the termination of the Purchase Agreement, other than any covenants or agreements of the parties which contemplate performance or survival post-closing or post-termination of the Purchase Agreement.

Governing Law

The Purchase Agreement is governed by the law of the State of Delaware, without regard to its conflict of laws principles.

The Contribution Agreement

The summary of the material provisions of the Contribution Agreement below and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Contribution Agreement, a copy of which is enclosed with this Proxy Statement as Annex B. This summary may not contain all of the information about the Contribution Agreement that is important to you. Acxiom urges you to read carefully the Contribution Agreement in its entirety as it is the legal document governing the Separation.

Transfer of Assets and Liabilities

Pursuant to the Contribution Agreement, the Company and its subsidiaries will undergo a series of transactions that will result in Acxiom and its subsidiaries (other than LiveRamp) owning the entirety of the AMS Business and LiveRamp and its subsidiaries owning the entirety of the LiveRamp Business.

The assets of the AMS Business and the LiveRamp Business being transferred under the Contribution Agreement are classified as follows:

•	capital stock or other equity interests of certain subsidiaries;

•	certain contracts;

•	certain real property leases;

•	certain tangible personal property;

•	certain patents;

•	certain trademarks and common law trademark rights in such trademarks, together with the goodwill of the business appurtenant thereto;

•	certain internet domains;

•	certain technologies together with the copyrights embodied therein;

•	certain databases;

•	accounting and other books and records, correspondence, reports, and documents and other business records and files and copies of each of the foregoing;

•	certain permits;

•	all claims, causes of action, and rights of recovery against third parties to the extent relating to an asset of AMS or LiveRamp;

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•	certain other assets contemplated by other deal documents or expressly identified in the Contribution Agreement;

•	all rights under the Purchase Agreement, Contribution Agreement and other deal documents;

•	certain tax refunds (or credits in lieu of a refund);

•	certain assets that are employment-related or associated with certain employee benefit plans; and

•	all goodwill associated with any of the foregoing assets.

The liabilities of the AMS Business and the LiveRamp Business being assumed under the Contribution Agreement are classified as follows:

•	all liabilities to the extent relating to or arising out of the operation of the AMS Business or the LiveRamp Business, respectively, whether arising prior to or after the transfer date;

•	all liabilities to the extent relating to or arising out of an asset of AMS or of LiveRamp, respectively, whether arising prior to or after the transfer date;

•	all liabilities arising out of or resulting from certain leases and contracts to the extent related to the AMS Business or the LiveRamp Business, respectively;

•	certain liabilities expressly identified in the Contribution Agreement and liabilities under the Purchase Agreement or other deal documents;

•	certain employment-related liabilities and liabilities associated with certain employee benefit plans; and

•	certain tax liabilities.

Local Transfer Agreements

Pursuant to the Contribution Agreement, certain international transfers and assumptions will occur pursuant to ancillary contribution agreements, referred to therein as “Local Transfer Agreements”. Almost all transfers and assumptions pursuant to these Local Transfer Agreements will occur prior to the consummation of the AMS Sale; however, some international transfers and assumptions may be delayed until after the consummation of the AMS Sale because of regulatory approvals necessary in the foreign jurisdictions governing those transfers and assumptions. The Contribution Agreement contains provisions under which Acxiom and LiveRamp agree to collaborate on completing those international transfers and assumptions as soon as reasonably practicable to the extent any such international transfers and assumptions do not occur prior to the consummation of the AMS Sale.

Re-Allocation of Assets and Liabilities; New Contractual Arrangements

The Contribution Agreement also contains provisions (1) facilitating the transfer of assets or assumption of liabilities that may have been misallocated between Acxiom and LiveRamp; (2) allocating liabilities shared by Acxiom and LiveRamp in proportion to the incidence of such liabilities on account of the AMS Business or LiveRamp Business, respectively; and (3) committing Acxiom and LiveRamp to use commercially reasonable efforts to assist the other with obtaining necessary consents and obtaining new agreements with certain counterparties.

Indemnification

The Contribution Agreement contains indemnification provisions. Under these provisions, Acxiom will indemnify LiveRamp, and LiveRamp will indemnity Acxiom, in either case, for losses arising from (1) any of its own liabilities; (2) certain employee liabilities that cannot be transferred to the other party as a result of applicable law; and (3) the failure to perform certain covenants set forth in the Contribution Agreement and other deal documents. In addition, LiveRamp will indemnify Acxiom for losses arising from income taxes imposed on an affiliated, combined or consolidated basis and certain taxes arising in connection with the Separation and the AMS Sale, and from certain residual lease obligations.

Governing Law

The Contribution Agreement is governed by the law of the State of Delaware, without regard to its conflict of laws principles.

AMS Sale and Reorganization

The Holdco Merger Agreement

The summary of the material provisions of the Holdco Merger Agreement below and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Holdco Merger Agreement, a copy of which is enclosed with this Proxy Statement as Annex C. This summary may not contain all of the information about the Holdco Merger Agreement that is important to you. Acxiom urges you to read carefully the Holdco Merger Agreement in its entirety as it is the legal document governing the Holdco Merger.

The Merger

As soon as practicable after receiving the affirmative vote of the stockholders of Acxiom, Holdco, and Holdco Merger Sub, the Holdco Merger will occur as set forth in the Holdco Merger Agreement.

At the effective time of the Holdco Merger, the certificate of incorporation and bylaws of Holdco will be amended and restated in their entirety as the certificate of incorporation and bylaws of Acxiom, respectively, except that references to the name of Acxiom will be replaced by references to the name of Holdco. Similarly, the certificate of incorporation of Acxiom will be amended and restated in its entirety as specified in Exhibit A to the Holdco Merger Agreement. Exhibit A is identical to the present certificate of incorporation of Acxiom, except for changes related to its status as a wholly-owned subsidiary of Holdco following the closing of the Holdco Merger and to facilitate its later conversion to a Delaware limited liability company. Such changes include (1) lowering the minimum number of required directors from three to two, (2) lowering the number of authorized shares to 1,000 shares of common stock and no shares of preferred stock, and (3) removing a provision imposing certain rights in the event of a business combination.

The directors and officers of Acxiom immediately prior to the Holdco Merger will be the directors and officers, respectively, of Holdco, in each case until their respective successors are duly elected or appointed and qualified in accordance with the law.

After the Holdco Merger, the stockholders of Holdco will be the present stockholders of Acxiom, and Holdco will be the sole stockholder of Acxiom.

Governing Law

The Holdco Merger Agreement is governed by the law of the State of Delaware, without regard to its conflict of laws principles.

Other Transactions Related to the Reorganization

The LLC Conversion

Promptly following the Holdco Merger, Acxiom will convert into a Delaware limited liability company (the “LLC Conversion”). To effect the LLC Conversion, Acxiom’s board of directors and Holdco, as sole stockholder of Acxiom, will approve the LLC Conversion, pursuant to which a certificate of formation and operating agreement of Acxiom LLC will be adopted and approved and the 1,000 shares of outstanding Acxiom common stock will convert into 1,000 membership units of Acxiom LLC.

Distribution of Equity Interests in LiveRamp to Holdco

After the LLC Conversion, Acxiom LLC will distribute its equity interests in LiveRamp to Holdco. In so doing, Acxiom LLC and LiveRamp will both be direct subsidiaries of Holdco, with the AMS Business owned by Acxiom LLC and the LiveRamp Business owned by LiveRamp.

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ACTIVITIES OF HOLDCO FOLLOWING THE AMS SALE

On completion of the AMS Sale, Holdco will transfer the “Acxiom” brand name and associated trademarks to IPG, and Holdco will rebrand its business under the “LiveRamp” name and trade under the ticker symbol “RAMP”. Holdco will continue to hold and operate the LiveRamp Business.

Following the AMS Sale, Holdco intends to use the net proceeds from the AMS Sale to:

•	retire its $230 million debt balance, resulting in a debt-free balance sheet;

•	initiate a $500 million cash tender offer for its common stock;

•	increase its share repurchase authorization by up to $500 million, and extend the duration of the program to December 31, 2020; and

•	use the remainder of the proceeds to fund its growth initiatives, strategic acquisition opportunities and meet its ongoing cash needs.

INTERESTS OF CERTAIN PERSONS IN THE AMS SALE

When considering the recommendation of the Board of Directors with respect to the proposed transactions, you should be aware that Acxiom’s directors and executive officers may have interests in the proposed transactions that are different from, or in addition to, those of the Company’s stockholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interest. The Board of Directors was aware of these interests during its deliberations on the merits of the proposed transactions and in deciding to recommend that you vote for the approval of the AMS Sale and for the adoption of the Holdco Merger Agreement, approval of the Holdco Merger and the LLC Conversion.

Potential Payments in Connection with a Change in Control — Golden Parachute Compensation

The following table is intended to comply with Item 402(t) of Regulation S-K and sets forth the amount of payments and benefits that may be paid or become payable to each of our Chief Executive Officer and Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of March 31, 2018, whom we refer to in this Proxy Statement collectively as our named executive officers, in connection with the AMS Sale pursuant to employment and equity arrangements with us, assuming (i) the consummation of the AMS Sale occurred on January 2, 2019, (ii) the price per share of our common stock is $39.74 (which is the average of the closing prices of our shares of common stock in the 5 days following announcement of the AMS Sale) and (iii) for purposes of estimating severance benefits, the service of the named executive officer also terminated on such date due to a qualifying termination of the named executive officer’s employment by us or IPG, as applicable, in connection with a change of control pursuant to the terms of the officer’s employment agreement with us or our Amended and Restated 2010 Executive Officer Severance Policy (the “Severance Policy”), as applicable:

Name	Cash	Equity	Total**
Scott E. Howe Chief Executive Officer & President	$5,137,000(1)	$12,176,331(2)	$17,313,331
Warren C. Jenson Chief Financial Officer & Executive Vice President / President, International	$2,744,250(3)	$ 5,354,346(4)	$ 8,128,596
Richard E. Erwin* President & General Manager, Audience Solutions	$2,364,700(5)	$ 2,291,659(6)	$ 4,656,359
James Arra Co-President & General Manager, Connectivity	$1,654,641(7)	$ 2,395,423(8)	$ 4,050,064
Anneka Gupta Co-President & General Manager, Connectivity	$1,135,285(9)	$2,389,462(10)	$ 3,524,747

*	Richard E. Erwin will remain with the AMS Business following the consummation of the AMS Sale.
**

The total amount is an estimate based on multiple assumptions that may or may not occur. The actual total amount received by a named executive officer may differ in material respects from the amount reflected in this column depending on future circumstances.

AMS Sale and Reorganization

(1)

The AMS Sale will not constitute a change in control pursuant to Mr. Howe’s employment agreement. Pursuant to Mr. Howe’s employment agreement, if Mr. Howe experiences a qualifying termination of employment prior to a change in control or more than 24 months following a change in control, Mr. Howe may be entitled to receive an amount equal to the sum of (i) a cash bonus payment of $574,000, which is based on the extent to which the performance goals relating to such bonus are ultimately achieved, pro-rated based on the portion of fiscal year 2019 that Mr. Howe provides services to us, and (ii) (A) 200% of his current annual base salary ($690,000 x 2.00 = $1,380,000) and (B) 200% of his average annual bonus over the preceding two fiscal years prior to the fiscal year in which the termination occurs ($831,000 x 2.00 = $1,662,000). This amount is not reflected in Mr. Howe’s “Cash” column.

Pursuant to an action taken by the Compensation Committee of our Board of Directors, if Mr. Howe resigns due to (i) the Company materially reducing Mr. Howe’s total compensation, or (ii) Mr. Howe being required to relocate, in either case, within 24 months following the AMS Sale, Mr. Howe may be entitled to receive the amount he would have received had he experienced a qualifying termination of employment under his employment agreement within 24 months following a change in control, which is equal to the sum of (i) a cash bonus payment of $574,000, which is based on the extent to which the performance goals relating to such bonus are ultimately achieved, pro-rated based on the portion of fiscal year 2019 that Mr. Howe provides services to us, and (ii) (A) 300% of his current annual base salary ($690,000 x 3.00 = $2,070,000) and (B) 300% of his average annual bonus over the preceding two fiscal years prior to the fiscal year in which the termination occurs ($831,000 x 3.00 = $2,493,000). This amount is reflected in Mr. Howe’s “Cash” column, and constitutes a “double trigger” benefit because the amount is contingent not only upon the consummation of the AMS Sale but also on Mr. Howe’s qualifying termination of employment within 24 months following the AMS Sale.

Please see below under the section titled “Interests of Certain Persons in the AMS Sale—Impact on Employment Arrangements of Executive Officers—Employment Agreements” on page 136 for additional information regarding Mr. Howe’s employment agreement.

(2)

The AMS Sale will not constitute a change in control pursuant to Mr. Howe’s employment agreement. Pursuant to Mr. Howe’s employment agreement, if Mr. Howe experiences a qualifying termination of employment prior to a change in control or more than 24 months following a change in control, Mr. Howe may be entitled to receive vesting of a prorated portion of performance units that are earned but unvested or for which the performance period is ongoing at the time of termination and at least one year of the performance period has elapsed. This amount is not reflected in Mr. Howe’s “Equity” column.

Pursuant to an action taken by the Compensation Committee of our Board of Directors, if Mr. Howe resigns due to (i) the Company materially reducing Mr. Howe’s total compensation, or (ii) Mr. Howe being required to relocate, in either case, within 24 months following the AMS Sale, Mr. Howe may be entitled to receive the same equity acceleration benefits he would have received had he experienced a qualifying termination of employment under his employment agreement within 24 months following a change in control, which is 100% vesting acceleration of his outstanding and unvested equity awards. Mr. Howe’s “Equity” column includes accelerated vesting on 43,712 shares subject to in-the-money stock options totaling $972,592, accelerated vesting on 88,535 restricted stock units (“RSUs”) totaling $3,518,381, and accelerated vesting on 193,391 performance units totaling $7,685,358. The stock option value was determined by subtracting the strike price from $39.74 (which is the average of the closing prices of our shares of common stock in the 5 days following announcement of the AMS Sale) and multiplying this difference by the number of shares subject to unvested options. The RSU value was determined by multiplying the number of unvested RSUs by a share price of $39.74. The performance units value was determined by multiplying the number of unvested PSUs by a share price of $39.74. With respect to the treatment of performance units, Mr. Howe’s employment agreement provides that, unless provided otherwise in the applicable grant documents underlying the performance units, upon a change in control (which would be deemed to include the AMS Sale), the applicable performance period (as set forth in the applicable grant documents) will be truncated, and a number of performance units will become eligible to vest (subject to participant’s continued service over the original performance period) based on the degree of achievement of performance objectives (as set forth in the applicable grant documents) as of the date of such change in control, and all remaining performance units that do not become eligible to vest will terminate. For purposes of this table, degree of achievement of performance objectives is assumed to be at 100% of target. The amount of performance units that was estimated to be earned by Mr. Howe as of January 2, 2019 includes (i) 102,306 of fiscal 2017 awards at 100% target, and (ii) 91,085 of fiscal 2018 awards at 100% of target. The amount reflected in this column is a “double trigger” benefit because the vesting acceleration is contingent not only upon the consummation of the AMS Sale but also on Mr. Howe’s qualifying termination of employment within 24 months following the AMS Sale.

Please see below under the section titled “Interests of Certain Persons in the AMS Sale—Impact on Employment Arrangements of Executive Officers—Employment Agreements” on page 136 for additional information regarding Mr. Howe’s employment agreement.

(3)

The AMS Sale will not constitute a change in control pursuant to Mr. Jenson’s employment agreement. Pursuant to Mr. Jenson’s employment agreement, if Mr. Jenson experiences a qualifying termination of employment prior to a change in control or more than 24 months following a change in control, Mr. Jenson may be entitled to receive an amount equal to the sum of (i) a cash bonus payment of $415,900, which is based on the extent to which the performance goals relating to such bonus are ultimately achieved, pro-rated based on the portion of fiscal year 2019 that Mr. Jenson provides services to us, and (ii) (A) 200% of his current annual base salary ($550,000 x 2.00 = $1,100,000) and (B) 200% of his average annual bonus over the preceding two fiscal years prior to the fiscal year in which the termination occurs ($629,175 x 2.00 = $1,258,350). This amount is not reflected in Mr. Jenson’s “Cash” column.

Pursuant to an action taken by the Compensation Committee of our Board of Directors, if Mr. Jenson resigns due to (i) the Company materially reducing Mr. Jenson’s total compensation, or (ii) Mr. Jenson being required to relocate, in either case, within 24 months following the AMS Sale, Mr. Jenson may be entitled to receive the amount he would have received had he experienced a qualifying termination of employment under his employment agreement within 24 months following a change in control, which is equal to the sum of (i) a cash bonus payment of $415,900, which is based on the extent to which the performance goals relating to such bonus are ultimately achieved, pro-rated based on the portion of fiscal year 2019 that Mr. Jenson provides services to us, and (ii) (A) 200% of his current annual base salary ($550,000 x 2.00 = $1,100,000) and (B) 200% of his average annual bonus over the preceding two fiscal years prior to the fiscal year in which the termination occurs ($629,175 x 2.00 = $1,258,350). This amount is reflected in Mr. Jenson’s “Cash” column, and constitutes a “double trigger” benefit because the amount is contingent not only upon the consummation of the AMS Sale but also on Mr. Jenson’s qualifying termination of employment within 24 months following the AMS Sale.

Please see below under the section titled “Interests of Certain Persons in the AMS Sale—Impact on Employment Arrangements of Executive Officers—Employment Agreements” on page 136 for additional information regarding Mr. Jenson’s employment agreement.

(4)

The AMS Sale will not constitute a change in control pursuant to Mr. Jenson’s employment agreement. Pursuant to Mr. Jenson’s employment agreement, if Mr. Jenson experiences a qualifying termination of employment prior to a change in control or more than 24 months following a change in control, Mr. Jenson may be entitled to receive vesting of a prorated portion of performance units that are earned but unvested or for which the performance period is ongoing at the time of termination and at least one year of the performance period has elapsed. This amount is not reflected in Mr. Jenson’s “Equity” column.

Pursuant to an action taken by the Compensation Committee of our Board of Directors, if Mr. Jenson resigns due to (i) the Company materially reducing Mr. Jenson’s total compensation, or (ii) Mr. Jenson being required to relocate, in either case, within 24 months following the AMS Sale,, Mr. Jenson may be entitled to receive the same equity acceleration benefits he would have received had he experienced a qualifying termination of employment under his employment agreement within 24 months following a change in control, which is 100% vesting acceleration of his outstanding and unvested equity awards. Mr. Jenson’s “Equity” column includes accelerated vesting on 17,940 shares subject to in-the-money stock options totaling $399,165, accelerated vesting on 57,008 restricted stock units (“RSUs”) totaling $2,265,498, and accelerated vesting on 67,682 performance units totaling $2,689,683. The stock option value was determined by subtracting the strike price from $39.74 (which is the average of the closing prices of our shares of common stock in the 5 days following announcement of the AMS Sale) and multiplying this difference by the number of shares subject to unvested options. The RSU value was determined by multiplying the number of unvested RSUs by a share price of $39.74. The performance units value was determined by multiplying the number of unvested PSUs by a share price of $39.74. With respect to the treatment of performance units, Mr. Jenson’s employment agreement provides that, unless provided otherwise in the applicable grant documents underlying the performance units, upon a change in control (which would be deemed to include the AMS Sale), the applicable performance period (as set forth in the applicable grant documents) will be truncated, and a

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number of performance units will become eligible to vest (subject to participant’s continued service over the original performance period) based on the degree of achievement of performance objectives (as set forth in the applicable grant documents) as of the date of such change in control, and all remaining performance units that do not become eligible to vest will terminate. For purposes of this table, degree of achievement of performance objectives is assumed to be at 100% of target. The amount of performance units that was estimated to be earned by Mr. Jenson as of January 2, 2019 includes (i) 35,897 of fiscal 2017 awards at 100% target, and (ii) 31,785 of fiscal 2018 awards at 100% of target. The amount reflected in this column is a “double trigger” benefit because the vesting acceleration is contingent not only upon the consummation of the AMS Sale but also on Mr. Jenson’s qualifying termination of employment within twenty-four (24) months following the AMS Sale.

Please see below under the section titled “Interests of Certain Persons in the AMS Sale—Impact on Employment Arrangements of Executive Officers—Employment Agreements” on page 136 for additional information regarding Mr. Jenson’s employment agreement.

(5)

Mr. Erwin’s “Cash” column includes $1,364,700 payable pursuant to our Severance Policy and $1,000,000 payable pursuant to our Memorandum regarding Terms for AMS Deal Incentive dated April 2, 2018 with Mr. Erwin.

Mr. Erwin is a participant in our Severance Policy. The AMS Sale will not constitute a change in control under the Severance Policy. However, under the terms of the Purchase Agreement, IPG will provide Mr. Erwin with the same severance benefits that he would be eligible to receive under our Severance Policy if the AMS Sale constituted a change in control under the Severance Policy. Pursuant to our Severance Policy, Mr. Erwin may be entitled to receive payments equal to $1,364,700, which is the sum of (i) a cash bonus payment of $216,300, which is based on the extent to which the performance goals relating to such bonus are ultimately achieved, pro-rated based on the portion of fiscal year 2019 that Mr. Erwin provides services to us or the IPG, and (ii) (A) 150% of his current annual base salary ($440,000 x 1.50 = $660,000) and (B) 150% of his average annual bonus over the preceding two fiscal years prior to the fiscal year in which the termination occurs ($325,600 x 1.50 = $488,400). This amount is a “double trigger” benefit because the amount is contingent not only upon the consummation of the AMS Sale but also on Mr. Erwin’s qualifying termination of employment within 24 months following the AMS Sale.

Please see below under the section titled “Interests of Certain Persons in the AMS Sale—Impact on Employment Arrangements of Executive Officers—Severance Policy” on page 137 for additional information regarding Mr. Erwin’s severance payments and benefits under the Severance Policy.

Additionally, pursuant to our Memorandum regarding Terms for AMS Deal Incentive dated April 2, 2018 with Mr. Erwin, Mr. Erwin may be entitled to receive retention bonus payments with a total value of $1,000,000. The full retention bonus is a “double trigger” benefit because the amount is contingent not only upon the consummation of the AMS Sale but also on Mr. Erwin’s qualifying termination of employment within ten (10) days following the AMS Sale (for a value of $250,000), six (6) months following the AMS Sale (for a value of $250,000), and twelve (12) months following the AMS Sale (for a value of $500,000).

Please see below under the section titled “Interests of Certain Persons in the AMS Sale—Impact on Employment Arrangements of Executive Officers—Retention Bonuses” on page 138 for additional information regarding Mr. Erwin’s retention bonus payments.

(6)

Pursuant to the terms of the Purchase Agreement, in the event that Mr. Erwin “goes with” AMS he may be entitled to 100% vesting acceleration of his outstanding and unvested equity awards Mr. Erwin’s “Equity” column includes accelerated vesting on 10,596 shares subject to in-the-money stock options totaling $219,019, accelerated vesting on 21,269 restricted stock units (“RSUs”) totaling $845,230, and accelerated vesting on 30,886 performance units totaling $1,227,410. The stock option value was determined by subtracting the strike price from $39.74 (which is the average of the closing prices of our shares of common stock in the 5 days following announcement of the AMS Sale) and multiplying this difference by the number of shares subject to unvested options. The RSU value was determined by multiplying the number of unvested RSUs by $39.74. The performance units value was determined by multiplying the number of unvested PSUs by a share price of $39.74. With respect to the treatment of performance units, the Purchase Agreement provides that the applicable performance period for performance units (as set forth in the applicable grant documents) will be truncated, and a number of performance units will vest based on the degree of achievement of performance objectives (as set forth in the applicable grant documents) as of the date of the closing of the AMS Sale , and all remaining performance units that do not vest will terminate. For the purposes of this table, degree of achievement of performance objectives is assumed to be at 100% of target. The amount of performance units that was estimated to be earned by Mr. Erwin as of January 2, 2019 includes (i) 15,705 of fiscal 2017 awards at 100% target, and (ii) 15,181 of fiscal 2018 awards at 100% of target. The amount reflected in this column is a “single trigger” benefit because the vesting acceleration is contingent only upon Mr. Erwin remaining our employee through the consummation of the AMS Sale.

Please see below under the section titled “Interests of Certain Persons in the AMS Sale—Impact on Equity Awards” on page 135 for additional information regarding Mr. Erwin’s equity awards.

(7)

Mr. Arra is a participant in our Severance Policy. The AMS Sale will not constitute a change in control pursuant to the Severance Policy. Pursuant to the Severance Policy, if Mr. Arra experiences a qualifying termination of employment prior to a change in control or more than 24 months following a change in control, Mr. Arra may be entitled to receive an amount equal to the sum of (i) a cash bonus payment of $376,600, which is based on the extent to which the performance goals relating to such bonus are ultimately achieved, pro-rated based on the portion of fiscal year 2019 that Mr. Arra provides services to us, and (ii) (A) 100% of his current annual base salary ($415,000 x 1.00 = $415,000) and (B) 100% of his average annual bonus over the preceding two fiscal years prior to the fiscal year in which the termination occurs ($437,027 x 1.00 = $437,027). This amount is not reflected in Mr. Arra’s “Cash” column.

Pursuant to an action taken by the Compensation Committee of our Board of Directors, if Mr. Arra resigns due to (i) the Company materially reducing Mr. Arra’s total compensation, or (ii) Mr. Arra being required to relocate, in either case, within 24 months following the AMS Sale, Mr. Arra may be entitled to receive the amount he would have received had he experienced a qualifying termination of employment under the Severance Policy within 24 months following a change in control, which is equal to the sum of (i) a cash bonus payment of $376,600, which is based on the extent to which the performance goals relating to such bonus are ultimately achieved, pro-rated based on the portion of fiscal year 2019 that Mr. Arra provides services to us or the IPG, and (ii) (A) 150% of his current annual base salary ($415,000 x 1.50 = $622,500) and (B) 150% of his average annual bonus over the preceding two fiscal years prior to the fiscal year in which the termination occurs ($437,027 x 1.50 = $655,541). This amount is reflected in Mr. Arra’s “Cash” column, and represents a “double trigger” benefit because the amount is contingent not only upon the consummation of the AMS Sale but also on Mr. Arra’s qualifying termination of employment within 24 months following the AMS Sale.

Please see below under the section titled “Interests of Certain Persons in the AMS Sale—Impact on Employment Arrangements of Executive Officers—Severance Policy” on page 137 for additional information regarding Mr. Arra’s severance payments and benefits under the Severance Policy.

(8)

Mr. Arra is a participant in our Severance Policy. The AMS Sale will not constitute a change in control pursuant to the Severance Policy. Pursuant to the Severance Policy, if Mr. Arra experiences a qualifying termination of employment prior to a change in control or more than 24 months following a change in control, Mr. Arra may be entitled to receive vesting of a prorated portion of performance units that are earned but unvested or for which the performance period is ongoing at the time of termination and at least one year of the performance period has elapsed. This amount is not reflected in Mr. Arra’s “Equity” column.

Pursuant to an action taken by the Compensation Committee of our Board of Directors, if Mr. Arra resigns due to (i) the Company materially reducing Mr. Arra’s total compensation, or (ii) Mr. Arra being required to relocate, in either case, within 24 months following the AMS Sale, Mr. Arra may be entitled to receive the same equity acceleration benefits he would have received had he experienced a qualifying termination of employment under the Severance Policy within 24 months following a change in control, which is 100% vesting acceleration of his outstanding and unvested equity awards. Mr. Arra’s “Equity” column includes accelerated vesting on 44,176 restricted stock units (“RSUs”) totaling $1,755,554, and accelerated vesting on 5,702 performance units totaling $226,597, and 22,436 performance stock options totaling $413,271. The stock option value was determined by subtracting the strike price from $39.74 (which is the average of the closing prices of our shares of common stock in the 5 days following announcement of the AMS Sale) and multiplying this difference by the number of shares subject to unvested options. The RSU value was determined by multiplying the number of unvested RSUs by $39.74. The performance units value was determined by multiplying the number of unvested PSUs

AMS Sale and Reorganization

by a share price of $39.74. With respect to the treatment of performance units, the Severance Policy provides that, unless provided otherwise in the applicable grant documents underlying the performance units, upon a change in control (which would be deemed to include the AMS Sale), the applicable performance period (as set forth in the applicable grant documents) will be truncated, and a number of performance units will become eligible to vest (subject to participant’s continued service over the original performance period) based on the degree of achievement of performance objectives (as set forth in the applicable grant documents) as of the date of such change in control, and all remaining performance units that do not become eligible to vest will terminate. The amount of performance units that were estimated to be earned by Mr. Arra as of January 2, 2019 includes (i) 22,436 of fiscal 2017 awards at 100% target, and (ii) 5,702 of fiscal 2018 awards at 100% of target. The amount reflected in this column is a “double trigger” benefit because the vesting acceleration is contingent not only upon the consummation of the AMS Sale but also on Mr. Arra’s qualifying termination of employment within twenty-four (24) months following the AMS Sale.

Please see below under the section titled “Interests of Certain Persons in the AMS Sale - Impact on Equity Awards” on page 135 for additional information regarding Mr. Arra’s equity awards.

(9)

Ms. Gupta is a participant in our Severance Policy. The AMS Sale will not constitute a change in control pursuant to the Severance Policy.    Pursuant to the Severance Policy, if Ms. Gupta experiences a qualifying termination of employment prior to a change in control or more than 24 months following a change in control, Ms. Gupta may be entitled to receive an amount equal to the sum of (i) a cash bonus payment of $204,000, which is based on the extent to which the performance goals relating to such bonus are ultimately achieved, pro-rated based on the portion of fiscal year 2019 that Ms. Gupta provides services to us, and (ii) (A) 100% of her current annual base salary ($415,000 x 1.00 = $415,000) and (B) 100% of her average annual bonus over the preceding two fiscal years prior to the fiscal year in which the termination occurs ($205,857 x 1.00 = $205,857). This amount is not reflected in Ms. Gupta’s “Cash” column.

Pursuant to an action taken by the Compensation Committee of our Board of Directors, if Ms. Gupta resigns due to (i) the Company materially reducing Ms. Gupta’s total compensation, or (ii) Ms. Gupta being required to relocate, in either case, within 24 months following the AMS Sale, Ms. Gupta may be entitled to receive the amount she would have received had she experienced a qualifying termination of employment under the Severance Policy within 24 months following a change in control, which is equal to the sum of (i) a cash bonus payment of $204,000, which is based on the extent to which the performance goals relating to such bonus are ultimately achieved, pro-rated based on the portion of fiscal year 2019 that Ms. Gupta provides services to us or the IPG, and (ii) (A) 150% of her current annual base salary ($415,000 x 1.50 = $622,500) and (B) 150% of her average annual bonus over the preceding two fiscal years prior to the fiscal year in which the termination occurs ($205,857 x 1.50 = $308,785). This amount is reflected in Ms. Gupta’s “Cash” column, and represents a “double trigger” benefit because the amount is contingent not only upon the consummation of the AMS Sale but also on Ms. Gupta’s qualifying termination of employment within 24 months following the AMS Sale.

Please see below under the section titled “Interests of Certain Persons in the AMS Sale—Impact on Employment of Executive Officers—Severance Policy” on page 137 for additional information regarding Ms. Gupta’s severance payments and benefits under the Severance Policy.

(10)

Ms. Gupta is a participant in our Severance Policy. The AMS Sale will not constitute a change in control pursuant to the Severance Policy. Pursuant to the Severance Policy, if Ms. Gupta experiences a qualifying termination of employment prior to a change in control or more than 24 months following a change in control, Ms. Gupta may be entitled to receive vesting of a prorated portion of performance units that are earned but unvested or for which the performance period is ongoing at the time of termination and at least one year of the performance period has elapsed. This amount is not reflected in Ms. Gupta’s “Equity” column.

Pursuant to an action taken by the Compensation Committee of our Board of Directors, if Ms. Gupta resigns due to (i) the Company materially reducing Ms. Gupta’s total compensation, or (ii) Ms. Gupta being required to relocate, in either case, within 24 months following the AMS Sale, Ms. Gupta may be entitled to receive the same equity acceleration benefits she would have received had she experienced a qualifying termination of employment under the Severance Policy within 24 months following a change in control, which is 100% vesting acceleration of her outstanding and unvested equity awards. Ms. Gupta’s “Equity” column includes accelerated vesting on 44,026 restricted stock units (“RSUs”) totaling $1,749,593, and accelerated vesting on 5,702 performance units totaling $226,597, and 22,436 performance stock options totaling $413,271. The stock option value was determined by subtracting the strike price from $39.74 (which is the average of the closing prices of our shares of common stock in the 5 days following announcement of the AMS Sale) and multiplying this difference by the number of shares subject to unvested options. The RSU value was determined by multiplying the number of unvested RSUs by $39.74. The performance units value was determined by multiplying the number of unvested PSUs by a share price of $39.74. With respect to the treatment of performance units, the Severance Policy provides that, unless provided otherwise in the applicable grant documents underlying the performance units, upon a change in control (which would be deemed to include the AMS Sale), the applicable performance period (as set forth in the applicable grant documents) will be truncated, and a number of performance units will become eligible to vest (subject to participant’s continued service over the original performance period) based on the degree of achievement of performance objectives (as set forth in the applicable grant documents) as of the date of such change in control, and all remaining performance units that do not become eligible to vest will terminate. For purposes of this table, degree of achievement of performance objectives is assumed to be at 100% of target. The amount of performance units that were estimated to be earned by Ms. Gupta as of January 2, 2019 includes (i) 22,436 of fiscal 2017 awards at 100% target, and (ii) 5,702 of fiscal 2018 awards at 100% of target. The amount reflected in this column is a “double trigger” benefit because the vesting acceleration is contingent not only upon the consummation of the AMS Sale but also on Ms. Gupta’s qualifying termination of employment within twenty-four (24) months following the AMS Sale.

Please see below under the section titled “Interests of Certain Persons in the AMS Sale - Impact on Equity Awards” on page 135 for additional information regarding Ms. Gupta’s equity awards.

Impact on Equity Awards

•

In general, stock options and restricted stock units (“RSUs”) held by our continuing employees (i.e., employees employed in respect of the LiveRamp Business) will not have their vesting accelerate and will continue to be subject to their original terms and conditions, provided that, with respect to stock options and RSUs subject to performance-based vesting conditions (“performance awards”), the performance period, as set forth in the award agreement underlying the applicable performance award, will be truncated, and a number of shares or RSUs, as applicable, subject to the performance award will become eligible to vest based on the degree of achievement of performance objectives (as set forth in the applicable award agreement) as of the date of the closing of the AMS Sale, with vesting to occur subject to the award holder’s continued service over the original performance period, and all remaining shares or RSUs, as applicable, subject to the performance award that fail to become eligible to vest will terminate as of the closing of the AMS Sale and be of no further force or effect.

•

Pursuant to the Purchase Agreement, stock options and RSUs held by employees of the AMS Business will have their vesting accelerate in full contingent upon the consummation of the closing of the AMS Sale, provided that, with respect to performance awards, the performance period, as set forth in the award agreement underlying the applicable performance award, will be truncated (and the applicable performance-based vesting conditions shall be

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    135

accordingly pro-rated), and a number of shares or RSUs, as applicable, subject to the performance award will vest based on the degree of achievement of the pro-rated performance objectives (as set forth in the applicable award agreement) as of the date of the closing of the AMS Sale, and all remaining shares or RSUs, as applicable, subject to the performance award that fail to vest will terminate as of the closing of the AMS Sale and be of no further force or effect.

Impact on Employment Arrangements of Executive Officers

Employment Agreements

Mr. Howe entered into a new employment agreement with us effective July 26, 2014, and Mr. Jenson entered into a new employment agreement with us effective January 11, 2015 (collectively, the “Employment Agreements”). Both Employment Agreements were amended on February 14, 2018.

Under the terms of the Employment Agreements, Mr. Howe and Mr. Jenson are eligible to receive termination payments if either of them is terminated by us without cause or if either of them resigns for good reason. For this purpose “cause” is generally defined to include a willful failure to substantially perform duties following a cure period, intentional misconduct or gross negligence that is materially injurious to the Company, a conviction of a felony or a material breach of the agreement or other policy that remains following a cure period and “good reason” is generally defined to include a material reduction or change in title, position or responsibilities, a reduction in salary, breach of the agreement by the Company that remains following a cure period, and, in Mr. Jenson’s Employment Agreement, a material change in his reporting relationship or a requirement for relocation more than 50 miles away. Additionally, the Employment Agreements provide for certain payments in the case of non-renewal, change in control and death and disability. In the event of a qualifying termination (other than non-renewal of Employment Agreement for Mr. Jenson), subject to the Company receiving a general release of claims from him, each of Mr. Howe and Mr. Jenson will be entitled to receive: (i) all base salary and benefits payable through the date of termination, (ii) the amount of any cash bonus related to any fiscal year ending before the date of termination that has been earned but remains unpaid, (iii) an amount equal to 200% of base salary, (iv) an amount equal to 200% of average annual bonus based on the preceding two years bonus payments prior to the fiscal year in which the termination occurs, (v) prorated bonus for the fiscal year in which the termination occurs based on actual fiscal year results, (vi) any unpaid benefits to which he is entitled under any plan, policy or program of the Company applicable to him as of the date of termination according to the terms of the plan, policy or program, and (vii) vesting of a prorated portion of performance units that are earned but unvested or for which the performance period is ongoing at the time of termination and at least one year of the performance period has elapsed. If the qualifying termination is a non-renewal of his Employment Agreement, the percentage for Mr. Jenson in (iii) and (iv) above will be 100% and all the other provisions above will remain the same. The amounts referred to in clauses (i)-(iv) above are to be paid immediately following a waiting period which is generally 30 days following the termination date but which will be extended to 60 days if the termination is in connection with an exit incentive program or other employee termination program offered to a group or class of employees as defined under the Older Worker Benefit Protection Act (the “Delay Period”). Payment of the prorated fiscal year bonus will occur 90 days after the end of the fiscal year in which the termination occurs. Vesting of performance units will occur immediately following expiration of the Delay Period for performance units that are earned but unvested at the time of termination and as soon as administratively practicable following the close of the performance period for performance units related to performance periods that are ongoing at the time of termination and for which at least one year of the performance period has elapsed, based on the Company’s actual performance.

Under the terms of the Employment Agreements, Mr. Howe and Mr. Jenson are eligible to receive enhanced termination payments if either of them is terminated by us without cause or resigns for good reason, in either case within 24 months following a change in control. Although the AMS Sale will not constitute a change in control under the Employment Agreements, pursuant to an action taken by the Compensation Committee of our Board of Directors, if Mr. Howe or Mr. Jenson resign due to (i) the Company materially reducing the executive’s total compensation, or (ii) the executive being required to relocate, in either case, within 24 months following the AMS Sale, the executive may be entitled to receive the amount he would have received had he experienced a qualifying termination of employment under his employment agreement within 24 months following a change in control. The amount payable in the event of a qualifying termination pursuant to the preceding sentence, subject to the Company receiving a general release of claims, is: (i) all earned base salary and benefits payable through the date of termination; (ii) the amount of any cash bonus related to any fiscal year ending before the date of termination that has been earned but remains unpaid, (iii) an amount equal to 300% of the current base salary under Mr. Howe’s Employment Agreement and 200% of the current base salary under

AMS Sale and Reorganization

Mr. Jenson’s Employment Agreement, (iv) an amount equal to 300% of average annual bonus based on the preceding two years bonus payments prior to the fiscal year in which the termination occurs under Mr. Howe’s Employment Agreement, and an amount of 200% of average annual bonus based on the preceding two years bonus payments prior to the fiscal year in which the termination occurs under Mr. Jenson’s Employment Agreement, (v) prorated bonus for the fiscal year in which the termination occurs based on actual fiscal year results and (vi) any other unpaid benefits to which they are entitled under any plan, policy or program of the Company. In addition, all equity awards which are outstanding but unvested would vest, provided that, with respect to performance units, unless provided otherwise in the applicable grant documents underlying the performance units, upon a change in control, the applicable performance period (as set forth in the applicable grant documents) will be truncated, and a number of performance units will become eligible to vest (subject to the executive’s continued service over the original performance period) based on the degree of achievement of performance objectives (as set forth in the applicable grant documents) as of the date of such change in control, and all remaining performance units that do not become eligible to vest will terminate. The amounts referred to in clauses (i)-(iv) above are to be paid immediately following the Delay Period. Payment of the prorated fiscal year bonus in (vi) above will occur 90 days after the end of the fiscal year in which the termination occurs.

Pursuant to the Employment Agreements, if Mr. Howe’s or Mr. Jenson’s total payments or benefits constitute “parachute payments” under section 280G of the Internal Revenue Code that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments or benefits will be reduced to the greater of: (i) the largest portion of the payment or benefit that would not result in the applicable executive being subject to the excise tax; or (ii) the entire payment or benefit less all applicable taxes computed at the highest marginal rate.

Severance Policy

On November 9, 2010, the Company adopted the Severance Policy, as amended on May 19, 2015 and on December 19, 2017, which provides certain benefits to all officers of the Company designated as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934, except for those officers with employment agreements in effect, in the event of a without cause termination or, following a change in control, a without cause termination or resignation for good reason. For this purpose “cause” is generally defined to include a willful failure to substantially perform duties following a cure period, willful misconduct, gross negligence that is materially injurious to the Company, a conviction of a felony or fraud crime, or a material breach of the Severance Policy or other policy that remains after a cure period and “good reason” includes a resignation following a demotion, reduction in salary, relocation, or material reduction in responsibilities, authority or duties, as set forth in the Severance Policy. Although the AMS Sale will not constitute a change in control under the Severance Policy, the Compensation Committee of our Board of Directors took action to provide that (i) the AMS Sale will be deemed to constitute a change in control for purposes of the Severance Policy with respect to any participant in the Severance Policy who is an employee of AMS, and (ii) any participant in the Severance Policy who is not an employee of AMS, or otherwise transferring to the AMS Business in connection with the AMS Sale and who resigns due to (A) the Company materially reducing the participant’s total compensation, or (B) the participant being required to relocate, in either case, within 24 months following the AMS Sale, the participant may be entitled to receive the amount he or she would have received had he or she experienced a qualifying termination of employment under the Severance Plan within 24 months following a change in control. As of August 1, 2018, Mr. Erwin, Mr. Arra and Ms. Gupta are covered by the terms of the Severance Policy.

Under the Severance Policy, if Mr. Erwin, Mr. Arra, or Ms. Gupta are involuntarily terminated by the Company without cause other than in connection with a change in control, upon executing a general release of claims against the Company which includes a one-year non-competition and non-solicitation restrictions, he or she will receive an amount equal to 100% of base salary, 100% of his or her average annual bonus based on their bonus payment for the preceding two years prior to termination (using target bonus for the portion of time he or she has been employed if less than two years), a prorated bonus based on the actual fiscal year results and a prorated portion of any performance units (i) that are earned but unvested or (ii) for which the performance period is ongoing at the time of termination and for which at least one year of the performance period has elapsed. The base salary and average annual bonus will be paid on regular paydays during the 12 months following the Delay Period. The prorated bonus will be paid within 90 days after the end of the fiscal year in which the termination occurs or following the Delay Period, whichever is later. Vesting of performance units will occur within 30 days of the expiration of the Delay Period for performance units earned but unvested at the time of termination and as soon as administratively practicable following the close of the performance period for performance units related to performance periods that are ongoing at the time of termination and for which at least one year of the performance period has elapsed, based on actual Company performance.

Acxiom Corporation Notice of 2018 Annual Meeting and Proxy Statement    137

Under the Severance Policy, benefits are due if Mr. Erwin is terminated by AMS or IPG without cause or resigns for good reason within a two-year period following a change in control, or if Mr. Arra or Ms. Gupta resigns due to (i) the Company materially reducing the participant’s total compensation, or (ii) the participant being required to relocate, in either case, within 24 months following the AMS Sale. Upon execution of a general release of claims against the Company which includes one-year non-competition and non-solicitation restrictions, benefits paid would include: (i) 150% of the base salary (ii) 150% of the average annual bonus for the two years preceding the fiscal year in which the termination occurs, and (iii) a prorated bonus based on the actual fiscal year results for the fiscal year in which the termination occurs. Benefits under clause (i) and (ii) and would be paid in a lump sum on the next regular payroll cycle following the expiration of the Delay Period; benefits under (iii) would be paid within 90 days after the end of the fiscal year in which the termination occurs. In addition, all equity awards which are outstanding but unvested would vest, provided that, with respect to performance units, unless provided otherwise in the applicable grant documents underlying the performance units, upon a change in control, the applicable performance period (as set forth in the applicable grant documents) will be truncated, and a number of performance units will become eligible to vest (subject to the executive’s continued service over the original performance period) based on the degree of achievement of performance objectives (as set forth in the applicable grant documents) as of the date of such change in control, and all remaining performance units that do not become eligible to vest will terminate.

If the total payment to an executive under the Severance Policy constitutes a “parachute payment” under section 280G of the Internal Revenue Code that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payment will be reduced to the greater of: (i) the largest portion of the termination payment that would not result in a portion of the payment being subject to the excise tax; or (ii) the entire payment less all applicable taxes computed at the highest marginal rate.

Retention Bonuses

On April 2, 2018, the Company adopted Memoranda regarding Terms for AMS Deal Incentive which provide retention bonuses to certain executives in connection with the AMS Sale (the “Bonus Memoranda”). As of August 1, 2018, Mr. Erwin is covered by the terms of the Bonus Memoranda.

Pursuant to the Bonus Memoranda, 25% of an executive’s retention bonus will be paid within 10 days of the closing of the AMS Sale, 25% will be paid on the date six months after the closing of the AMS Sale, and 50% will be paid on the date that is 12 months after the closing of the AMS Sale. With the exception of the first payment of 25%, an executive must be employed with the Company or IPG for a continuous period lasting at least six months following the closing of the AMS Sale to receive the retention bonuses. Payment of the retention bonuses will also be made if, within six months following the closing of the AMS Sale, the executive’s employment is either involuntarily terminated by the IPG or the executive resigns with good reason.

In order to receive bonuses under the Bonus Memoranda, executives must execute a non-compete agreement for a period of 12 months from the closing of the AMS Sale, and execute a general release of claims against the Company.

Indemnification of Directors and Officers

Section 145 of the DGCL permits a corporation to indemnify its directors, officers and certain other persons to the extent and under the circumstances set forth therein.

Acxiom’s certificate of incorporation provides (and, if the Reorganization is completed, Holdco’s certificate of incorporation will provide) that, to the fullest extent permitted by the DGCL, as the same may be amended, directors of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director. In addition, Acxiom’s certificate of incorporation provides (and, if the Reorganization is completed, Holdco’s certificate of incorporation will provide) that any person who was or is a party or is threatened to be a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, shall be indemnified by the Company, if, as and to the extent authorized by the DGCL, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him, in connection with the defense or settlement of such action, suit, investigation or proceeding.

Following the AMS Sale and Reorganization, Holdco will continue to indemnify each of our current and former directors and officers to the extent permitted under Delaware law and our certificate of incorporation.

AMS Sale and Reorganization

NO APPRAISAL RIGHTS

Stockholders may vote against the approval of the AMS Sale or against the adoption of the Holdco Merger Agreement, approval of the Holdco Merger and the LLC Conversion, but under Delaware law appraisal rights are not available to stockholders in connection with the AMS Sale or the Reorganization.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE AMS SALE

The following discussion is a general summary of the anticipated U.S. federal income tax consequences of the AMS Sale. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, currently applicable and proposed Treasury regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this Proxy Statement, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) and no opinion of counsel has been or will be rendered as to the tax consequences described in the following discussion, which is not binding on the IRS or the courts. Furthermore, the following discussion does not address the tax consequences of any transactions effectuated prior or subsequent to, or concurrently with, the AMS Sale (whether or not any such transactions are consummated in connection with the AMS Sale), including, without limitation, the Reorganization. Tax consequences of the AMS under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this Proxy Statement.

For U.S. federal income tax purposes, the AMS Sale will be treated as a sale of assets by Holdco in exchange for cash and the assumption of certain liabilities. It will be a taxable transaction for both U.S. federal and state income tax purposes and Holdco anticipates that it will realize a gain for income tax purposes. The gain may be offset by Holdco’s tax attributes, which could limit the taxes payable as a result of the proposed AMS Sale.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

The following discussion is a general summary of certain anticipated U.S. federal income tax consequences of the Reorganization to U.S. holders of the Company’s common stock. The following discussion is based upon the Code, its legislative history, currently applicable and proposed Treasury regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this Proxy Statement, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. No ruling has been or will be sought from the IRS and no opinion of counsel has been or will be rendered as to the tax consequences described in the following discussion, which is not binding on the IRS or the courts.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of the Company’s common stock in light of their particular facts and circumstances and does not apply to holders of the Company’s common stock that are subject to special rules under U.S. federal income tax law (including, for example, holders who are not U.S. holders (as defined below), banks and other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, mutual funds, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, holders (as defined below) having a “functional currency” other than the U.S. dollar, holders that hold shares of the Company’s common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, and holders that acquired their shares of the Company’s common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan). Furthermore, this discussion does not address the tax consequences of any transactions effectuated prior or subsequent to, or concurrently with, the Reorganization (whether or not any such transactions are consummated in connection with the Reorganization), including, without limitation, the AMS Sale. Tax consequences of the Reorganization under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this Proxy Statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of the Company’s common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of the Company’s common stock should consult their own tax advisors regarding the tax consequences of the Reorganization to them.

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ALL HOLDERS OF THE COMPANY’S COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REORGANIZATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of the Company’s common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

The Company intends that the Reorganization qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Assuming such treatment is correct, for U.S. federal income tax purposes:

•	U.S. holders will not recognize any gain or loss upon the receipt of Holdco common stock in exchange for the Company’s common stock in connection with the Holdco Merger;

•

the aggregate tax basis of the Holdco common stock received by a U.S. holder in connection with the Holdco Merger will be equal to the aggregate tax basis of the Company common stock surrendered in exchange for such Holdco common stock; and

•

the holding period of the Holdco common stock received by a U.S. holder in connection with the Holdco Merger will include the holding period of the Company common stock surrendered in exchange therefor.

Furthermore, U.S. holders that are considered “significant holders” generally will be required to comply with certain reporting requirements in connection with the Reorganization. A U.S. holder would be viewed as a “significant holder” if, immediately before the Reorganization, such holder held either (i) 5% or more, by vote or value, of the total outstanding Company common stock, or (ii) Company common stock that had an adjusted tax basis of $1,000,000 or more. Significant holders generally are required to file a statement with their U.S. federal income tax returns for the taxable year that includes the consummation of the Reorganization. That statement must set forth the U.S. holder’s tax basis in, and the fair market value of, the shares of Company common stock surrendered in the Holdco Merger (both as determined immediately before the surrender of shares), the date of the Holdco Merger, and the names and employer identification numbers of the Company and Holdco, and the U.S. holder will be required to retain permanent records of these facts. Each U.S. holder should consult its own tax advisors as to whether such holder may be treated as a “significant holder.”

The foregoing discussion of U.S. federal income tax consequences is not intended to constitute a complete description of all tax consequences relating to the Reorganization. The tax consequences of the Reorganization to a holder of Company common stock will depend upon the facts of the holder’s particular situation. Because individual circumstances may differ, holders of the Company’s common stock are urged to consult their own tax advisors regarding the applicability of the rules discussed above and the particular tax effects of the Reorganization, including the application of state, local and non-U.S. tax laws.

ACCOUNTING TREATMENT OF THE REORGANIZATION

The AMS Sale is expected to be accounted for as a sale of a business for accounting purposes. If the AMS Sale is completed, we will record the sale in accordance with generally accepted accounting principles. At the closing of the AMS Sale, any excess of the purchase price received by us, less transaction expenses, over the book value of the assets sold will be recognized as a gain for financial accounting purposes. In subsequent reporting periods, the AMS Business for current and prior years, including any gain on the sale of the assets, will be presented as discontinued operations for financial reporting purposes.

AMS Sale and Reorganization

REGULATORY APPROVALS

Acxiom and IPG have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the AMS Sale and the other transactions contemplated by the Purchase Agreement. These approvals include (i) the expiration or termination of all applicable waiting periods under the HSR Act; and (ii) the approval or clearance of the AMS Sale by the antitrust authority in Germany.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the AMS Sale cannot be completed until Acxiom and IPG file a notification and report form with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of waiting period following the parties’ filing of their respective HSR Act notification forms (typically a 30 day period) or the early termination of that waiting period. Acxiom and IPG made the necessary filings with the FTC and the Antitrust Division of the DOJ on July 24, 2018. On August 3, 2018, the FTC notified the Company and IPG that early termination of the waiting period under the HSR Act was granted, effective immediately.

At any time before or after consummation of the AMS Sale, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under U.S. antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the AMS Sale, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the AMS Sale, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under certain antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the AMS Sale or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under certain antitrust laws under certain circumstances.

German Competition Law

The AMS Sale is subject to review by the FCO, Germany’s competition authority. Pursuant to the German Act Against Restraints of Competition of 1958, as amended (“ARC”), the notification to the FCO of the AMS Sale is required and the AMS Sale may not be consummated unless and until the AMS Sale is cleared by the FCO either by written approval or by expiration of a one-month waiting period, unless the FCO notifies IPG within the one-month waiting period of the initiation of an in-depth investigation, in which case the waiting period would be extended for an additional three months. On August 22, 2018, the FCO granted clearance for the AMS Sale.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the AMS Sale.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the AMS Sale, including the requirement to divest assets, or require changes to the terms of the Purchase Agreement. These conditions or changes could result in the conditions to the AMS Sale not being satisfied.

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RISK FACTORS RELATING TO AMS SALE AND REORGANIZATION

There are a number of factors that our stockholders should consider when deciding whether to vote to approve the AMS Sale and Reorganization, in addition to the risks, uncertainties and other factors set forth under Part I, Item 1A “Risk Factors” in Acxiom’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, and those contained in Acxiom’s other filings with the SEC. The matters discussed below could cause the Company’s future results to materially differ from past results or those described in forward-looking statements and could have a material adverse effect on our business, financial condition and stock price.

The announcement and pendency of the AMS Sale and Reorganization, whether or not consummated, may adversely affect our business.

The announcement and pendency of the AMS Sale and Reorganization, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with clients, vendors and employees. As a result of the announcement and pendency of the AMS Sale and Reorganization, third parties may be unwilling to enter into material agreements with respect to our business. New or existing clients, vendors and other business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell a portion of their business because clients and business partners may perceive that such new relationships are likely to be more stable. In addition, pending the completion of the AMS Sale and Reorganization, we may be unable to attract and retain key personnel as our employees may become concerned about the future of our business and lose focus or seek other employment. Furthermore, our management’s focus and attention and employee resources may be diverted from operational matters during the pendency of the AMS Sale and Reorganization. The Purchase Agreement also imposes certain restrictions on the conduct of our business prior to the completion of the AMS Sale and Reorganization, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the AMS Sale and Reorganization. In the event that the AMS Sale and Reorganization is not completed, the announcement of the termination of the Purchase Agreement may also adversely affect the trading price of our common stock, our business or our relationships with clients, vendors and employees.

We cannot be sure if or when the AMS Sale and Reorganization will be completed.

The consummation of the AMS Sale and Reorganization is subject to the satisfaction or waiver of various conditions, including the approval of the AMS Sale by our stockholders and the adoption of the Holdco Merger Agreement and the approval of the Holdco Merger and the LLC Conversion by our stockholders. We cannot guarantee that the closing conditions set forth in the Purchase Agreement or related documents will be satisfied. If we are unable to satisfy the closing conditions in IPG’s favor, or if other mutual closing conditions are not satisfied, IPG will not be obligated to complete the AMS Sale.

If the AMS Sale is not completed, our Board of Directors, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives to the AMS Sale that may be available, which alternatives may not be as favorable to our stockholders as the AMS Sale. Any future sale of substantially all of our assets or other transactions may be subject to further stockholder approval.

If we fail to complete the AMS Sale and Reorganization, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations, and financial condition. If we fail to complete the AMS Sale and Reorganization, we expect that we will also retain and continue to operate the AMS Business. The potential for loss or disaffection of employees or clients or vendors of the AMS Business following a failure to consummate the AMS Sale could have a material, negative impact on the value of our business.

In addition, if the AMS Sale and Reorganization are not consummated, our management and other employees will have expended extensive time and effort and their focus and attention will have been diverted from operational matters during the pendency of AMS Sale and Reorganization, and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

The Purchase Agreement limits our ability to pursue alternatives to the AMS Sale and Reorganization.

The Purchase Agreement contains provisions that prohibit us from selling the AMS Business to any party other than IPG. The Purchase Agreement also contains provisions that make it more difficult for us to sell the entire Company. These

AMS Sale and Reorganization

provisions include the prohibition on our ability to solicit a competing proposal with respect to the AMS Sale and the requirement that we pay a termination fee equal to $86.25 million or, in certain circumstances, up to $15 million of expenses (which is creditable toward the termination fee if it is also payable) if the Purchase Agreement is terminated in specified circumstances. These provisions could make it less advantageous for a third party that might have an interest in acquiring us to consider or propose an alternative transaction, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by IPG.

Because our LiveRamp Business represented a relatively small portion of our consolidated revenue for the fiscal year ended March 31, 2018, if the AMS Sale and Reorganization are completed, our business will be substantially different and may never achieve or sustain profitability.

The revenue generated from our LiveRamp Business for the fiscal year ended March 31, 2018 constituted approximately 24% of our consolidated revenue for that fiscal year. Although we expect the revenue generated from our LiveRamp Business to grow in the future, our business will be substantially different following the AMS Sale and Reorganization, and there can be no assurance that we will achieve sustained growth in our LiveRamp Business, achieve or sustain profitability in our LiveRamp Business, or generate positive cash flows from our LiveRamp Business, or in new products or business opportunities we may pursue.

In addition, since our focus following the closing of the AMS Sale and Reorganization will be on our LiveRamp Business, our management may face even greater expectations from investors and analysts to more quickly produce improved quarterly financial results for our LiveRamp Business as compared to the periods prior to the AMS Sale and Reorganization. This might cause distractions for our management and our board of directors and might at times conflict with our desire to build long-term stockholder value.

Our stockholders will not receive any distribution from the AMS Sale and Reorganization, and may never receive any return of value.

We currently intend to use the net proceeds from the AMS Sale to, among other things, pay the approximately $230 million balance of our outstanding loans under the Sixth Amended and Restated Credit Agreement, dated as of June 20, 2017, by and among the Company and the financial institutions party thereto from time to time as lenders, and related fees, to initiate a $500 million cash tender offer for our common stock, increase our outstanding share repurchase authorization by up to $500 million, and extend the duration of the program to December 31, 2020, and to fund growth initiatives, strategic acquisition opportunities and meet on going cash needs. However, there is no guarantee that the cash tender offer or increase or extension in the share repurchase program will occur.

In addition, we have not declared any cash dividends and do not intend to declare or pay any cash dividends in the foreseeable future. Stockholders also do not have appraisal rights in connection with the AMS Sale and Reorganization. Stockholders will not directly receive any liquidity from the AMS Sale and Reorganization and the only return to them will be based on any future appreciation in our stock price or upon a future sale or liquidation of us. Much depends on our future business, including the success or failure of our LiveRamp Business. There are no assurances that we will be successful, and current stockholders may never get a return on their investment.

There can be no assurances that we will be successful in investing the proceeds of the AMS Sale.

The process to identify potential investment opportunities, growth initiatives, strategic acquisition opportunities and to evaluate the future returns therefrom and business prospects thereof can be time consuming and uncertain. Our management could spend or invest the proceeds from the AMS Sale in ways with which our stockholders may not agree, and our management and the Board of Directors may authorize such spending or investment without seeking stockholder approval. The investment of these proceeds may not yield a favorable return and there can be no assurances that we will be successful in the investment of these proceeds.

We will continue to incur the expenses of complying with public company reporting requirements following the closing of the AMS Sale and Reorganization.

After the AMS Sale and Reorganization, we will continue to be required to comply with the applicable reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules adopted, and to be adopted, by the SEC and NASDAQ or the New York Stock Exchange, as applicable, and will incur significant legal, accounting and other expenses in connection with that compliance. In addition, our management and other personnel will need to continue to devote a substantial amount of time to these compliance initiatives.

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We may be exposed to litigation related to the AMS Sale and Reorganization from the holders of our common stock.

Transactions such as the AMS Sale and Reorganization are often subject to lawsuits by stockholders. Particularly because the holders of our common stock will not receive any consideration from the AMS Sale and Reorganization, it is possible that they may sue the Company or the Board of Directors. Such lawsuits could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Related-Party Transactions

The Governance/Nominating Committee of the Board of Directors has the responsibility of reviewing and approving any transaction required to be disclosed as a related-party transaction under SEC rules and regulations. As provided in the committee’s charter, no related-party transaction will be approved unless it is deemed by the committee to be commercially reasonable and in the best interests of, or not inconsistent with the best interests of, the Company. Since the beginning of the Company’s past fiscal year, there were no reportable related-party transactions, and none are currently proposed.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Acxiom’s executive officers and directors and the owners of more than 10% of our stock to file reports of ownership and changes in ownership with the SEC. A copy of each report is furnished to Acxiom. SEC regulations require us to identify anyone who has failed to timely file his or her Section 16(a) reports. Based solely on our review of reports furnished to us and the written representations that no other reports were required during the fiscal year ended March 31, 2018, we believe that all Section 16(a) filing requirements were met during the last fiscal year, except that (i) Richard E. Erwin reported a delinquent transaction on an amended Form 4 filed on November 30, 2017 and (ii) Dennis Self reported a delinquent transaction on a Form 5 filed May 2, 2018.

Stockholder Proposals

It is currently anticipated that the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) will be held on August 13, 2019. Stockholders who intend to present proposals at the 2019 Annual Meeting and who wish to have those proposals included in Acxiom’s proxy statement for the 2019 Annual Meeting must ensure that those proposals are received by the Company’s Corporate Secretary at 301 E. Dave Ward Drive, Conway, Arkansas 72032 on or before March 5, 2019, which the Company believes is a reasonable time before it will begin to print and send its proxy materials for the 2019 Annual Meeting. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2019 Annual Meeting.

In addition, under Acxiom’s bylaws, stockholders who intend to submit a proposal regarding a director nomination or other matter of business at the 2019 Annual Meeting, and who do not intend to have such proposal included in the Company’s proxy statement and form of proxy relating to the 2019 Annual Meeting pursuant to SEC regulations, must ensure that notice of any such proposal (including certain additional information specified in Acxiom’s bylaws) is received by the Company’s Corporate Secretary at the address specified above no later than May 15, 2019, to be considered timely. Such proposals, and the additional information specified by the bylaws, must be submitted within this time period in order to be considered at the 2019 Annual Meeting.

Expenses of Solicitation

Acxiom will bear the expense of preparing and mailing the Proxy Statement and related materials. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward the solicitation materials to our stockholders, and we will provide reimbursement for reasonable out-of-pocket expenses incurred by these third parties. We have retained The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, New York 10017, to assist in the solicitation of proxies and provide related informational support, for a services fee, plus customary disbursements, which are not expected to exceed $27,000 in total.

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Householding of Proxy Materials

If you and other Acxiom stockholders share a mailing address, you may have received a single copy of Acxiom’s proxy materials. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless the Company has received contrary instructions from you or the other stockholders sharing your address that you did not want to participate in householding, you are deemed to have consented to it. Each stockholder will continue to receive a separate proxy card or voting instruction form.

If you would like to receive an extra copy of the annual report or this Proxy Statement, we will send a copy to you by mail upon request to the Corporate Secretary, 301 E. Dave Ward Drive, Conway, Arkansas 72032, or by calling 501-342-5464. Each document is also available in digital form for download or review under “Financial Information—Annual Reports & Proxies” in the “Investors” section of our website at www.acxiom.com or at www.proxyvote.com.

If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, you may be able to do so by contacting the Broadridge Householding Department by mail at 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and providing your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. If this option is not available to you, please contact your custodian bank or broker directly. The revocation of a consent to householding will be effective 30 days following its receipt. You may also have an opportunity to opt in or opt out of householding by following the instructions on your voting instruction form or by contacting your bank or broker.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT HAVE BEEN MADE PURSUANT TO PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS GENERALLY RELATE TO FUTURE EVENTS, INCLUDING THE TIMING OF THE AMS SALE AND REORGANIZATION AND OTHER INFORMATION RELATED TO THE AMS SALE AND REORGANIZATION. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BECAUSE THEY CONTAIN WORDS SUCH AS “MAY,” “WILL,” “SHOULD,” “EXPECTS,” “PLANS,” “ANTICIPATES,” “COULD,” “INTENDS,” “TARGET,” “PROJECTS,” “CONTEMPLATES,” “BELIEVES,” “ESTIMATES,” “PREDICTS,” “POTENTIAL” OR “CONTINUE” OR THE NEGATIVE OF THESE WORDS OR OTHER SIMILAR TERMS OR EXPRESSIONS THAT CONCERN THE PROPOSED TRANSACTIONS AND OUR EXPECTATIONS, STRATEGY, PLANS OR INTENTIONS REGARDING IT. FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT INCLUDE, BUT ARE NOT LIMITED TO, (I) OUR EXPECTATIONS REGARDING THE TIMING, COMPLETION AND EXPECTED BENEFITS OF THE PROPOSED TRANSACTIONS, (II) OUR PLANS, OBJECTIVES AND INTENTIONS WITH RESPECT TO OUR FUTURE OPERATIONS, OUR CUSTOMERS AND OUR MARKET, AND (III) THE EXPECTED IMPACT OF THE PROPOSED TRANSACTIONS ON OUR BUSINESS. OUR EXPECTATIONS AND BELIEFS REGARDING THESE MATTERS MAY NOT MATERIALIZE, AND ACTUAL RESULTS IN FUTURE PERIODS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THESE RISKS INCLUDE THE RISK THAT THE AMS SALE AND REORGANIZATION MAY NOT BE COMPLETED IN A TIMELY MANNER OR AT ALL; THE EFFECT OF THE ANNOUNCEMENT OR PENDENCY OF THE AMS SALE AND REORGANIZATION ON OUR BUSINESS RELATIONSHIPS, RESULTS OF OPERATIONS AND BUSINESS GENERALLY; RISKS THAT THE PROPOSED TRANSACTIONS DISRUPT CURRENT PLANS AND OPERATIONS; AND GENERAL MARKET, POLITICAL, ECONOMIC AND BUSINESS CONDITIONS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROXY STATEMENT ARE ALSO SUBJECT TO OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE UNDER THE SECTION ENTITLED “RISK FACTORS” IN THIS PROXY STATEMENT AND IN OUR OTHER FILINGS WITH THE SEC, INCLUDING OUR ANNUAL REPORT ON FORM 10-K FOR THE PERIOD ENDED MARCH 31, 2018. THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT ARE BASED ON INFORMATION AVAILABLE TO ACXIOM AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY OTHER FORWARD-LOOKING STATEMENT EXCEPT AS REQUIRED BY LAW.

Other Matters

The Board does not intend to present any items of business other than those listed in the Notice of Annual Meeting of Stockholders above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy. The materials referred to in this Proxy Statement under the captions “Compensation Committee Report” and “Audit/Finance Committee Report” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                                                                      By Order of the Board of Directors

                                                                      Catherine L. Hughes

                                                                      Corporate Governance Officer & Secretary

Conway, Arkansas

August 24, 2018

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Annex A

Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

ACXIOM HOLDINGS, INC.,

LIVERAMP, INC.,

(Solely for purposes of Sections 6.05 and 6.15)

ACXIOM CORPORATION

and

THE INTERPUBLIC GROUP OF COMPANIES, INC.

relating to the purchase and sale of 100% of the membership interests of

ACXIOM CORPORATION

dated as of July 2, 2018

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of July 2, 2018, is made and entered into by and among Acxiom Corporation., a Delaware corporation (the “Company”), LiveRamp, Inc., a Delaware corporation (“LiveRamp”), solely for purposes of Sections 6.05 and 6.15, The Interpublic Group of Companies, Inc., a Delaware corporation (“Purchaser”) and Acxiom Holdings, Inc., a Delaware corporation (“Seller”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 10.01 hereof.

RECITALS

WHEREAS, Seller, currently a wholly-owned Subsidiary of the Company, shall, prior to Closing and pursuant to a merger between a Subsidiary of Seller and the Company, become the owner of all of the equity interests of the Company (the “Holdco Merger”), pursuant to the terms and conditions as set forth in a merger agreement in a form to be mutually agreed between Seller and Purchaser (the “Holdco Merger Agreement”);

WHEREAS, immediately after the consummation of the Holdco Merger and prior to Closing, the Company shall be converted into a limited liability company organized under the laws of the State of Delaware pursuant to Section 266 of the DGCL (the “LLC Conversion”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller, the Company and LiveRamp are entering into a Master Contribution and Assumption Agreement substantially in the form attached hereto as Exhibit A (the “Contribution Agreement”), pursuant to which the Company and LiveRamp will complete a restructuring related to Seller, the Company, the Business Subsidiaries and LiveRamp, including the Contribution Transactions, the Holdco Merger and the LLC Conversion, as described and substantially in accordance with Annex B to the Contribution Agreement (the “Separation”) at or prior to the Closing (other than any Delayed Transfer Assets or Delayed Transfer Liabilities, the treatment of which shall be governed pursuant to the terms and conditions of the Contribution Agreement);

WHEREAS, Seller will, upon the completion of the Holdco Merger and the LLC Conversion, and immediately prior to the Closing, own all of the Membership Interests;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Membership Interests (the “Sale”);

WHEREAS, the board of directors of Purchaser has approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the board of directors of each of Seller and the Company has (i) approved this Agreement and the Transactions, (ii) determined that this Agreement is expedient and for the best interests of each of Seller and the Company and its stockholders and (iii) resolved, subject to the terms of this Agreement, to recommend that the stockholders of each of Seller and the Company authorize the Holdco Merger, LLC Conversion and the Sale.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.01 Holding Company Merger and Conversion.

(a) Upon the terms and subject to the conditions set forth in this Agreement, after the receipt of the approval of the stockholders of the Company for the Holdco Merger, (a) the Company shall cause Seller and a Subsidiary of Seller (“Holdco Sub”) to complete the Holdco Merger, pursuant to which Holdco Sub shall merge with and into the Company, the separate corporate existence of Holdco Sub shall cease and the Company shall continue as the surviving corporation of the Holdco Merger and a wholly owned Subsidiary of Seller and (b) promptly following the Holdco Merger, Seller shall cause the Company to consummate the LLC Conversion, following which the Company shall be a wholly owned Subsidiary of Seller that is disregarded from Seller for U.S. income Tax purposes. The parties hereto shall treat the LLC Conversion, when taken together with the Holdco Merger, as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code for U.S. federal (and applicable state and local) income Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable Law).

(b) With respect to any rights or obligations applicable to Seller prior to the Closing in this Agreement, such rights, covenants or agreements shall be exercisable by (or applicable to) the Company prior to the Holdco Merger, applied mutandis mutatis, unless the context otherwise requires. With respect to any rights or obligations applicable to the Company prior to the Closing in this Agreement, such rights, covenants or agreements shall be exercisable by (or applicable to) Seller after the Holdco Merger, applied mutandis mutatis, unless the context otherwise requires.

1.02 Purchase and Sale of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, assign, transfer and deliver to Purchaser, the Membership Interests, free and clear of all Encumbrances. At the Closing, in consideration for the purchase of the Membership Interests, Purchaser shall pay in cash to Seller (a) $2,300,000,000 (the “Base Purchase Price”), plus or minus (b) the Estimated Closing Adjustment Amount (the “Estimated Purchase Price”). The Estimated Purchase Price shall be adjusted pursuant to Section  1.03 (as so adjusted, the “Purchase Price”).

1.03 Purchase Price Adjustments.

(a) Estimated Closing Adjustment Amount. At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement certified by the Chief Financial Officer of Seller (solely in his capacity as the Chief Financial Officer of Seller and not in an individual capacity) (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of, as of 11:59 p.m., Eastern Time on the day prior to the Closing (assuming full completion of the Separation), (i) the Net Working Capital (the “Estimated Net Working Capital”), (ii) the amount of Cash (such estimated amount of Cash, the “Estimated Cash”), (iii) the amount of Debt (the “Estimated Debt”) and (iv) the amount of Transaction Expenses (the “Estimated Transaction Expenses”), along with reasonable supporting documentation with respect to the calculation of such amounts. Purchaser shall have a reasonable opportunity to review the Estimated Closing Statement with Representatives of Seller and shall have reasonable access to the personnel and the books and records of the Business Subsidiaries used in preparing the Estimated Closing Statement. Seller shall consider in good faith revising the Estimated Closing Statement to appropriately address any comments made by Purchaser. Notwithstanding anything to the contrary in this Agreement, in no event shall the delivery of the Estimated Closing Statement contemplated hereby or any comments thereto provided by Purchaser be deemed to constitute the agreement of Purchaser to any of the estimates or amounts set forth therein or be construed as a waiver by Purchaser of any provisions, rights or privileges hereunder. For purposes of this Agreement, “Estimated Closing Adjustment Amount” means the amount (positive or negative) equal to (A) (x) if the Estimated Net Working Capital is greater than the Target Working Capital by more than the Closing Adjustment Threshold, the amount by which the Estimated Net Working Capital is greater than the sum of the Target Working Capital and the Closing Adjustment Threshold, (y) if the Estimated Net Working Capital is neither greater than nor less than the Target Working Capital by the amount of the Closing Adjustment Threshold, zero, and (z) if the Estimated Net Working Capital is less than the Target Working Capital by more than the Closing Adjustment Threshold, a negative number equal to the amount by which the Estimated Net Working Capital is less than the result of the Target Working Capital minus the Closing Adjustment Threshold, plus (B) the Estimated Cash, minus (C) the Estimated Debt, minus (D) the Estimated Transaction Expenses. If the Estimated Closing Adjustment Amount is a positive number, the Estimated Purchase Price shall be calculated by adding the amount of the Estimated Closing Adjustment Amount to the Base Purchase Price on a dollar-for-dollar basis pursuant to Section 1.02. If the Estimated Closing Adjustment Amount is a negative number, the Estimated Purchase Price shall be calculated by subtracting the absolute value of the amount of the Estimated Closing Adjustment Amount from the Base Purchase Price on a dollar-for-dollar basis pursuant to Section 1.02. The Estimated Closing Statement shall be prepared in accordance with the accounting principles, practices, procedures, policies and methods set forth on Exhibit B (the “Accounting Principles”).

(b) Post-Closing Statement. As soon as reasonably practicable after the Closing Date (but not later than ninety (90) days thereafter), Purchaser will prepare and deliver to Seller a statement (the “Post-Closing Statement”) setting forth, as of 11:59 p.m., Eastern Time on the day prior to the Closing (assuming full completion of the Separation), (i) the Net Working Capital (the “Closing Net Working Capital”), (ii) the amount of Cash (such amount of Cash, the “Closing Cash”), (iii) the amount of Debt (the “Closing Debt”) and (iv) the amount of Transaction Expenses (the “Closing Transaction Expenses”), along with reasonable supporting documentation with respect to the calculation of such amounts. The Post-Closing Statement shall be prepared in accordance with the Accounting Principles. In preparation of the Post-Closing Statement, Purchaser and its Representatives shall have the access afforded to them pursuant to Section 6.10(b).

(c) Dispute Notice. In its review of the Post-Closing Statement, Seller and its Representatives shall have the access afforded to them pursuant to Section 6.10(b). The Post-Closing Statement shall be binding and conclusive upon, and deemed accepted by, Seller unless Seller shall have notified Purchaser in writing (the “Dispute Notice”) of any objections thereto consistent with the provisions of this Section 1.03(c) within forty-five (45) calendar days after the delivery of the Post-Closing Statement to Seller. The Dispute Notice shall specify in reasonable detail each item on the Post-Closing Statement that Seller disputes and Seller’s calculation of each such item. Any item not included as disputed in such notice shall be deemed accepted by Seller and Purchaser.

(d) Disputes. Disputes between Purchaser and Seller relating to the Post-Closing Statement that cannot be resolved by Purchaser and Seller within fifteen (15) Business Days after receipt by Purchaser of the Dispute Notice, or such longer period as Seller and Purchaser shall mutually agree in writing, may be submitted, by notice from Seller or Purchaser to the other, for resolution to a nationally recognized independent accounting firm to be mutually selected and retained jointly by Purchaser and Seller (the “Independent Accounting Firm”). Each of Purchaser and Seller shall submit to the Independent Accounting Firm (with a copy delivered to the other party on the same day), within ten (10) Business Days after the date of engagement of the Independent Accounting Firm, a memorandum (which may include supporting exhibits) setting forth its respective position on any disputed items. Each of Purchaser and Seller may (but shall not be required to) submit to the Independent Accounting Firm (with a copy delivered to the other party on the same day), within forty-five (45) days after the date of the engagement of the Independent Accounting Firm, a memorandum responding to the initial memorandum submitted to the Independent Accounting Firm by the other party. Unless requested by the Independent Accounting Firm in writing, no party hereto may present any additional information or arguments to the Independent Accounting Firm, either orally or in writing. During the review by the Independent Accounting Firm, Purchaser and Seller and their respective accountants will each make available to the Independent Accounting Firm such personnel, and such information, books and records and work papers and otherwise cooperate in good faith with the Independent Accounting Firm, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Section 1.03(d); provided, however, that the accountants of Seller or Purchaser shall not be obliged to make any work papers available to the Independent Accounting Firm, except in accordance with such accountants’ normal disclosure procedures and then only after the Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(e) Independent Accounting Firm’s Determination. The Independent Accounting Firm shall act as an expert and not as an arbitrator. The Independent Accounting Firm shall be directed to apply the terms of the Accounting Principles and the definitions of Cash, Net Working Capital, Debt and Transaction Expenses herein. Promptly, but no later than ninety (90) days after its acceptance of its appointment as the Independent Accounting Firm, Purchaser and Seller shall direct the Independent Accounting Firm to determine, based solely on the written submissions of Purchaser and Seller and the terms of this Agreement and not by independent review, those items in dispute on the Post-Closing Statement and shall render a written report as to the resolution of each dispute and the resulting calculation of the Final Closing Adjustment Amount. Any such determination of an item in dispute shall be (i) with respect to Cash and Current Assets, neither lower than the amount specified by Purchaser in the Post-Closing Statement nor higher than the amount specified by Seller in the Dispute Notice and (ii) with respect to Current Liabilities, Debt and Transaction Expenses, neither higher than the amount specified by Purchaser in the Post-Closing Statement nor lower than the amount specified by Seller in the Dispute Notice. The Independent Accounting Firm shall have exclusive jurisdiction over, and resort to the Independent Accounting Firm as provided in this Section 1.03(e) shall be the sole and exclusive remedy of the parties hereto against one another or any other Person with respect to, any disputes arising out of or relating to the Post-Closing Statement and shall be enforceable in a court of law. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent manifest error in the application of this Section 1.03(e). The fee of the Independent Accounting Firm shall be borne by Purchaser and Seller in the same proportion that (x) the unresolved claims so submitted to the Independent Accounting Firm are unsuccessfully disputed by such party (as finally determined by the Independent Accounting Firm) bears to (y) the total amount of such unresolved claims so submitted to the Independent Accounting Firm.

(f) Final Closing Adjustment Amount. The Post-Closing Statement shall become final and binding upon Purchaser and Seller upon the earliest of (i) the failure by Seller to object thereto within the period permitted under, and otherwise in accordance with the requirements of, Section 1.03(c) (it being understood, for the avoidance of doubt, that Seller and Purchaser shall be deemed to have agreed upon all items and amounts that are not disputed by Seller in the Dispute Notice), (ii) the written agreement between Purchaser and Seller with respect thereto and (iii) the decision by the Independent Accounting Firm with respect to disputes under Section 1.03(c). The Post-Closing Statement, as deemed to be agreed pursuant to clause (i) above, or as adjusted pursuant to the written agreement of Purchaser and Seller or the decision of the Independent Accounting Firm, when final and binding, is referred to herein as the “Final Post-Closing Statement.” The “Final Closing Adjustment Amount” determined using the Final Post-Closing Statement means the amount (positive or negative) equal to (A) (x) if the Closing Net Working Capital is greater than the Target Working Capital by more than the Closing Adjustment Threshold, the amount by which the Closing Net Working Capital is greater than the sum of the Target Working Capital and the Closing Adjustment Threshold, (y) if the Closing Net Working Capital is neither greater than nor less than the Target Working Capital by the amount of the Closing Adjustment Threshold, zero, and (z) if the Closing Net Working Capital is less than the Target Working Capital by more than the Closing Adjustment Threshold, a negative number equal to the amount by which the

Closing Net Working Capital is less than the result of the Target Working Capital minus the Closing Adjustment Threshold, plus (B) the Closing Cash, minus (C) the Closing Debt, minus (D) the Closing Transaction Expenses. The Estimated Purchase Price shall be (1) decreased by the amount, if any, by which the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount, or (2) increased by the amount, if any, by which the Final Closing Adjustment Amount is greater than the Estimated Closing Adjustment Amount. The adjustment to the Estimated Purchase Price provided for in this Section 1.03(f) is referred to as the “Purchase Price Adjustment.”

(g) Payment of Purchase Price Adjustment. If the Purchase Price Adjustment is a positive number, Purchaser shall, within five (5) Business Days after the Final Closing Adjustment Amount is determined and the Final Post-Closing Statement becomes final and binding, pay or cause to be paid, to Seller cash in the amount of such Purchase Price Adjustment. If the Purchase Price Adjustment is a negative number, Seller shall, within five (5) Business Days after the Final Closing Adjustment Amount is determined and the Final Post-Closing Statement becomes final and binding, pay or cause to be paid, to Purchaser cash in the amount of such Purchase Price Adjustment. If the Purchase Price Adjustment is equal to zero, no payment shall be made in respect of the Purchase Price Adjustment.

(h) Effect of Delayed Transfers. The Purchase Price shall be paid assuming that the Delayed Transfer Assets are contributed, assigned, transferred, conveyed and delivered and that the Delayed Transfer Liabilities are assumed, in each case in accordance with the terms of the Contribution Agreement, and the Purchase Price shall not be adjusted in any manner in respect of the Delayed Transfer Assets or Delayed Transfer Liabilities.

(i) Payments as Adjustment to Purchase Price. Payments made under Section 1.03(g) shall be adjustments to the Purchase Price for all purposes.

1.04 Withholding. Purchaser and each of its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. To the extent that Purchaser determines that any such withholding is required with respect to any payment hereunder, Purchaser shall notify Seller no less than ten (10) Business Days prior to making such payment, and Purchaser and Seller shall cooperate in good faith to take such commercially reasonable actions as may be necessary to minimize any such withholding. To the extent that any amounts are deducted or withheld pursuant to this Section 1.04, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.05 Company Purchase Price Allocation.

(a) Purchaser and Seller agree that the acquisition of the Membership Interests contemplated by this Agreement will be treated as a purchase of the assets of the Company for U.S. federal income Tax purposes. Purchaser and Seller agree to allocate, and, as applicable, to cause their applicable Affiliates to allocate, the Company Purchase Price among the assets of the Company and any other relevant assets acquired (or deemed acquired for U.S. federal income Tax purposes in connection with the acquisition of the Membership Interest) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Purchaser shall provide Seller with a proposed allocation of the Company Purchase Price (the “Purchaser’s Allocation”) no later than sixty (60) days after the Closing Date. If Seller disagrees with Purchaser’s Allocation, Seller may, within thirty (30) days after delivery of Purchaser’s Allocation, deliver a notice (the “Seller’s Allocation Notice”) to Purchaser to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation. If Seller’s Allocation Notice is duly delivered, Seller and Purchaser shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Company Purchase Price. If Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes. Any costs and expenses of the Independent Accounting Firm shall be borne substantially in accordance with Section 1.03(e). The allocation, as prepared by Purchaser if no Seller’s Allocation Notice has been timely given, as adjusted pursuant to any agreement between Seller and Purchaser or as determined by the Independent Accounting Firm (the “Company Purchase Price Allocation”), shall be conclusive and binding on Purchaser and Seller. If the Independent Accounting Firm is unable to resolve any disputed items with respect to the Purchaser’s Allocation before the due date for an applicable Tax Return, such Tax Return shall be filed as prepared in a manner that reflects the Purchaser’s Allocation and then amended to the extent necessary to reflect the Independent Accounting Firm’s determination. The Company Purchase Price Allocation shall be adjusted as necessary and appropriate to reflect any payments treated as an adjustment to the purchase price for Tax purposes.

(b) Each of Purchaser and Seller shall timely file IRS Form 8594 and all U.S. federal, state, local and foreign Tax Returns in accordance with the Company Purchase Price Allocation. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law), Purchaser, Seller and their respective Affiliates shall not take any Tax position that is inconsistent with the Company Purchase Price Allocation on any Tax Return, in any audit, investigation, contest, litigation or other proceeding, or otherwise.

ARTICLE II

THE CLOSING

2.01 Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Sale (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., One Market, Spear Tower, 34th Floor, San Francisco, California 94105 or at such other place as Purchaser and Seller mutually agree, commencing at 10:00 a.m. local time, on the first Business Day of the first calendar month on or immediately following the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Section 2.02 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions) or at such other time or date as Purchaser and Seller may mutually agree (the “Closing Date”).

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Seller the Estimated Purchase Price by wire transfer of immediately available funds to an account designated by Seller by written notice delivered to Purchaser at least two (2) Business Days before the Closing Date.

(c) At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(1) a duly executed membership interest power or other appropriate form of sale, assignment and transfer with respect to the Membership Interests;

(2) a duly executed certificate of non-foreign status of Seller in accordance with Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and

(3) written resignation letters, effective as of the Closing Date, of each of the directors of each of the Business Subsidiaries that is requested by Purchaser in writing at least three (3) Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the board of directors (or equivalent governing body).

2.02 Conditions to Closing.

(a) Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions:

(i) Stockholder Approvals. The Stockholder Approvals shall have been obtained.

(ii) Regulatory Approvals. All approvals or expirations or terminations of waiting periods (including any extensions thereof) required to be obtained or to have occurred under the Antitrust Laws of the jurisdictions listed in Section 2.02(a)(ii) of the Disclosure Schedules prior to Closing shall have been obtained or shall have occurred.

(iii) No Injunctions or Restraints. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

(iv) Separation. Subject to the terms of the Transaction Documents, the closing of the Separation required to be completed at or prior to the Closing under the Transaction Documents shall have occurred in accordance with the terms and conditions thereof in all material respects.

(v) The Holdco Merger and the LLC Conversion. The Holdco Merger and the LLC Conversion shall have been consummated.

(b) Conditions to the Obligations of Purchaser. The obligations of Purchaser hereunder to consummate the Closing and purchase the Membership Interests are subject to the fulfillment, at or before the Closing, of each of the following additional conditions (all or any of which may be waived in writing in whole or in part by Purchaser in its sole discretion):

(i) Representations and Warranties. (i) Each representation and warranty of Seller contained in Sections 3.03 and 3.17(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) (ii) the representation and warranty of Seller contained in Sections 3.01(a) through (d), 3.02, 3.19(a) and 3.25 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date and (iii) each other representation and warranty of Seller contained in this Agreement, without giving effect to any materiality, “Business Material Adverse Effect” or similar qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(ii) Performance of Obligations of Seller. The covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects.

(iii) Officer’s Certificate. Purchaser shall have received a certificate signed on behalf of Seller by an officer of Seller, stating that the conditions specified in Sections 2.02(b)(i) and 2.02(b)(ii) have been satisfied.

(iv) No Business Material Adverse Effect. During the period from the date of this Agreement to the Closing, there shall not have occurred any Business Material Adverse Effect.

(c) Conditions to the Obligations of Seller. The obligations of Seller hereunder to consummate the Closing are subject to the fulfillment, at or before the Closing, of each of the following additional conditions (all or any of which may be waived in writing in whole or in part by Seller in its sole discretion):

(i) Representations and Warranties. (i) Each representation and warranty of Purchaser contained in Sections 4.01, 4.02 and 4.09 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), and (ii) each other representation and warranty of Purchaser contained in this Agreement, without giving effect to any materiality, material adverse effect or similar qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(ii) Performance of Obligations of Purchaser. The covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects.

(iii) Officer’s Certificate. Seller shall have received a certificate signed on behalf of Purchaser by an officer of Purchaser, stating that the conditions specified in Sections 2.02(c)(i) and 2.02(c)(ii) have been satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (i) as otherwise set forth in the Disclosure Schedules (subject to Section 11.16), (ii) as set forth in the forms, schedules, prospectuses, registration statements, reports and other documents filed or furnished by Seller (or its predecessor registrant) with the SEC on or after March 31, 2017 (other than (x) any information that is contained solely in the “Risk Factors” section of such documents and (y) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such documents) and publicly available prior to the date of this Agreement or (iii) as relates exclusively to LiveRamp Assets or LiveRamp Liabilities, the Company and Seller jointly and severally represent and warrant to Purchaser as follows:

3.01 Organization.

(a) The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and upon the completion of the LLC Conversion, will be a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Seller is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(c) LiveRamp is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(d) Seller was formed for the purpose of engaging in the Holdco Merger and, since formation to the date hereof, Seller has not engaged in any activities other than in connection with this Agreement and the Separation.

(e) Each Business Subsidiary, its jurisdiction of incorporation or organization and each jurisdiction in which such Business Subsidiary is licensed or qualified as a foreign corporation (or other entity, if applicable) is set forth in Section 3.01(e) of the Disclosure Schedules. Each of the Business Subsidiaries is an entity duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Business Subsidiaries is qualified to do business under the Laws of every other jurisdiction in which such qualification is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. Seller has made available to Purchaser a true, correct and complete copy of the Company’s certificate of incorporation and bylaws, and the comparable constituent or organizational documents for each Business Subsidiary that constitutes a “significant subsidiary” as defined in Section 1-02 of Regulation  S-X under the Exchange Act, in each case as in effect as of the date of this Agreement.

3.02 Authority and Enforceability.

(a) The Company has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on the Business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(b) Upon the consummation of the Holdco Merger, Seller will have all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on the Business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(c) The Company has all necessary corporate or limited liability company power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is or will be a party. The execution, delivery, and performance of this Agreement and each other Transaction Document to which the Company is or will be a party, subject to obtaining the Stockholder Approvals, have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Purchaser, is or will be a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, general equity principles, other similar Laws of general application affecting enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Limitations”). Upon execution and delivery by the Company of each other Transaction Document to which it is or will be a party, each other Transaction Document, assuming due authorization, execution and delivery thereof by the other parties thereto, will be legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Limitations.

(d) Seller has all necessary corporate power and authority to enter into, execute, deliver and, subject to obtaining the Stockholder Approvals and the adoption of the resolutions contemplated by Section 6.14, perform its obligations under this Agreement and each other Transaction Document to which it is a party. The execution, delivery and, subject to obtaining the Stockholder Approvals and the adoption of the resolutions contemplated by Section 6.14, performance of this Agreement and each other Transaction Document to which it is a party by Seller have been duly authorized by all requisite action on the part of Seller. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by Purchaser, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

(e) LiveRamp has all necessary corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is or will be a party.

(f) This Agreement and each other Transaction Document to which LiveRamp is or will be a party has been or will be duly executed and delivered by LiveRamp and is or will be a legal, valid and binding obligation of LiveRamp, enforceable against LiveRamp in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

(g) At a meeting duly called and held, the board of directors of the Company (i) determined that the Holdco Merger, the LLC Conversion, this Agreement, the Contribution Agreement, the Holdco Merger Agreement, the Separation and

the Sale are expedient and for the best interests of the Company and its stockholders, (ii) approved this Agreement, the other Transaction Documents and the Transactions, (iii) resolved, subject to Section 6.07, to recommend that the stockholders of the Company adopt a resolution adopting the Holdco Merger Agreement and approving the Holdco Merger, the LLC Conversion and the Sale (the “Company Recommendation”) (provided that any Adverse Recommendation Change by the board of directors of the Company in accordance with Section 6.07 shall not be a breach of this Section 3.02(g)), and (iv) directed that the Holdco Merger, the LLC Conversion and the Sale be submitted for approval and the Holdco Merger Agreement be submitted for adoption by the stockholders of the Company at the Stockholders’ Meeting, which resolutions, subject to Section 6.07, have not been rescinded, modified or withdrawn.

(h) At a meeting duly called and held, the board of directors of Seller (i) determined that the Holdco Merger, the LLC Conversion, this Agreement, the Contribution Agreement, the Holdco Merger Agreement, the Separation and the Sale are expedient and for the best interests of Seller, and its stockholders, (ii) approved this Agreement, the other Transaction Documents and the Transactions and (iii) resolved, subject to the terms of this Agreement, to recommend that the stockholders of Seller adopt a resolution authorizing the Holdco Merger, the LLC Conversion and the Sale.

(i) The board of directors of the Company has received the opinion of Evercore Group L.L.C. to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Base Purchase Price is fair, from a financial point of view, to the Seller (after giving effect to the Holdco Merger). Promptly following the execution and delivery of this Agreement, the Company will make available to Purchaser a copy of such written opinion for information purposes only.

3.03 Capitalization and Title.

(a) After giving effect to the Holdco Merger and the LLC Conversion, the Membership Interests will represent all of the issued and outstanding equity or voting interests in the Company. After giving effect to the Holdco Merger and the LLC Conversion, Seller will be the sole record and beneficial owner of the Membership Interests, and, at the Closing, Seller will transfer and deliver to Purchaser valid title thereto, in each case free and clear of any Encumbrances, other than (i) any Encumbrance arising out of, under or in connection with the Securities Act or any other applicable securities Laws, (ii) any Encumbrance arising out of or in connection with this Agreement or (iii) any Encumbrance created by Purchaser or its Affiliates. After giving effect to the Holdco Merger and the LLC Conversion, the Membership Interests will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights.

(b) After giving effect to the Holdco Merger and the LLC Conversion, (i) there will be no options, warrants, convertible or exchangeable securities or other rights or Contracts obligating the Company to issue or sell any shares of capital stock, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock, or other equity or voting interests in, the Company and no capital stock, equity securities or other equity interests of the Company will be reserved for issuance for any purpose, (ii) there will be no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock, or other equity or voting interests in, the Company and (iii) none of Seller or the Company will be a party to any voting trust, proxy, voting agreement or other similar Contract with respect to the voting of any shares of capital stock, or other equity or voting interests in, the Company.

(c) After giving effect to the Holdco Merger and the LLC Conversion, there will be no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. After giving effect to the Holdco Merger and the LLC Conversion, there will be no issued, reserved for issuance or outstanding restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in the Company.

3.04 Business Subsidiaries.

(a) The Business Subsidiaries have all requisite corporate or other organizational power and authority to own, lease and operate their properties and to carry on the Business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b) All the outstanding shares of capital stock of, or other equity or voting interests in, each Business Subsidiary (other than the Membership Interests) have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to pre-emptive rights and are owned, directly or indirectly, by the Company or another Business Subsidiary, in each case free and clear of all Encumbrances, other than (i) any Encumbrance arising out of, under or in connection with the Securities Act or any other applicable securities Laws, (ii) any Encumbrance arising out of, or in connection with, this Agreement, or (iii) any Encumbrance created by or through, or resulting from any facts or circumstances relating to, Purchaser or its Affiliates. Section 3.04(b)(i) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of (1) all Business Subsidiaries and any joint ventures, partnerships, minority investments (other than LiveRamp Assets) or other arrangements in which any Business Subsidiary has a limited liability company, partnership or other equity interest, (2) the place of organization thereof and the ownership interest of the Company, any other Business Subsidiary, Seller or any other LiveRamp Entity therein, as well as, the ownership interest of any other Person or Persons in each such Business Subsidiary, joint venture, partnership, minority investment or other arrangement. Section 3.04(b)(i) of the Disclosure Schedules sets forth a true and complete list, as of the Closing, of (1) all Business Subsidiaries and any joint ventures, partnerships, minority investments (other than LiveRamp Assets) or other arrangements in which any Business Subsidiary has a limited liability company, partnership or other equity interest, (2) the place of organization thereof and the ownership interest of the Company, any other Business Subsidiary, Seller or any other LiveRamp Entity therein, as well as, the ownership interest of any other Person or Persons in each such Business Subsidiary, joint venture, partnership, minority investment or other arrangement. Except as set forth in Section 3.04(b) of the Disclosure Schedules, no Business Subsidiary owns, directly or indirectly, any capital stock or other equity or voting interest in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock, or other equity or voting interests in, any Person. Except as set forth in the Contribution Agreement, none of the Business Subsidiaries has any obligation to acquire any equity interest or other security in, or any commitment to make any capital contribution or investment in, or loan to, any Person (other than another Business Subsidiary).

(c) There are no options, warrants, convertible or exchangeable securities or other rights or Contracts obligating the Business Subsidiaries to issue or sell any shares of capital stock, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock, or other equity or voting interests in, the Business Subsidiaries and no capital stock, equity securities or other equity interests of the Business Subsidiaries are reserved for issuance for any purpose. There are no outstanding obligations of the Business Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock, or other equity or voting interests in, the Business Subsidiaries. None of Seller or the Business Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar Contract with respect to the voting of any shares of capital stock, or other equity or voting interests in, the Business Subsidiaries.

(d) There are no issued, reserved for issuance or outstanding restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by any Business Subsidiary (other than the Company) that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Business Subsidiary (other than the Company).

3.05 No Conflicts. Assuming that the Stockholder Approvals and all Consents set forth in Section 3.05 of the Disclosure Schedules have been obtained, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, Seller, LiveRamp and/or their applicable Subsidiaries (including of the Contribution Agreement by the Company and LiveRamp) do not and will not: (a) violate or conflict with the organizational documents of the Company, Seller, LiveRamp or any of their applicable Subsidiaries (b) conflict with or violate any Law or Governmental Order applicable to Seller or to any of the Business Subsidiaries or their respective properties or assets, as applicable; or (c) violate, conflict with or result in a breach of, or default under (with or without due notice or lapse of time or both), require any consent, waiver, notice to or approval under, or give rise to any right of termination, amendment, acceleration or cancellation of, or loss of any benefit under, or result in the creation of an Encumbrance, other than a Permitted Encumbrance, upon any of the properties or assets of the Business Subsidiaries pursuant to any Material Contract, except, in the case of clause (c), as would not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect.

3.06 Governmental Consents and Approvals. Assuming the accuracy of Purchaser’s representation in Section 4.04, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, Seller and/or their applicable Subsidiaries (including of the Contribution Agreement by the Company and LiveRamp) do not require any Consent of any Governmental Authority, except: (a) pursuant to the requirements of the HSR Act or any Antitrust Laws of the jurisdictions set forth in Section 3.06(a) of the Disclosure Schedules; (b) for any notification, or where appropriate, consultation or negotiations with a labor union, labor board, works council, employees or relevant Governmental Authority set forth in Section 3.06(b) of the Disclosure Schedules concerning the transactions contemplated hereby; (c) as required by the Securities Act, the Exchange Act and any other applicable state or federal securities Laws; (d) as required by Nasdaq; or (e) to the extent that the failure to obtain any such Consents would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

3.07 Financial Information ; Sarbanes-Oxley; SEC Company Reports.

(a) Section 3.07(a) of the Disclosure Schedules sets forth the audited combined balance sheets and related statements of operations, comprehensive income, parent company investments and cash flows of Acxiom Marketing Solutions (a business within Acxiom Corporation) as of and for the years ended March 31, 2017 and 2018 (the “Carve-Out Financial Statements”). The Carve-Out Financial Statements (i) fairly present in all material respects the combined financial position of Acxiom Marketing Solutions (a business within Acxiom Corporation) as at the respective dates thereof and their combined results of operations and combined cash flows for the respective periods then ended (subject to any adjustments described therein, including in any notes thereto) and (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated therein or in the notes thereto). The Carve-Out Financial Statements have been prepared in accordance with the underlying books, records and accounts of the Company, Seller and their respective Subsidiaries.

(b) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2016 (such forms, statements, reports and documents, together with those filed with or furnished to the SEC subsequent to the date of this Agreement and prior to the Closing, in each case as amended, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied, or if not yet filed or furnished will, when filed or furnished, comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(c) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the board of directors of the Company (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) As of the date hereof, none of the Business Subsidiaries other than the Company is required to file or furnish any forms, statements, certifications, reports or other documents with the SEC.

(f) Neither the Company (to the extent related to the Business) nor any of the Business Subsidiaries is a party to, nor does it have any commitment to become a party to, any material “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

3.08 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the combined balance sheet as of March 31, 2018 included in the Carve-Out Financial Statements, (b) for Liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2018, (c) for Liabilities arising out of this Agreement and the Contribution Agreement (and which do not arise out of a breach by the Company or Seller of any representation, warranty or covenant in this Agreement or the Contribution Agreement), (d) LiveRamp Liabilities and (e) for Liabilities which would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, none of Seller, the Company or any of their respective Subsidiaries has any Liabilities.

3.09 Litigation. There are no Actions pending or, to the Knowledge of Seller, threatened against any of the Business Subsidiaries, or any of their respective assets, rights or properties, or against any current or former officer, director or employee of any Business Subsidiary in its capacities as such, by or before any Governmental Authority, (i) which have been or would, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or (ii) which would or would reasonably be expected to prevent, materially delay or materially impair the ability of Seller, the Company or their respective Subsidiaries to consummate the Transactions.

3.10 Compliance with Laws; Permits.

(a) Since January 1, 2016, each of the Business Subsidiaries has been in compliance with all Laws applicable to the Business Subsidiaries or any of their assets and properties, and none of the Business Subsidiaries has received any written notice from a Governmental Authority alleging noncompliance, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. To the Knowledge of Seller, no investigation or review by any Governmental Authority with respect to the Business Subsidiaries or the Business is pending or, as of the date of this Agreement, threatened, nor has any Governmental Authority indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b) Since January 1, 2016, the Business Subsidiaries are and have been in possession of, and in compliance with, all Permits necessary to carry on the Business as conducted, and all such Permits are in full force and effect and are not subject to any Action that would reasonably be expected to result in any modification, termination or revocation thereof, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(c) None of the Business Subsidiaries or, to the Knowledge of Seller, any current or former director, officer or employee, or any Person acting for or on behalf of any of the Business Subsidiaries is (i) a Person listed on any sanctions-related list of Designated Persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State, (ii) a Person operating, organized or resident in a country or region which is itself the subject of any sanctions (“Sanctioned Country”), or (iii) any Person owned or controlled by any Person or Persons specified in clauses (i) or (ii) above or otherwise the subject of sanctions (together, “Sanctioned Persons”). Each of the Business Subsidiaries is in compliance in all material respects with applicable sanctions and is not (i) engaged in any activity that would reasonably be expected to result in any Business Subsidiary being designated as a Sanctioned Person or (ii) engaged, directly or indirectly, in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or in any manner that would result in the violation of sanctions by any Person, including Purchaser or any Affiliate thereof.

(i) Since January 1, 2016, the Business Subsidiaries and, to the Knowledge of Seller, their respective current or former officers, directors, employees and agents, acting in such capacity, have been in compliance in all material respects with: (A) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) to the extent applicable to the Business Subsidiaries and such officers, directors, employees and agents, and (B) the provisions of applicable anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Business Subsidiaries operate or have operated since January 1, 2016. Since January 1, 2016, none of the Business Subsidiaries or, to the Knowledge of Seller, their respective current or former officers, directors, employees and agents have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation of any of the FCPA or any Laws described in clause (B) of the immediately preceding sentence.

(ii) The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable anti-bribery and anti-corruption Laws in each jurisdiction in which the Business Subsidiaries operate.

(iii) Neither the Company nor any of its Subsidiaries is subject to any actual, pending civil, criminal, or administrative actions, suits, demands, claims, hearings, settlements, and to the Knowledge of Seller, notices of violation, investigations, proceedings, demand letters, or enforcement actions, or, since January 1, 2016, has made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries relating to the FCPA or any other applicable anti-bribery, anti-corruption or anti-money laundering Laws.

3.11 Taxes.

(a) All material Tax Returns required to be filed by Seller (to the extent related to the Business, the AMS Assets or the AMS Liabilities) or any Business Subsidiary have been timely filed by the due date thereof (taking into account extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes required to be paid by Seller with respect to the AMS Assets, the AMS Liabilities or the Business and all material Taxes required to be paid by or with respect to the Business Subsidiaries (including any consolidated, combined, unitary or affiliated group of which any of them is or has been a member), whether or not shown as due and payable on any Tax Return, have been duly and timely paid.

(c) There are no audits, claims, proceedings or assessments regarding Taxes pending or threatened in writing against Seller (to the extent related to the Business, the AMS Assets or the AMS Liabilities), the Business Subsidiaries or the Business.

(d) There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material Taxes due and owing by or with respect to Seller (to the extent related to the Business, the AMS Assets or the AMS Liabilities), the Business Subsidiaries or the Business that has not been timely paid.

(e) Each of Seller (to the extent related to the Business, the AMS Assets or the AMS Liabilities) and the Business Subsidiaries has collected, deducted and withheld and timely paid to the appropriate Governmental Authority all material Taxes required to be collected, deducted, withheld or paid by Seller or the applicable Business Subsidiary as required by applicable Law, including in connection with amounts paid or owing to, or received or owing from, any employee, independent contractor, creditor, stockholder or other third party.

(f) There are no Encumbrances for Taxes on any asset of Seller (to the extent related to the Business, the AMS Assets or the AMS Liabilities) or of any Business Subsidiary other than Permitted Encumbrances.

(g) Neither Seller (to the extent related to the Business, the AMS Assets or the AMS Liabilities) nor any Business Subsidiary is a party to any Tax sharing agreement or Tax indemnity agreement (other than any such agreement the principal purpose of which is not the sharing of or indemnification for Taxes) pursuant to which it will have any obligation to make any payments for or in respect of Taxes after the Closing Date.

(h) Neither Seller nor any Business Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution during the last two (2) years that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(i) During the past three (3) years, neither Seller (to the extent related to the Business, the AMS Assets or the AMS Liabilities) or any Business Subsidiary has been subject to a claim in writing by a taxing jurisdiction in which Seller or the applicable Business Subsidiary does not file Tax Returns that Seller or the applicable Business Subsidiary is or may be subject to taxation by that jurisdiction.

(j) Neither Seller (to the extent related to the Business, the AMS Assets or the AMS Liabilities) nor any Business Subsidiary has extended or waived the application of any statute of limitations applicable to any claim for, or the period for the assessment or collection of, any material Tax.

(k) Neither Seller (to the extent related to the Business, the AMS Assets or the AMS Liabilities) nor any Business Subsidiary is or has been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(l) None of the Business Subsidiaries (i) has ever been a member of an affiliated, combined, consolidated, unitary, loss sharing or similar group for purposes of filing any Tax Return or paying Taxes (other than any such group of which Seller or a Business Subsidiary is or was the common parent), or (ii) has any liability for Taxes of any Person (other than Seller, the Company or any Business Subsidiary) as a transferee, successor, by Contract (other than pursuant to any Contract the principal purpose of which is not the sharing of or indemnification for Taxes) or under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(m) At all times since its formation until the date of the LLC Conversion, the Company has been classified as a corporation for U.S. federal income Tax purposes.

(n) From the time of, and at all times since the date of, the LLC Conversion, the Company is or will be disregarded as an entity separate from its owner for U.S. federal income Tax purposes.

(o) All related party transactions involving the Business Subsidiaries are at arm’s-length in compliance in all material respects with applicable Tax Law, including Section 482 of the Code and the U.S. Treasury Regulations thereunder and any comparable provision of state, local or foreign Tax Law. Each Business Subsidiary has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance in all material respects with applicable Tax Law.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Disclosure Schedules sets forth a complete and accurate list of (i) each Benefit Plan and the entity that maintains such Benefit Plan (it being understood and agreed that individual employment or services agreements with AMS Employees that do not deviate from the applicable form of employment agreement or services agreement (a “Form of Agreement”) and does not provide for severance pay in excess of the amount required by applicable Law may be listed by reference to the specific Form of Agreement) and (ii) each material Seller Plan (each of which shall be separately identified). Seller agrees to provide a confidential side letter to Purchaser within thirty (30) days following the signing of this Agreement to provide, with respect to each Form of Agreement, a list of AMS Employees who are a party to such Form of Agreement. With respect to each Benefit Plan, to the extent applicable, Seller has furnished or made available to Purchaser, accurate and complete copies of (or, if furnishing any such documents is prohibited by applicable Laws, to the extent permitted by applicable Laws, redacted versions of such documents that remove personally identifiable information) (i) such Benefit Plan, as applicable, and all amendments thereto (it being understood that the obligation to furnish an employment or services agreement may be satisfied by providing the applicable Form of Agreement); and (ii) to the extent applicable, (A) the three (3) most recent annual reports on Form 5500 filed and all schedules thereto filed with respect to such Benefit Plan or similar reports, statements or informational returns required to be filed with or delivered to any Governmental Authority with respect to any Non-U.S. Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Benefit Plan, (C) the three (3) most recent actuarial reports, financial statements or valuation reports relating to such Benefit Plan, (D) a current IRS opinion or favorable determination letter with respect to such Benefit Plan or similar correspondence with respect to any Non-U.S. Benefit Plan, (E) the most recent summary plan description, if any, required under ERISA or similar Law with respect to such Benefit Plan, and (F) all material correspondence to or from any Governmental Authority relating to such Benefit Plan during the past twelve (12) months. From and after the Closing, no Business Subsidiary (or any of their respective Affiliates) will have any Liabilities, whether current or contingent, in respect of any Seller Plan (or any other compensation or benefit plan, program, arrangement, policy or agreement that is not a Benefit Plan included on Section 3.12(a) of the Disclosure Schedules).

(b) With respect to each Benefit Plan and Seller Plan: (i) if intended to be qualified under Section 401(a) of the Code, such Benefit Plan is the subject of an unrevoked favorable determination or opinion letter from the IRS that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code, (ii) such Benefit Plan has been established, maintained and administered in accordance with its terms and in compliance with applicable Law, including ERISA and the Code, (iii) no disputes are pending, or, to the Knowledge of Seller, threatened against such Benefit Plan (or any assets or fiduciary thereof) other than routine claims for benefits made in the ordinary course of the Benefit Plan’s operations, and there are no current or threatened audits, investigations or non-routine requests for information by any Governmental Authority with respect to such Benefit Plan and (iv) if such Benefit Plan is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), such Benefit Plan is in compliance with Section 409A of the Code and the regulations thereunder, and no such Benefit Plan or the consummation of the Transactions will cause any Participant to be subject to a Tax imposed by Section 409A(a)(1)(B) of the Code.

(c) None of the Business Subsidiaries nor any of their respective ERISA Affiliates sponsors or contributes to, or has any Liability, or has, within the past six (6) years, sponsored, contributed to or had any Liability with respect to, (i) a “defined benefit plan” (as defined in ERISA Section 3(35)), (ii) a “multiemployer plan” (as defined in ERISA Section 4001(a)(3) or 3(37)(A)), (iii) a pension plan subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, in any case, either directly or through any ERISA Affiliate, (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or other “multiple employer plan” (within the meaning of ERISA), or (v) any plan, program or arrangement that provides for post-retirement or other post-employment life or health or welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or similar applicable Law).

(d) During the immediately preceding six (6) years, (i) no Liability under Section 302 or Title IV has been incurred by the Business Subsidiaries or their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to the Business Subsidiaries or any such ERISA Affiliates of incurring any such Liability, and (ii) no event has occurred and, to the Knowledge of Seller, there currently exists no condition or circumstances that would subject the Business Subsidiaries to any Controlled Group Liability with respect to any employee benefit plan that is not a Benefit Plan.

(e) All contributions (including all employer contributions and employee salary reduction contributions), premium payments and other payments required to be made under the terms of any of Benefit Plan, related funding arrangement or applicable Law have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in Seller’s financial statements. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any lien on the assets of any of the Business Subsidiaries under ERISA, the Code or other applicable Law.

(f) Except as specifically described on Schedule 3.12(f), the consummation of the Transactions will not (either alone or together with any other event, whether contingent or otherwise, and including a subsequent termination of employment or services) (i) trigger any payment or benefit (or increase thereof) to any AMS Employee, Participant or any other current or former employee, officer, director, individual independent contractor or other individual service provider of the Business Subsidiaries, (ii) accelerate the time of payment or vesting, trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Benefit Plan, or (iii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code), except, in the case of clauses (i) and (ii), as explicitly provided in this Agreement.

(g) There is no Contract, Benefit Plan or other plan, policy, program or arrangement by which any of the Business Subsidiaries is bound to compensate any AMS Employee, Participant or any other current or former employee, officer, director, individual independent contractor or other individual service provider of the Business Subsidiaries for taxes imposed pursuant to Section 409A or 4999 of the Code.

(h) With respect to each Non-U.S. Benefit Plan, (i) all Liabilities of the Business Subsidiaries are funded to the extent required by applicable Law or the plan terms or have been accrued to the extent required by U.S. GAAP or other applicable accounting rules, and (ii) each Non-U.S. Benefit Plan that is intended to qualify for special Tax treatment meets all material requirements for such treatment, and, to the Knowledge of Seller, no condition exists and no event has occurred that would reasonably be expected to result in the loss or revocation of such qualification.

(i) Section 3.12(i) of the Disclosure Schedules sets forth an accurate and complete list, as of the date hereof, of all outstanding Employee RSUs and Employee Options, setting forth, subject to applicable data privacy Laws, (i) the holder’s name, (ii) the number of shares of Company Common Stock subject thereto, (iii) the grant date, (iv) with respect to any Employee Option, the exercise price per share and (v)  the vesting status thereof.

3.13 Labor Matters.

(a) The Business Subsidiaries are, and since January 1, 2016, have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, worker classification, affirmative action, workers’ compensation, employment of foreign citizens, labor relations, collective bargaining, employee leave issues and unemployment insurance, in every case as it relates to the Business Employees, and to the Knowledge of Seller there are no Actions threatened against the Business Subsidiaries alleging any material violations of such Laws.

(b) Except as disclosed in Section 3.13(b) of the Disclosure Schedules, none of the Business Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other labor or trade union or works council contract applicable to Business Employees and, to the Knowledge of Seller, there are not any activities or proceedings of any labor union to organize any such Business Employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any of the Business Subsidiaries or any Business Employee or any other individual service provider thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of Seller, threatened against or affecting any of the Business Subsidiaries, and none of the Business Subsidiaries has experienced any strike, material slowdown or material work stoppage, or lockout by or with respect to its Business Employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no charges with respect to or relating to the Business Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unfair labor practices. Prior to the date of this Agreement, the Business Subsidiaries have satisfied any legal or contractual requirement to provide notice to, enter into any consultation procedure with or obtain an opinion from any labor or trade union, works council, employee forum or other employee representative body recognized by any of the Business Subsidiaries for collective consultation purposes in relation to any Business Employee, in connection with the execution of this Agreement or the Transactions.

(c) None of the Business Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar Law) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law. Each of the Business Subsidiaries is, and has been, in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended and each similar state or local Law.

(d) Seller has made available to Purchaser a complete and accurate list, as of the date of this Agreement, of all employees of the Business Subsidiaries and any employee of LiveRamp and its Subsidiaries who has been designated an AMS Employee and will be transferred to any Business Subsidiary pursuant to the Contribution Agreement (collectively, the “Business Employees”), along with their (i) job title and date of hire, (ii) legal residence and location, (iii) salary or current wages, (iv) target and maximum cash incentive opportunity and (v) employment status (i.e., exempt v. non-exempt and active or inactive, including basis of inactive status); provided that such information regarding all Non-U.S. Employees will be provided in accordance with applicable data privacy Laws, including but not limited to the GDPR, in a form that is agreed upon between Seller and Purchaser, and is consistent with such Laws, such as limiting the transfer of personally-identifiable data, providing certain information in an aggregated and/or anonymized manner, and any data transfer shall be pursuant to a data transfer agreement or similar form of agreement between Seller and Purchaser, and subject to any notification requirements to such Non-U.S. Employees as required by Law. Such list will be updated by Seller at least three (3) Business Days prior to the Closing Date to reflect any terminations and new hires and reallocations consented to by Purchaser pursuant to Section 6.19(a) between the date hereof and the Closing Date. Seller agrees to update the above-referenced list within thirty (30) days following the signing of this Agreement, and subject to the above proviso regarding Non-U.S. Employees, to add the following information regarding the Business Employees: (i) their reporting lines, (ii) their years of credited service, (iii) their 2017 incentive compensation, and (iv) any applicable severance opportunity. To the Knowledge of Seller, the services provided by the Business Employees as of the date hereof, together with the services required to be provided pursuant to the Intercompany Agreements and other Transaction Documents, constitute all of the services reasonably required to operate the Business in substantially the same manner as operated by the Seller and its Subsidiaries during the twelve (12) months prior to the Transactions.

(e) None of the Business Subsidiaries are delinquent in payment to any of their current or former directors, officers, employees, consultants or other service providers for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such directors, officers, employees, consultants and other service providers or in payments owned upon any termination of such person’s employment or service.

(f) To the Knowledge of Seller, no Business Employee or individual independent contractor of any of the Business Subsidiaries is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such Person’s best efforts to promote the interests of the Business Subsidiaries or that would materially conflict with the Business Subsidiaries’ business as currently conducted.

(g) All submissions of petitions to the United States Citizenship and Immigration Services requesting the grant of employment-based non-immigrant and immigrant visa benefits on behalf of Alien Employees were accurate in all material respects and otherwise compliant with all applicable Laws and none of Seller, the Business Subsidiaries or any of their respective Affiliates has or could reasonably expected to have any Liability in respect of any such submission.

3.14 Real Property.

(a) Each material lease, sublease, license or other occupancy agreement (each, a “Lease”) pursuant to which any of the Business Subsidiaries leases, subleases, licenses or occupies real property (the “Leased Real Property”) is legal, valid, binding and in full force and effect, enforceable against the parties thereto (subject to the Enforceability Limitations), and the applicable Business Subsidiary has or will have, following the Separation, good and valid leasehold title interest in each Leased Real Property pursuant to such Lease, free and clear of all Encumbrances other than Permitted Encumbrances. With respect to each Leased Real Property, (i) there are no material defaults by a Business Subsidiary and, to the Knowledge of Seller, there are no material defaults by any other party to such Lease under such Lease, (ii) except as set forth on Section 3.14(a)(ii) of the Disclosure Schedules, none of the Business Subsidiaries have subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof or have collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein, (iii) there is no condemnation or other proceeding in eminent domain pending, or, to the Knowledge of Seller, threatened, affecting any portion of such Leased Real Property, (iv) the Leased Real Property is adequate to permit the use thereof in the manner that it is currently utilized by the Business Subsidiaries and none of the Business Subsidiaries has received written notice of any default under any restrictive covenants or zoning regulations of any Governmental Authority affecting the Leased Real Property that remains uncured, and no event has occurred that would constitute such a default, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, and (v) there are no outstanding options, rights of first offer, rights of first refusal or other purchase options with respect to any Leased Real Property or any portion thereof.

(b) The Business Subsidiaries have valid and good title to all of the real property owned in fee by the Business Subsidiaries (the “Owned Real Property”), free and clear of any Encumbrances other than Permitted Encumbrances. With respect to each Owned Real Property, (i) there are no leases, subleases, licenses or occupancy agreements pursuant to which any third party is granted the right to use the Owned Real Property or any portion thereof, (ii) there are no outstanding options, rights of first offer or rights of first refusal in favor of any third party to purchase the Owned Real Property or any portion thereof or interest therein, (iii) there is no condemnation or other proceeding in eminent domain pending, or, to the Knowledge of Seller, threatened, affecting any portion of such Owned Real Property, and (iv) none of the Business Subsidiaries has received written notice of any default under any restrictive covenants or zoning regulations of any Governmental Authority affecting the Owned Real Property that remains uncured, and no event has occurred that would constitute such a default, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(c) Section 3.14(c) of the Disclosure Schedules contains a complete and correct list of the (i) Owned Real Property and (ii) Leased Real Property. Seller has made available to Purchaser a true, correct and complete copy of each Lease with respect thereto (including all amendments, modifications and supplements thereto).

3.15 Intellectual Property.

(a) Section 3.15(a) of the Disclosure Schedules sets forth a true and complete list of (i) all Owned Business Intellectual Property that, as of the date hereof, is issued by, registered with, or subject to a pending application for issuance or registration with, any Governmental Authority (“Registered Owned Business IP”), and (ii) all material operating and applications computer software programs and databases owned, or purported to be owned, by a Business Subsidiary (“Proprietary Software”). One of the Business Subsidiaries exclusively owns the Owned Business Intellectual Property.

(b) The Business Subsidiaries have the right to use all material Seller Licensed Software as used in the business as currently conducted and contemplated to be conducted, including a sufficient number of seat or unit licenses. All issued Patents and Mark and Copyright registrations included in the Registered Owned Business IP are free and clear of all Encumbrances other than Permitted Encumbrances. The Registered Owned Business IP is subsisting and enforceable, and to the Knowledge of Seller, valid. As of the date hereof, there are no Actions pending or, to the Knowledge of Seller, threatened in writing in the twelve (12) months prior to the date hereof and not resolved, against Seller or the Business Subsidiaries contesting the validity or enforceability of any Registered Owned Business IP.

(c) The Business Subsidiaries, their respective products or services, and the conduct of the Business does not infringe or misappropriate any Intellectual Property Rights of any third party. As of the date hereof, there are no Actions pending, or threatened in writing in the twelve (12) months prior to the date hereof and not resolved, against Seller or any of the Business Subsidiaries alleging that Seller or any of the Business Subsidiaries are infringing or misappropriating any Intellectual Property Rights of any Person, which actions or claims, individually or in the aggregate, would reasonably be expected to be material to the Business, taken as a whole. Since January 1, 2016 until the date hereof, (i) to the Knowledge of Seller, no other Person has infringed upon, violated or misappropriated any material Business Intellectual Property and (ii) neither Seller nor any of the Business Subsidiaries has sent any written charge, complaint, claim, demand or notice alleging such infringement, violation or misappropriation.

(d) The execution, delivery and performance of this Agreement, the Contribution Agreement or any other Transaction Document and the consummation of the Transactions will not, pursuant to any Contract to which any of the Business Subsidiaries is a party, (i) require any of the Business Subsidiaries to assign, disclose or exclusively license to a third party any Owned Business Intellectual Property, or (ii) alter or impair any rights or use of any material Business Intellectual Property by Seller or any Business Subsidiary, including to any Seller Licensed Software licensed to Seller or such Business Subsidiary pursuant to a Material Contract.

(e) The Business Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, each current and former employee, consultant or independent contractor of Seller or any of the Business Subsidiaries who has had access to Trade Secrets of Seller or the Business Subsidiaries in the twenty-four (24) months prior to the date hereof, has entered into a written agreement with the applicable Business Subsidiaries that requires such employee, consultant or contractor to protect such Trade Secrets. No Trade Secrets included in the Business Intellectual Property have been authorized to be disclosed or, to the Knowledge of Seller, actually disclosed by any of the Business Subsidiaries to any other Person other than (i) in the exercise of reasonable business judgement, including with respect to the filing and prosecution of Patent applications or (ii) pursuant to a duty of confidentiality that imposes restrictions on the use and disclosure of such Trade Secrets that are at least as stringent as the restrictions on the use and disclosure of such information under which Seller or any of the Business Subsidiaries is obligated.

(f) All Persons (including current and former employees and independent contractors) who have created or contributed to the creation of any material Owned Business Intellectual Property have executed enforceable written agreements that validly and irrevocably assign to one of the Business Subsidiaries, to the extent permitted under applicable Law, all of their rights in and to such Owned Business Intellectual Property, or the Business Subsidiaries own all such Owned Business Intellectual Property pursuant to applicable Law.

(g) The conduct of the Business as presently conducted is, and in the thirty six (36) months prior to the date hereof has been conducted, in compliance with (i) all applicable Data Protection Laws, (ii) all applicable binding regulatory guidelines and (iii) applicable contractual commitments, terms of use and privacy policies of the Seller or Business Subsidiary with respect to the privacy or security of Personal Data in the possession of or otherwise subject to the control of the Business Subsidiaries (collectively, “Privacy Policies”) except, in each case, individually or in the aggregate, as would not reasonably be expected to be material to the Business, taken as a whole. Since January 1, 2016 until the date hereof, there has not occurred any material breach or acquisition of, or material unauthorized access to, any Personal Data in the possession of or otherwise subject to the control of the Business Subsidiaries and Seller and the Business Subsidiaries have not notified in writing, or to the Knowledge of Seller, been required by applicable Data Protection Law to notify in writing, any Person of any such breach, unauthorized access or acquisition. There are no Actions pending, or, to the Knowledge of Seller, threatened in writing in the thirty six (36) months prior to the date hereof, against the Business Subsidiaries asserting any violation by Seller or any Business Subsidiaries of any Data Protection Law or Privacy Policies. Except as would not reasonably be expected to be material to the Business, taken as a whole, since January 1, 2016 until the date hereof, none of the Business Subsidiaries has received any subpoenas, demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any applicable Data Protection Law.

(h) The Business Subsidiaries have maintained organizational, physical, administrative, and technical data security measures (including backup and disaster recovery technology processes) designed to protect the security and integrity of the Business Subsidiaries’ information technology systems (and Personal Data therein) that are designed to be in compliance in all material respects with any applicable Data Protection Law or the applicable Privacy Policies and consistent with (i) reasonable practices in the industry in which the Business Subsidiaries operate; and (ii) any currently effective contractual commitment made by any of the Business Subsidiaries that is applicable to its protection of Personal Data. Since January 1, 2016, (i) the Business Subsidiaries’ information technology systems have not malfunctioned or failed in a manner that has had a material impact on any of the Business Subsidiaries and (ii) there has been no material breach of the Business Subsidiaries’ information technology systems.

(i) No Proprietary Software contains, is derived from, or is distributed, integrated or bundled with, Open Source Software in a manner that (i) requires or conditions the use or distribution of such Software on the disclosure, licensing or distribution of any source code for any portion of such Software, or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the any Business Subsidiary to use or distribute any Software.

(j) To the Knowledge of Seller, none of Seller, any Business Subsidiary, or any other party acting on behalf of Seller or a Business Subsidiary, has disclosed or delivered to any party any source code for any Proprietary Software. To the Knowledge of Seller, no event has occurred, and no circumstance or condition exists (including the execution of this Agreement and the consummation of the transactions contemplated hereby), that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any other Person of any source code for such Proprietary Software.

(k) None of the Proprietary Software contains any computer code or any other mechanisms which are intended to intentionally (i) disrupt, disable, erase or harm in any way such Proprietary Software’s operation, or cause such Proprietary Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications used with such Proprietary Software, or (ii) permit any Person to access such Proprietary Software or related IT systems without authorization.

(l) To the Knowledge of Seller, the computers, third-party software, and hardware used or held for use by Seller and the Business Subsidiaries are sufficient for the immediate and currently anticipated future needs of Seller and the Business Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner.

3.16 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business: (i) the Business Subsidiaries are, and their respective operations, including their activities at the Owned Real Property and Leased Real Property, are and since January 1, 2016 have been, in compliance with all applicable

Environmental Laws; (ii) since January 1, 2016, the Business Subsidiaries have obtained and are, and have been, in compliance with all Permits required for the operation of the Business under applicable Environmental Laws; (iii) since January 1, 2016, none of the Business Subsidiaries has received any written communication from any Governmental Authority or other Person, or otherwise been or become subject to any pending or, to the Knowledge of Seller, threatened Action or claim alleging a violation of or Liability arising under any Environmental Law; (iv) there has been no Release of Hazardous Materials at, from, or on any of the properties that are currently or, to the Knowledge of Seller, formerly owned, leased, or operated by any of the Business Subsidiaries, or any properties to which any of Business Subsidiaries has sent Hazardous Materials, for which Release any of the Business Subsidiaries could reasonably be expected to have Liability under Environmental Laws; and (v) since January 1, 2016, none of the Business Subsidiaries has paid any fine or penalty relating to any Environmental Law or Hazardous Materials.

(b) The Company has made available to the Purchaser complete and correct copies of any reports, audits or other material documents possessed or in the control of the Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any Subsidiary, or regarding the Company’s compliance (or noncompliance) with applicable Environmental Laws.

3.17 Absence of Certain Changes. Since March 31, 2018 to the date hereof:

(a) Except (i) in connection with the negotiation and execution of this Agreement or the Separation as set forth on Annex A to the Contribution Agreement, or (ii) as otherwise contemplated or permitted by this Agreement, the Business has been conducted in the ordinary course consistent with past practice; and

(b) There has not occurred a Business Material Adverse Effect.

(c) None of Seller, the Company and their Subsidiaries has taken any action that would require Purchaser’s consent in accordance with Section 5.01 if such action was taken after the date of this Agreement.

3.18 Material Contracts. Section 3.18 of the Disclosure Schedules contains an accurate list as of the date of this Agreement of all the Contracts currently in effect of the following types that is an AMS Asset, and to which any of the Business Subsidiaries is a party or to which any of their assets or properties is subject, other than (x) the Transaction Documents, and (y) the Benefit Plans and Non-U.S. Benefit Plans (the “Material Contracts”):

(a) any Contract that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act other than any such Contract that is not required to be filed under clause (iii)(C) thereof) or (ii) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(b) any Contract that restricts or prohibits, or purports to restrict or prohibit, any Business Subsidiary from engaging or competing in any business or soliciting the business of any customer in any geographic area (in each case, other than covenants not to assert, sue or challenge), including any Contracts that contain terms requiring any Business Subsidiary to conduct business on an exclusive basis (or that following the Closing would apply to Purchaser or any of its Affiliates in any such manner);

(c) any loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those solely between or among the Business Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $1,000,000;

(d) any Contract establishing or governing the operation or management of any joint venture or partnership or other similar Contract involving a sharing of profits and expenses, in each case, that is material to the operation of the Business;

(e) any material Contract with (i) any of the top twenty-five (25) currently active customers of the Business Subsidiaries, based on revenue generated by the Business for the year ended March 31, 2018, in each case for the purchase by such customers of the products and services of any Business Subsidiary and (ii) any of the top twenty-five (25) currently active vendors of the Business Subsidiaries, based on annual expense of the Business Subsidiaries for the year ended March 31, 2018;

(f) any Contract (i) that contains a “most-favored-nation” clause or similar term pursuant to which any of the Business Subsidiaries provides preferential pricing to any other Person or (ii) that grants to any third party any put, call, right of first refusal or right of first offer or any option to purchase or otherwise acquire any interest in any AMS Asset, in each case of clause (i) and (ii) that would reasonably be expected to be material to the operation of the Business by the Business Subsidiaries;

(g) any Contract providing for the acquisition or disposition by any Business Subsidiary, including on a contingent basis, of (i) any assets outside the ordinary course of business consistent with past practice or (ii) any business, legal entity or equity interests, in each case other than Contracts for transactions that have closed for which there are no remaining holdback or deferred purchase obligations, earn-out obligations, pending indemnification obligations that are not fully secured by funds held in escrow or other contingent or similar obligations (other than obligations with respect to time-based employee retention);

(h) any Contract that obligates any of the Business Subsidiaries to make any loans, advances or capital contributions to, or investments in, any third party in excess of $1,000,000;

(i) any Contract under which any of the Business Subsidiaries: (i) has granted to any other Person an express license, covenant not to sue, covenant not to assert or assignment of any Patents included in the Business Intellectual Property or any other material Owned Business Intellectual Property, including any material Proprietary Software (excluding, in the case of Proprietary Software, non-exclusive licenses to customers in the ordinary course of business), (ii) has received from any other Person an express license, covenant not to sue, covenant not to assert or assignment to any Patents or any other material Business Intellectual Property (other than Software); or (iii) has received an express license to any material Software that constitutes Business Intellectual Property (excluding licenses for generally available, unmodified, commercial Software or “click-wrap,” “shrink-wrap” or freely downloadable Software (including Open Source Software) or licenses included in advertising insertion orders) for an annual cost of greater than $5,000,000;

(j) any Contract pursuant to which (i) any third Person creates, develops, supports, maintains or customizes for or on behalf of any of the Business Subsidiaries any Intellectual Property Rights or Software material to the Business for aggregate annual or one time fees in excess of $5,000,000 or (ii) any of the Business Subsidiaries creates, develops or customizes any Intellectual Property Rights or Software for any third Person, where fees attributable to such creation, development or customization are in excess of $5,000,000 on an annual basis;

(k) any Contract with a Governmental Authority;

(l) all Legacy Intercompany Agreements;

(m) any Lease that obligates any of the Business Subsidiaries to pay rent in excess of $5,000,000 per year in the aggregate;

(n) any Contract that provides for or is reasonably likely to require capital expenditures by any Business Subsidiary in excess of $5,000,000 in any given year in the aggregate other than Leases;

(o) any collective bargaining agreement; and

(p) any outstanding commitment or agreement to enter into any of the foregoing.

Seller has made available to Purchaser prior to the date of this Agreement a complete and correct copy of each Material Contract as in effect on the date of this Agreement. No Business Subsidiary is in breach of or default under the terms of any Material Contract, in each case where such breach or default would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. To the Knowledge of Seller, no other party to any Material Contract is in breach of or default under the terms of any Material Contract, in each case where such breach or default would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Each Material Contract is a valid and binding obligation of the applicable Business Subsidiary and, to the Knowledge of Seller, a valid and binding obligation of each other party thereto. Each Material Contract is in full force and effect and enforceable against the other parties thereto, except (i) as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (ii) as such enforceability may be limited by the Enforceability Limitations and (iii) for any Material Contract that has expired or been terminated in accordance with its terms other than as a result of a breach thereof or default thereunder by the applicable Business Subsidiary.

3.19 Sufficiency of Assets.

(a) Assuming compliance by Seller with its obligations under, and the provision and license of technology, services and assets required under, the Intercompany Agreements and other Transaction Documents, the Business Subsidiaries will have good, valid and marketable title to or the right to use of, upon the completion of the Separation in accordance with the terms of the Contribution Agreement, all material assets (including Intellectual Property Rights) necessary for the Business Subsidiaries to operate the Business in substantially the same manner as operated by the Seller and its Subsidiaries during the twelve (12) months prior to the Transactions. Nothing set forth in the foregoing sentence shall constitute a representation or warranty of any kind (i) that the assets of the Business Subsidiaries are of any particular quality, operating condition or suitability for the uses for which they are or may be used, or (ii) with respect to noninfringement of Intellectual Property Rights, which is addressed solely in Section 3.15(c). It is understood and agreed that any breach of the representation and warranty set forth in this

Section 3.19 may be cured by Seller if Seller or its Affiliates agrees to transfer, license or otherwise make available to Purchaser or its Affiliates, for no additional consideration, any of the assets that the Business Subsidiaries would have needed to own in order to make the representation and warranty set forth in this Section 3.19 true and correct in all material respects.

(b) Except as set forth on Section 3.19(b) of the Disclosure Schedules, there are not any material Contracts which provide goods or services to or from any Third Party and that relate to both the AMS Business and the LiveRamp Business or to which both a Business Subsidiary or Seller or any of its Subsidiaries (as of Closing) are parties.

3.20 Customers and Vendors. Section 3.20 of the Disclosure Schedules sets forth a complete and correct list as of the date of this Agreement of the top twenty-five (25) currently active customers of the Business, based on revenue generated by the Business for the fiscal year ended March 31, 2018, and the top twenty-five (25) currently active vendors of the Business, based on an annual expense to the Business for the fiscal year ended March 31, 2018. No such customer or vendor has, since March 31, 2017 until the date hereof, delivered to the Company or any of its Subsidiaries written notice of (i) its intention to terminate or materially adversely change its relationship with Seller or any Business Subsidiary or (ii) a material dispute with Seller or any Business Subsidiary, other than disputes arising in the ordinary course of business that are not, on the whole, material to the Business.

3.21 Insurance. Section 3.21 of the Disclosure Schedules sets forth an accurate and complete list of all material insurance policies maintained on behalf of the Business Subsidiaries or with respect to which any Business Subsidiary is a named insured or otherwise the beneficiary of coverage, accurate summaries of which have been made available by Seller to Purchaser, together with an accurate and complete list of all material pending claims and claims paid under such insurance policies (or predecessor insurance policies) for the two year period ending on the date hereof. The Business Subsidiaries have maintained on their behalf insurance in such amounts and against such risks in all material respects as is customary for the industries in which the Business Subsidiaries operate and as the management of the Company and the Business Subsidiaries have in good faith determined to be reasonable. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, all material insurance policies maintained on behalf of the Business Subsidiaries are in full force and effect, all premiums and other payments due on such policies have been paid by or on behalf of the Business Subsidiaries and all claims thereunder have been filed in due and timely fashion. Neither Seller nor any Business Subsidiary has received any written notice from an insurer under any such insurance policies canceling, suspending, revoking, modifying or materially amending any such policy or denying coverage thereunder.

3.22 Stockholder Approvals. Assuming the Stockholder Approvals are obtained, no other vote of stockholders of Seller or the Company is required in connection with the consummation of the Transactions.

3.23 Information Supplied. The Proxy Statement will not, as of the date of filing and at the date it is first mailed to the stockholders of Seller (or its predecessor registrant) and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3.23 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to Seller by Purchaser in writing specifically for use therein.

3.24 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation or any anti-takeover provision in the organizational documents of the Seller or the Company, is applicable to Seller, the Company, the Membership Interests, this Agreement, the Sale or the other transactions contemplated by this Agreement.

3.25 Brokers. Seller shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the Sale and the other transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Seller or the Business Subsidiaries.

3.26 Reorganization. Annex A to the Contribution Agreement sets forth the corporate structure of the Company and its Subsidiaries before and after the Separation and each step taken in order to effect the Separation, including any Consent that is required by or with respect to any Business Subsidiary that would affect the Separation.

3.27 Disclaimer. Except as set forth in this Article III or the other Transaction Documents, none of Seller, its Affiliates or any of its Representatives makes or has made any other representation or warranty, express or implied, in respect of Seller, the Business Subsidiaries or their respective Affiliates. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in this Article III or the other Transaction Documents, none of Seller, its Affiliates or any of its Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Business Subsidiaries or the Business, or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Business Subsidiaries or the Business, the negotiation of this Agreement or in connection with the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.01 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.

4.02 Authority and Enforceability. Purchaser has all necessary corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement by Seller, LiveRamp and the Company, this Agreement is a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

4.03 No Conflicts. Assuming that all Consents contemplated by Section 4.04 have been obtained, the execution, delivery and performance of this Agreement by Purchaser do not and will not: (a) violate or conflict with the organizational documents of Purchaser; (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or its properties or assets; or (c) violate, conflict with or result in a breach of, loss of benefit or default under (with or without due notice or lapse of time or both), require any consent, waiver, notice to, or approval under or give rise to any right of termination, amendment, acceleration or cancellation of, or loss of any benefit under, or result in the creation of an Encumbrance, other than any Permitted Encumbrance, upon any of the properties or assets of Purchaser pursuant to, any Contract to which Purchaser or any of its Affiliates is a party or by which Purchaser or any of its Affiliates or any of their respective properties or assets may be bound except, in the case of clause (c), as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

4.04 Governmental Consents and Approvals. Assuming the accuracy of Seller’s representations in Section 3.06, the execution, delivery and performance of this Agreement by Purchaser do not require any Consent of any Governmental Authority, except: (a) pursuant to the requirements of the HSR Act or the Antitrust Laws of the jurisdictions set forth on Section 3.06(a) of the Disclosure Schedules; (b) for any notification, or where appropriate, consultation or negotiations with a labor union, labor board, works council, employees or relevant Governmental Authority concerning the Transactions; (c) as required by the Securities Act, the Exchange Act or any other applicable state or federal securities Laws; (d) as required by any applicable stock exchange; or (e) to the extent that the failure to obtain any such Consent would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

4.05 Litigation. There are no Actions pending or, to the knowledge of Purchaser, threatened, against Purchaser, any of its Affiliates or any of their respective assets, rights or properties, by or before any Governmental Authority, and Purchaser, its Affiliates and their respective assets, rights or properties are not subject to any Governmental Orders, in each case which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

4.06 No Ownership of Company Common Stock.

(a) Purchaser is not, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

(b) Purchaser is not (i) an Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after the Transactions would be, an Affiliate of an Interested Stockholder. For purposes of this Section 4.06(b) only, the terms “Interested Stockholder” and “Affiliate” shall have the meanings ascribed to such terms in the Company’s Amended and Restated Certificate of Incorporation in effect as of the date hereof.

4.07 Investment Purpose. Purchaser is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Membership Interests are not registered under the Securities Act, or any state securities Laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws, as applicable. Purchaser acknowledges it is a sophisticated party and has sufficient knowledge, experience and expertise to evaluate, and is fully informed as to, the merits and risks of the transactions contemplated by this Agreement and ownership of the Membership Interests, and that Purchaser has been adequately represented by counsel with respect to such transactions. Purchaser is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment). Purchaser acknowledges that Seller has given Purchaser and its representatives the opportunity to ask questions of Seller and the Business Subsidiaries and to acquire such additional information regarding the Business and its financial condition as Purchaser has requested.

4.08 Information Supplied. None of the information supplied or to be supplied by or on behalf of Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, as of the date of filing and at the date it is first mailed to the stockholders of Seller and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.09 Brokers. Purchaser shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the Sale and the other transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Purchaser.

4.10 Sufficient Resources.

(a) Purchaser has delivered to the Company true and complete copies of a fully executed commitment letter, including all annexes, exhibits, schedules, supplements, term sheets and other attachments thereto, pursuant to which the lenders and other parties thereto have agreed, on the terms and subject to the conditions set forth therein, to provide Purchaser financing in the amounts set forth therein (the “Debt Financing”), and any fully executed fee letters and engagement letters relating thereto (collectively, the “Commitment Letter”); provided that the fee amounts, market flex provisions and other economic terms (none of which would adversely affect the amount or availability of the Debt Financing other than through original issue discount) may be redacted.

(b) As of the date hereof, the Commitment Letter is in full force and effect and is a valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the other parties thereto. Assuming due and valid execution by each other party thereto, the Commitment Letter is fully and specifically enforceable against the parties thereto in accordance with its terms, subject to the Enforceability Limitations. As of the date hereof, the Commitment Letter has not been amended or modified in any respect, and to the knowledge of Purchaser, the commitments contained therein have not been withdrawn, rescinded or otherwise terminated, nor, to the knowledge of Purchaser, is any such amendment, modification, withdrawal or rescission currently contemplated or the subject of discussions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under the Commitment Letter, assuming the satisfaction of the conditions set forth in Section 2.02(a) and Section 2.02(c) and subject to the terms and conditions of the Commitment Letter, or would otherwise result in any portion of the Debt Financing contemplated thereby being unavailable on the Closing Date. There are no conditions precedent to the funding of the full amount of the Debt Financing (including any flex or other redacted provisions) other than the conditions precedent set forth in the Commitment Letter. As of the date hereof, other than the Commitment Letter, to the knowledge of Purchaser, there are no side letters or other contracts, arrangements or understandings (written or oral) directly or indirectly related to the Debt Financing (except for customary non-disclosure agreements and diligence non-reliance letters that do not impact the conditionality or amount of the financing) that could have an Adverse Effect on the Debt Financing. Subject to the terms and conditions of the Commitment Letter, assuming the satisfaction of the conditions to Purchaser’s obligations to consummate the Closing, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Commitment Letter (after netting out applicable fees, expenses, original issue discounts and similar premiums and charges provided under the Commitment Letter), together with other financial resources of Purchaser, including its cash on hand and marketable securities, will, in the aggregate, be sufficient to (i) consummate the Closing upon the terms contemplated by this Agreement, (ii) pay all amounts payable at the Closing by Purchaser or its Affiliates pursuant to this Agreement and the other Transaction Documents to which Purchaser is a party and (iii) pay all related fees and expenses of Purchaser and any of their respective Affiliates and Representatives. Purchaser or its Affiliates has fully paid, or caused to be paid, any and all commitment fees and any and all other fees and expenses, in each case which are required to be paid on or prior to the date hereof pursuant to the terms of the Commitment Letter.

(c) Purchaser acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the consummation of the Debt Financing shall not be a condition to the obligation of Purchaser to consummate the Transactions.

4.11 Investigation by Purchaser. Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Business Subsidiaries and the Business and acknowledges that it has been provided access to the properties, premises and records of the Business Subsidiaries and the Business for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis, and Purchaser acknowledges that, except for the representations and warranties of Seller expressly set forth in Article III and the other Transaction Documents, none of Seller nor any of its Representatives makes, and Purchaser has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Representatives. Without limiting the generality of the foregoing, except for the representations and warranties made by Seller in Article III or the other Transaction Documents, none of Seller nor any of its Representatives or any other Person has made, and Purchaser has not relied on, a representation or warranty to Purchaser with respect to (a) any projections, estimates or budgets of future results or future financial condition relating to Seller, any of the Business Subsidiaries or the Business or (b) any material, documents or information relating to Seller, the Business Subsidiaries or the Business made available to Purchaser or its Representatives in any “data room” or otherwise, except as expressly and specifically addressed by a representation or warranty set forth in Article III or the other Transaction Documents.

ARTICLE V

CONDUCT OF BUSINESS

5.01 Conduct of the Business. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 9.01), except (i) as required by applicable Law, (ii) as set forth on Section 5.01 of the Disclosure Schedules, (iii) as specifically required under this Agreement, (iv) in connection with the Contribution Transactions, in accordance with and as expressly contemplated by this Agreement and the Contribution Agreement, (v) for entry into an agreement for or the consummation of a Permitted LiveRamp Proposal, (vi) as relates solely to LiveRamp Assets or LiveRamp Liabilities or any employees of the Seller or any of its Subsidiaries that are not Business Employees or (vii) as otherwise waived or consented to in writing by Purchaser (which waivers or consents, except in connection with Sections 5.01 (a) through (e), (j), (m), (o), (p), (q) and (s) shall not be unreasonably withheld, conditioned or delayed), Seller and the Company (x) shall and shall cause their respective Subsidiaries to (a) carry on the Business in all material respects in the ordinary course of business consistent with past practice, and (b) use commercially reasonable efforts to preserve intact the goodwill of the Business and the relationships of the Business Subsidiaries with their distributors, licensors, creditors, lessors, officers and other key employees, customers and suppliers and with Governmental Authorities, in all material respects in accordance with applicable Law and (y) shall not, and shall cause their respective Subsidiaries (or, with respect to any AMS Assets or AMS Liabilities that are not held by the Business Subsidiaries, the applicable LiveRamp Entities) not to:

(a) amend the certificate or articles of incorporation or by-laws (or other comparable organizational documents) of Seller (prior to the Holdco Merger) or any of the Business Subsidiaries or take any action with respect to any such amendment;

(b) split, combine, subdivide, reclassify, purchase, redeem, repurchase or otherwise acquire, issue, sell, pledge, dispose, encumber or grant any shares of Seller (prior to the Holdco Merger) or any Business Subsidiary’s capital stock or any options, warrants, convertible or exchangeable securities, stock-based performance units, equity awards denominated in shares of Seller (prior to the Holdco Merger) or any Business Subsidiary’s capital stock or other rights of any kind to acquire any shares of Seller (prior to the Holdco Merger) or any Business Subsidiary’s capital stock or enter into any agreement, understanding or arrangement with respect to the sale or voting of any Business Subsidiary’s capital stock;

(c) declare, set aside, authorize, make or pay any dividend or other distribution, payable in stock, property or otherwise, with respect to any of its or the Business Subsidiaries’ capital stock, other than dividends or other distributions (i) paid by any direct or indirect Business Subsidiary to any other Business Subsidiaries or (ii) payable in Cash, subject to Section 5.01(s);

(d) acquire (by merger, consolidation, lease, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses, other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to Contracts in effect on the date hereof and (iii) capital expenditures, which are the subject of Section 5.01(l);

(e) sell, license, lease or otherwise transfer, or create or incur any Encumbrance on any of the Business Subsidiaries’ material assets, securities, Owned Business Intellectual Property, properties, interests or businesses or any material AMS Assets, other than (i) with respect to inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) with a sale, license, lease or other transfer (including any related assumed indebtedness) the price or fee for which does not exceed $1,000,000 individually or $5,000,000 in the aggregate, (iii) pursuant to Contracts in effect on the date hereof, (iv) Permitted Encumbrances, (v) sales or licenses of any products or services of the Business Subsidiaries, made in the ordinary course of business consistent with past practice and (vi) non-exclusive licenses or sublicenses with respect to any Owned Business Intellectual Property or other Business Intellectual Property granted in the ordinary course of business consistent with past practice;

(f) make any change in financial accounting methods, principles or practices of the Business Subsidiaries, except as required by GAAP or applicable Law;

(g) except (i) as required pursuant to a Benefit Plan or Contract in effect as of the date hereof, (ii) as otherwise required by applicable Law, or (iii) for actions for which Purchaser and the Business Subsidiaries will not have any Liability (which shall include, for the avoidance of doubt, actions with respect to any current or former employees, independent contractors, consultants or directors of Seller or any Subsidiaries of Seller other than the Business Subsidiaries) and which will not increase the cost of operating the Business Subsidiaries from and after the Closing (taking into account Purchaser’s obligations pursuant to Section 7.02 below), (A) increase or accelerate the payment or vesting of any compensation or benefits payable or to become payable to any Business Employee, Participant or any other current or former employee, officer, director, individual independent contractor or other individual service provider of any Business Subsidiary, (B) adopt, enter into or establish any Benefit Plan or make any grants or awards pursuant to any existing Benefit Plan, (C) amend, modify or terminate any Benefit Plan or any grants or awards thereunder, (D) amend the terms of any outstanding equity-based awards of the Business Subsidiaries, (E) hire or make an offer to hire any new Business Employee or any employee, director, or independent contractor of any Business Subsidiary, in either case, at the level of Vice President (or its equivalent) or above, (F) terminate the employment of any Business Employee at the level of Vice President (or its equivalent) or above without “cause,” or (G) make or forgive any loans to any Business Employee, Participant or any other current or former employee, officer, director, individual independent contractor or other individual service provider of any Business Subsidiary;

(h) (i) incur, assume, endorse, guarantee or otherwise become liable for, or modify in any material respects the terms of, any indebtedness for borrowed money, or offer, issue or sell any debt securities, warrants or other rights to acquire any debt securities of the Business Subsidiaries, except, in each case, for indebtedness, debt securities, warrants or other rights (A) incurred pursuant to the Credit Agreement, (B) solely owing by one or more wholly owned Business Subsidiaries to another wholly owned Business Subsidiary or (C) not exceeding $5,000,000 in the aggregate; or (ii) redeem, repurchase, prepay, defease, guarantee, cancel or otherwise acquire for value any indebtedness, debt securities, warrants or other rights, except in each case which may be required in connection with the Transactions and which indebtedness, debt securities, warrants or other rights will be LiveRamp Assets or LiveRamp Liabilities and not be transferred to or assumed by the Company or by a Business Subsidiary as part of the Separation; provided, that any indebtedness incurred or for which Seller or any Business Subsidiary otherwise becomes liable pursuant to this Section 5.01(h) must permit the Transactions;

(i) (i) terminate, or modify or amend in a manner materially adverse to the Business or any Business Subsidiary (including after giving effect to the Separation), any Material Contract, other than (A) terminations or non-renewals in connection with the expiration of any such Material Contract in the ordinary course of business and consistent with past practice or (B) any immaterial modifications or amendments made in the ordinary course of business in connection with the renewal of any such agreement or (ii) except in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Material Contract if entered into prior to the date hereof;

(j) make any loans, advances (other than accounts receivable in the ordinary course of business) or capital contributions to or investments in any other Person (other than solely among Business Subsidiaries) in excess of $1,000,000 in the aggregate;

(k) with respect to the Business or any Business Subsidiary, (i) make, change, adopt or revoke any material Tax election, method of Tax accounting or Tax accounting period, (ii) amend any Tax Return, (iii) except in the ordinary course of business consistent with past practice, extend or waive the application of any statute of limitations for any material claim, assessment or collection relating to Taxes, (iv) settle or compromise any material claim or material assessment relating to Taxes in excess of any accrual or reserve reflected in the Company’s financial statements in respect of such claim or assessment, or (v) enter into any closing agreement with, or submit any request for rulings to, any Governmental Authority, except in each case as would not reasonably be expected to affect Purchaser or any of its Affiliates, or would not have effect, after the Closing;

(l) incur any capital expenditures or any obligations or liabilities in respect thereof of any of the Business Subsidiaries or that are AMS Liabilities, except for (A) those set forth in Section 5.01(l) of the Disclosure Schedules or in any Material Contract or Lease and (B) any other capital expenditures not to exceed $1,000,000 in the aggregate;

(m) adopt or enter into, or permit to be adopted or entered into, a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Seller or any of the Business Subsidiaries;

(n) other than pursuant to Section 6.12, commence, settle, pay, discharge or satisfy any material Action against the Business or the Business Subsidiaries, whether civil, criminal, administrative or investigative, other than in the ordinary course of business or settlements (i) that involve only the payment of monetary damages not in excess of $5,000,000 in the aggregate (excluding from such dollar threshold amounts covered by any third-party indemnification provision in favor of Seller or any of the Business Subsidiaries or covered by any insurance policy of the Business or any of the Business Subsidiaries) and (ii) do not impose any non-monetary restrictions or requirements in any material respect on or with respect to the Business; provided that, for the avoidance of doubt, this Section 5.01(n) does not apply to Tax matters, which are the subject of Section 5.01(k);

(o) sell, assign, divest, transfer, exclusively license, dispose of or permit to lapse, cancel or abandon any material Owned Business Intellectual Property, or disclose to any Person other than Representatives of Purchaser any material Trade Secret included in the Owned Business Intellectual Property, other than in the ordinary course of business to customers, contractors and business partners who are bound by written confidentiality obligations;

(p) enter into any new line of business with respect to the Business Subsidiaries that is materially different from the existing lines of business of the Business;

(q) (i) amend, modify, or terminate the Contribution Agreement, the Holdco Merger Agreement or (ii)enter into, amend, modify or terminate any of the Transfer Documents in a manner inconsistent with the Separation Plan;

(r) enter into any collective bargaining agreement or other agreement with a labor union, trade union, works council or similar organization;

(s) distribute, utilize or encumber any Current Assets or Cash, or incur any Debt or Current Liabilities, in each case, between 11:59 p.m., Eastern Time of the day before the Closing Date and Closing;

(t) maintain in full force and effect insurance comparable in amount and scope to coverage currently maintained on the behalf of the Business Subsidiaries in all material respects;

(u) accelerate the collection of accounts receivables, defer the payment of any accounts payable or otherwise materially alter or amend practices with respect to working capital outside the ordinary course of business;

(v) merge or consolidate Seller or any Business Subsidiary with any other Person; or

(w) announce an intention to enter into, authorize or enter into, or permit any of Seller or the Business Subsidiaries (as applicable) to authorize or enter into, any written agreement or otherwise make any commitment to contravene the foregoing.

Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Business or the Business Subsidiaries’ operations prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business Subsidiaries’ operations.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.01 Reasonable Efforts to Complete. Subject to the terms and conditions set forth herein, each of the Company, Seller and Purchaser will cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to (a) consummate and make effective the transactions contemplated hereby as soon as practicable, (b) cause the conditions to the consummation of the Closing set forth in Section 2.02 to be satisfied and (c) obtain or deliver all Consents of all Governmental Authorities and Third Parties that may be or become necessary, proper or advisable for the performance of its and the other party’s obligations pursuant to this Agreement and the consummation of the Transactions. Notwithstanding anything to the contrary herein, none of Purchaser, Seller nor any of their Subsidiaries shall be required to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration, or provide additional security (including a guaranty) to obtain the Consent of any Person under any

Contract and any such payments shall not constitute Transaction Expenses; provided, however, that Purchaser may request in writing that the Seller or any of its Subsidiaries pay any such fee or payment, in which case any such fee or payment paid by Seller shall not constitute Transaction Expenses and shall be excluded from any adjustments to the Purchase Price pursuant to Section 1.03. For the avoidance of doubt, obtaining the Consents described in the first sentence of this Section 6.01 (including paying any fee or payment requested by Purchaser) is not a condition to the consummation of the Closing by virtue of this Section 6.01.

6.02 Regulatory and Other Approvals.

(a) Each of the Company, Seller and Purchaser shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any inquiry, investigation or Action initiated by a Governmental Authority or a private Person, and (ii) keep the other party hereto informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given by a private Person in connection with any inquiry, investigation or Action, in each case regarding any of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, subject to applicable Laws relating to the exchange of information, each of the Company, Seller and Purchaser shall consult and cooperate with the other party hereto in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such inquiry, investigation or Action. In addition, the Company, Seller and Purchaser shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of the Company, Seller and Purchaser agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate. Neither the Company, Seller nor Purchaser shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any Antitrust Law unless the other party has given its prior written consent to such extension or delay, which consent shall not be unreasonably withheld or delayed. Purchaser and Seller may, as each deems proper, necessary or advisable, reasonably designate any competitively sensitive material provided to the other under this Section 6.02 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. Notwithstanding anything to the contrary in this Section 6.02, materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation, pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of Purchaser, Seller and their respective Subsidiaries.

(b) In furtherance and not in limitation of the foregoing, each of the Company, Seller and Purchaser (i) agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Sale as promptly as reasonably practicable and in any event, unless otherwise agreed by Seller and Purchaser, within fifteen (15) Business Days after the date hereof, (y) effect all other necessary notifications or registrations under the Antitrust Laws as promptly as reasonably practicable after the date hereof, and (z) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or in connection with any other filing under the Antitrust Laws and use their reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.02 necessary to obtain all Consents under any Antitrust Law as soon as practicable and (ii) shall use their reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to the transactions contemplated by this Agreement (with respect to Purchaser’s obligations under this clause (b), to the extent caused by the actions of Purchaser), take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions contemplated by this Agreement.

(c) If any objections are asserted with respect to the transactions contemplated hereby under the Antitrust Laws of any applicable jurisdictions or if any Action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of the Antitrust Laws of any applicable jurisdictions, each of the Company, Seller and Purchaser shall use its reasonable best efforts to promptly resolve such objections and Actions. In furtherance of the foregoing, Purchaser, at Purchaser’s sole cost, shall, and shall cause its

Affiliates to, use reasonable best efforts to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Law that may be required by any Governmental Authority (and to avoid the entry of, or to effect the dissolution of or vacate or lift, any Governmental Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Closing) so as to enable Purchaser and Seller to consummate the Closing as promptly as practicable, and in any event before the Outside Date, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale or disposition of, or prohibition or limitation on the ownership or operation by Purchaser and the Company or any of their respective Subsidiaries of specific assets or categories of assets or businesses; (ii) the amendment or termination of existing contracts, licenses or other relationships; (iii) the entering into of new contracts, licenses or other relationships; and (iv) behavioral commitments limiting or modifying Purchaser’s or any of its Affiliates’ rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines or assets. Notwithstanding the foregoing, none of Seller nor any of its Subsidiaries shall be required to commit to or effect any such action that is not conditioned upon the substantially concurrent consummation of the transactions contemplated hereby, and shall not effect or commit to effect any such action without Purchaser’s prior written consent. Further, and for the avoidance of doubt, Purchaser will use reasonable best efforts in order to ensure that (x) no requirement for any non-action by or Consent of any Governmental Authority with respect to any Antitrust Laws, (y) no Governmental Order with respect to any Antitrust Laws and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Sale by the Outside Date. Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Agreement shall require Purchaser (or permit the Company or Seller, without Purchaser’s prior written consent) to take or agree or commit to take any action, or agree to any condition or restriction or other mitigation, whether contemplated in this Section 6.02 or otherwise, involving Seller, Purchaser or their respective Subsidiaries, including the Business Subsidiaries, that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser, any of Purchaser’s principal global networks or the Business.

6.03 Debt Financing.

(a) No Amendments to Commitment Letter. Subject to the terms of this Section 6.03, Purchaser will not permit any amendment, replacement or modification to be made to, or any waiver of any provision or remedy pursuant to, the Commitment Letter without the Seller’s prior written consent if such amendment, replacement or modification or waiver would, or could reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing, (ii) impose new (or modify any existing) conditions to the receipt of the Debt Financing on or prior to the Closing Date in a manner that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Debt Financing or the transactions contemplated by this Agreement (in each case, giving effect to the availability of any Alternative Debt Financing) or (iii) adversely impact the ability of Purchaser to enforce its rights against the other parties to the Commitment Letter (each of clauses (i), (ii) and (iii), an “Adverse Effect on the Debt Financing”), it being understood that amendments or joinders to the Commitment Letter to provide solely for the inclusion of additional “Lead Arrangers” or “Commitment Parties” (and the corresponding reduction in commitments of the initial parties thereto) shall be expressly permitted (so long as the aggregate debt commitments under the Commitment Letter are not reduced). Purchaser shall promptly deliver to the Company copies (provided that the fee amounts, market flex provisions and other economic terms (none of which would adversely affect the amount or availability or the Debt Financing other than through original issue discount) may be redacted) of any such amendment, replacement, supplement or other modification or waiver of the Commitment Letter.

(b) Debt Financing and Alternative Debt Financing. Purchaser shall use its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby on the terms and conditions set forth in the Commitment Letter (except that such obligation shall not be breached in respect of any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish the information described in Section 6.03(d), notwithstanding Purchaser’s reasonable best efforts), including using its reasonable best efforts to (i) maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing contemplated by the Commitment Letter on the terms and conditions contemplated by the Commitment Letter or other terms consistent with Section 6.03(a) above, (iii) satisfy on a timely basis all conditions to funding that are applicable to Purchaser in the Commitment Letter and the definitive agreements with respect to the Debt Financing, (iv) enforce its rights pursuant to the Commitment Letter and (v) in the event that all conditions contained in the Commitment Letter have been satisfied and Purchaser is required to consummate the Closing pursuant to the terms hereof, draw a sufficient amount of the Debt Financing or Alternative Debt Financing (as defined below) to enable Purchaser to consummate the Sale. Purchaser will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letter as and when they become due. In furtherance and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Commitment Letter (including after giving effect to any “market flex” provisions), Purchaser shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) obtain alternative debt financing from the same or alternative sources on terms, conditions and costs not materially less favorable in the aggregate to Purchaser than those set forth in the Commitment Letter (provided that such terms, conditions and costs would not have any Adverse Effect on the Debt Financing) and in an amount sufficient (together with cash on hand of the Company and Purchaser and the amounts of Debt Financing then still available) to (1) consummate the Closing upon the terms contemplated by this Agreement, (2) pay all amounts payable at the Closing by Purchaser or its Affiliates pursuant to this Agreement and the other Transaction Documents to which Purchaser is a party and (3) pay all related fees and expenses of Purchaser and any of their respective Affiliates and Representatives and (ii) obtain one or more new financing commitment letters with respect to such alternative debt financing (the “New Commitment Letters”), which New Commitment Letters will replace the existing Commitment Letter in whole or in part. Notwithstanding any of the foregoing, Purchaser shall have the right to reduce the commitments under the Commitment Letter on a dollar-for-dollar basis with the net proceeds of consummated offerings or other incurrences of any debt for borrowed money incurred after the date of this Agreement for the purpose of financing payment of the Purchase Price and other amounts payable by Purchaser or its Affiliates pursuant to this Agreement and the other Transaction Documents to which Purchaser is a party. Further, Purchaser shall have the right to reduce the commitments under the Commitment Letter on a dollar-for-dollar basis with the aggregate amount of any substitute commitments in respect of other debt financing from the same and/or alternative bona fide third party Debt Financing Sources of similar creditworthiness as reasonably determined by Purchaser (which commitments shall be evidenced by a New Commitment Letter) so long as such substitution would not reasonably be expected to have an Adverse Effect on the Debt Financing (any such financing which satisfies, or reduction of the commitments under the Commitment Letter that is described in, this Section 6.03(b), the “Alternative Debt Financing”). Purchaser shall promptly provide Seller with a copy of any New Commitment Letters (and any fee letters or engagement letters in connection therewith, subject to redaction in a manner consistent with the original Commitment Letter). In the event that any New Commitment Letters are obtained, (A) any reference in this Agreement to the “Commitment Letter” will be deemed to include the Commitment Letter to the extent not superseded by a New Commitment Letter at the time in question and any New Commitment Letters to the extent then in effect, and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Commitment Letter as modified pursuant to the foregoing.

(c) Information. Purchaser shall give the Seller prompt written notice of any material breach or repudiation by any party of the Commitment Letter or Fee Letter of which Purchaser becomes aware or any termination of the Commitment Letter or Fee Letter. Purchaser shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Debt Financing.

(d) Financing Cooperation. Prior to the Closing, the Company and Seller shall, and shall cause their respective Subsidiaries, to the extent applicable, to, use their reasonable best efforts to (and use their reasonable best efforts to cause their respective officers, employees, agents and representatives to) provide to Purchaser all cooperation reasonably requested by Purchaser that is necessary, proper or advisable in connection with the Debt Financing or any Alternative Debt Financing by Purchaser or any of its Affiliates in connection with the Sale, including using reasonable best efforts to:

(i) make the Company’s senior management available to participate in a reasonable number of meetings and calls, due diligence sessions (including accounting due diligence sessions), on reasonable advance notice and reasonably cooperating with the marketing efforts of Purchaser and lenders, in each case in connection with the Debt Financing or any other financing of the Purchaser in connection with the transactions contemplated hereby (the “Purchaser Financing”);

(ii) upon reasonable request by Purchaser, delivering to the Purchaser such information regarding the Business Subsidiaries and the Business for the Purchaser’s preparation of (1) appropriate and customary materials for rating agency presentations, offering and syndication documents, bank information memoranda (public and non-public), offering memoranda, private placement memoranda (including Rule 144A and/or Regulation S under the Securities Act), registration statements, prospectuses and prospectus supplements under the Securities Act and other materials in connection with securities offerings provided that any non-public materials shall be subject to usual and customary confidentiality provisions that inure to the benefit of the Seller, business projections, other marketing documentation and similar documents (and executing customary representation letters in connection therewith) and (2) customary pro forma financial statements reflecting the Sale and the Purchaser Financing; provided, further, that the only financial statements that shall be required to be provided by Seller, the Company or their respective Subsidiaries shall be the financial information described in Section 6.03(e)(v);

(iii) assisting Purchaser with the preparation of (but not executing, unless effective only at or following the time of Closing) definitive financing documents (and assisting in the preparation of applicable schedules and other information necessary in connection therewith), including any loan agreements, guarantees, currency or interest hedging agreements, certificates, and other definitive financing documents, provided that no obligation of any Business Subsidiary under any such document or agreement shall be effective until the Closing;

(iv) executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors) customary certificates, accounting consent or comfort letters and other similar matters ancillary to any such financing as may be necessary to fulfill conditions or obligations under the Commitment Letter or otherwise reasonably requested by Purchaser in connection with any such financing, including, in any case, obtaining the consent of the Company’s independent accountants for use of their audit reports in any financial statements relating to any such financing and using reasonable best efforts to cause such independent accountants to provide customary audit reports and comfort letters (including “negative assurance” comfort) in connection therewith to the applicable underwriters, initial purchasers or placement agents, in each case, solely with respect to the financials of the Company and its Subsidiaries;

(v) furnishing (i) the financial information set forth in paragraphs 2(b) and 2(d) of Exhibit B of the Commitment Letter and such financial information related to the Business Subsidiaries and the Business as is reasonably required for Purchaser to produce the pro forma financial statements identified in paragraph 3 of Exhibit B to the Commitment Letter, including, without limitation, (A) as promptly as possible but in any event within 45 days following the date of this Agreement, an unaudited historical balance sheet and statement of operations of the Business on a quarterly basis beginning with the quarterly period ending June 30, 2017 and ending with the quarterly period ending March 31, 2018 and (B) as promptly as possible but in any event within 45 days after the end of each completed fiscal quarter beginning with and including the quarter ended June 30, 2018 and ended at least 45 days prior to Closing (including comparable periods for the prior year), an unaudited historical balance sheet and statement of operations of the Business for such period, and, in each case, upon which the Company’s auditors will have performed a SAS 100 review and (ii) such other pertinent and customary information regarding the Company and the Business Subsidiaries as may be reasonably requested by Purchaser to assist in the preparation of a customary confidential information memorandum or other customary marketing documents used in financings of the type contemplated by the Commitment Letter or any offering memoranda for an offering of non-convertible debt securities under Rule 144A/Regulation S of the Securities Act (provided, in the case of this clause (ii), that such information will not include (or be deemed to require the Company, the Seller, or any Subsidiaries of the Company or the Seller to prepare) any (1) “description of notes,” or description of all or any component of any debt financing, or other information customarily provided by Debt Financing Sources or their counsel, (2) projections, risk factors or other forward-looking statements relating to all or any component of any debt financing, (3) financial statements in respect of the Business Subsidiaries or consolidating and other financial statements, segment reporting and data that would be required by Rules 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, or any Compensation, Discussion and Analysis required by Item 402(b) of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, any items required by Items 10-14 of Form 10-K and other customary exceptions, (4) other information not customarily included in an offering memorandum for an offering of non-convertible debt securities under Rule 144A/Regulation S of the Securities Act or (5) any historical financial information with respect to the Seller or the Company and their respective Subsidiaries other than the historical information set forth in the preceding clause (i);

(vi) requesting that its independent accountants cooperate with, consent to and assist Purchaser in preparing customary and appropriate information packages and offering materials as the parties to the Commitment Letter may reasonably request for use in connection with the offering and/or syndication of debt securities;

(vii) using reasonable best efforts to assist in obtaining third-party consents in connection with the Debt Financing, and in extinguishing the Existing Company Credit Facilities and releasing liens securing such indebtedness, in each case to take effect at or prior to the Closing;

(viii) furnishing all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, to the extent reasonably requested by Purchaser or the Debt Financing Sources at least ten (10) days prior to Closing; and

(ix) subject to the proviso in clause (v) of this Section 6.03(d), taking such other customary actions as are reasonably requested by Purchaser or the Debt Financing Sources to facilitate the satisfaction of all conditions precedent to obtaining the Debt Financing set forth in the Commitment Letter to the extent within the control of the Company.

Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 2.02(b)(ii) shall not be deemed satisfied if the Company or the Seller has not timely furnished to Purchaser the financial information set forth in Section 6.03(d)(v)(i); provided that, if Seller cures such breach prior to the Outside Date, such condition shall be deemed to be satisfied on the date that is 30 days following the date of such cure by Seller; provided, further, that if such 30th day would occur after the Outside Date, the parties hereby agree that the Outside Date shall automatically be extended to such 30th day for all purposes under this Agreement.

(e) Notwithstanding the provisions of Section 6.03(e) or any other provision of this Agreement, nothing in this Agreement will require the Company, the Seller or any of their respective Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Purchaser, (B) enter into any definitive agreement (other than with respect to customary authorization letters), (C) give any indemnities in connection with any Purchaser Financing that are effective prior to Closing, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Seller, the Company or their respective Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Seller, the Company or any of their respective Subsidiaries, (E) provide any information, the disclosure of which is prohibited or restricted under applicable law or is legally privileged, or (F) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a violation or breach of, or default under, any material agreement to which the Company, Seller or any of their respective Subsidiaries is a party. In addition, (1) no action, liability or obligation of the Company, the Seller or any of their respective Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to any Purchaser Financing (other than with respect to customary authorization letters) will be effective until Closing and neither Seller, the Company nor any of their respective Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to any Purchaser Financing (other than with respect to customary authorization letters)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing, and (2) any bank information memoranda and offering prospectuses or memoranda required in relation to any Purchaser Financing will contain disclosure and financial statements reflecting Purchaser or its Subsidiaries as the obligor. Nothing in Section 6.03(e) will require (A) any officer or Representative of Seller, the Company or any of their respective Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 6.03(e) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the board of directors of the Company as of immediately prior to the Closing to approve any financing or Contracts related thereto.

(f) Purchaser shall promptly, upon request by the Company, reimburse the Company and its Affiliates, as applicable, for all out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, or any of its Affiliates, as applicable, in connection with the cooperation of the Company, and any of its Affiliates, as applicable, contemplated by this Section 6.03(e). Purchaser shall indemnify and hold harmless Seller, the Company and their respective Subsidiaries, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 6.03(e) and any information utilized in connection therewith (other than information provided by Seller, the Company or the any of their respective Subsidiaries).

6.04 Stockholder Approvals.

(a) Proxy Statement.

(i) Subject to Purchaser’s timely performance of its obligations under Section 6.04(a)(ii), the Company shall, as promptly as reasonably practicable following the date of this Agreement (and in any event within thirty (30) days), prepare and cause to be filed with the SEC in preliminary form the Proxy Statement. Subject to the ability of the board of directors of the Company to make an Adverse Recommendation Change in accordance with Section 6.07, the board of directors of the Company shall include the Company Recommendation in the Proxy Statement. The Company shall promptly notify Purchaser upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Purchaser with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to (A) respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, (B) have the Proxy Statement cleared by the staff of the SEC as soon as reasonably practicable after such filing and (C) cause the Proxy Statement to be mailed to its stockholders as promptly as practicable thereafter (and in any event within ten (10) days from the date the Proxy Statement is cleared by the staff of the SEC). No filing of, or amendment or supplement to, the Proxy Statement, or response to SEC comments with respect thereto, will be made by the Company without providing Purchaser a reasonable opportunity to review and comment thereon, which comments the Company shall consider in good faith; provided that the foregoing shall not apply with respect to an Adverse Recommendation Change. If at any time prior to the Closing any event or circumstance relating to the Company or any of the Business Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Purchaser. Each of the Company and Purchaser agrees to promptly correct any information provided by such party for use in the Proxy Statement which shall have become false or misleading.

(ii) Purchaser shall provide to the Company all information concerning Purchaser and its Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Purchaser will cause the information relating to Purchaser and its Affiliates supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iii) Stockholder Meeting. In accordance with the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, applicable Law and the rules of Nasdaq, the Company shall, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”), for the purpose of obtaining the Stockholder Approvals. The Stockholders’ Meeting shall be held at the earlier of the Company’s 2018 annual meeting of stockholders or the date that is 60 days following the date on which the Proxy Statement is cleared by the SEC. The Company shall (A) ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with the Stockholders’ Meeting are solicited, in compliance with all applicable Laws and its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and (B) use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Holdco Merger, LLC Conversion and the Sale and to take all other actions reasonably necessary or advisable to pursue the vote or consent of its stockholders and to obtain the Stockholder Approvals, including such actions as are required by applicable Law. Once the Stockholders’ Meeting has been noticed and called, the Company shall not postpone or adjourn the Stockholders’ Meeting without the prior written consent of Purchaser (other than (1) to solicit additional proxies for the purpose of obtaining the Stockholder Approvals, if the Company determines in good faith such postponement or adjournment is necessary or advisable to obtain the Stockholder Approvals, (2) for the absence of a quorum and (3) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure which the Company has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of the Company prior to the Stockholders’ Meeting). Notwithstanding the foregoing, the Company may at its option elect to seek stockholder approval for the Holdco Merger and/or the LLC Conversion prior to a meeting of stockholders to approve the Sale, in which case, if such approval is received, only the stockholder approval for the Sale shall be solicited for the Stockholders’ Meeting.

6.05 Separation.

(a) In furtherance and not in limitation of Section 6.01, the Company, Seller and LiveRamp shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to complete the Separation as promptly as reasonably practicable, subject to and in accordance with the terms and conditions of the Transaction Documents and applicable Law. The Company, Seller and LiveRamp shall provide Purchaser all information regarding the Separation, including all Transfer Documents in accordance with Section 6.06(a) and keep Purchaser informed on a timely basis with respect to all material activity concerning the status of the Separation. None of the Company, Seller or LiveRamp will (i) terminate, grant waivers or amend the Transaction Documents or any steps on Annex B to the Contribution Agreement, as applicable, in any manner that is or could reasonably be expected to be adverse to the Business Subsidiaries, the Business, Purchaser or any of its Subsidiaries, or the Transactions, (ii) permit the (A) extension of the time for the performance of any obligation or other act of either the Company or LiveRamp thereunder or (B) waiver of any inaccuracy in the representations and warranties of the Company or LiveRamp contained in any Transaction Document or in any document delivered pursuant thereto, in any manner that is or could reasonably be expected to be adverse to the Business Subsidiaries, the Business, Purchaser, its Subsidiaries, or the Transactions, or (iii) waive compliance with any agreement or condition contained in the Transaction Documents in any manner that is or could reasonably be expected to be adverse to the Business Subsidiaries, the Business,

Purchaser or any of its Subsidiaries, or the Transactions, in the cases of clauses (i) through (iii), without Purchaser’s prior written consent.

(b) The Company, Seller and LiveRamp shall simultaneously provide to Purchaser a copy of all notices and other communications required or permitted under the Contribution Agreement and sent pursuant to Section 3.03 thereunder.

6.06 Access to Information; Confidentiality.

(a) From the date hereof until the Closing (or until the earlier, valid termination of this Agreement in accordance with Section 9.01), upon reasonable notice, Seller shall: (i) afford Purchaser and its Representatives (including any financing sources) reasonable access to the personnel, properties and Books and Records of the Business; and (ii) furnish to Purchaser and its Representatives (including any financing sources) such additional operating data and other information regarding the Business (or copies thereof) as Purchaser may from time to time reasonably request (including for purposes of conducting environmental assessments); provided, however, that any such access or furnishing of information shall be subject to Seller’s reasonable insurance requirements and conducted at Purchaser’s expense, during normal business hours, under the supervision of Seller or its Representatives and in such a manner as not to unreasonably interfere with the normal operations of the business of Seller or the Business Subsidiaries and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including without limitation, any environmental site assessment, without Seller’s prior consent; provided, further, that neither Seller nor any of the Business Subsidiaries shall be required to disclose any information to Purchaser if such disclosure would, in Seller’s reasonable judgment: (w) contain information that in the reasonable, good faith judgment of Seller is competitively sensitive; (x) jeopardize any attorney-client or other legal privilege or the protections of the work product doctrine; (y) contravene any applicable Laws or Contract to which Seller or any of the Business Subsidiaries is a party as of the date hereof; or (z) expose Seller or any of the Business Subsidiaries to risk of liability for disclosure of sensitive or personal information; provided that, in any such case, Seller or the applicable Business Subsidiaries shall provide such information in redacted form as necessary to preserve such privilege or protections or comply with such Law or Contract or otherwise make appropriate substitute disclosure arrangements, to the extent practicable. Notwithstanding anything herein to the contrary, Seller shall not be required to provide any U.S. federal consolidated income Tax Return (or any consolidated, combined, affiliated, unitary or similar income Tax Return) filed (or required to be filed after the Closing Date) by Seller or any of its Affiliates as the “common parent” of an “affiliated group” (within the meaning of Section 1504 of the Code or any similar or analogous provision of applicable income Tax law), or any portion thereof, in any form or manner whatsoever (each such Tax Return described in this sentence, a “Seller Affiliated Group Return”) to any other Person pursuant to this Agreement.

(b) The terms of the Confidentiality Agreement, dated as of March 9, 2018, between the Company and Purchaser (the “Confidentiality Agreement”), shall continue in full force and effect (including with respect to any information provided to Purchaser pursuant to Section 6.06(a)) until the Closing, at which time such Confidentiality Agreement shall terminate, other than with respect to the confidentiality and non-use obligations contained therein with respect to Evaluation Material (as defined therein) not related to the Business, which obligations shall continue in full force and effect for a period of five (5) years from the Closing Date. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects. Notwithstanding anything herein to the contrary, the parties agree and acknowledge that the standstill and similar restrictions in the Confidentiality Agreement shall not apply upon the execution and delivery of this Agreement solely to the extent required to permit any action contemplated hereby and in accordance herewith and solely until any valid termination of this Agreement in accordance with its terms.

(c) For a period of five (5) years from the Closing Date (provided that with respect to trade secrets of the Business, the confidentiality obligations in this Section 6.06(c) shall remain in effect for so long as the relevant information remains a trade secret under applicable Law), Seller shall, and shall cause its Subsidiaries to, hold in confidence any nonpublic information relating to the Business, regardless of the form in which such information was communicated or maintained, and all notes, reports, analyses, compilations, studies, files or other documents or materials, whether prepared by such party or their Affiliates to the extent relating to the Business; provided that the foregoing restriction shall not apply to information that is or becomes generally available to the public other than through an action or inaction by Seller or its Representatives in breach of the terms of this Section 6.06.

6.07 No Solicitation.

(a) From and after the date of this Agreement (and subject to Section 6.07(c)), Seller and the Company shall, and they shall cause their Subsidiaries and any of Seller’s, the Company’s or their Subsidiaries’ respective directors, officers and employees to, and shall use reasonable best efforts to cause its or their other respective Representatives to, (i) immediately cease and cause to be terminated any and all existing solicitation of, or discussions or negotiations with, any Third Party in connection with or relating to any Competing AMS Proposal or any WholeCo Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to a Competing AMS Proposal or a WholeCo Proposal, (ii) request the prompt return from, or destruction by, all such Third Parties of all copies of confidential information previously provided to such Third Parties by the Company, its Subsidiaries or their Representatives in connection therewith and (iii) terminate access to any physical or electronic data rooms relating thereto. For clarity, the foregoing restrictions and obligations of Seller and the Company shall not apply with respect to any Permitted LiveRamp Proposal. Any violation of this Section 6.07 by any Representative of Seller or the Company or any of their Subsidiaries shall be deemed to be a breach of this Section 6.07.

(b) Except as otherwise expressly provided in this Agreement (including Section 6.07(c)), from and after the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, Seller and the Company shall not and shall cause their Subsidiaries and any of Seller’s, the Company’s or their Subsidiaries’ respective directors, officers and employees not to, and shall use reasonable best efforts to cause its or their respective other Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly facilitate or encourage the submission or making of any Competing AMS Proposal or any WholeCo Proposal or inquiries regarding any proposal or offer that would reasonably be expected to lead to any Competing AMS Proposal or any WholeCo Proposal, (ii) engage or participate in any negotiations or discussions with respect to any Competing AMS Proposal or WholeCo Proposal (it being understood that, in response to an inquiry with respect to any WholeCo Proposal, the Company and Seller may inform Persons of the provisions of this Section 6.07), (iii) furnish any non-public information to any Third Party relating to a Competing AMS Proposal or a WholeCo Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing AMS Proposal or a WholeCo Proposal or (iv) approve, authorize, endorse, declare advisable, adopt, enter into or recommend, or publicly propose to approve, authorize, endorse, declare advisable, adopt, enter into or recommend any Competing AMS Proposal or WholeCo Proposal or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement providing for or constituting any Competing AMS Proposal or WholeCo Proposal (other than an Acceptable Confidentiality Agreement); provided, however, that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any Third Party with respect to the Company or any of the Business Subsidiaries to allow such Third Party to submit a WholeCo Proposal, in which case the Company shall similarly waive or terminate any “standstill” or similar obligations applicable to Purchaser and its Affiliates contained in the Confidentiality Agreement then still in effect, if any. For clarity, the foregoing restrictions and obligations of Seller and the Company shall not apply with respect to any Permitted LiveRamp Proposal.

(c) Notwithstanding anything to the contrary in this Agreement, at any time after the date of this Agreement and prior to the date that the Stockholder Approvals are obtained, in the event that Seller or the Company (or their respective Representatives on Seller’s or the Company’s behalf) receives a written WholeCo Proposal from any Third Party that did not result from a material breach of Section 6.07(a) or (b) then (i) Seller or the Company and their respective Representatives, to the extent such clarification is reasonably necessary, may contact such Third Party solely to request and obtain clarification of the terms and conditions thereof (without the board of directors of the Company (or a duly authorized committee thereof) being required to make a determination under clause (ii) of this Section 6.07(c)) and (ii) the Company and its board of directors (including any duly authorized committee thereof) and its Representatives may, subject to compliance with Section 6.07(d), engage in negotiations or substantive discussions with, or furnish any information and other access to, the Third Party making such WholeCo Proposal and its Representatives, Affiliates and prospective debt and equity financing sources, in each case of this clause (ii), if the Company’s board of directors (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that such WholeCo Proposal either constitutes a Superior WholeCo Proposal or could reasonably be expected to lead to a Superior WholeCo Proposal; provided, however, that (x) prior to furnishing any non-public information, Seller or the Company enters into with such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company that satisfies the definition of Acceptable Confidentiality Agreement, an Acceptable Confidentiality Agreement and (y) Seller or the Company shall promptly (but within one (1) Business Day) provide or make available to Purchaser any non-public information that Seller or the Company provides to any Third Party if such access was not previously made available to Purchaser or its Representatives.

(d) From and after the date of this Agreement until the Closing (or, if earlier, the termination of this Agreement), Seller or the Company shall, as promptly as reasonably practicable after receipt of any WholeCo Proposal or Competing AMS Proposal or Permitted LiveRamp Proposal or any inquiry that could reasonably be expected to lead to a WholeCo Proposal, Competing AMS Proposal or Permitted LiveRamp Proposal and in any event within one (1) Business Day, deliver to Purchaser a written notice setting forth the identity of the Third Party and the material terms and conditions of any such WholeCo Proposal, Competing AMS Proposal or Permitted LiveRamp Proposal and shall provide to Purchaser copies of any written materials. Seller and the Company shall keep Purchaser reasonably informed of the status of, and any material developments regarding, any such WholeCo Proposal or Permitted LiveRamp Proposal (including any material amendment or modification of any such WholeCo Proposal or Permitted LiveRamp Proposal (including any change to the economic terms thereof), and including by providing to Purchaser copies of any written materials) on a prompt basis, and in any event within one (1) Business Day thereafter. Neither Seller nor the Company shall and shall cause their respective Subsidiaries not to, enter into any agreement with any Person (relating to a WholeCo Proposal, Permitted LiveRamp Proposal or otherwise) which prohibits or otherwise would prevent the provision of any information to Purchaser in accordance with, or Seller or the Company from otherwise complying with, the terms and conditions of this Agreement or the consummation of the Transactions as contemplated hereunder.

(e) Seller or the Company shall not be permitted to enter into a definitive agreement contemplating a LiveRamp Sale without first providing written notice thereof to Purchaser and, if requested by Purchaser, discussing and negotiating in good faith with Purchaser with respect to any WholeCo Proposal that Purchaser may wish to submit for ten (10) Business Days after providing such notice.

(f) Except as otherwise expressly provided in this Agreement with respect to a WholeCo Proposal, the board of directors of the Company (including any committee thereof) shall not (i)(A) withdraw, modify, amend, change or qualify (or propose publicly to withdraw, modify, amend, change or qualify), in any manner adverse to Purchaser, the Company Recommendation, (B) endorse, recommend, adopt, declare advisable, authorize or approve, or propose publicly to endorse, recommend, adopt, declare advisable, authorize or approve, any Competing AMS Proposal or any WholeCo Proposal, (C) fail to include in the Proxy Statement the Company Recommendation, or (D) fail to recommend against any Competing AMS Proposal or WholeCo Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), (ii) approve, cause or authorize or permit Seller, the Company or any of their respective Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement providing for or constituting any Competing AMS Proposal or WholeCo Proposal (other than an Acceptable Confidentiality Agreement), (iii) submit any Competing AMS Proposal or WholeCo Proposal to a vote of the stockholders of the Company or (iv) resolve, agree or publicly propose to do any of the foregoing. Purchaser may reasonably request in writing for the Company to publicly affirm the Company Recommendation and the Company shall make such public affirmation within three (3) Business Days of such written request if such Competing AMS Proposal or WholeCo Proposal is still then pending (provided that Purchaser shall be entitled to make such written request only once in respect of each Competing AMS Proposal or WholeCo Proposal and once for each material amendment thereto).

(g) Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Stockholder Approvals, the board of directors of the Company (or a duly authorized committee thereof) may, subject to compliance with Section 6.07(h), (x) make an Adverse Recommendation Change in response to a WholeCo Proposal that the board of directors of the Company (or a duly authorized committee thereof) has determined in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior WholeCo Proposal in circumstances not involving a breach of Section 6.07(a) or (b), and (y) if Seller or the Company has received a WholeCo Proposal in circumstances not involving a breach of Section 6.07(a) or (b) that the board of directors of the Company (or a duly authorized committee thereof) has determined in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior WholeCo Proposal, authorize, adopt or approve such Superior WholeCo Proposal and cause or permit Seller or the Company to enter into a definitive agreement with respect to such Superior WholeCo Proposal concurrently with the termination of this Agreement in accordance with Section 9.01(c)(ii).

(h) Notwithstanding anything to the contrary in this Agreement, no Adverse Recommendation Change may be made and no termination of this Agreement pursuant to Section 6.07(g) may be effected, in each case until after the fifth (5th) Business Day following Purchaser’s receipt of written notice from Seller or the Company advising Purchaser that the board of directors of the Company (or a duly authorized committee thereof) intends to make an Adverse Recommendation Change pursuant to clause (x) of Section 6.07(g) (a “Notice of Adverse Recommendation Change”) or terminate this Agreement pursuant to clause (y) of Section 6.07(g) (a “Notice of Superior WholeCo Proposal”); provided, that, (i) such notice shall specify, in reasonable detail, the reasons therefor, including the material terms and conditions of any such Superior WholeCo Proposal, the identity of the Third Party making any such Superior WholeCo Proposal and a copy of the Superior WholeCo Proposal and any proposed agreements and financing commitments relating thereto, (ii) during such five (5) Business Day period (the “Notice Period”), if requested by Purchaser, Seller and the Company shall, and shall make available and direct its necessary Representatives to, discuss and negotiate in good faith with Purchaser and Purchaser’s Representatives any

(x) proposed modifications to the terms and conditions of this Agreement or (y) terms and conditions related to a WholeCo Proposal by Purchaser, and (iii) following such Notice Period (or subsequent three (3) Business Day period as described below), the Company’s board of directors (or a duly authorized committee thereof), after taking into account any revisions to the terms of this Agreement and/or the Transactions to which Purchaser would agree (or the terms of any WholeCo Proposal submitted by Purchaser), determines in good faith, after consultation with outside legal counsel and financial advisors, that such WholeCo Proposal continues to constitute a Superior WholeCo Proposal. Any material change to the terms (including any change to the financial terms) or any other material amendment of such Superior WholeCo Proposal shall require a new Notice of Adverse Recommendation Change or Notice of Superior WholeCo Proposal, as applicable, and Seller or the Company shall be required to comply again with the requirements of this Section 6.07(h), except that the Notice Period in such case shall be three (3) Business Days.

(i) Nothing contained in this Agreement shall prohibit the board of directors of the Company (or any duly authorized committee thereof) from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if the board of directors of the Company (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside counsel, that the failure to make such disclosure would reasonably be likely to be inconsistent with applicable Law; provided, however, that nothing in this Section 6.07(i) shall be deemed to modify or supplement the definition of (or the requirements pursuant to this Section 6.07 with respect to an) Adverse Recommendation Change.

(j) For clarity, nothing contained in this Agreement shall prohibit the Company or the board of directors of the Company (or any duly authorized committee thereof) from taking any action with respect to a Permitted LiveRamp Proposal, subject to compliance with Section 6.07(e).

(k) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality terms that are at least as restrictive as the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not contain standstill provisions or any provisions that would have a similar effect to standstill provisions) and does not contain any provision that would prevent the Company from complying with its obligation to provide any information to Purchaser required pursuant to this Section 6.07.

(ii) “Competing AMS Proposal” means any bona fide proposal or offer made by any Third Party to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, recapitalization, liquidation, dissolution, tender offer, exchange offer or any similar transaction any one or more assets or businesses of the Business Subsidiaries that constitute more than five percent (5%) of the AMS Assets, including via the purchase of any equity interests in any Business Subsidiaries, in each case other than a WholeCo Proposal.

(iii) “Permitted LiveRamp Proposal” means any proposal or offer made by any Third Party to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, recapitalization, liquidation, dissolution, tender offer, exchange offer or any similar transaction for any or all of the LiveRamp Assets and none of the AMS Assets and that does not, and would not reasonably be expected to, conflict with, materially impede, materially delay or prohibit (including by imposing a Third Party consent right with respect to) the consummation of the Sale and the Separation as contemplated hereunder and, as a condition to the Company’s entry into a definitive agreement with respect to such proposal or offer (A) any such Third Party agrees to vote, or cause to be voted, all the Company equity securities directly or indirectly beneficially owned by such Third Party and its controlled Affiliates in favor of the Sale, Holdco Merger and LLC Conversion at the Stockholders’ Meeting or any adjournment or any postponement thereof and (B) expressly assumes all obligations under the Transaction Documents to which LiveRamp is a party.

(iv) “Superior WholeCo Proposal” means a bona fide, written, WholeCo Proposal (with the percentage in clause (i) of the definition of WholeCo Proposal increased to “50%” and the percentage in clause (ii) of the definition of WholeCo Proposal changed to “all or substantially all”) made by a Third Party on terms that the board of directors of the Company (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the board of directors of the Company (or a duly authorized committee thereof) considers to be appropriate, including the consideration, terms, conditions, timing, likelihood of consummation, financing terms and legal, financial, and regulatory aspects of such WholeCo Proposal and the expected value of Seller after the Transactions, is more favorable to the Company and its stockholders than the Transactions (including any revisions to the terms of this Agreement and/or the Transactions committed to by Purchaser and any WholeCo Proposal submitted by Purchaser to the Company, in each case, in writing in response to such WholeCo Proposal under the provisions of Section 6.07(h)).

(v) “WholeCo Proposal” means any bona fide written proposal or offer made by any Third Party to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, recapitalization, liquidation, dissolution, tender offer, exchange offer or any similar transaction, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of at least twenty percent (20%) of any class of equity securities of the Company or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute at least twenty percent (20%) of the consolidated assets of the Company (including all or substantially all of the LiveRamp Assets). For avoidance of doubt, a proposal or offer shall not constitute a WholeCo Proposal unless the Third Party would acquire ownership, directly or indirectly, of all or substantially all of the LiveRamp Assets.

6.08 Further Assurances; Post-Closing Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of Seller and Purchaser shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement or to otherwise effect the Transactions.

6.09 Indemnification and Insurance.

(a) Following the Closing, Purchaser shall cause the Business Subsidiaries not to make any changes to their respective organizational documents that would adversely affect the rights of persons who are currently or who were officers or directors of, or in a comparable role with, any of the Business Subsidiaries (but not in the capacity of any roles of such persons with Seller) to claim indemnification from such entity under the terms of their respective organizational documents as in effect on the date hereof unless such changes are required by Law and then only to the minimum extent required by Law. Prior to the Closing, the Company shall or, if the Company is unable to, Purchaser shall cause the Company as of the Closing to, obtain and fully pay the premium for a fully prepaid, non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”), covering persons who are currently or who were officers or directors of, or in a comparable role with, any of the Business Subsidiaries (but not in the capacity of any roles of such persons with Seller), for a claims reporting or discovery period of six (6) years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies.

(b) Following the Closing, Purchaser shall cause the Company to, as the primary source of indemnification, indemnify, defend and hold harmless the current and former directors and officers, or persons in a comparable role with, of the Business Subsidiaries (but not in the capacity of any roles of such persons with Seller) for any damages, Taxes, costs and expenses (including reasonable and documented attorneys’ fees) in connection with any actual or threatened Action or investigation (whether civil, criminal, administrative or investigative) arising from any acts or omissions by such persons, in their respective capacities as directors or officers of, or in a comparable role with, the Business Subsidiaries (but not Seller) prior to the Closing Date, other than acts or omissions to the extent arising out of or in connection with the LiveRamp Assets or the LiveRamp Liabilities.

(c) If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, Purchaser shall make proper provision so that the successors and assigns of Purchaser shall assume all of the obligations of Purchaser set forth in this Section 6.09.

(d) The provisions of this Section 6.09 are intended for the benefit of the current and former officers and directors of, or persons in a comparable role with, the Business Subsidiaries (but not in the capacity of any roles of such persons with Seller), and shall be enforceable by such individuals (in such capacities) and their heirs and representatives.

6.10 Books and Records; Post-Closing Access.

(a) For a period of seven (7) years after the Closing Date, each of Seller and Purchaser shall preserve and retain, and Purchaser shall cause the Business Subsidiaries and Seller shall cause its Subsidiaries to preserve and retain, all corporate, accounting, Tax, legal, auditing or other Books and Records that are retained by Seller or are obtained by Purchaser or its Affiliates, as the case may be (including any documents relating to any governmental or non-governmental Actions or investigations) relating to the conduct of the Business prior to the Closing Date. Notwithstanding the foregoing, during such seven-year (7-year) period, Purchaser and the Business Subsidiaries may dispose of any such Books and Records if Purchaser first offers the Books and Records to Seller in writing and Seller thereafter notifies Purchaser in writing that it wishes to reject such offer.

(b) After the Closing Date, for so long as such materials are retained in accordance with Section 6.10(a), Seller and Purchaser shall, and Purchaser shall cause the Business Subsidiaries to, and Seller shall cause its Subsidiaries to, permit the other party hereto and its authorized Representatives to have reasonable access to, and to inspect and copy, all materials referred to in Section 6.10(a) and to meet, as reasonably necessary, a reasonable number of times with officers and employees of such party and its Subsidiaries on a mutually convenient basis in order to obtain explanations with respect to such materials, in each case at the requesting party’s sole expense, during normal business hours and upon reasonable prior notice, (x) in connection with (i) any Action relating to the Business or the Business Subsidiaries, (ii) any governmental Consent, (iii) the prosecution or defense of any audit or Action that is then pending or threatened, (iv) adjustments to the Purchase Price pursuant to Section 1.03, or (v) the administration by Seller of the LiveRamp Assets and the LiveRamp Liabilities, including those described in the Contribution Agreement or (y) to the extent necessary to ensure compliance with this Agreement or applicable Law. Notwithstanding the foregoing, neither Seller nor Purchaser (nor any of their Affiliates) shall be required to disclose any information under this Section 6.10 (A) if such disclosure would be reasonably likely to: (1) contain information that in the reasonable, good faith judgment of the disclosing party (after consultation with outside counsel) is competitively sensitive; (2) jeopardize any attorney-client or other legal privilege or the protections of the work product doctrine; (3) contravene any applicable Laws, fiduciary duty or Contract to which the disclosing party or any of its Affiliates is a party; or (4) expose the disclosing party or any or its Affiliates to risk of liability for disclosure of sensitive or personal information; provided that, in any such case, the disclosing party shall provide such information in redacted form as necessary to preserve such privilege or protections or comply with such Law or Contract or otherwise make appropriate substitute disclosure arrangements, to the extent practicable or (B) in connection with any litigation or similar dispute between the parties hereto; provided, further, that the foregoing shall not limit any of the parties’ rights of discovery. Any such access or furnishing of information shall be conducted under the supervision of the disclosing party or its Representatives and in such a manner as not to interfere unreasonably with the normal operations of the business of the disclosing party and its Affiliates.

(c) Without limiting the generality of the foregoing, each of Seller and Purchaser shall, and shall cause their respective Affiliates to, provide to the other party such cooperation, documentation and information as either of them reasonably may request in connection with (i) preparing and filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes or (iii) preparing for or conducting any audit, examination, litigation or other Action with respect to Taxes. Such cooperation shall include providing at the cost and expense of the requesting party any necessary powers of attorney and copies of all relevant portions of relevant financial or accounting data and Tax Returns, together with all relevant portions of relevant accompanying schedules, relevant work papers, relevant documents relating to rulings or other determinations by Governmental Authorities and relevant records concerning the ownership and Tax basis of property and other relevant information, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at the cost of the requesting party to provide an explanation of any documents or information so provided.

6.11 Notification of Certain Matters. (a) Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) any notice or other communication received by such party or their respective Affiliates from any Governmental Authority in connection with the Transaction Documents or the Transactions, (ii) from any Person alleging that the Consent of such Person under a Material Contract is or may be required in connection with the Transactions, (iii) any Actions commenced against, relating to or involving or otherwise affecting such party or any of their respective Subsidiaries which relate to the Transaction Documents or the Transactions and (iv) the occurrence of any event which would or would be reasonably likely to (x) prevent or materially delay the consummation of the Transactions or (y) result in the failure of any condition set forth in Section 2.02 to be satisfied; and (b) Seller shall (i) give Purchaser prompt notice of any written notice or other written communication received from any party to any Material Contract with a customer listed on Section 3.20 of the Disclosure Schedules after the date hereof, to the effect that such party has terminated, intends to terminate or adversely and materially change such relationship with respect to the Business (in each case other than the expiration of the term of such Material Contract in accordance with its terms); provided that the delivery of any notice pursuant to this Section 6.11 shall not (i) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any party hereunder or (ii) update any section of the Company Disclosure Schedules.

6.12 Transaction Litigation. Seller shall control the defense of any Action brought by stockholders of Seller against Seller and/or its directors relating to the Transactions; provided, however, that Seller (i) shall promptly provide Purchaser with copies of all proceedings and correspondence relating to such Action, (ii) shall give Purchaser the opportunity to consult with Seller regarding the defense or settlement of any such Action and (iii) shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the Transactions (other than any settlement that would not affect Purchaser or the Business in any material respect following the Closing, including any settlement solely for monetary damages to be paid by Seller or entirely from proceeds of Seller’s insurance, except for any applicable deductible which shall be paid by Seller) without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

6.13 Change of Name.

(a) Seller hereby acknowledges that, as of the Closing, all right, title and interest in and to the Marks and names set forth in Section 3.15(a) of the Disclosure Schedules, together with all variations, acronyms or derivations thereof or any names, trademarks, service marks, logos or otherwise that are confusingly similar thereto (collectively, the “Names and Marks”), will be owned exclusively by the Business Subsidiaries, and that, except as expressly provided below, any and all rights of Seller and its Subsidiaries that are not Business Subsidiaries to use the Names and Marks shall terminate as of the Closing, along with any and all goodwill associated therewith. Notwithstanding the foregoing, Seller and its Affiliates may at all times after the Closing use such Names and Marks (i) in internal Tax, legal, employment or similar records in existence as of Closing, (ii) as required by Law or the rules of any applicable stock exchange, (iii) as part of any factual statement and (iv) except with respect to usage rights provided in the Intercompany Agreements.

(b) Seller shall, as promptly as practicable after the Closing, file documents with the appropriate Governmental Authorities changing its and any other corporate name of Seller or its Subsidiaries that are not Business Subsidiaries (in such case, no more than ten (10) Business Days after the Closing with respect to the United States and as soon as reasonably practicable, with respect to jurisdictions outside of the United States), “doing business as” name, trade name and any other similar corporate identifier to (in the case of such corporate identifiers, no more than ninety (90) days after the Closing) to a corporate name, “doing business as” name, trade name or any other similar corporate identifier that does not contain any Names and Marks and is not confusingly similar to any Names and Marks. Except with respect to usage rights provided in a separate agreement between Seller and its Subsidiaries that are not Business Subsidiaries, on the one hand, and the Business Subsidiaries, on the other hand, Seller shall use reasonable best efforts to ensure that all Names and Marks are replaced, removed or covered-over on all materials as soon as reasonably possible and will discontinue all use of the Names and Marks, including, without limitation, on: order, purchase or material forms; requisitions; invoices; statements; labor reports; bill inserts; stationery; personalized note pads that are used for communications with the public; business cards; published organization charts; bulletins/releases; sales/price literature; manuals distributed to the public; catalogs; websites; and publicly available media contact lists/cards.

6.14 Seller Written Consent. Promptly following the Stockholder Approvals, and prior to the consummation of the Holdco Merger and LLC Conversion, Seller shall, in its capacity as the sole stockholder of the Company, execute and deliver to the Company and Purchaser a written consent approving the Sale on behalf of Seller in accordance with DGCL.

6.15 LiveRamp. On or prior to Closing, assuming the satisfaction by Seller of the conditions set forth in Section 2.02(a) and 2.02(c), LiveRamp shall execute and deliver the Transaction Documents not already executed and delivered on the date hereof to which it is a party.

6.16 Intercompany Accounts and Agreements. Seller shall cause all intercompany accounts (including any intercompany debt payables or receivables) between Seller, LiveRamp, or their Affiliates (other than the Business Subsidiaries), on the one hand and any Business Subsidiaries on the other hand, shall be paid or otherwise settled in full at or prior to the Closing (irrespective of the terms of payment or such intercompany accounts) in each case without liabilities or obligations of any Business Subsidiary. Seller shall use its reasonable best efforts to cause the Legacy Intercompany Agreements to be terminated or amended to remove LiveRamp or its Affiliates (such Affiliates shall be any Affiliates of Seller as of the Closing) as parties thereto, as applicable, effective as of the Closing and without further liability or obligation (contingent or otherwise) thereunder in each case without liabilities or obligations of any Business Subsidiary.

6.17 Payoff. The Company shall deliver to Purchaser at least three (3) Business Days prior to the Closing Date a copy of a payoff letter, in a customary form reasonably acceptable to Purchaser, subject to the delivery of funds as arranged by Purchaser, with respect to the Existing Company Credit Facilities, which payoff letter shall (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Existing Company Credit Facilities as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (b) state that upon receipt of the Payoff Amount under such payoff letter, the Existing Company Credit Facilities and all related loan documents shall be terminated and (c) provide that all Encumbrances, liens and guarantees in connection with the Existing Company Credit Facilities relating to the assets and properties of any of the Business Subsidiaries securing the obligations under the Existing Company Credit Facilities shall be released and terminated upon receipt of the Payoff Amount on the Closing Date (the “Payoff Letter”).

6.18 Real Property.

(a) Seller either has made available or, at the request of Purchaser, will make available to Purchaser accurate and complete copies of any title policies (together with copies of any documents of recorded listed as exceptions to title on such policies) for the Owned Real Property in the possession or under the control of Seller. At any time from the date of this Agreement until the Closing, Purchaser may obtain, and Seller shall reasonably cooperate with Purchaser in obtaining, new ALTA/ACSM land title surveys of the Owned Real Property certified to Seller, Purchaser, any title company selected by Purchaser and any agent of such title company (“Surveys”), provided that Purchaser shall pay all of the costs and expenses associated with obtaining such Surveys.

(b) Prior to the Closing Date, Seller, at Seller’s sole cost, shall file a correction deed or take any other remedial action reasonably acceptable to Seller and Purchaser with respect to the Dave Ward Owned Property (as such term is defined on Section 3.14(c) of the Disclosure Schedules) to cause fee simple title of the portion of the Dave Ward Owned Property currently held by “Acxiom, Inc.” to be held by “Acxiom Corporation.”

6.19 Reallocation of Employees.

(a) From and after the date hereof until the Closing Date, Seller shall not, without the prior written consent of Purchaser in its sole discretion, reassign or reallocate any employee designated as a Business Employee on the list provided to Purchaser pursuant to Section 3.13(d) on the date hereof to be an employee of the LiveRamp Entities (as defined in the Contribution Agreement).

(b) The parties agree that irreparable damage would occur if any provision of this Section 6.19 were not performed in accordance with the terms of this Agreement and that the Purchaser will be entitled to obtain specific performance of the terms of this Agreement, in addition to any other remedy to which it is entitled at law or in equity, and will not be required to post any bond in connection therewith.

(c) The covenants contained in this Section 6.19 are considered by the Parties to (i) be fair, reasonable and necessary for the protection of the legitimate interests of Purchaser, (ii) constitute a material inducement to Purchaser to enter into this Agreement and consummate the Transactions, (iii) not be injurious to the public and (iv) be appropriate based on the nature of LiveRamp’s, AMS’s and Purchaser’s respective businesses.

ARTICLE VII

EMPLOYEE MATTERS

7.01 Employee Equity Awards. Prior to the Closing, Seller shall take all actions necessary or appropriate to assume each Company Stock Plan and each outstanding Employee Option and Employee RSU and to ensure that none of Purchaser nor any of its Affiliates (including any Business Subsidiary) will have any Liabilities in respect of any Company Stock Plan, Employee Option, or Employee RSU from and after the Closing; provided that if any tax or social insurance or other similar withholding, reporting, remittance or payment obligations or any regulatory filing obligations apply to an Employee Option or Employee RSU held by an AMS Employee after the Closing, Seller and Purchaser (and any of their Affiliates for whom the AMS Employee worked or works, as applicable), agree to cooperate to ensure that such obligations are met (it being understood and agreed that Seller shall timely remit to Purchaser any amounts that Purchaser or any of its Affiliates may be required to be withheld in respect of any Employee Option or Employee RSU plus the employer-paid portion of any payroll or employment taxes payable in respect thereof). Immediately prior to the Closing, all Employee Options and Employee RSUs will have their vesting accelerate in full contingent upon the consummation of the Closing, provided that, with respect to Employee Options and Employee RSUs subject to performance-based vesting conditions (“Employee Performance Awards”), the performance period, as set forth in the award agreement underlying the applicable Employee Performance Award (the “Performance Award Agreement”), will be truncated (and the applicable performance-based vesting conditions shall be accordingly pro-rated), and a number of shares or restricted stock units, as applicable, subject to the Employee Performance Award will vest based on the degree of achievement of performance objectives (as set forth in the applicable Performance Award Agreement) as of the date of the Closing, and all remaining shares or restricted stock units, as applicable, subject to the Employee Performance Award that fail to vest pursuant to this Section 7.01 will terminate as of the Closing and be of no further force or effect.

7.02 Employee Benefits.

(a) With respect to the AMS Employees as of the Closing (other than AMS Employees covered by a collective bargaining or other agreement with a works council or other labor or trade union), for a period commencing on the Closing Date (or, with respect to any AMS Employee on a short-term or long-term disability leave of absence as of the Closing Date, such later date as such AMS Employee’s employment with Purchaser and its Affiliates commences) and ending on the earlier of (x) the date that is twelve (12) months after the Closing and (y) the date on which the applicable AMS Employee’s employment is terminated for any reason (the “Continuation Period”), Purchaser agrees to provide or cause its Subsidiaries to provide each such AMS Employee with (i) a base salary or base wage rate (as applicable) that is no less favorable to each AMS Employee than that provided to such AMS Employee immediately prior to the Closing, (ii) annual cash bonus opportunities that are no less favorable to each AMS Employee than that provided to such AMS Employee immediately prior to the Closing, and (iii) 401(k) and other retirement benefits and medical and other welfare benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of Purchaser from time to time. Notwithstanding anything herein to the contrary, prior to the Closing, Seller shall take all actions necessary or appropriate to transfer the employment of each AMS Employee who is on a short-term or long-term disability leave, or any other protected leave of absence as of the Closing Date to Seller or an Affiliate of Seller (other than a Business Subsidiary), provided that, if any such AMS Employee is ready to return to active work within 180 days following the Closing Date, Purchaser shall, promptly following receipt of written notice from Seller that such AMS Employee is ready to return to active work, make an offer of employment to such AMS Employee, effective as of the date such AMS Employee is ready to return to active work, on such terms and conditions as determined by Purchaser taking into account its obligations pursuant to this Section 7.02.

(b) Purchaser agrees to provide, or cause its Subsidiaries to provide, each AMS Employee as of the Closing (other than AMS Employees covered by a collective bargaining or other agreement with a works council or other labor or trade union) with severance payments and benefits that are no less favorable than the severance payments and benefits for which such AMS Employee was eligible to receive immediately prior to the Closing for a similar termination of employment under the applicable Seller Plan set forth in Section 7.02(b) of the Disclosure Schedules, taking into account any service with Purchaser and its Subsidiaries through such date of termination, subject to such AMS Employee’s execution of a general release of claims in favor of Purchaser and its Subsidiaries in a form reasonably acceptable to Purchaser that is effective within sixty (60) days following such termination, and as permitted by applicable Law, for (i) for twenty-four (24) months following the Closing with respect to participants in the Acxiom Amended and Restated 2010 Executive Officer Severance Policy and the Acxiom 2010 Senior Vice President and Special Situation Associate Severance Policy, or (ii) the duration of the Continuation Period with respect to participants in all other Seller Plan’s set forth in Section 7.02(b) of the Disclosure Schedules. Nothing herein shall be construed to prohibit, limit or restrict the ability of Purchaser, the Business Subsidiaries or any of their respective Subsidiaries from altering the duties and employment terms applicable to a given AMS Employee following the applicable period for which severance payments or benefits are provided.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Purchaser or its Subsidiaries following the Closing, including a Benefit Plan (the “Purchaser Plans”), for purposes of determining eligibility to participate and vesting, and for purposes of vacation accrual and level of severance benefits, service with Seller and the Business Subsidiaries (or predecessor employers to the extent Seller or any of the Business Subsidiaries provides past service credit) shall be treated as service with Purchaser and its Subsidiaries to the same extent such service was recognized for such AMS Employees under the analogous Benefit Plan immediately prior to the Closing, except that Purchaser and its Affiliates shall not be required to recognize prior service (i) to the extent that recognition for prior service is not generally afforded to Purchaser’s (and its Affiliates’) other employees under such Purchaser Plan (or applicable award agreement), (ii) if recognition of such prior service would result in the duplication of benefits, or (iii) for purposes of benefit accruals or eligibility for any retiree welfare benefits or under any defined benefit pension plan other than an Assumed Business Benefit Plan in which such AMS Employee participated in immediately prior to Closing. Purchaser shall use commercially reasonable efforts to cause each of the applicable Purchaser Plans that provides medical, dental, pharmaceutical, or vision benefits to any AMS Employee to (i) waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not included under the corresponding Seller Plan, and (ii) provide AMS Employees with credit under the applicable Purchaser Plans for amounts paid by such AMS Employees prior to the Closing during the plan year in which the Closing occurs under a corresponding Seller Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Plans; provided that Seller provides Purchaser with all information reasonably requested by Purchaser in order to satisfy its obligations hereunder promptly following a written request from Purchaser.

(d) From and after the Closing, Purchaser shall cause the AMS Employees to be subject to the vacation, leave of absence, sick leave and other paid time off policies of Purchaser applicable to similarly situated employees of

Purchaser in the applicable jurisdiction or geographic location, provided that each AMS Employee in the United States shall receive credit for all accrued and unused vacation days, paid time off, or sick leave (as applicable), earned but not yet taken by such AMS Employee as of the Closing Date to the extent such accruals are included as Current Liabilities.

(e) Prior to the Closing, Seller shall take all actions necessary or appropriate to ensure that all Business Employees are employed by a Business Subsidiary effective immediately prior to the Closing. Seller shall, or shall cause its Subsidiaries to, take all actions necessary in respect of consulting obligations and similar notice and bargaining obligations that arise on or before the Closing in connection with this Agreement or the Transactions.

(f) Purchaser shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to employ the AMS Employees who are foreign nationals working in the United States (the “Alien Employees”), under terms and conditions such that Purchaser or its Subsidiaries, as applicable, will be considered the successor-in-interest to the Business for U.S. immigration purposes. Accordingly, Purchaser shall, or shall cause its Subsidiaries to, assume all immigration-related Liabilities that have arisen or will hereafter arise in connection with the submission of petitions to the United States Citizenship and Immigration Service requesting the grant of employment-based non-immigrant and immigrant visa benefits on behalf of the Alien Employees.

(g) Purchaser shall use commercially reasonable efforts to cooperate with Seller in Seller’s efforts to fulfill its obligations to consult with its works council in France, and any other such jurisdiction in which consultation is required, which commercially reasonable efforts shall include providing Seller such data and information reasonably necessary to fulfill its obligations.

(h) Expenses and benefits with respect to claims incurred by AMS Employees or their covered dependents on or after the Closing (or, with respect to any AMS Employee on a short-term or long-term disability leave of absence as of the Closing Date, the date such AMS Employee’s employment with Purchaser and its Affiliates commences) and expenses and benefits payable under any Purchaser Plans shall be the responsibility of Purchaser or its Subsidiaries. For purposes of this paragraph, a claim is deemed incurred in the case of medical, vision or dental benefits when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of short-term or long-term disability, when the disability occurs; in the case of workers’ compensation benefits, when the event giving rise to the benefits occurs; and otherwise, at the time the AMS Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(i) In the event that the Closing Date occurs prior to the date on which discretionary bonuses that are accrued by Seller and its Affiliates in respect of the Business Subsidiaries’ fiscal year ended March 31, 2019 are paid to AMS Employees, Purchaser shall cause the Business Subsidiaries to pay discretionary bonuses to AMS Employees in respect of the Business Subsidiaries’ fiscal year ended March 31, 2019 that are in the aggregate not less than the amount accrued by Seller and its Affiliates in respect of such discretionary bonuses for the portion of the Business Subsidiaries’ fiscal year ended March 31, 2019 that occurs on or prior to the Closing Date, with such amounts to be paid on or prior to June 30, 2019.

(j) The parties hereto acknowledge and agree that all provisions contained in this Section 7.02 with respect to AMS Employees are included for the sole and exclusive benefit of the respective parties hereto and shall not create any right (i) in any other person, including AMS Employees, former employees, any participant or any beneficiary thereof in any Benefit Plan, or Purchaser Plans or (ii) to continued employment with the Business Subsidiaries or Purchaser or any of its Subsidiaries. Notwithstanding anything in this Section 7.02 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an adoption, amendment or other modification of any Benefit Plan, Seller Plan or any other employee benefit plans of Seller or the Business Subsidiaries.

(k) Seller has provided to Purchaser a list identifying each AMS Employee who participates in the Acxiom Corporation Nonqualified Deferral Plan or the Acxiom Corporation Non-Qualified Matching Contribution Plan sponsored and maintained by Seller (each such AMS Employee, a “SERP Employee”). Purchaser shall, or shall cause its Subsidiaries to, notify Seller in writing of the termination of employment of any SERP Employee within ten (10) business days following the date of such termination. Purchaser and Seller agree that the transactions contemplated by this Agreement will not constitute a “termination of employment” of the SERP Employees for purposes of Section 5.3(a) of the Acxiom Corporation Nonqualified Deferral Plan or the Acxiom Corporation Non-Qualified Matching Contribution Plan.

(l) Promptly following the date hereof (and in all events within thirty (30) days following the date hereof), Seller shall determine the final allocation of the Retention Pool and deliver award agreements to each AMS Employee set forth on Section 7.02(l) of the Disclosure Schedules, in each case, as contemplated by Section 7.02(l) of the Disclosure Schedules.

ARTICLE VIII

TAX MATTERS

8.01 Tax Returns.

(a) Seller shall prepare and timely file or cause to be prepared and timely filed when due (taking into account valid extensions) (i) all Tax Returns of or with respect to any of the Business Subsidiaries or the AMS Assets that are required to be filed on or after the date hereof and on or before the Closing Date, (ii) all income Tax Returns of or with respect to any of the Business Subsidiaries for any Tax period ending on or prior to the Closing Date and (iii) all Tax Returns of or with respect to the LiveRamp Assets (collectively, “Seller Returns”). All Seller Returns described in clause (i) or (ii) of the preceding sentence shall be prepared timely in a manner consistent with the past practices of the Business Subsidiaries unless otherwise required by applicable Law and the provisions of this Agreement.

(b) Except for Seller Returns and only if not filed on or prior to the Closing Date, Purchaser shall prepare and file or cause to be prepared and filed when due (taking into account valid extensions) all Tax Returns that are required to be filed by any of the Business Subsidiaries or with respect to the AMS Assets the due date of which (taking into account extensions of time to file) is after the Closing Date (the “Purchaser Returns”). All such Purchaser Returns relating to any Tax period or portion thereof ending on or prior to the Closing Date shall be prepared timely in a manner consistent with the past practice of the Business Subsidiaries unless otherwise required by applicable Law.

(c) Any income or other material Purchaser Return relating to any Tax period or portion thereof ending on or prior to the Closing Date and any Seller Return relating to any Tax period ending on the Closing Date (other than a Seller Affiliated Group Return) shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) by Purchaser to Seller or by Seller to Purchaser, as applicable, for review and comment not less than twenty (20) days prior to the due date for the filing of such Purchaser Return (taking into account valid extensions). Any disputes between Purchaser and Seller with respect to such Tax Returns shall be resolved by the Independent Accounting Firm, whose costs shall be borne substantially in accordance with Section 1.03(e).

(d) Prohibited Actions. Purchaser shall not, and shall cause its Affiliates not to, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) (A) in each case with respect to the Business or any Business Subsidiary, amend any Tax Return, make, change or revoke any Tax election, file any Tax Return in a jurisdiction in which Tax Returns have not previously been filed, initiate or enter into any voluntary disclosure agreement or similar agreements, extend any applicable statute of limitations or take any other similar action outside the ordinary course of business to the extent such amendment or action could materially increase Seller’s (or any of its Affiliates’) liability for Taxes under applicable Law or pursuant to the Contribution Agreement or this Agreement, or (B) take, or cause to take, any action that could materially increase, or result in or change the character of any material amount of, any income or gain that must be reported on any Tax Return filed or to be filed by Seller (or any of its Affiliates). Notwithstanding the foregoing, each party shall consider in good faith any request by the other party to make any election under Section 338 of the Code, or any comparable provision of state, local or foreign Law, with respect to any of the Business Subsidiaries, but any such election shall not be made without the prior written consent of the non-requesting party (not to be unreasonably withheld, conditioned or delayed); provided, that Buyer agrees that Seller may withhold such consent if Buyer requests that elections under Section 338(g) of the Code be made with respect to some, but not all, of the Business Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

8.02 Refunds. Any refund of Affiliated Group Taxes (including any interest in respect thereof) received by Purchaser or any of the Business Subsidiaries, and any amounts credited against such Affiliated Group Taxes in lieu of a Tax refund to which Purchaser or any of the Business Subsidiaries becomes entitled (including by way of any amended Tax Returns or any carryback filing) for any Tax period or portion thereof ending on or prior to the Closing Date shall be for the account of Seller to the extent such Affiliated Group Taxes were paid on or prior to the Closing or indemnified or otherwise economically borne by Seller or its Affiliates. Purchaser shall pay over to Seller any such refund or the amount of any such credit in lieu of a Tax refund (reduced by any costs or Taxes incurred in obtaining such refund or credit) within five (5) Business Days after receipt or, in the case of a credit in lieu of a Tax refund, after Purchaser or the Business Subsidiaries become entitled to such credit as a result thereof. For purposes of this Section 8.02, where it is necessary to apportion a refund or credit in lieu of a Tax refund between Purchaser and Seller for a Tax period that includes but does not end on the Closing Date, such refund or credit shall be apportioned between the portion of such period ending on and including the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books of the Business Subsidiaries as if such taxable period ended on and included the Closing Date, except that refunds or credits of Affiliated Group Taxes imposed on a periodic basis shall be allocated on a daily basis. Purchaser shall cooperate, and cause the Business Subsidiaries to cooperate, in obtaining any Tax refund for any Affiliated Group Taxes for any Tax period ending on or prior to the Closing Date.

8.03 Tax Sharing Agreements. Notwithstanding anything herein to the contrary, to the extent relating to the Business Subsidiaries, Seller shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or similar arrangements (which, for the avoidance of doubt, shall not include this Agreement, the Contribution Agreement or any other Transaction Document), if any, by and between any of the Business Subsidiaries, on the one hand, and Seller or any of its Subsidiaries (other than the Business Subsidiaries), on the other hand, and neither Seller nor any of its Subsidiaries (other than the Business Subsidiaries) nor any of the Business Subsidiaries shall have any rights or obligations thereunder after the Closing.

ARTICLE IX

PRE-CLOSING TERMINATION OF AGREEMENT

9.01 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the Stockholder Approvals are obtained, as follows:

(a) by mutual written agreement of Seller and Purchaser;

(b) by either Seller or Purchaser, if:

(i) the Closing shall not have occurred by January 2, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to a party, if any failure by such party to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

(ii) any Governmental Authority of competent jurisdiction shall have issued or entered any Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Sale or any material aspect of the Separation, and such Governmental Order or action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall have used its reasonable best efforts to remove such Governmental Order or other action; and provided, further, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to a party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, the issuance of such Governmental Order or taking of such action; or

(iii) the Stockholder Approvals shall not have been obtained upon a vote taken thereon at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof.

(c) by Seller:

(i) if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 2.02(c) and (B) is not capable of being cured by Purchaser by the Outside Date or, if capable of being cured, shall not have been cured by Purchaser on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following Seller’s delivery of written notice to Purchaser of such breach or failure to perform; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if Seller or the Company is then in material breach of any of its representations, warranties, covenants, agreements or other obligations under this Agreement; or

(ii) at any time prior to receipt of the Stockholder Approvals, in order to enter into a definitive agreement with respect to a Superior WholeCo Proposal, subject to the applicable terms and conditions of Section 6.07; provided that Seller shall have paid the Termination Fee to Purchaser in accordance with Section 9.03 substantially concurrently with or prior to such termination.

(d) by Purchaser, if:

(i) Seller or the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 2.02(b) and (B) is not capable of being cured by Seller or the Company by the Outside Date or, if capable of being cured, shall not have been cured by Seller or the Company on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following Purchaser’s delivery of written notice to Seller or the Company of such breach or failure to perform;

provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if Purchaser is then in material breach of any of its representations, warranties, covenants, agreements or other obligations under this Agreement; or

(ii) at any time prior to the receipt of the Stockholder Approvals, an Adverse Recommendation Change shall have occurred.

9.02 Effect of Termination. Any termination of this Agreement pursuant to Section 9.01 shall be effective immediately upon delivery of written notice thereof by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made (other than Section 9.01(a), which termination shall be effective upon the effectiveness of such mutual written agreement), and this Agreement shall become null and void and there shall be no liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 9.03 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from fraud or any willful and material breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 9.03 or in any other provision of this Agreement, the aggrieved party shall be entitled to all remedies available at Law or in equity; and provided, further, that the Confidentiality Agreement, this Section 9.02, Section 9.03 and Article XI shall survive any termination of this Agreement pursuant to Section 9.01. For purposes of this Agreement, “willful and material breach” means a breach that is material, and that is caused by an action or omission that the breaching party knew was, or would reasonably be expected to result in, a material breach.

9.03 Termination Fee.

(a) If, but only if, the Agreement is terminated by:

(i) (A) Purchaser pursuant to Section 9.01(d)(i), or (B) either Purchaser or Seller pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), and in the case of either clause (A) or clause (B) (x) a Competing AMS Proposal or a WholeCo Proposal shall have been publicly disclosed or shall have become publicly known after the execution of this Agreement and prior to the date of such termination and such Competing AMS Proposal or such WholeCo Proposal shall not have been publicly withdrawn at least ten (10) Business Days prior to the date of the Stockholders’ Meeting and (y) within twelve (12) months after such termination, Seller consummates or enters into a definitive agreement for any Competing AMS Proposal or WholeCo Proposal (provided, however, that for purposes of this Section 9.03(a)(i), the reference to “any AMS Assets” in the definition of Competing AMS Proposal shall be deemed to be a reference to “more than 25% of AMS Assets” and the references to “20%” in the definition of WholeCo Proposal shall be deemed to be references to “50%”);

(ii) Seller pursuant to Section 9.01(c)(ii); or

(iii) Purchaser pursuant to Section 9.01(d)(ii);

then, in any such case, Seller or the Company shall pay, or cause to be paid, to Purchaser $86,250,000 (the “Termination Fee”). Any payment required to be made under this Section 9.03(a) shall be made by wire transfer of immediately available funds to the account or accounts designated by Purchaser, (x) in the case of clause (i) above, on the same day as the earlier of the entry into a definitive agreement and consummation of the transaction contemplated therein, (y) in the case of clause (ii) above, simultaneously with or prior to such termination and (z) in the case of clause (iii), promptly, but in no event later than three (3) Business Days after the date of such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall Seller be required to pay the Termination Fee on more than one occasion.

(c) If this Agreement is terminated by (i) Seller or Purchaser pursuant to Section 9.01(b)(iii), (ii) Seller or Purchaser pursuant to Section 9.01(b)(i) and as of the date of such termination the condition set forth in Section 2.02(a)(iv) has not been satisfied or (iii) Seller or Purchaser pursuant to Section 9.01(b)(ii) with respect to the Separation, then in any such case, Seller or the Company shall pay, or cause to be paid, to Purchaser all Purchaser Expenses, such payment to be made promptly, but in no event later than three (3) Business Days after the date of such termination. Purchaser Expenses shall reduce, on a dollar-for-dollar basis, any Termination Fee that becomes due and payable under Section 9.03(a).

(d) Notwithstanding anything to the contrary set forth in this Agreement, and except in the case of fraud or any willful and material breach of this Agreement, Purchaser’s right to receive payment from Seller of the Termination Fee pursuant to Section 9.03(a) shall, in circumstances in which the Termination Fee is owed, constitute the sole and exclusive remedy of Purchaser against Seller and any of its respective former, current or future general or limited partners, stockholders, members, managers, Representatives or assignees (collectively, the “Seller Related Parties”)

for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Seller Related Parties shall have any further liability or obligation related to or arising out of this Agreement or the Transactions (except that Seller shall also be obligated with respect to Section 9.03(e)).

(e) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Purchaser in the circumstances in which such fee is payable and which do not involve fraud or willful and material breach of this Agreement, except as expressly set forth herein, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, Purchaser would not enter into this Agreement; accordingly, if Seller fails to timely pay any amount due pursuant to this Section 9.03, in addition to the Termination Fee, Seller shall pay Purchaser its reasonable and documented out-of-pocket fees and expenses (including fees and expenses of counsel) in connection with the collection of such overdue amount, including any Actions in connection therewith, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE X

DEFINITIONS

10.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“Acceptable Confidentiality Agreement” has the meaning ascribed to such term in Section 6.07(k)(i).

“Accounting Principles” has the meaning ascribed to such term in Section 1.03(a).

“Actions” means any action, claim, suit, proceeding, arbitration, subpoena, civil investigative demand or Governmental Authority investigation.

“Adverse Effect on the Debt Financing” has the meaning ascribed to such term in Section 1.03(a).

“Adverse Recommendation Change” has the meaning ascribed to such term in Section 6.07(f).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

“Affiliated Group Taxes” has the meaning ascribed to such term in the Contribution Agreement.

“Agreement” means this Membership Interest Purchase Agreement, the Disclosure Schedules and the Exhibits hereto.

“Alien Employees” has the meaning ascribed to such term in Section 7.02(f).

“Alternative Debt Financing” has the meaning ascribed to such term in Section 6.03(b).

“AMS Assets” has the meaning ascribed to such term in the Contribution Agreement.

“AMS Employee” means any individual who is employed by a Business Subsidiary as of the Closing Date.

“AMS Liabilities” has the meaning ascribed to such term in the Contribution Agreement.

“Antitrust Laws” means any applicable Law or other legal restraint designed to govern competition, trade regulation or foreign investment matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade.

“Arvest Loan” means the loan from Arvest Bank to Acxiom Corporation, dated as of January 30, 2004, by and between the Company and Arvest Bank, as modified by that certain Debt Modification agreement between the Company and Arvest Bank, dated as of June 5, 2013.

“Assumed Business Benefit Plan” means each Benefit Plan that provides for defined benefit pension benefits for AMS Employees located in the United Kingdom.

“Base Purchase Price” has the meaning ascribed to such term in Section 1.02.

“Benefit Plan” means each compensation or benefit plan, program, arrangement, policy or agreement set forth on Section 3.12(a) of the Disclosure Schedules, which includes all such compensation or benefit plans, programs, arrangements, policies and agreements, whether written or unwritten, including any such plan, program, arrangement, policy or agreement that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, whether or not such employee welfare benefit plan is subject to ERISA, an employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such pension plan is subject to ERISA, or health, medical, dental, disability, accident or life insurance or a bonus, incentive, deferred compensation, Tax gross-up, vacation, stock purchase, stock option, restricted stock or other equity-based award, severance, termination, retention, retirement, savings, employment, change of control, vacation, fringe benefit or any similar plan, program, arrangement or agreement, which the Business Subsidiaries sponsor, maintain or contribute to (or are required to be contributed to) or in respect of which will have any Liability from and after the Closing Date; provided that the term “Benefit Plan” shall not include any arrangement or portion thereof that is any plan, fund or arrangement to the extent funded exclusively by employer side employment taxes, social or national insurance contributions or similar contributions to a governmental fund with respect to the wages of an employee. For purposes of clarification, plans or arrangements sponsored, maintained, or contributed to by Seller in respect of which the Business Subsidiaries will not have any Liability from and after the Closing, including any Seller Plan, will not constitute “Benefit Plans” for purposes of this Agreement.

“Books and Records” means all files, documents, instruments, correspondence, data, papers and other books and records of the Business Subsidiaries to the extent relating to the Business, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, drawings, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, customer lists, computer files and programs, retrieval programs and operating data and plans, in all cases whether in paper, data, electronic, microfilm, microfiche, computer tape or disc, magnetic tape or any other form.

“Business” has the meaning ascribed to the term “AMS Business” under the Contribution Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Little Rock, Arkansas.

“Business Employees” has the meaning ascribed to such term in Section 3.13(d).

“Business Intellectual Property” means Intellectual Property Rights used or held for use by any of the Business Subsidiaries in the conduct of the Business, including Owned Business Intellectual Property and Seller Licensed Software.

“Business Material Adverse Effect” means any circumstance, event, development, effect, change or occurrence that, individually or in the aggregate, (A) would or would reasonably be expected to prevent, materially delay or materially impair the ability of Seller, the Company or their respective Subsidiaries to consummate the Sale or any material portion of the Separation or (B) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operation or condition (financial or otherwise) of the Business, taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes in general economic, financial market, or United States or global political conditions; (ii) general changes or developments in any of the industries or markets in which the Business Subsidiaries operate; (iii) changes in any applicable Laws or applicable accounting regulations or principles, including GAAP, or official or judicial interpretations thereof or changes in the accounting rules or regulations of the SEC, or official or judicial interpretations thereof; (iv) any change in the price or trading volume of Seller’s securities, in and of itself; (v) any failure by the Business Subsidiaries to meet published analyst estimates or expectations of revenues, earnings or other financial performance or results of operations for any period, in and of itself; (vi) any failure by the Business Subsidiaries to meet internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself; (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters or other force majeure events; (viii) the announcement, consummation or existence of this Agreement and the Transactions, including the threat of or the initiation of any Action by any stockholder with respect to this Agreement, or any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Business Subsidiaries, in each case due to the announcement and performance of this Agreement or the identity of the parties to this Agreement (or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the Business), or the performance of this Agreement and the Transactions, including compliance with the covenants set forth herein; (ix) any action taken by Seller, or which Seller causes to be taken by any of the Business Subsidiaries, in each case which is required or contemplated by or resulting from this Agreement or the Contribution Agreement; and (x) any actions taken (or omitted to be taken) at the express written request of, or expressly consented to in writing by, Purchaser; provided, however, that the facts, circumstances, events, developments, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Business Material Adverse Effect has occurred to the extent (but only to such extent) such circumstances, events, developments, changes or occurrences have a disproportionate adverse impact on the Business Subsidiaries, taken as a whole, relative to the other participants in the industries or markets in which the Business Subsidiaries operate; provided, further, that the exceptions in clauses (iv) through (vi) above shall not prevent or otherwise affect a determination that the underlying cause of any failure or change referred to therein has had or contributed to a Business Material Adverse Effect.

“Business Subsidiaries” means the Company and the Subsidiaries of the Company (after giving effect to the Holdco Merger and the Separation).

“Carve-Out Financial Statements” has the meaning ascribed to such term in Section 3.07(a).

“Cash” means cash, cash equivalents and marketable securities with remaining maturities of less than three (3) months of the Business Subsidiaries (other than all restricted cash of the Business Subsidiaries, including but not limited to, cash subject to restrictions or limitations on use or distribution by law, contract or otherwise including, by any Governmental Authority), less any outstanding checks and wire transfers and excluding any cash pledged as securing rent deposits, any certificates of deposit and any other cash held as collateral in respect of liabilities to any other Person.

“Change in Control Payment” means (i) the Retention Pool and any applicable employer-paid portion of payroll taxes payable in connection with the payments made thereunder, in each case payable by the Company or any of its Subsidiaries and (ii) any transaction, retention, change in control or similar bonuses, severance payments and other employee-related change of control payments payable by the Company or any of its Subsidiaries as of or after the Closing (including any Transaction Payroll Taxes) as a result of, or in connection with, the consummation of the Transactions. Notwithstanding anything herein to the contrary, a severance payment for an AMS Employee (including the employer portion of any withholding, payroll, employment or similar Taxes associated therewith) that is triggered by the occurrence of (i) the Transactions, followed by (ii) a subsequent termination at or after the Closing Date of such AMS Employee’s employment with the Company or any of its Subsidiaries shall not be deemed a Change in Control Payment, unless such AMS Employee has the right to resign and collect severance as a result of the Transactions without any additional act or omission by Purchaser or any of its Affiliates.

“Closing” has the meaning ascribed to such term in Section 2.01(a).

“Closing Adjustment Threshold” means $1,000,000.

“Closing Cash” has the meaning ascribed to such term in Section 1.03(b).

“Closing Date” has the meaning ascribed to such term in Section 2.01(a).

“Closing Debt” has the meaning ascribed to such term in Section 1.03(b).

“Closing Net Working Capital” has the meaning ascribed to such term in Section 1.03(b).

“Closing Transaction Expenses” has the meaning ascribed to such term in Section 1.03(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitment Letter” has the meaning ascribed to such term in Section 4.10(a).

“Company” has the meaning ascribed to such term in the preamble of this Agreement.

“Company Common Stock” means the common stock, par value $0.10 per share, of the Company.

“Company Purchase Price” means the Purchase Price (as finally determined pursuant to Section 1.03), and together with all other amounts relevant to the Company Purchase Price Allocation, including any AMS Liabilities (and any other liabilities deemed assumed by the Company) that are treated as assumed by the Company at the Closing for U.S. federal income Tax purposes.

“Company Purchase Price Allocation” has the meaning ascribed to such term in Section 1.05(a).

“Company Recommendation” has the meaning ascribed to such term in Section 3.02(g).

“Company Reports” has the meaning ascribed to such term in Section 3.07(b).

“Company Stock Plan” means any plan, program, policy, agreement or arrangement pursuant to which any Employee Options or Employee RSUs were granted.

“Competing AMS Proposal” has the meaning ascribed to such term in Section 6.07(k)(ii).

“Confidentiality Agreement” has the meaning ascribed to such term in Section 6.06(b).

“Consent” means any consent, approval, authorization, clearance, waiver, Permit, grant, agreement, certificate, exemption, order, registration, declaration, filing, notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under Antitrust Laws of applicable jurisdictions, in each case required to permit the consummation of the Transactions.

“Continuation Period” has the meaning ascribed to such term in Section 7.02(a).

“Contract” means any written or oral contract, agreement, lease, license, indenture, note, bond, undertaking, obligation, commitment or instrument that is legally binding and has not expired.

“Contribution Agreement” has the meaning ascribed to such term in the recitals of this Agreement.

“Contribution Transactions” means the transactions contemplated by the Contribution Agreement.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 or 4971 of the Code, or (d) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Copyrights” has the meaning ascribed to such term in the definition of “Intellectual Property Rights.”

“Counsel” has the meaning ascribed to such term in Section 11.15.

“Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement dated as of June 20, 2017 among Seller, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

“Current Assets” means only those categories shown on Exhibit B as current assets and as determined in accordance with the Accounting Principles.

“Current Liabilities” means only those categories shown on Exhibit B as current liabilities and as determined in accordance with the Accounting Principles.

“D&O Insurance” has the meaning ascribed to such term in Section 6.09(a).

“Data Protection Laws” means all applicable Laws related to data protection, data privacy, data security, cross-border data transfer, financial privacy, health privacy, breach notification, and consumer marketing in the European Union (including the United Kingdom), the United States of America, or elsewhere in the world (including but not limited to the GDPR).

“Dave Ward Owned Property” has the meaning ascribed to it on Schedule 3.14(c) of the Disclosure Schedules.

“Debt” means all obligations of the Business Subsidiaries, without duplication, in respect of (a) indebtedness for borrowed money (including in respect of outstanding principal and accrued and unpaid interest), all fees, premiums, prepayment penalties, breakage costs or similar charges or expenses or other obligations owed as a result of the early repayment or redemption thereof, (b) all obligations evidenced by notes, bonds, debentures, debt securities or other similar instruments, including any of the foregoing categories of obligations incurred in connection with the acquisition of property, assets or business, (c) capital lease obligations, (d) the deferred portions or installments of purchase price of property or services (including earn-outs, milestone payments and other similar payments), (e) any bankers’ acceptance or letters of credit or similar facilities, in each case only to the extent drawn or otherwise not contingent, including the principal, interest and fees owing thereon, (f) all payment obligations under any interest rate swap agreements, interest rate hedge agreements or any other financial hedging or swap arrangements or similar agreements to which the Business Subsidiaries are party (including any obligations that may arise upon the termination thereof), (g) payment obligations secured by any lien on the assets or properties of any Business Subsidiary, including the Arvest Loan, whether or not the obligations secured thereby have been assumed by any Business Subsidiary, (h) Taxes (if any) arising out of a LiveRamp Sale which the Business Subsidiaries are obligated to pay,(i) all unfunded or underfunded pension obligations of the Business Subsidiaries, (j) any non-income tax reserves, or (k) all obligations of others of the nature referred to in clauses (a) through (j) above guaranteed or counter-indemnified directly or indirectly in any manner by a Business Subsidiary or for which such Business Subsidiary is otherwise liable. Notwithstanding the foregoing and for the avoidance of doubt, “Debt” shall exclude any Taxes, other than as expressly set forth herein.

“Debt Financing” has the meaning ascribed to such term in Section 4.10(a).

“Debt Financing Sources” shall mean Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A. (in their respective capacities as lenders, arrangers, bookrunners, managers and/or agents under the Commitment Letter), and any of their respective affiliates, each acting pursuant to the Commitment Letter (or any other debt financing source and its affiliates that may become party to the Commitment Letter as the same may be amended, supplemented, modified, waived or replaced in accordance with the definition thereof), and any other institutions or persons who provide any portion of the Debt Financing, and any other institutions or persons who provide any portion of the Debt Financing or Alternative Debt Financing (including who become lenders or purchasers with respect to any joinder agreements, indentures or credit agreements related thereto), any of such person’s affiliates and any of such person’s or any of its affiliates’ respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners, and their respective successors and assigns; provided, for the avoidance of doubt, that the Purchaser and its Affiliates shall not constitute Debt Financing Sources.

“Delayed Transfer” has the meaning ascribed to such term in the Contribution Agreement.

“Delayed Transfer Assets” has the meaning ascribed to such term in the Contribution Agreement.

“Delayed Transfer Liabilities” has the meaning ascribed to such term in the Contribution Agreement.

“Designated Persons” has the meaning ascribed to such term in Section 11.15.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Disclosure Schedules” means the disclosure schedules delivered by Seller to Purchaser in connection with, and upon execution of, this Agreement.

“Dispute Notice” has the meaning ascribed to such term in Section 1.03(c).

“Employee Option” means any option to purchase Company Common Stock, which award is outstanding as of immediately prior to the Closing.

“Employee Performance Awards” has the meaning ascribed to such term in Section 7.01.

“Employee RSU” means any restricted stock unit covering Company Common Stock, which award is outstanding as of immediately prior to the Closing.

“Encumbrance” means any encumbrance, restriction, lien, charge, pledge, mortgage, deed of trust, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, encroachment, right of occupation, any matter capable of registration against title, option, right of pre-emption or privilege or any agreement or other commitment, whether written or oral, to create any of the foregoing (excluding restrictions on transfer arising under securities Laws) or title defect of any nature; provided, that “Encumbrance” does not include non-exclusive licenses or covenants not to sue or assert with respect to Intellectual Property Rights granted in the ordinary course of business.

“Enforceability Limitations” has the meaning ascribed to such term in Section 3.02(c).

“Environmental Law” means any Law or Governmental Order relating to pollution or protection of human health or safety or the environment (including air, water vapor, surface water, groundwater, drinking water, supply, surface or subsurface land or strata and natural resources), including Laws relating to (1) Releases or threatened Releases of, or exposure to, Hazardous Materials; (2) the manufacture, processing, generation, distribution, use, treatment, storage, containment (whether aboveground or underground), transport or handling of Hazardous Materials; (3) endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources; (4) conservation, emissions or control of greenhouse gases; and (5) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials or Permits in respect of any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with any of the Business Subsidiaries would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Estimated Cash” has the meaning ascribed to such term in Section 1.03(a).

“Estimated Closing Adjustment Amount” has the meaning ascribed to such term in Section 1.03(a).

“Estimated Closing Statement” has the meaning ascribed to such term in Section 1.03(a).

“Estimated Debt” has the meaning ascribed to such term in Section 1.03(a).

“Estimated Net Working Capital” has the meaning ascribed to such term in Section 1.03(a).

“Estimated Purchase Price” has the meaning ascribed to such term in Section 1.02.

“Estimated Transaction Expenses” has the meaning ascribed to such term in Section 1.03(a).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations thereunder.

“Existing Company Credit Facilities” means the Credit Agreement, Guaranty and Security Agreement.

“FCPA” has the meaning ascribed to such term in Section 3.10(c)(i).

“Fee Letter” has the meaning ascribed to such term in the definition of “Purchaser Financing Expenses.”

“Final Closing Adjustment Amount” has the meaning ascribed to such term in Section 1.03(f).

“Final Post-Closing Statement” has the meaning ascribed to such term in Section 1.03(f).

“Form of Agreement” has the meaning ascribed to such term in Section 3.12(a).

“GAAP” means generally accepted accounting principles in the United States.

“GDPR” means the European Union General Data Protection Regulation (EU) 2016/679 and any amendments thereto, and the corresponding Laws of any European Union Member State.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Governmental Authority” means any United States federal, state or local or any non-United States governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered or issued by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Guaranty” means the Third Amended and Restated Guaranty Agreement, dated June 20, 2017, by and among the subsidiaries of the Company from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all materials, chemicals, substances or wastes defined as “hazardous,” “pollutant,” “contaminant,” “radioactive,” “harmful,” “toxic” or words of similar import, or regulated as such or for which liability standards of conduct may be imposed, under any Environmental Law, including petroleum and petroleum products, asbestos or asbestos- containing material or products, urea formaldehyde or polychlorinated biphenyls or materials containing same, lead paint or materials, toxic or hazardous mold, greenhouse gases or other substances that may have an adverse effect on human health or the environment (including ambient air, vapor, surface water, groundwater, land surface or subsurface strata and natural resources) and any hazardous solid waste.

“Holdco Merger” has the meaning ascribed to such term in the recitals of this Agreement.

“Holdco Merger Agreement” has the meaning ascribed to such term in the recitals of this Agreement.

“Holdco Sub” has the meaning ascribed to such term in Section 1.01(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Independent Accounting Firm” has the meaning ascribed to such term in Section 1.03(d).

“Intellectual Property Rights” means any and all intellectual property rights, whether arising under the Laws of the United States or any foreign jurisdiction, including all of the following: (A) patents, patent applications and similar rights in patentable inventions (including utility, utility model, design patents and certificates of invention), including all reissues, reexaminations, divisionals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (B) trademarks, service marks, trade dress rights, trade names, logos, slogans, fictitious and other business names, brand names and other indicia of origin (whether registered or unregistered or common law), including all applications and registrations for the foregoing and all goodwill associated with the foregoing (“Marks”); (C) works of authorship, copyrights (whether registered or unregistered), and rights in copyrightable subject matter in published and unpublished works of authorship, including copyrights in Software and all applications and registrations for all of the foregoing (“Copyrights”); (D) (i) trade secret rights in confidential and proprietary information (including trade secret rights in confidential and proprietary inventions, processes, designs, formulae, methods, data, models, tools, algorithms, Software architectures, know-how, ideas, research and development) and (ii) any other materials falling within the definition of “trade secrets” as set forth in 18 U.S. Code Section 1890 (“Defend Trade Secrets Act of 2016”) (“Trade Secrets”); (E) Internet domain names and social media accounts; (F) rights with respect to databases and other compilations and collections of data or information; (G) any rights equivalent or similar to any of the foregoing; and (H) registrations, applications, extensions, reversions and renewals for any of the foregoing.

“Intercompany Agreements” has the meaning ascribed to such term under the Intercompany Framework Agreement.

“Intercompany Framework Agreement” means that certain Intercompany Framework Agreement, to be dated as of the Closing, by and between the Company and LiveRamp, the form of which is attached hereto as Exhibit C.

“Interested Stockholder” has the meaning ascribed to such term in Section 4.06(b).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge as of the date hereof, after reasonable inquiry, of the officers and employees of Seller listed in Section 10.01 of the Disclosure Schedules.

“Law” means any federal, national, state or local, whether foreign, multi-national, or domestic, law (including common law), statute, treaty, regulation, ordinance, rule, judgment, Governmental Order, decree, approval, Permit, requirement or other governmental restriction, in each case having the force and effect of law, or binding interpretation or administration of any of the foregoing by, any Governmental Authority that is issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of, any Governmental Authority.

“Lease” has the meaning ascribed to such term in Section 3.14(a).

“Leased Real Property” has the meaning ascribed to such term in Section 3.14(a).

“Legacy Intercompany Agreements” means a Contract between an AMS Entity, on the one hand, and a LiveRamp Entity, on the other hand, in each case as defined in the Contribution Agreement.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, determined or determinable, secured or unsecured, or subordinated or unsubordinated, including those arising under any Law, Action or Governmental Order and those arising under any Contract, arrangement or undertaking (but excluding any future performance obligations under any such Contracts, arrangements or undertakings).

“LiveRamp” has the meaning ascribed to such term in the preamble to this Agreement.

“LiveRamp Assets” has the meaning ascribed to such term in the Contribution Agreement.

“LiveRamp Entity” has the meaning ascribed to such term in the Contribution Agreement.

“LiveRamp Liabilities” has the meaning ascribed to such term in the Contribution Agreement.

“LiveRamp Sale” means any Third Party purchasing or otherwise acquiring, directly or indirectly, in one transaction or a series of transactions, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, recapitalization, liquidation, dissolution, tender offer, exchange offer or any similar transaction for any one or more of the LiveRamp Assets that constitute twenty percent (20%) or more of the LiveRamp Assets.

“LLC Conversion” has the meaning ascribed to such term in the recitals of this Agreement.

“Marks” has the meaning ascribed to such term in the definition of “Intellectual Property Rights.”

“Material Contracts” has the meaning ascribed to such term in Section 3.18.

“Membership Interests” means all of the membership interests of the Company, including any membership interests issued between the date hereof and the Closing (after giving effect to the Holdco Merger and the LLC Conversion).

“Names and Marks” has the meaning ascribed to such term in Section 6.13(a).

“Nasdaq” means the Nasdaq Global Select Market.

“Net Working Capital” means Current Assets minus Current Liabilities.

“New Commitment Letters” has the meaning ascribed to such term in Section 6.07(h).

“Non-U.S. Benefit Plan” means any Benefit Plan maintained pursuant to the Laws of a country other than the United States.

“Non-U.S. Employees” means the employees who are employed by any of the Business Subsidiaries domiciled outside of the United States.

“Notice of Adverse Recommendation Change” has the meaning ascribed to such term in Section 6.07(h).

“Notice of Superior WholeCo Proposal” has the meaning ascribed to such term in Section 6.07(h).

“Notice Period” has the meaning ascribed to such term in Section 6.07(h).

“Open Source Software” means, any Software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft”, or under a similar licensing or distribution model or under a contract that (i) has been approved as an open source license by the Open Source Initiative (including Software licensed under any license listed at www.opensource.org) or Free Software Definition (as promulgated by the Free Software Foundation), or that contains or is derived from any such Software, or (ii) provides as a condition or covenant of use, modification or distribution of the licensed Software, that such Software, or other Software derived from, or linked to, such Software or into or with which such Software is incorporated, combined or distributed (A) be redistributable at no charge, (B) be licensable and/or redistributed to third parties for the purpose of making derivative works or under all or some of the terms of such contract, or (C) be distributed or otherwise disclosed or made available in source code form.

“Outside Date” has the meaning ascribed to such term in Section 9.01(b)(i).

“Owned Business Intellectual Property” means Business Intellectual Property that is owned or purported to be owned by any of the Business Subsidiaries, including any Proprietary Software.

“Owned Real Property” has the meaning ascribed to such term in Section 3.14(b).

“Participant” means, with respect to any Benefit Plan, each current or former employee, officer, director, independent contractor or other individual service provider of the Business Subsidiaries or any other Business Employee (in each case, including such individual’s covered dependents) and each other Person eligible to participate, or participates, in such Benefit Plan.

“Patents” has the meaning ascribed to such term in the definition of “Intellectual Property Rights.”

“Patent Cross License Agreement” means that certain Patent Cross License Agreement, to be dated as of the Closing, by and between the Company and LiveRamp, the form of which is attached hereto as Exhibit E.

“Payoff Amount” has the meaning ascribed to such term in Section 6.17.

“Payoff Letter” has the meaning ascribed to such term in Section 6.17.

“Performance Award Agreement” has the meaning ascribed to such term in Section 7.01.

“Permit” means any permit, license, variance, franchise or authorization of any Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances imposed by Law or Leases such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’, and vendors’ liens and other statutory liens securing obligations which are not yet delinquent or the validity or amount of which are being contested in good faith by appropriate actions; (b) Encumbrances that do not, individually or in the aggregate, materially impair or materially interfere with the present use of the assets or otherwise materially impair present business operations; (c) Encumbrances for Taxes, assessments and other governmental charges not yet delinquent or the validity of which is being contested in good faith by appropriate actions or that are reserved on the balance sheets included in the Company’s financial statements; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) all matters of record, reciprocal easement agreements and other encumbrances that do not, and would not be reasonably expected to, materially detract from the use or operation of the property or other asset subject thereto as currently used or operated by Seller or any of the Business Subsidiaries; (f) all applicable zoning, entitlement, conservation restrictions, land use restrictions and other governmental rules and regulations which are not violated by the current use of the existing improvements on the Real Property; (g) matters that would be disclosed by a current survey of the Real Property; (h) with respect to Real Property, easements or claims of easements, boundary line disputes, overlaps, encroachments and assessments, rights of parties in possession without options to purchase or rights of first refusal and title to any portion of the premises lying within the right of way or boundary of any public road or private road that would be disclosed by a current survey of the Real Property, in each case that do not materially interfere with the Business as presently conducted; (i) Encumbrances incurred in the ordinary course of business or (j) Encumbrances arising through or under landlords of Leased Real Property and not the responsibility of Seller or any of the Business Subsidiaries.

“Permitted LiveRamp Proposal” has the meaning ascribed to such term in Section 6.07(k)(iii).

“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Data” means any data or information in any media that constitutes “personal data,” “personal information,” or the equivalent under any applicable Data Protection Law or Privacy Policies.

“Post-Closing Statement” has the meaning ascribed to such term in Section 1.03(b).

“Privacy Policies” has the meaning ascribed to such term in Section 3.15(g).

“Proprietary Software” has the meaning ascribed to such term in Section 3.15(a).

“Proxy Statement” means a proxy statement relating to the Stockholders’ Meeting, as amended or supplemented from time to time.

“Purchase Price” has the meaning ascribed to such term in Section 1.02.

“Purchase Price Adjustment” has the meaning ascribed to such term in Section 1.03(f).

“Purchaser” has the meaning ascribed to such term in the preamble to this Agreement.

“Purchaser Expenses” means all of Purchaser’s reasonably documented out-of-pocket fees and expenses (including the Purchaser Financing Expenses) actually incurred by Purchaser or its Subsidiaries on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement and the Transaction Documents, including the financing thereof, which amount shall not be greater than ($15,000,000).

“Purchaser Financing” has the meaning ascribed to such term in Section 6.03(d)(i).

“Purchaser Financing Expenses” means the following Purchaser Expenses payable by Purchaser or its Subsidiaries on or prior or to or as a result of the termination of this Agreement in connection with the Purchaser Financing (including an Alternative Debt Financing): (i) the Structuring Fee, Upfront Fee and Ticking Fee (if any) as defined in and payable pursuant to the fee letter executed in connection with the Commitment Letter (the “Fee Letter”), (ii) the initial purchaser or underwriting commission or discount (if any) required to be paid pursuant to Section 5 of the engagement letter (executed in connection with the Commitment Letter) in connection with any offering of debt securities by Purchaser or any of its Subsidiaries the proceeds of which are to be used to finance the Sale (excluding such discount, commissions or fees required to be paid in connection with any such offering of debt securities by Purchaser or any of its Subsidiaries) and (iii) any premium (not in excess of 1.00%) required to be paid to the holders of any securities issued pursuant to the preceding clause (ii) in the event that the Closing fails to occur and such securities are required to be redeemed by Purchaser or any of its Subsidiaries.

“Purchaser Plans” has the meaning ascribed to such term in Section 7.02(c).

“Purchaser Returns” has the meaning ascribed to such term in Section 8.01(b).

“Purchaser’s Allocation” has the meaning ascribed to such term in Section 1.05(a).

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered Owned Business IP” has the meaning ascribed to such term in Section 3.15(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, dumping, disposal, leaching or migration into the environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, the directors, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) of such Person and its Affiliates.

“Retention Pool” means the pool established by the Seller in the amount of $10 million intended to retain and incentivize key Business Employees, as initially set forth in Section 7.02(l) of the Disclosure Schedules.

“Sale” has the meaning ascribed to such term in the recitals of this Agreement.

“Sanctioned Country” has the meaning ascribed to such term in Section 3.10(c).

“Sanctioned Persons” has the meaning ascribed to such term in Section 3.10(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Section 280G Deduction Loss Amount” means the value of any deduction (determined assuming an applicable tax rate of 26.1%) that will not be available to Purchaser or any of its Affiliates (including, for this purpose, the Business Subsidiaries) in connection with the payment of any “excess parachute payment” (within the meaning of Section 280G of the Code) on account of Section 280G of the Code (and any substantially similar state or local tax law) in connection with the consummation of the transactions contemplated by the Transaction Documents, determined assuming that any payments that could be excess parachute payments are made immediately following the Closing.

“Securities Act” means the Securities Act of 1933, and the rules and regulations thereunder.

“Security Agreement” means the Fourth Amended and Restated Pledge and Security Agreement, dated June 20, 2017, by and among Company, the subsidiaries of the Company from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Seller” has the meaning ascribed to such term in the preamble to this Agreement.

“Seller Affiliated Group Return” has the meaning ascribed to such term in Section 6.06(a).

“Seller Licensed Software” means all Software licensed to the Seller (to the extent related to the Business) or any of the Business Subsidiaries.

“Seller Plan” means any compensation or benefit plan, program, arrangement, policy or agreement, whether written or unwritten, including any such plan, program, arrangement, policy or agreement that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, whether or not such employee welfare benefit plan is subject to ERISA, an employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such pension plan is subject to ERISA, or health, medical, dental, disability, accident or life insurance or a bonus, incentive, deferred compensation, Tax gross-up, vacation, stock purchase, stock option, restricted stock or other equity-based award, severance, termination, retention, retirement, savings, employment, change of control, vacation, fringe benefit or any similar plan, program, arrangement or agreement, which is sponsored, maintained or contributed to (or required to be contributed to) by the Seller or any of its Affiliates and that benefits a Business Employee (or any of their respective covered dependents), other than a Benefit Plan.

“Seller Related Parties” has the meaning ascribed to such term in Section 9.03(d).

“Seller Returns” has the meaning ascribed to such term in Section 8.01(a).

“Seller’s Allocation Notice” has the meaning ascribed to such term in Section 1.05(a).

“SERP Employee” has the meaning ascribed to such term in Section 7.02(k).

“Software” means (i) computer programs, including application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form; (ii) computer databases, including all data and information included in such databases; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.

“Stockholder Approvals” means, collectively, (a) the adoption of a resolution authorizing the Sale (as required by the DGCL) and (b) the adoption of a resolution authorizing the Holdco Merger and the LLC Conversion (as required by the DGCL), in each case by the holders of 66 2/3% of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting.

“Stockholders’ Meeting” has the meaning ascribed to such term in Section 6.04(a)(iii).

“Subsidiary” means, with respect to any Person, any other Person of which (i) voting power to elect a majority of the board of directors (or equivalent governing body) with respect to such other Person is held by the first mentioned Person and/or by any one or more of its other Subsidiaries or (ii) more than 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its other Subsidiaries.

“Superior WholeCo Proposal” has the meaning ascribed to such term in Section 6.07(k)(iv).

“Surveys” has the meaning ascribed to such term in Section 6.18.

“Target Working Capital” means $21,220,000.

“Tax” or “Taxes” means (i) any taxes of any kind whatsoever, including any federal, state, local or foreign income, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum and occupation taxes, imposts, duties, withholdings, charges, fees, levies or other assessments, in each case in the nature of a tax, imposed by any Governmental Authority, whether domestic or foreign, together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and (ii) any liability for payment of amounts described in clause (i) of this definition as a result of transferee or successor liability or being a member of an affiliated, consolidated, combined, aggregate or unitary group for any period, or otherwise through operation of Law.

“Tax Return” means any return, declaration, report, claim for refund or information return, certificate, bill, statement or other written information filed or required to be filed with any Governmental Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning ascribed to such term in Section 9.03(a).

“Third Party” means any Person or group other than Purchaser and its Affiliates or Seller and its Affiliates.

“Trade Secrets” has the meaning ascribed to such term in the definition of “Intellectual Property Rights.”

“Transaction Documents” means, collectively, this Agreement, the Contribution Agreement, the Intercompany Framework Agreement, the Intercompany Agreements, the Patent Cross License Agreement, the Transition Services Agreement, any material agreement relating to the Separation and the Transfer Documents.

“Transaction Expenses” means, to the extent unpaid at the Closing, all costs, fees and expenses incurred in connection with the negotiation, execution, performance and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, any sales process or other strategic review process by and with respect to the Company or Seller, including, but not limited to, any Competing AMS Proposal, Permitted LiveRamp Proposal or WholeCo Proposal) to the extent such costs, fees and expenses are payable or reimbursable by any of the Business Subsidiaries in respect of (a) brokerage fees, commissions, finders’ fees or financial advisory fees (including fees of Evercore Group L.L.C. and Morgan Stanley & Co. LLC), (b) fees and expenses of legal counsel, accountants, consultants, data room providers and other experts and advisors so incurred (including fees of Wilson Sonsini Goodrich & Rosati, Professional Corporation and Baker & McKenzie LLP), (c) fees and expenses related to any D&O Insurance, (d) the Separation, including, but not limited to, one-time severance, IT and other Separation costs, (e) any Change in Control Payments or (f) any Section 280G Deduction Loss Amount. For the avoidance of doubt, Transaction Expenses shall not include Taxes or any such costs, fees and expenses paid or payable by Seller or any Subsidiary of Seller that is not a Business Subsidiary.

“Transaction Payroll Taxes” means the employer-paid portion of any payroll or employment Taxes payable in connection with any Change in Control Payments.

“Transactions” means, collectively, the Separation, including the Contribution Transactions and the other transactions contemplated by the Transfer Documents, Holdco Merger, LLC Conversion and the Sale.

“Transfer Date” has the meaning ascribed to such term in the Contribution Agreement.

“Transfer Document” has the meaning ascribed to such term under the Contribution Agreement.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, value-added, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes.

“Transition Services Agreement” means the Master Transition Services Agreement, to be dated as of the Closing, by and between the Company and LiveRamp, and the exhibits and schedules attached thereto, the form of which is attached hereto as Exhibit D.

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code.

“WholeCo Proposal” has the meaning ascribed to such term in Section 6.07(k)(v).

“willful and material breach” has the meaning ascribed to such term in Section 9.02.

ARTICLE XI

MISCELLANEOUS

11.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Closing except, (i) for those covenants and agreements pursuant to Section 5.01(w) or (ii) in the case of fraud or as provided in Section 9.02, upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that this Section 11.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing or after termination of this Agreement.

11.02 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by the Company, Seller, LiveRamp or Purchaser without the prior written consent of each party hereto; provided, however, that Purchaser may, upon written notice to Seller, assign to any Affiliate all or a portion of its rights and obligations hereunder without the consent of the other parties, as long as Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder .

11.03 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Seller and Purchaser provided that, notwithstanding anything to the contrary contained herein, none of Section 11.07, 11.08, 11.09 or 11.18 or this Section 11.03 (or any other provision of this Agreement to the extent an amendment of such provision would modify the substance of any of Section 11.07, 11.08, 11.09 or 11.18 or this Section 11.03) may be amended in a manner that is adverse in any respect to any Debt Financing Source and its Affiliates without the prior written consent of the Commitment Parties (as defined in the Commitment Letter). At any time prior to the Closing, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party to be bound thereby. Notwithstanding the foregoing, no failure or delay by Seller or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

11.04 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Seller and Purchaser. Thereafter, except as otherwise contemplated by Section 6.07 (and, for the avoidance of doubt, nothing herein shall limit the rights of Seller or its board of directors (or any duly authorized committee thereof) under Section 6.07) and except to the extent disclosed in or consistent with the Proxy Statement, no party hereto shall issue or cause the publication of any press release or other public announcement or disclosure regarding this Agreement or its subject matter without the other party’s prior written consent (which consent shall not be unreasonably withheld or delayed), except for any such disclosure that is required by applicable Law or the rules of any applicable stock exchange or for press releases or other public statements that are substantially consistent with prior press releases or other public statements made by the parties in compliance with this Section 11.04.

11.05 Expenses. Whether or not the Transactions are consummated, and except as otherwise specified herein, each party shall bear its own expenses with respect to the Sale and the other Transactions; provided, however, that Purchaser and Seller shall equally bear Transfer Taxes arising out of or incurred in connection with the Sale and the Separation and shall cooperate to ensure the timely payment of all Transfer Taxes arising out of or incurred in connection therewith. The party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes.

11.06 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

11.07 No Third Party Beneficiaries. Except as set forth in Section 6.09 and Section 11.15, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder; provided that the Debt Financing Sources are intended beneficiaries of, and shall be entitled to enforce, Sections 11.03, 11.08, 11.09, 11.18 and this Section 11.07.

11.08 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided that, notwithstanding the foregoing, any disputes involving the Debt Financing Sources will be governed by and construed in accordance with the applicable Laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of New York. In addition, each of the parties (a) submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Sale or the other Transactions; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Action relating to this Agreement or the Sale or the other Transactions in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, (i) that any such Action is brought in an inconvenient forum, (ii) that any such Action should be transferred or removed to any court other than one of the above-named courts, (iii) that any such Action should be stayed by reason of the pendency of some other Action in any court other than one of the above-named courts, or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each party hereto agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 11.13. Notwithstanding the foregoing in this Section 11.08, a party may commence any Action in any court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts relating to any dispute (whether in contract, tort or otherwise) arising out of this Agreement or the Transactions. Each of the parties to this Agreement agrees that, notwithstanding anything to the contrary contained herein, it will not bring or support any action, cause of action, claim, cross-claim, third party claim or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter, the Debt Financing (or any commitment letter relating to any Alternative Debt Financing) or the performance thereof, in any forum other than any New York State court or Federal court of the United States of America, in each case, sitting in the Borough of Manhattan, and any appellate court from any thereof.

11.09 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE DEBT FINANCING SOURCES).

11.10 Specific Performance. The parties agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of such party hereunder to consummate this Agreement)

in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.11 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

11.12 Counterparts. The parties hereto may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original but all of which taken together shall constitute one and the same agreement.

11.13 Notices. All notices required to be given hereunder shall be in writing and be given in person or by means of electronic mail, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by electronic mail, facsimile or other means of wire transmission; (c) one (1) Business Day after delivery to the overnight service; or (d) three (3) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid. Notices shall be addressed as follows:

If to Purchaser or the Company (after the Closing), to:

The Interpublic Group of Companies, Inc.

909 Third Avenue

New York, NY 10022

Attn: General Counsel

Email: Andrew.Bonzani@interpublic.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: Steven Gartner; Danielle Scalzo

Email: sgartner@willkie.com; dscalzo@willkie.com

If to Seller or the Company (prior to the Closing), to:

Acxiom Corporation

301 E. Dave Ward Drive

Conway, AR 72032

Attn: General Counsel

Email: jerry.jones@acxiom.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Attn: Michael S. Ringler; Derek Liu

Email: mringler@wsgr.com; dliu@wsgr.com

provided, however, that if any party shall have designated a different address by notice to the other, then notices shall be addressed to the last address so designated.

11.14 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties hereto acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Disclosure Schedules and Exhibits hereto) and not to any particular provision of this Agreement. Article, Section and Schedule references are to the Articles, Sections, and Disclosure Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any Contract shall be deemed to include the schedules to such Contract that have been made available. The word “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to any Law shall be deemed to refer to such Law as it may be amended, modified or supplemented from time to time, unless otherwise specified. All references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

11.15 Privilege; Counsel. Wilson Sonsini Goodrich & Rosati, Professional Corporation and Baker & McKenzie LLP (collectively and individually, “Counsel”) have been engaged by Seller and/or its directors to represent them and the Business Subsidiaries, including the Company, in connection with the transactions contemplated hereby. Purchaser (on its behalf and on behalf of its controlled Affiliates) hereby (a) agrees that, in the event that a dispute arises after the Closing between Purchaser and/or any of its controlled Affiliates, on the one hand, and Seller and/or any of its Affiliates, on the other hand, Counsel may represent Seller and/or any of its Affiliates in such dispute even though the interests of Seller and/or any of its Affiliates may be directly adverse to Purchaser, the Business Subsidiaries or any of their Affiliates and even though Counsel may have represented the Business Subsidiaries (prior to Closing) in a matter substantially related to such dispute and (b) waives any conflict in connection therewith. Purchaser (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among Counsel, Seller and the Business Subsidiaries (including any of their respective directors, officers, employees or other Representatives) (the “Designated Persons”) to the extent occurring prior to Closing and relating to this Agreement or the transactions contemplated hereby are subject to the attorney-client privilege, and the expectation of client confidence belongs to Seller and shall be controlled by Seller and shall not pass to or be claimed by Purchaser, the Business Subsidiaries or any of their Affiliates; provided, that the foregoing shall not extend to any communication not involving this Agreement or the transactions contemplated hereby, or to communications with any Person other than the Designated Persons and their advisors. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Business Subsidiaries or any of their respective Affiliates and a third party other than a party to this Agreement after the Closing, Purchaser may assert (or cause to be asserted) the attorney-client privilege to prevent disclosure of confidential communications by Counsel to such third party; provided, however, that to the extent such dispute relates to this Agreement or the transactions contemplated hereby, Purchaser may not waive (or permit the waiver of) such privilege without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

11.16 Disclosure Schedules. The Disclosure Schedules shall be deemed to be a part of this Agreement and are fully incorporated into this Agreement by reference. Any capitalized terms used in any Disclosure Schedule but not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement. The inclusion of any item referenced in one section or subsection of the Disclosure Schedules shall be deemed to refer to (a) the corresponding section of this Agreement and (b) any other section or subsection of the Disclosure Schedules (and accordingly to the applicable sections or subsections of this Agreement), whether or not an explicit cross-reference appears, if the applicability of such item to the other section or subsection is reasonably apparent on the face of such disclosure. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

11.17 Entire Agreement. This Agreement (including the Disclosure Schedules), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties and supersedes any prior understanding, agreements or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.18 No Recourse to Debt Financing Sources. No Debt Financing Source shall have any liability or obligation to any of the parties to this Agreement or their respective Affiliates with respect to this Agreement or with respect to any claim or cause of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement or the transactions contemplated hereunder, (B) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (C) any breach or violation of this Agreement, and (D) any failure of the transactions contemplated hereunder to be consummated, it being expressly agreed and acknowledged by the Company that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any Debt Financing Source, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D); provided that this Section 11.18 does not limit or affect any rights or remedies that Purchaser or its Affiliates may have under the Commitment Letter against the parties to the Commitment Letter.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the date first written above.

ACXIOM HOLDINGS, INC.

By:	/s/ Jerry C. Jones
Name: Jerry C. Jones
Title: EVP

[Signature Page to Membership Interest Purchase Agreement]

ACXIOM CORPORATION

By:	/s/ Scott Howe
Name: Scott Howe
Title: President and CEO

[Signature Page to Membership Interest Purchase Agreement]

LIVERAMP, INC. (solely for purposes of Sections 6.05 and 6.15)

By:	/s/ Scott Howe
Name: Scott Howe
Title: President and CEO

[Signature Page to Membership Interest Purchase Agreement]

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By:	/s/ Philippe Krakowsky
	Name:	Philippe Krakowsky
	Title:	EVP, Chief Strategy and Talent
Officer, IPG and Chairman and CEO,
IPG Mediabrands

[Signature Page to Membership Interest Purchase Agreement]

Annex B

Execution Copy

Master Contribution and Assumption Agreement

among

Acxiom Corporation,

LiveRamp, Inc., and

Acxiom Holdings, Inc.

Effective As Of

July 2, 2018

SCHEDULES

Schedule 1.1(e)	Delayed Transfer Assets and Liabilities
Schedule 1.2(a)(i)	LiveRamp Capital Stock and Equity Interests
Schedule 1.2(a)(ii)	LiveRamp Contracts
Schedule 1.2(a)(iii)	LiveRamp Leases
Schedule 1.2(a)(iv)	LiveRamp Tangible Personal Property
Schedule 1.2(a)(v)	LiveRamp Patents
Schedule 1.2(a)(vi)	LiveRamp Trademarks
Schedule 1.2(a)(vii)	LiveRamp Domains
Schedule 1.2(a)(viii)	LiveRamp Technology
Schedule 1.2(a)(ix)	LiveRamp Databases
Schedule 1.2(a)(xi)	LiveRamp Permits
Schedule 1.2(a)(xiii)	LiveRamp Other Assets
Schedule 1.2(b)	LiveRamp Excluded Assets
Schedule 1.3(b)	LiveRamp Excluded Liabilities
Schedule 1.8(a)	Retained LiveRamp Relationships
Schedule 1.4(a)(i)	AMS Capital Stock and Equity Interests
Schedule 1.4(a)(ii)	AMS Contracts
Schedule 1.4(a)(iii)	AMS Leases
Schedule 1.4(a)(iv)	AMS Tangible Personal Property
Schedule 1.4(a)(v)	AMS Patents
Schedule 1.4(a)(vi)	AMS Trademarks
Schedule 1.4(a)(vii)	AMS Domains
Schedule 1.4(a)(viii)	AMS Technology
Schedule 1.4(a)(ix)	AMS Databases
Schedule 1.4(a)(xi)	AMS Permits
Schedule 1.4(a)(xiii)	AMS Other Assets
Schedule 1.4(b)	AMS Excluded Assets
Schedule 1.5(b)	AMS Excluded Liabilities
Schedule Section 1.8(a)	Retained LiveRamp Relationships
Schedule 1.8(b)	Retained AMS Relationships

MASTER CONTRIBUTION AND ASSUMPTION AGREEMENT

This Master Contribution and Assumption Agreement (this “Agreement”) is entered into on July 2, 2018 among Acxiom Corporation, a Delaware corporation (“AMS”), LiveRamp, Inc., a Delaware corporation (“LiveRamp”), and Acxiom Holdings, Inc., a Delaware corporation (“Holdco”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Annex A.

RECITALS

WHEREAS, Holdco will, pursuant to the Holdco Merger (as defined in the Equity Purchase Agreement) become the direct owner of 100% of the equity interests of AMS, and AMS will, subsequent to the Holdco Merger, convert into a limited liability company organized under the laws of the State of Delaware.

WHEREAS, AMS will distribute 100% of its equity interests in LiveRamp to Holdco, such that Holdco will become the direct owner of 100% of the equity interests of each of AMS and LiveRamp.

WHEREAS, it is intended that, after giving effect to the transactions contemplated by this Agreement and after giving effect to the Holdco Merger, AMS and its Subsidiaries will hold all of the assets and related liabilities associated with the Acxiom Marketing Solutions business (a provider of consumer data and marketing solutions) of Holdco and its Subsidiaries (the “AMS Business”) and that LiveRamp and its Subsidiaries will hold all of the assets and related liabilities associated with the LiveRamp business (an identity technology provider) of Holdco and its Subsidiaries (the “LiveRamp Business”).

WHEREAS, it is intended that, in accordance with the Separation Plan, AMS and its Subsidiaries shall transfer to LiveRamp or its Subsidiaries, and LiveRamp or its Subsidiaries shall receive, effective as of the Transfer Date (as defined below) or such other date as specified in the applicable Transfer Document (including any dates specified for any Delayed Transfer Assets), the business and assets of the LiveRamp Business owned by AMS and its Subsidiaries, including the LiveRamp Employees, and LiveRamp shall assume the liabilities related to the LiveRamp Business and the LiveRamp Employees, in accordance with this Agreement and the Ancillary Agreements; and

WHEREAS, it is intended that, in accordance with the Separation Plan, LiveRamp and its Subsidiaries shall transfer to AMS or its Subsidiaries, and AMS or its Subsidiaries shall receive, effective as of the Transfer Date (as defined below) or such other date as specified in the applicable Transfer Document (including any dates specified for any Delayed Transfer Assets), the business and assets of the AMS Business owned by LiveRamp and its Subsidiaries, including the AMS Employees, and AMS or its Subsidiaries shall assume certain of the liabilities related to the AMS Business and the AMS Employees, in accordance with this Agreement and the Ancillary Agreements, documents and instruments contemplated hereby (collectively with the transactions contained in the prior recital, the “Separation”).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CONTRIBUTION AND ASSUMPTION

Section 1.1 Contribution of Assets and Assumption of Liabilities.

(a) Transfer of LiveRamp Assets. Effective on the Transfer Date or such other date as is specified in the Separation Plan, AMS shall, and shall cause each entity set forth on Schedule 1.2(a)(i) (each such entity and AMS, an “AMS Entity”), to contribute, sell, assign, transfer, convey and deliver all right, title and interest in, to and under any LiveRamp Assets that are held by such AMS Entity (other than the Delayed Transfer Assets which shall be transferred as described in Section 1.1(e)) to LiveRamp or one or more of the entities set forth on Schedule 1.4(a)(i) designated by LiveRamp (each such entity, LiveRamp and Holdco, a “LiveRamp Entity”) and LiveRamp shall, and shall cause such other LiveRamp Entities to, accept from any such AMS Entities such right, title and interest in, to and under such LiveRamp Assets, subject to all applicable Laws and all of the relevant Transfer Documents. No term of this Agreement shall serve to transfer right, title or interest in any Asset from an AMS Entity to a LiveRamp Entity unless such Asset is a LiveRamp Asset.

(b) Transfer of AMS Assets. Effective on the Transfer Date or such other date as is specified in the Separation Plan, LiveRamp shall, and shall cause the other LiveRamp Entities to, contribute, sell, assign, transfer, convey and deliver all right, title and interest in, to and under any AMS Assets that are held by such LiveRamp Entity (other than the Delayed Transfer Assets which shall be transferred as described in Section 1.1(e)) to AMS or another AMS Entity designated by AMS and AMS shall, and shall cause such other AMS Entities to, accept from any such LiveRamp Entities such right, title and interest in, to and under such AMS Assets, subject to all applicable Laws and all of the relevant Transfer Documents. No term of this Agreement shall serve to transfer right, title or interest in any Asset to an AMS Entity unless such Asset is an AMS Asset.

(c) Assumption of LiveRamp Liabilities. Effective on the Transfer Date or otherwise in accordance with the Separation Plan, AMS shall, and shall cause the other AMS Entities to, transfer any and all LiveRamp Liabilities held by such AMS Entity to one or more LiveRamp Entities, and the applicable LiveRamp Entities shall assume and agree to be responsible for all of the LiveRamp Liabilities (other than the Delayed Transfer Liabilities which shall be transferred and assumed as described in Section 1.1(e)), in accordance with their respective terms. The LiveRamp Entities shall assume and be responsible for all LiveRamp Liabilities, regardless of when or where such Liabilities arose or arise, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from, or alleged to arise from, negligence, recklessness, violation of Law, fraud or misrepresentation by any AMS Entity or LiveRamp Entity or any of their respective directors, officers, employees or agents. No term of this Agreement or any other Ancillary Agreement shall serve to transfer any Liability or obligation of any AMS Entity of any kind, whether asserted or unasserted, known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, regardless of where such Liabilities arose or arise and regardless of where or against whom such Liabilities are asserted or determined to a LiveRamp Entity unless such Liability is a LiveRamp Liability.

(d) Assumption of AMS Liabilities. Effective on the Transfer Date or otherwise in accordance with the Separation Plan, LiveRamp shall, and shall cause the other LiveRamp Entities to, transfer any and all AMS Liabilities held by such LiveRamp Entity, to one or more AMS Entities, and the applicable AMS Entities shall assume and agree to be responsible for all of the AMS Liabilities (other than the Delayed Transfer Liabilities which shall be transferred and assumed as described in Section 1.1(e)), in accordance with their respective terms. The AMS Entities shall assume and be responsible for all AMS Liabilities, regardless of when or where such Liabilities arose or arise, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any AMS Entity or LiveRamp Entity or any of their respective directors, officers, employees or agents. No term of this Agreement or any other Ancillary Agreement shall serve to transfer any Liability or obligation of any LiveRamp Entity of any kind, whether asserted or unasserted, known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, regardless of where such Liabilities arose or arise and regardless of where or against whom such Liabilities are asserted or determined, from a LiveRamp entity to an AMS Entity unless such Liability is an AMS Liability.

(e) Delayed Transfer Assets and Liabilities. Each of the parties hereto agrees that the Delayed Transfer Assets that are listed on Schedule 1.1(e) will be contributed, sold, assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities that are listed on Schedule 1.1(e) will be assumed in accordance with the Separation Plan and the terms of the Transfer Documents that provide for such contribution, sale, assignment, transfer, conveyance and delivery, or such assumption subject to the terms and conditions set forth in this Agreement or any Ancillary Agreement, as applicable, as soon as reasonably practicable after the Transfer Date (if they cannot be so transferred on the Transfer Date) or as otherwise set forth on Schedule 1.1(e) or the Separation Plan.

(f) Misallocated Assets and Liabilities. In the event that at any time or from time to time (whether prior to, on or after the Transfer Date), either AMS or LiveRamp (or any other AMS Entity or LiveRamp Entity), shall receive or otherwise possess any Asset or Liability that is allocated to the other party hereto or a member of the other party’s group pursuant to this Agreement or any other Ancillary Agreement, such determination of misallocation to be agreed upon in writing by the parties hereto acting reasonably and in good faith and, prior to the Closing, subject to the Purchaser’s prior written consent, the party holding such Asset or Liability shall promptly transfer, or cause to be transferred, such Asset or Liability to the Person to which such Asset or Liability is allocated pursuant to this Agreement or such other Ancillary Agreement, and the receiving party shall, or shall cause the applicable LiveRamp Entity or AMS Entity to, receive or assume such Asset or Liability, as applicable. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

(g) Mixed Liabilities. To the extent a Liability constituted both an AMS Liability and a LiveRamp Liability (e.g., due to such Liability relating to or arising out of both the AMS Business and the LiveRamp Business), then the responsibility for such Liability (including for purposes of Article II), shall be allocated between AMS and LiveRamp, respectively, in proportion to the comparative contribution of the AMS Business and the LiveRamp Business to the occurrence or existence of such Liability, and, if impracticable to allocate in such manner, then in proportion to the relative benefit derived by the AMS Entities and the LiveRamp Entities, respectively, to the activity that generated such Liability.

Section 1.2 LiveRamp Assets.

(a) Included Assets. For purposes of this Agreement, “LiveRamp Assets” shall mean (without duplication) the following Assets:

(i) all issued and outstanding capital stock or other equity interests of the entities set forth on Schedule 1.2(a)(i);

(ii) the Contracts set forth on Schedule 1.2(a)(ii) (the “LiveRamp Contracts”);

(iii) the real property leases set forth on Schedule 1.2(a)(iii) (the “LiveRamp Leases”);

(iv) the tangible personal property set forth on Schedule 1.2(a)(iv);

(v) the Patents set forth on Schedule 1.2(a)(v);

(vi) the Trademarks set forth on Schedule 1.2(a)(vi) and common law trademark rights in such Trademarks, together with the goodwill of the business appurtenant thereto;

(vii) the Domains set forth on Schedule 1.2(a)(vii) and common law trademark rights in such Trademarks, together with the goodwill of the business appurtenant thereto;

(viii) the Technology set forth on Schedule 1.2(a)(viii) (the “LiveRamp Technology”), together with the Copyrights embodied therein;

(ix) the Databases set forth on Schedule 1.2(a)(ix) (the “LiveRamp Databases”);

(x) (A) accounting and other books and records, correspondence, reports, and documents and other business records and files, in each case to the extent exclusively related to the LiveRamp Business at or prior to the Transfer Date and (B) copies of each of the foregoing, in each case to the extent related to (but not exclusively related) to the LiveRamp Business at or prior to the Transfer Date;

(xi) all permits set forth on Schedule 1.2(a)(xi) or used exclusively by the LiveRamp Business;

(xii) all claims, causes of action, and rights of recovery against third parties to the extent relating to any LiveRamp Asset, other than to the extent such claims, causes of action, and rights of recovery relate to the AMS Assets;

(xiii) the Assets listed or described on Schedule 1.2(a)(xiii);

(xiv) all Assets of the LiveRamp Entities as of the date hereof which are not expressly contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Assets to be transferred to an AMS Entity;

(xv) all rights of Holdco, LiveRamp and any other LiveRamp Entity under this Agreement or any other Transaction Document;

(xvi) any refunds (or credits in lieu of a refund) of Affiliated Group Taxes;

(xvii) the Assets associated with any Seller Plans or any Seller Plan Liabilities;

(xviii) the Assets associated with the LiveRamp Employee Liabilities as listed or described on Schedule 1.2(a)(xviii); and

(xix) all goodwill associated with any of the Assets described in the foregoing clauses.

For the avoidance of doubt, the LiveRamp Assets shall not in any event include the LiveRamp Excluded Assets referred to in Section 1.2(b) below.

(b) Excluded Assets. For the purposes of this Agreement, “LiveRamp Excluded Assets” shall mean any Assets of the AMS Entities that are not LiveRamp Assets, including without limitation (i) any Assets not expressly contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Assets to be transferred to a LiveRamp Entity, (ii) any interest in real property except the LiveRamp Leases and (iii)  Assets that are listed or described on Schedule 1.2(b).

Section 1.3 LiveRamp Liabilities.

(a) Included Liabilities. For the purposes of this Agreement, “LiveRamp Liabilities” shall mean (without duplication) the following Liabilities, except as otherwise and explicitly provided for in any Ancillary Agreement or other express agreement of the parties:

(i) all Liabilities to the extent relating to or arising out of the operation of the LiveRamp Business, whether arising prior to or after the Transfer Date;

(ii) all Liabilities to the extent relating to or arising out of the LiveRamp Assets, whether arising prior to or after the Transfer Date, excluding any Taxes (other than Affiliated Group Taxes) imposed on any AMS Entity in connection with the Separation; provided that any Transfer Taxes shall be borne in accordance with Section 11.05 of the Equity Purchase Agreement;

(iii) all Liabilities arising out of or resulting from LiveRamp Contracts, to the extent such Liabilities relate to the LiveRamp Business, or LiveRamp Leases, including with respect to any breaches occurring prior to the Transfer Date and all obligations to deliver products and/or services, the performance of all warranty obligations, and the fulfillment of purchase commitments;

(iv) all Liabilities set forth on Schedule 1.3(a)(iv), and all agreements, obligations and Liabilities of any LiveRamp Entity under the Equity Purchase Agreement, this Agreement or any of the Ancillary Agreements;

(v) all Liabilities of the LiveRamp Entities as of the date hereof that are not expressly contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Liabilities to be transferred to an AMS Entity;

(vi) the LiveRamp Employee Liabilities and the Seller Plan Liabilities; and

(vii) all Affiliated Group Taxes.

For the avoidance of doubt, the LiveRamp Liabilities shall not include the LiveRamp Excluded Liabilities referred to in Section 1.3(b) below.

(b) Excluded Liabilities. For the purposes of this Agreement, “LiveRamp Excluded Liabilities” shall mean all Liabilities of the AMS Entities that are not (i) LiveRamp Liabilities contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Liabilities to be transferred to a LiveRamp Entity, (ii) the AMS Employee Liabilities (except as required by applicable Laws), (iii) Liabilities related to LiveRamp Excluded Assets and (iv) all Liabilities listed or described in Schedule 1.3(b).

Section 1.4 AMS Assets.

(a) Included Assets. For purposes of this Agreement, “AMS Assets” shall mean (without duplication) the following Assets:

(i) all issued and outstanding capital stock or other equity interests of the entities set forth on Schedule 1.4(a)(i);

(ii) the Contracts set forth on Schedule 1.4(a)(ii) (the “AMS Contracts”);

(iii) the real property leases set forth on Schedule 1.4(a)(iii) (the “AMS Leases”);

(iv) the tangible personal property set forth on Schedule 1.4(a)(iv);

(v) the Patents set forth on Schedule 1.4(a)(v);

(vi) the Trademarks set forth on Schedule 1.4(a)(vi) and common law trademark rights in such Trademarks, together with the goodwill of the business appurtenant thereto;

(vii) the Domains set forth on Schedule 1.4(a)(vii) and common law trademark rights in such Trademarks, together with the goodwill of the business appurtenant thereto;

(viii) the Technology set forth on Schedule 1.4(a)(viii) (the “AMS Technology”), together with the Copyrights embodied therein;

(ix) the Databases set forth on Schedule 1.4(a)(ix) (the “AMS Databases”);

(x) (A) accounting and other books and records, correspondence, reports, and documents and other business records and files, in each case to the extent exclusively related to the AMS Business at or prior to the Transfer Date and (B) copies of each of the foregoing, in each case to the extent related to (but not exclusively related) to the AMS Business at or prior to the Transfer Date;

(xi) all permits set forth on Schedule 1.4(a)(xi) or used exclusively by the AMS Business;

(xii) all claims, causes of action, and rights of recovery against third parties to the extent relating to any AMS Asset, other than to the extent such claims, causes of action, and rights of recovery relate to the AMS Assets;

(xiii) the Assets listed or described on Schedule 1.4(a)(xiii);

(xiv) all Assets of the AMS Entities which are not expressly contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Assets to be transferred to a LiveRamp Entity;

(xv) all rights of AMS and any other AMS Entity under this Agreement or any other Transaction Document;

(xvi) the Assets associated with any Benefit Plans or any AMS Benefit Plan Liabilities;

(xvii) the Assets associated with the AMS Employee Liabilities as listed or described on Schedule 1.4(a)(xvii); and

(xviii) all goodwill associated with any of the Assets described in the foregoing clauses.

For the avoidance of doubt, the AMS Assets shall not in any event include the AMS Excluded Assets referred to in Section 1.4(b) below.

(b) Excluded Assets. For the purposes of this Agreement, “AMS Excluded Assets” shall mean any Assets of the LiveRamp Entities that are not AMS Assets, including without limitation (i) any Assets that are not expressly contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Assets to be transferred to an AMS Entity, (ii) any interest in real property except the AMS Leases or as may be provided in an Ancillary Agreement or (iii) Assets that are listed or described on Schedule 1.4(b).

Section 1.5 AMS Liabilities.

(a) Included Liabilities. For the purposes of this Agreement, “AMS Liabilities” shall mean (without duplication) the following Liabilities, except as otherwise and explicitly provided for in any Ancillary Agreement or other express agreement of the parties:

(i) all Liabilities to the extent relating to or arising out of the operation of the AMS Business, whether arising prior to or after the Transfer Date;

(ii) all Liabilities to the extent relating to or arising out of the AMS Assets, whether arising prior to or after the Transfer Date, excluding any Taxes imposed on any LiveRamp Entity in connection with the Separation; provided that any Transfer Taxes shall be borne in accordance with Section 11.05 of the Equity Purchase Agreement;

(iii) all Liabilities arising out of or resulting from AMS Contracts, to the extent such Liabilities relate to the AMS Business, or AMS Leases, including with respect to any breaches occurring prior to the Transfer Date and all obligations to deliver products and/or services, the performance of all warranty obligations, and the fulfillment of purchase commitments;

(iv) all Liabilities set forth on Schedule 1.5(a)(iv), and all agreements, obligations and Liabilities of any AMS Entity under the Equity Purchase Agreement, this Agreement or any of the Ancillary Agreements;

(v) all Liabilities of the AMS Entities as of the date hereof that are not expressly contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Liabilities to be transferred to a LiveRamp Entity; and

(vi) the AMS Employee Liabilities and the AMS Benefit Plan Liabilities.

For the avoidance of doubt, the AMS Liabilities shall not include the AMS Excluded Liabilities referred to in Section 1.5(b) below.

(b) Excluded Liabilities. For the purposes of this Agreement, “AMS Excluded Liabilities” shall mean all Liabilities of the LiveRamp Entities that are not (i) AMS Liabilities or contemplated by this Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Liabilities to be transferred to an AMS Entity, (ii) the LiveRamp Employee Liabilities (except as required by applicable Laws), (iii) Liabilities related to AMS Excluded Assets and (iv) all Liabilities listed or described in Schedule 1.5(b).

Section 1.6 Methods of Transfer and Assumption.

(a) Terms of Transfer Agreements Govern. The parties shall enter into bills of sale, assignment and assumption agreements, contribution agreements, distribution agreements, purchase agreements, stock powers, certificates of title, assignments of contracts, assignment of leases and other instruments of transfer, conveyance and assignment (each, including any Local Transfer Agreement, a “Transfer Document”) providing for the transfers and assumptions contemplated by the terms of this Agreement, which Transfer Documents shall be effective prior to, on or, in the case of any Delayed Transfer Assets or Delayed Transfer Liabilities, after the Transfer Date, subject to all applicable laws. To the extent that the transfer of any LiveRamp Asset or AMS Asset or the assumption of any LiveRamp Liability or AMS Liability is expressly provided for by the terms of any Transfer Document, the terms of such other Transfer Document shall effect, and determine the manner of, the transfer or assumption.

(b) Local Transfer Agreements. Each Local Transfer Agreement shall be consistent with, and necessary or desirable in order to achieve, the purposes hereof, and shall maintain the same legal meaning and effect under local laws as provided in this Agreement (or as otherwise mutually acceptable to Purchaser, AMS and LiveRamp (and the relevant LiveRamp Entity or AMS Entity, as required under applicable local law) in all respects); provided that, in each case (i) to the extent permissible under local law, the Local Transfer Agreements shall serve purely to effect the legal transfer of the applicable LiveRamp Assets and LiveRamp Liabilities or AMS Assets or AMS Liabilities, as the case may be and shall not have any effect on the Assets being transferred or the Liabilities assumed in the Separation, or the terms and conditions of the transactions contemplated hereby, all of which shall be determined by this Agreement and the other Ancillary Agreements, except where required by local law, (ii) no such Local Transfer Agreement shall in any way modify, amend, or constitute a waiver of, any provision of this Agreement (except to the extent required by the laws of the applicable jurisdiction) and (iii) no such Local Transfer Agreement shall include any representations or warranties, covenants or agreements except to the extent required by the laws of the applicable jurisdiction. In the event of any inconsistency between this Agreement and a Local Transfer Agreement, this Agreement will prevail to the extent permissible under the laws of the applicable jurisdiction.

(c) Mistaken Assignments and Assumptions. Following the Closing, in the event that the parties discover (i) Assets that, contrary to the agreements between the parties, by mistake or omission, were transferred to LiveRamp or AMS, as applicable, or retained by AMS or LiveRamp, as applicable, or (ii) Liabilities that, contrary to the agreements between the parties, by mistake or omission, were assumed by LiveRamp or AMS, as applicable, or not assumed by LiveRamp or AMS, as applicable, the parties shall cooperate in good faith to (i) effect the transfer or re-transfer of such Assets, and/or the assumption or re-assumption of such Liabilities, to or by the appropriate party and shall not use the determination that remedial actions need to be taken to alter the original intent of the parties hereto with respect to the Assets to be transferred to or Liabilities to be assumed by LiveRamp or AMS, as applicable, and (ii) agree upon any reimbursements or financial adjustments reasonably necessary to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

(d) Misallocated Contracts. Without limiting the generality of subsection (c) above, for a period beginning on the date hereof and ending on the date that is ten business days prior to the Transfer Date, if Purchaser, in its good faith judgment, identifies any Contracts set forth on Schedule 1.2(a)(ii) that Purchaser desires to retain with the AMS Entities (such Contracts, a “Potentially Misallocated Contract”), then the parties shall place such Contracts on a list of Contracts for potential reallocation as between the LiveRamp Entities and the AMS Entities (the “Potentially Misallocated Contracts List”).

(i) Prior to the Transfer Date, the parties shall negotiate in good faith to determine whether any Potentially Misallocated Contract should continue to constitute a LiveRamp Contract or remain with the AMS Entities. For any such Contract to which the parties agree to reallocate (or not reallocate), such Contract shall be deemed a LiveRamp Contract or shall remain with the AMS Entities, as the case may be, for all purposes of this agreement, and will cease to be a Potentially Misallocated Contract and will be removed from the Potentially Misallocated Contracts List.

(ii) For any Potentially Misallocated Contract remaining on the Potentially Misallocated Contracts List after the Transfer Date, for a period of fifteen months after the Transfer Date, each party shall negotiate in good faith to resolve any disagreement about whether any Potentially Misallocated Contract should continue to constitute a LiveRamp Contract or remain with the AMS Entities, including making the Team Leads (as defined in the Intercompany Framework Agreement) available for any such negotiation. For any such Contract to which the parties agree to reallocate (or not reallocate), such Contract shall be deemed a LiveRamp Contract or shall remain with the AMS Entities, as the case may be, for all purposes of this agreement, and will cease to be a Potentially Misallocated Contract and will be removed from the Potentially Misallocated Contracts List.

(iii) In any disputes relating to a Potentially Misallocated Contract, it shall be a rebuttable presumption that a Potentially Misallocated Contract should remain with the AMS Entities if the financial impact of such Contract was reflected in the Carve-Out Financial Statements (as defined in the Equity Purchase Agreement) as of and for the year ended March 31, 2018 (the “Latest Carve-Out Statements”) and a rebuttable presumption that a Potentially Misallocated Contract should be allocated as a LiveRamp Contract if the financial impact of such Contract was not reflected in the Latest Carve-Out Statements.

(iv) During the pendency of any such dispute relating to a Potentially Misallocated Contract, such Potentially Misallocated Contract shall continue to be deemed a LiveRamp Contract, provided, the LiveRamp Entities shall use commercially reasonable efforts to make the applicable benefits and obligations of such Contract available to the AMS Entities consistent with the terms of Section 1.7(c) so long as such efforts do not impair the LiveRamp Entities’ use of such Contract. For any Potentially Misallocated Contract that remains with the AMS Entities, such Contract will become a Retained LiveRamp Relationship pursuant to Section 1.8(a), with the fifteenth month deadline contained in the proviso at the end of such provision applying from the date of such reallocation.

Section 1.7 Consents and Governmental Approvals.

(a) Commercially Reasonable Efforts. Each of AMS and LiveRamp shall use their commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign all rights and obligations under agreements, leases, licenses and other obligations, Assets or Liabilities of any nature whatsoever that constitute LiveRamp Assets, LiveRamp Liabilities, AMS Assets or AMS Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, as applicable, so that, in any such case, LiveRamp and its Subsidiaries or AMS and its Subsidiaries, as applicable, will be solely responsible for such Assets and Liabilities; provided, however, that neither AMS nor LiveRamp shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third party from whom such consents, approvals, substitutions and amendments are requested.

(b) Transfer in Violation of Laws or Required Consents. If and to the extent that the transfer, sale, assignment or novation to the LiveRamp Entities of any LiveRamp Assets and LiveRamp Liabilities (or to the AMS Entities of any AMS Assets and AMS Liabilities, as applicable) would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation and such Consent or Governmental Approval has not been obtained by the Transfer Date, then, unless the parties (subject to the consent of the Purchaser) shall otherwise determine, the transfer, sale, assignment or novation to or from the LiveRamp Entities or AMS Entities, as the case may be, of such LiveRamp Assets or AMS Assets, respectively, shall be automatically deemed deferred and any such purported transfer, sale, assignment or novation shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such Asset shall still be considered a LiveRamp Asset (or AMS Asset), including for purposes of determining whether any Liability is a LiveRamp Liability (or AMS Liability), or a LiveRamp Excluded Asset (or an AMS Excluded Asset), including for purposes of determining whether any Liability is a LiveRamp Excluded Liability (or an AMS Excluded Liability); provided, however, that if such Consents or Governmental Approvals have not been obtained within six months of the Transfer Date, the parties will use their commercially reasonable efforts to achieve an alternative solution in accordance with the parties’ intentions; provided, that neither AMS nor LiveRamp shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third party from whom such Consents or Governmental Approvals are requested.

(c) Transfers Not Consummated on or Prior to Transfer Date. If the transfer, sale, assignment or novation of any Assets intended to be transferred, sold, or assigned hereunder is not consummated prior to or on the Transfer Date, whether because such Asset is a Delayed Transfer Asset or as a result of a failure to obtain any Consents or Governmental Approval pursuant to the provisions of Section 1.7(b) or for any other reason, or there is a Retained Relationship for which a new arrangement with the third party has not been entered into, then the Person retaining such Asset or Retained Relationship (the “Retaining Party”) shall thereafter hold such Asset or Retained Relationship for the use and benefit, insofar as reasonably possible, of the Person to which such Asset is intended to transfer or the other party in the case of a Retained Relationship (the “Beneficiary Party”) (at the expense of the Beneficiary Party). In addition, the Retaining Party shall take such other actions as may be reasonably requested by the Beneficiary Party, subject to Section 1.7(d), in order to place the Beneficiary Party, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Assets or Retained Relationship, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assets or Retained Relationship, are to inure from and after the Transfer Date to the Beneficiary Party, and the Beneficiary Party shall perform such obligations as are required under such Asset or Retained Relationship to enable the Retaining Party to continue to perform its obligations under such Asset or Retained Relationship. In furtherance of the foregoing, the applicable Retaining Party shall continue to be bound by such agreements, leases, licenses and other obligations (and shall continue to hold such Retained Relationships) and, unless not permitted by law or the terms thereof, (i) the Beneficiary Party shall, as agent or subcontractor for the Retaining Party, or such other Person, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of the Retaining Party with respect to the Beneficiary Party’s business, or such other Person, as the case may be, thereunder from and after the date hereof and (ii) the Retaining Party shall provide the Beneficiary Party the benefits of any such Retained Relationship (including licenses or sublicenses) with respect to the Beneficiary Party’s business. The Retaining Party, as the case may be, shall, without further consideration, pay and remit, or cause to be paid or remitted, to the Beneficiary Party, as applicable, or its appropriate Subsidiary promptly all money, rights and other consideration received by it or any of its Affiliates, respectively, in respect of such performance. With respect to Assets other than Retained Relationships, if and when any such Consent, Governmental Approval, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Retaining Party shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any Retaining Party to the Beneficiary Party, in accordance with the terms of this Agreement. With respect to Retained Relationships, only the portion of any agreement or arrangement pertaining to the Retained Relationship shall be subject to this Section 1.7(c), and the obligations under this Section 1.7(c) with respect to such Retained Relationship shall be terminated upon the entry into a new agreement or arrangement by the Beneficiary Party with respect to such Retained Relationship.

(d) Expenses. The Retaining Party shall not be obligated, in connection with Section 1.7(c), to expend any money unless the necessary funds are advanced by the Beneficiary Party, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Beneficiary Party.

Section 1.8 New Agreements.

(a) Cooperation in LiveRamp Obtaining New Agreements by AMS. AMS understands that, prior to the Transfer Date, the LiveRamp Business has derived benefits and performed obligations under certain agreements with the counterparties set forth on Schedule 1.8(a), either (i) between AMS and such counterparties relating to both the AMS Business and the LiveRamp Business, which agreements are not being assigned to LiveRamp in connection with the transactions contemplated hereby or (ii) between LiveRamp and such counterparties relating to both the AMS Business and the LiveRamp Business, which agreements are being assigned to AMS in connection with the transactions contemplated hereby (in case of each of (i) and (ii), the portions relating to the LiveRamp Business being referred to as the “Retained LiveRamp Relationships”). Upon the reasonable request of LiveRamp, and at LiveRamp’s sole cost and expense, AMS agrees to make introductions for appropriate LiveRamp personnel to AMS’s contacts at such third parties, and agrees to use commercially reasonable efforts to assist LiveRamp, so that LiveRamp may obtain agreements from such third parties under substantially equivalent terms and conditions, including financial terms and conditions, or such other terms and conditions as LiveRamp and such third party may agree (and all obligations relating to the LiveRamp Business may be deleted therefrom), of such third party agreements to which AMS is the Retaining Party. Until such Retained LiveRamp Relationships are transferred to LiveRamp pursuant to the terms of this Section 1.8(a), the parties shall treat such Retained LiveRamp Relationships in accordance with the provisions of Section 1.7(c); provided that in no event shall AMS have obligations under this Section 1.8(a) after the fifteenth-month anniversary of the Transfer Date.

(b) Cooperation in AMS Obtaining New Agreements by LiveRamp. LiveRamp understands that, prior to the Transfer Date, the AMS Business has derived benefits and performed obligations under certain agreements with counterparties set forth on Schedule 1.8(b), either (i) between LiveRamp and such counterparties relating to both the AMS Business and the LiveRamp Business, which agreements are not being assigned to AMS in connection with the transactions contemplated hereby or (ii) between AMS and such counterparties relating to both the AMS Business and the LiveRamp Business, which agreements are being assigned to LiveRamp in connection with the transactions contemplated hereby (in case of each of (i) and (ii), the portions relating to the AMS Business being referred to as the “Retained AMS Relationships” and together with the Retained LiveRamp Relationships, the “Retained Relationships”). Upon the reasonable request of AMS, and at AMS’s sole cost and expense, LiveRamp agrees to make introductions for appropriate AMS personnel to LiveRamp’s contacts at such third parties, and agrees to use commercially reasonable efforts to assist AMS, so that AMS may obtain agreements from such third parties under substantially equivalent terms and conditions, including financial terms and conditions, or such other terms and conditions as AMS and such third party may agree (and all obligations relating to the AMS Business may be deleted therefrom), of such third party agreements to which LiveRamp is the Retaining Party. Until such Retained AMS Relationships are transferred to AMS pursuant to the terms of this Section 1.8(b), the parties shall treat such Retained AMS Relationships in accordance with the provisions of Section 1.7(c); provided that in no event shall LiveRamp have obligations under this Section 1.8(b) after the fifteenth-month anniversary of the Transfer Date.

Section 1.9 Transfer of Beneficial Ownership.

(a) The transfer of the stock and equity interests of the Subsidiaries of LiveRamp pursuant to Section 1.2(a)(i) or of AMS pursuant to Section 1.4(a)(i) hereto (collectively, the “Securities”) will be effective as of the Transfer Date, from and after which date LiveRamp will be the (direct or indirect, as applicable) beneficial owner of the Securities of such LiveRamp Entities for all purposes and AMS will be the (direct or indirect, as applicable) beneficial owner of the Securities of such AMS Entities for all purposes. It is the parties’ intent that all the benefits and burdens of ownership of the Securities transfer to LiveRamp and/or AMS, as applicable, on the Transfer Date. To the extent that transfer of registered ownership of the Securities is not perfected on the Transfer Date or would be contrary to applicable law, the parties will use their reasonable best efforts to provide to, or cause to be provided to, LiveRamp or AMS, as applicable, to the extent permitted by law, the rights and benefits associated with registered ownership of the Securities and take such other actions as may reasonably be requested by LiveRamp or AMS, as applicable in order to place LiveRamp or AMS, as applicable, insofar as reasonably possible, in the same position as if LiveRamp or

AMS, as applicable, were the registered securityholder (or indirect securityholder), as applicable, and so that all the benefits relating to the beneficial ownership of such Securities, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Securities, are to inure from and after the Transfer Date to LiveRamp or AMS, as applicable.

(b) In connection with the arrangement set forth in Section 1.9(a), and without limiting the foregoing, from and after the Transfer Date, AMS or LiveRamp, as applicable, will (i) observe all corporate formalities and filing requirements that may have to be met with regard to the Securities, (ii) sell, transfer or encumber the Securities only as directed by LiveRamp or AMS, as applicable, (iii) immediately notify LiveRamp or AMS, as applicable, upon attachment or attempted seizure of, or acquisition of any interest or assertion of any rights in, the Securities by any third party and take appropriate action to defend against such attachment and to protect LiveRamp’s or AMS’s, as applicable, interest in the Securities, in each case, in consultation with and with the consent of LiveRamp or AMS, as applicable, and (iv) be entitled to rely on the written instructions of the directors or officers of LiveRamp or AMS, as applicable, and such instructions will be deemed to have been duly authorized by LiveRamp or AMS, as applicable.

Section 1.10 No Representation or Warranty. None of AMS, on behalf of itself and each other AMS Entity, and LiveRamp, on behalf of itself and each other LiveRamp Entity, subject to the representations, warranties or covenants made, and except as otherwise provided in this Agreement, the Equity Purchase Agreement or in any Ancillary Agreement, makes any representation as to, warranty of or covenant with respect to:

(a) the Assets or Liabilities to be transferred or assumed as contemplated hereby or the value of any of the foregoing;

(b) the freedom from encumbrance of any Assets;

(c) the absence of defenses or freedom from counterclaims with respect to any claim or other Asset; or

(d) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof. Except as otherwise provided in this Agreement, the Equity Purchase Agreement or any Ancillary Agreement, all Assets to be transferred pursuant to this Agreement shall be transferred on an “as is, where is” basis and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in LiveRamp or AMS, as applicable, good and marketable title, free and clear of any security interest, pledge, lien, charge, claim, or other encumbrance.

Section 1.11 AMS shall, and shall cause the other AMS Entities to, cease all use of the Trademarks listed in Schedule 1.11 from and after the Transfer Date and shall cause such Trademarks to be abandoned or surrendered (or the equivalent process in any applicable jurisdiction) promptly after the Transfer Date.

ARTICLE II

INDEMNIFICATION

Section 2.1 Indemnification by LiveRamp. Except as otherwise provided in this Agreement, LiveRamp shall, for itself and as agent for each LiveRamp Entity, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the AMS Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the AMS Indemnitees, or that are imposed upon the AMS Indemnitees, and that relate to, arise out of or result from any of the following items (without duplication): (a) any LiveRamp Liability, (b) any Affiliated Group Taxes, including any Affiliated Group Taxes related to AMS and the AMS Business, (c) any (i) “subpart F income” (as defined in section 952 of the Code) and/or (ii) any ”global intangible low-taxed income” income (as defined in section 951A of the Code), that arises as a result of the transactions contemplated by the Separation Plan, (d) any LiveRamp Employee Liabilities that cannot be transferred to a LiveRamp Entity as a result of applicable Law, (e) any Residual Lease Liability and (f) any failure by LiveRamp or any LiveRamp Entity to perform any covenant set forth in this Agreement or any Ancillary Agreement (it being acknowledged and agreed that (i) the indemnification provided for in this Agreement shall not limit any indemnification rights specifically set forth in any Ancillary Agreement (which rights shall take precedence over the rights set forth in this Section 2.1 to the extent of any conflict); provided that such indemnification rights shall be subject to any limitation of liability provisions in the applicable Ancillary Agreements and any other provisions applicable in any breach of obligation set forth therein, and the provisions of Section 2.3, Section 2.4, Section 2.5 and Section 2.6 hereof, (ii) no disclaimers of warranties, limitations of liability or remedies, exculpation or similar provisions in this Agreement or any Ancillary Agreement shall be deemed to be limited by anything herein.

Section 2.2 Indemnification by AMS. Except as otherwise provided in this Agreement, AMS shall, for itself and as agent for each AMS Entity, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the LiveRamp Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the LiveRamp Indemnitees, or that are imposed upon the LiveRamp Indemnitees, and that directly arise out of or directly result from any of the following items (without duplication): (a) any AMS Liability, (b) any AMS Employee Liabilities that cannot be transferred to an AMS Entity as a result of applicable Law and (c) any failure by AMS or any AMS Entity to perform any covenant set forth in this Agreement or any Ancillary Agreement required to be performed following the Transfer Date (it being acknowledged and agreed that (i) the indemnification provided for in this Agreement shall not limit any indemnification rights specifically set forth in any Ancillary Agreement (which rights shall take precedence over the rights set forth in this Section 2.2 to the extent of any conflict); provided that such indemnification rights shall be subject to any limitation of liability provisions in the applicable Ancillary Agreements and any other provisions applicable in any breach of obligation set forth therein, and the provisions of Section 2.3, Section 2.4, Section 2.5 and Section 2.6 hereof and (ii) no disclaimers of warranties, limitations of liability or remedies, exculpation or similar provisions in this Agreement or any Ancillary Agreement shall be deemed to be limited by anything herein.

Section 2.3 Insurance Proceeds and Other Recoveries.

(a) Insurance Claims. If a party has a reasonable claim for monies from an insurer or another third party in respect of any loss to which indemnification might otherwise be sought pursuant to this Agreement, then such party (the “Indemnitee”) shall first proceed against the insurer or other third party with respect to such indemnifiable loss (an “Insurance Claim”).

(b) Advances Against Insurance Proceeds. Despite the existence of an Insurance Claim, the party with the obligation to indemnify (the “Indemnifying Party”) shall make prompt payment to an Indemnitee, prior to the receipt of any Insurance Proceeds, in the form of an advance against future Insurance Proceeds, of the full amount required to be made pursuant to the indemnification provisions contained in this Agreement and otherwise determined to be due and owing by the Indemnifying Party.

(c) Reductions for Insurance Proceeds. If an Indemnitee receives Insurance Proceeds or other amounts from an insurer or third party with respect to an Insurance Claim for any indemnifiable loss under this Agreement:

(i) the amount that the Indemnifying Party is or may be required to pay to or on behalf of any other Person indemnified pursuant to this Agreement shall be reduced by any Insurance Proceeds or other amounts actually received from third parties by such Indemnitee in respect of the related Liability; and

(ii) such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss reduced by the amount of any indemnifiable loss still owed by the Indemnifying Party to the Indemnitee (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party its proportionate share (based on payments received from the Indemnifying Parties) of such amounts).

(d) No Benefit to Insurer. Notwithstanding Section 2.3(b) or any other provision of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If the parties believe that the payment of any advance pursuant to Section 2.3(b) has or would have any of the effects described in the previous sentence, then no such advance shall be made and the Indemnifying Party shall not be required to make any payment for indemnification until after resolution of any Insurance Claim in the manner set forth in Section 2.3(a).

Section 2.4 Procedures for Defense, Settlement and Indemnification of Third Party Claims.

(a) Notice of Claims. If an Indemnitee of AMS (each, an “AMS Indemnitee”) or of LiveRamp (each, a “LiveRamp Indemnitee”) shall receive notice, or otherwise become aware, of any claim or of the commencement by any such Person of any action with respect to which the Indemnifying Party may be obligated to provide indemnification to an Indemnitee pursuant to this Agreement or any Ancillary Agreement (each such case, a “Third Party Claim”), AMS and LiveRamp (as applicable) shall ensure that such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable and, in any event, within fifteen (15) days after becoming aware of such Third Party Claim. Any such notice shall (i) describe the Third Party Claim in reasonable detail and, if known, the estimated damages resulting from such Third Party Claim incurred or reasonably expected to be incurred by the Indemnitee and (ii) explain in reasonable detail the basis for the claim by Indemnitee for indemnification to the extent of facts then known by the Indemnitee. In addition, such written notice shall be accompanied by copies of correspondence with third parties or other documentation necessary to understand the claim for indemnification to the extent applicable and then in the possession of the Indemnitee. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 2.4(a) shall not relieve the relevant Indemnifying

Party of its obligations under this Section 2.4(a), except to the extent that such Indemnifying Party is prejudiced by such delay or failure to give notice.

(b) Defense By Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of the Third Party Claim by notifying the Indemnitee within 30 days after the receipt of notice from an Indemnitee in accordance with Section 2.4(a) (or sooner, if the nature of such Third Party Claim so requires), that the Indemnifying Party will assume responsibility for managing the defense of such Third Party Claim, which notice shall specify any reservations or exceptions; provided that, (i) the Indemnifying Party agrees that it will indemnify the Indemnitee against the applicable Third Party Claim, (ii) the Indemnifying Party conducts the defense of the Third Party Claim with reasonable diligence and at its own cost and expense and (iii) the Third Party Claim (A) does not primarily seek either injunctive relief, specific performance or other similar equitable relief, and (B) does not seek to impose criminal liability on the Indemnitee; provided further, that in the case of a claim of the type described in the preceding clause (iii), the Indemnitee shall not enter into any settlement of a Third Party Claim without the consent of the other party (such consent not to be unreasonably withheld) if the effect of such judgment or settlement is or would impose any liability or obligation on the Indemnifying Party.

(c) Defense By Indemnitee. If the Indemnifying Party fails to assume responsibility for managing the defense of a Third Party Claim or fails to notify an Indemnitee that it will assume responsibility as provided in Section 2.4(b), such Indemnitee may manage the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall reimburse all costs and expenses incurred in connection with such defense in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim.

(d) No Consent to Certain Judgments or Settlements Without Consent. Notwithstanding any provision of this Section 2.4 to the contrary, no party shall consent to entry of any judgment or enter into any settlement of a Third Party Claim without the consent of the other party if the effect of such judgment or settlement is or would be to (i) permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against the other party, (ii) cause an admission of fault, culpability or failure to act, by or on behalf of the other party, or (iii) affect the other party in a material fashion with respect to the allocation of Liabilities and related indemnities set forth in this Agreement or any other Ancillary Agreement.

Section 2.5 Additional Matters.

(a) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both LiveRamp and AMS in a material fashion with respect to the responsibilities for management of defense and related indemnities set forth in this Agreement or any of the Ancillary Agreements, the parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege with respect thereto) so as to minimize such liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful in such party’s reasonable judgment, engage counsel to assist in the defense of such claims at such party’s own expense.

(b) Substitution. With respect to any action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party, in each case shall so request, the parties shall use its commercially reasonable efforts to substitute the Indemnifying Party for the named defendant. If such substitution cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Section 2.5(b) shall not be altered.

(c) Value Added Taxes. To the extent that any value added Tax is chargeable on or with respect to any portion of the Separation, the applicable transferor shall use commercially reasonable efforts to deliver to the transferee (i) a valid Tax invoice where required by or permissible under applicable Law or practice, and (ii) any other documentation as may be reasonably requested by the transferor or transferee to assist in the recovery of any such Taxes chargeable or payable, in each case, in such form and within such timing as may be required by Law. Each of AMS and LiveRamp shall use commercially reasonable efforts and cooperate in good faith to determine the appropriate rate of any applicable value added Taxes and to exempt the transactions pursuant to the Separation from any value added Tax and/or, where available, to apply for a specific relief for a “transfer of a going concern” (TOGC).

Section 2.6 Survival of Indemnities. The rights and obligations of the AMS Entities and the LiveRamp Entities under this Article II shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities or the sale by any AMS Entity or the LiveRamp Entities of the capital stock or other equity interests of any Subsidiary to any Person.

Section 2.7 Mutual Release of Pre-Separation Claims.

(a) Except as provided in this Section 2.7, effective as of the Transfer Date, AMS does hereby, on behalf of itself and each other AMS Entity, release and forever discharge each LiveRamp Indemnitee, from all Liabilities whatsoever to any AMS Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Transfer Date. Except as provided in this Section 2.7, effective as of the Transfer Date, LiveRamp does hereby, for itself and each other LiveRamp Entity, release and forever discharge each AMS Indemnitee from all Liabilities whatsoever to any LiveRamp Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Transfer Date.

(b) Nothing contained in this Section 2.7 will impair any right of any Person to enforce the Transaction Documents, this Agreement or any Contracts that are specified in, or contemplated to continue pursuant to this Agreement. Without limiting the foregoing, nothing contained in this Section 2.7 will release any Person from (i) any Liability assumed by such Person in accordance with, or any other Liability of such Person under, this Agreement or any other Transaction Document; (ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement for claims brought by third parties, which Liability will be governed by the provisions of this Article II or (iii)  any Liability for fraud relating to the Transaction Documents or the transactions contemplated therein.

ARTICLE III

MISCELLANEOUS

Section 3.1 Entire Agreement. This Agreement, the Equity Purchase Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, oral or written, between the parties hereto. The express terms hereof and thereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof and thereof.

Section 3.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to its conflicts of laws provisions. This Agreement shall not be governed by the provisions of the United Nations Convention on Contracts for the International Sale of Goods. The parties hereto shall bring all claims arising under this Agreement to the state or federal courts located in the State of Delaware.

Section 3.3 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered, five calendar days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party hereto may notify the other party hereto in accordance with this Section 3.3:

If to AMS prior to the Transfer Date:

Acxiom Corporation

301 E. Dave Ward Drive

Conway, AR 72032

Attention: General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94118

Attention: Michael Ringler

                 Derek Liu

If to AMS following the Transfer Date:

Acxiom Corporation

301 E. Dave Ward Drive

Conway, AR 72032

Attn: General Counsel

Email: jerry.jones@acxiom.com

Attention:

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Attn: Michael S. Ringler; Derek Liu

Email: mringler@wsgr.com; dliu@wsgr.com

If to LiveRamp:

LiveRamp, Inc.

225 Bush Street, 17th Floor

San Francisco, CA 94104

Attention: General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94118

Attention: Michael Ringler

                 Derek Liu

Section 3.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which shall constitute one and the same agreement.

Section 3.5 Actions by Subsidiaries. LiveRamp shall cause each LiveRamp Entity to comply with the terms of this Agreement. AMS shall cause each AMS Entity to comply with the terms of this Agreement. Holdco shall cause each of LiveRamp and AMS (solely prior to the Closing under the Equity Purchase Agreement) to comply with the terms of this Agreement.

Section 3.6 No Third Party Beneficiaries. This Agreement is not intended to and does not confer any rights or remedies upon any Person other than (i) the parties hereto hereunder (including their respective successors and permitted assigns) and (ii) the Purchaser, including for purposes of Sections 1.1(f), 1.6(b), 1.7(b), this 3.6, 3.7 and 3.10.

Section 3.7 Assignment; Binding upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto; provided, however, that either party may, without the consent of the other party hereto, assign this Agreement (a) in the case of AMS, to an AMS Entity (subject to the prior written consent of Purchaser), and in the case of LiveRamp, to a LiveRamp Entity, (b) by operation of law, or (c) in connection with any merger, consolidation or sale of all or substantially all of its business or assets. Any assignment by either party must include the transfer of all or substantially all of its business or assets. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each party hereto and its respective successors and permitted assigns. Any assignment in violation of this Section 3.7 will be void.

Section 3.8 Severability. If any provision of this Agreement or the Schedules or Exhibits attached hereto, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any provision is invalid, illegal or unenforceable, each party hereto agrees to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

Section 3.9 Other Remedies. Except as otherwise provided in this Agreement, the Equity Purchase Agreement or in any Ancillary Agreement, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by law on such party hereto, and the exercise of any one remedy will not preclude the exercise of any other. The parties agree that irreparable damage may occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto will be entitled (in addition to any other remedy that may be available to it) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and that no party hereto shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action.

Section 3.10 Amendments and Waivers. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto subject, prior to Closing, to the prior written consent of Purchaser. Each party hereto may waive compliance with any of the agreements or conditions for its benefit contained herein. No waiver will be effective unless signed in writing by the party hereto against whom such waiver is asserted. The waiver by a party hereto of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other breach or default or any succeeding breach or default. The failure of any party hereto to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party hereto thereafter to enforce such provisions.

Section 3.11 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

Section 3.12 Authority. Each party hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with the terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 3.13 Waiver of Jury Trial. EACH OF HOLDCO, LIVERAMP AND AMS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF HOLDCO, LIVERAMP OR AMS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 3.14 Further Assurances. Each party hereto agrees, and agrees to cause the AMS Entities and LiveRamp Entities, to use their commercially reasonable efforts to execute and deliver, at no cost to the other party (other than as set forth herein or in any Ancillary Agreement), such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.15 Interpretation. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and the other agreements and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement will be construed against the party drafting such agreement.

(Signature page follows.)

WHEREFORE, the parties have signed this Master Contribution and Assumption Agreement effective as of the date first set forth above.

ACXIOM CORPORATION

By:	/s/ Jerry C. Jones
Name: Jerry C. Jones
Title: EVP

LIVERAMP, INC.

By:	/s/ Jerry C. Jones
Name: Jerry C. Jones
Title: EVP

ACXIOM HOLDINGS, INC.

By:	/s/ Jerry C. Jones
Name: Jerry C. Jones
Title: EVP

[Signature Page to Master Contribution and Assumption Agreement]

Annex A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Affiliated Group Taxes” means any income Taxes reported on a Tax Return of an affiliated, consolidated, combined, aggregate or unitary group of which AMS, before the Holdco Merger and the LLC Conversion, or Holdco, after the Holdco Merger and the LLC Conversion (or any of the Affiliates of Holdco other than any of the AMS Entities) is or was the common parent.

“AMS Benefit Plan Liabilities” means any and all Liabilities in respect of any Benefit Plan.

“AMS Employee” means any individual who is employed by an AMS Entity as of the Closing, and any former employee of Holdco and its Affiliates who primarily provided services in respect of the AMS Business.

“AMS Employee Liabilities” means Employee Liabilities related to an AMS Employee.

“Ancillary Agreement” means each Transfer Document, Local Transfer Agreement, the Compensation Plan Agreement, including the Business Transfer Agreement by and between Acxiom Limited and LiveRamp UK Limited, the Asset Purchase Agreement by and between Acxiom Asia Global Service Center Ltd. and Acxiom Greater China Information Services, Ltd., the Asset Purchase Agreement by and between Acxiom Greater China Information Services, Ltd. and Acxiom Asia Global Service Center Ltd., the Equity Purchase Agreement by and between ChinaLoop (Mauritius) Co. and LiveRamp, Inc., and the Share Purchase Agreement by and between Acxiom International Holdings BV and LiveRamp, Inc.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a)	all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(b)

all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c)	all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d)	all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of an encumbrance, lessor, sublessor, lessee, sublessee or otherwise;

(e)

all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;

(f)

all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

(g)	all deposits, letters of credit and performance and surety bonds;

(h)

all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(i)	all Intellectual Property Rights;

(j)	all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

(k)

all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l)	all prepaid expenses, trade accounts and other accounts and notes receivables;

(m)

all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(n)	all rights under Insurance Policies and all rights in the nature of insurance, indemnification or contribution;

(o)	all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority; and

(p)	cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements.

“Benefit Plan” has the meaning set forth in the Equity Purchase Agreement.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Little Rock, Arkansas or New York, New York are authorized or obligated by Law to close.

“Closing” has the meaning set forth in the Equity Purchase Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Compensation Plan Agreement” means the Compensation Plan Agreement between Holdco and AMS entered into in connection with the Separation as mutually agreed by Holdco, AMS and Purchaser.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Databases” means data compilations and collections of technical and other Data, including technical data, business data, and personal data.

“Delayed Transfer Assets” means any LiveRamp Assets or AMS Assets that are expressly provided in this Agreement to be transferred after the Transfer Date pursuant to Schedule 1.1(e).

“Delayed Transfer Liabilities” means any LiveRamp Liabilities or AMS Liabilities that are expressly provided in this Agreement to be assumed after the Transfer Date pursuant to Schedule 1.1(e).

“Employee Liabilities” means all Liabilities (but excluding any AMS Benefit Plan Liabilities and Seller Plan Liabilities) relating to AMS Employees or LiveRamp Employees, as applicable, including, but not limited to, (i) compensation obligations which are unpaid as of the Closing Date, including but not limited to bonus, commission, severance, and paid time off, (ii) other compensation and expense reimbursement obligations (whether or not then currently payable) owed to any AMS Employee or LiveRamp Employee for services performed for a LiveRamp Entity or an AMS Entity, as applicable, prior to the Closing Date, including any Taxes arising therefrom, and (iii) any claims, charges, disputes or other grievances such AMS Employee or LiveRamp Employee may have against a LiveRamp Entity or an AMS Entity under applicable employment, labor or other Laws arising from or related to services performed for such LiveRamp Entity or AMS Entity, as applicable, prior to the Closing Date.

“Equity Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated as of even date herewith, by and among Holdco, AMS, Purchaser, and LiveRamp solely for purposes of Section 6.05 and 6.15 of such agreement.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” mean any U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police or regulatory authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

“Insurance Proceeds” means any cash received or receivable with respect to any Insurance Policy.

“Intellectual Property Rights” means any and all intellectual property rights, whether arising under the Laws of the United States or any foreign jurisdiction, including all of the following: (A) patents, patent applications and patentable inventions (including utility, utility model, design patents and certificates of invention), including all reissues, reexaminations, divisionals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (B) trademarks, service marks, trade dress rights, trade names, logos, slogans, fictitious and other business names, brand names and other indicia of origin (whether registered or unregistered or common law), including all applications and registrations for the foregoing and all goodwill associated with the foregoing (“Trademarks”); (C) rights in works of authorship, copyrights (whether registered or unregistered), and rights in copyrightable subject matter in published and unpublished works of authorship, including copyrights in Software and all applications and registrations for all of the foregoing (“Copyrights”); (D) (i) trade secret rights in confidential and proprietary information (including trade secret rights in confidential and proprietary inventions, processes, designs, formulae, methods, data, models, tools, algorithms, Software architectures, know-how, ideas, research and development) and (ii) any other materials falling within the definition of “trade secrets” as set forth in 18 U.S. Code Section 1890 (“Defend Trade Secrets Act of 2016”) (“Trade Secrets”); (E) Internet domain names (“Domains”); (F) rights with respect to databases and other compilations and collections of data or information; (G) any rights equivalent or similar to any of the foregoing; and (H) registrations, applications, extensions, reversions and renewals for any of the foregoing.

“Law” means any federal, state, municipal or local or foreign law, statute, standard ordinance, code, resolution, promulgation, rule, regulation, order, judgment, writ, injunction, decree or other similar legal requirement having the force or effect of law.

“Liabilities” means any and all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“LiveRamp Employee” means any individual employed by Holdco and its Affiliates (other than an AMS Employee) as of the Closing, and any former employee of Holdco and its Affiliates who primarily provided services in respect of the LiveRamp Business.

“LiveRamp Employee Liabilities” means Employee Liabilities related to a LiveRamp Employee.

“LLC Conversion” has the meaning set forth in the Equity Purchase Agreement.

“Local Transfer Agreements” means the agreements and ancillary documents necessary to effect the transfer of LiveRamp Assets or AMS Assets and assumption of LiveRamp Liabilities or AMS Liabilities in jurisdictions outside of the United States.

“Person” means any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Purchaser” means The Interpublic Group of Companies, Inc.

“Residual Lease Liabilities” means any continuing liabilities or obligations retained or for which any Business Subsidiary is otherwise liable in connection with any assignment or other transfer of any interest in that certain Lease Agreement between American Center and Acxiom Corporation dated February 7, 2014, as assigned to Zeta Interactive Corp. on August 30, 2016.

“Seller Plan” has the meaning set forth in the Equity Purchase Agreement.

“Seller Plan Liabilities” means any and all Liabilities in respect of any Seller Plan.

“Separation Plan” means the actions set forth on Annex B, in the order specified therein.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Tax Return” has the meaning set forth in the Equity Purchase Agreement.

“Taxes” has the meaning set forth in the Equity Purchase Agreement.

“Technology” means all forms of technology and technical and other information and tangible embodiments of that technology, technical and other information, including published and unpublished works of authorship, software and computer programs in any form, documentation, compilations, databases, inventions discoveries, machines, methods, and processes, information algorithms, designs, formulas, know-how, prototypes, systems, and techniques, Data, and Databases.

“Transaction Document” means this Agreement, the Equity Purchase Agreement, the Intercompany Framework Agreement, the Intercompany Agreements and the Transition Services Agreement.

“Transfer Date” means the Closing Date, as defined in the Equity Purchase Agreement.

“Transfer Taxes” has the meaning set forth in the Equity Purchase Agreement.

Annex C

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of [•], 2018, by and among Acxiom Corporation, a Delaware corporation (the “Company”), Acxiom Holdings, Inc., a Delaware corporation (“Holdco”) and a direct, wholly owned subsidiary of the Company, and High Garden Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Holdco.

RECITALS

WHEREAS, on the date hereof, the Company has the authority to issue 201,000,000 shares, consisting of: (i) 200,000,000 shares of Common Stock, par value $0.10 per share (the “Company Common Stock”), of which [•] shares are issued and outstanding and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (the “Company Preferred Stock”), of which [•/no] shares are issued and outstanding.

WHEREAS, as of the Effective Time (as defined below), Holdco will have the authority to issue 201,000,000 shares, consisting of: (i) 200,000,000 shares of Common Stock, par value $0.10 per share (the “Holdco Common Stock”) and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (the “Holdco Preferred Stock”).

WHEREAS, as of the date hereof, Merger Sub has the authority to issue 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which 1,000 shares are issued and outstanding on the date hereof and owned by Holdco.

WHEREAS, the designations, rights and preferences and the qualifications, limitations and restrictions of the Holdco Common Stock and Holdco Preferred Stock are the same as those of the Company Common Stock and Company Preferred Stock, as applicable.

WHEREAS, the Certificate of Incorporation of Holdco, as amended (the “Holdco Charter”), and the Bylaws of Holdco, as amended (the “Holdco Bylaws”), in effect immediately after the Effective Time will contain provisions identical to the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, in each case, in effect immediately before the Effective Time.

WHEREAS, the directors and officers of the Company immediately prior to the Effective Time will be the directors and officers of Holdco immediately following the Effective Time.

WHEREAS, Holdco and Merger Sub are corporations organized for the purpose of participating in the transactions herein contemplated and actions related thereto and own no assets (other than Holdco’s ownership of Merger Sub and nominal capital) and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto.

WHEREAS, the Company desires to reorganize into a holding company structure under which Holdco would become a holding company, by the merger of Merger Sub with and into the Company, and with each share of Company Common Stock being converted in the Merger (as defined below) into a share of Holdco Common Stock.

WHEREAS, on or about the date hereof, the Company and Holdco will enter or have entered into a Compensation Plan Agreement, pursuant to which, among other things, the Company will, at the Effective Time, transfer to Holdco, and Holdco will assume, sponsorship of all of the Company’s Equity Plans (as defined below) and all of the Company’s rights and obligations thereunder.

WHEREAS, each of the boards of directors of the Company, Holdco and Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (ii) resolved to submit the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to its stockholder or stockholders, as applicable, and (iii) resolved to recommend the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger to such stockholder or stockholders.

WHEREAS, immediately following the Merger, the Surviving Corporation (as defined below) shall convert into a Delaware limited liability company pursuant to Section 266 of the DGCL and Section 18-214 of the Delaware Limited Liability Company Act (the “Conversion”).

WHEREAS, the parties intend that the Merger, when taken together with the Conversion, qualify as a reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Merger Sub hereby agree as follows:

1. The Merger. In accordance with Section 251 of the DGCL and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall, at the Effective Time, be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Section 259 of the General Corporation Law of the State of Delaware (the “DGCL”).

2. Effective Time. As soon as practicable after receiving the affirmative votes of the stockholders of each of the Company, Holdco and Merger Sub in accordance with the DGCL and the certificates of incorporation of the Company, Holdco and Merger Sub (the “Requisite Stockholder Approval”), the Company shall file a certificate of merger executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State or at such later date and time as the parties shall agree and specify in the certificate of merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

3. Certificate of Incorporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) shall be amended and restated in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by the DGCL.

4. Bylaws. From and after the Effective Time, the Amended and Restated Bylaws of the Company (the “Company Bylaws”), as in effect immediately prior to the Effective Time, shall constitute the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided therein or by applicable law.

5. Certificate of Incorporation and Bylaws of Holdco. Holdco agrees to file (and the Company as the sole stockholder of Holdco hereby approves the filing of) the Holdco Charter with the Secretary of State of the State of Delaware immediately prior to the Effective Time, which will be identical to the Company Charter in effect immediately prior to the Effective Time, except that references to the name of the Company shall be replaced with references to the name of Holdco. Holdco further agrees to adopt the Holdco Bylaws immediately prior to the Effective Time, which will be identical to the Company Bylaws in effect immediately prior to the Effective Time except that references to the name of the Company shall be replaced with references to the name of Holdco.

6. Directors. The directors of the Company in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

7. Officers. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

8. Directors and Officers of Holdco. The directors and officers of the Company in office immediately prior to the Effective Time shall be the directors and officers of Holdco immediately after the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Holdco Charter and Holdco Bylaws, or as otherwise provided by law.

9. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

10. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or any holder of any securities thereof:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Holdco Common Stock.

(b) Conversion of Company Stock Held as Treasury Stock. Each share of Company Common Stock held in the Company’s treasury shall be converted into one validly issued, fully paid and nonassessable share of Holdco Common Stock, to be held immediately after completion of the Merger in the treasury of Holdco.

(c) Conversion of Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share of the Surviving Corporation.

(d) Cancellation of Capital Stock of Holdco. Each share of Holdco Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and no payment shall be made therefor.

(e) Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock except, in all cases, as set forth in Section 9 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco Common Stock.

11. Certificates. At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Holdco Common Stock into which the shares of Company Common Stock represented by such certificate have been converted as herein provided and shall be so registered on the books and records of Holdco and its transfer agent.

12. Assumption Of Equity Plans And Awards.

At the Effective Time, pursuant to this Merger Agreement and the Compensation Plan Agreement entered into between Holdco and the Company on or about the date hereof (the “Compensation Plan Agreement”), the Company will transfer to Holdco, and Holdco will assume, sponsorship of all of the Company’s Equity Plans (as defined below), along with all of the Company’s rights and obligations under the Equity Plans.

At the Effective Time, pursuant to this Merger Agreement and the Compensation Plan Agreement, the Company will transfer to Holdco, and Holdco will assume, its rights and obligations under each stock option to purchase a share of Company capital stock (each, a “Stock Option”) and each right to acquire or vest in a share of Company capital stock (each, a “RSU” and together with the Stock Options, the “Awards”) issued under the Equity Plans or granted by the Company outside of the Equity Plans that is outstanding immediately prior to the Effective Time, which Awards shall be converted into a stock option to purchase or a right to acquire or vest in, respectively, a share of Holdco capital stock of the same class and with the same rights and privileges relative to Holdco that such share underlying such Stock Option or RSU had relative to the Company immediately prior to the Effective Time on otherwise the same terms and conditions as were applicable immediately prior to the Effective Time, including, for Stock Options, an exercise price per share equal to the exercise price per share for the applicable share of Company capital stock, and also including, for Awards subject to performance-based vesting conditions, the substitution of HoldCo for the Company with respect to any Company-based performance conditions attributable to such Awards. For purposes of this Agreement, “Equity Plans” shall mean, collectively, the Amended and Restated 2005 Equity Compensation Plan of Acxiom Corporation, the LiveRamp, Inc. 2006 Equity Incentive Plan, the Pippio, Inc. 2014 Equity Incentive Plan, the Arbor Equity Compensation Plan, the Solve

Media, Inc. 2009 Stock Plan, the Circulate Equity Compensation Plan, the Amended and Restated Key Associate Stock Option Plan of Acxiom Corporation, the 2011 Nonqualified Equity Compensation Plan, and the 2005 Stock Purchase Plan of Acxiom Corporation, and any and all amendments, subplans, appendices or addendums thereto, any other equity incentive plans sponsored or maintained by the Company, and any and all agreements evidencing Awards (whether or not issued pursuant to a specific plan referenced by this sentence).

13. Reservation of Shares. On or prior to the Effective Time, Holdco will reserve sufficient authorized but unissued shares of Holdco Common Stock to provide for the issuance of Holdco Common Stock upon the exercise of Awards or in satisfaction of other benefits payable and outstanding under the Company’s Equity Plans.

14. Amendments to Registration Statements. As of the Effective Time, Holdco shall be deemed a “successor issuer” for purposes of continuing certain offerings of the Company under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, Holdco will, to the extent deemed appropriate, file post-effective amendments to the Company’s registration statements on Forms S-8 covering the Equity Plans, adopting such registration statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statements from being misleading in any material respect.

15. No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

16. Termination and Amendment.

This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after receipt of the Requisite Stockholder Approval (or any portion thereof), at any time prior to the Effective Time, by action of the board of directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, Holdco, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

This Agreement may be amended at any time prior to the Effective Time by the parties (by action taken or authorized by their respective boards of directors, in the case of the Company and Merger Sub), whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Merger Sub without such further approval or authorization.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

19. Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

20. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACXIOM CORPORATION

By:
Name:
Title:

ACXIOM HOLDINGS, INC.

By:
Name:
Title:

HIGH GARDEN MERGER SUB, INC.

By:
Name:
Title:

EXHIBIT A

Amended and Restated Certificate of Incorporation

of

Acxiom Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACXIOM CORPORATION

Acxiom Corporation (the “Corporation”), acting pursuant to Sections 245 and 242 of the General Corporation Law of the State of Delaware, hereby adopts the following Amended and Restated Certificate of Incorporation. The following Amended and Restated Certificate of Incorporation amends, restates, integrates, and supersedes, in its entirety, the Amended and Restated Certificate of Incorporation of Acxiom Corporation originally filed with the Delaware Secretary of State on August 21, 1995. The original Certificate of Incorporation was incorporated under the name of CCX NETWORK, INC. on September 28, 1983.

FIRST: NAME. The name of the Corporation is:

ACXIOM CORPORATION

SECOND: REGISTERED AGENT AND OFFICE. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of Newcastle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: PURPOSES. The purpose or purposes for which the Corporation is organized are:

(a) To own, operate, sell, lease and otherwise deal in goods and services related to data processing, letter services, electronic computer operations, business machines, forms and procedures; to buy, rent, sell, lease and otherwise deal in computers.

(b) To borrow money in such amount, for such times and upon such terms and conditions as is deemed wise and expedient; from time to time to draw, make, accept, endorse, discount, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable and transferable instruments, and evidences, as well as to secure the same by mortgages, pledge, deed of trust, or otherwise.

(c) To have one or more offices, to carry on all or any of its operations and business, and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, lease, convey or otherwise dispose of real and personal property of every class and description.

(d) To enter into, make and perform contracts of any and every kind with any person, firm, corporation, association, partnership or body politic.

(e) To own, purchase, lease, or otherwise acquire lands and real estate, and to sell and develop lands and real estate, and to equip and operate buildings and structures of every kind and character for the manufacturing, storing and protection of goods and properties of every character and kind.

(f) To conduct, promote or engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: AUTHORIZED SHARES. The total number of shares of stock which the Corporation shall have authority to issue is:

One thousand (1,000) shares of Common Stock, ten cents ($.10) Par Value per common share.

FIFTH: DURATION. The Corporation is to have perpetual existence.

SIXTH: DIRECTORS.

(a) Number, Election and Terms of Directors. The number of directors shall be not less than two (2) nor more than fifteen (15) persons. The exact number of directors of the Corporation shall be fixed from time to time by the Board of Directors. The directors shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1991, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1992, and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1993, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(b) Manner of Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(c) Stockholder Nomination of Director Candidates and Advance Notice of Matters to Be Brought Before an Annual Meeting. Advance notice of nominations by stockholders of persons for election to the Board of Directors and advance notice of matters to be brought before an annual meeting by shareholders shall be given in the manner provided in the Bylaws.

(d) Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the proceeding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(e) Removal of Directors. No director shall be removed from the Board of Directors by action of the stockholders of the Corporation during his appointed term other than for cause. For purposes hereof, cause shall mean final conviction of a felony, unsound mind, adjudication of bankruptcy, nonacceptance of office, or conduct prejudicial to the interest of the Corporation.

(f) Scope. The provisions of this Article shall apply only to the holders of Common Stock. Accordingly, this Article shall in no way limit or restrict the authority of the Board of Directors to fix the designation, power, preferences and rights of shares of Preferred Stock and the qualifications, limitations and restrictions thereof.

SEVENTH: MEETINGS OF HOLDERS OF COMMON STOCK AND ACTION BY HOLDERS OF COMMON STOCK WITHOUT A MEETING.

(a) Place of Meetings. Meetings of holders of Common Stock may be held within or without the State of Delaware, as the Bylaws may provide.

(b) Special Meetings. Special meetings of the holders of Common Stock may be called by such person or persons as may be authorized by the Bylaws.

(c) Stockholder Action. Any action required or permitted by the General Corporation Law of the State of Delaware to be taken at a meeting of holders of Common Stock may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by all of the holders of Common Stock entitled to vote with respect to the subject matter thereof. The consents signed under this provision, taken together, shall have the same force and effect as a unanimous vote of the holders of Common Stock.

EIGHTH: LOCATION OF BOOKS AND RECORDS. The books and records of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.

NINTH: BYLAWS. The Board of Directors shall have power to make, alter, amend and repeal the Bylaws, except so far as Bylaws adopted by the holders of Common Stock shall otherwise provide. Notwithstanding the foregoing, Bylaw provisions relating to informal action by holders of Common Stock without a meeting, nomination of director candidates by holders of Common Stock, notice of matters to be brought before an annual meeting by holders of Common Stock, the number, election and terms of directors elected by holders of Common Stock, the removal of directors elected by holders of Common Stock, the filling of vacancies on the Board of Directors created by an increase in the number of directors or by the death, resignation, removal or disqualification of directors elected by the holders of Common Stock, and the manner of calling and persons authorized to call special meetings of holders of Common Stock shall not be altered, amended or repealed, and no provisions inconsistent therewith shall be adopted, without (i) the approval of a majority of the Disinterested Directors, as defined in Article ELEVENTH hereof, or (ii) the affirmative vote of the holders of at least eighty percent (80%) of the votes entitled to be cast by the holders of Common Stock.

TENTH: [RESERVED].

ELEVENTH: STOCKHOLDER VOTE ON EXTRAORDINARY MATTERS. Any merger or consolidation of the Corporation with any other person, any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Corporation of its property or assets, and any dissolution or liquidation of the Corporation or revocation thereof that the General Corporation Law of the State of Delaware requires be approved by the holders of Common Stock must be approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of Common Stock.

TWELFTH: LIMITATION OF DIRECTOR LIABILITY.

(a) To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

THIRTEENTH: INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. Any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation, if, as and to the extent authorized by the laws of the State of Delaware, against expenses (including the attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him, in connection with the defense or settlement of such action, suit, investigation or proceeding. The indemnification expressly provided by statute in a specific case shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any lawful agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

FOURTEENTH: AMENDMENTS. From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted by the affirmative vote of the holders of at least a majority of the votes entitled to be cast by the holders of the outstanding stock of the Corporation entitled to vote thereon; provided, however, the affirmative vote of the holders of at least eighty percent (80%) of the votes entitled to be cast by the holders of Common Stock shall be required to alter, amend, repeal, or adopt any provision inconsistent with Articles SIXTH, SEVENTH, NINTH, TENTH and FOURTEENTH hereof.

Annex D

AMENDED AND RESTATED

2005 EQUITY COMPENSATION PLAN

OF

ACXIOM CORPORATION

1. Establishment and Purpose. This Amended and Restated 2005 Equity Compensation Plan of Acxiom Corporation (the “Plan”) was originally established under the name of the 2000 Associate Stock Option Plan of Acxiom Corporation (“Company”). The Plan has been amended from time to time and hereby is amended and restated as set forth herein, effective August 1, 2018, 2018, for awards issued on or after that date. The purpose of the Plan is to further the growth and development of the Company and any of its present or future Subsidiaries and Affiliated Companies (as defined below) by allowing certain Associates (as defined below) to acquire or increase equity ownership in the Company, thereby offering such Associates a proprietary interest in the Company’s business and a more direct stake in its continuing welfare, and aligning their interests with those of the Company’s stockholders. The Plan is also intended to assist the Company in attracting and retaining talented Associates, who are vital to the continued development and success of the Company.

2. Definitions. The following capitalized terms, when used in the Plan, have the following meanings:

(a) “Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(b) “Affiliated Company” means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company or any of its Subsidiaries has an ownership interest.

(c) “Associate” means any employee, officer (whether or not also a director), director, affiliate, independent contractor or consultant of the Company, a Subsidiary or an Affiliated Company who renders those types of services which tend to contribute to the success of the Company, its Subsidiaries or its Affiliated Companies, or which may reasonably be anticipated to contribute to the future success of the Company, its Subsidiaries or its Affiliated Companies.

(d) “Award” means the grant, pursuant to the Plan, of any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Awards, Performance Share, Performance Unit, Qualified Performance-Based Award, or Other Stock Unit Award. The terms and conditions applicable to an Award shall be set forth in applicable Grant Documents.

(e) “Award Agreement” means any written or electronic agreement, contract, or other document or instrument evidencing any Award granted by the Committee or the Board hereunder, which may, but need not, be executed or acknowledged by both the Company and the Participant.

(f) “Board” means the Board of Directors of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

(h) “Common Stock” means the common stock, par value $.10 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 16 of the Plan.

(i) “Committee” means the Compensation Committee of the Board (as well as any successor to the Compensation Committee and any Company officers to whom authority has been lawfully delegated by the Compensation Committee). All of the members of the Committee, which may not be less than two, are intended at all times to qualify as “outside directors” within the meaning of Section 162(m) of the Code and “Non-Employee Directors” within the meaning of Rule 16b-3, and each of whom is “independent” as set forth in the applicable rules and regulations of the Securities and Exchange Commission and/or Nasdaq or any stock exchange upon which the Shares may be listed in the future; provided, however, that the failure of a member of such Committee to so qualify shall not be deemed to invalidate any Award granted by such Committee.

(j) “Covered Associate” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(k) “Date of Grant” means the date specified by the Committee or the Board, as applicable, on which a grant of an Award will become effective.

(l) “Exercise Period” means the period during which an Option shall vest and become exercisable by a Participant (or his or her representatives or transferees) as specified in Section 6(c) below.

(m) “Exercise Price” means the purchase price per share payable upon exercise of an Option.

(n) “Fair Market Value” means, as of any applicable determination date or for any applicable determination period, the closing price of the Company’s Common Stock as reported by Nasdaq (or any other stock exchange upon which the Common Stock may be listed for trading).

(o) “Grant Documents” means any written or electronic Award Agreement, memorandum, notice, and/or other document or instrument evidencing the terms and conditions of the grant of an Award by the Committee or the Board under the Plan, which may, but need not, be executed or acknowledged by both the Company and the Participant.

(p) “Incentive Stock Option” means an Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(q) “Legal Requirements” means any laws, or any rules or regulations issued or promulgated by the Internal Revenue Service (including Section 422 of the Code), the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., Nasdaq (or any other stock exchange upon which the Common Stock may be listed for trading), or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan.

(r) “Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

(s) “Option” means an option granted to a Participant pursuant to the Plan to acquire a certain number of Shares at such price(s) and during such period(s) and under such other terms and conditions as the Committee or Board shall determine from time to time.

(t) “Other Stock Unit Award” means any right granted to a Participant by the Committee or Board pursuant to Section 10 hereof.

(u) “Participant” means an Associate who is selected by the Committee or the Board to receive an Award under the Plan.

(v) “Performance Award” means any Award of Performance Shares or Performance Units pursuant to Section 9 hereof.

(w) “Performance Goals” means the pre-established objective performance goals established by the Committee for each Performance Period. The Performance Goals may be based upon the performance of the Company (or a division, organization or other business unit thereof), a Subsidiary, an Affiliated Company, or of an individual Participant, using one or more of the Performance Measures selected by the Committee in its discretion. Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies or a defined index. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles, but shall be adjusted by the Committee to take into account the effect of the following: changes in accounting standards that may be required by the Financial Accounting Standards Board after the Performance Goal is established; realized investment gains and losses; extraordinary, unusual, non-recurring, or infrequent items; “non-GAAP financial measures” that have been included in the Company’s quarterly earnings releases and disclosed to investors in accordance with SEC regulations; and other items as the Committee determines to be required so that the operating results of the Company (or a division, organization or other business unit thereof), a Subsidiary or an Affiliated Company shall be computed on a comparative basis from Performance Period to Performance Period. Determinations made by the Committee shall be based on relevant objective information and/or financial data, and shall be final and conclusive with respect to all affected parties.

(x) “Performance Measures” means one or more of the following criteria, on which Performance Goals may be based: (a) earnings (either in the aggregate or on a per-Share basis, reflecting dilution of Shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation, and amortization (“EBITDA”); (b) gross or net revenue or changes in annual revenues; (c) cash flow(s) (including operating, free or net cash flows); (d) financial return ratios; (e) total stockholder return, stockholder return based on growth measures or the attainment by the Shares of a specified value for a specified period of time, (f) Share price, or Share price appreciation; (g) earnings growth or growth in earnings per Share; (h) return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (i) adjusted pre-tax margin; (j) pre-tax profits; (k) operating margins; (l) operating profits; (m) operating expenses; (n) dividends; (o) net income or net operating income; (p) growth in operating earnings or growth in earnings per Share; (q) value of assets; (r) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (s) aggregate product price and other product measures; (t) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (u) reduction of losses, loss ratios or expense ratios; (v) reduction in fixed costs; (w) operating cost management; (x) cost of capital; (y) debt reduction; (z) productivity improvements; (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (bb) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; or (cc) Associate diversity goals.

Performance Measures may be applied on a pre-tax or post-tax basis, and may be based upon the performance of the Company (or a division, organization or other business unit thereof), a Subsidiary, an Affiliated Company, or of an individual Participant. The Committee may, at time of grant, in the case of an Award intended to be a Qualified Performance-Based Award, and in the case of other grants, at any time, provide that the Performance Goals for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, and any unusual nonrecurring gain or loss.

(y) “Performance Period” means that period established by the Committee or the Board at the time any Award is granted or at any time thereafter during which any performance goals specified by the Committee or the Board with respect to such Award are to be measured.

(z) “Performance Share” means any grant pursuant to Section 9 hereof of a right to receive the value of a Share, or a portion or multiple thereof, which value may be paid to the Participant by delivery of such property as the Committee or Board shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee or the Board shall establish at the time of such grant or thereafter.

(aa) “Performance Unit” means any grant pursuant to Section 9 hereof of a right to receive the value of property other than a Share, or a portion or multiple thereof, which value may be paid to the Participant by delivery of such property as the Committee or Board shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee or the Board shall establish at the time of such grant or thereafter.

(bb) “Qualified Performance-Based Award” means an Award to a Covered Associate who is a salaried employee of the Company or to an Associate that the Committee determines may be a Covered Associate at the time the Company would be entitled to a deduction for such Award, which Award is intended to provide “qualified performance-based compensation” within the meaning of Code Section 162(m).

(cc) “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee or the Board, in their sole discretion, may impose (including, without limitation, any forfeiture condition or any restriction on the right to vote such Share, and the right to receive any cash dividends on unvested shares), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee or the Board may deem appropriate.

(dd) “Restricted Stock Award” means an award of Restricted Stock or Restricted Stock Units under Section 8 hereof.

(ee) “Restricted Stock Unit” means a right awarded to a Participant that, subject to Section 8(c), may result in the Participant’s ownership of Shares upon, but not before, the lapse of restrictions related thereto.

(ff) “Restriction Period” means the period of time specified by the Committee or Board pursuant to Sections 8 and 10 below.

(gg) “Rule 16b-3” means Rule 16b-3 under Section 16 of the Act, as such Rule may be in effect from time to time.

(hh) “Shares” means the shares of Common Stock of the Company, $.10 par value, as may be adjusted in accordance with Section 16 of the Plan.

(ii) “Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 of the Plan, to surrender to the Company all (or a portion) of such right and, if applicable, a related Option, and receive cash or shares of Common Stock in accordance with the provisions of Section 7.

(jj) “Strike Price” shall have the meaning set forth for such term in Section 7(b) of the Plan.

(kk) “Subsidiary” means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock, membership or other interests issued by such corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity.

(ll) “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or with which the Company combines.

(mm) “UK Addendum” means the addendum set forth on Schedule A.

3. Administration. The Plan shall be administered by the Committee and the Board. Except as otherwise provided herein, each of the Committee or the Board has the full authority and discretion to administer the Plan, and to take any action that is necessary or advisable in connection with the administration of the Plan including, without limitation, the authority and discretion to:

(a) select the Associates eligible to become Participants under the Plan;

(b) determine whether and to what extent Awards are to be granted;

(c) determine the number of Shares to be covered by each grant;

(d) determine the terms and conditions, not inconsistent with the terms of the Plan, of any grant hereunder (including, but not limited to, the term of the Award, the Exercise Price or Strike Price and any restriction, limitation, procedure, or deferral related thereto, provisions relating to the effect upon the Award of a Participant’s cessation of employment, acceleration of vesting, forfeiture provisions regarding an Award and/or the profits received by any Participant from receiving an Award of exercising an Option or Stock Appreciation Right, and any other terms and conditions regarding any Award, based in each case upon such guidelines and factors as the Committee or Board shall determine from time to time in their sole discretion);

(e) determine whether, to what extent and under what circumstances grants under the Plan are to be made and operate, whether on a tandem basis or otherwise, with other grants or awards (whether equity or cash based) made by the Company under or outside of the Plan; and

(f) delegate to one or more officers of the Company the right to grant Awards under the Plan, provided that such delegation is made in accordance with the provisions of applicable state and federal laws.

Each of the Committee and the Board shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any Award granted under thereunder (and any Grant Documents relating thereto); and to otherwise supervise the administration of the Plan.

Each of the Committee and the Board shall also have the authority to provide, in their discretion, for the rescission, forfeiture, cancellation or other restriction of any Award granted under the Plan, or for the forfeiture, rescission or repayment to the Company by a Participant or former Participant of any profits or gains related to any Award granted hereunder, or other limitations, upon the occurrence of such prescribed events and under such circumstances as the Committee or the Board shall deem necessary and reasonable for the benefit of the Company; provided, however, that this provision shall have no application after a Change in Control Event (as defined below in Section 11) has occurred.

All decisions made by the Committee and the Board pursuant to the provisions of the Plan shall be made in the Committee’s or Board’s sole discretion and shall be final and binding on all persons including the Company and any Participant. No member of the Committee or Board will be liable for any such action taken or omitted to be taken or determination made in good faith.

Notwithstanding any provision of the Plan to the contrary, the Committee shall have the exclusive authority and discretion to award, administer or otherwise take any action required or permitted to be taken with respect to Qualified Performance-Based Awards or under any provisions of the Plan with respect to Awards that are intended to comply with the requirements of Section 162(m) of the Code.

4. Shares Subject to the Plan.

(a) The total number of Shares (“Total Shares”) which may be issued pursuant to the Plan shall not exceed 32,875,000 Shares; provided, that the Total Shares shall be increased to 37,875,000 Shares, subject to the approval of the Company’s stockholders within one year of August 1, 2018. Such Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares, as determined in the discretion of the Committee or the Board. Notwithstanding anything to the contrary in this Section 4, in no event will more than the Total Shares be cumulatively available for Awards of Incentive Stock Options under the Plan.

(b) If any Award made under the Plan is forfeited, any Option (and the related Stock Appreciation Right, if any), or any Stock Appreciation Right not related to an Option terminates, expires or lapses without being exercised, or any Stock Appreciation Right is exercised for cash, the Shares subject to such Awards that are, as a result, not delivered to the Participant shall again be available for delivery in connection with Awards. If a Stock Appreciation Right is exercised, the total number of Shares against which the Stock Appreciation Right was measured, not merely the number of Shares issued, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. If the Exercise Price of any Option is satisfied by delivering Shares to the Company (by either actual delivery or by attestation), the total number of Shares exercised, not merely the number of Shares delivered or attested to, shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery pursuant to Awards under the Plan. To the extent any Shares subject to an Award are not delivered to a Participant because such Shares are used to satisfy an applicable tax withholding obligation, such Shares that are not delivered shall be deemed delivered and shall not thereafter be available for delivery in connection with Awards.

(c) Shares available for issuance or reissuance under the Plan will be subject to adjustment as provided in Section 16 below.

5. Eligible Participants. All Associates shall be eligible to receive Awards and thereby become Participants in the Plan, regardless of such Associate’s prior participation in the Plan or any other benefit plan of the Company, provided that (1) only Associates who are employees of the Company or a Subsidiary may receive Incentive Stock Options; and (2) for any Performance Period for which Awards are intended to be Qualified Performance-Based Awards to eligible classes of Associates as set forth in Section 14, the Committee shall designate the Associates eligible to be granted Awards no later than the 90th day after the start of the fiscal year (or in the case of a Performance Period based upon a time period other than a fiscal year, no later than the date on which 25% of the Performance Period has elapsed). No executive officer named in the Summary Compensation Table of the Company’s then current Proxy Statement shall be eligible to receive in excess of 400,000 Options or Stock Appreciation Rights in any one-year period.

6. Options.

(a) Grant of Options. The Committee, the Board or their authorized designees may from time to time authorize grants of Options to any Participant upon such terms and conditions as the Committee or Board may determine in accordance with the provisions set forth in the Plan. Each grant will specify, among other things, the number of Shares to which it pertains; the Exercise Price; the form of payment to be made by the Participant for the Shares purchased upon exercise of any Option; the required period or periods (if any) of continuous service by the Participant with the Company, a Subsidiary or an Affiliated Company and/or any other conditions to be satisfied before the Options or installments thereof will vest and become exercisable. Options granted under the Plan may be either Non-Qualified Options or Incentive Stock Options.

Notwithstanding any provision of the Plan to the contrary, the aggregate Fair Market Value (as determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed the maximum amount specified by Section 422 of the Code, as amended from time to time (currently $100,000).

Each Option granted under this Plan will be evidenced by Grant Documents delivered to the Participant containing such further terms and provisions, not inconsistent with the Plan, as the Committee or Board may approve in their discretion.

(b) Exercise Price.

(i) The Exercise Price for each share of Common Stock purchasable under any Option shall be not less than 100% of the Fair Market Value per share on the Date of Grant as the Committee or Board shall specify. All such Exercise Prices shall be subject to adjustment as provided for in Section 16 hereof.

(ii) If any Participant to whom an Incentive Stock Option is to be granted under the Plan is on the Date of Grant the owner of stock (as determined under Section 425(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any one of its Subsidiaries or Affiliated Companies, then the Exercise Price per share of Common Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value of one Share on the Date of Grant.

(c) Exercise Period. Subject to Section 11 hereof, the period during which an Option shall vest and become exercisable by a Participant (or his or her representative(s) or transferee(s)) whether during or after employment or following death, retirement or disability (the “Exercise Period”) shall be such period of time as may be designated by the Committee or the Board as set forth in the Committee’s or Board’s applicable rules, guidelines and practices governing the Plan and/or in the Grant Documents executed in connection with such Option. If the Committee or Board provides, in their sole discretion, that any Option is exercisable only in installments, the Committee or Board may waive or accelerate such installment exercise provisions at any time at or after grant in whole or in part, based upon such factors as the Committee or Board shall determine, in their sole discretion.

The maximum duration of any Incentive Stock Option granted under the Plan shall be ten (10) years from the Date of Grant (and no such Incentive Stock Option shall be exercisable after the expiration of such (10) year period), unless the Incentive Stock Option is granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company, in which case the term may not exceed five (5) years from the Date of Grant. The duration of Non-Qualified Stock Options shall be for such period as determined by the Committee or Board in its sole discretion, not to exceed ten years.

(d) Exercise of Option. Subject to Section 11 hereof, an Option may be exercised by a Participant at any time and from time to time during the Exercise Period by giving written notice of such exercise to the Company specifying the number of shares of Common Stock to be purchased by the Participant. Such notice shall be accompanied by payment of the Exercise Price in accordance with subsection (e) below.

(e) Payment for Shares. Full payment of the Exercise Price for the Shares purchased upon exercise of an Option, together with the amount of any tax or excise due in respect of the sale and issue thereof, may be made in one of the following forms of payment:

(i) Cash, by check or electronic funds transfer;

(ii) Pursuant to procedures approved by the Company, through the sale (or margin) of Shares acquired upon exercise of the Option through a broker-dealer to whom the Participant has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale (or if applicable margin loan) proceeds sufficient to pay for the Exercise Price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by reason of such exercise;

(iii) By delivering previously-owned shares of Common Stock owned by the Participant for a period of at least six months having a Fair Market Value on the date upon which the Participant exercises his or her Option equal to the Exercise Price, or by delivering a combination of cash and shares of Common Stock equal to the aggregate Exercise Price;

(iv) By authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant upon exercise of an Option having an aggregate Fair Market Value on the date upon which the Participant exercises his or her Option equal to the aggregate Exercise Price; or

(v) By any combination of the foregoing.

Provided, however, that the payment methods described in clause (iv) immediately above shall not be available to a Participant without the prior consent of either the Committee or its authorized designee(s), or if at any time the Company is prohibited from purchasing or acquiring Shares under applicable Legal Requirements. The Committee or the Board may permit a Participant to exercise an Option and defer the issuance of any Shares, subject to such rules and procedures as the Committee or Board may establish.

The Company will issue no certificates for Shares until full payment of the Exercise Price has been made, and a Participant shall have none of the rights of a stockholder until certificates for the Shares purchased are issued; provided however, that for purposes of this Section 6, full payment shall be deemed to have been received by the Company upon evidence of delivery to a broker-dealer of the irrevocable instructions contemplated by clause (ii) immediately above.

No dividends, dividend equivalents or other similar payments shall be payable in respect of an unvested Option.

(f) Withholding Taxes. The Company may require a Participant exercising a Non-Qualified Stock Option or Stock Appreciation Right granted hereunder to reimburse the Company (or the entity which employs the Participant) for taxes required by any government to be withheld or otherwise deducted and paid by such corporation in respect of the issuance of the Shares. Such withholding requirements may be satisfied by any one of the following methods:

(i) A Participant may deliver cash in an amount which would satisfy the withholding requirement;

(ii) A Participant may deliver previously-owned Shares (based upon the Fair Market Value of the Common Stock on the date of exercise) in an amount which would satisfy the withholding requirement; or

(iii) With the prior consent of either the Committee or the Board, or its authorized designees, a Participant may request that the Company (or the entity which employs the Participant) withhold from the number of Shares otherwise issuable to the Participant upon exercise of an Option such number of Shares (based upon the Fair Market Value of the Common Stock on the date of exercise) as is necessary to satisfy the withholding requirement.

(g) Conditions to Exercise of Options. The Committee or the Board may, in their discretion, require as conditions to the exercise of Options or Stock Appreciation Rights and the issuance of shares thereunder either (a) that a registration statement under the Securities Act of 1933, as amended, with respect to the Options or Stock Appreciation Rights and the shares to be issued upon the exercise thereof, containing such current information as is required by the Rules and Regulations under said Act, shall have become, and continue to be, effective; or (b) that the Participant or his or her transferee(s) (i) shall have represented, warranted and agreed, in form and substance satisfactory to the Company, both that he or she is acquiring the Option or Stock Appreciation Right and, at the time of exercising the Option or Stock Appreciation Right, that he or she is acquiring the shares for his/her own account, for investment and not with a view to or in connection with any distribution; (ii) shall have agreed to restrictions on transfer, in form and substance satisfactory to the Company; and (iii) shall have agreed to an endorsement which makes appropriate reference to such representations, warranties, agreements and restrictions both on the option and on the certificate representing the shares.

(h) Use of Proceeds. Proceeds realized from the sale of Common Stock pursuant to Options granted hereunder shall constitute general funds of the Company.

(i) Minimum Vesting Period. The minimum vesting period applicable to any Option shall be one (1) year from the date of grant.

7. Stock Appreciation Rights.

(a) When granted, Stock Appreciation Rights may, but need not be, identified with a specific Option (including any Option granted on or before the Date of Grant of the Stock Appreciation Rights) in a number equal to or different from the number of Stock Appreciation Rights so granted. If Stock Appreciation Rights are identified with Shares subject to an Option, then, unless otherwise provided in the applicable Grant Documents, the Participant’s associated Stock Appreciation Rights shall terminate upon the expiration, termination, forfeiture or cancellation of such Option or the exercise of such Option.

(b) The Strike Price of any Stock Appreciation Right shall (i) for any Stock Appreciation Right that is identified with an Option, equal the Exercise Price of such Option, or (ii) for any other Stock Appreciation Right, be not less than 100% of the Fair Market Value of a Share of Common Stock on the Date of Grant as the Committee or Board shall specify. The duration of any Stock Appreciation Right shall be for such period as determined by the Committee or Board in its sole discretion, not to exceed ten years.

(c) Subject to Section 11 hereof, (i) each Stock Appreciation Right which is identified with any Option grant shall vest and become exercisable by a Participant as and to the extent, including the minimum vesting period provided in Section 6(i), that the related Option with respect to which such Stock Appreciation Right is identified may be exercised; and (ii) each other Stock Appreciation Right shall vest and become exercisable by a Participant, whether during or after employment or following death, retirement or disability, at such time or times as may be designated by the Committee or Board as set forth in the applicable rules, guidelines and practices governing the Plan and/or the Grant Documents executed in connection with such Stock Appreciation Right; provided, however, that the minimum vesting period applicable to any such other Stock Appreciation Right shall be one (1) year from the date of grant.

(d) Subject to Section 11 hereof, Stock Appreciation Rights may be exercised by a Participant by delivery to the Company of written notice of intent to exercise a specific number of Stock Appreciation Rights. Unless otherwise provided in the applicable Grant Documents, the exercise of Stock Appreciation Rights which are identified with Shares of Common Stock subject to an Option shall result in the cancellation or forfeiture of such Option to the extent of the exercise of such Stock Appreciation Right.

(e) The benefit to the Participant for each Stock Appreciation Right exercised shall be equal to (i) the Fair Market Value of a Share of Common Stock on the date of exercise, minus (ii) the Strike Price of such Stock Appreciation Right. Such benefit shall be payable in cash, except that the Committee or Board may provide in the applicable rules, guidelines and practices governing the Plan and/or the Grant Documents that benefits may be paid wholly or partly in Shares of Common Stock. No dividends, dividend equivalents or other similar payments shall be payable in respect of an unvested Stock Appreciation Right.

8. Restricted Stock Awards.

(a) Issuance. A Restricted Stock Award shall be subject to restrictions imposed by the Committee or the Board during a period of time specified by the Committee or Board (the “Restriction Period”). Restricted Stock Awards may be issued hereunder to Participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each Participant.

(b) Restricted Stock.

(i) The Company may grant Restricted Stock to those Associates the Committee or the Board may select in their sole discretion. Each Award of Restricted Stock shall have those terms and conditions that are expressly set forth in or are required by the Plan and the Grant Documents as the Committee or the Board may determine in their discretion.

(ii) While any restriction applies to any Participant’s Restricted Stock, (a) the Participant shall receive the proceeds of the Restricted Stock in any stock split, reverse stock split, recapitalization, or other change in the capital structure of the Company, which proceeds shall automatically and without need for any other action become Restricted Stock and be subject to all restrictions then existing as to the Participant’s Restricted Stock; (b) the Participant shall be entitled to vote the Restricted Stock during the Restriction Period; and (c) no dividends, dividend equivalents or other similar payments shall be payable in respect of such Restricted Stock.

(iii) The Restricted Stock will be delivered to the Participant subject to the understanding that while any restriction applies to the Restricted Stock, the Participant shall not have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any shares of Restricted Stock or any interest therein. As a result of the retention of rights in the Restricted Stock by the Company, except as required by any applicable law, neither any shares of the Restricted Stock nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Participant, whether as the direct or indirect result of any action of the Participant or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.

(iv) Unless other provisions are specified in the Grant Documents or Plan guidelines which may be adopted by the Committee or the Board from time to time, any Restricted Stock held by the Participant at the time the Participant ceases to be an Associate for any reason shall be forfeited by the Participant to the Company and automatically re-conveyed to the Company.

(v) The Committee or the Board may withhold, in accordance with Section 17(f) hereof, any amounts necessary to collect any withholding taxes upon any taxable event relating to Restricted Stock.

(vi) The making of an Award of Restricted Stock and delivery of any Restricted Stock is subject to compliance by the Company with all applicable Legal Requirements. The Company need not issue or transfer Restricted Stock pursuant to the Plan unless the Company’s legal counsel has approved all legal matters in connection with the delivery of the Restricted Stock.

(vii) The Restricted Stock will be book-entry Shares only unless the Committee or the Board decides to issue certificates to evidence any shares of Restricted Stock. The Company may place stop-transfer instructions with respect to all Restricted Stock on its stock transfer records.

(viii) At the time of grant of Restricted Stock (or at such earlier or later time as the Committee or the Board determines to be appropriate in light of the provisions of Code Section 409A), the Committee or the Board may permit a Participant of an Award of Restricted Stock to defer receipt of his or her Restricted Stock in accordance with rules and procedures established by the Committee or the Board. Alternatively, the Committee or the Board may, in their discretion and at the times provided above, permit an individual who would have been a Participant with respect to an Award of Restricted Stock, to elect instead to receive an equivalent Award of Restricted Stock Units, and the Committee or the Board may permit the Participant to elect to defer receipt of Shares under the Restricted Stock Units in accordance with Section 8(c)(viii).

(ix) The minimum Restriction Period applicable to any Award of Restricted Stock that is not subject to performance conditions restricting the grant size, the transfer of the shares, or the vesting of the award shall be two (2) years from the date of grant; provided, however, that a Restriction Period of less than two (2) years may be approved under the Plan for such Awards with respect to up to a total of 100,000 Shares.

(c) Restricted Stock Units.

(i) The Company may grant Restricted Stock Units to those Associates as the Committee or the Board may select in its sole discretion. Restricted Stock Units represent the right to receive Shares in the future, at such times, and subject to such conditions as the Committee or the Board shall determine. The restrictions imposed shall take into account potential tax treatment under Code Section 409A.

(ii) Until the Restricted Stock Unit is released from restrictions and any Shares subject thereto are delivered to the Participant, the Participant shall not have any beneficial ownership in any Shares subject to the Restricted Stock Unit, nor shall the Participant have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Restricted Stock Unit or any interest therein. Except as required by any law, no Restricted Stock Unit nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Participant, whether as the direct or indirect result of any action of the Participant or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.

(iii) Upon the lapse of the restrictions, the Participant holder of Restricted Stock Units shall, except as noted below, be entitled to receive, as soon as administratively practical, (a) that number of Shares subject to the Award that are no longer subject to restrictions, (b) cash in an amount equal to the Fair Market Value of the number of Shares subject to the Award that are no longer subject to restrictions, or (c) any combination of Shares and cash, as the Committee or the Board shall determine in their sole discretion, or shall have specified at the time the Award was granted.

(iv) Restricted Stock Units and the entitlement to Shares, cash, or any combination thereunder will be forfeited and all rights of a Participant to such Restricted Stock Units and the Shares thereunder will terminate if the applicable restrictions are not satisfied.

(v) A Participant holder of Restricted Stock Units is not entitled to any rights of a holder of the Shares (e.g., voting rights), prior to the receipt of such Shares pursuant to the Plan. No dividends, dividend equivalents or other similar payments shall be payable in respect of an outstanding Restricted Stock Unit.

(vi) The Committee or the Board may withhold, in accordance with Section 17(f) hereof, any amounts necessary to collect any withholding taxes upon any taxable event relating to any Restricted Stock Units.

(vii) The granting of Restricted Stock Units and the delivery of any Shares is subject to compliance by the Company with all applicable Legal Requirements.

(viii) At the time of grant of Restricted Stock Units (or at such earlier or later time as the Committee or the Board determines to be appropriate in light of the provisions of Code Section 409A), the Committee or the Board may permit a Participant to elect to defer receipt of the Shares or cash to be delivered upon lapse of the restrictions applicable to the Restricted Stock Units in accordance with rules and procedures that may be established from time to time by the Committee or the Board. Such rules and procedures shall take into account potential tax treatment under Code Section 409A, and may provide for payment in Shares or cash.

(ix) The minimum Restriction Period applicable to any Award of Restricted Stock Units shall be one (1) year from the date of grant, provided, however, that a Restriction Period of less than one (1) year may be approved under the Plan for such Awards with respect to up to a total of 100,000 Shares.

9. Performance Awards.

(a) Grant. The Company may grant Performance Awards to Associates on any terms and conditions the Committee or the Board deem desirable. Each Award of Performance Awards shall have those terms and conditions that are expressly set forth in, or are required by, the Plan and the Grant Documents.

(b) Performance Goals. The Committee or the Board may set Performance Goals which, depending on the extent to which they are met during a Performance Period, will determine the number of Performance Shares or Performance Units that will be delivered to a Participant at the end of the Performance Period. The Performance Goals may be set at threshold, target, and maximum performance levels, and the number of Performance Shares or Performance Units to be delivered may be tied to the degree of attainment of the various performance levels specified under the various Performance Goals during the Performance Period, which may not be less than one year. No payment shall be made with respect to a Performance Award if any specified threshold performance level is not attained.

(c) Beneficial Ownership. A Participant receiving a Performance Award shall not have any beneficial ownership in any Shares subject to such Award until Shares are delivered in satisfaction of the Award, nor shall the Participant have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Performance Award or any interest therein. Except as required by any law, neither the Performance Award nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the Participant, whether as the direct or indirect result of any action of the Participant or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.

(d) Determination of Achievement of Performance Awards. The Committee or the Board shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, determine and certify the degree to which each of the Performance Goals have been attained.

(e) Payment of Performance Awards. After the applicable Performance Period has ended, a recipient of a Performance Award shall be entitled to payment based on the performance level attained with respect to the Performance Goals applicable to the Performance Award. Performance Awards shall be settled as soon as practicable after the Committee or Board determines and certifies the degree of attainment of Performance Goals for the Performance Period. Subject to the terms and conditions of the Grant Documents, payment to a Participant with respect to a Performance Award may be made (a) in Shares, (b) in cash, or (c) any combination of Shares and cash, as the Committee or the Board may determine at any time in their sole discretion.

(f) Limitation on Rights/Withholding. A recipient of a Performance Award is not entitled to any rights of a holder of the Shares (e.g. voting rights), prior to the receipt of such Shares pursuant to the Plan. No dividends, dividend equivalents or other similar payments shall be payable in respect of an outstanding Performance Award. The Committee or the Board may withhold, in accordance with Section 17(f) hereof, any amounts necessary to collect any withholding taxes upon any taxable event relating to Performance Awards.

10. Other Stock Unit Awards. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property as the Committee or the Board may determine. Subject to the provisions of the Plan, the Committee or the Board shall have sole and complete authority to determine the Associates to whom such Awards shall be made, the times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other terms and conditions of such Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each Participant. For any Award or Shares subject to any Award made under this Section 10, the vesting of which is conditioned only on the passage of time, such Restriction Period shall be a minimum of two (2) years for full vesting. Shares (including securities convertible into Shares) subject to Awards granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. No dividends, dividend equivalents or other similar payments shall be payable in respect of an outstanding Other Stock Unit Award.

11. Change in Control. Notwithstanding any other provision of the Plan to the contrary, upon the occurrence of a transaction involving the consummation of a reorganization, merger, consolidation or similar transaction involving the Company (other than a reorganization, merger, consolidation or similar transaction in which the Company’s shareholders immediately prior to such transaction own more than 50% of the combined voting power entitled to vote in the election of directors of the surviving corporation), a sale of all or substantially all of its assets, the liquidation or dissolution of the Company, the acquisition of a significant percentage, which shall be no less than beneficial ownership (within the meaning of Rule 13d-3 under the Act) of 20%, of the voting power of the Company, (each a “Change in Control Event”), which shall not include preliminary transaction activities such as receipt of a letter of interest, receipt of a letter of intent or an agreement in principle, each outstanding Award will be treated as the Committee or Board may determine (subject to the provisions of the following paragraph), without a Participant’s consent, including, without limitation, that (A) Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or affiliate thereof), with appropriate adjustments as to the number and kind of shares and prices; (B) upon written or electronic notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such Change in Control Event; (C) that, to the extent the Committee or Board may determine, in whole or in part prior to or upon consummation of such Change in Control Event, (i) Options and Stock Appreciation Rights may become immediately exercisable; (ii) restrictions and deferral limitations applicable to any Restricted Stock or Restricted Stock Unit Award may become free of all restrictions and limitations and become fully vested and transferable; (iii) all Performance Awards may be considered to be prorated, and any deferral or other restriction may lapse and such Performance Awards may be immediately settled or distributed (provided, for purposes of clarification, that any Performance Award converted into an Award that provides for service-based vesting will be treated in accordance with clause (ii) of this subsection 11(C)); and (iv) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards granted under the Plan may lapse and such Other Stock Unit Awards or such other Awards may become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the Award not previously forfeited or vested; (D) the termination of an Award in exchange for an amount equal to the excess of the fair market value of the Shares subject to the Award immediately prior to the occurrence of such transaction (which shall be no less than the value being paid for such Shares pursuant to such transaction as determined by the Committee or Board) over the Exercise Price or Strike Price, if applicable, of such Award, with such amount payable in cash, in one or more of the kinds of property payable in such transaction, or in a combination thereof, as the Committee or Board in their discretion shall determine, or (E) any combination of the foregoing. In taking any of the actions permitted by this Section 11, the Committee or Board will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly. Notwithstanding the definition of Change in Control Event above in this Section 11, to the extent required to avoid the adverse tax consequences under

Section 409A of the Code, a Change in Control Event shall be deemed to occur only to the extent it also meets the requirements for a change in control event for purposes of Section 409A of the Code.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), (i) Options and Stock Appreciation Rights will vest and become immediately exercisable; (ii) restrictions and deferral limitations applicable to any Restricted Stock or Restricted Stock Unit Award will become free of all restrictions and limitations and become fully vested and transferable; (iii) all Performance Awards will be considered to be prorated, and any deferral or other restriction will lapse and such Performance Awards will be immediately settled or distributed; and (iv) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards granted under the Plan will lapse and such Other Stock Unit Awards or such other Awards will become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the Award not previously forfeited or vested. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control Event, the Committee or Board will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Committee or Board in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this Section 11, an Award will be considered assumed if, following the Change in Control Event, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control Event, the consideration (whether stock, cash, or other securities or property) received in the Change in Control Event by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control Event is not solely common stock of the successor corporation or its parent entity, the Committee or Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of any other Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent entity equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control Event.

Notwithstanding anything in this Section 11 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control Event corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

12.Clawback. All Awards granted pursuant to this Plan are subject to the Company’s “clawback policy” as may be in effect at the time.

13.Transferability of Awards.

(a) Incentive Stock Options granted under the Plan shall not be transferred by a Participant, except by will or by the laws of descent and distribution.

(b) Other Awards (subject to the limitations in paragraph (c) below) granted under the Plan may be transferred by a Participant to: (i) the Participant’s family members (whether related by blood, marriage, or adoption and including a former spouse); (ii) trust(s) in which the Participant’s family members have a greater than 50% beneficial interest; (iii) trusts, including but not limited to charitable remainder trusts, or similar vehicles established for estate planning and/or charitable giving purposes; and (iv) family partnerships and/or family limited liability companies which are controlled by the Participant or the Participant’s family members, such transfers being permitted to occur by gift or pursuant to a domestic relation order, or, only in the case of transfers to the entities described in clauses (i), (ii) and (iii) immediately above, for value. The Committee or Board, or their authorized designees may, in their sole discretion, permit transfers of Awards to other persons or entities upon the request of a Participant; provided, however, that such Awards may not be transferred to a third party financial institution for value, including as collateral. Subsequent transfers of previously transferred Awards may only be made to one of the permitted transferees named above, unless the subsequent transfer has been approved by the Committee or the Board, or their authorized designee(s). Otherwise, such transferred Awards may be transferred only by will or the laws of descent and distribution.

(c) Notwithstanding the foregoing, if at the time any Option is transferred as permitted under this Section 13, a corresponding Stock Appreciation Right has been identified as being granted in tandem with such Option, then the transfer of such Option shall also constitute a transfer of the corresponding Stock Appreciation Right, and such Stock Appreciation Right shall not be transferable other than as part of the transfer of the Option to which it relates.

(d) Concurrently with any transfer, the transferor shall give written notice to the Plan’s then-current Plan administrator of the name and address of the transferee, the number of Shares being transferred, the Date of Grant of the Awards being transferred, and such other information as may reasonably be required by the administrator. Following a transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The provisions of the Plan and applicable Grant Documents shall continue to be applied with respect to the original Participant, and such Awards shall be exercisable by the transferee only to the extent that they could have been exercised by the Participant under the terms of the original Grant Documents. The Company disclaims any obligation to provide notice to a transferee of any termination or expiration of a transferred Award.

14. Code Section 162(m) Provisions and Award Limitations.

(a) Notwithstanding any other provision of the Plan, (i) to the extent Awards to salaried employees (each an “eligible employee” for purposes of Code Section 162(m) and the Treasury Regulations thereunder with regard to stockholder approval of the material terms of the Performance Goals) are intended to be Qualified Performance-Based Awards; or (ii) if the Committee determines at the time any Award is granted to a salaried employee who is, or who may be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Associate, then the Committee may provide that this Section 14 is applicable to such Award.

(b) If an Award is subject to this Section 14, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement or attainment of one or more objective Performance Goals as determined by the Committee, using one or more Performance Measures also as determined by the Committee. Such Performance Goals shall be established by the Committee no later than 90 days after the beginning of the Performance Period to which the Performance Goals pertain and while the attainment of the Performance Goals is substantially uncertain, and in any event no later than the date on which 25% of the Performance Period has elapsed.

(c) Notwithstanding any provision of this Plan (other than Section 11 or 15), with respect to any Award that is subject to this Section 14, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable Performance Goals except in the case of the death or disability of the Participant.

(d) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 14 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto. Whenever the Committee determines that it is advisable to grant or pay Awards that do not qualify as Qualified Performance-Based Awards, the Committee may make grants or payments without satisfying the requirements of Code Section 162(m).

(e) Notwithstanding any provision of this Plan other than Section 16, commencing with calendar year 2005, (i) no Participant may be granted in any twelve (12) month period an aggregate amount of Options and/or Stock Appreciation Rights with respect to more than 400,000 Shares, and (ii) no Participant may be granted in any twelve (12) month period an aggregate amount of Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards or Other Stock Unit Awards, with respect to more than 400,000 Shares (or cash amounts based on the value of more than 400,000 Shares).

(f) Notwithstanding any provision of this Plan other than Section 16, commencing with calendar year 2015, no non-employee director of the Company may be granted in any twelve (12) month period an aggregate amount of equity having a value of more than $400,000 on the date of grant, under this Plan or any other equity compensation plan sponsored by the Company.

15. Alteration, Termination, Discontinuance, Suspension, and Amendment.

(a) The Committee or the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Committee or Board deems it necessary or desirable to qualify or comply; or (ii) the consent of the affected Participant, if such action would impair the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee or the Board may make technical amendments to the Plan as may be necessary so as to have the Plan conform to any Legal Requirements in any jurisdiction within or outside the United States, so long as stockholder approval of such technical amendments is not required.

(b) The Committee or Board may amend the terms of any outstanding Award, prospectively or retroactively, except to the extent that such action would cause an Award subject to Section 14 not to qualify for the exemption from the limitation on deductibility imposed by Section 162(m)(4)(c) of the Code, and except that no such amendment shall impair the rights of any Participant without his or her consent. Subject to the requirements of paragraph (c) below, the Committee or Board may, without the consent of the Participant, amend any Grant Documents evidencing an Option or Stock Appreciation Right granted under the Plan, or otherwise take action, to accelerate the time or times at which an Option or Stock Appreciation Right may be exercised; to waive any other condition or restriction applicable to an Award or to the exercise of an Option or Stock Appreciation Right; to amend the definition of a change in control of the Company (if such a definition is contained in such Grant Documents) to expand the events that would result in a change in control and to add a change in control provision to such Grant Documents (if such provision is not contained in such Grant Documents); and may amend any such Grant Documents in any other respect with the consent of the Participant.

(c) If an amendment would (i) materially increase the benefits to participants under the Plan, (ii) increase the aggregate number of Shares that may be issued under the Plan, or (iii) materially modify the requirements for participation in the Plan by materially increasing the class or number of persons eligible to participate in the Plan, then such amendment shall be subject to stockholder approval.

(d) If required by any Legal Requirement, any amendment to the Plan or any Award will also be submitted to and approved by the requisite vote of the stockholders of the Company. If any Legal Requirement requires the Plan to be amended, or in the event any Legal Requirement is amended or supplemented (e.g., by addition of alternative rules) to permit the Company to remove or lessen any restrictions on or with respect to an Award, the Board and the Committee each reserve the right to amend the Plan or any Grant Documents evidencing an Award to the extent of any such requirement, amendment or supplement, and all Awards then outstanding will be subject to such amendment.

(e) Notwithstanding any provision of the Plan to the contrary, the Committee or the Board may not, without prior approval of the stockholders of the Company, reprice any outstanding Option and/or Stock Appreciation Rights by either lowering the Exercise Price thereof or canceling such outstanding Option and/or Stock Appreciation Rights in consideration of a grant having a lower Exercise Price or in exchange for awards or cash considerations. This paragraph 15(e) is intended to prohibit the repricing of “underwater” Options without prior stockholder approval and shall not be construed to prohibit the adjustments provided for in Section 16 hereof.

(f) The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Award.

16.Adjustment of Shares; Effect of Certain Transactions. Notwithstanding any other provision of the Plan to the contrary, in the event of any change affecting the Shares subject to the Plan or any Award (through merger, consolidation, reorganization, recapitalization, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, issuance of rights to subscribe, or other change in capital structure of the Company), appropriate adjustments or substitutions shall be made by the Committee or the Board as to the (i) Total Shares subject to the Plan, (ii) maximum number of Shares for which Awards may be granted to any one Associate, (iii) number of Shares and price per Share subject to outstanding Awards, and (iv) class of shares of stock that may be delivered under the Plan and/or each outstanding Award, as shall be equitable to prevent dilution or enlargement of rights under previously granted Awards. The determination of the Committee or Board as to these matters shall be conclusive; provided, however, that (i) any such adjustment with respect to an Incentive Stock Option and any related Stock Appreciation Right shall comply with the rules of Section 424(a) of the Code; and (ii) in no event shall any adjustment be made which would disqualify any Incentive Stock Option granted hereunder as an Incentive Stock Option for purposes of Section 422 of the Code.

17.General Provisions.

(a) No Associate or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Associates or Participants under the Plan.

(b) Except to the extent that such action would cause an Award subject to Section 14 not to qualify for the exemption from the limitation on deductibility imposed by Section 162(m)(4)(c) of the Code, the Committee or Board shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee or Board may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee or Board may, in their discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

(c) All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock transfer orders and other restrictions as the Committee or Board may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable state or Federal securities law, and the Committee or Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee or the Board in their sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal securities laws and any other Legal Requirements to which such offer, if made, would be subject.

(e) The Committee or the Board shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.

(f) The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Plan administrator to satisfy all obligations for the payment of such taxes, not to exceed the statutory minimum withholding obligation. The Committee or Board shall be authorized to establish procedures for election by Participants to satisfy such obligations for the payment of such taxes (i) by delivery of or transfer of Shares to the Company, (ii) with the consent of the Committee or the Board, by directing the Company to retain Shares otherwise deliverable in connection with the Award, (iii) by payment in cash of the amount to be withheld, or (iv) by withholding from any cash compensation otherwise due to the Participant.

(g) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if required, and such arrangements may be either generally applicable or applicable only in specific cases.

(h) The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the state of Delaware and applicable Federal law.

(i) If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee or the Board, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the determination of the Committee or the Board, materially altering the intent of the Plan, it shall be stricken, and the remainder of the Plan shall remain in full force and effect.

(j) Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee or the Board, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee or Board also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligations with respect to tax equalization for Associates on assignments outside their home country.

(k) No Award shall be granted or exercised if the grant of the Award or the exercise and the issuance of shares or other consideration pursuant thereto would be contrary to the Legal Requirements of any duly constituted authority having jurisdiction.

(l) The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary or Affiliated Company, nor will it interfere in any way with any right the Company or any Subsidiary or Affiliated Company would otherwise have to terminate a Participant’s employment or other service at any time.

(m) Employees and directors of the Company and its Subsidiaries who are based in the United Kingdom may be granted Awards pursuant to the terms of the UK Addendum. Grants made pursuant to the UK Addendum shall be subject to the terms and conditions of the Plan, unless otherwise provided in the UK Addendum.

Schedule A

UK Addendum

1.	Purpose and eligibility

The purpose of this addendum to the Plan (the “UK Addendum”) is to enable the Board to grant Awards to certain employees and directors of Acxiom Corporation (the “Company”) and its Subsidiaries who are based in the United Kingdom. Awards (which will be unapproved for UK tax purposes) may only be granted under the UK Addendum to employees and directors of the Company and its Subsidiaries. Awards granted pursuant to the UK Addendum are granted pursuant to an “employees’ share scheme” for the purposes of the Financial Services and Markets Act 2000.

2.	Definitions

Definitions are as contained in Section 2 of the Plan, with the following additions, amendments or substitutions:

(a)	The definition of “Associate” shall be deleted and the word “Employee” shall be substituted therefor throughout the Plan.

(b)	“Control” (for the purposes of the definition of “Subsidiary”, below) has the meaning contained in section 995 Income Tax Act 2007.

(c)	“Employee” shall mean any employee or director of the Company or its Subsidiaries.

(d)	“HMRC” means the UK HM Revenue & Customs.

(e)	“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(f)	“PAYE” means the UK Pay-As-You-Earn income tax withholding system governed by the Income Tax (PAYE) Regulations 2003.

(g)

“Service” means service as an Employee, subject to such further limitations as may be set forth in the applicable Stock Option Agreement or Restricted Share Agreement. Service shall be deemed to continue during a bona fide leave of absence approved by the Company in writing if and to the extent that continued crediting of Service for purposes of the Plan is expressly required by the terms of such leave or by applicable law, as determined by the Company. The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.

(h)	The definition of “Subsidiary” shall be restated in its entirety as follows: “Subsidiary” shall mean a company (wherever incorporated) which for the time being is under the Control of the Company.

3.	Terms

Awards granted pursuant to the UK Addendum shall be governed by the terms of the Plan, subject to any such amendments set out below and as are necessary to give effect to Section 1 of the UK Addendum, and by the terms of the individual Award Agreement entered into between the Company and the Participant.

4.	Participation

For the purpose of granting awards pursuant to the Plan to UK Employees only, the Plan shall be amended by the substitution of the word “Employee” for the word “Associate” throughout.

5.	Non-transferability of Awards

An Award granted pursuant to the UK Addendum may not be transferred other than by the laws of intestacy on death of the Participant.

6.	Withholding obligations

6.1 The Participant shall be accountable for any income tax and, subject to the following provisions, national insurance liability which is chargeable on any assessable income deriving from the exercise of, or other dealing in, the Award. In respect of such assessable income the Participant shall indemnify the Company and (at the direction of the Company) any Subsidiary which is or may be treated as the employer of the Participant in respect of the following (together, the “Tax Liabilities”):

(a)

any income tax liability which falls to be paid to HMRC by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies to income tax under ITEPA and the PAYE regulations referred to in it; and

(b)

any national insurance liability which falls to be paid to HMRC by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies for national insurance purposes under the Social Security Contributions and Benefits Act 1992 and regulations referred to in it, such national insurance liability being the aggregate of:

(i)	all the Employee’s primary Class 1 national insurance contributions; and

(ii)	all the employer’s secondary Class 1 national insurance contributions.

D-A-1

6.2 Pursuant to the indemnity referred to in clause 6.1, the Participant shall make such arrangements as the Company requires to meet the cost of the Tax Liabilities, including at the direction of the Company any of the following:

(a)

making a cash payment of an appropriate amount to the relevant company whether by cheque, banker’s draft or deduction from salary in time to enable the company to remit such amount to HMRC before the 14th day following the end of the month in which the event giving rise to the Tax Liabilities occurred; or

(b)

appointing the Company as agent and/or attorney for the sale of sufficient Shares acquired pursuant to the exercise of, or other dealing in, the Award to cover the Tax Liabilities and authorising the payment to the relevant company of the appropriate amount (including all reasonable fees, commissions and expenses incurred by the relevant company in relation to such sale) out of the net proceeds of sale of the Shares;

(c)

entering into an election whereby the employer’s liability for secondary Class 1 national insurance contributions is transferred to the Participant on terms set out in the election and approved by HMRC.

7.	Section 431 Election

Where the Shares to be acquired on the exercise of, or other dealing in, the Award are considered to be “restricted securities” for the purposes of the UK tax legislation (such determination to be at the sole discretion of the Company), it is a condition of exercise or acquisition of the Shares that the Participant if so directed by the Company enter into a joint election with the Company or, if different, the relevant Subsidiary employing the Participant pursuant to section 431 ITEPA electing that the market value of the Shares to be acquired on the exercise of, or other dealing in, the Award be calculated as if the Shares were not “restricted securities”.

Adopted by the Compensation Committee on

February 14, 2012

D-A-2

Annex E

July 2, 2018

The Board of Directors of

Acxiom Corporation

301 East Dave Ward Dr.

Conway, AR 72032

Members of the Board of Directors:

We understand that Acxiom Corporation, a Delaware corporation (the “Company”), proposes to enter into a HoldCo Merger Agreement, (the “HMA”), by and among the Company, Acxiom Holdings, Inc., a wholly owned subsidiary of the Company and a Delaware corporation (“Seller”), and High Garden Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a Master Contribution Agreement, dated as of the date hereof (the “MCA”), by and among the Company, Seller and LiveRamp, Inc., a wholly owned subsidiary of Seller and a Delaware corporation (“LiveRamp”), and a Membership Interest Purchase Agreement, dated as of the date hereof (the “MIPA” and, together with the MCA and the HMA, the “Transaction Documents”), by and among the Company, LiveRamp, Seller and Interpublic Group of Companies, Inc., a Delaware corporation (“Purchaser”). Pursuant to the HMA, (i) the Company will merge with a subsidiary of Seller (the “Holdco Merger”), with Seller acquiring each outstanding share of common stock, par value $0.10 per share (“Company Common Stock”), of the Company in exchange for one share of common stock, par value $0.10 per share (“Seller Common Stock”), of Seller and the Company will become a wholly owned subsidiary of Seller and (ii) immediately after the consummation of the Holdco Merger, the Company will be converted into a limited liability company and the Company Common Stock will be exchanged for membership interests in the newly converted limited liability company (the “LLC Conversion”). Pursuant to the MCA, the AMS Entities (as defined in the MCA) will contribute the assets and assign the liabilities associated with the LiveRamp Business (as defined in the MCA) to LiveRamp and the LiveRamp Entities (as defined in the MCA) will contribute the assets and assign the liabilities associated with the AMS Business (as defined in the MCA) to the Company (together with the contribution of the LiveRamp Business, the “Contribution”). Pursuant to the MIPA, following the Holdco Merger, the LLC Conversion and the Contribution, Seller will receive $2,300,000,000 in cash from Purchaser (the “Base Purchase Price”), in connection with the purchase from Seller of all the outstanding membership interests (the “Membership Interests”), of the Company (the “Sale” and, together with the Holdco Merger, the LLC Conversion and the Contribution, the “Transactions”). The Base Purchase Price is subject to adjustments pursuant to Section 1.03 of the MIPA, as to which adjustments we express no opinion. The terms and conditions of the Transactions are more fully set forth in the Transaction Documents.

The Board of Directors has asked us whether, in our opinion, the Base Purchase Price is fair, from a financial point of view, to Seller.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to the AMS Business and the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii) reviewed certain non-public historical financial statements and other non-public historical financial data relating to the AMS Business and the Company prepared and furnished to us by management of the Company;

(iii) reviewed certain non-public projected financial data relating to the AMS Business for fiscal years 2019 through 2020 prepared and furnished to us by management of the Company (the “Financial Projections”), together with extrapolations of the Financial Projections for fiscal years 2021 through 2023, based on and extrapolated from the Financial Projections, prepared and furnished to us by management of the Company (the “Extended Financial Projections”);

(iv) reviewed certain non-public historical and projected operating data relating to the AMS Business and certain non-public historical operating data relating to the Company prepared and furnished to us by management of the Company;

(v) discussed the past and current operations, financial projections and current financial condition of the AMS Business and the past and current operations and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(vi) compared the financial performance of the AMS Business with the financial performance of certain other publicly traded companies that we deemed relevant;

(vii) compared the financial performance of the AMS Business and the valuation multiples relating to the Sale with those of certain other transactions that we deemed relevant;

(viii) performed discounted cash flow analyses on the AMS Business based on the Financial Projections and the Extended Financial Projections and other data prepared by management of the Company;

(ix) reviewed the Transaction Documents; and

(x) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the Financial Projections and the Extended Financial Projections, we have been advised by management of the Company, and have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance the AMS Business. We express no view as to the Financial Projections or Extended Financial Projections or the assumptions on which they are based. We have relied, at your direction, without independent verification, upon the assessments of the management of the Company as to the AMS Business’ historical and projected financial performance.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Transaction Documents are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Transaction Documents and that all conditions to the consummation of the Transactions will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transactions will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the AMS Business, the Company, Seller or the consummation of the Transactions or materially reduce the benefits to Seller of the Transactions.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the AMS Business, the Company or Seller or any of their respective subsidiaries, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the AMS Business, the Company or Seller under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to Seller, as of the date hereof, from a financial point of view, of the Base Purchase Price to be paid to Seller for all of the outstanding Membership Interests pursuant to the MIPA. We do not express any view on, and our opinion does not address, any other term or aspect of the Transaction Documents or Transactions or any term or aspect of any other agreement or instrument contemplated by the Transaction Documents or entered into or amended in connection with the Transactions, any ongoing obligations of the Company or Seller, any allocation of the Base Purchase Price or the fairness of the proposed Transactions to, and any consideration received in connection therewith by, the holders of any securities, creditors or other constituencies of the Company or Seller, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Seller, or any class of such persons, whether relative to the Base Purchase Price or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transactions. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Transactions, including as to how any holder of Company Common Stock should vote or act in respect of the Transactions. We express no opinion herein as to the price at which Seller Common Stock and Company Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Sale is consummated. A former affiliate of Evercore Group L.L.C. (“Evercore”) provided certain trust services to the Company prior to 2018 and received customary fees for the rendering of these services. During the two year period prior to the date hereof, no material relationship existed between Evercore or its affiliates and Purchaser or its affiliates pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. We may provide financial or other services to the Company, Seller or Purchaser in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Seller or Purchaser and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Transactions. The issuance of this opinion has been approved by an Opinion Committee of Evercore.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Base Purchase Price to be paid to Seller for all of the outstanding Membership Interests pursuant to the MIPA is fair, from a financial point of view, to Seller.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Jason Sobol
Jason Sobol Senior Managing Director

Annex F-1

ACXIOM CORPORATION

AND SUBSIDIARIES INDEX

REPORT ON FORM 10-Q

June 30, 2018

Page No.
Financial Information
Item 1.	Financial Statements
	Condensed Consolidated Balance Sheets as of June 30, 2018 (Unaudited) and March 31, 2018	F1-2
	Condensed Consolidated Statements of Operations for the three months ended June 30, 2018 and 2017 (Unaudited)	F1-3
	Condensed Consolidated Statements of Comprehensive Loss for the three months ended June 30, 2018 and 2017 (Unaudited)	F1-4
	Condensed Consolidated Statement of Equity for the three months ended June 30, 2018 (Unaudited)	F1-5
	Condensed Consolidated Statements of Cash Flows for the three months ended June 30, 2018 and 2017 (Unaudited)	F1-6
	Notes to Condensed Consolidated Financial Statements	F1-7
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	F1-24
Item 3.	Quantitative and Qualitative Disclosures about Market Risk	F1-38
Item 4.	Controls and Procedures	F1-39

F1-1

FINANCIAL INFORMATION

Item 1. Financial Statements

ACXIOM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2018	March 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$95,099	$142,279
Trade accounts receivable, net	163,767	167,188
Refundable income taxes	11,761	9,733
Other current assets	40,167	41,145
Total current assets	310,794	360,345
Property and equipment, net of accumulated depreciation and amortization	151,407	156,533
Software, net of accumulated amortization	31,719	34,984
Goodwill	595,795	595,995
Purchased software licenses, net of accumulated amortization	6,670	7,703
Deferred income taxes	11,488	12,225
Deferred commissions, net	18,137	-
Other assets, net	40,958	41,468
	$1,166,968	$1,209,253
LIABILITIES AND EQUITY
Current liabilities:
Current installments of long-term debt	$1,327	$1,583
Trade accounts payable	47,668	46,688
Accrued payroll and related expenses	21,939	42,499
Other accrued expenses	58,938	55,865
Deferred revenue	31,621	31,720
Total current liabilities	161,493	178,355
Long-term debt	227,435	227,837
Deferred income taxes	42,258	40,243
Other liabilities	13,726	13,723
Commitments and contingencies
Equity:
Common stock	13,773	13,609
Additional paid-in capital	1,256,442	1,235,679
Retained earnings	638,043	628,331
Accumulated other comprehensive income	8,899	10,767
Treasury stock, at cost	(1,195,101)	(1,139,291)
Total equity	722,056	749,095
	$1,166,968	$1,209,253

See accompanying notes to condensed consolidated financial statements.

F1-2

ACXIOM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended June 30,
	2018	2017
Revenues	$226,960	$212,514
Cost of revenue	117,271	113,960
Gross profit	109,689	98,554
Operating expenses:
Research and development	24,536	23,563
Sales and marketing	54,850	48,440
General and administrative	34,718	32,356
Gains, losses and other items, net	1,286	(98)
Total operating expenses	115,390	104,261
Loss from operations	(5,701)	(5,707)
Other income (expense):
Interest expense	(2,838)	(2,342)
Other, net	524	(672)
Total other expense	(2,314)	(3,014)
Loss before income taxes	(8,015)	(8,721)
Income taxes (benefit)	(5,000)	(7,421)
Net loss	$(3,015)	$(1,300)
Basic loss per share	$(0.04)	$(0.02)
Diluted loss per share	$(0.04)	$(0.02)

See accompanying notes to condensed consolidated financial statements.

F1-3

ACXIOM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

(Dollars in thousands)

	For the three months ended June 30,
	2018	2017
Net loss	$(3,015)	$(1,300)
Other comprehensive income (loss):
Change in foreign currency translation adjustment	(1,868)	652
Comprehensive loss	$(4,883)	$(648)

See accompanying notes to condensed consolidated financial statements.

F1-4

ACXIOM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF EQUITY

THREE MONTHS ENDED JUNE 30, 2018

(Unaudited)

(Dollars in thousands)

	Common Stock		Additional paid-in Capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury Stock
	Number of shares	Amount				Number of shares	Amount	Total Equity
Balances at March 31, 2018	136,079,676	$13,609	$1,235,679	$628,331	$10,767	(58,304,917)	$(1,139,291)	$749,095
Cumulative-effect adjustment from adoption of ASU 2014-09	-	-	-	12,727	-	-	-	$12,727
Employee stock awards, benefit plans and other issuances	233,784	23	4,093	-	-	(391,898)	(10,044)	$(5,928)
Non-cash stock-based compensation	149,416	15	16,796	-	-	-	-	$16,811
Restricted stock units vested	1,259,681	126	(126)	-	-	-	-	$-
Acquisition of treasury stock	-	-	-	-	-	(1,853,071)	(45,766)	$(45,766)
Comprehensive income:
Foreign currency translation	-	-	-	-	(1,868)	-	-	$(1,868)
Net loss	-	-	-	(3,015)	-	-	-	$(3,015)
Balances at June 30, 2018	137,722,557	$13,773	$1,256,442	$638,043	$8,899	(60,549,886)	$(1,195,101)	$722,056

See accompanying notes to condensed consolidated financial statements

F1-5

ACXIOM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	For the three months ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(3,015)	$(1,300)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,529	21,110
Loss on disposal or impairment of assets	48	163
Accelerated deferred debt costs	-	720
Deferred income taxes	(1,335)	2,497
Non-cash stock compensation expense	20,360	15,038
Changes in operating assets and liabilities:
Accounts receivable, net	4,329	11,960
Deferred costs and other assets, net	(2,995)	(3,377)
Accounts payable and other liabilities	(21,704)	(37,073)
Deferred revenue	(33)	(4,787)
Net cash provided by operating activities	17,184	4,951
Cash flows from investing activities:
Capitalized software development costs	(3,606)	(3,388)
Capital expenditures	(4,399)	(6,888)
Data acquisition costs	(179)	(190)
Equity investments	(2,500)	-
Net cash used in investing activities	(10,684)	(10,466)
Cash flows from financing activities:
Proceeds from debt	-	230,000
Payments of debt	(592)	(225,572)
Fees for debt refinancing	(300)	(4,001)
Sale of common stock, net of stock acquired for withholding taxes	(5,928)	(2,539)
Acquisition of treasury stock	(45,766)	-
Net cash used in financing activities	(52,586)	(2,112)
Effect of exchange rate changes on cash	(1,094)	430
Net change in cash and cash equivalents	(47,180)	(7,197)
Cash and cash equivalents at beginning of period	142,279	170,343
Cash and cash equivalents at end of period	$95,099	$163,146
Supplemental cash flow information:
Cash paid during the period for:
Interest	$2,607	$2,375
Income taxes, net of refunds	1,100	354

See accompanying notes to condensed consolidated financial statements.

F1-6

ACXIOM CORPORATION AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

These condensed consolidated financial statements have been prepared by Acxiom Corporation (“Registrant,” “Acxiom,” we, us or the “Company”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of the Registrant’s management, all adjustments necessary for a fair presentation of the results for the periods included have been made, and the disclosures are adequate to make the information presented not misleading. All such adjustments are of a normal recurring nature. Certain note information has been omitted because it has not changed significantly from that reflected in Notes 1 through 18 of the Notes to Consolidated Financial Statements filed as part of Item 8 of the Registrant’s annual report on Form 10-K for the fiscal year ended March 31, 2018 (“2018 Annual Report”), as filed with the SEC on May 25, 2018. This quarterly report and the accompanying condensed consolidated financial statements should be read in connection with the 2018 Annual Report. The financial information contained in this quarterly report is not necessarily indicative of the results to be expected for any other period or for the full fiscal year ending March 31, 2019.

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Actual results could differ from those estimates. Certain of the accounting policies used in the preparation of these condensed consolidated financial statements are complex and require management to make judgments and/or significant estimates regarding amounts reported or disclosed in these financial statements. Additionally, the application of certain of these accounting policies is governed by complex accounting principles and their interpretation. A discussion of the Company’s significant accounting principles and their application is included in Note 1 of the Notes to Consolidated Financial Statements and in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the Company’s 2018 Annual Report.

Accounting Pronouncements Adopted During the Current Year

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) and issued subsequent amendments to the initial guidance in August 2015, March 2016, April 2016, May 2016 and December 2016 within ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20, respectively. Topic 606 supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of the new guidance is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted Topic 606 as of April 1, 2018 using the modified retrospective method. See Note 2 for further details.

In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation (Topic 719): Scope of Modification Accounting” (“ASU 2017-09”). ASU 2017-09 clarifies when changes to the terms or conditions of a stock-based payment award must be accounted for as modifications. ASU 2017-09 will reduce diversity in practice and result in fewer changes to the terms of an award being accounted for as modifications. Under ASU 2017-09, an entity will not apply modification accounting to a stock-based payment award if the award’s fair value, vesting conditions and classification as an equity or liability instrument are the same immediately before and after the change. ASU 2017-09 will be applied prospectively to awards modified on or after the adoption date. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. ASU 2017-09 is effective for the Company beginning in fiscal 2019. We adopted the standard in the current fiscal quarter, and adoption of this guidance did not have a material impact on our condensed financial statements and related disclosures.

Recent Accounting Pronouncements Not Yet Adopted

In January 2017, the FASB issued ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which eliminates step two from the goodwill impairment test. Under ASU

F1-7

2017-04, an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual periods beginning after December 15, 2019 (fiscal 2021 for the Company), including interim periods within those fiscal years; earlier adoption is permitted for goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of this guidance to have a material impact on its condensed financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), as a comprehensive new standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. The new standard will require lessees to recognize a right-of-use asset and a lease liability on the balance sheet for all leases except short-term leases. For lessees, leases will continue to be classified as either operating or financing in the income statement. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model. Lessors will continue to classify leases as operating, direct financing or sales-type leases. Subsequently, the FASB has issued various ASU’s to provide further clarification around aspects of Topic 842. ASU 2016-02 is effective for annual periods beginning after December 15, 2018 (fiscal 2020 for the Company), including interim periods within those fiscal years, with early adoption permitted. We will adopt the new standard on April 1, 2019 using the modified retrospective approach. The Company is continuing to evaluate the impact of the adoption of this guidance on its condensed consolidated financial statements and related disclosures.

The Company does not anticipate that the adoption of any other recent accounting pronouncements will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

2. TOPIC 606 ADOPTION IMPACT AND REVENUE FROM CONTRACTS WITH CUSTOMERS:

On April 1, 2018, we adopted Topic 606 using the modified retrospective method applied to those contracts which were not completed as of April 1, 2018. Results for reporting periods beginning after April 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic reporting under Topic 605.

Under Topic 606, revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company enters into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. The Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, the Company satisfies a performance obligation

We recorded a net increase to our opening retained earnings of $12.7 million, net of tax, due to the cumulative impact of adopting Topic 606, with the impact primarily related to the capitalization of costs of obtaining customer contracts.

The details of the significant changes and quantitative impact of the changes are disclosed below.

Costs of Obtaining Customer Contracts

The Company previously recognized commission payments made for obtaining a contract as an operating expense when incurred. Under Topic 606, the Company capitalizes incremental costs to acquire contracts and amortizes them over the expected period of benefit, which we have determined as a range of two to five years. As of June 30, 2018, the remaining unamortized contract costs were $18.1 million and are included in deferred commissions, net, in the condensed consolidated balance sheet. Net capitalized costs of $2.9 million were recorded as a reduction to operating expense for the three months ended June 30, 2018. No impairment was recognized for the three months ended June 30, 2018.

F1-8

Notes to Condensed Consolidated Financial Statements (Unaudited)

Contingent Revenue

The Company previously limited revenue recognition to the amount that was not contingent on the provision of future services. This was typically from fees paid over the contract term for services delivered at the beginning of the contract term.

Impacts on Financial Statements

Condensed Consolidated Balance Sheet	Impact of changes in accounting policies
	As reported June 30, 2018	Adjustments	Balances without adoption of Topic 606
Trade accounts receivable, net	$163,767	$(1,943)	$161,824
Refundable income taxes	11,761	540	12,301
Deferred income taxes	11,488	(64)	11,424
Deferred commissions, net	18,137	(18,137)	-
Others	961,815	-	961,815
Total assets	$1,166,968	$(19,604)	$1,147,364
Deferred revenue	$31,621	$(232)	$31,389
Deferred income taxes	42,258	(4,761)	37,497
Others	371,033	-	371,033
Total liabilities	444,912	(4,993)	439,919
Retained earnings	638,043	(14,611)	623,432
Other equity	84,013	-	84,013
Total equity	722,056	(14,611)	707,445
Total liabilities and equity	$1,166,968	$(19,604)	$1,147,364

Condensed Consolidated Statement of Operations	Impact of changes in accounting policies
	As reported for the three months ended June 30, 2018	Adjustments	Balances without adoption of Topic 606
Revenues	$226,960	$296	$227,256
Cost of revenue	117,271	-	117,271
Gross profit	$109,689	$296	$109,985
Operating expenses:
Sales and marketing	$54,850	$2,939	$57,789
Other operating expenses	60,540	-	60,540
Total operating expenses	115,390	2,939	118,329
Loss from operations	(5,701)	(2,643)	(8,344)
Total other expense	(2,314)	-	(2,314)
Loss before income taxes	(8,015)	(2,643)	(10,658)
Income taxes	(5,000)	(695)	(5,695)
Net loss	$(3,015)	$(1,948)	$(4,963)

F1-9

Condensed Consolidated Statement of Comprehensive Loss	Impact of changes in accounting policies
	As reported for the three months ended June 30, 2018	Adjustments	Balances without adoption of Topic 606
Net loss	$(3,015)	$(1,948)	$(4,963)
Other comprehensive loss:
Change in foreign currency translation adjustment	(1,868)	-	(1,868)
Comprehensive loss	$(4,883)	$(1,948)	$(6,831)

Condensed Consolidated Statement of Cash Flows	Impact of changes in accounting policies
	As reported for the three months ended June 30, 2018	Adjustments	Balances without adoption of Topic 606
Net loss	$(3,015)	$(1,948)	$(4,963)
Adjustments for:
Deferred income taxes	(1,335)	(695)	(2,030)
Others	41,937	-	41,937
Changes in:
Accounts receivable, net	4,329	(256)	4,073
Deferred costs and other assets	(2,995)	2,939	(56)
Accounts payable and other liabilities	(21,704)	-	(21,704)
Deferred revenue	(33)	(40)	(73)
Net cash from operating activities	17,184	-	17,184
Net cash from investing activities	(10,684)	-	(10,684)
Net cash from financing activities	(52,586)	-	(52,586)
Effect of exchange rate changes on cash	(1,094)	-	(1,094)
Net change in cash and cash equivalents	(47,180)	-	(47,180)
Cash and cash equivalents at beginning of period	142,279	-	142,279
Cash and cash equivalents at end of period	$95,099	$-	$95,099

F1-10

Notes to Condensed Consolidated Financial Statements (Unaudited)

Disaggregation of Revenue

In the following table, revenue is disaggregated by primary geographical market and major service offerings. The table also includes a reconciliation of the disaggregated revenue within the reportable segments.

Reportable Segments

June 30, 2018

(dollars in thousands)

Primary Geographical Markets	Acxiom Marketing Solutions	LiveRamp	Total
United States	$150,307	$56,222	$206,529
Europe	11,115	4,908	16,023
APAC	3,080	1,328	4,408
	$164,502	$62,458	$226,960
Major Offerings/Services
Audience Creation	$45,452	$-	$45,452
Data Analytics	9,025	-	9,025
Data Management	110,025	-	110,025
Subscription	-	51,329	51,329
Marketplace and Other	-	11,129	11,129
	$164,502	$62,458	$226,960

Reportable Segments

June 30, 2017

(dollars in thousands)

Primary Geographical Markets	Acxiom Marketing Solutions	LiveRamp	Total
United States	$152,129	$42,118	$194,247
Europe	10,735	3,802	14,537
APAC	2,893	837	3,730
	$165,757	$46,757	$212,514
Major Offerings/Services
Audience Creation	$51,303	$-	$51,303
Data Analytics	8,858	-	8,858
Data Management	105,596	-	105,596
Subscription	-	37,052	37,052
Marketplace and Other	-	9,705	9,705
	$165,757	$46,757	$212,514

Transaction Price Allocated to the Remaining Performance Obligations

We have performance obligations, primarily related to AMS offerings, associated with fixed commitments in customer contracts for future services that have not yet been recognized in our condensed consolidated financial statements. The amount of fixed revenue not yet recognized was $1.1 billion as of June 30, 2018. The Company expects to recognize revenue on approximately 75% of these remaining performance obligations by March 31, 2021 with the balance recognized thereafter.

F1-11

3. LOSS PER SHARE AND STOCKHOLDERS’ EQUITY:

Loss Per Share

A reconciliation of the numerator and denominator of basic and diluted loss per share is shown below (in thousands, except per share amounts):

	For the three months ended June 30,
	2018	2017
Basic loss per share:
Net loss	$(3,015)	$(1,300)
Basic weighted-average shares outstanding	76,935	78,672
Basic loss per share	$(0.04)	$(0.02)
Diluted loss per share:
Basic weighted-average shares outstanding	76,935	78,672
Dilutive effect of common stock options, warrants, and restricted stock as computed under the treasury stock method	-	-
Diluted weighted-average shares outstanding	76,935	78,672
Diluted loss per share	$(0.04)	$(0.02)

Due to the net loss incurred by the Company during the quarters ended June 30, 2018 and 2017, the dilutive effect of options, warrants and restricted stock units covering 2.4 million and 2.8 million shares of common stock, respectively, was excluded from the diluted loss per share calculation since the impact on the calculation was anti-dilutive.

Additional options and warrants to purchase shares of common stock and restricted stock units that were outstanding during the periods presented but were not included in the computation of diluted loss per share because the effect was anti-dilutive are shown below (shares in thousands):

	For the three months ended June 30,
	2018	2017
Number of shares outstanding under options, warrants and restricted stock units	119	20
Range of exercise prices for options	$32.85	$32.85

Stockholders’ Equity

On August 29, 2011, the board of directors adopted a common stock repurchase program. That program was subsequently modified and expanded, most recently on March 30, 2018. Under the modified common stock repurchase program, the Company may purchase up to $500.0 million of its common stock through the period ending December 31, 2019. During the three months ended June 30, 2018, the Company repurchased 1.9 million shares of its common stock for $45.8 million. Through June 30, 2018, the Company had repurchased a total of 22.0 million shares of its stock for $420.4 million, leaving remaining capacity of $79.6 million under the stock repurchase program.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income accumulated balances of $8.9 million and $10.8 million at June 30, 2018 and March 31, 2018, respectively, reflect accumulated foreign currency translation adjustments.

F1-12

Notes to Condensed Consolidated Financial Statements (Unaudited)

4. SHARE-BASED COMPENSATION:

Share-based Compensation Plans

The Company has stock option and equity compensation plans for which a total of 34.5 million shares of the Company’s common stock have been reserved for issuance since the inception of the plans. At June 30, 2018, there were a total of 5.1 million shares available for future grants under the plans.

Stock Option Activity

Stock option activity for the three months ended June 30, 2018 was:

	Number of shares	Weighted-average exercise price per share	Weighted-average remaining contractual term (in years)	Aggregate Intrinsic value (in thousands)
Outstanding at March 31, 2018	2,565,287	$13.61
Exercised	(125,437)	$8.80		$2,426
Forfeited or canceled	(25,831)	$14.25
Outstanding at June 30, 2018	2,414,019	$13.86	5.1	$38,910
Exercisable at June 30, 2018	2,169,170	$14.58	4.8	$33,397

The aggregate intrinsic value at period end represents the total pre-tax intrinsic value (the difference between Acxiom’s closing stock price on the last trading day of the period and the exercise price for each in-the-money option) that would have been received by the option holders had option holders exercised their options on June 30, 2018. This amount changes based upon changes in the fair market value of Acxiom’s common stock.

A summary of stock options outstanding and exercisable as of June 30, 2018 was:

	Options outstanding			Options exercisable
Range of exercise price per share	Options outstanding	Weighted- average remaining contractual life	Weighted- average exercise price per share	Options exercisable	Weighted- average exercise price per share
$0.61 - $9.99	545,583	5.2 years	$1.62	390,000	$1.71
$10.00 - $19.99	1,176,361	4.4 years	$14.95	1,092,595	$14.74
$20.00 - $24.99	672,523	6.2 years	$21.30	667,023	$21.30
$25.00 - $32.85	19,552	5.4 years	$32.85	19,552	$32.85
	2,414,019	5.1 years	$13.86	2,169,170	$14.58

Total expense related to stock options for the three months ended June 30, 2018 and 2017 was approximately $1.0 million and $1.4 million, respectively. Future expense for these options is expected to be approximately $6.3 million in total over the next three years.

F1-13

Performance Stock Option Unit Activity

Performance stock option unit activity for the three months ended June 30, 2018 was:

	Number of shares	Weighted- average exercise price per share	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at March 31, 2018	329,404	$21.42
Forfeited or canceled	(186,538)	$21.41
Outstanding at June 30, 2018	142,866	$21.43	1.9	$1,217
Exercisable at June 30, 2018	-	$-	-	$-

Of the performance stock option units outstanding at March 31, 2018, 164,702 reached maturity of the relevant performance period at March 31, 2018. The units attained a 0% attainment level. As a result, they were cancelled in the current fiscal quarter.

Total expense related to performance stock option units for the three months ended June 30, 2018 and 2017 was $0.3 million and $0.5 million, respectively. Future expense for these performance stock option units is expected to be approximately $1.1 million in total over the next three years.

Restricted Stock Unit Activity

During the three months ended June 30, 2018, the Company granted time-vesting restricted stock units covering 1,703,482 shares of common stock with a fair value at the date of grant of $46.6 million. Of the restricted stock units granted in the current period, 98,156 vest in equal annual increments over four years, 1,586,724 vest 25% at the one-year anniversary and 75% in equal quarterly increments over the subsequent three years, and 18,602 vest in one year. Grant date fair value of these units is equal to the quoted market price for the shares on the date of grant.

Time-vesting restricted stock unit activity for the three months ended June 30, 2018 was:

	Number of shares	Weighted- average fair value per share at grant date	Weighted- average remaining contractual term (in years)
Outstanding at March 31, 2018	3,449,001	$24.35	2.32
Granted	1,703,482	$27.34
Vested	(692,206)	$23.14
Forfeited or canceled	(227,978)	$24.98
Outstanding at June 30, 2018	4,232,299	$25.72	2.82

During the three months ended June 30, 2018, the Company granted performance-based restricted stock units covering 216,727 shares of common stock having a fair value at the date of grant of $6.7 million, determined using a Monte Carlo simulation model. The units vest subject to attainment of market conditions established by the compensation committee of the board of directors (“compensation committee”) and continuous employment through the vesting date. The 216,727 units may vest in a number of shares from 25% to 200% of the award, based on the total shareholder return of Acxiom common stock compared to total shareholder return of a group of peer companies established by the compensation committee for the period from April 1, 2018 to March 31, 2021.

F1-14

Notes to Condensed Consolidated Financial Statements (Unaudited)

Non-vested performance-based restricted stock unit activity for the three months ended June 30, 2018 was:

	Number of shares	Weighted-average fair value per share at grant date	Weighted-average remaining contractual term (in years)
Outstanding at March 31, 2018	682,763	$25.23	1.54
Granted	216,727	$31.07
Vested	(20,965)	$19.07
Forfeited or canceled	(129,123)	$24.13
Outstanding at June 30, 2018	749,402	$27.28	1.78

Total expense related to restricted stock for the three months ended June 30, 2018 and 2017 was approximately $10.9 million and $8.8 million, respectively. Future expense for restricted stock units is expected to be approximately $33.5 million for the nine months ending March 31, 2019, $35.9 million in fiscal 2020, $25.0 million in fiscal 2021, $13.6 million in fiscal 2022, and $1.4 million in fiscal 2023.

Other Performance Unit Activity

Other performance-based stock unit activity for the three months ended June 30, 2018 was:

	Number of shares	Weighted-average fair value per share at grant date	Weighted-average remaining contractual term (in years)
Outstanding at March 31, 2018	111,111	$5.33	-
Vested	(45,364)	$5.33
Forfeited or canceled	(65,747)	$5.33
Outstanding at June 30, 2018	-	$-	-

The 111,111 performance-based units outstanding at March 31, 2018 reached maturity of the relevant performance period on March 31, 2018. The units achieved a 100% performance attainment level. However, application of the share price adjustment factor resulted in a 59% reduction in shares vested in the current fiscal quarter.

During the quarter ended June 30, 2018, the Company withheld approximately $10.0 million related to employee tax withholding for stock-based compensation awards.

Consideration Holdback

As part of the Company’s acquisition of Arbor in fiscal 2017, $38.3 million of the acquisition consideration otherwise payable with respect to shares of restricted Arbor common stock held by certain key employees was subject to holdback by the Company pursuant to agreements with those employees (each, a “Holdback Agreement”). Total expense related to the Holdback Agreements for the three months ended June 30, 2018 and 2017 was $3.8 million in each period. Through June 30, 2018, the Company had recognized a total of $24.3 million expense related to the Holdback Agreements. Future expense related to the Holdback Agreements is expected to be approximately $14.0 million over the next two fiscal years.

Pacific Data Partners (“PDP”) Assumed Performance Plan

In connection with the fiscal 2018 acquisition of PDP, the Company assumed the outstanding performance compensation plan under the 2018 Equity Compensation Plan of Pacific Data Partners, LLC (“PDP PSU plan”). Total expense related to the PDP PSU plan for the three months ended June 30, 2018 was $3.9 million. Through June 30, 2018, the Company had recognized a total of $5.9 million related to the PDP PSU plan. Future expense is expected to be approximately

F1-15

$11.9 million in fiscal 2019, $15.7 million in fiscal 2020, $15.8 million in fiscal 2021, and $15.7 million in fiscal 2022, based on expectations of full attainment. At March 31, 2018, the recognized, but unpaid, portion balance related to the PDP PSU plan in other accrued expenses in the condensed consolidated balance sheet was $5.3 million.

5. OTHER CURRENT AND NONCURRENT ASSETS:

Other current assets consist of the following (dollars in thousands):

	June 30, 2018	March 31, 2018
Prepaid expenses and other	$25,823	$27,594
Assets of non-qualified retirement plan	14,344	13,551
Other current assets	$40,167	$41,145

Other noncurrent assets consist of the following (dollars in thousands):

	June 30, 2018	March 31, 2018
Acquired intangible assets, net	$31,453	$33,922
Deferred data acquisition costs	879	1,036
Other miscellaneous noncurrent assets	8,626	6,510
Noncurrent assets	$40,958	$41,468

6. OTHER ACCRUED EXPENSES:

Other accrued expenses consist of the following (dollars in thousands):

	June 30, 2018	March 31, 2018
Liabilities of non-qualified retirement plan	14,344	13,551
Other accrued expenses	44,594	42,314
Other accrued expenses	$58,938	$55,865

7. GOODWILL AND INTANGIBLE ASSETS:

Goodwill by operating segment for the three months ended June 30, 2018 (dollars in thousands) was as follows:

	LiveRamp	Acxiom Marketing Solutions	Total
Balance at March 31, 2018	$203,639	$392,356	$595,995
Reallocation of segments	1,377	(1,377)	-
Change in foreign currency translation adjustment	(62)	(138)	(200)
Balance at June 30, 2018	$204,954	$390,841	$595,795

F1-16

Notes to Condensed Consolidated Financial Statements (Unaudited)

Goodwill by component included in each segment as of June 30, 2018 was:

	LiveRamp	Acxiom Marketing Solutions	Total
U.S.	$201,449	$382,981	$584,430
APAC	3,505	7,860	11,365
Balance at June 30, 2018	$204,954	$390,841	$595,795

The amounts allocated to intangible assets from acquisitions include developed technology, customer relationships, trade names, and publisher relationships. Amortization lives for those intangibles range from two years to ten years. The following table shows the amortization activity of intangible assets (dollars in thousands):

	June 30, 2018	March 31, 2018
Developed technology, gross (Software)	$54,150	$54,150
Accumulated amortization	(47,119)	(43,533)
Net developed technology	$7,031	$10,617
Customer relationship/Trade name, gross (Other assets, net)	$43,346	$43,364
Accumulated amortization	(29,421)	(27,953)
Net customer/trade name	$13,925	$15,411
Publisher relationship, gross (Other assets, net)	$23,800	$23,800
Accumulated amortization	(6,280)	(5,289)
Net publisher relationship	$17,520	$18,511
Total intangible assets, gross	$121,296	$121,314
Total accumulated amortization	(82,820)	(76,775)
Total intangible assets, net	$38,476	$44,539

Intangible assets by operating segment as of June 30, 2018 was (dollars in thousands):

	LiveRamp	Acxiom Marketing Solutions	Total
Developed technology	7,031	-	7,031
Customer/Trade name	13,921	4	13,925
Publisher relationship	17,520	-	17,520
Balance at June 30, 2018	$38,472	$4	$38,476

F1-17

Total amortization expense related to intangible assets for the three months ended June 30, 2018 and 2017 was $6.1 million and $6.0 million, respectively. The following table presents the estimated future amortization expenses related to purchased and other intangible assets. The amount for 2019 represents the remaining nine months ending March 31, 2019. All other periods represent fiscal years ending March 31 (dollars in thousands):

Fiscal Year:
2019	$9,917
2020	11,950
2021	8,025
2022	5,150
2023	3,434
$38,476

8. LONG-TERM DEBT:

Long-term debt consists of the following (dollars in thousands):

	June 30, 2018	March 31, 2018
Revolving credit borrowings	$230,000	$230,000
Other debt	2,701	3,293
Total long-term debt	232,701	233,293
Less current installments	1,327	1,583
Less deferred debt financing costs	3,939	3,873
Long-term debt, excluding current installments and deferred debt financing costs	$227,435	$227,837

The revolving loan borrowings under the Company’s Sixth Amended and Restated Credit Agreement (the “restated credit agreement”) bear interest at LIBOR or at an alternative base rate plus a credit spread. At June 30, 2018, the revolving loan borrowing bears interest at LIBOR plus a credit spread of 1.75%. The weighted-average interest rate on revolving credit borrowings at June 30, 2018 was 3.9%. There were no material outstanding letters of credit at June 30, 2018 or March 31, 2018.

Under the terms of the restated credit agreement, the Company is required to maintain certain debt-to-cash flow and interest coverage ratios, among other restrictions. At June 30, 2018, the Company was in compliance with these covenants and restrictions.

9. ALLOWANCE FOR DOUBTFUL ACCOUNTS:

Trade accounts receivable are presented net of allowances for doubtful accounts, returns and credits of $5.2 million at June 30, 2018 and $6.8 million at March 31, 2018.

10. SEGMENT INFORMATION:

The Company reports segment information consistent with the way management internally disaggregates its operations to assess performance and to allocate resources.

During the first quarter of fiscal 2019, the Company realigned its portfolio into two distinct business segments: LiveRamp, the identity infrastructure for powering exceptional customer experiences, and Acxiom Marketing Solutions, the leading provider of services for creating a unified approach to data-driven marketing. This realignment allows Acxiom to best meet client needs in a rapidly evolving marketplace, create a strong foundation for continued growth and enhance value for shareholders.

F1-18

Notes to Condensed Consolidated Financial Statements (Unaudited)

This structure configured Acxiom’s three previous segments into two, aligning key Audience Solutions’ assets to each. All identity assets including IdentityLink, AbiliTec® intellectual property and Acxiom’s TV integrations were consolidated under LiveRamp. The remaining Audience Solutions’ lines of business for data and data services were combined with Marketing Services to create Acxiom Marketing Solutions.

As a result of this organizational realignment, information that our chief operating decision maker regularly reviews for purposes of allocating resources and assessing performance changed.

Revenues and cost of revenue are generally directly attributed to the segments. Certain revenue contracts are allocated among the segments based on the relative value of the underlying products and services. Cost of revenue, excluding non-cash stock compensation expense and purchased intangible asset amortization, is directly charged in most cases and allocated in certain cases based upon proportional usage.

Operating expenses, excluding non-cash stock compensation expense and purchased intangible asset amortization, are attributed to the segment groups as follows:

•	Research and development expenses are primarily directly recorded to each segment group based on identified products supported.

•	Sales and marketing expenses are primarily directly recorded to each segment group based on products supported and sold.

•	General and administrative expenses are generally not allocated to the segments unless directly attributable.

•	Gains, losses and other items, net are not allocated to the segment groups.

We do not track our assets by operating segments. Consequently, it is not practical to show assets by operating segment.

The following table presents information by business segment (dollars in thousands):

	For the three months ended June 30,
	2018	2017
Revenues:
LiveRamp	$62,458	$46,757
Acxiom Marketing Solutions	164,502	165,757
Total segment revenues	$226,960	$212,514
Gross profit(1):
LiveRamp	$44,200	$28,229
Acxiom Marketing Solutions	73,174	77,864
Total segment gross profit	$117,374	$106,093
Income (loss) from operations(1):
LiveRamp	$9,203	$(97)
Acxiom Marketing Solutions	47,458	48,374
Total segment income from operations	$56,661	$48,277

(1)

Gross profit and income from operations reflect only the direct and allocable controllable costs of each segment and do not include allocations of corporate expenses (primarily general and administrative expenses) and gains, losses, and other items, net. Additionally, segment gross profit and income from operations do not include non-cash stock compensation expense and purchased intangible asset amortization.

F1-19

The following table reconciles total segment gross profit to gross profit and total operating segment income from operations to income from operations (dollars in thousands):

	For the three months ended June 30,
	2018	2017
Total segment gross profit	$117,374	$106,093
Less:
Purchased intangible asset amortization	6,054	5,966
Non-cash stock compensation	1,631	1,573
Gross profit	$109,689	$98,554
Total segment income from operations	$56,661	$48,277
Less:
Corporate expenses (principally general and administrative)	27,840	25,966
Separation and transformation costs included in general and administrative	6,822	7,119
Gains, losses and other items, net	1,286	(98)
Purchased intangible asset amortization	6,054	5,966
Non-cash stock compensation	20,360	15,031
Loss from operations	$(5,701)	$(5,707)

11. RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES:

The following table summarizes the restructuring activity for the three months ended June 30, 2018 (dollars in thousands):

	Associate- related reserves	Lease accruals	Total
March 31, 2018	$2,751	$5,292	$8,043
Restructuring charges and adjustments	1,286	-	1,286
Payments	(2,923)	(335)	(3,258)
June 30, 2018	$1,114	$4,957	$6,071

The above balances are included in other accrued expenses and other liabilities on the condensed consolidated balance sheets.

Restructuring Plans

In the three months ended June 30, 2018, the Company recorded a total of $1.3 million in restructuring charges and adjustments included in gains, losses and other items, net in the condensed consolidated statement of operations. The expense related to fiscal year 2018 restructuring plans primarily for associates in the United States required to render service until termination to receive the termination benefits. These costs are expected to be paid out in fiscal 2019.

In fiscal 2018, the Company recorded a total of $6.4 million in restructuring charges and adjustments included in gains, losses and other items, net in the condensed consolidated statement of operations. The expense included severance and other associate-related charges of $3.8 million, and lease accruals and adjustments of $2.6 million.

The associate-related accruals of $3.8 million related to the termination of associates in the United States and Europe. Of all amounts accrued for fiscal year 2018 associate-related plans, $0.7 million remained accrued as of June 30, 2018. These costs are expected to be paid out in fiscal 2019. The lease accruals and adjustments of $2.6 million result from the Company’s exit from certain leased office facilities.

F1-20

Notes to Condensed Consolidated Financial Statements (Unaudited)

In fiscal 2017, the Company recorded a total of $8.9 million in restructuring charges and adjustments included in gains, losses and other items, net in the condensed consolidated statement of operations. The expense included severance and other associate-related charges of $3.8 million, lease accruals and adjustments of $3.0 million, and leasehold improvement write-offs of $2.1 million. Of the associate-related accruals of $3.8 million, $0.2 million remained accrued as of June 30, 2018. These costs are expected to be paid out in fiscal 2019. The lease accruals and adjustments of $3.0 million resulted from the Company’s exit from certain leased office facilities ($1.5 million) and adjustments to estimates related to the fiscal 2015 lease accruals ($1.5 million).    Of the amount accrued for fiscal 2017 lease accruals, $2.3 million remained accrued as of June 30, 2018.

In fiscal 2016, the Company recorded a total of $12.0 million in restructuring charges and adjustments included in gains, losses and other items, net in the condensed consolidated statement of operations. The expense included severance and other associate-related charges of $8.6 million, lease termination charges and accruals of $3.0 million, and leasehold improvement write-offs of $0.4 million. Of the associate-related accruals of $8.6 million, $0.1 million remained accrued as of June 30, 2018. These amounts are expected to be paid out in fiscal 2019.

In fiscal 2015, the Company recorded a total of $21.8 million in restructuring charges and adjustments included in gains, losses and other items, net in the condensed consolidated statement of operations. The expense included severance and other associate-related charges of $13.3 million, lease accruals of $6.5 million, and the write-off of leasehold improvements of $2.0 million. Of the associate-related accruals of $13.3 million, $0.3 million remained accrued as of June 30, 2018. These amounts are expected to be paid out in fiscal 2019. Of the lease accruals of $6.5 million, $0.3 million remained accrued as of June 30, 2018.

With respect to the fiscal 2015, 2017, and 2018 lease accruals described above, the Company intends to sublease the facilities to the extent possible. The liabilities will be satisfied over the remainder of the leased properties’ terms, which continue through November 2025. Actual sublease receipts may differ from the estimates originally made by the Company. Any future changes in the estimates or in the actual sublease income could require future adjustments to the liabilities, which would impact net earnings (loss) in the period the adjustment is recorded.

Gains, Losses and Other Items

Gains, losses and other items for each of the periods presented are as follows (dollars in thousands):

	For the three months ended June 30,
	2018	2017
Restructuring plan charges and adjustments	$1,286	$(100)
Other	-	2
	$1,286	$(98)

12. COMMITMENTS AND CONTINGENCIES:

Legal Matters

The Company is involved in various claims and legal proceedings. Management routinely assesses the likelihood of adverse judgments or outcomes to these matters, as well as ranges of probable losses, to the extent losses are reasonably estimable. The Company records accruals for these matters to the extent that management concludes a loss is probable and the financial impact, should an adverse outcome occur, is reasonably estimable. These accruals are reflected in the Company’s condensed consolidated financial statements. In management’s opinion, the Company has made appropriate and adequate accruals for these matters, and management believes the probability of a material loss beyond the amounts accrued to be remote. However, the ultimate liability for these matters is uncertain, and if accruals are not adequate, an adverse outcome could have a material effect on the Company’s consolidated financial condition or results of operations. The Company maintains insurance coverage above certain limits. There are currently no matters pending against the Company or its subsidiaries for which the potential exposure is considered material to the Company’s condensed consolidated financial statements.

F1-21

Commitments

The Company leases data processing equipment, office furniture and equipment, land and office space under noncancellable operating leases. The Company has a future commitment for lease payments over the next 22 years years of $76.5 million.

In connection with the disposition of Acxiom Impact during fiscal 2017, the Company assigned a facility lease to the buyer of the business. The Company guaranteed the facility lease as required by the asset disposition agreement. Should the assignee default, the Company would be required to perform under the terms of the facility lease, which continues through September 2021. At June 30, 2018, the Company’s maximum potential future rent payments under this guarantee totaled $2.0 million.

13. INCOME TAX:

In determining the quarterly provision for income taxes, the Company makes its best estimate of the effective income tax rate expected to be applicable for the full fiscal year. The estimated effective income tax rate for the current fiscal year is impacted by the reduction in the U.S. federal corporate income tax rate (discussed below), non-deductible stock-based compensation, state income taxes, research tax credits, and losses in foreign jurisdictions. State income taxes are influenced by the geographic and legal entity mix of the Company’s U.S. income as well as the diversity of rules among the states. The Company does not record a tax benefit for certain foreign losses due to uncertainty of future utilization.

On December 22, 2017, the U.S. enacted significant tax law changes following the passage of H.R. 1, “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018“ (the “Tax Act”) (previously known as “The Tax Cuts and Jobs Act”). The Tax Act reduced the U.S. federal corporate income tax rate from 35% to 21%, among other provisions. We believe we have properly estimated our federal and state income tax liabilities for the impacts of the Tax Act, including provisional amounts under SAB No. 118 related to the rate change, the impact of increased bonus depreciation, and the effects on executive compensation deductions. The Tax Act may be subject to technical amendments, as well as interpretations and implementing of regulations by the Department of Treasury and Internal Revenue Service, any of which could increase or decrease one or more impacts of the legislation. As such, we will continue to analyze the effects of the Tax Act and may record adjustments to provisional amounts during the measurement period ending no later than December 31, 2018. As of June 30, 2018, we have not changed the provisional estimates recognized in fiscal 2018. Any impacts to our income tax expense as a result of additional guidance will be recorded in the period in which the guidance is issued.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and cash equivalents, trade receivables, unbilled and notes receivable, short-term borrowings and trade payables—The carrying amount approximates fair value because of the short maturity of these instruments.

Long-term debt—The interest rate on the revolving credit agreement is adjusted for changes in market rates and therefore the carrying value approximates fair value. The estimated fair value of other long-term debt was determined based upon the present value of the expected cash flows considering expected maturities and using interest rates currently available to the Company for long-term borrowings with similar terms. At June 30, 2018, the estimated fair value of long-term debt approximates its carrying value.

Under applicable accounting standards financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company assigned assets and liabilities to the hierarchy in the accounting standards, which is Level 1—quoted prices in active markets for identical assets or liabilities, Level 2—significant other observable inputs and Level 3—significant unobservable inputs.

F1-22

Notes to Condensed Consolidated Financial Statements (Unaudited)

The following table presents the balances of assets measured at fair value as of June 30, 2018 (dollars in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Other current assets	$14,344	$-	$-	$14,344
Total assets	$14,344	$-	$-	$14,344

15. SUBSEQUENT EVENT

On July 2, 2018, the Company entered into a definitive agreement to sell Acxiom Marketing Solutions (“AMS”) to The Interpublic Group of Companies, Inc. (“IPG”) for $2.3 billion in cash, subject to customary closing adjustments. The transaction is subject to standard regulatory review, Acxiom shareholder approval and other customary closing conditions. In addition:

•	As required regulatory approvals are being sought and received, Acxiom intends to solicit shareholder approval for the transaction;

•	Once shareholder approval has been received, which is expected in the second quarter of fiscal 2019, the Company expects to report the results of AMS as discontinued operations;

•	The transaction is expected to close in the third quarter of fiscal 2019; and

•	The Company expects to report a gain on the sale.

The Company expects to realize approximately $1.7 billion in net cash proceeds, after taxes and fees. Following the closing, the Company intends to:

•	Retire its existing $230 million debt balance;

•	Initiate a $500 million cash tender offer for its common stock;

•	Increase its outstanding share repurchase authorization by up to an additional $500 million, and extend the duration of its program to December 31, 2020;

•	Use the remainder of the proceeds to fund its growth initiatives, strategic acquisition opportunities and meet its ongoing cash needs;

•	Transfer the Acxiom brand name and associated trademarks to IPG; and

•	Rename the Company LiveRamp Holdings, Inc. and, shortly thereafter, begin trading its common stock under the new ticker symbol “RAMP”.

F1-23

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

We begin Management’s Discussion and Analysis of Financial Condition and Results of Operations with an overview of our operating segments, summary financial results and notable events. This overview is followed by a summary of our critical accounting policies and estimates that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results. We then provide a more detailed analysis of our results of operations and financial condition.

Introduction and Overview

Acxiom Corporation is a global technology and services company with a vision to transform data into value for everyone. Through a simple, open approach to connecting systems and data, we provide the data foundation for the world’s best marketers. By making it safe and easy to activate, validate, enhance, and unify data, we provide marketers with the ability to deliver relevant messages at scale and tie those messages back to actual results. Our products and services enable people-based marketing, allowing our clients to generate higher return on investment and drive better omnichannel customer experiences.

Acxiom is a Delaware corporation founded in 1969 in Conway, Arkansas. Our common stock is listed on the NASDAQ Global Select Market under the symbol “ACXM.” We serve a global client base from locations in the United States, Europe, and the Asia-Pacific (“APAC”) region. Our client list includes many of the world’s largest and best-known brands across most major industry verticals, including but not limited to financial, insurance and investment services, automotive, retail, telecommunications, high tech, healthcare, travel, entertainment, non-profit, and government.

Operating Segments

During the first quarter of fiscal 2019, the Company realigned its portfolio into two distinct business segments: LiveRamp, the identity infrastructure for powering exceptional customer experiences, and Acxiom Marketing Solutions, the leading provider of services for creating a unified approach to data-driven marketing. This realignment allows Acxiom to best meet client needs in a rapidly evolving marketplace, create a strong foundation for continued growth and enhance value for shareholders.

This structure configured Acxiom’s three previous segments into two, aligning key Audience Solutions’ assets to each. All identity assets including IdentityLink, AbiliTec® intellectual property and Acxiom’s TV integrations were consolidated under LiveRamp. The remaining Audience Solutions’ lines of business for data and data services were combined with Marketing Services to create Acxiom Marketing Solutions.

As a result of this organizational realignment, information that our chief operating decision maker regularly reviews for purposes of allocating resources and assessing performance changed.

Our operating segments provide management with a comprehensive view of our key businesses based on how we manage our operations and measure results. Additional information related to our operating segments and geographic information is contained in Note 10 – Segment Information of the Notes to Condensed Consolidated Financial Statements.

LiveRamp

LiveRamp is the leading independent provider of identity and data connectivity for powering exceptional customer experiences. Through integrations with approximately 600 leading digital marketing platforms and data providers, we have become a key point of entry into the digital ecosystem, helping our clients eliminate data silos and unlock greater value from the marketing tools they use every day. We provide the foundational identity technology that enables our clients to engage consumers across any channel and measure the impact of marketing on sales. In addition, we operate as a neutral, open platform that enables all parts of the marketing ecosystem to connect and use data in responsible, ethical ways at scale.

F1-24

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

IdentityLink

IdentityLink™ is our category leading identity resolution platform that connects people, data, and devices across the physical and digital world, powering privacy-compliant, people-based marketing that allows consumers to better connect with the brands and products they love. Leveraging the LiveRamp deterministic identity graph, IdentityLink first resolves a client’s data (first-, second-, or third-party) to consumer identifiers that represent real people in a way that protects consumer privacy. This omnichannel view of the consumer can then be delivered to any of the 600 partners in our ecosystem through a process called “data onboarding” in order to support targeting, personalization and measurement use cases.

1
Customer Data
• Name: Bill Jones
• Address: 123 Main St.
• Email: Bill@gmail.com
2
LiveRamp Connect
IDENTITY LINK
a7b9j7ag
Offline Identity
ANONYMIZATION
PII Removed
Online Identity
Cookie 123
Match Network
3
IdentityLink
+
Customer Marketing Data
MEASUREMENT
SOCIAL
PROGRAMMATIC
SEARCH
MOBILE
DISPLAY
VIDEO
Destinations

F1-25

Targeting	Personalization	Measurement

Example	Example	Example
Clients can deploy targeted ads to known customers by using IdentityLink to upload data from first-, second-, and third-party data sources, resolve it to an omnichannel privacy-compliant link and then onboard to one of 600 LiveRamp partners.	Clients can deliver highly relevant content the moment viewers visit their website landing page, no login required. Leveraging IdentityLink, clients can resolve customer segment data to devices and digital IDs, onboard that data to a personalization platform and provide one-to-one experiences without compromising user privacy.	Clients can connect exposure data with first- and third-party purchase data across channels by resolving all customer devices back to the customers to which they belong. Then, clients can onboard that data to a measurement platform to clearly establish cause, effect and impact.

Consumer privacy and data protection are at the center of how we design our products and services. Accordingly, IdentityLink operates in a SafeHaven® certified environment with technical, operational, and personnel controls designed to ensure our clients’ data is kept private and secure.

IdentityLink is sold to brands and the companies with which they partner to execute their marketing, including marketing technology providers, publishers and data providers.

•

IdentityLink for Brands and Agencies. IdentityLink allows brands and their agencies to execute people-based marketing by creating an omnichannel view of the consumer and activating for use across their choice of best-of-breed digital marketing platforms.

•

IdentityLink for Platforms and Publishers. IdentityLink provides marketing technology providers and digital publishers with the ability to offer people-based targeting, measurement and personalization within their platforms. This adds value for brands by increasing reach, as well as the speed at which they can activate their marketing data.

•

IdentityLink for Data Owners. IdentityLink allows data owners to easily connect their data to the digital ecosystem and better monetize it. Data can be distributed directly to clients or made available through the IdentityLink Data Store feature. This adds value for brands as it allows them to augment their understanding of consumers, and increase both the extent of their reach to and depth of their understanding of customers and prospects.

We charge for IdentityLink on an annual subscription basis. Our subscription pricing is based primarily on data volume supported by our platform.

IdentityLink Data Store

As we have scaled the LiveRamp network and technology, we have found additional ways to leverage our platform, deliver more value to clients and create incremental revenue streams. Leveraging LiveRamp’s common identity system and broad integration network, the IdentityLink Data Store is a data marketplace that seamlessly connects data owners’ audience data across the marketing ecosystem. The IdentityLink Data Store allows data owners to easily monetize their data across hundreds of marketing platforms and publishers with a single contract. At the same time, the Data Store provides a single gateway where data buyers, including platforms and publishers, in addition to brands and their agencies, can access high-quality third-party data from more than 150 data owners, supporting all industries and encompassing all types of data. Data providers include sources and brands exclusive to LiveRamp, emerging platforms

F1-26

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

with access to previously unavailable deterministic data, and data partnerships enabled by IdentityLink. LiveRamp thoroughly vets all data sources to ensure any data listed on the Data Store is privacy safe and sourced ethically.

We generate revenue from the IdentityLink Data Store through revenue-sharing arrangements with data owners that are monetizing their data assets on our marketplace. This revenue is typically transactional in nature, tied to data volume purchased on the Data Store.

LiveRamp Revenue Model

LiveRamp recognizes revenue from the following sources: (i) subscription revenue, which consists of subscription fees from clients accessing our IdentityLink platform; and (ii) marketplace and other revenue, which primarily consists of revenue generated from data owners as well as certain publishers and addressable TV providers in the form of revenue-sharing arrangements. Our subscription pricing is tiered based on data volume supported by our platform. The majority of our subscription revenue is derived from subscriptions that are one year in duration and invoiced on a monthly basis, although some of our clients are entering into multi-year subscriptions that are invoiced annually.

Acxiom Marketing Solutions (“AMS”)

Our AMS segment designs, builds and manages the unified foundation of data and technology that helps clients grow revenue, win new customers, increase customer loyalty, and optimize marketing spend in a privacy-safe environment. We help architect the foundation for data-driven marketing by delivering solutions that integrate customer and prospect data across the enterprise, thereby enabling our clients to establish a single view of the customer. In addition, we help our clients validate the accuracy of their data, enhance it with additional insight, and keep it up to date, enabling brands to reach desired audiences with highly relevant messages. Leveraging our suite of data services, clients can identify, segment, and differentiate their audiences for more effective and targeted marketing. Finally, we support our clients in navigating the complexities of consumer privacy regulation, making it easy and safe for them to use innovative technology, maintain choice in channels and media, and stay agile in this competitive era of the consumer. Together, these solutions and services allow our clients to generate higher return on marketing investments and, at the same time, drive better, more relevant customer experiences.

The AMS segment includes the following service offerings: Data Management, Audience Creation and Data Analytics.

•

Data Management. Our Data Management offering provides solutions that unify consumer data across an enterprise within a Unified Data Layer—a data environment that enables clients to execute relevant, people-based marketing across channels and devices. Our consumer marketing solutions, which we design, build, and manage for our clients, make it possible for our clients to collect and analyze information from all sources, thereby increasing customer acquisition, retention, and loyalty. Through our growing partner network, clients are able to integrate their data with best-of-breed marketing applications while respecting and protecting consumer privacy. We provide the connective tissue across the martech and adtech systems our clients use to establish an integrated, omnichannel consumer data foundation that can power all forms of marketing—from email, direct mail, display and search, to social, mobile, and more. We deploy a flexible, open, and modular approach that enables our clients to easily expand their marketing stack over time.

Data Management services are generally provided under long-term contracts. Our revenue consists primarily of recurring monthly billings, and to a lesser extent, other volume and variable based billings.

F1-27

•

Audience Creation. Our Audience Creation offering comprises global third-party data products and services, including InfoBase®, digital data and global data. With data on over 2.5 billion addressable consumers, InfoBase provides the most comprehensive, accurate, and descriptive consumer data in the market. Example InfoBase audience data elements:

Individual Demographics Age, gender Household Characteristics Household size, number/ages of children Financial Income ranges, net worth, economic stability life Events Marriage/divorce,birth of children, home purchase, moves Interests Sports, leisure activities, family, pets, entertainment Buying Activities Products bought, method of payment Behavior Community involvement, causes, gaming Major Purchases Travel, automotive, real property, technology

Clients can enhance their understanding of consumers and their preferences by appending InfoBase data to their own consumer profiles or purchase InfoBase data in list form for digital and offline customer acquisition. In addition, we sell our consumer data indirectly through more than 100 different digital publishers and martech platforms, including Google, OATH, Adobe and The Trade Desk, providing marketers with the ability to create and target specific audiences on those platforms. Our global data offerings are ethically sourced and developed using hundreds of data sources, each carefully evaluated, screened, and monitored for appropriate data collection and privacy policy practices including proper consumer notice and choice.

Our Audience Creation revenue includes licensing fees, which are typically in the form of recurring monthly billings, as well as transactional revenue based on volume or one-time usage. In addition, when our data is sold through indirect digital channels, we generate data revenue from certain digital publishers and martech platforms in the form of revenue sharing agreements.

•

Data Analytics. Our Data Analytics offering includes analytical and closed-loop measurement services that provide our clients with actionable insights to fuel people-based marketing across the full customer lifecycle. Our independent services help brands measure marketing ROI, attribute marketing impact, deepen audience insights, and predict likely consumer behavior.

Data Analytics revenue primarily consists of recurring monthly billings, as well as transactional revenue based on volume or one-time usage.

Summary

Together, our products and services form the “power grid” for data, the critical foundation for people-based marketing that brands need to engage consumers across today’s highly fragmented landscape of channels and devices. We provide industry-leading technology and services that power data-driven customer experiences in ways that are ethical, secure, and protect consumer privacy.

Summary Results and Notable Events

A summary of the quarter ended June 30, 2018 is presented below:

•	Revenues were $227.0 million, a 6.8% increase from $212.5 million in the same quarter a year ago.

•	Cost of revenue was $117.3 million, a 2.9% increase from $114.0 million in the same quarter a year ago.

•	Gross margin increased to 48.3% from 46.4% in the same quarter a year ago.

•	Total operating expenses were $115.4 million, a 10.7% increase from $104.3 million in the same quarter a year ago.

F1-28

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Cost of revenue and operating expenses for the quarters ended June 30, 2018 and 2017 include the following items:

•	Non-cash stock compensation of $20.4 million and $15.0 million, respectively (cost of revenue and operating expenses)

•	Purchased intangible asset amortization of $6.1 million and $6.0 million, respectively (cost of revenue)

•	Separation and transformation costs of $6.8 million and $7.1 million, respectively (operating expenses)

•	Net loss was $3.0 million or $0.04 per diluted share compared to a net loss of $1.3 million or $0.02 per diluted share in the same quarter a year ago.

•	Net cash provided by operating activities of $17.2 million, a $12.2 million increase compared to $5.0 million in the same quarter a year ago.

•	The Company repurchased 1.9 million shares of its common stock for $45.8 million under the Company’s common stock repurchase program.

This summary highlights financial results as well as other significant events and transactions of the Company during the quarter ended June 30, 2018. However, this summary is not intended to be a full discussion of the Company’s results. This summary should be read in conjunction with the following discussion of Results of Operations and Capital Resources and Liquidity and with the Company’s condensed consolidated financial statements and footnotes accompanying this report.

Recent Developments

On July 2, 2018, the Company entered into a definitive agreement to sell AMS to The Interpublic Group of Companies, Inc. (“IPG”) for $2.3 billion in cash, subject to customary closing adjustments. The transaction is subject to standard regulatory review, Acxiom shareholder approval and other customary closing conditions. In addition:

•	As required regulatory approvals are being sought and received, Acxiom intends to solicit shareholder approval for the transaction;

•	Once shareholder approval has been received, which is expected in the second quarter of fiscal 2019, the Company expects to report the results of AMS as discontinued operations;

•	The transaction is expected to close in the third quarter of fiscal 2019; and

•	The Company expects to report a gain on the sale.

The Company expects to realize approximately $1.7 billion in net cash proceeds, after taxes and fees. Following the closing, the Company intends to:

•	Retire its existing $230 million debt balance;

•	Initiate a $500 million cash tender offer for its common stock;

•	Increase its outstanding share repurchase authorization by up to an additional $500 million, and extend the duration of its program to December 31, 2020;

•	Use the remainder of the proceeds to fund its growth initiatives, strategic acquisition opportunities and meet its ongoing cash needs;

•	Transfer the Acxiom brand name and associated trademarks to IPG; and

•	Rename the Company LiveRamp Holdings, Inc. and, shortly thereafter, begin trading its common stock under the new ticker symbol “RAMP”.

F1-29

Results of Operations

A summary of selected financial information for each of the periods reported is presented below (dollars in thousands, except per share amounts):

	For the three months ended June 30,
	2018	2017	% Change
Revenues	$226,960	$212,514	7
Cost of revenue	117,271	113,960	3
Gross profit	109,689	98,554	11
Total operating expenses	115,390	104,261	11
Loss from operations	(5,701)	(5,707)	-
Net loss	(3,015)	(1,300)	132
Diluted loss per share	$(0.04)	$(0.02)	100

Revenues

The Company’s revenues by reporting segment for the periods reported is presented below (dollars in thousands):

	For the three months ended June 30,
	2018	2017	% Change
Revenues
LiveRamp	$62,458	$46,757	34
Acxiom Marketing Solutions	164,502	165,757	(1)
Total revenues	$226,960	$212,514	7

Total revenues were $227.0 million, an increase of 6.8%, or $14.4 million, from $212.5 million in the same quarter a year ago. The impact of exchange rates was positive by approximately $1.3 million. Strong revenue growth in LiveRamp of $15.7 million was partially offset by a decline in AMS of $1.3 million. AMS was impacted by a decline of approximately $9 million from Facebook due to contract termination, offset partially by new logo wins and other volume and contract increases.

LiveRamp revenue for the quarter ended June 30, 2018 was $62.5 million, a $15.7 million, or 33.6%, increase compared to the same quarter a year ago. The increase was due to LiveRamp subscription growth of 38.4%. Marketplace and Other revenue growth of 15.0% was negatively impacted by an approximately $2 million decrease in revenue from the revenue-sharing arrangements due to a lost customer. On a geographic basis, U.S. LiveRamp revenue increased $14.1 million, or 33.5%, from the same quarter a year ago. International LiveRamp revenue increased $1.6 million, or 34.4%.

AMS revenue for the quarter ended June 30, 2018 was $164.5 million, a $1.3 million, or 0.8%, decrease compared to the same quarter a year ago. On a geographic basis, U.S. AMS revenue decreased $1.8 million, or 1.2%, due to Facebook reductions, offset partially by new logo wins and other volume and contract increases. International AMS revenue increased $0.6 million, or 4.2%. Excluding the favorable impact of exchange rates ($1.0 million), International AMS revenue decreased $0.4 million. By lines of business, Data Management revenue increased $4.4 million, Audience Creation revenue decreased $5.9 million and Data Analytics revenue increased $0.2 million.

F1-30

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Cost of revenue and Gross profit

The Company’s cost of revenue and gross profit for each of the periods reported is presented below (dollars in thousands):

	For the three months ended June 30,
	2018	2017	% Change
Cost of revenue	$117,271	$113,960	(1)
Gross profit	$109,689	$98,554	11
Gross margin %	48.3%	46.4%	4

Cost of revenue: Includes all direct costs of sales such as data and other third-party costs directly associated with revenue. Cost of revenue also includes expenses for each of the Company’s operations functions including client services, account management, agency, strategy and analytics, IT, data acquisition, and product operations. Finally, cost of revenue includes amortization of internally developed software and other acquisition related intangibles.

Cost of revenue was $117.3 million for the quarter ended June 30, 2018, a $3.3 million, or 2.9%, increase from the same quarter a year ago. Gross margins increased to 48.3% compared to 46.4% in the prior year. The gross margin increase is due to the LiveRamp revenue increases and cost efficiencies. U.S. gross margins increased to 49.6% in the current year from 47.7% in the prior year again due to the LiveRamp revenue growth and cost efficiencies. International gross margins increased to 35.4% from 31.9%.

Operating Expenses

The Company’s operating expenses for each of the periods reported is presented below (dollars in thousands):

	For the three months ended June 30,

	2018	2017	% Change

Operating expenses

Research and development	$24,536	$23,563	4

Sales and marketing	54,850	48,440	13

General and administrative	34,718	32,356	7

Gains, losses and other items, net	1,286	(98)	(1,412)

Total operating expenses	$115,390	$104,261	11

Research and development (“R&D”): Includes operating expenses for the Company’s engineering and product/project management functions supporting research, new development, and related product enhancement.

R&D expenses were $24.5 million for the quarter ended June 30, 2018, an increase of $1.0 million, or 4.1%, compared to the same quarter a year ago, and are 10.8% of total revenues compared to 11.1% in the prior year. The increase is due primarily to LiveRamp investments of $1.8 million.

Sales and marketing (“S&M”): Includes operating expenses for the Company’s sales, marketing, and product marketing functions.

S&M expenses were $54.9 million for the quarter ended June 30, 2018, an increase of $6.4 million, or 13.2%, compared to the same quarter a year ago, and are 24.2% of total revenues compared to 22.8% in the prior year. The increase is due to primarily to LiveRamp investments of $9.6 million, which includes an increase in non-cash stock compensation of $4.7 million. The increase in non-cash stock compensation was due primarily to the PDP acquisition.

F1-31

General and administrative (G&A): Represents operating expenses for all corporate functions, including finance, human resources, legal, corporate IT, and the corporate office.

G&A expenses were $34.7 million for the quarter ended June 30, 2018, an increase of $2.4 million, or 7.3%, compared to the same quarter a year ago, and are 15.3% of total revenues compared to 14.2% in the prior year. The increase is primarily headcount related to support business growth.

Gains, losses, and other items, net: Represents restructuring costs and other adjustments.

Gains, losses and other items, net of $1.3 million for the quarter ended June 30, 2018 increased $1.4 million compared to the same quarter a year ago from workforce reduction related severance costs.

Loss from Operations and Operating Margin

The Company’s loss from operations, as well as operating margin by segment, for each of the periods reported is presented below (dollars in thousands):

	For the three months ended June 30,
	2018	2017
Operating income (loss) and margin:
LiveRamp	$9,203	$(97)
Acxiom Marketing Solutions	47,458	48,374
Less:
Corporate expenses	27,840	25,967
Purchased intangible asset amortization	6,054	5,966
Non-cash stock compensation	20,360	15,031
Separation and transformation costs	6,822	7,119
Gains, losses and other items, net	1,286	(98)
Loss from operations	$(5,701)	$(5,707)
Total operating margin	(2.8)%	(2.7)%

Loss from operations was $5.7 million for the quarter ended June 30, 2018 compared to $5.7 million for the same quarter a year ago. Operating margin was a negative 2.8% compared to a negative 2.7%.

LiveRamp income from operations was $9.2 million, a 14.7% margin, for the quarter ended June 30, 2018 compared to loss from operations of $0.1 million, a negative 0.2% margin, for the same quarter a year ago. A $16.0 million increase in gross profit was partially offset by R&D and S&M investments.

AMS income from operations was $47.5 million, a 28.8% margin, for the quarter ended June 30, 2018 compared to $48.4 million, a 29.2% margin, for the same quarter a year ago. U.S. margins decreased to 30.7% in the current quarter from 31.3% due to the decrease in Audience Creation revenue. International operating margins increased to 9.5% from 6.0% due to the revenue increase.

Corporate expenses were $27.8 million for the quarter ended June 30, 2018 compared to $26.0 million for the same quarter a year ago, and are 12.3% of total revenues compared to 12.2% in the prior year.

Other Expense, Income Taxes and Other Items

Interest expense was $2.8 million for the quarter ended June 30, 2018 compared to $2.3 million for the same quarter a year ago. The increase is primarily related to an increase in the average rate of approximately 60 basis points.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Other income was $0.5 million for the quarter ended June 30, 2018 compared to other expense of $0.7 million for the same quarter a year ago. Other income and expense primarily consists of interest income and foreign currency transaction gains and losses in each period reported. The prior year quarter includes $0.7 million expense for accelerated deferred debt costs related to the debt refinancing.

Income tax benefit was $5.0 million on pretax loss of $8.0 million for the quarter ended June 30, 2018 compared to income tax benefit of $7.4 million on pretax loss of $8.7 million for the same quarter last year. The effective tax rates for both periods were impacted by non-deductible stock-based compensation related to the Arbor and Circulate acquisitions. In the quarter ended June 30, 2018, the Company recognized a discrete tax benefit of $1.3 million related to net excess tax benefits from stock-based compensation compared to $1.5 million for the same quarter last year. The quarter ended June 30, 2018 was also impacted by the Tax Act’s permanent reduction in the U.S. federal corporate income tax rate.

Capital Resources and Liquidity

Working Capital and Cash Flow

Working capital at June 30, 2018 totaled $149.3 million, a $32.7 million decrease when compared to $182.0 million at March 31, 2018, due primarily to the repurchase of 1.9 million shares of common stock for $45.8 million.

The Company’s cash is primarily located in the United States. Approximately $22.4 million of the total cash balance of $95.1 million, or approximately 23.6%, is located outside of the United States. The Company has no current plans to repatriate this cash to the United States.

Accounts receivable days sales outstanding was 66 days at June 30, 2018 compared to 61 days at March 31, 2018, and is calculated as follows (dollars in thousands):

	June 30, 2018	March 31, 2018
Numerator – trade accounts receivable, net	$163,767	$167,188
Denominator:
Quarter revenue	226,960	244,781
Number of days in quarter	91	90
Average daily revenue	$2,494	$2,720
Days sales outstanding	66	61

Net cash provided by operating activities was $17.2 million for the three months ended June 30, 2018, compared to $5.0 million in the same period a year ago. The $12.2 million increase resulted primarily from favorable changes in working capital.

Investing activities used cash of $10.7 million during the three months ended June 30, 2018 compared to $10.5 million in the same period a year ago. Investing activities consisted primarily of capital expenditures ($4.4 million compared to $6.9 million in the prior period), capitalization of software ($3.6 million compared to $3.4 million in the prior period), and $2.5 million in the current year for a long-term investment.

Financing activities used cash of $52.6 million during the three months ended June 30, 2018 compared to $2.1 million in the same period a year ago. The current year primarily consisted of treasury stock purchases of $45.8 million (1.9 million shares of the Company’s common stock pursuant to the board of directors’ approved stock repurchase plan). The prior year consisted primarily of proceeds from the debt refinancing of $230.0 million which were used to pay off the outstanding $225 million term and revolving loan balances, with interest, along with $4.0 million in fees related to the restated credit agreement.

F1-33

On August 29, 2011, the board of directors adopted a common stock repurchase program. That program was subsequently modified and expanded, most recently on March 30, 2018 (see Note 3—Earnings Per Share). Under the modified common stock repurchase program, the Company may purchase up to $500.0 million of its common stock through the period ending December 31, 2019. During the three months ended June 30, 2018, the Company repurchased 1.9 million shares of its common stock for $45.8 million. Through June 30, 2018, the Company had repurchased a total of 22.0 million shares of its stock for $420.4 million, leaving remaining capacity of $79.6 million under the stock repurchase program.

Credit and Debt Facilities

See Note 8 “Long-Term Debt” of the Notes to Condensed Consolidated Financial Statements for further details related to the Company’s amended and restated credit agreement.

Based on our current expectations, we believe our liquidity and capital resources will be sufficient to operate our business. However, we may take advantage of opportunities to generate additional liquidity or refinance existing debt through capital market transactions. The amount, nature, and timing of any capital market transactions will depend on our operating performance and other circumstances; our then-current commitments and obligations; the amount, nature, and timing of our capital requirements; any limitations imposed by our current credit arrangements; and overall market conditions.

Off-Balance Sheet Items and Commitments

In connection with the August 2016 disposition of Acxiom Impact, the Company assigned a facility lease to the buyer of the business. The Company guaranteed the facility lease as required by the asset disposition agreement. Should the assignee default, the Company would be required to perform under the terms of the facility lease, which continues through September 2021. At June 30, 2018, the Company’s maximum potential future rent payments subject to this guarantee totaled $2.0 million.

There were no material outstanding letters of credit at June 30, 2018 or March 31, 2018.

Contractual Commitments

The following table presents the Company’s contractual cash obligations, exclusive of interest, and purchase commitments at June 30, 2018. The table does not include the future payment of liabilities related to uncertain tax positions of $2.2 million as the Company is not able to predict the periods in which the payments will be made. The amounts for 2019 represent the remaining nine months ending March 31, 2019. All other periods represent fiscal years ending March 31 (dollars in thousands).

	For the years ending March 31,
	2019	2020	2021	2022	2023	Thereafter	Total
Term loan	$-	$-	$-	$-	$230,000	$-	$230,000
Other debt	991	1,362	348	-	-	-	2,701
Total long-term debt	991	1,362	348	-	230,000	-	232,701
Operating leases	12,482	16,063	15,464	14,539	8,099	9,836	76,483
Total contractual cash obligations	$13,473	$17,425	$15,812	$14,539	$238,099	$9,836	$309,184

	For the years ending March 31,
	2019	2020	2021	2022	2023	Thereafter	Total
Total purchase commitments	$33,891	$18,226	$9,298	$1,539	$338	$-	$63,292

Purchase commitments include contractual commitments for the purchase of data and open purchase orders for equipment, paper, office supplies, construction and other items. Purchase commitments in some cases will be satisfied by entering into future operating leases, capital leases, or other financing arrangements, rather than payment of cash. The above commitments relating to long-term obligations do not include future payments of interest. The Company estimates future interest payments on debt for the remainder of fiscal 2019 of $9.2 million.

F1-34

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following are contingencies or guarantees under which the Company could be required, in certain circumstances, to make cash payments as of June 30, 2018 (dollars in thousands):

Lease guarantees	$1,972
Surety bonds	$405

While the Company does not have any other material contractual commitments for capital expenditures, certain levels of investments in facilities and computer equipment continue to be necessary to support the growth of the business. In some cases, the Company also licenses software and sells hardware to clients. Management believes that the Company’s existing available debt and cash flow from operations will be sufficient to meet the Company’s working capital and capital expenditure requirements for the foreseeable future. The Company also evaluates acquisitions from time to time, which may require up-front payments of cash.

For a description of certain risks that could have an impact on results of operations or financial condition, including liquidity and capital resources, see “Risk Factors” contained in Part I, Item 1A, of the Company’s 2018 Annual Report.

Non-U.S. Operations

The Company has a presence in the United Kingdom, France, Germany, Poland, Australia, and China. Most of the Company’s exposure to exchange rate fluctuation is due to translation gains and losses as there are no material transactions that cause exchange rate impact. In general, each of the foreign locations is expected to fund its own operations and cash flows, although funds may be loaned or invested from the U.S. to the foreign subsidiaries subject to limitations in the Company’s revolving credit facility. These advances are considered long-term investments, and any gain or loss resulting from changes in exchange rates as well as gains or losses resulting from translating the foreign financial statements into U.S. dollars are included in accumulated other comprehensive income. Exchange rate movements of foreign currencies may have an impact on the Company’s future costs or on future cash flows from foreign investments. The Company has not entered into any foreign currency forward exchange contracts or other derivative instruments to hedge the effects of adverse fluctuations in foreign currency exchange rates.

Critical Accounting Policies

We prepare our condensed consolidated financial statements in conformity with U.S. GAAP as set forth in the FASB ASC and we consider the various staff accounting bulletins and other applicable guidance issued by the SEC. These accounting principles require management to make certain judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The consolidated financial statements in the Company’s 2018 Annual Report include a summary of significant accounting policies used in the preparation of Acxiom’s consolidated financial statements. In addition, the Management’s Discussion and Analysis filed as part of the 2018 Annual Report contains a discussion of the policies that management has identified as the most critical because they require management’s use of complex and/or significant judgments. None of the Company’s critical accounting policies have materially changed since the date of the last annual report.

Accounting Pronouncements Adopted During the Current Year

See “Accounting Pronouncements Adopted During the Current Year” under Note 1, “Basis of Presentation and Summary of Significant Accounting Policies,” of the Notes to Condensed Consolidated Financial Statements for a discussion of certain accounting standards that have been issued and were adopted during the current fiscal year.

New Accounting Pronouncements Not Yet Adopted

See “Recent Accounting Pronouncements Not Yet Adopted” under Note 1, “Basis of Presentation and Summary of Significant Accounting Policies,” of the Notes to Condensed Consolidated Financial Statements for a discussion of certain accounting standards that have been issued but not yet adopted.

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Forward-looking Statements

This Quarterly Report on Form 10-Q contains forward-looking statements. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding the Company’s financial position, results of operations, market position, product development, growth opportunities, economic conditions, and other similar forecasts and statements of expectation. Forward-looking statements are often identified by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” or the negative of these terms or other similar variations thereof. These forward-looking statements are not guarantees of future performance and are subject to a number of factors and uncertainties that could cause the Company’s actual results and experiences to differ materially from the anticipated results and expectations expressed in the forward-looking statements.

Forward-looking statements may include but are not limited to the following:

•	management’s expectations about the macro economy;

•	statements containing a projection of revenues, income (loss), earnings (loss) per share, capital expenditures, dividends, capital structure, or other financial items;

•

statements of the plans and objectives of management for future operations, including, but not limited to, those statements contained under the heading “Growth Strategy” in Part I, Item 1 of the Company’s 2018 Annual Report on Form 10-K;

•

statements of future economic performance, including, but not limited to, those statements contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s 2018 Annual Report on Form 10-K;

•	statements containing any assumptions underlying or relating to any of the above statements; and

•	statements containing a projection or estimate.

Among the factors that may cause actual results and expectations to differ from anticipated results and expectations expressed in such forward-looking statements are the following:

•	the risk factors described in Part I, “Item 1A. Risk Factors” included in the Company’s 2018 Annual Report and those described from time to time in our future reports filed with the SEC;

•

the possibility that, in the event a change of control of the Company is sought, certain clients may attempt to invoke provisions in their contracts allowing for termination upon a change in control, which may result in a decline in revenue and profit;

•	the possibility that the integration of acquired businesses may not be as successful as planned;

•	the possibility that the fair value of certain of our assets may not be equal to the carrying value of those assets now or in future time periods;

•	the possibility that sales cycles may lengthen;

•	the possibility that we will not be able to properly motivate our sales force or other associates;

•	the possibility that we may not be able to attract and retain qualified technical and leadership associates, or that we may lose key associates to other organizations;

•	the possibility that we will not be able to continue to receive credit upon satisfactory terms and conditions;

•	the possibility that competent, competitive products, technologies or services will be introduced into the marketplace by other companies;

•	the possibility that there will be changes in consumer or business information industries and markets that negatively impact the Company;

•	the possibility that we will not be able to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms;

•

the possibility that there will be changes in the legislative, accounting, regulatory and consumer environments affecting our business, including but not limited to litigation, legislation, regulations and customs impairing our ability to collect, manage, aggregate and use data;

F1-36

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	the possibility that data suppliers might withdraw data from us, leading to our inability to provide certain products and services;

•

the possibility that data purchasers will reduce their reliance on us by developing and using their own, or alternative, sources of data generally or with respect to certain data elements or categories;

•	the possibility that we may enter into short-term contracts, which would affect the predictability of our revenues;

•	the possibility that the amount of ad hoc, volume-based and project work will not be as expected;

•	the possibility that we may experience a loss of data center capacity or interruption of telecommunication links or power sources;

•	the possibility that we may experience failures or breaches of our network and data security systems, leading to potential adverse publicity, negative customer reaction, or liability to third parties;

•	the possibility that our clients may cancel or modify their agreements with us;

•

the possibility that we will not successfully complete customer contract requirements on time or meet the service levels specified in the contracts, which may result in contract penalties or lost revenue;

•	the possibility that we may experience processing errors that result in credits to customers, re-performance of services or payment of damages to customers;

•	general and global negative economic conditions; and

•	our tax rate and other effects of the changes to U.S. federal tax law.

With respect to the provision of products or services outside our primary base of operations in the United States, all of the above factors apply, along with the difficulty of doing business in numerous sovereign jurisdictions due to differences in scale, competition, culture, laws and regulations.

Other factors are detailed from time to time in periodic reports and registration statements filed with the SEC. The Company believes that it has the product and technology offerings, facilities, associates and competitive and financial resources for continued business success, but future revenues, costs, margins and profits are all influenced by a number of factors, including those discussed above, all of which are inherently difficult to forecast.

In light of these risks, uncertainties and assumptions, the Company cautions readers not to place undue reliance on any forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

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Item 3. Quantitative and Qualitative Disclosures about Market Risk

We believe there have been no material changes in our market risk exposures for the three months ended June 30, 2018, as compared with those discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

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Item 4. Controls and Procedures

(a)	Evaluation of Disclosure Controls and Procedures.

Our management, with the participation of our Chief Executive Officer and President (our principal executive officer) and our Chief Financial Officer and Executive Vice President (our principal financial and accounting officer), evaluated the effectiveness of our disclosure controls and procedures (as defined under Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended). Based on this evaluation, our principal executive officer and our principal financial and accounting officer concluded that as of June 30, 2018, our disclosure controls and procedures were effective.

(b)	Changes in Internal Control over Financial Reporting.

There have been no changes in our internal control over financial reporting that occurred during the fiscal quarter ended June 30, 2018 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

F1-39

Annex F-2

ACXIOM CORPORATION

INDEX TO FINANCIAL SUPPLEMENT

TO ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED MARCH 31, 2018

Selected Financial Data	F2-2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	F2-3
Report of Independent Registered Public Accounting Firm	F2-20
Annual Financial Statements:
Consolidated Balance Sheets as of March 31, 2018 and 2017	F2-22
Consolidated Statements of Operations for the years ended March 31, 2018, 2017 and 2016	F2-23
Consolidated Statements of Comprehensive Income for the years ended March 31, 2018, 2017 and 2016	F2-24
Consolidated Statements of Stockholders’ Equity for the years ended March 31, 2018, 2017 and 2016	F2-25
Consolidated Statements of Cash Flows for the years ended March 31, 2018, 2017 and 2016	F2-26
Notes to Consolidated Financial Statements	F2-28

F2-1

ACXIOM CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

Year ended March 31,	2018	2017	2016	2015	2014
Statement of operations data:
Revenues	$917,406	$880,247	$850,088	$804,911	$805,153
Net earnings (loss) from continuing operations	$23,480	$4,108	$(8,648)	$(26,542)	$(17,340)
Earnings from discontinued operations, net of tax	-	-	15,351	15,511	26,143
Net earnings (loss)	$23,480	$4,108	$6,703	$(11,031)	$8,803
Net earnings (loss) attributable to Acxiom	$23,480	$4,108	$6,703	$(11,031)	$8,863
Basic earnings (loss) per share:
Net earnings (loss) from continuing operations	$0.30	$0.05	$(0.11)	$(0.34)	$(0.23)
Net earnings from discontinued operations	-	-	0.20	0.20	0.35
Net earnings (loss)	$0.30	$0.05	$0.09	$(0.14)	$0.12
Net earnings (loss) attributable to Acxiom	$0.30	$0.05	$0.09	$(0.14)	$0.12
Diluted earnings (loss) per share:
Net earnings (loss) from continuing operations	$0.29	$0.05	$(0.11)	$(0.34)	$(0.23)
Net earnings from discontinued operations	-	-	0.20	0.20	0.35
Net earnings (loss)	$0.29	$0.05	$0.09	$(0.14)	$0.12
Net earnings (loss) attributable to Acxiom	$0.29	$0.05	$0.09	$(0.14)	$0.12

Acxiom has not paid cash dividends for any of the periods reported.

As of March 31,	2018	2017	2016	2015	2014
Balance sheet data:
Current assets	$360,345	$368,519	$376,010	$511,404	$656,056
Current liabilities	$178,355	$230,213	$224,000	$283,792	$249,469
Total assets	$1,209,253	$1,234,538	$1,149,849	$1,294,087	$1,310,497
Long-term debt, excluding current installments	$227,837	$189,241	$157,897	$244,753	$275,976
Total equity	$749,095	$738,980	$698,968	$703,257	$682,857

The selected financial data for the periods reported above has been derived from the consolidated financial statements and, unless otherwise indicated, reflect the Company’s continuing operations. Refer to Note 4 – Discontinued Operations and Dispositions for additional information regarding discontinued operations.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes contained in this report. The historical results are not necessarily indicative of results to be expected in any future period.

F2-2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

We begin Management’s Discussion and Analysis of Financial Condition and Results of Operations with an overview of our operating segments, summary results and notable events. This overview is followed by a summary of our critical accounting policies and estimates that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results. We then provide a more detailed analysis of our results of operations and financial condition.

Unless otherwise indicated, we refer to captions such as earnings (loss), and earnings (loss) per share from continuing operations attributable to the Company simply as “earnings (loss)”, and “earnings (loss) per share” throughout this Management’s Discussion and Analysis. Similarly, discussion of other matters in our consolidated financial statements relates to continuing operations unless otherwise indicated.

Introduction and Overview

Acxiom Corporation is a global technology and enablement services company with a vision to transform data into value for everyone. Through a simple, open approach to connecting systems and data, we provide the data foundation for the world’s best marketers. By making it safe and easy to activate, validate, enhance, and unify data, we provide marketers with the ability to deliver relevant messages at scale and tie those messages back to actual results. Our products and services enable people-based marketing, allowing our clients to generate higher return on investment and drive better omni-channel customer experiences.

Acxiom is a Delaware corporation founded in 1969 in Conway, Arkansas. Our common stock is listed on the NASDAQ Global Select Market under the symbol “ACXM.” We serve a global client base from locations in the United States, Europe, and the Asia-Pacific (“APAC”) region. Our client list includes many of the world’s largest and best-known brands across most major industry verticals, including but not limited to financial, insurance and investment services, automotive, retail, telecommunications, high tech, healthcare, travel, entertainment, non-profit, and government.

Operating Segments

Our operating segments provide management with a comprehensive view of our key businesses based on how we manage our operations and measure results. Additional information related to our operating segments is contained in Note 17 – Segment Information of the Notes to Consolidated Financial Statements.

Connectivity

As shown in the illustration below, our Connectivity segment enables our clients to build an omni-channel view of the consumer and activate that understanding across the marketing ecosystem.

Through integrations with more than 575 leading digital marketing platforms and data providers, we have become a key point of entry into the digital ecosystem, helping our clients eliminate data silos and unlock greater value from the marketing tools they use every day. We provide a foundational identity resolution layer enabling our clients to identify and reach consumers across channels and measure the impact of marketing on sales, using the marketing platform of their choice.

F2-3

Today, our primary Connectivity offering is LiveRamp IdentityLink™, an identity resolution service that ties data back to real people and makes it possible to onboard that data for people-based marketing initiatives across digital channels. Leveraging AbiliTec® and the LiveRamp identity graph, IdentityLink first resolves a client’s first-, second-, and third-party, exposure, and transaction data to persistent anonymous consumer identifiers that represent real people in a privacy-safe way. This omni-channel view of the consumer can then be onboarded to and between any of the 575 plus partners in our ecosystem to support targeting, personalization and measurement use cases.

Targeting	Personalization	Measurement

Example	Example	Example
Clients can upload known data from first-, second-, and third-party data sources, resolve it to an omnichannel privacy-safe link with IdentityLink, then onboard to one of 575+ LiveRamp partners to deploy targeted ads to known customers.	Clients can deliver highly relevant content the moment viewers visit their websites’ landing page, no login required. Leveraging IdentityLink, clients can resolve customer segment data to devices and digital IDs, onboard that data to a personalization platform and provide one-to-one experiences without compromising user privacy.	Clients can connect exposure data with first and third-party purchase data across channels by resolving all customer devices back to the customers to which they belong. Then, clients can onboard that data to a measurement platform to clearly establish cause, effect and impact.

IdentityLink operates in an Acxiom SafeHaven® certified environment with technical, operational, and personnel controls designed to ensure our clients’ data is kept private and secure.

IdentityLink is sold to brands and the companies’ brands partners to execute their marketing, including marketing technology providers, data providers, publishers and agencies.

•

IdentityLink for Brands and Agencies. IdentityLink allows brands and their agencies to execute people-based marketing by creating an omni-channel understanding of the consumer and activating that understanding across their choice of best-of-breed digital marketing platforms.

•

IdentityLink for Marketing Technology Providers. IdentityLink provides marketing technology providers with the ability to offer people-based targeting, measurement and personalization within their platforms. This adds value for brands by increasing reach, as well as the speed at which they can activate their marketing data.

•

IdentityLink for Data Owners. IdentityLink allows data owners to easily connect their data to the digital ecosystem and better monetize it. Data can be distributed directly to clients or made available through the IdentityLink Data Store feature. This adds value for brands as it allows them to augment their understanding of consumers, and increase both their reach against and understanding of customers and prospects.

•

IdentityLink for Publishers. IdentityLink allows publishers to offer people-based marketing on their properties. This adds value for brands by providing direct access to their customers and prospects in the publisher’s premium inventory.

Our Connectivity revenue consists primarily of monthly recurring subscription fees sold on an annual basis. To a lesser extent, we generate revenue from data providers and certain digital publishers in the form of revenue-sharing agreements.

F2-4

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Audience Solutions (“AS”)

Our AS segment helps clients validate the accuracy of their data, enhance it with additional insight, and keep it up to date, enabling clients to reach desired audiences with highly relevant messages. Leveraging our recognition and data assets, clients can identify, segment, and differentiate their audiences for more effective marketing and superior customer experiences. AS offerings include InfoBase®, our large consumer data store that serves as the basis for Acxiom’s consumer demographics products, and AbiliTec, our patented identity resolution technology that assists our clients in reconciling and managing variations of customer identity over time and across multiple channels.

InfoBase. With more than 1,500 demographic, socio-economic and lifestyle data elements and several thousand predictive models, our InfoBase products provide marketers with the ability to identify and reach the right audience with the right message across both traditional and digital channels. Through partnerships with over 100 online publishers and digital marketing platforms, including Facebook, Google, Twitter, 4INFO, AOL, eBay and MSN, marketers can use InfoBase data to create and target specific audiences. Data can be accessed directly or through the Acxiom Audience Cloud, a web-based, self-service tool that makes it easy to build and distribute third-party custom data segments.

•	AbiliTec. As shown in the illustration below, AbiliTec helps brands recognize individuals and households using a number of different input variables and connects identities online and offline.

By identifying and linking multiple identifiers and data elements back to a persistent ID, our clients are able to create a single view of the customer, which allows them to perform more effective audience targeting and deliver better, more relevant customer experiences.

Our AS revenue includes licensing fees, which are typically in the form of recurring monthly billings, as well as transactional revenue based on volume or one-time usage. In addition, AS generates digital data revenue from certain digital publishers and addressable television providers in the form of revenue sharing agreements. Our Marketing Database clients are a significant channel for our AS offerings.

Marketing Services (“MS”)

Our MS segment helps clients unify data at the individual level in a privacy-safe environment, so they can execute people-based marketing campaigns, tie back to real results, and drive a continual cycle of optimization. We help architect the foundation for data-driven marketing by delivering solutions that integrate customer and prospect data across the enterprise, thereby enabling our clients to establish a single view of the customer. We also support our clients in navigating the complexities of consumer privacy regulation, making it easy and safe for them to use innovative technology, maintain choice in channels and media, and stay agile in this competitive era of the consumer. These services allow our clients to generate higher return on marketing investments and, at the same time, drive better, more relevant customer experiences.

The MS segment includes the following service offerings: Marketing Database Services and Strategy and Analytics. The MS segment also included Impact Email Platform and Services until the disposition of the business in August 2016.

•

Marketing Database Services. Our Marketing Database offering provides solutions that unify consumer data across an enterprise, enabling clients to execute relevant, people-based marketing and activate data across the marketing ecosystem. Our consumer marketing databases, which we design, build, and manage for our clients, make it possible for our clients to collect and analyze information from all sources, thereby increasing customer acquisition, retention, and loyalty. Through our growing partner network, clients are able to integrate their data with best-of-breed marketing solutions while respecting and protecting consumer privacy.

F2-5

Marketing Database Services are generally provided under long-term contracts. Our revenue consists primarily of recurring monthly billings, and to a lesser extent, other volume and variable based billings.

•

Strategy and Analytics. Our Strategy and Analytics offering consists of marketing strategists and data scientists who leverage industry knowledge and advanced analytics to assist our clients with identifying growth opportunities, addressing marketing data and technology needs, and adopting best practices. In addition, we help our clients identify and address their data privacy and governance requirements.

Strategy and Analytics revenue consists primarily of project-based fees.

•

Impact Email Platform and Services. Until the August 2016 disposition, Acxiom Impact™ provided email and cross-channel data-driven marketing solutions for enterprise marketers, including a proprietary marketing platform and agency services.

Acxiom Impact™ revenue consists of (1) volume-based fees for the use of the Impact email platform and (2) project-based and retainer-based fees for associated agency services.

Summary

Together, our products and services form the “power grid” for data, the critical foundation for people-based marketing that brands need to engage consumers across today’s highly fragmented landscape of channels and devices.

We provide integrations with the largest number of marketing platforms and data providers in the digital marketing ecosystem, enabling our clients to innovate through their preferred choice of technology, data, and services providers. Our industry-leading identity resolution and data assets power best-in-class consumer identification and linking across channels and devices. And, our integrated services offering provides the expertise required to manage large sets of data legally, ethically, securely, and in a way that protects consumer privacy.

Summary Results and Notable Events

During fiscal 2018, the Company entered into a Sixth Amended and Restated Credit Agreement (the “restated credit agreement”) as part of refinancing its prior credit agreement. The Company used an initial draw of $230 million to pay off the outstanding $225 million term and revolving loan balances, with interest, and fund $4 million in fees related to the restated agreement.

During fiscal 2017, the Company acquired all of the outstanding shares of Arbor Technologies, Inc. (“Arbor”) and Circulate.com, Inc. (“Circulate”). Arbor and Circulate help publishers connect people-based data to the marketing ecosystem. Arbor and Circulate are included in the Connectivity segment, and increase the scale of the Company’s omni-channel identity graph and network. The Company has included the financial results of Arbor and Circulate in the consolidated financial statements from the dates of acquisition. The consideration paid for the outstanding shares and vested stock options was approximately $137.4 million, net of cash acquired of approximately $9.5 million. The consideration paid for unvested stock options has an estimated fair value of $9.2 million. These options are not part of the purchase price and will be expensed as non-cash compensation over the applicable vesting periods.

During fiscal 2017, the Company completed the sale of its Impact email business to Zeta Interactive for total consideration of $22.0 million, including a $4.0 million subordinated promissory note with interest accruing at a rate of 6.0% per annum. The note was paid in full during fiscal 2018. The Company also entered into a separate multi-year contract to provide Zeta Interactive with Connectivity and Audience Solutions services. Prior to the disposition, the Impact email business was included in the Marketing Services segment results.

During fiscal 2016, the Company completed the sale of its ITO business to Charlesbank Capital Partners and M/C Partners. The business qualified for treatment as discontinued operations during fiscal 2016. Accordingly, the results of operations, cash flows, and the balance sheet amounts pertaining to ITO, for all periods reported, have been classified as discontinued operations in the consolidated financial statements.

A summary of the most recently completed fiscal year is presented below.

•	Revenues of $917.4 million, a 4.2% increase from $880.2 million in fiscal 2017.

•	Cost of revenue of $466.4 million, a 2.4% decrease from $477.7 million in fiscal 2017.

F2-6

Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Gross margin increased to 49.2% from 45.7% in fiscal 2017.

•	Total operating expenses of $440.4 million, a 13.8% increase from $386.9 million in fiscal 2017.

•	Cost of revenue and operating expenses for fiscal 2018 and 2017 include the following items:

•	Non-cash stock compensation of $63.2 million and $49.1 million, respectively (cost of revenue and operating expenses)

•	Purchased intangible asset amortization of $23.9 million and $18.6 million, respectively (cost of revenue)

•	Separation and transformation costs of $20.8 million and $8.6 million, respectively (operating expenses)

•	Restructuring charges and other adjustments of $6.4 million and $8.4 million, respectively (operating expenses)

•

Net earnings increased to $23.5 million or $0.29 per diluted share compared to net earnings of $4.1 million or $0.05 per diluted share in fiscal 2017. The increase is primarily due to recently enacted changes in tax law, including a one-time benefit for the remeasurement of net deferred tax liabilities.

•	Net cash provided by operating activities of $112.2 million, a 3.2% decrease from $115.8 million in fiscal 2017.

•	The Company repurchased 3.3 million shares of its common stock for $88.9 million under the Company’s common stock repurchase program.

•	The Company refinanced its debt facility to consist of a $600 million revolving credit facility with a maturity in June 2022.

This summary highlights significant events and transactions of the Company during the fiscal years ended March 31, 2018 and 2017. However, this summary is not intended to be a full discussion of the Company’s results. This summary should be read in conjunction with the following discussion of Results of Operations and Capital Resources and Liquidity and with the Company’s consolidated financial statements and footnotes accompanying this report.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) as set forth in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) and we consider the various staff accounting bulletins and other applicable guidance issued by the United States Securities and Exchange Commission (“SEC”). GAAP, as set forth within the ASC, requires management to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Note 1 to the accompanying consolidated financial statements includes a summary of significant accounting policies used in the preparation of Acxiom’s consolidated financial statements. Of those policies, we have identified the following as the most critical because they are both important to the portrayal of the Company’s financial condition and operating results, and they may require management to make judgments and estimates about inherently uncertain matters:

•	Revenue Recognition

•	Goodwill and Intangible Assets

•	Accounting for Income Taxes

Revenue Recognition

The Company’s policy follows the guidance from ASC 605, Revenue Recognition.

The Company provides marketing database services under long-term arrangements. These arrangements may require the Company to perform setup activities such as the design and build of a database, and may include other products and services purchased at the same time, or within close proximity of one another (referred to as multiple element arrangements). Each element within a multiple element arrangement is accounted for as a separate unit of accounting

F2-7

provided the following criteria are met: the delivered products or services have value to the customer on a standalone basis; and for an arrangement that includes a general right of return relative to the delivered products or services, delivery or performance of the undelivered product or service is considered probable and is substantially controlled by us. We consider a deliverable to have standalone value if the product or service is sold separately by us or another vendor or could be resold by the customer. Further, our revenue arrangements generally do not include a general right of return related to the delivered products. Where the aforementioned criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for purposes of allocation of the arrangement consideration and revenue recognition.

For our multiple-element arrangements, we allocate revenue to each element based on a selling price hierarchy at the arrangement’s inception. The relative selling price for each unit of accounting in a multiple-element arrangement is established using vendor-specific objective evidence (“VSOE”), if available, third-party evidence (“TPE”), if available, or management’s best estimate of stand-alone selling price (“BESP”). In most cases, the Company has neither VSOE nor TPE and therefore uses BESP. The total arrangement consideration is allocated to each separate unit of accounting for each of the deliverables using the relative selling prices of each unit based on the aforementioned selling price hierarchy. We limit the amount of revenue recognized for delivered elements to an amount that is not contingent upon future delivery of additional products or services or meeting any specified performance conditions.

The objective of BESP is to determine the price at which the Company would transact a sale if the product or service were sold on a stand-alone basis. Management’s BESP is determined by considering multiple factors including actual contractual selling prices when the item is sold on a stand-alone basis, as well as market conditions, competition, internal costs, profit objectives and pricing practices. As pricing and marketing strategies evolve, we may modify our pricing practices in the future, which could result in changes to BESP, or to the development of VSOE or TPE for individual products or services. As a result, future revenue recognition for multiple-element arrangements could differ from recognition in the current period. Our relative selling prices are analyzed on an annual basis or more frequently if we experience significant changes in selling prices.

Revenues are recognized when: (1) persuasive evidence of an arrangement exists; (2) we deliver the products and services; (3) the sale price is fixed or determinable; and (4) collection is reasonably assured. Revenues that are not recognized at the time of sale because the foregoing conditions are not met are recognized when those conditions are subsequently met. Where applicable, we reduce revenue for certain incentive programs where we can sufficiently estimate the effects of these items. In some cases, the arrangements also contain provisions requiring customer acceptance of the setup activities prior to commencement of the ongoing services arrangement. Up-front fees billed during the setup phase for these arrangements are deferred and setup costs that are direct and incremental to the contract are capitalized. Revenue recognition does not begin until after customer acceptance in cases where contracts contain acceptance provisions. Once the setup phase is complete and customer acceptance occurs, the Company recognizes revenue and the related costs for each element as delivered. In situations where the arrangement does not require customer acceptance before the Company begins providing services, revenue is recognized for each element as delivered and no costs are deferred.

The Company evaluates its marketing database arrangements to determine whether the arrangement contains a lease. If the arrangement is determined to contain a lease, applicable accounting standards require the Company to account for the lease component separately from the remaining components of the arrangement. In cases where marketing database arrangements are determined to include a lease, the lease is evaluated to determine whether it is a capital lease or operating lease and accounted for accordingly. These lease revenues are not significant to the Company’s consolidated financial statements.

Sales of third-party software, hardware and certain other equipment are recognized when delivered. If such sales are part of a multiple-element arrangement, they are recognized as a separate element unless collection of the sales price is dependent upon delivery of other products or services. Additionally, the Company evaluates revenue from the sale of data, software, hardware and equipment in accordance with accounting standards to determine whether such revenue should be recognized on a gross or a net basis. All the factors in the accounting standards are considered with the primary factor being whether the Company is the primary obligor in the arrangement. “Out-of-pocket” expenses incurred by, and reimbursed to, the Company in connection with customer contracts are recorded as gross revenue.

The Company also performs services on a project basis outside of, or in addition to, the scope of long-term arrangements. The Company recognizes revenue from these services as the services are performed.

F2-8

Management’s Discussion and Analysis of Financial Condition and Results of Operations

All taxes assessed on revenue-producing transactions described above are presented on a net basis, or excluded from revenues.

Revenues from the licensing of data are recognized upon delivery of the data to the customer. Revenue from the licensing of data to the customer in circumstances where the license agreement contains a volume cap is recognized in proportion to the total records to be delivered under the arrangement. Revenue from the sale of data on a per-record basis is recognized as the records are delivered.

Revenues from Connectivity services are primarily recorded as monthly recurring subscription fees, and from data providers and certain digital publishers in the form of revenue-sharing agreements.

Goodwill and Intangible Assets

Goodwill is measured and tested for impairment on an annual basis in the first quarter of the Company’s fiscal year in accordance with ASC 350, Intangibles-Goodwill and Other, or more frequently if indicators of impairment exist. In performing our goodwill impairment test, we first evaluate goodwill to determine if it is more likely than not that the occurrence of an event or change in circumstances has reduced the fair value of a reporting segment below its carrying value. The qualitative assessment requires that we consider events or circumstances that may include macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, changes in management or key personnel, changes in strategy, changes in customers, and changes in our stock price. If, after assessing the totality of events or circumstances, we determine that it is more likely than not that the fair value of our reporting segments is greater than the carrying amounts, then the two-step goodwill impairment test is not performed.

If the qualitative assessment indicates that the two-step quantitative analysis should be performed, we evaluate goodwill for impairment by comparing the fair value of each of our reporting segments to its carrying value, including the associated goodwill. To determine the fair values, we use the equal weighting of the market approach based on comparable publicly traded companies in similar lines of businesses and the income approach based on estimated discounted future cash flows. Our cash flow assumptions consider historical forecasted revenue, operating costs and other relevant factors.

We completed our annual impairment test during the first quarter of fiscal 2018. We determined, after performing a qualitative review of each reporting segment, that it is more likely than not that the fair value of each of our reporting segments exceeds the respective carrying amounts. Accordingly, there was no indication of impairment, and the two-step quantitative goodwill impairment test was not performed. We did not recognize any goodwill impairment charges in fiscal 2017. During fiscal 2016, we recognized a $5.4 million goodwill impairment loss related to our APAC Audience Solutions segment and a $0.5 million goodwill impairment loss related to our Brazil operation.

We amortize intangible assets with finite lives over their estimated useful lives and review them for impairment whenever an impairment indicator exists. We continually monitor events and changes in circumstances that could indicate carrying amounts of our long-lived assets, including our intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess recoverability by determining whether the carrying value of such assets will be recovered through the undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, we recognize an impairment loss based on any excess of the carrying amount over the fair value of the assets. We did not recognize any intangible asset impairment charges in fiscal 2018, 2017, or 2016.

During fiscal 2018, our intangible assets were amortized over their estimated useful lives ranging from two years to ten years. Amortization is based on the pattern in which the economic benefits of the intangible asset will be consumed or on a straight-line basis when the consumption pattern is not apparent. The weighted average useful lives of our intangible assets were as follows:

Weighted Average Useful Life (years)
Developed technology	4
Customer relationships	6
Trade names	3
Publisher relationships	6

F2-9

Income Taxes

The Company makes estimates and judgments in determining the provision for income taxes for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits, and deductions, and in the calculation of certain deferred tax assets and liabilities that arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as the interest and penalties related to uncertain tax positions. Significant changes in these estimates may result in an increase or decrease to the tax provision in a subsequent period. The Company assesses the likelihood that it will be able to recover its deferred tax assets. If recovery is not likely, the Company increases the provision for taxes by recording a valuation allowance against the deferred tax assets that it estimates will not ultimately be recoverable. The Company believes that the deferred tax assets recorded on the consolidated balance sheets will be ultimately recovered. However, should a change occur in the Company’s ability to recover its deferred tax assets, its tax provision would increase in the period in which the Company determined that the recovery was not likely.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process pursuant to ASC 740, Income Taxes. The first step is to evaluate the tax position for recognition by determining whether the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. If the Company determines that a tax position will more likely than not be sustained on audit, the second step requires the Company to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as the Company must determine the probability of various possible outcomes.

The Company re-evaluates these uncertain tax positions on a quarterly basis. This evaluation is based on factors such as changes in facts or circumstances, changes in tax law, new audit activity, and effectively settled issues. Determining whether an uncertain tax position is effectively settled requires judgment. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

The Tax Act significantly changes U.S. corporate income tax laws by, among other things, reducing the U.S. federal corporate tax rate from 35% to 21%. Accordingly, the Company made a provisional remeasurement of its federal deferred tax assets and liabilities to reflect the lower tax rate enacted during the third quarter of fiscal 2018. See Note 13 to the Consolidated Financial Statements—Income Taxes for additional information.

Results of Operations

A summary of selected financial information for each of the years reported is presented below (dollars in thousands, except per share amounts):

	2018	2017	2016	% Change 2018-2017	% Change 2017-2016
Revenues	$917,406	$880,247	$850,088	4%	4%
Cost of revenue	466,436	477,686	488,382	(2)	(2)
Gross profit	450,970	402,561	361,706	12	11
Total operating expenses	440,371	386,872	374,769	14	3
Income (loss) from operations	10,599	15,689	(13,063)	(32)	220
Net earnings (loss) from continuing operations	23,480	4,108	(8,648)	472	148
Diluted earnings (loss) per share from continuing operations	$0.29	$0.05	$(0.11)	480	146

F2-10

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Revenues

The Company’s revenues by reporting segment for each of the years reported is presented below (dollars in thousands):

	2018	2017	2016	% Change 2018-2017	% Change 2017-2016
Revenues
Marketing Services	$379,047	$410,840	$449,772	(8)%	(9)%
Audience Solutions	327,358	322,065	297,846	2	8
Connectivity	211,001	147,342	102,470	43	44
Total revenues	$917,406	$880,247	$850,088	4%	4%

Total revenues were $917.4 million in fiscal 2018, a $37.2 million, or 4.2%, increase from fiscal 2017. Strong revenue growth in Connectivity ($63.7 million) was partially offset by items totaling $23.5 million: the disposition of the Acxiom Impact business ($20.4 million) and the transition of the Australia operations to a Connectivity focused business ($3.1 million reduction in MS and AS). These unfavorable items were partially offset by a $2.5 million favorable impact from exchange rates.

Total revenues were $880.2 million in fiscal 2017, a $30.2 million, or 3.5%, increase from fiscal 2016. The revenue growth was due to strong AS and Connectivity results. The year over year growth was negatively impacted by several items totaling $52.6 million: the disposition of the Acxiom Impact business ($39.8 million), the unfavorable impact of exchange rates ($5.8 million), the transition of the Australia operations business to a Connectivity focused business ($4.6 million reduction in MS and AS), and the exit from Brazil during fiscal year 2016 ($2.3 million).

MS revenue was $379.0 million in fiscal 2018, a $31.8 million, or 7.7%, decrease compared to fiscal 2017. On a geographic basis, U.S. MS revenue decreased $30.7 million, or 8.1%, due to the sale of Acxiom Impact ($20.4 million) and other volume and contract reductions. International MS revenue decreased $1.1 million, or 3.7%, due primarily to decreases related to the Australia restructure. By line of business, Marketing Database revenue decreased $7.7 million (U.S. $5.3 million, International $2.4 million), Strategy and Analytics revenue declined $3.7 million (primarily U.S.) and Impact declined due to the sale of Acxiom Impact.

MS revenue was $410.8 million in fiscal 2017, a $38.9 million, or 8.7%, decrease compared to fiscal 2016. On a geographic basis, U.S. MS revenue decreased $31.2 million, or 7.6%, due largely to the sale of Acxiom Impact ($39.8 million). International MS revenue decreased $7.7 million, or 20.3%. Excluding the unfavorable impact of exchange rates ($3.3 million), International MS revenue decreased $4.4 million and was impacted by the Australia restructure and Brazil exit. By line of business, increases in Marketing Database ($15.4 million) were offset by declines in Strategy and Analytics ($10.4 million) and the sale of Acxiom Impact ($39.8 million).

AS revenue was $327.4 million in fiscal 2018, a $5.3 million, or 1.6%, increase compared to fiscal 2017. On a geographic basis, U.S. AS revenue increased $3.6 million, or 1.3%, due to increases in Digital Data business with new and existing customers offset by decreases in Recognition. International AS revenue increased $1.7 million, or 5.1%, primarily in Europe from Digital Data growth. By line of business, AS revenue growth in Digital Data ($10.4 million), though our publisher and digital partner network, was partially offset by declines in Recognition ($4.5 million) and Consumer Data ($3.2 million). As the digital data business model evolves, some revenue sharing arrangements will convert to license arrangements and certain publishers will decide to seek alternative data arrangements. These changes could impact AS growth rates in the future. In fact, the Company was notified in late March 2018 by Facebook, a large AS Digital Data customer, that Facebook would discontinue over the next several months its Facebook Partner Categories offering. Facebook Partner Categories provides audience targeting options by leveraging third-party data providers, including Acxiom’s AS division. Digital Data revenue from Facebook was approximately $40.0 million in fiscal 2018 and is expected to be significantly lower in fiscal 2019.

AS revenue was $322.1 million in fiscal 2017, a $24.2 million, or 8.1%, increase compared to fiscal 2016. On a geographic basis, U.S. AS revenue increased $25.8 million, or 9.8%, due to increases in Digital Data business with new and existing customers. International AS revenue decreased $1.6 million, or 4.6%. International AS revenue increases in

F2-11

Europe ($2.4 million) were offset by decreases in Brazil ($1.2 million) and Australia ($3.2 million) due to restructuring. By line of business, AS revenue growth in Digital Data through our publisher and digital partner network ($28.3 million) were offset by declines in Consumer Data ($3.1 million).

Connectivity revenue was $211.0 million in fiscal 2018, a $63.7 million, or 43.2%, increase compared to fiscal 2017. The increase was due to LiveRamp growth, partially offset by a $2.4 million decrease in revenue from the revenue-sharing arrangements due to a lost customer. On a geographic basis, U.S. Connectivity revenue increased $55.1 million, or 40.2%, from fiscal 2017. International Connectivity revenue increased $8.5 million, or 84.3%. Connectivity revenue will also be impacted by the announced discontinuance of Facebook’s Partner Categories offering. Connectivity revenue from Facebook was approximately $20.0 million in fiscal 2018 and is expected to be significantly lower in fiscal 2019.

Connectivity revenue was $147.3 million in fiscal 2017, a $44.9 million, or 43.8%, increase compared to fiscal 2016. The increase was related to LiveRamp including the acquisitions of Arbor and Circulate, partially offset by a $6.1 million decrease from the revenue-sharing arrangements due to a lost customer. On a geographic basis, U.S. Connectivity revenue increased $41.9 million, or 44.0%, from fiscal 2016. International Connectivity revenue increased $3.0 million, or 41.1%.

Cost of revenue and Gross profit

The Company’s cost of revenue and gross profit for each of the years reported is presented below (dollars in thousands):

	2018	2017	2016	% Change 2018-2017	% Change 2017-2016
Cost of revenue	$466,436	$477,686	$488,382	(2)%	(2)%
Gross profit	450,970	402,561	361,706	12	11
Gross margin	49.2%	45.7%	42.5%	7%	8%

Cost of revenue: Includes all direct costs of sales such as data and other third-party costs directly associated with revenue. Cost of revenue also includes expenses for each of the Company’s operations functions including client services, account management, agency, strategy and analytics, IT, data acquisition, and products operations. Finally, cost of revenue includes amortization of internally developed software and other acquisition related intangibles.

Cost of revenue was $466.4 million in fiscal 2018, a $11.3 million, or 2.4%, decrease from fiscal 2017, due primarily to the disposition of Acxiom Impact ($18.2 million). Gross margins increased to 49.2% compared to 45.7% in the prior year. The gross margin increase is due to the Connectivity revenue increases and MS cost efficiencies. U.S. gross margins increased to 50.4% in the current year from 47.0% in the prior year for the same reasons. International gross margins increased to 36.7% in the current year from 32.0% in the prior year due to Connectivity revenue growth.

Cost of revenue was $477.7 million in fiscal 2017, a $10.7 million, or 2.2%, decrease from fiscal 2016, due primarily to the disposition of Acxiom Impact ($25.4 million). Gross margins increased to 45.7% compared to 42.5% in the prior year. The gross margin increase is due to cost efficiencies and the AS and Connectivity revenue increases. U.S. gross margins increased to 47.0% in fiscal 2017 from 43.8% in the prior year due to the AS and Connectivity revenue growth. International gross margins increased to 32.0% in fiscal 2017 from 30.4% in the prior year due to cost efficiencies and Connectivity revenue growth.

F2-12

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Expenses

The Company’s operating expenses for each of the years reported is presented below (dollars in thousands):

	2018	2017	2016	% Change 2018-2017	% Change 2017-2016
Operating expenses:
Research and development	$94,873	$82,109	$74,247	16%	11
Sales and marketing	215,599	166,676	146,176	29	14
General and administrative	123,526	129,714	135,385	(5)	(4)
Impairment of goodwill and other assets	-	-	6,829	-	(100)
Gains, losses and other items, net	6,373	8,373	12,132	(24)	(31)
Total operating expenses	$440,371	$386,872	$374,769	14%	3%

Research and development (“R&D”): Includes operating expenses for the Company’s engineering and product/project management functions supporting research, new development, and related product enhancement.

R&D expenses were $94.9 million in fiscal 2018, an increase of $12.8 million, or 15.5%, compared to fiscal 2017, and are 10.3% of total revenues compared to 9.3% in fiscal 2017. The increase is due primarily to an increase in non-cash stock compensation of $4.4 million, and Connectivity and AS investments of $10.4 million and $1.6 million, respectively. The increases were partially offset by a decrease in MS of $3.0 million related primarily to the U.S. Impact disposition. The increase in non-cash stock compensation is largely related to the Arbor and Circulate acquisitions.

R&D expenses were $82.1 million in fiscal 2017, an increase of $7.9 million, or 10.6%, compared to fiscal 2016, and are 9.3% of total revenues compared to 8.7% in fiscal 2016. Connectivity and AS investments ($9.5 million and $2.2 million, respectively) were partially offset by cost reductions in MS ($6.3 million).

Sales and marketing (“S&M”): Includes operating expenses for the Company’s sales, marketing, and product marketing functions.

S&M expenses were $215.6 million in fiscal 2018, an increase of $48.9 million, or 29.4%, compared to fiscal 2017, and are 23.5% of total revenues compared to 18.9% in fiscal 2017. The increase is due largely to non-cash stock compensation of $14.6 million (largely related to the Arbor and Circulate acquisitions), and Connectivity investments of $30.2 million, corporate marketing of $3.8 million, and AS investments of $1.4 million. The increases were partially offset by a decrease in MS ($1.0 million) due primarily to lower variable compensation.

S&M expenses were $166.7 million in fiscal 2017, an increase of $20.5 million, or 14.0%, compared to fiscal 2016, and are 18.9% of total revenues compared to 17.2% in fiscal 2016. The increase is due to Connectivity and U.S. headcount investments and non-cash stock compensation.

General and administrative (G&A): Represents operating expenses for all corporate functions, including finance, human resources, legal, corporate IT, and the corporate office.

G&A expenses were $123.5 million in fiscal 2018, a decrease of $6.2 million, or 4.8%, compared to fiscal 2017, and are 13.5% of total revenues compared to 14.7% in fiscal 2017. The decrease is due primarily to lower non-cash stock compensation of $5.6 million, lower incentive compensation accruals, and other cost savings offset by a $12.2 million increase in separation and transformation costs. Prior year non-cash stock compensation costs were impacted by adjustments to increase expected performance levels for certain performance based awards.

G&A expenses were $129.7 million in fiscal 2017, a decrease of $5.7 million, or 4.2%, compared to fiscal 2016, and are 14.7% of total revenues compared to 15.9% in fiscal 2016. The decrease is due to a $12.2 million decline in separation and transformation costs, offset partially by an increase in non-cash stock based compensation.

Impairment of goodwill and other: Represents the amount of impairment related to goodwill and other related long-lived assets.

F2-13

Impairment of goodwill and other was $6.8 million in fiscal 2016, representing the impairment of APAC AS ($6.1 million) and Brazil MS and AS ($0.7 million).

Gains, losses, and other items, net: Represents restructuring costs and other adjustments.

Gains, losses and other items, net of $6.4 million in fiscal 2018, a decrease of $2.0 million, or 23.9%, compared to fiscal 2017. The fiscal 2018 amount includes a $2.6 million charge related to the restructuring of the Redwood City, California lease and $3.8 million in severance and other associate-related charges.

Gains, losses and other items, net of $8.4 million in fiscal 2017, a decrease of $3.8 million, or 31.0%, compared to fiscal 2016. The fiscal 2017 amount included a $5.1 million charge related to the restructuring of the Redwood City, California lease, a $1.3 million charge representing the write-off of accumulated foreign currency translation related to Brazil, a $2.2 million gain on the sale of the Little Rock, Arkansas Rivermarket building, $1.4 million in merger related expenses related to the Arbor and Circulate acquisitions, and a $0.3 million gain on sale of the Acxiom Impact business.

Income (Loss) from Operations and Profit (Loss) Margins

The Company’s income (loss) from operations and margin by segment for each of the years reported is presented below (dollars in thousands):

	2018	2017	2016
Operating income (loss) and margin:
Marketing Services	$83,304	$80,622	$74,371
	22.0%	19.6%	16.5%
Audience Solutions	124,192	123,238	109,598
	37.9%	38.3%	36.8%
Connectivity	18,399	5,333	(3,298)
	8.7%	3.6%	(3.2)%
Less:
Corporate	121,769	117,342	127,844
Purchased intangible asset amortization	23,920	18,644	15,466
Non-cash stock compensation	63,234	49,145	31,463
Impairment of goodwill and other	-	-	6,829
Gains, losses and other items, net	6,373	8,373	12,132
Income (loss) from operations	$10,599	$15,689	$(13,063)
Total operating margin	1.2%	1.8%	(1.5)%

Income from operations was $10.6 million in fiscal 2018 compared to $15.7 million in fiscal 2017. Operating margin was 1.2% compared to 1.8% in fiscal 2017. The decrease of $5.1 million was due primarily to increases in non-cash stock compensation, largely related to the Arbor and Circulate acquisitions, and separation and transformation costs included in corporate costs, offset partially by increases in operating segments’ income from operations (primarily Connectivity).

Income from operations was $15.7 million in fiscal 2017 compared to a loss of $13.1 million in fiscal 2016. Operating margin was 1.8% compared to negative 1.5% in fiscal 2016. The improvement in income from operations of $28.8 million was due primarily to an increase in each of the segment’s income from operations and lower business separation and transformation costs in Corporate, lower gains, losses and other items, net, offset partially by an increase in non-cash stock based compensation.

MS income from operations was $83.3 million, a 22.0% margin, in fiscal 2018 compared to income of $80.6 million, a 19.6% margin, in fiscal 2017. U.S. margins increased to 23.6% in the current period from 20.9% due to R&D and S&M cost reductions, including R&D reductions related to the Impact disposition. International operating margins decreased to 2.7% from 3.4% due primarily to the revenue decrease.

F2-14

Management’s Discussion and Analysis of Financial Condition and Results of Operations

MS income from operations was $80.6 million, a 19.6% margin, in fiscal 2017 compared to income of $74.4 million, a 16.5% margin, in fiscal 2016. U.S. margins increased to 20.9% in fiscal 2017 from 17.7% due to R&D and S&M cost reductions. International margins decreased to 3.4% from 3.7% due to the revenue decrease.

AS income from operations was $124.2 million, a 37.9% margin, in fiscal 2018 compared to income of $123.2 million, a 38.3% margin, in fiscal 2017. U.S. margins decreased to 39.6% in the current period from 39.9% as the increase in gross profit was offset by investments in R&D and S&M. International operating margins decreased to 23.7% from 24.2% due to increases in S&M.

AS income from operations was $123.2 million, a 38.3% margin, in fiscal 2017 compared to income of $109.6 million, a 36.8% margin, in fiscal 2016. U.S. margins decreased to 39.9% in fiscal 2017 from 40.1% due to ongoing R&D and S&M investments. International margins increased to 24.2% from 11.6% due to expanding gross profit margins.

Connectivity income from operations was $18.4 million, an 8.7% margin, in fiscal 2018 compared to income of $5.3 million, a 3.6% margin, in fiscal 2017. A $52.6 million increase in gross profit was partially offset by R&D and S&M investments.

Connectivity income from operations was $5.3 million, a 3.6% margin, in fiscal 2017 compared to a loss of $3.3 million, a negative 3.2% margin, in fiscal 2016 as the increase in gross profit was offset partially by continued R&D and S&M investments.

Other Income (Expense), Income Taxes and Other Items

Interest expense was $10.1 million in fiscal 2018 compared to $7.4 million in fiscal 2017. The increase is primarily related to $70 million in borrowings in the third quarter of fiscal 2017 related to the Arbor and Circulate acquisitions and an increase in the average rate of approximately 82 basis points. On June 20, 2017, the Company refinanced its debt facility to consist of a $600 million revolving credit facility, of which $230 million was outstanding at March 31, 2018.

Interest expense was $7.4 million in fiscal 2017 compared to $7.7 million in fiscal 2016. The decrease is primarily related to the reduction in the term loan balance offset by $0.7 million of new interest expense on line of credit borrowings. The average balance of the term loan and line of credit decreased approximately $40 million and the average rate remained approximately flat.

Other income was $0.2 million in fiscal 2018 compared to $0.3 million in fiscal 2017 and $0.5 million in fiscal 2016. Other, net primarily consists of foreign currency transaction gains and losses, and interest and investment income.

Income tax benefit was $22.8 million on pretax income of $0.7 million for fiscal 2018. The income tax benefit is primarily attributable to a $24.6 million benefit for the remeasurement of deferred tax liabilities as a result of the Tax Act. In addition, the effective tax rate reflects the Tax Act’s permanent reduction in the U.S. federal corporate income tax rate. Fiscal 2018 also included a $6.4 million income tax expense due to nondeductible stock-based compensation, primarily related to the Arbor and Circulate acquisitions, a net $5.0 million benefit related to U.S. research and development tax credits, and a $3.0 million benefit related to net excess tax benefits from stock-based compensation.

The fiscal 2017 effective tax rate was 52.5%. Fiscal 2017 included a $4.5 million federal and state tax benefit, net of associated valuation allowance, related to the Acxiom Impact disposition. Fiscal 2017 also included a net $2.3 million income tax benefit related to U.S. research and development tax credits. In addition, nondeductible stock-based compensation, primarily related to the Arbor Holdback Agreement and incentive stock options issued in connection with the LiveRamp acquisition, had a $3.3 million unfavorable impact on income tax expense.

The fiscal 2016 effective tax rate was 57.4%. Fiscal 2016 included a net $3.6 million tax benefit related to the release of a deferred tax valuation allowance in a certain foreign jurisdiction. Fiscal 2016 also included a net $4.0 million income tax benefit related to U.S. research and development tax credits. In addition, nondeductible stock-based compensation, primarily related to incentive stock options issued in connection with the LiveRamp acquisition, had a $1.9 million unfavorable impact on income tax expense.

The effective tax rates for all periods were impacted by losses in foreign jurisdictions. The Company does not record the income tax benefit of certain of those losses due to uncertainty of future utilization.

F2-15

Discontinued operations

In fiscal 2016, the Company completed the sale of its ITO operations. As a result, the ITO business qualified for treatment as discontinued operations. The results of operations, cash flows, and the balance sheet amounts pertaining to ITO have been classified as discontinued operations in the consolidated financial statements.

Summary results of operations of ITO for the fiscal year ended March 31, 2016 are segregated and included in earnings from discontinued operations, net of tax, in the Company’s consolidated statements of operations and are as follows (dollars in thousands):

2016
Revenues	$69,410
Earnings from discontinued operations before income taxes	$10,050
Gain on sale of discontinued operations before income taxes	9,349
Income taxes	3,598
Earnings from discontinued operations, net of tax	$15,801

During fiscal 2018, the Company undertook a comprehensive review of its businesses to drive cleaner lines of sight, to create clearer accountabilities and to maximize its strategic flexibility. Following this review, the Company intends to reorganize its business and actively explore options to further strengthen Acxiom Marketing Solutions, a business unit combining MS and lines of business from AS, and deliver greater value to its clients. These options may include a strategic partnership, acquisition, tax-free merger, joint venture, tax-free spin-off, sale or other potential strategic combinations.

Beginning April 1, 2018, the Company will report its results in two business segments: LiveRamp and Acxiom Marketing Solutions.

Capital Resources and Liquidity

Working Capital and Cash Flow

Working capital at March 31, 2018 totaled $182.0 million, a $43.7 million increase when compared to $138.3 million at March 31, 2017, due primarily to the debt refinancing, as the amended credit agreement does not require periodic principal debt service, and a decrease in accrued payroll.

The Company’s cash is primarily located in the United States. Approximately $22.1 million of the total cash balance of $142.3 million, or approximately 15.5%, is located outside of the United States. The Company has no current plans to repatriate this cash to the United States.

Accounts receivable days sales outstanding, from continuing operations, was 61 days at March 31, 2018 and 57 days at March 31, 2017, respectively, and is calculated as follows (dollars in thousands):

	March 31, 2018	March 31, 2017
Numerator – trade accounts receivable, net	$167,188	$142,768
Denominator:
Quarter revenue	244,781	224,867
Number of days in quarter	90	90
Average daily revenue	$2,720	$2,499
Days sales outstanding	61	57

F2-16

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Net cash provided by operating activities was $112.2 million in fiscal 2018 compared to $115.8 million and $113.6 million in fiscal 2017 and 2016, respectively. The $3.6 million decrease in fiscal 2018 and the $2.2 million increase in fiscal 2017 resulted primarily from an increase in cash earnings offset by changes in working capital.

Investing activities used cash of $60.3 million in fiscal 2018 compared to $159.3 million and $69.2 million in fiscal 2017 and 2016, respectively. The decrease of used cash in fiscal 2018 related primarily to the $137.4 million of net cash paid in the Arbor and Circulate acquisitions in fiscal 2017. Fiscal 2018 investing activities consisted of capital expenditures of $44.2 million, capitalization of software of $13.7 million, net cash paid in the acquisition of Pacific Data Partners LLC (“PDP”) of $4.5 million, $1.0 million for a long-term investment, and $0.9 million of data acquisition costs, offset partially by $4.0 million net cash received from the note receivable related to the Acxiom Impact sale. The increase for fiscal 2017 related primarily to the $137.4 million of net cash paid in the Arbor and Circulate acquisitions. Additional fiscal 2017 investing activities consisted of capital expenditures of $48.0 million, capitalization of software of $14.5 million and $0.9 million of data acquisition costs

Financing activities used cash of $81.5 million in fiscal 2018. Proceeds from the debt refinancing of $230.0 million were used to pay the outstanding $225 million term and revolving loan balances, with interest, along with $4.0 million in fees related to the restated credit agreement. Fiscal 2018 financing activities also included $88.9 million of cash to acquire treasury stock, offset by $8.7 million in proceeds from the sale of common stock. Financing activities provided cash of $25.8 million in fiscal 2017. Fiscal 2017 financing activities included $15.7 million in proceeds from the sale of common stock and $2.9 million excess tax benefits from stock-based compensation, offset by $32.2 million in payments of debt and $30.5 million to acquire treasury stock.

On August 29, 2011, the board of directors adopted a common stock repurchase program. That program was subsequently modified and expanded, most recently on March 30, 2018 (see Note 12 – Stockholders’ Equity). Under the modified common stock repurchase program, the Company may purchase up to $500 million of its common stock through the period ending December 31, 2019. During the fiscal year ended March 31, 2018, the Company repurchased 3.3 million shares of its common stock for $88.9 million. During the fiscal year ended March 31, 2017, the Company repurchased 1.3 million shares of its common stock for $30.5 million. During the fiscal year ended March 31, 2016, the Company repurchased 2.6 million shares of its common stock for $52.8 million. From program inception and through March 31, 2018, the Company had repurchased 20.1 million shares of its stock for $374.6 million, leaving remaining capacity of $125.4 million under the stock repurchase program.

Net cash provided by discontinued operations was $130.6 million in fiscal 2016, primarily from net cash received of $130.2 million for the sale of ITO.

Credit and Debt Facilities

See Note 10 – “Long-Term Debt” of the Notes to Consolidated Financial Statements for further details related to the Company’s amended and restated credit agreement.

Based on our current expectations, we believe our liquidity and capital resources will be sufficient to operate our business. However, we may take advantage of opportunities to generate additional liquidity or refinance existing debt through capital market transactions. The amount, nature, and timing of any capital market transactions will depend on our operating performance and other circumstances; our then-current commitments and obligations; the amount, nature, and timing of our capital requirements; any limitations imposed by our current credit arrangements; and overall market conditions.

Off-Balance Sheet Items and Commitments

In connection with the Impact email disposition, the Company assigned a facility lease to the buyer of the business. The Company guaranteed the facility lease as required by the asset disposition agreement. Should the assignee default, the Company would be required to perform under the terms of the facility lease, which runs through September 2021. At March 31, 2018, the Company’s maximum potential future rent payments under this guarantee totaled $2.1 million.

There were no material outstanding letters of credit at March 31, 2018 or March 31, 2017.

F2-17

Contractual Commitments

The following table presents the Company’s contractual cash obligations, exclusive of interest, and purchase commitments at March 31, 2018. The table does not include the future payment of liabilities related to uncertain tax positions of $2.1 million as the Company is not able to predict the periods in which the payments will be made (dollars in thousands):

	For the years ending March 31,
	2019	2020	2021	2022	2023	Thereafter	Total
Revolving credit borrowings	$-	$-	$-	$-	$230,000	$-	$230,000
Other debt	1,583	1,362	348	-	-	-	3,293
Total long-term debt	1,583	1,362	348	-	230,000	-	233,293
Operating leases	16,525	15,945	15,490	15,096	8,745	12,345	84,146
Total contractual cash obligations	$18,108	$17,307	$15,838	$15,096	$238,745	$12,345	$317,439

	For the years ending March 31,
	2019	2020	2021	2022	2023	Thereafter	Total
Total purchase commitments	$40,488	$18,235	$9,060	$1,539	$338	$-	$69,660

Purchase commitments include contractual commitments for the purchase of data and open purchase orders for equipment, paper, office supplies, construction and other items. Purchase commitments in some cases will be satisfied by entering into future operating leases, capital leases, or other financing arrangements, rather than payment of cash. The above commitments relating to long-term obligations do not include future payments of interest. The Company estimates interest payments on debt for fiscal 2019 of $12.0 million.

The following are contingencies or guarantees under which the Company could be required, in certain circumstances, to make cash payments as of March 31, 2018 (dollars in thousands):

Lease guarantees	$2,116
Surety bonds	405

While the Company does not have any other material contractual commitments for capital expenditures, certain levels of investments in facilities and computer equipment continue to be necessary to support the growth of the business. In some cases, the Company also licenses software and sells hardware to clients. Management believes that the Company’s existing available debt and cash flow from operations will be sufficient to meet the Company’s working capital and capital expenditure requirements for the foreseeable future. The Company also evaluates acquisitions from time to time, which may require up-front payments of cash.

For a description of certain risks that could have an impact on results of operations or financial condition, including liquidity and capital resources, see “Risk Factors” contained in Part I, Item 1A, of this Annual Report.

Key Trends and Uncertainties

The following is a summary of selected trends, events or uncertainties that the Company believes may have a significant impact on its future performance.

•

The macroeconomic environment has a direct impact on overall marketing and advertising expenditures in the U.S. and abroad. As marketing budgets are often more discretionary in nature, they are easier to reduce in the short term as compared to other corporate expenses. Future widespread economic slowdowns in any of the industries or markets our clients serve, particularly in the United States, could reduce the marketing expenditures of our clients and prospective customers.

F2-18

Management’s Discussion and Analysis of Financial Condition and Results of Operations

•

With the growth of online advertising and e-commerce, there is increasing awareness and concern among the general public, privacy advocates, mainstream media, governmental bodies and others regarding marketing and privacy matters, particularly as they relate to individual privacy interests and global reach of the online marketplace. Negative publicity and/or increased restrictions on the collection, management, aggregation and use of information could result in reduced demand for our products or services, decreased availability of certain kinds of data and/or a material increase in the cost of collecting and using certain kinds of data.

•

In recent years, we have witnessed an ongoing shift from direct marketing to alternative marketing channels. We believe this trend will continue and that, in the long term, a substantial portion of overall marketing and advertising expenditures will be moved to alternative marketing channels.

•

Compromises in the security or stability of our data and systems, including from cyber-based attacks, the unauthorized transmission of confidential information or systems interruptions could negatively affect our economic condition.

Seasonality and Inflation

Although we cannot accurately determine the amounts attributable to inflation, we are affected by inflation through increased compensation costs and other operating expenses. If inflation were to increase over the low levels of recent years, the impact in the short run would be to cause increases in costs, which we would attempt to pass on to clients, although there is no assurance that we would be able to do so. Generally, the effects of inflation in recent years have been offset by technological advances, economies of scale and other operational efficiencies.

Our traditional direct marketing operations typically experience their lowest revenue in the first quarter of the fiscal year, with higher revenue in the second, third, and fourth quarters. To minimize the impact of these fluctuations, we continue to seek long-term arrangements with more predictable revenues.

Non-U.S. Operations

The Company has a presence in the United Kingdom, France, Germany, Poland, Australia and China. Most of the Company’s exposure to exchange rate fluctuation is due to translation gains and losses as there are no material transactions that cause exchange rate impact. In general, each of the foreign locations is expected to fund its own operations and cash flows, although funds may be loaned or invested from the U.S. to the foreign subsidiaries subject to limitations in the Company’s revolving credit facility. These advances are considered long-term investments, and any gain or loss resulting from changes in exchange rates as well as gains or losses resulting from translating the foreign financial statements into U.S. dollars are included in accumulated other comprehensive income. Exchange rate movements of foreign currencies may have an impact on the Company’s future costs or on future cash flows from foreign investments. The Company has not entered into any foreign currency forward exchange contracts or other derivative instruments to hedge the effects of adverse fluctuations in foreign currency exchange rates.

Recent Accounting Pronouncements –

See “Adoption of New Accounting Standards” and “Recent Accounting Pronouncements” under Note 1, “Summary of Significant Accounting Policies,” of the Notes to Consolidated Financial Statements for a discussion of certain accounting standards that have been issued during fiscal 2018 and 2017.

F2-19

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Acxiom Corporation:

Opinions on the Consolidated Financial Statements and Internal Control Over Financial Reporting

We have audited the accompanying consolidated balance sheets of Acxiom Corporation and subsidiaries as of March 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2018, and the related notes (collectively, the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of March 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2018 and 2017 and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2018, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are

F2-20

Report of Independent Registered Public Accounting Firm

recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

KPMG LLP

We have served as the Company’s auditor since 2003.

Dallas, Texas

May 25, 2018

F2-21

ACXIOM CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2018 AND 2017

(Dollars in thousands, except per share data)

	March 31, 2018	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$142,279	$170,343
Trade accounts receivable, net	167,188	142,768
Refundable income taxes	9,733	7,098
Other current assets	41,145	48,310
Total current assets	360,345	368,519
Property and equipment, net of accumulated depreciation and amortization	156,533	155,974
Software, net of accumulated amortization of $314,185 in 2018 and $288,122 in 2017	34,984	47,638
Goodwill	595,995	592,731
Purchased software licenses, net of accumulated amortization of $66,190 in 2018 and $72,403 in 2017	7,703	7,972
Deferred income taxes	12,225	10,261
Other assets, net	41,468	51,443
	$1,209,253	$1,234,538
LIABILITIES AND EQUITY
Current liabilities:
Current installments of long-term debt	$1,583	$39,819
Trade accounts payable	46,688	40,208
Accrued payroll and related expenses	42,499	53,238
Other accrued expenses	55,865	59,861
Deferred revenue	31,720	37,087
Total current liabilities	178,355	230,213
Long-term debt	227,837	189,241
Deferred income taxes	40,243	58,374
Other liabilities	13,723	17,730
Commitments and contingencies
Equity:
Common stock, $0.10 par value (authorized 200 million shares; issued 136.1 million and 132.9 million shares at March 31, 2018 and 2017, respectively)	13,609	13,288
Additional paid-in capital	1,235,679	1,154,429
Retained earnings	628,331	602,609
Accumulated other comprehensive income	10,767	7,999
Treasury stock, at cost (58.3 million and 54.6 million shares at March 31, 2018 and 2017, respectively)	(1,139,291)	(1,039,345)
Total equity	749,095	738,980
	$1,209,253	$1,234,538

See accompanying notes to consolidated financial statements.

F2-22

ACXIOM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED MARCH 31, 2018, 2017 AND 2016

(Dollars in thousands, except per share amounts)

	2018	2017	2016
Revenues	$917,406	$880,247	$850,088
Cost of revenue	466,436	477,686	488,382
Gross profit	450,970	402,561	361,706
Operating expenses:
Research and development	94,873	82,109	74,247
Sales and marketing	215,599	166,676	146,176
General and administrative	123,526	129,714	135,385
Impairment of goodwill and other assets	-	-	6,829
Gains, losses and other items, net	6,373	8,373	12,132
Total operating expenses	440,371	386,872	374,769
Income (loss) from operations	10,599	15,689	(13,063)
Other income (expense):
Interest expense	(10,131)	(7,381)	(7,669)
Other, net	241	334	452
Total other expense	(9,890)	(7,047)	(7,217)
Income (loss) from continuing operations before income taxes	709	8,642	(20,280)
Income taxes (benefit)	(22,771)	4,534	(11,632)
Net earnings (loss) from continuing operations	23,480	4,108	(8,648)
Earnings from discontinued operations, net of tax	-	-	15,351
Net earnings	$23,480	$4,108	$6,703
Basic earnings (loss) per share:
Net earnings (loss) from continuing operations	$0.30	$0.05	$(0.11)
Net earnings from discontinued operations	-	-	0.20
Net earnings	$0.30	$0.05	$0.09
Diluted earnings (loss) per share:
Net earnings (loss) from continuing operations	$0.29	$0.05	$(0.11)
Net earnings from discontinued operations	-	-	0.20
Net earnings	$0.29	$0.05	$0.09

See accompanying notes to consolidated financial statements.

F2-23

ACXIOM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED MARCH 31, 2018, 2017 AND 2016

(Dollars in thousands)

	2018	2017	2016
Net earnings	$23,480	$4,108	$6,703
Other comprehensive income (loss):
Change in foreign currency translation adjustment	2,768	(706)	(907)
Unrealized gain on interest rate swap	-	115	84
Other comprehensive income (loss)	2,768	(591)	(823)
Comprehensive income	$26,248	$3,517	$5,880

See accompanying notes to consolidated financial statements.

F2-24

ACXIOM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED MARCH 31, 2018, 2017 AND 2016

(Dollars in thousands)

	Common Stock		Additional paid-in Capital	Retained earnings	Accumulated other comprehensive income	Treasury Stock		Total Equity
	Number of shares	Amount				Number of shares	Amount
Balances at March 31, 2015	127,938,797	$12,794	$1,034,526	$591,798	$9,413	(50,102,724)	$(945,274)	$703,257
Employee stock awards, benefit plans and other issuances	1,338,663	134	15,627	-	-	(294,522)	(5,344)	10,417
Tax impact of stock options and restricted stock	-	-	(293)	-	-	-	-	(293)
Non-cash stock-based compensation from continuing operations	61,464	6	31,457	-	-	-	-	31,463
Non-cash stock-based compensation from discontinued operations	-	-	1,008					1,008
Restricted stock units vested	1,051,182	105	(105)	-	-	-	-	-
Acquisition of treasury stock	-	-	-	-	-	(2,633,436)	(52,764)	(52,764)
Comprehensive income (loss):
Foreign currency translation	-	-	-	-	(907)	-	-	(907)
Unrealized gain on interest rate swap	-	-	-	-	84	-	-	84
Net earnings	-	-	-	6,703	-	-	-	6,703
Balances at March 31, 2016	130,390,106	$13,039	$1,082,220	$598,501	$8,590	(53,030,682)	$(1,003,382)	$698,968
Employee stock awards, benefit plans and other issuances	1,233,566	123	21,007	-	-	(236,870)	(5,421)	15,709
Tax impact of stock options and restricted stock	-	-	2,183	-	-	-	-	2,183
Non-cash stock-based compensation	236,162	24	49,121	-	-	-	-	49,145
Restricted stock units vested	1,015,539	102	(102)	-	-	-	-	-
Acquisition of treasury stock	-	-	-	-	-	(1,314,840)	(30,542)	(30,542)
Comprehensive income (loss):
Foreign currency translation	-	-	-	-	(706)	-	-	(706)
Unrealized gain on interest rate swap	-	-	-	-	115	-	-	115
Net earnings	-	-	-	4,108	-	-	-	4,108
Balances at March 31, 2017	132,875,373	$13,288	$1,154,429	$602,609	$7,999	(54,582,392)	$(1,039,345)	$738,980
Cumulative-effect adjustment from adoption of ASU 2016-09	-	-	384	2,242	-	-	-	2,626
Employee stock awards, benefit plans and other issuances	1,054,754	105	19,622	-	-	(420,419)	(11,062)	8,665
Non-cash stock-based compensation	628,208	63	61,397	-	-	-	-	61,460
Restricted stock units vested	1,521,341	153	(153)	-	-	-	-	-
Acquisition of treasury stock	-	-	-	-	-	(3,302,106)	(88,884)	(88,884)
Comprehensive income:
Foreign currency translation	-	-	-	-	2,768	-	-	2,768
Net earnings	-	-	-	23,480	-	-	-	23,480
Balances at March 31, 2018	136,079,676	$13,609	$1,235,679	$628,331	$10,767	(58,304,917)	$(1,139,291)	$749,095

See accompanying notes to consolidated financial statements.

F2-25

ACXIOM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 2018, 2017 AND 2016

(Dollars in thousands)

	2018	2017	2016
Cash flows from operating activities:
Net earnings	$23,480	$4,108	$6,703
Earnings from discontinued operations, net of tax	-	-	(15,351)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	86,371	82,690	85,463
Loss on disposal of assets	3,348	3,040	232
Write-off of debt issuance costs	720	-	-
Impairment of goodwill and other assets	-	-	6,829
Deferred income taxes	(16,974)	(8,818)	(11,664)
Non-cash stock-based compensation expense	63,234	49,145	31,463
Changes in operating assets and liabilities:
Accounts receivable, net	(22,000)	(11,161)	(13,014)
Other assets	(4,740)	(172)	(13,632)
Accounts payable and other liabilities	(14,359)	4,302	25,529
Deferred revenue	(6,927)	(7,304)	11,084
Net cash provided by operating activities	112,153	115,830	113,642
Cash flows from investing activities:
Capitalized software development costs	(13,739)	(14,477)	(14,880)
Capital expenditures	(44,197)	(47,993)	(47,423)
Data acquisition costs	(907)	(881)	(1,553)
Proceeds from sales of assets	-	25,494	-
Equity investments	(1,000)	(1,000)	-
Cash paid in acquisitions, net of cash acquired	(4,478)	(137,383)	(5,386)
Net cash received in dispositions	4,000	16,988	-
Net cash used in investing activities	(60,321)	(159,252)	(69,242)
Cash flows from financing activities:
Proceeds from debt	230,000	70,000	-
Payments of debt	(227,320)	(32,243)	(87,231)
Debt issuance costs	(4,001)	-	-
Sale of common stock, net of stock acquired for withholding taxes	8,665	15,709	10,417
Excess tax benefits from stock-based compensation	-	2,852	3,551
Acquisition of treasury stock	(88,884)	(30,542)	(52,764)
Net cash provided by (used in) financing activities	(81,540)	25,776	(126,027)
Net cash used in continuing operations	(29,708)	(17,646)	(81,627)

See accompanying notes to consolidated financial statements.

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ACXIOM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

YEARS ENDED MARCH 31, 2018, 2017 AND 2016

(Dollars in thousands)

	2018	2017	2016
Cash flows from discontinued operations:
Net cash provided by operating activities	-	-	6,323
Net cash provided by investing activities	-	-	124,506
Net cash used in financing activities	-	-	(206)
Net cash provided by discontinued operations	-	-	130,623
Net cash provided by (used in) continuing and discontinued operations	(29,708)	(17,646)	48,996
Effect of exchange rate changes on cash	1,644	(1,640)	(377)
Net change in cash and cash equivalents	(28,064)	(19,286)	48,619
Cash and cash equivalents at beginning of period	170,343	189,629	141,010
Cash and cash equivalents at end of period	$142,279	$170,343	$189,629
Supplemental cash flow information:
Cash paid during the period for:
Interest	$9,169	$7,779	$8,145
Income taxes, net of refunds	1,236	6,866	6,100
Noncash investing and financing activities:
Leasehold improvements paid directly by lessor	978	-	-

See accompanying notes to consolidated financial statements.

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ACXIOM CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2018, 2017 AND 2016

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of Business -

Acxiom is a global technology and enablement services company with a vision to transform data into value for everyone. Through a simple, open approach to connecting systems and data, we provide the data foundation for the world’s best marketers. By making it safe and easy to activate, validate, enhance, and unify data, we provide marketers with the ability to deliver relevant messages at scale and tie those messages back to actual results. Our products and services enable people-based marketing, allowing our clients to generate higher return on investment and drive better omni-channel customer experiences.

Acxiom is a Delaware corporation founded in 1969 in Conway, Arkansas. Our common stock is listed on the NASDAQ Global Select Market under the symbol “ACXM.” We serve a global client base from locations in the United States, Europe, and the Asia-Pacific (“APAC”) region. Our client list includes many of the world’s largest and best-known brands across most major industry verticals, including but not limited to financial, insurance and investment services, automotive, retail, telecommunications, high tech, healthcare, travel, entertainment, non-profit, and government.

Basis of Presentation and Principles of Consolidation -

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, after elimination of all significant intercompany accounts and transactions. We have prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as set forth in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) and we consider the various staff accounting bulletins and other applicable guidance issued by the United States Securities and Exchange Commission (“SEC”).

Use of Estimates -

In preparing Consolidated Financial Statements and related disclosures in conformity with GAAP and pursuant to the rules and regulations of the SEC, we must make estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used in determining, among other items, the fair value of acquired assets and assumed liabilities, projected cash flows associated with recoverability of assets, restructuring and impairment accruals, litigation and facilities lease loss accruals, stock-based compensation, and the recognition and measurement of current and deferred income taxes, including the measurement of uncertain tax positions. Actual results may differ materially from these estimates.

Discontinued Operations -

Discontinued operations comprise those activities that have been disposed of during the period or which have been classified as held for sale at the end of the period, and represent a separate major line of business or geographical area that can be clearly distinguished for operational and financial reporting purposes. In fiscal 2016, the Company sold its IT Infrastructure Management business (“ITO”) and began reporting the results of operations, cash flows and the balance sheet amounts pertaining to ITO as a component of discontinued operations in the consolidated financial statements.

Unless otherwise indicated, information in the notes to the consolidated financial statements relates to continuing operations.

Significant Accounting Policies

Cash and Cash Equivalents -

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. The Company has no restricted cash.

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Notes to Consolidated Financial Statements

Revenue Recognition -

The Company’s policy follows the guidance from ASC 605, Revenue Recognition.

The Company provides marketing database services under long-term arrangements. These arrangements may require the Company to perform setup activities such as the design and build of a database, and may include other products and services purchased at the same time, or within close proximity of one another (referred to as multiple element arrangements). Each element within a multiple element arrangement is accounted for as a separate unit of accounting provided the following criteria are met: the delivered products or services have value to the customer on a standalone basis; and for an arrangement that includes a general right of return relative to the delivered products or services, delivery or performance of the undelivered product or service is considered probable and is substantially controlled by us. We consider a deliverable to have standalone value if the product or service is sold separately by us or another vendor or could be resold by the customer. Further, our revenue arrangements generally do not include a general right of return related to the delivered products. Where the aforementioned criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for purposes of allocation of the arrangement consideration and revenue recognition.

For our multiple-element arrangements, we allocate revenue to each element based on a selling price hierarchy at the arrangement’s inception. The relative selling price for each unit of accounting in a multiple-element arrangement is established using vendor-specific objective evidence (“VSOE”), if available, third-party evidence (“TPE”), if available, or management’s best estimate of stand-alone selling price (“BESP”). The Company has neither VSOE nor TPE and therefore uses BESP. The total arrangement consideration is allocated to each separate unit of accounting for each of the deliverables using the relative selling prices of each unit based on the aforementioned selling price hierarchy. We limit the amount of revenue recognized for delivered elements to an amount that is not contingent upon future delivery of additional products or services or meeting any specified performance conditions.

The objective of BESP is to determine the price at which the Company would transact a sale if the product or service were sold on a stand-alone basis. Management’s BESP is determined by considering multiple factors including actual contractual selling prices when the item is sold on a stand-alone basis, as well as market conditions, competition, internal costs, profit objectives and pricing practices. As pricing and marketing strategies evolve, we may modify our pricing practices in the future, which could result in changes to BESP, or to the development of VSOE or TPE for individual products or services. As a result, future revenue recognition for multiple-element arrangements could differ from recognition in the current period. Our relative selling prices are analyzed on an annual basis or more frequently if we experience significant changes in selling prices.

Revenues are recognized when: (1) persuasive evidence of an arrangement exists; (2) we deliver the products and services; (3) the sale price is fixed or determinable; and (4) collection is reasonably assured. Revenues that are not recognized at the time of sale because the foregoing conditions are not met are recognized when those conditions are subsequently met. Where applicable, we reduce revenue for certain incentive programs where we can sufficiently estimate the effects of these items. In some cases, the arrangements also contain provisions requiring customer acceptance of the setup activities prior to commencement of the ongoing services arrangement. Up-front fees billed during the setup phase for these arrangements are deferred and setup costs that are direct and incremental to the contract are capitalized. Revenue recognition does not begin until after customer acceptance in cases where contracts contain acceptance provisions. Once the setup phase is complete and customer acceptance occurs, the Company recognizes revenue and the related costs for each element as delivered. In situations where the arrangement does not require customer acceptance before the Company begins providing services, revenue is recognized for each element as delivered and no costs are deferred.

The Company evaluates its marketing database arrangements to determine whether the arrangement contains a lease. If the arrangement is determined to contain a lease, applicable accounting standards require the Company to account for the lease component separately from the remaining components of the arrangement. In cases where marketing database arrangements are determined to include a lease, the lease is evaluated to determine whether it is a capital lease or operating lease and accounted for accordingly. These lease revenues are not significant to the Company’s consolidated financial statements.

Sales of third-party software, hardware and certain other equipment are recognized when delivered. If such sales are part of a multiple-element arrangement, they are recognized as a separate element unless collection of the sales price is dependent upon delivery of other products or services. Additionally, the Company evaluates revenue from the sale of

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data, software, hardware and equipment in accordance with accounting standards to determine whether such revenue should be recognized on a gross or a net basis. All the factors in the accounting standards are considered with the primary factor being whether the Company is the primary obligor in the arrangement. “Out-of-pocket” expenses incurred by, and reimbursed to, the Company in connection with customer contracts are recorded as gross revenue.

The Company also performs services on a project basis outside of, or in addition to, the scope of long-term arrangements. The Company recognizes revenue from these services as the services are performed.

All taxes assessed on revenue-producing transactions described above are presented on a net basis, or excluded from revenues.

Revenues from the licensing of data are recognized upon delivery of the data to the customer. Revenue from the licensing of data to the customer in circumstances where the license agreement contains a volume cap is recognized in proportion to the total records to be delivered under the arrangement. Revenue from the sale of data on a per-record basis is recognized as the records are delivered.

Revenues from Connectivity services are primarily recorded as monthly recurring subscription fees, and from data providers and certain digital publishers in the form of revenue-sharing agreements.

Accounts Receivable

Accounts receivable includes amounts billed to customers as well as unbilled amounts recognized in accordance with the Company’s revenue recognition policies, as stated above. Unbilled amounts included in accounts receivable, which generally arise from the delivery of data and performance of services to customers in advance of billings, were $11.6 million at March 31, 2018 and $14.1 million March 31, 2017.

Accounts receivable are presented net of allowance for doubtful accounts. The Company evaluates its allowance for doubtful accounts based on a combination of factors at each reporting date. Each account or group of accounts is evaluated based on specific information known to management regarding each customer’s ability or inability to pay, as well as historical experience for each customer or group of customers, the length of time the receivable has been outstanding, and current economic conditions in the customer’s industry. Accounts receivable that are determined to be uncollectible are charged against the allowance for doubtful accounts.

A summary of the activity of the allowance for doubtful accounts, returns and credits is as follows (dollars in thousands):

	Balance at beginning of period	Additions charged to costs and expenses	Other changes	Bad debts written off, net of amounts recovered	Balance at end of period
2016:
Allowance for doubtful accounts, returns and credits	$4,423	$3,673	$56	$(890)	$7,262
2017:
Allowance for doubtful accounts, returns and credits	$7,262	$1,859	$(372)	$(2,643)	$6,106
2018:
Allowance for doubtful accounts, returns and credits	$6,106	$1,054	$236	$(564)	$6,832

Other fiscal 2018 changes in the table above result primarily from the effects of exchange rates.

Deferred Revenue

Deferred revenue consists of amounts billed in excess of revenue recognized. Deferred revenues are subsequently recorded as revenue when earned in accordance with the Company’s revenue recognition policies.

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Notes to Consolidated Financial Statements

Property and Equipment -

Property and equipment are stated at cost. Depreciation and amortization are calculated on the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements, up to 30 years; data processing equipment, 2—5 years, and office furniture and other equipment, 3—7 years.

Property held under capitalized lease arrangements is included in property and equipment, and the associated liabilities are included in long-term debt. Amortization of property under capitalized leases is included in depreciation and amortization expense. Property and equipment taken out of service and held for sale is recorded at the lower of depreciated cost or net realizable value and depreciation is ceased.

Leases -

Rent expense on operating leases is recorded on a straight-line basis over the term of the lease agreement.

Software, Purchased Software Licenses, and Research and Development Costs –

Costs of internally developed software are capitalized in accordance with ASC 350-40, Internal Use Software.

The standard generally requires that research and development costs incurred prior to the beginning of the application development stage of software products are charged to operations as such costs are incurred. Once the application development stage has begun, costs are capitalized until the software is available for general release. Costs of internally developed computer software are amortized on a straight-line basis over the remaining estimated economic life of the software product, generally two to five years (see Note 8 – Software Costs).

Costs of purchased software licenses are amortized on a straight-line basis over the estimated economic life of the license, generally not to exceed five years (see Note 8 – Software Costs).

Capitalized software, including both purchased and internally developed, is reviewed when facts and circumstances indicate the carrying amount may not be recoverable and, if necessary, the Company reduces the carrying value of each product to its fair value.

Business Combinations –

We apply the provisions of ASC 805, Business Combinations, in accounting for its acquisitions. It requires us to recognize separately from goodwill the assets acquired and the liabilities assumed at the acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as any contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired and liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

Goodwill and Intangible Assets -

Goodwill is measured and tested for impairment on an annual basis in the first quarter of the Company’s fiscal year in accordance with ASC 350, Intangibles-Goodwill and Other, or more frequently if indicators of impairment exist. In performing our goodwill impairment test, we first evaluate goodwill to determine if it is more likely than not that the occurrence of an event or change in circumstances has reduced the fair value of a reporting unit below its carrying value. The qualitative assessment requires that we consider events or circumstances that may include macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, changes in management or key personnel, changes in strategy, changes in customers, and changes in our stock price. If, after assessing the totality of events or circumstances, we determine that it is more likely than not that the fair value of our reporting units is greater than the carrying amounts, then the two-step goodwill impairment test is not performed.

If the qualitative assessment indicates that the two-step quantitative analysis should be performed, we evaluate goodwill for impairment by comparing the fair value of each of our reporting units to its carrying value, including the associated

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goodwill. To determine the fair values, we use the equal weighting of the market approach based on comparable publicly traded companies in similar lines of businesses and the income approach based on estimated discounted future cash flows. Our cash flow assumptions consider historical forecasted revenue, operating costs and other relevant factors.

We completed our annual impairment test during the first quarter of fiscal 2018. We determined, after performing a qualitative review of each reporting unit, that it is more likely than not that the fair value of each of our reporting units exceeds the respective carrying amounts. Accordingly, there was no indication of impairment, and the two-step quantitative goodwill impairment test was not performed. We did not recognize any goodwill impairment charges in fiscal 2017. During fiscal 2016, we recognized a $5.4 million goodwill impairment loss related to our APAC Audience Solutions segment and a $0.5 million goodwill impairment loss related to our Brazil operation.

We amortize intangible assets with finite lives over their estimated useful lives and review them for impairment whenever an impairment indicator exists. We continually monitor events and changes in circumstances that could indicate carrying amounts of our long-lived assets, including our intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess recoverability by determining whether the carrying value of such assets will be recovered through the undiscounted expected future cash flows. If the future undiscounted cash flows are less than the carrying amount of these assets, we recognize an impairment loss based on any excess of the carrying amount over the fair value of the assets. We did not recognize any intangible asset impairment charges in fiscal 2018, 2017, or 2016.

During fiscal 2018, our intangible assets were amortized over their estimated useful lives ranging from two years to ten years. Amortization is based on the pattern in which the economic benefits of the intangible asset will be consumed or on a straight-line basis when the consumption pattern is not apparent. The weighted average useful lives of our intangible assets were as follows:

Weighted Average Useful Life (years)
Developed technology	4
Customer relationships	6
Trade names	3
Publisher relationships	6

Impairment of Long-lived Assets -

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company considers factors such as operating losses, declining outlooks, and business conditions when evaluating the necessity for an impairment analysis. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

During fiscal 2016, in conjunction with the goodwill impairment tests noted above, the Company also tested certain other long-lived assets in the affected units for impairment. The Company recorded impairment charges of $0.9 million related to other long-lived assets, primarily property and equipment.

Fair Value of Financial Instruments -

We apply the provisions of ASC 820, Fair Value Measurement, to our assets and liabilities that we are required to measure at fair value pursuant to other accounting standards. The additional disclosure regarding our fair value measurements is included in Note 16.

Concentration of Credit Risk -

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of trade accounts, unbilled and notes receivable. The Company’s receivables are from a large number of customers. Accordingly, the Company’s

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Notes to Consolidated Financial Statements

credit risk is affected by general economic conditions. The Company maintains deposits in federally insured financial institutions more than federally insured limits. Management, however, believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Income Taxes -

The Company and its domestic subsidiaries file a consolidated federal income tax return. The Company’s foreign subsidiaries file separate income tax returns in the countries in which their operations are based.

The Company makes estimates and judgments in determining the provision for income taxes for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits, and deductions, and in the calculation of certain deferred tax assets and liabilities that arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as the interest and penalties related to uncertain tax positions. Significant changes in these estimates may result in an increase or decrease to the tax provision in a subsequent period. The Company assesses the likelihood that it will be able to recover its deferred tax assets. If recovery is not likely, the Company increases the provision for taxes by recording a valuation allowance against the deferred tax assets that it estimates will not ultimately be recoverable. The Company believes that the deferred tax assets recorded on the consolidated balance sheets will be ultimately recovered. However, should a change occur in the Company’s ability to recover its deferred tax assets, its tax provision would increase in the period in which the Company determined that the recovery was not likely.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process pursuant to ASC 740, Income Taxes. The first step is to evaluate the tax position for recognition by determining whether the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. If the Company determines that a tax position will more likely than not be sustained on audit, the second step requires the Company to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as the Company must determine the probability of various outcomes.

The Company re-evaluates these uncertain tax positions on a quarterly basis. This evaluation is based on factors such as changes in facts or circumstances, changes in tax law, new audit activity, and effectively settled issues. Determining whether an uncertain tax position is effectively settled requires judgment. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

The Tax Act significantly changes U.S. corporate income tax laws by, among other things, reducing the U.S. federal corporate tax rate from 35% to 21%. Accordingly, the Company made a provisional remeasurement of its federal deferred tax assets and liabilities to reflect the lower tax rate enacted during the third quarter of fiscal 2018. See Note 13—Income Taxes for additional information.

Foreign Currency -

The reporting currency of the Company is the U.S. dollar. The functional currency of our foreign operations generally is the applicable local currency for each foreign subsidiary. The balance sheets of the Company’s foreign subsidiaries are translated at period-end rates of exchange, and the statements of operations are translated at the average exchange rate for the period. The effects of foreign currency translation adjustments are included in accumulated other comprehensive income in the consolidated statements of stockholders’ equity and comprehensive income.

Advertising Expense -

Advertising costs are expensed as incurred. Advertising expense was approximately $11.6 million, $9.3 million and $5.9 million for the fiscal years ended March 31, 2018, 2017 and 2016, respectively. Advertising expense is included in operating expenses in the consolidated statements of operations.

Guarantees -

The Company accounts for the guarantees of indebtedness of others under applicable accounting standards which require a guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation

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undertaken in issuing the guarantee. A guarantor is also required to make additional disclosures in its financial statements about obligations under certain guarantees issued. The Company’s liability for the fair value of guarantees is not material (see Note 11 – Commitments and Contingencies).

Legal Contingencies -

We are currently involved in various claims and legal proceedings. Quarterly, we review the status of each significant matter and assess our potential financial exposure. We accrue a liability for an estimated loss if the potential loss from any claim or legal proceeding is considered probable, and the amount can be reasonably estimated. Note 11, Commitments and Contingencies, provides additional information regarding certain of our legal contingencies.

Earnings (Loss) per Share -

A reconciliation of the numerator and denominator of basic and diluted earnings (loss) per share is shown below (in thousands, except per share amounts):

	2018	2017	2016
Net earnings (loss) from continuing operations	$23,480	$4,108	$(8,648)
Earnings from discontinued operations, net of tax	-	-	15,351
Net earnings	$23,480	$4,108	$6,703
Basic earnings (loss) per share:
Basic weighted-average shares outstanding	78,891	77,609	77,616
Basic earnings (loss) per share:
Continuing operations	$0.30	$0.05	$(0.11)
Discontinued operations	-	-	0.20
Net earnings	$0.30	$0.05	$0.09
Diluted earnings (loss) per share:
Basic weighted-average shares outstanding	78,891	77,609	77,616
Dilutive effect of common stock options, warrants, and restricted stock as computed under the treasury stock method	2,625	2,239	-
Diluted weighted-average shares outstanding	81,516	79,848	77,616
Diluted earnings (loss) per share:
Continuing operations	$0.29	$0.05	$(0.11)
Discontinued operations	-	-	0.20
Net earnings	$0.29	$0.05	$0.09

Due to the net loss from continuing operations in fiscal 2016, the dilutive effect of options, warrants and restricted stock units covering 1.5 million shares of common stock was excluded from the earnings per share calculation since the impact on the calculation was anti-dilutive. Additional options and warrants to purchase shares of common stock and restricted stock units that were outstanding during the periods presented but were not included in the computation of diluted earnings (loss) per share because the effect was anti-dilutive are shown below (in thousands, except per share amounts):

	2018			2017			2016
Number of shares outstanding under options, warrants and restricted stock units	20			90			1,654
Range of exercise prices for options	$32.85	-	$32.85	$27.77	-	$32.85	$17.49	-	$62.06

Stock-based Compensation -

The Company records stock-based compensation expense according to the provisions of ASC Topic 718, Compensation – Stock Compensation. ASC Topic 718 requires all stock-based payments to employees, including grants of employee

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Notes to Consolidated Financial Statements

stock options, to be recognized in the statement of operations over the service period of the award based on their fair values. Under the provisions of ASC Topic 718, the Company determines the appropriate fair value model to be used for valuing stock-based payments and the amortization method for compensation cost.

The Company has stock option plans and equity compensation plans (collectively referred to as the “stock-based plans”) administered by the compensation committee (“compensation committee”) of the board of directors under which options and restricted stock units were outstanding as of March 31, 2018.

The Company’s equity compensation plan provides that all associates (employees, officers, directors, affiliates, independent contractors or consultants) are eligible to receive awards (grant of any option, stock appreciation right, restricted stock award, restricted stock unit award, performance award, performance share, performance unit, qualified performance-based award, or other stock unit award) under the plan with the terms and conditions applicable to an award set forth in applicable grant documents.

Incentive stock option awards granted under the stock-based plans cannot be granted with an exercise price less than 100% of the per-share market value of the Company’s shares at the date of grant and have a maximum duration of ten years from the date of grant. Board policy currently requires that nonqualified options also must be priced at or above the fair market value of the common stock at the time of grant with a maximum duration of ten years.

Restricted stock units may be issued under the equity compensation plan and represent the right to receive shares in the future by way of an award agreement which includes vesting provisions. Award agreements can further provide for forfeitures triggered by certain prohibited activities, such as breach of confidentiality. All restricted stock units will be expensed over the vesting period and adjusted for forfeitures as incurred. The vesting of some restricted stock units is subject to the Company’s achievement of certain performance criteria, as well as the individual remaining employed by the Company for a period of years.

The Company also has outstanding performance-based stock appreciation rights and performance-based stock units. These are expensed over the vesting period of the award.

The Company receives income tax deductions because of the exercise of nonqualified stock options and the vesting of other stock-based awards. These excess tax benefits and deficiencies are included as a component of income tax expense and reflected as an operating cash flow included in changes in operating assets and liabilities.

Restructuring –

The Company records costs associated with employee terminations and other exit activity in accordance with ASC 420, Exit or Disposal Cost Obligations, depending on whether the costs relate to exit or disposal activities under the accounting standards, or whether they are other post-employment termination benefits. Under applicable accounting standards for exit or disposal costs, the Company records employee termination benefits as an operating expense when the benefit arrangement is communicated to the employee and no significant future services are required. Under the accounting standards related to post employment termination benefits the Company records employee termination benefits when the termination benefits are probable and can be estimated. The Company recognizes the present value of facility lease termination obligations, net of estimated sublease income and other exit costs, when the Company has future payments with no future economic benefit or a commitment to pay the termination costs of a prior commitment. In future periods the Company will record accretion expense to increase the liability to an amount equal to the estimated future cash payments necessary to exit the leases. This requires judgment and management estimation to determine the expected time frame for securing a subtenant, the amount of sublease income to be received and the appropriate discount rate to calculate the present value of the future cash flows. Should actual lease exit costs differ from estimates, the Company may be required to adjust the restructuring charge which will impact net earnings in the period any adjustment is recorded.

Adoption of New Accounting Standards –

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”), which amended the existing FASB Accounting Standards Codification. The standard provides additional guidance to assist entities with evaluation of whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting, including acquisitions, disposals, goodwill, and consolidation. ASU 2017-01 is effective for the Company beginning in fiscal

F2-35

2019, with early adoptions permitted. We adopted the standard in the current fiscal year, on a prospective basis, and adoption of this guidance did not have a material impact on our consolidated financial statements and related disclosures.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” (“ASU 2016-18”). This standard is intended to reduce diversity in the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. The standard requires that restricted cash and restricted cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. ASU 2016-18 is effective for annual periods beginning after December 15, 2017 (fiscal 2019 for the Company), including interim periods within those fiscal years; earlier adoption is permitted. We adopted the standard during the current fiscal year. Early adoption did not result in any changes to our existing accounting policies, presentation of items in our consolidated financial statements and related disclosures, or any changes resulting from the retrospective application to all periods reported.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which is intended to improve the accounting for stock-based payment transactions as part of the FASB’s simplification initiative. The ASU changes five aspects of the accounting for stock-based payment award transactions that will affect public companies, including: (1) accounting for income taxes; (2) classification of excess tax benefits on the statement of cash flows; (3) forfeitures; (4) minimum statutory tax withholding requirements; and (5) classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes. The inclusion of excess tax benefits and deficiencies as a component of our income tax provision will increase volatility within our provision for income taxes as the amount of excess tax benefits or deficiencies from stock-based compensation awards depends on our stock price at the date the awards vest or the date of option exercises. This guidance also requires excess tax benefits to be presented as an operating activity on the statement of cash flows and allows an entity to make an accounting policy election to either estimate expected forfeitures or to account for them as they occur.

We adopted ASU No. 2016-09 during the current fiscal year, which required us to reflect any adjustments as of April 1, 2017. We elected to account for forfeitures as they occur rather than estimating expected forfeitures. We recorded the cumulative impact of adoption through an increase in retained earnings of $2.2 million, of which $2.6 million related to deferred tax assets from certain federal and state research tax credit carryforwards attributable to excess tax benefits from stock-based compensation that had not been previously recognized, offset by $0.4 million related to elimination of the forfeiture pool. We elected to prospectively adopt the effect on the statement of cash flows and accordingly, did not restate the Consolidated Statements of Cash Flows for fiscal 2017 and 2016, respectively.

Recent Accounting Pronouncements Not Yet Adopted –

In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation (Topic 719): Scope of Modification Accounting” (“ASU 2017-09”). ASU 2017-09 clarifies when changes to the terms or conditions of a stock-based payment award must be accounted for as modifications. ASU 2017-09 will reduce diversity in practice and result in fewer changes to the terms of an award being accounted for as modifications. Under ASU 2017-09, an entity will not apply modification accounting to a stock-based payment award if the award’s fair value, vesting conditions and classification as an equity or liability instrument are the same immediately before and after the change. ASU 2017-09 will be applied prospectively to awards modified on or after the adoption date. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. ASU 2017-09 is effective for the Company beginning in fiscal 2019. The Company continues to evaluate the impact of the adoption of this guidance on its consolidated financial statements, but does not expect it to have a material impact.

In January 2017, the FASB issued ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which eliminates step two from the goodwill impairment test. Under ASU 2017-04, an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual periods beginning after December 15, 2019 (fiscal 2021 for the Company), including interim periods within those fiscal years; earlier adoption is permitted for goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements and related disclosures.

F2-36

Notes to Consolidated Financial Statements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), as a comprehensive new standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. The new standard will require lessees to recognize a right-of-use asset and a lease liability on the balance sheet for all leases except for short-term leases. For lessees, leases will continue to be classified as either operating or finance in the income statement. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model. Lessors will continue to classify leases as operating, direct financing or sales-type leases. Subsequently, the FASB has issued various ASU’s to provide further clarification around certain aspects of Topic 842. ASU 2016-02 is effective for annual periods beginning after December 15, 2018 (fiscal 2020 for the Company), including interim periods within those fiscal years, with early adoption permitted. We will adopt the new standard on April 1, 2019 using the modified retrospective approach. The Company is continuing to evaluate the impact of the adoption of this guidance on its consolidated financial statements and related disclosures.

In May 2014, the FASB issued update ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and issued subsequent amendments to the initial guidance in August 2015, March 2016, April 2016, May 2016 and December 2016 within ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20, respectively. Topic 606 supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of the new guidance is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation, among others. Topic 606 also provides guidance on the recognition of costs related to obtaining customer contracts. Companies may adopt Topic 606 using a full retrospective or modified retrospective method. The Company adopted the standard on April 1, 2018 using the modified retrospective method.

During fiscal 2018, the Company completed its evaluation of Topic 606. Based on the evaluation, the Company does not expect it to have a material impact on its results of operations or cash flows in the periods after adoption. Most revenue streams will be recorded consistently under both the current standard and new standard; however, the Company noted the following impact:

Under the current standard, we expense costs related to the acquisition of revenue-generating contracts as incurred. Under the new standard, we will be required to capitalize incremental costs to acquire contracts and amortize them over the expected period of benefit, which we have determined as a range from two to five years.

At April 1, 2018, the Company expects to record the cumulative impact of Topic 606 through an increase in retained earnings of approximately $12.5 million rather than retrospectively adjusting prior periods. The cumulative adjustment will primarily relate to the capitalization of certain costs incremental to contract acquisition.

Topic 606 also requires expanded disclosure regarding the nature, timing, and uncertainty of revenue transactions, and costs incurred to obtain customer contracts. The Company has evaluated these disclosure requirements and incorporated the collection of relevant data into its reporting process. These disclosures will be reflected beginning in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

The Company does not anticipate that the adoption of any other recent accounting pronouncements will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

F2-37

2. RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES:

The following table summarizes the restructuring activity included in gains, losses and other items, net in the consolidated statements of operations for the fiscal years ended March 31, 2018, 2017 and 2016 (dollars in thousands):

	Associate- related reserves	Lease accruals	Total
March 31, 2015	$7,211	$5,228	$12,439
Restructuring charges and adjustments	8,630	3,002	11,632
Payments	(12,986)	(4,706)	(17,692)
March 31, 2016	$2,855	$3,524	$6,379
Restructuring charges and adjustments	3,755	2,985	6,740
Payments	(4,210)	(2,201)	(6,411)
March 31, 2017	$2,400	$4,308	$6,708
Restructuring charges and adjustments	3,832	2,564	6,396
Payments	(3,481)	(1,580)	(5,061)
March 31, 2018	$2,751	$5,292	$8,043

Restructuring Plans

In fiscal 2018, the Company recorded a total of $6.4 million in restructuring charges and adjustments included in gains, losses and other items, net in the consolidated statement of operations. The expense included severance and other associate-related charges of $3.8 million, and lease accruals and adjustments of $2.6 million.

The associate-related accruals of $3.8 million related to the termination of associates in the United States and Europe. Of the amount accrued, $2.2 million remained accrued as of March 31, 2018. These costs are expected to be paid out in fiscal 2019. The lease accruals and adjustments of $2.6 million result from the Company’s exit from certain leased office facilities.

In fiscal 2017, the Company recorded a total of $8.9 million in restructuring charges and adjustments included in gains, losses and other items, net in the consolidated statement of operations. The expense included severance and other associate-related charges of $3.8 million, lease accruals and adjustments of $3.0 million, and leasehold improvement write offs of $2.1 million. The associate-related accruals of $3.8 million were fully paid in fiscal 2018. The lease accruals and adjustments of $3.0 million resulted from the Company’s exit from certain leased office facilities ($1.5 million), and adjustments to estimates related to the fiscal 2015 lease accruals ($1.5 million).

In fiscal 2016, the Company recorded a total of $12.0 million in restructuring charges and adjustments included in gains, losses and other items, net in the consolidated statement of operations. The expense included severance and other associate-related charges of $8.6 million, Europe lease termination charges and accruals of $3.0 million, and leasehold improvement write offs of $0.4 million. The associate-related accruals of $8.6 million related to the termination of associates in the United States, Europe, Brazil and Australia. Of the amount accrued for 2016, $0.2 million remained accrued as of March 31, 2018. These costs are expected to be paid out in fiscal 2019. The Europe lease termination charges and accruals of $3.0 million were fully paid during fiscal 2016.

In fiscal 2015, the Company recorded a total of $21.8 million in restructuring charges and adjustments included in gains, losses and other items, net in the consolidated statement of operations. The expense included severance and other associate-related charges of $13.3 million, lease accruals of $6.5 million, and the write-off of leasehold improvements of $2.0 million. Of the associate-related accruals of $13.3 million, $0.3 million remained accrued as of March 31, 2018. These amounts are expected to be paid out in fiscal 2019.

The fiscal 2015, 2017, and 2018 lease accruals described above relate to three floors, each vacated in a certain fiscal year, of one facility. Of the consolidated fiscal 2015, 2017, and 2018 facility lease restructuring charges of $12.1 million, $5.3 million remained accrued as of March 31, 2018. The Company intends to sublease the facilities to

F2-38

Notes to Consolidated Financial Statements

the extent possible. The liabilities will be satisfied over the remainder of the leased properties’ terms, which continue through November 2025. Actual sublease receipts may differ from the estimates originally made by the Company. Any future changes in the estimates or in the actual sublease income could require future adjustments to the liabilities, which would impact net earnings (loss) in the period the adjustment is recorded.

Gains, Losses and Other Items

Gains, losses and other items for each of the years presented are as follows (dollars in thousands):

	2018	2017	2016
Restructuring plan charges and adjustments	$6,396	$6,740	$11,632
Other restructuring charges	-	2,125	381
Write-off of accumulated foreign currency translation in Brazil	-	1,315	-
Gain on disposition of assets	-	(2,986)	-
Acquisition-related costs	-	1,365	-
Other	(23)	(186)	119

	$6,373	$8,373	$12,132

3. ACQUISITIONS:

Pacific Data Partners

On February 14, 2018, the Company acquired all the outstanding units of Pacific Data Partners LLC (“PDP”) in order to accelerate its ability to power people-based B2B marketing. The Company paid approximately $4.5 million in cash, net of $0.5 million funds held in escrow and $0.2 million cash acquired. The escrow funds are expected to be delivered to the PDP sellers one year from the acquisition date. The Company has omitted pro forma disclosures related to this acquisition as the pro forma effect of this acquisition is not material. The results of operations of this acquisition are included in the Company’s consolidated results beginning February 14, 2018.

The following table presents the purchase price allocation related to assets acquired and liabilities assumed (dollars in thousands):

February 14, 2018
Assets acquired:
Cash	$228
Trade accounts receivable	224
Developed technology (Software, net)	2,000
Goodwill	3,260
Intangible assets (Other assets)	200
Total assets acquired	5,912
Accounts payable and accrued expenses	(706)
Net assets acquired	5,206
Less:
Funds held in escrow	(500)
Cash acquired	(228)
Net cash paid	$4,478

The fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed were based on calculations and valuations using management’s estimates and assumptions and were based on the information that was available as of the date of acquisition.

F2-39

In connection with the PDP acquisition, the Company assumed the outstanding performance compensation plan under the 2018 Equity Compensation Plan of Pacific Data Partners, LLC (“PDP PSU plan”). Under the PDP PSU plan, performance compensation will be paid to plan participants in four annual increments based on attainment of certain Connectivity B2B run rate revenue targets for the performance period covering April 1, 2018 to March 31, 2022. Each annual payout will be determined at the close of each fiscal year within the performance period, on a cumulative basis. The amount of each annual payout will be settled in shares of Company common stock. The number of shares of Company common stock issued to participants will be equal to 90% of the annual payout divided by the volume weighted average stock price for the 20 trading days prior to, and ending on, the end of each annual performance period, plus, 10% of the annual payout divided by the volume weighted average stock price for the 20 trading days prior to, and ending on, the date of the closing of the acquisition. Total performance attainment may result in combined payouts ranging from $0.0 million to $65.0 million.

The performance compensation paid under the PDP PSU plan will be recorded as non-cash stock-based compensation as it is attributable to post-combination service (see Note 12—Stockholders’ Equity). The non-cash stock-based compensation expense will be recognized over the requisite service and performance period based on expected attainment. 90% of the performance compensation will be settleable in a number of shares calculated using a variable 20-day stock price factor, determined in future periods, and will be classified as a liability-based equity award. As of each reporting date, 90% of any recognized, but unpaid portions of the performance compensation plan will be recorded in other accrued expenses in the Consolidated Balance Sheet. The remaining 10% of the performance compensation will be classified as an equity-based equity award.

Through March 31, 2018, the Company recognized a total of $2.0 million in non-cash stock-based compensation expense in the consolidated statements of operations related to the PDP PSU plan.

Arbor and Circulate

The Company acquired all the outstanding shares of Arbor Technologies, Inc. (“Arbor”) and Circulate.com, Inc. (“Circulate”) on November 22, 2016 and November 29, 2016, respectively. Arbor and Circulate help publishers connect people-based data to the marketing ecosystem. Arbor and Circulate are included in the Connectivity segment, and increase the scale of the Company’s omni-channel identity graph and network. The Company has included the financial results of Arbor and Circulate in the consolidated financial statements from the dates of acquisition. The consideration paid for the outstanding shares and vested stock options was approximately $137.4 million, net of cash acquired of approximately $9.5 million. The consideration paid for unvested stock options had an estimated fair value of $9.2 million. These options are not part of the purchase price and will be expensed as non-cash stock compensation over the applicable vesting periods.

In connection with the Arbor acquisition, the Company agreed to pay $38.3 million to certain key employees (see “Consideration Holdback” in note 12). The consideration holdback is payable over 30 equal, monthly increments and is settleable in shares of Company common stock. The number of shares to be issued monthly will vary depending on the market price of the shares on the date of issuance and will be recorded as non-cash stock compensation expense as the shares are issued. The consideration holdback is not part of the purchase price as vesting is dependent on continued employment of the key employees.

Following the closing of Arbor, the Company granted new awards of restricted stock units to select employees of Arbor to induce them to accept employment with the Company (the “Arbor Inducement Awards”). The Arbor Inducement Awards had a grant date fair value of $10.4 million, and vest over three years with 34% of the total vesting on the first anniversary of the closing date and 8.25% vesting each three months thereafter, subject to the employee’s continued service through each vesting date. Following the closing of Circulate, the Company granted new awards of restricted stock units to select employees of Circulate to induce them to accept employment with the Company (the “Circulate Inducement Awards”). The Circulate Inducement Awards had a grant date fair value of $10.0 million. The Circulate Inducement Awards granted to certain key employees of Circulate vest over two years with 50% of the total vesting on the first anniversary of the closing date and 12.5% vesting each three months thereafter, subject to the employee’s continued service through each vesting date and vesting acceleration upon a qualifying termination as set forth in the applicable employee’s offer letter with the Company. The Circulate Inducement Awards granted to all other Circulate employees vest incrementally over four years with 25% of the total vesting on the first anniversary date of the closing, and 25% vesting each 12 months thereafter, subject to the employee’s continued service through each vesting date.

F2-40

Notes to Consolidated Financial Statements

On November 29, 2016, the Company delivered $5.9 million of cash to an escrow agent according to the terms of the Circulate acquisition agreement. The cash was restricted as to withdrawal or use by the Company. The restricted cash was delivered to the Circulate sellers one year from the acquisition date, during fiscal 2018. The principal escrow amount was owned by the Company until funds were delivered to the Circulate sellers. All interest and earnings on the principal escrow amount remain property of the Company.

The following table summarizes the fair values of assets acquired and liabilities assumed as of the date of the acquisitions (dollars in thousands):

November 22 and November 29, 2016
Assets acquired:
Cash	$9,495
Trade accounts receivable	3,352
Goodwill	105,670
Intangible assets (Other assets)	40,800
Other current and noncurrent assets	278
Total assets acquired	159,595
Deferred income taxes	(8,093)
Accounts payable and accrued expenses	(4,623)
Net assets acquired	146,879
Less:
Cash acquired	(9,495)
Net cash paid	$137,384

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill and is primarily attributed to development of future technology and products, development of future customer relationships, and the Arbor and Circulate assembled workforces. The Company allocated the goodwill to the reporting unit that was expected to benefit from the acquired goodwill. Goodwill is not deductible for U.S. income tax purposes.

The Company recognized the assets and liabilities acquired based on estimates of their acquisition date fair values. The determination of the fair values of the acquired assets and liabilities assumed (and the related determination of the estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgement. The Company believes that the information available at the date of acquisition provided a reasonable basis for estimating the fair values of the assets acquired and the liabilities assumed.

The amounts allocated to intangible assets in the table above included publisher relationships, developed technology, customer relationships, and trade name. Intangible assets will be amortized on a straight-line basis over the estimated useful lives of 1 to 6 years. The following table presents the components of intangible assets acquired and their estimated useful lives as of the acquisition date (dollars in thousands):

	Fair value	Useful life (in years)
Publisher relationships	$23,800	6
Developed technology	9,300	2 to 4
Customer relationships	7,100	6
Trade name	600	1
Total intangible assets	$40,800

F2-41

The Company has omitted disclosures of revenue and net loss of the acquired companies from the acquisition dates of November 22, 2016 and November 29, 2016, respectively, to March 31, 2017 as the amounts are not material.

During the year ended March 31, 2017, the Company incurred $1.4 million of acquisition costs related to the Arbor and Circulate acquisitions, which are included in gains, losses, and other items, net on the consolidated statement of operations (see Note 2—Restructuring, Impairment and Other Charges).

The unaudited pro forma financial information in the table below summarizes the combined results of operations for Acxiom, Arbor and Circulate for the purposes of unaudited pro forma financial information disclosure as if the companies were combined as of the beginning of fiscal 2016. The unaudited pro forma financial information for all periods presented included the business combination accounting effects resulting from these acquisitions, including amortization charges from acquired intangible assets, stock-based compensation charges for unvested restricted stock-based awards and stock options assumed, if any, and the related tax effects as though the aforementioned companies were combined as of the beginning of fiscal 2016. The unaudited pro forma financial information as presented below is for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of fiscal 2016.

The unaudited pro forma financial information for the years ended March 31, 2017 and 2016, respectively, combined the historical results of Acxiom for the years ended March 31, 2017 and 2016 and the historical results of Arbor and Circulate for the years ended December 31, 2016 and 2015 (adjusted due to differences in reporting periods) and the effects of the pro forma adjustments listed above. The unaudited pro forma financial information was as follows (dollars in thousands, except per share data):

	2017	2016
Revenues	$887,495	$853,249
Net loss from continuing operations	$(17,025)	$(38,903)
Basic and diluted loss per share from continuing operations	$(0.22)	$(0.30)

Addressable Television Net Assets from Allant (“Allant”)

On December 1, 2015, the Company acquired certain addressable television net assets from The Allant Group, Inc. The acquisition provides the Company additional consumer insight capabilities that enable clients to more effectively reach their television channel customer base and audiences. The Company paid approximately $5.4 million in cash. The Company has omitted pro forma disclosures related to this acquisition as the pro forma effect of this acquisition is not material. The results of operation for the acquisition are included in the Company’s consolidated results beginning December 1, 2015.

The following table presents the purchase price allocation related to assets acquired and liabilities assumed (dollars in thousands):

December 1, 2015
Assets acquired:
Trade accounts receivable	$499
Goodwill	1,377
Developed technology (Software)	2,700
Other intangible assets (Other assets, net)	1,400
Net assets acquired	5,976
Accounts payable	(590)
Net cash paid	$5,386

The fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed were based on calculations and valuations using management’s estimates and assumptions and were based on the information that was available as of the date of acquisition.

F2-42

Notes to Consolidated Financial Statements

4. DISCONTINUED OPERATIONS AND DISPOSITIONS:

Disposition of Impact email business

In fiscal 2017, the Company completed the sale of its Impact email business to Zeta Interactive for total consideration of $22.0 million, including a $4.0 million subordinated promissory note with interest accruing at a rate of 6% per annum. The note was paid in full in fiscal 2018. The Company also entered into a separate multi-year contract to provide Zeta Interactive with Connectivity and Audience Solutions services. Prior to the disposition, the Impact email business was included in the Marketing Services segment results.

The business did not meet the requirements of a discontinued business; therefore, all financial results are included in continuing operations. The Company recorded a gain on sale of $0.3 million, included in gains, losses and other items, net. The transaction also generated a $4.3 million income tax benefit.

Revenues and income (loss) from operations from the disposed Impact email business are shown below (dollars in thousands):

	2017	2016
Revenues	$20,375	$60,199
Income (loss) from operations	$(157)	$10,105

IT Infrastructure Management business (“ITO”)

On May 20, 2015, the Company announced it had entered into a definitive agreement to sell its ITO business to Charlesbank Capital Partners and M/C Partners. The sale was completed on July 31, 2015. Beginning in the first quarter of fiscal 2016, the Company began reporting the results of operations, cash flows, and the balance sheet amounts pertaining to ITO as a component of discontinued operations in the consolidated financial statements. Prior to the discontinued operations classification, the ITO business unit was included in the IT Infrastructure Management segment in the Company’s segment results.

At the closing of the transaction, the Company received total consideration of $131.0 million ($140.0 million stated sales price less closing adjustments and transaction costs of $9.0 million). In addition, the Company has the right to participate in distributions of the divested entity above a defined amount. The Company reported a gain of $9.3 million on the sale which is included in earnings from discontinued operations, net of tax.

On July 31, 2015, the Company applied $55.0 million of proceeds from the sale to repay outstanding Company indebtedness to comply with the Company’s existing credit agreement (see Note 10 – Long-Term Debt). The Company allocated interest expense associated with the $55.0 million repayment of Company indebtedness to the ITO discontinued operating business. Allocated interest expense was $0.4 million for the fiscal year ended March 31, 2016. We used the remaining proceeds from the sale to fund expansion of its common stock repurchase program and for general corporate purposes.

F2-43

Summary results of operations of ITO for the fiscal year ended March 31, 2016 are segregated and included in earnings from discontinued operations, net of tax, in the consolidated statements of operations. The following table is a reconciliation of the major classes of line items constituting earnings from discontinued operations, net of tax (dollars in thousands):

2016
Major classes of line items constituting earnings from discontinued operations, net of tax:
Revenues	$69,410
Cost of revenue	50,837
Gross profit	18,573
Operating expenses:
Sales and marketing	1,192
General and administrative	6,053
Gain on sale of discontinued operations	(9,349)
Gains, losses and other items, net	367
Total operating expenses	(1,737)
Earnings from discontinued operations	20,310
Interest expense	(681)
Other, net	(230)
Earnings from discontinued operations before income taxes	19,399
Income taxes	3,598
Earnings from discontinued operations, net of tax	$15,801

ITO was a provider of managed hosting and cloud infrastructure services, optimized for mid-tier enterprises. The Company entered into certain agreements with ITO in which support services, including data center co-location services, will be provided from the Company to ITO, and from ITO to the Company. Additionally, the Company entered into certain other agreements with ITO to provide or receive leased office space. The terms of these agreements range from several months to the longest of which continues through July 2020. The agreements generally provide cancellation provisions, without penalty, at various times throughout the term.

Cash inflows and outflows related to the agreements are included in cash flows from operating activities in the consolidated statements of cash flows. Revenues and expenses related to the agreements are included in income (loss) from operations in the consolidated statements of operations. The related cash inflows and outflows and revenues and expenses for the periods reported are shown below (dollars in thousands):

	2018	2017	2016
Cash inflows	$6,575	$7,214	$4,728
Cash outflows	$1,976	$4,140	$4,165
Revenues	$7,511	$6,470	$4,650
Expenses	$1,770	$3,284	$4,617

F2-44

Notes to Consolidated Financial Statements

5. OTHER CURRENT AND NONCURRENT ASSETS:

Other current assets consist of the following (dollars in thousands):

	March 31, 2018	March 31, 2017
Prepaid expenses and other	$27,594	$25,714
Escrow deposit (see Note 3—Acquisitions)	-	5,880
Note receivable (see Note 4 – Discontinued Operations and Dispositions)	-	4,000
Assets of non-qualified retirement plan (see Note 6—Other Accrued Expenses)	13,551	12,716
Other current assets	$41,145	$48,310

Other noncurrent assets consist of the following (dollars in thousands):

	March 31, 2018	March 31, 2017
Acquired intangible assets, net	$33,922	$43,884
Deferred data acquisition costs	1,036	1,116
Other miscellaneous noncurrent assets	6,510	6,443
Noncurrent assets	$41,468	$51,443

6. OTHER ACCRUED EXPENSES:

Other accrued expenses consist of the following (dollars in thousands):

	March 31, 2018	March 31, 2017
Accrued purchase consideration (see Note 3—Acquisitions)	$-	$5,880
Liabilities of non-qualified retirement plan (see Note 5—Other Current and Noncurrent Assets)	13,551	12,716
Other accrued expenses	42,314	41,265
Other accrued expenses	$55,865	$59,861

7. GOODWILL AND INTANGIBLE ASSETS:

Goodwill by operating segment and activity for the years ended March 31, 2018 and 2017 was as follows (dollars in thousands):

	Marketing Services	Audience Solutions	Connectivity	Total
Balance at March 31, 2016	$124,586	$273,430	$94,729	$492,745
Acquisitions of Arbor and Circulate (see note 3)	-	-	105,670	105,670
Impact email disposition (see note 4)	(5,684)	-	-	(5,684)
Allant purchase accounting adjustments	-	18	-	18
Change in foreign currency translation adjustment	(12)	-	(6)	(18)
Balance at March 31, 2017	$118,890	$273,448	$200,393	$592,731
Acquisition of PDP (see note 3)	-	-	3,260	3,260
Arbor purchase accounting adjustments	-	-	(21)	(21)
Change in foreign currency translation adjustment	18	-	7	25
Balance at March 31, 2018	$118,908	$273,448	$203,639	$595,995

F2-45

Year end balances in the table above are net of accumulated impairment losses of $120.1 million at March 31, 2018 and 2017, respectively.

Goodwill by component included in each operating segment as of March 31, 2018 was:

	Marketing Services	Audience Solutions	Connectivity	Total
U.S.	$110,910	$273,448	$200,072	$584,430
APAC	7,998	-	3,567	11,565
Balance at March 31, 2018	$118,908	$273,448	$203,639	$595,995

The amounts allocated to intangible assets from acquisitions include developed technology, customer relationships, trade names, and publisher relationships. Amortization lives for those intangibles range from two years to ten years. The following table shows the amortization activity of intangible assets (dollars in thousands):

	2018	2017	2016
Developed technology, gross (Software)	$54,150	$52,150	$42,850
Accumulated amortization	(43,533)	(29,775)	(17,950)
Net developed technology	$10,617	$22,375	$24,900
Customer relationship/Trade name, gross (Other assets, net)	$43,364	$43,164	$35,466
Accumulated amortization	(27,953)	(21,702)	(16,263)
Net customer/trade name	$15,411	$21,462	$19,203
Publisher relationship, gross (Other assets, net)	$23,800	$23,800	$-
Accumulated amortization	(5,289)	(1,378)	-
Net publisher relationship	$18,511	$22,422	$-
Total intangible assets, gross	$121,314	$119,114	$78,316
Total accumulated amortization	(76,775)	(52,855)	(34,213)
Total intangible assets, net	$44,539	$66,259	$44,103

Intangible assets by operating segment as of March 31, 2018 was (dollars in thousands):

	Marketing Services	Audience Solutions	Connectivity	Total
Developed technology	-	600	10,017	10,617
Customer/Trade name	11	311	15,089	15,411
Publisher relationship	-	-	18,511	18,511
Balance at March 31, 2018	$11	$911	$43,617	$44,539

F2-46

Notes to Consolidated Financial Statements

Total amortization expense related to intangible assets was $23.9 million, $18.6 million, and $15.5 million in fiscal 2018, 2017, and 2016, respectively. As of March 31, 2018, estimated future amortization expenses related to purchases and other intangible assets were as follows (dollars in thousands):

Year ending March 31,
2019	$15,980
2020	11,950
2021	8,025
2022	5,150
2023	3,434
$44,539

8. SOFTWARE COSTS:

The Company recorded amortization expense related to internally developed computer software of $28.4 million, $27.5 million, and $30.7 million for fiscal 2018, 2017 and 2016, respectively, including $13.8 million, $11.8 million, and $10.0 million, respectively, related to internally developed software acquired as part of recent acquisitions (see Note 7—Goodwill and Intangible Assets). Amortization expense in fiscal 2018 and fiscal 2016 also included $1.0 million and $1.8 million, respectively, of accelerated amortization expense resulting from adjusting the remaining estimated useful lives of certain capitalized software products which the Company no longer uses.

The Company recorded amortization expense related to purchased software licenses of $1.7 million, $3.0 million, and $3.8 million in fiscal 2018, 2017 and 2016, respectively.

9. PROPERTY AND EQUIPMENT:

Property and equipment, some of which has been pledged as collateral for long-term debt, is summarized as follows (dollars in thousands):

	March 31, 2018	March 31, 2017
Land	$5,398	$5,398
Buildings and improvements	195,609	189,666
Data processing equipment	262,254	249,131
Office furniture and other equipment	28,005	32,086
	491,266	476,281
Less accumulated depreciation and amortization	334,733	320,307
	$156,533	$155,974

Depreciation expense on property and equipment was $43.5 million, $42.9 million and $40.6 million for the fiscal years ended March 31, 2018, 2017 and 2016, respectively.

F2-47

10. LONG-TERM DEBT:

Long-term debt consists of the following (dollars in thousands):

	March 31, 2018	March 31, 2017
Term loan credit agreement	$-	$155,000
Revolving credit borrowings	230,000	70,000
Other debt and long-term liabilities	3,293	5,612
Total long-term debt	233,293	230,612
Less current installments	1,583	39,819
Less deferred debt financing costs	3,873	1,552
Long-term debt, excluding current installments and deferred debt financing costs	$227,837	$189,241

On June 20, 2017, the Company entered into a Sixth Amended and Restated Credit Agreement (the “restated credit agreement”) as part of refinancing its prior credit agreement. On that day, the Company used an initial draw of $230 million to pay off the outstanding $225 million term and revolving loan balances, with interest, and fund $4.0 million in fees related to the restated credit agreement. The fees are being amortized over the term of the agreement.

The Company’s restated credit agreement provides for (1) revolving credit facility borrowings consisting of revolving loans, letters of credit participation, and swing-line loans (the “revolving loans”) in an aggregate amount of $600 million and (2) a provision allowing the Company to request an increase of the aggregate amount of the revolving loans in an amount not to exceed $150 million. The restated credit agreement is secured by the accounts receivable of the Company and its domestic subsidiaries, as well as by the outstanding stock of certain subsidiaries of the Company. The restated credit agreement contains customary representations, warranties, affirmative and negative covenants, and default and acceleration provisions. The restated credit agreement matures, and is fully due and payable, on June 20, 2022 and allows for prepayments before maturity.

The revolving loan borrowings bear interest at LIBOR or at an alternative base rate plus a credit spread. At March 31, 2018, the revolving loan borrowing bears interest at LIBOR plus a credit spread of 2%. The weighted-average interest rate on revolving credit borrowings at March 31, 2018 was 3.9%. There were no material outstanding letters of credit at March 31, 2018 or March 31, 2017.

Under the terms of the restated credit agreement, the Company is required to maintain certain debt-to-cash flow and interest coverage ratios, among other restrictions. At March 31, 2018, the Company was in compliance with these covenants and restrictions.

The Company’s future obligations, excluding interest, under its long-term debt at March 31, 2018 are as follows (dollars in thousands):

Year ending March 31,
2019	$1,583
2020	1,362
2021	348
2022	-
2023	230,000
$233,293

F2-48

Notes to Consolidated Financial Statements

11. COMMITMENTS AND CONTINGENCIES:

Legal Matters

The Company is involved in various claims and legal proceedings. Management routinely assesses the likelihood of adverse judgments or outcomes to these matters, as well as ranges of probable losses, to the extent losses are reasonably estimable. The Company records accruals for these matters to the extent that management concludes a loss is probable and the financial impact, should an adverse outcome occur, is reasonably estimable. These accruals are reflected in the Company’s consolidated financial statements. In management’s opinion, the Company has made appropriate and adequate accruals for these matters, and management believes the probability of a material loss beyond the amounts accrued to be remote. However, the ultimate liability for these matters is uncertain, and if accruals are not adequate, an adverse outcome could have a material effect on the Company’s consolidated financial condition or results of operations. The Company maintains insurance coverage above certain limits. There are currently no matters pending against the Company or its subsidiaries for which the potential exposure is considered material to the Company’s consolidated financial statements.

Commitments

The Company leases data processing equipment, office furniture and equipment, land and office space under noncancellable operating leases. The Company has a future commitment for lease payments over the next 22 years of $84.0 million.

Total rental expense on operating leases was $15.9 million, $15.9 million, and $17.1 million for the fiscal years ended March 31, 2018, 2017 and 2016, respectively. Future minimum lease payments under all noncancellable operating leases for the five years ending March 31, 2023, are as follows: 2019, $16.5 million; 2020, $15.9 million; 2021, $15.5 million; 2022, $15.1 million; and 2023, $8.7 million.

In connection with the Impact email disposition during fiscal 2017 (see Note 4 – Discontinued Operations and Dispositions), the Company assigned a facility lease to the buyer of the business. The Company guaranteed the facility lease as required by the asset disposition agreement. Should the assignee default, the Company would be required to perform under the terms of the facility lease, which runs through September 2021. At March 31, 2018, the Company’s maximum potential future rent payments under this guarantee totaled $2.1 million.

12. STOCKHOLDERS’ EQUITY:

The Company has authorized 200 million shares of $0.10 par value common stock and 1 million shares of $1.00 par value preferred stock. The board of directors of the Company may designate the relative rights and preferences of the preferred stock when and if issued. Such rights and preferences could include liquidation preferences, redemption rights, voting rights and dividends, and the shares could be issued in multiple series with different rights and preferences. The Company currently has no plans for the issuance of any shares of preferred stock.

At March 31, 2018, the Company had outstanding 4,942 warrants to purchase shares of its common stock. The outstanding warrants carry an exercise price of $13.24 and expire March 17, 2019.

On August 29, 2011, the board of directors adopted a common stock repurchase program. That program was subsequently modified and expanded, most recently on March 30, 2018. Under the modified common stock repurchase program, the Company may purchase up to $500 million of its common stock through the period ending December 31, 2019. During the fiscal year ended March 31, 2018, the Company repurchased 3.3 million shares of its common stock for $88.9 million. During the fiscal year ended March 31, 2017, the Company repurchased 1.3 million shares of its common stock for $30.5 million. During the fiscal year ended March 31, 2016, the Company repurchased 2.6 million shares of its common stock for $52.8 million. Through March 31, 2018, the Company has repurchased 20.1 million shares of its stock for $374.6 million, leaving remaining capacity of $125.4 million under the stock repurchase program.

The Company paid no dividends on its common stock for any of the years reported.

F2-49

Share-based Compensation Plans

The Company has stock option and equity compensation plans for which a total of 34.5 million shares of the Company’s common stock have been reserved for issuance since the inception of the plans. At March 31, 2018, there were a total of 6.6 million shares available for future grants under the plans.

Stock Option Activity of Continuing Operations

In fiscal 2017, as part of the Company’s acquisition of Arbor (see Note 3—Acquisitions), the Company issued 285,339 replacement stock options having a per share weighted-average fair value and exercise price of $25.85 and $1.27, respectively, to Arbor employees who had outstanding unvested stock options to purchase Arbor stock. The fair value of the replacement options was determined using a customized binomial lattice model with the following assumptions: dividend yield of 0.0% since Acxiom is currently not paying dividends and there are no plans to pay dividends; risk-free interest rates from 2.24% to 2.32%, based on the rate of U.S. Treasury securities with a term equal to the remaining term of each option; remaining terms of each option from 8.6 to 9.9 years; expected volatility of 38%, based on both the historical volatility of Acxiom stock, as well as the implied volatility of traded Acxiom options; and a suboptimal exercise multiple of 1.4, based on actual historical exercise activity of Acxiom options.

The number of shares and exercise price of each replacement option were determined by converting Arbor options into equivalent Acxiom options by multiplying the number of shares subject to Arbor options by the exchange ratio of .41998 and by dividing the exercise price for each Arbor option by the exchange ratio of .41998. Once the value of each replacement option was determined, the total fair value of $7.4 million, net of any forfeitures, will be expensed by the Company over the remaining vesting period of each option.

Also in fiscal 2017, as part of the Company’s acquisition of Circulate, the Company issued 73,164 replacement stock options having a per share weighted-average fair value and exercise price of $24.80 and $2.30, respectively, to Circulate employees who had outstanding unvested stock options to purchase Circulate stock. The total fair value of $1.8 million, net of any forfeitures, will be expensed by the Company over the remaining vesting period of each option.

In fiscal 2016, the Company granted 445,785 stock options, having a per-share weighted-average fair value of $6.48. This valuation was determined using a customized binomial lattice approach with the following weighted-average assumptions: dividend yield of 0.0% since Acxiom is currently not paying dividends and there are no plans to pay dividends; risk-free interest rate of 2.2%, based on the rate of U.S. Treasury securities with a term equal to the life of the options; expected option life of 4.5 years, an output of the lattice model; expected volatility of 40%, based on both the historical volatility of Acxiom stock, as well as the implied volatility of traded Acxiom options; and a suboptimal exercise multiple of 1.4, determined using actual historical exercise activity of Acxiom options.

Stock option activity during the year ended March 31, 2018 was:

	Number of shares	Weighted-average exercise price per share	Weighted-average remaining contractual term (in years)	Aggregate Intrinsic value (in thousands)
Outstanding at March 31, 2017	3,033,071	$13.14
Performance units converted to options	299,641	$21.32
Exercised	(661,931)	$13.89		$8,568
Forfeited or cancelled	(105,494)	$20.25
Outstanding at March 31, 2018	2,565,287	$13.61	5.5	$23,538
Exercisable at March 31, 2018	1,995,309	$13.60	5.0	$18,382

The aggregate intrinsic value for options exercised in fiscal 2018, 2017, and 2016 was $8.6 million, $9.8 million, and $10.7 million, respectively. The aggregate intrinsic value at period end represents total pre-tax intrinsic value (the difference between Acxiom’s closing stock price on the last trading day of the period and the exercise price for each in-the-money option) that would have been received by the option holders had option holders exercised their options on March 31, 2018. This amount changes based upon changes in the fair market value of Acxiom’s stock.

F2-50

Notes to Consolidated Financial Statements

A summary of stock options outstanding and exercisable as of March 31, 2018 was:

	Options outstanding			Options exercisable
Range of exercise price per share	Options outstanding	Weighted- average remaining contractual life	Weighted- average exercise price per share	Options exercisable	Weighted- average exercise price per share
$0.61 - $9.99	619,749	6.1 years	$1.68	434,021	$1.79
$10.00 - $19.99	1,229,616	4.7 years	$14.96	1,043,930	$14.47
$20.00 - $24.99	696,370	6.6 years	$21.31	497,806	$21.32
$25.00 - $32.85	19,552	5.6 years	$32.85	19,552	$32.85
	2,565,287	5.5 years	$13.61	1,995,309	$13.60

Total expense related to stock options was approximately $5.0 million in fiscal 2018, $6.9 million in fiscal 2017, and $9.8 million in fiscal 2016. Of the fiscal 2018, 2017 and 2016 expense, $1.1 million, $4.3 million and $6.7 million, respectively, relates to LiveRamp replacement stock options. Of the fiscal 2018 expense, $2.7 million relates to Arbor and Circulate replacement stock options. Future expense for all options is expected to be approximately $6.2 million in total over the next three years.

Performance Stock Option Unit Activity

In fiscal 2017, the Company granted 633,604 performance-based stock option units with a fair value at the date of grant of $4.9 million, determined using a Monte Carlo simulation model. All the units granted in fiscal 2017 vest and become exercisable in three equal tranches, each being subject to attainment of performance criteria and a subsequent service period established by the compensation committee of the board of directors (“compensation committee”). Each of the three tranches may vest in a number of stock options, from zero to 300% of the initial award, each having a weighted-average exercise price of $21.40, based on the attainment of certain revenue growth and operating margin targets for the years ending March 31, 2017, 2018, and 2019 respectively. Each tranche is subject to a service period following the respective performance periods, such that each tranche will cliff vest in two separate 50% increments over two years beginning with the compensation committee meeting that immediately follows the end of the respective performance period.

Performance stock option unit activity during the year ended March 31, 2018 was:

	Number of shares	Weighted- average exercise price per share	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at March 31, 2017	555,123	$21.41	2.1
Performance units converted to options	(183,322)	$21.41
Forfeited or cancelled	(42,397)	$21.32
Outstanding at March 31, 2018	329,404	$21.42	1.6	$446
Exercisable at March 31, 2018	-	$-	-	$-

Of the performance stock option units outstanding at March 31, 2018, 164,702 reached maturity of the relevant performance period at March 31, 2018. The units are expected to vest at an approximate 0% attainment level during the subsequent service period, resulting in cancellation of the units.

Total expense related to performance stock option units was $0.5 million in fiscal 2018 and $1.3 million in fiscal 2017. Future expense for these performance stock option units is expected to be approximately $1.5 million over the next three years.

F2-51

Stock Appreciation Right (“SAR”) Activity

During fiscal 2015, the Company granted 245,404 performance-based SARs with a fair value at the date of grant of $0.5 million and having an exercise price of $40. All of the performance-based SARs granted in fiscal 2015 vest subject to attainment of performance criteria established by the compensation committee. The SAR units reached maturity of the relevant performance period on March 31, 2017. The units achieved a 100% performance attainment level. However, application of the vesting multiplier resulted in zero shares granted and cancellation of all the units during fiscal 2018.

SAR activity during the year ended March 31, 2018 was:

	Number of shares	Weighted- average exercise price per share	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at March 31, 2017	245,404	$40.00	-
Forfeited or cancelled	(245,404)	$40.00
Outstanding at March 31, 2018	-	$-	-	$-
Exercisable at March 31, 2018	-	$-	-	$-

Total expense related to SARs in fiscal 2017 and 2016 was approximately $0.2 million in each period.

Restricted Stock Unit Activity

Non-vested time-vesting restricted stock units activity during the year ended March 31, 2018 was:

	Number of shares	Weighted- average fair value per share at grant date	Weighted- average remaining contractual term (in years)
Outstanding at March 31, 2017	3,307,577	$22.57	2.45
Granted	1,794,915	$26.22
Vested	(1,236,644)	$22.58
Forfeited or cancelled	(416,847)	$23.54
Outstanding at March 31, 2018	3,449,001	$24.35	2.32

During fiscal 2018, the Company granted time-vesting restricted stock units covering 1,794,915 shares of common stock with a fair value at the date of grant of $47.1 million. Of the restricted stock units granted in the current period, 1,463,285 vest over four years, 106,571 vest over three years, 174,368 vest over two years, and 50,691 vest over one year.

During fiscal 2017, the Company granted time-vesting restricted stock units covering 2,309,183 shares of common stock with a fair value at the date of grant of $55.4 million, of which units covering 768,710 shares, with a fair value at grant date of $20.0 million, were granted to former Arbor and Circulate employees subsequent to the acquisitions (see Note 3—Acquisitions). Of the restricted stock units granted in the current period, 1,454,340 vest in equal annual increments over four years, 398,079 partially cliff vest at the one-year anniversary and then over equal quarterly increments during the subsequent two years, 408,534 partially cliff vest at the one-year anniversary and then over equal quarterly increments during the subsequent year, and 48,230 vest in one year.

During fiscal 2016, the Company granted time-vesting restricted stock units covering 1,427,561 shares of common stock with a fair value at the date of grant of $27.0 million. Of the restricted stock units granted in the current period, 1,041,572 vest in equal annual increments over four years, 70,799 vest in equal annual increments over two years, 72,650 vest in one year, and 242,540 vest in equal quarterly increments starting 15 months after the date of grant.

F2-52

Notes to Consolidated Financial Statements

Valuation of time-vesting restricted stock units for all periods presented is equal to the quoted market price for the shares on the date of grant. The total fair value of time-vesting restricted stock units vested in fiscal 2018, 2017, and 2016 was $52.1 million, $23.1 million, and $17.6 million, respectively and is measured as the quoted market price of the Company’s common stock on the vesting date for the number of shares vested.

Non-vested performance-based restricted stock units activity during the year ended March 31, 2018 was:

	Number of shares	Weighted- average fair value per share at grant date	Weighted- average remaining contractual term (in years)
Outstanding at March 31, 2017	732,711	$20.89	1.13
Granted	425,880	$26.24
Additional earned performance shares	359,206	$18.96
Vested	(781,622)	$19.00
Forfeited or cancelled	(53,412)	$22.64
Outstanding at March 31, 2018	682,763	$25.23	1.54

During fiscal 2018, the Company granted performance-based restricted stock units covering 425,880 shares of common stock having a fair value at the date of grant of $11.2 million. Of the performance-based restricted stock units granted in fiscal 2018, 221,746 units—having a fair value at the date of grant of $6.2 million, determined using a Monte Carlo simulation model—vest subject to attainment of performance criteria established by the compensation committee of the board of directors (“compensation committee”) and continuous employment through the vesting date. The 221,746 units may vest in a number of shares from zero to 200% of the award, based on the total shareholder return of Acxiom common stock compared to total shareholder return of a group of peer companies (“TSR”) established by the compensation committee for the period from April 1, 2017 to March 31, 2020.

Of the performance-based restricted stock units granted in the current period, 87,184 units—having a fair value at the date of grant of $2.1 million, based on the quoted market price for the shares on the date of grant—vest over two periods, each being subject to attainment of performance criteria established by the compensation committee and continuous employment through the vesting date. At the end of the first year, the performance units may vest in a number of shares, from zero to 75% of the initial award. At the end of the second year, the performance units may vest in a number of shares, from zero to 150% of the initial award, less the number of shares awarded at completion of year one. The units will vest based on the attainment of certain revenue growth initiatives for the period from October 1, 2017 to September 30, 2019.

The remaining 116,950 performance-based restricted stock units granted in the current period—having a fair value at the date of grant of $2.9 million, based on the quoted market price for the shares on the date of grant—vest in three equal tranches, each being subject to attainment of performance criteria established by the compensation committee and continuous employment through the vesting date. Each of the three tranches may vest in a number of shares, from zero to 300% of the initial award, based on the attainment of certain revenue growth and operating margin targets for the years ending March 31, 2018, 2019, and 2020, respectively. The first tranche reaching maturity at March 31, 2018 achieved an approximate 53% attainment. As a result, approximately 18,868 shares will vest and approximately 16,551 shares will be cancelled during the first quarter of fiscal 2019.

During fiscal 2017, the Company granted performance-based restricted stock units covering 263,835 shares of common stock with a fair value at the date of grant of $6.6 million, determined using a Monte Carlo simulation model. Of the performance-based restricted stock units granted in fiscal 2017, 9,416 units represent award modifications that included 14,349 corresponding cancelled units. The remaining 254,419 performance-based restricted stock units, having a fair value at the date of grant of $6.3 million, vest subject to attainment of performance criteria established by the compensation committee. Those units may vest in a number of shares from zero to 200% of the award, based on the total shareholder return of Acxiom common stock compared to total shareholder return of a group of peer companies (“TSR”) established by the compensation committee of the board of directors for the period from April 1, 2016 to March 31, 2019.

F2-53

During fiscal 2016, the Company granted performance-based restricted stock units covering 367,807 shares of common stock with a fair value at the date of grant of $6.8 million.    All the performance-based restricted stock units granted in fiscal 2017 vest subject to attainment of performance criteria established by the compensation committee. The units granted in the current period may vest in a number of shares from zero to 200% of the award, based on the attainment of an earnings-per-share target for fiscal 2018, with a modifier based on the total shareholder return of Acxiom common stock compared to total shareholder return of a group of peer companies established by the compensation committee for the period from April 1, 2015 to March 31, 2018. The value of the performance-based restricted stock units is determined using a Monte Carlo simulation model.

During fiscal 2018, 781,622 performance-based restricted stock units vested. Of the fiscal 2018 performance-based restricted stock units vested, 252,760 related to a performance period ended March 31, 2017. During fiscal 2018, 157,985 units vested at a 160% attainment level based on performance results approved by the compensation committee, resulting in issuance of 252,760 shares of common stock, of which 94,775 are included in additional earned performance shares referenced in the table above. Of the fiscal 2018 performance-based restricted stock units vested, 528,862 related to a performance period ended March 31, 2018. 264,431 units vested at 200% attainment level based on performance results approved by the compensation committee, resulting in issuance of 528,862 shares of common stock, of which 264,431 are included in the additional earned performance shares referenced in the table above. There were no performance-based restricted stock units vested in fiscal 2017 and 2016.

The expense related to restricted stock in fiscal 2018, 2017, and 2016 was $39.1 million, $33.3 million, and $19.4 million, respectively. Future expense for restricted stock units is expected to be approximately $35.0 million in fiscal 2019, $25.2 million in fiscal 2020, $13.1 million in fiscal 2021 and $2.5 million in fiscal 2022.

Other Performance Unit Activity

During fiscal 2016, the Company granted 323,080 performance-based units, having a fair value at the date of grant of $0.9 million. These performance-based units vest subject to attainment of performance criteria established by the compensation committee. The units may vest in a number of units up to 100% of the award, based on the attainment of certain Company common stock share price targets for the period from July 1, 2015 to June 30, 2017. At March 31, 2017, 284,618 of these performance-based units remained outstanding. The units reached maturity of the relevant performance period on June 30, 2017. The units achieved an approximate 9% performance attainment level, resulting in issuance of 24,573 shares of common stock and cancellation of 260,045 units during fiscal 2018.

During fiscal 2015, the Company granted 312,575 performance-based units with a fair value at the date of grant of $1.6 million. All the other performance-based units granted in fiscal 2015 vest subject to attainment of performance criteria established by the compensation committee.

Of the units granted in fiscal 2015, 201,464 may vest in a number of units up to 100% of the award, based on the attainment of certain revenue targets for the period from April 1, 2014 to March 31, 2017. These performance-based stock units reached maturity of the relevant performance period on March 31, 2017. The units achieved 100% performance attainment level. However, application of the share price adjustment factor resulted in zero shares granted and cancellation of all the units during fiscal 2018.

The remaining 111,111 units granted in fiscal 2015 may vest in a number of units up to 100% of the award, based on the attainment of certain revenue targets for the period from April 1, 2015 to March 31, 2018. These performance-based stock units reached maturity of the relevant performance period on March 31, 2018. The units achieved 100% performance attainment level. However, application of the share price factor resulted in an approximate 59% reduction in shares granted, in the first quarter of fiscal 2019.

F2-54

Notes to Consolidated Financial Statements

Other performance unit activity during the year ended March 31, 2018 was:

	Number of shares	Weighted average fair value per share at grant date	Weighted-average remaining contractual term (in years)
Outstanding at March 31, 2017	597,193	$4.14	1.30
Vested	(24,573)	$2.94
Forfeited or cancelled	(461,509)	$3.92
Outstanding at March 31, 2018	111,111	$5.33	-

The expense related to other performance units in fiscal 2018, 2017 and 2016 was $0.3 million, $1.0 million, and $0.9, respectively. There is no future expense related to the units outstanding at March 31, 2018.

Consideration Holdback

As part of the Company’s acquisition of Arbor in fiscal 2017, $38.3 million of the acquisition consideration otherwise payable with respect to shares of restricted Arbor common stock held by certain key employees was subject to holdback by the Company pursuant to agreements with those employees (each, a “Holdback Agreement”). The consideration holdback will vest in 30 equal, monthly increments following the date of close, subject to the Arbor key employees’ continued employment through each monthly vesting date. At each vesting date, 1/30th of the $38.3 million holdback consideration will vest and be settled in shares of Company common stock. The number of shares will be based on the then current market price of the Company common stock.

Total expense related to the Holdback Agreement was approximately $15.3 million and $5.1 million in fiscal 2018 and 2017, respectively. As a result, 578,071 and 184,214 shares were issued to the Arbor key employees in fiscal 2018 and fiscal 2017, respectively. Future expense for consideration holdback is expected to be approximately $15.3 million in fiscal 2019 and $2.6 million in fiscal 2020.

Pacific Data Partners Assumed Performance Plan

In connection with the PDP acquisition in fiscal 2018, the Company assumed the outstanding performance compensation plan under the 2018 Equity Compensation Plan of Pacific Data Partners, LLC (“PDP PSU plan”). Under the PDP PSU plan, performance compensation will be paid to plan participants in four annual increments based on attainment of certain Connectivity B2B run rate revenue targets for the performance period covering April 1, 2018 to March 31, 2022. Each annual payout will be determined at the close of each fiscal year within the performance period, on a cumulative basis. The amount of each annual payout will be settled in shares of Company common stock. The number of shares of Company common stock issued to participants will be equal to 90% of the annual payout divided by the volume weighted average stock price for the 20 trading days prior to, and ending on, the end of each annual performance period, plus, 10% of the annual payout divided by the volume weighted average stock price for the 20 trading days prior to, and ending on, the date of the closing of the acquisition. Total performance attainment may result in combined payouts ranging from zero to $65.0 million.

The performance compensation paid under the PDP PSU plan will be recorded as non-cash stock-based compensation since it is attributable to post-combination service. The non-cash stock-based compensation expense will be recognized over the requisite service and performance period based on expected attainment. 90% of the performance compensation will be settleable in a number of shares calculated using a variable 20-day stock price factor, determined in future periods, and will be classified as a liability-based equity award. As of each reporting date, 90% of any recognized, but unpaid portions of the performance compensation plan will be recorded in other accrued expenses in the Consolidated Balance Sheet. The remaining 10% of the performance compensation will be classified as an equity-based equity award.

Through March 31, 2018, the Company recognized a total of $2.0 million in non-cash stock-based compensation expense in the consolidated statements of operations related to the PDP PSU plan. Future expense for the PDP PSU plan is expected to be approximately $15.8 million in fiscal 2019, $15.7 million in fiscal 2020, $15.8 million in fiscal 2021, and $15.7 million in fiscal 2022, based on expectations of full attainment. At March 31, 2018, the recognized, but unpaid, portion balance in other accrued expenses in the Consolidated Balance Sheet was $1.2 million.

F2-55

Qualified Employee Stock Purchase Plan

In addition to the share-based plans, the Company maintains a qualified employee stock purchase plan (“ESPP”) that permits substantially all employees to purchase shares of common stock at a discount from the market price. At March 31, 2018, there were approximately 0.6 million shares available for issuance under the ESPP.

During the combined fiscal years of 2018, 2017, and 2016, 275,980 shares were purchased under the plan. The total expense to the Company, representing the discount to the market price, for fiscal 2018, 2017 and 2016 was approximately $0.4 million, $0.4 million, and $0.2 million, respectively.

Accumulated Other Comprehensive Income

The accumulated balances for each component of other comprehensive income was (dollars in thousands):

	March 31, 2018	March 31, 2017
Foreign currency translation	$10,767	$7,999
	$10,767	$7,999

13. INCOME TAXES:

Total income tax expense (benefit) was allocated as follows (dollars in thousands):

	2018	2017	2016
Earnings (loss) from continuing operations	$(22,771)	$4,534	$(11,632)
Earnings from discontinued operations	-	-	3,598
Stockholders’ equity:
Tax shortfall (excess tax benefits) from share-based compensation	-	(2,183)	293
	$(22,771)	$2,351	$(7,741)

Income tax expense (benefit) attributable to earnings (loss) from continuing operations consists of (dollars in thousands):

	2018	2017	2016
Current:
U.S. Federal	$(6,334)	$9,778	$(2,410)
Non-U.S.	616	472	535
State	(79)	3,102	1,907
	(5,797)	13,352	32
Deferred:
U.S. Federal	(19,113)	(3,680)	(3,789)
Non-U.S.	549	405	(3,220)
State	1,590	(5,543)	(4,655)
	(16,974)	(8,818)	(11,664)
Total	$(22,771)	$4,534	$(11,632)

Earnings (loss) before income tax attributable to U.S. and non-U.S. continuing operations consists of (dollars in thousands):

	2018	2017	2016
U.S.	$(2,552)	$7,936	$(6,952)
Non-U.S.	3,261	706	(13,328)
Total	$709	$8,642	$(20,280)

F2-56

Notes to Consolidated Financial Statements

Earnings (loss) before income taxes, as shown above, are based on the location of the entity to which such earnings (loss) are attributable. However, since such earnings (loss) may be subject to taxation in more than one country, the income tax provision shown above as U.S. or non-U.S. may not correspond to the earnings (loss) shown above.

Below is a reconciliation of expected income tax expense (benefit) computed by applying the blended U.S. federal statutory rate of 31.5% for fiscal 2018, and the U.S. federal statutory rate of 35.0% for fiscal 2017 and fiscal 2016, respectively, to earnings (loss) before income taxes to actual income tax expense (benefit) from continuing operations (dollars in thousands):

	2018	2017	2016
Computed expected income tax (benefit)	$223	$3,025	$(7,098)
Increase (reduction) in income taxes resulting from:
State income taxes, net of federal benefit	1,203	(1,586)	(1,796)
Research and other tax credits	(5,015)	(2,285)	(4,027)
Effect of federal rate change on deferred taxes	(24,565)	-	-
Nondeductible expenses	1,028	1,156	661
Acxiom Impact disposition	-	(4,502)	-
Stock-based compensation	3,590	3,308	1,857
Non-U.S. subsidiaries taxed at other rates	246	614	2,468
Adjustment to valuation allowances	-	2,896	(3,585)
Acquisitions costs	-	478	-
Foreign income inclusion	84	473	-
Other, net	435	957	(112)
	$(22,771)	$4,534	$(11,632)

On December 22, 2017, the U.S. enacted significant tax law changes following the passage of H.R.1, “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (the “Tax Act”) (previously known as “The Tax Cuts and Jobs Act”). The Tax Act included significant changes to existing tax law, including a permanent reduction to the U.S. federal corporate income tax rate from 35% to 21%, a one-time repatriation tax on deferred foreign income (“Transition Tax”), and numerous other changes to business-related deductions.

The permanent reduction to the U.S. federal corporate income tax rate from 35% to 21% became effective January 1, 2018 (the “Effective Date”). Because the Effective Date did not fall on the first day of our fiscal year, we are required to apply a blended tax rate for the entire fiscal year based on a weighted daily average rate. As a result of the Tax Act, our U.S. federal statutory corporate income tax rate is 31.5% for the fiscal year ended March 31, 2018.

The Company recorded a $24.6 million benefit for the remeasurement of net deferred tax liabilities to reflect the reduced tax rate that will apply when these deferred taxes are settled or realized in future periods. While the Company was able to make a reasonable estimate of the impact of the reduction to the corporate tax rate, its rate may be affected by other analyses related to the Tax Act, including, but not limited to, the state tax effect of adjustments made to federal temporary differences. In addition, due to the complexity of the new global intangible low-taxed income (“GILTI”) tax rules, we are continuing to evaluate this provision of the Tax Act and the application of ASC 740. Under GAAP, the Company is allowed to make an accounting policy choice to either (i) treat taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred, or (ii) factor in such amounts into the measurement of deferred taxes. The Company has not made a policy decision regarding whether to record deferred taxes on GILTI. We will continue to analyze the full effects of the Tax Act on our consolidated financial statements and expect to complete our analysis by our quarter ending December 31, 2018.

In fiscal 2017, the Company incurred a tax loss on the Acxiom Impact disposition, resulting in a capital loss carryforward. Based on management’s assessment of realizability, a valuation allowance was established against the

F2-57

related deferred tax asset. The state income tax benefit resulting from the Acxiom Impact disposition, net of related valuation allowances, is reflected above in State income taxes, net of federal benefit.

Due to changes in management’s assessment of the realizability of deferred tax assets in certain foreign jurisdictions, the Company released $3.6 million in valuation allowances in fiscal 2016.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at March 31, 2018 and 2017 are presented below (dollars in thousands). In accordance with income tax accounting standards, as of March 31, 2018, the Company has not recognized deferred income taxes on approximately $20.7 million of undistributed earnings of foreign subsidiaries that are indefinitely reinvested outside the respective parent’s country. Calculation of the deferred income tax related to these earnings is not practicable.

	2018	2017
Deferred tax assets:
Accrued expenses	$6,681	$9,517
Deferred revenue	491	1,837
Net operating loss carryforwards	51,068	50,414
Stock-based compensation	10,884	19,854
Nonqualified deferred compensation	3,217	4,672
Capital loss carryforward	2,099	3,414
Tax credit carryforwards	13,427	10,403
Other	234	(791)
Total deferred tax assets	88,101	99,320
Less valuation allowance	(49,719)	(47,074)
Net deferred tax assets	38,382	52,246
Deferred tax liabilities:
Prepaid expenses	$(4,111)	$(1,192)
Capitalized software costs	(7,343)	(11,582)
Property and equipment	(4,837)	(9,800)
Intangible assets	(42,281)	(77,785)
Accrued expenses	(7,828)	-
Total deferred tax liabilities	(66,400)	(100,359)
Net deferred tax liabilities	$(28,018)	$(48,113)

At March 31, 2018, the Company has net operating loss carryforwards of approximately $21.5 million and $55.4 million for U.S. federal and state income tax purposes, respectively. Of the net operating loss carryforwards, $4.8 million will not expire, and the remaining carryforwards expire in various amounts and will completely expire if not used by 2037. The Company has a capital loss carryforward of $8.3 million, which will expire if not used by 2022. The Company has foreign net operating loss carryforwards of approximately $142.2 million. Of this amount, $141.6 million do not have expiration dates. The remainder expires in various amounts and will completely expire if not used by 2027. The Company has federal and state credit carryforwards of $7.5 million and $22.7 million, respectively. Of the credit carryforwards, $8.5 million will not expire, and the remainder will expire in various amounts and will completely expire if not used by 2038.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the proper character during the periods in which those temporary differences become deductible.

Based upon the Company’s history of profitability and taxable income and the reversal of taxable temporary differences in the U.S., management believes that apart from the U.S. federal capital loss carryforward and various carryforwards in

F2-58

Notes to Consolidated Financial Statements

certain states it is more likely than not the Company will realize the benefits of the deductible temporary differences. The Company has established valuation allowances against $0.9 million of deferred tax assets related to the U.S. federal capital loss carryforward and $4.0 million of deferred tax assets related to loss carryforwards in the states where activity does not support the deferred tax asset.

Based upon the Company’s history of losses in certain non-U.S. jurisdictions, the Company has not recorded a benefit for current foreign losses in these jurisdictions. In addition, Management believes it is not more likely than not the Company will realize the benefits of certain foreign loss carryforwards and has established valuation allowances in the amount of $44.8 million against deferred tax assets in such jurisdictions. No valuation allowance has been established against deferred tax assets in non-U.S. jurisdictions in which historical profits and forecasted continuing profits exist. The earnings of subsidiaries in such jurisdictions and the differences in income taxes computed using the U.S. statutory tax rate and the effective tax rate in such jurisdictions are not significant.

The following table sets forth changes in the total gross unrecognized tax benefits for the fiscal years ended March 31, 2018, 2017 and 2016 (dollars in thousands):

	2018	2017	2016
Balance at beginning of period	$12,870	$10,906	$9,711
Increases related to prior year tax positions	1,134	307	1,717
Decreases related to prior year tax positions	(208)	(466)	(1,227)
Increases related to current year tax positions	3,172	2,123	2,035
Settlements with taxing authorities	-	-	(1,330)
Lapse of statute of limitations	(1,553)	-	-
Balance at end of period	$15,415	$12,870	$10,906

Gross unrecognized tax benefits as of March 31, 2018 was $15.4 million, of which up to $12.5 million would reduce the Company’s effective tax rate in future periods if and when realized. The Company reports accrued interest and penalties related to unrecognized tax benefits in income tax expense. The combined amount of accrued interest and penalties related to tax positions on tax returns was approximately $0.5 million as of March 31, 2018. There was no material change in accrued interest and penalties during fiscal 2018. The Company anticipates a reduction of $2.3 million of unrecognized tax benefits within the next 12 months, as a result of a lapse of the statute of limitations.

The Company files a consolidated U.S. federal income tax return and tax returns in various state and local jurisdictions. The Company’s subsidiaries also file tax returns in various foreign jurisdictions in which they operate. In the U.S., the statute of limitations for Internal Revenue Service examinations remains open for the Company’s federal income tax returns for fiscal years after 2014. The status of state and local and foreign tax examinations varies by jurisdiction. The Company does not anticipate any material adjustments to its financial statements resulting from tax examinations currently in progress.

14. RETIREMENT PLANS:

The Company has a qualified 401(k) retirement savings plan which covers substantially all U.S. employees. The Company also offers a supplemental nonqualified deferred compensation plan (“SNQDC Plan”) for certain highly-compensated employees. The Company matches 50% of the first 6% of employee’s annual aggregate contributions. The Company may also contribute additional amounts to the plans at the discretion of the board of directors.

Company contributions for the above plans amounted to approximately $7.1 million, $6.5 million, and $6.1 million in fiscal years 2018, 2017, and 2016, respectively. Included in both other current assets and other accrued liabilities are the assets and liabilities of the SNQDC Plan in the amount of $13.6 million and $12.7 million at March 31, 2018 and 2017, respectively.

The Company has one small defined benefit pension plan covering certain employees in Germany. Both the projected benefit obligation and accumulated benefit obligation were $0.4 million as of March 31, 2018 and 2017, respectively. There were no plan assets as of either March 31, 2018 or March 31, 2017, resulting in an excess of benefit obligations over plan assets of $0.4 million at March 31, 2018 and 2017, respectively.

F2-59

15. FOREIGN OPERATIONS:

The Company attributes revenue to each geographic region based on the location of the Company’s operations. The following table shows financial information by geographic area for the years 2018, 2017 and 2016 (dollars in thousands):

Revenue

	2018	2017	2016
United States	$834,635	$807,387	$770,043
Foreign
Europe	$66,589	$55,427	$52,562
APAC	16,182	17,433	25,138
Other	-	-	2,345
All Foreign	$82,771	$72,860	$80,045
	$917,406	$880,247	$850,088

Long-lived assets excluding financial instruments (dollars in thousands):

	March 31,
	2018	2017
United States	$824,673	$843,127
Foreign
Europe	$8,990	$9,096
APAC	15,245	13,796
All Foreign	$24,235	$22,892
	$848,908	$866,019

16. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and cash equivalents, trade receivables, unbilled and notes receivable, short-term borrowings and trade payables—The carrying amount approximates fair value because of the short maturity of these instruments.

Long-term debt—The interest rate on the revolving credit agreement is adjusted for changes in market rates and therefore the carrying value approximates fair value. The estimated fair value of other long-term debt was determined based upon the present value of the expected cash flows considering expected maturities and using interest rates currently available to the Company for long-term borrowings with similar terms. At March 31, 2018, the estimated fair value of long-term debt approximates its carrying value.

Under applicable accounting standards financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company assigned assets and liabilities to the hierarchy in the accounting standards, which is Level 1—quoted prices in active markets for identical assets or liabilities, Level 2—significant other observable inputs and Level 3—significant unobservable inputs.

F2-60

Notes to Consolidated Financial Statements

The following table presents the balances of assets measured at fair value as of March 31, 2018 and 2017 (dollars in thousands):

As of March 31, 2018	Level 1	Level 2	Level 3	Total
Assets:
Other current assets	$13,551	$-	$-	$13,551
Total assets	$13,551	$-	$-	$13,551

As of March 31, 2017	Level 1	Level 2	Level 3	Total
Assets:
Other current assets	$12,716	$-	$-	$12,716
Total assets	$12,716	$-	$-	$12,716

17. SEGMENT INFORMATION:

The Company reports segment information consistent with the way management internally disaggregates its operations to assess performance and to allocate resources.

Revenues and cost of revenue are generally directly attributed to the segments. Certain revenue contracts are allocated among the segments based on the relative value of the underlying products and services. Cost of revenue, excluding non-cash stock compensation expense and purchased intangible asset amortization, is directly charged in most cases and allocated in certain cases based upon proportional usage.

Operating expenses, excluding non-cash stock compensation expense and purchased intangible asset amortization, are attributed to the segment groups as follows:

•	Research and development expenses are primarily directly recorded to each segment group based on identified products supported.

•	Sales and marketing expenses are primarily directly recorded to each segment group based on products supported and sold.

•	General and administrative expenses are generally not allocated to the segments unless directly attributable.

•	Gains, losses and other items, net are not allocated to the segment groups.

We do not track our assets by operating segments. Consequently, it is not practical to show assets by operating segment.

F2-61

The following table presents information by business segment (dollars in thousands):

	2018	2017	2016
Revenues:
Marketing Services	$379,047	$410,840	$449,772
Audience Solutions	327,358	322,065	297,846
Connectivity	211,001	147,342	102,470
Total segment revenues	$917,406	$880,247	$850,088
Gross profit(1):
Marketing Services	$139,185	$140,647	$152,258
Audience Solutions	202,235	198,186	167,715
Connectivity	140,885	88,251	61,199
Total segment gross profit	$482,305	$427,084	$381,172
Income from operations(1):
Marketing Services	$83,304	$80,622	$74,371
Audience Solutions	124,192	123,238	109,598
Connectivity	18,399	5,333	(3,298)
Total segment income from operations	$225,895	$209,193	$180,671
Depreciation and amortization:
Marketing Services	$6,885	$7,549	$9,988
Audience Solutions	12,553	13,286	12,909
Connectivity	28,772	21,906	19,932
Total depreciation and amortization	$48,210	$42,741	$42,829

(1)

Gross profit and Income from operations reflect only the direct and allocable controllable costs of each segment and do not include allocations of corporate expenses (primarily general and administrative expenses) and gains, losses, and other items, net. Additionally, gross profit and income from operations do not include non-cash stock compensation expense and purchased intangible asset amortization.

F2-62

Notes to Consolidated Financial Statements

The following table reconciles total segment gross profit to gross profit and total segment income from operations to income from operations (dollars in thousands):

	2018	2017	2016
Total segment gross profit	$482,305	$427,084	$381,172
Less:
Purchased intangible asset amortization	23,920	18,644	15,466
Non-cash stock compensation	6,416	5,879	2,150
Accelerated amortization	999	-	1,850
Gross profit	$450,970	$402,561	$361,706
Total segment income from operations	$225,895	$209,193	$180,671
Less:
Corporate expenses (principally general and administrative)	120,770	117,342	125,994
Gains, losses and other items, net	6,373	8,373	12,132
Impairment of goodwill and other	-	-	6,829
Purchased intangible asset amortization	23,920	18,644	15,466
Non-cash stock compensation	63,234	49,145	31,463
Accelerated amortization	999	-	1,850
Income (loss) from operations	$10,599	$15,689	$(13,063)

18. UNAUDITED SELECTED QUARTERLY FINANCIAL DATA:

The following tables contain selected unaudited statement of operations information for each quarter of 2018 and 2017. The following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period. Unaudited quarterly results are as follows:

(dollars in thousands except per-share amounts)	Quarter ended June 30, 2017	Quarter ended September 30, 2017	Quarter ended December 31, 2017	Quarter ended March 31, 2018
Revenue	$212,514	$225,240	$234,871	$244,781
Gross profit	98,554	110,168	118,951	123,297
Income (loss) from operations	(5,707)	453	11,058	4,795
Net earnings (loss)	(1,300)	(3,336)	22,941	5,175
Basic earnings (loss) per share:
Net earnings (loss)	(0.02)	(0.04)	0.29	0.07
Diluted earnings (loss) per share:
Net earnings (loss)	(0.02)	(0.04)	0.28	0.06

F2-63

(dollars in thousands except per-share amounts)	Quarter ended June 30, 2016	Quarter ended September 30, 2016	Quarter ended December 31, 2016	Quarter ended March 31, 2017
Revenue	$214,801	$217,267	$223,312	$224,867
Gross profit	91,982	97,162	106,844	106,573
Income (loss) from operations	8,162	7,120	9,115	(8,709)
Net earnings (loss)	3,976	7,140	1,073	(8,081)
Basic earnings (loss) per share:
Net earnings (loss)	0.05	0.09	0.01	(0.10)
Diluted earnings (loss) per share:
Net earnings (loss)	0.05	0.09	0.01	(0.10)

Some earnings (loss) per share amounts may not add due to rounding.

F2-64

Annex F-3

ACXIOM MARKETING SOLUTIONS

(A Business within Acxiom Corporation)

Contents	Page No.
Financial Statements (Unaudited as presented):

Condensed Combined Balance Sheet as of June 30, 2018	F3-2

Condensed Combined Statement of Operations for the three months ended June 30, 2018	F3-3

Condensed Combined Statement of Comprehensive Income for the three months ended June 30, 2018	F3-4

Condensed Combined Statement of Parent Company Investment for the three months ended June 30, 2018	F3-5

Condensed Combined Statement of Cash Flows for the three months ended June 30, 2018	F3-6

Notes to Condensed Combined Financial Statements	F3-7

F3-1

ACXIOM MARKETING SOLUTIONS

(A Business within Acxiom Corporation)

CONDENSED COMBINED BALANCE SHEET

(Dollars in thousands)

June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$39
Trade accounts receivable, net	111,354
Other current assets	19,690
Total current assets	131,083
Property and equipment, net of accumulated depreciation and amortization of $307,155	119,047
Software, net of accumulated amortization of $226,540	20,983
Goodwill	390,841
Purchased software licenses, net of accumulated amortization of $66,161	6,342
Deferred income taxes	2,647
Deferred commissions, net	10,696
Other assets, net	2,775
Total assets	$684,414
LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
Trade accounts payable	$24,041
Accrued payroll and related expenses	11,568
Other accrued expenses	13,265
Deferred revenue	26,921
Income taxes payable	24,969
Total current liabilities	100,764
Deferred income taxes	54,680
Other liabilities	9,215
Commitments and contingencies
Parent company investment	519,755
Total liabilities and parent company investment	$684,414

See accompanying notes to condensed combined financial statements.

F3-2

ACXIOM MARKETING SOLUTIONS

(A Business within Acxiom Corporation)

CONDENSED COMBINED STATEMENT OF OPERATIONS

(Dollars in thousands)

For the three months ended June 30, 2018
Revenues	$164,502
Cost of revenue	92,162
Gross profit	72,340
Operating expenses:
Research and development	8,044
Sales and marketing	22,032
General and administrative	22,717
Gains, losses and other items, net	1,302
Total operating expenses	54,095
Income from operations	18,245
Other expense	601
Income from operations before income taxes	17,644
Income taxes	4,880
Net earnings	$12,764

See accompanying notes to condensed combined financial statements.

F3-3

ACXIOM MARKETING SOLUTIONS

(A Business within Acxiom Corporation)

CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME

(Dollars in thousands)

For the three months ended June 30, 2018
Net earnings	$12,764
Other comprehensive income:
Change in foreign currency translation adjustment	70
Comprehensive income	$12,834

See accompanying notes to condensed combined financial statements.

F3-4

ACXIOM MARKETING SOLUTIONS

(A Business within Acxiom Corporation)

CONDENSED COMBINED STATEMENT OF PARENT COMPANY INVESTMENT

THREE MONTHS ENDED JUNE 30, 2018

(Dollars in thousands)

	Parent company investment	Accumulated other comprehensive income	Total
Balances as of March 31, 2018	$514,341	$390	$514,731
Cumulative-effect adjustment from adoption of ASU 2014-09, net of tax	8,031	-	8,031
Net earnings	12,764	-	12,764
Non-cash stock-based compensation	3,782	-	3,782
Foreign currency translation	-	70	70
Net transfers to parent	(19,623)	-	(19,623)
Balances as of June 30, 2018	$519,295	$460	$519,755

See accompanying notes to condensed combined financial statements.

F3-5

ACXIOM MARKETING SOLUTIONS

(A Business within Acxiom Corporation)

CONDENSED COMBINED STATEMENT OF CASH FLOWS

(Dollars in thousands)

For the three months ended June 30, 2018
Cash flows from operating activities:
Net earnings	$12,764
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,022
Loss on disposal of assets	89
Deferred income taxes	2,186
Non-cash stock-based compensation expense	3,782
Changes in operating assets and liabilities:
Accounts receivable, net	8,956
Deferred commissions, net	(1,940)
Other assets, net	1,990
Accounts payable and other liabilities	(20,217)
Deferred revenue	123
Net cash provided by operating activities	18,755
Cash flows from investing activities:
Capitalized software development costs	(3,150)
Capital expenditures	(3,898)
Data acquisition costs	(179)
Net cash used in investing activities	(7,227)
Cash flows from financing activities:
Net transfers to parent	(11,539)
Net cash used in financing activities	(11,539)
Effect of exchange rate changes on cash	(5)
Net change in cash and cash equivalents	(16)
Cash and cash equivalents at beginning of period	55
Cash and cash equivalents at end of period	$39
Supplemental cash flow information:
Transfer of assets to parent, net	$7,543
Income taxes settled through parent company investment	22,199

See accompanying notes to condensed combined financial statements.

F3-6

ACXIOM MARKETING SOLUTIONS (A Business within Acxiom Corporation) NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of Business -

Acxiom Corporation (“Acxiom”) is a global technology and enablement services company with a vision to transform data into value for everyone. Through a simple, open approach to connecting systems and data, we provide the data foundation for the world’s best marketers. By making it safe and easy to activate, validate, enhance, and unify data, we provide marketers with the ability to deliver relevant messages at scale and tie those messages back to actual results. Our products and services enable people-based marketing, allowing our clients to generate higher return on investment and drive better omni-channel customer experiences.

Acxiom is a Delaware corporation founded in 1969 in Conway, Arkansas. We serve a global client base from locations in the United States, Europe, and the Asia-Pacific (“APAC”) region. Our client list includes many of the world’s largest and best-known brands across most major industry verticals, including but not limited to financial, insurance and investment services, automotive, retail, telecommunications, high tech, healthcare, travel, entertainment, non-profit, and government.

Acxiom Marketing Solutions (“Company”) is a business within Acxiom. The Company helps clients unify data at the individual level in a privacy-safe environment, so they can execute people-based marketing campaigns, tie back to actual results, and drive a continual cycle of optimization. The Company also helps clients in navigating the complexities of consumer privacy regulation, making it easy and safe for them to use innovative technology, maintain choice in channels and media, and stay agile in this competitive era of the consumer. Lastly, the Company also helps clients identify, segment, and differentiate their audiences for more effective marketing and superior customer experiences.

Basis of Presentation and Principles of Combination -

The accompanying condensed combined financial statements reflect the combination of business units that have been “carved-out” of the Acxiom condensed consolidated financial statements and are collectively referred to as “condensed combined financial statements.” The condensed combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as set forth in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”). The condensed combined financial statements reflect assumptions and allocations made by management as of and for the period included to depict the Company on a basis that management believes is reasonable for said period. As a result, the condensed combined financial statements included herein may not necessarily be indicative of the Company’s financial position, results of operations or cash flows had the Company operated as a stand-alone entity during the period presented.

The condensed combined financial statements were prepared using Acxiom’s historical records of the assets and liabilities of the Company and include all revenues, costs, assets, and liabilities directly attributable to the Company. In addition, the condensed combined financial statements include allocations of certain corporate expenses. Management believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Company if it had operated as a stand-alone entity during the period presented. See Note 9 for further information regarding allocated expenses.

The Company participates in Acxiom’s centralized financing and cash management programs. Accordingly, none of Acxiom’s cash has been assigned to the Company in the condensed combined financial statements, except for cash of certain dedicated international legal entities that do not participate in the centralized financing and cash management programs. Transfers of cash to and from Acxiom’s financing and cash management program are reflected as a

F3-7

component of parent company investment on the condensed combined balance sheet. Acxiom’s consolidated debt not specifically related to the operations of the Company has not been attributed to the condensed combined financial statements. Interest expense related to this consolidated debt has not been historically allocated to the Company and therefore is not reflected in the condensed combined financial statements.

Use of Estimates -

In preparing condensed combined financial statements and related disclosures in conformity with GAAP, we must make estimates and judgments that affect the amounts reported in the condensed combined financial statements and accompanying notes. Estimates are used in determining, among other items, projected cash flows associated with recoverability of assets, restructuring and impairment accruals, litigation accruals, stock-based compensation, and the recognition and measurement of current and deferred income taxes, including the measurement of uncertain tax positions. Actual results may differ materially from these estimates.

Accounting Pronouncements Adopted During the Current Year

In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation (Topic 719): Scope of Modification Accounting” (“ASU 2017-09”). ASU 2017-09 clarifies when changes to the terms or conditions of a stock-based payment award must be accounted for as modifications. ASU 2017-09 will reduce diversity in practice and result in fewer changes to the terms of an award being accounted for as modifications. Under ASU 2017-09, an entity will not apply modification accounting to a stock-based payment award if the award’s fair value, vesting conditions and classification as an equity or liability instrument are the same immediately before and after the change. ASU 2017-09 will be applied prospectively to awards modified on or after the adoption date. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. ASU 2017-09 is effective for the Company beginning in fiscal 2019. We adopted the standard in the current fiscal quarter, and adoption of this guidance did not have a material impact on our condensed combined financial statements and related disclosures.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) and issued subsequent amendments to the initial guidance in August 2015, March 2016, April 2016, May 2016 and December 2016 within ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20, respectively. Topic 606 supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of the new guidance is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted Topic 606 as of April 1, 2018 using the modified retrospective method. See Note 2 for further details.

Recent Accounting Pronouncements Not Yet Adopted

In January 2017, the FASB issued ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which eliminates step two from the goodwill impairment test. Under ASU 2017-04, an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual periods beginning after December 15, 2019 (fiscal 2021 for the Company), including interim periods within those fiscal years; earlier adoption is permitted for goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of this guidance to have a material impact on its condensed combined financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), as a comprehensive new standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. The new standard will require lessees to recognize a right-of-use asset and a lease liability on the balance sheet for all leases except short-term leases. For lessees, leases will continue to be classified as either operating or financing in the income statement. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model. Lessors will continue to classify leases as operating, direct financing or sales-type leases. Subsequently, the FASB has issued various ASU’s to provide further clarification around aspects of Topic 842. ASU 2016-02 is effective for annual periods beginning after December 15, 2018 (fiscal 2020 for the Company), including interim periods within those fiscal years, with early adoption permitted. We will adopt the new standard on April 1, 2019 using the modified retrospective approach. The Company is continuing to evaluate the impact of the adoption of this guidance on its condensed combined financial statements and related disclosures.

F3-8

Notes to Condensed Combined Financial Statements

The Company does not anticipate that the adoption of any other recent accounting pronouncements will have a material impact on the Company’s condensed combined financial position, results of operations or cash flows.

2. TOPIC 606 ADOPTION IMPACT AND REVENUE FROM CONTRACTS WITH CUSTOMERS:

On April 1, 2018, we adopted Topic 606 using the modified retrospective method applied to those contracts which were not completed as of April 1, 2018.

Under Topic 606, revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company enters into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. The Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when, or as, the Company satisfies a performance obligation

On April 1, 2018, we recorded a net increase to parent company investment of $8.0 million, net of tax, due to the cumulative impact of adopting Topic 606, with the impact primarily related to the capitalization of costs of obtaining customer contracts.

Costs of Obtaining Customer Contracts

The Company previously recognized commission payments made for obtaining a contract as an operating expense when incurred. Under Topic 606, the Company capitalizes incremental costs to acquire contracts and amortizes them over the expected period of benefit, which we have determined as a range of two to five years. As of June 30, 2018, the remaining unamortized contract costs were $10.7 million and are included in deferred commissions, net, in the condensed combined balance sheet. Net capitalized costs of $1.9 million were recorded as a reduction to operating expense for the three months ended June 30, 2018. No impairment was recognized for the three months ended June 30, 2018.

Contingent Revenue

The Company previously limited revenue recognition to the amount that was not contingent on the provision of future services. This was typically from fees paid over the contract term for services delivered at the beginning of the contract term.

F3-9

The details of the significant changes and quantitative impact of the changes are disclosed below.

Impacts on Financial Statements

Condensed Combined Balance Sheet	Impact of changes in accounting policies
	As reported June 30, 2018	Adjustments	Balances without adoption of Topic 606
Trade accounts receivable, net	$111,354	$(1,943)	$109,411
Deferred income taxes	2,647	(64)	2,583
Deferred commissions, net	10,696	(10,696)	-
Others	559,717	-	559,717
Total assets	$684,414	$(12,703)	$671,711
Deferred revenue	$26,921	$(232)	$26,689
Income taxes payable	24,969	(540)	24,429
Deferred income taxes	54,680	(2,713)	51,967
Others	58,089	-	58,089
Total liabilities	164,659	(3,485)	161,174
Parent company investment	519,755	(9,218)	510,537
Total liabilities and parent company investment	$684,414	$(12,703)	$671,711

Condensed Combined Statement of Operations	Impact of changes in accounting policies
	As reported for the three months ended June 30, 2018	Adjustments	Balances without adoption of Topic 606
Revenues	$164,502	$296	$164,798
Cost of revenue	92,162	-	92,162
Gross profit	$72,340	$296	$72,636
Operating expenses:
Sales and marketing	$22,032	$1,940	$23,972
Other operating expenses	32,063	-	32,063
Total operating expenses	54,095	1,940	56,035
Income from operations	18,245	(1,644)	16,601
Total other expense	601	-	601
Income before income taxes	17,644	(1,644)	16,000
Income taxes	4,880	(457)	4,423
Net earnings	$12,764	$(1,187)	$11,577

F3-10

Notes to Condensed Combined Financial Statements

Condensed Combined Statement of Comprehensive Income	Impact of changes in accounting policies
	As reported for the three months ended June 30, 2018	Adjustments	Balances without adoption of Topic 606
Net earnings	$12,764	$(1,187)	$11,577
Other comprehensive income:
Change in foreign currency translation adjustment	70	-	70
Comprehensive income	$12,834	$(1,187)	$11,647

Condensed Combined Statement of Cash Flows	Impact of changes in accounting policies
	As reported for the three months ended June 30, 2018	Adjustments	Balances without adoption of Topic 606
Net earnings	$12,764	$(1,187)	$11,577
Adjustments for:
Deferred income taxes	2,186	(457)	1,729
Others	14,893	-	14,893
Changes in:
Accounts receivable, net	8,956	(256)	8,700
Deferred commissions, net	(1,940)	1,940	-
Other assets, net	1,990	-	1,990
Accounts payable and other liabilities	(20,217)	-	(20,217)
Deferred revenue	123	(40)	83
Net cash provided by operating activities	18,755	-	18,755
Net cash used in investing activities	(7,227)	-	(7,227)
Net cash used in financing activities	(11,539)	-	(11,539)
Effect of exchange rate changes on cash	(5)	-	(5)
Net change in cash and cash equivalents	(16)	-	(16)
Cash and cash equivalents at beginning of period	55	-	55
Cash and cash equivalents at end of period	$39	$-	$39

Disaggregation of Revenue

In the following table, revenue is disaggregated by primary geographical market and major service offerings.

Primary Geographical Markets	For the three months ended June 30, 2018
United States	$150,307
Europe	11,115
APAC	3,080
$164,502

F3-11

Major Service Offerings	For the three months ended June 30, 2018
Audience Creation	$45,452
Data Analytics	9,025
Data Management	110,025
$164,502

Transaction Price Allocated to the Remaining Performance Obligations

We have performance obligations associated with fixed commitments in customer contracts for future services that have not yet been recognized in our condensed consolidated financial statements. The amount of fixed revenue not yet recognized was approximately $0.9 billion as of June 30, 2018. The Company expects to recognize revenue on approximately 68% of these remaining performance obligations by March 31, 2021 with the balance recognized thereafter.

3. RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES:

The following table summarizes the restructuring activity for the three months ended June 30, 2018 (dollars in thousands):

Total
March 31, 2018	$1,917
Restructuring charges and adjustments	1,269
Payments	(2,729)
June 30, 2018	$457

The above balance is included in other accrued expenses on the condensed combined balance sheet. The restructuring adjustments are included in gains, losses and other items, net in the condensed combined statement of operations.

Restructuring Plans

In the three months ended June 30, 2018, the Company recorded a total of $1.3 million in restructuring charges and adjustments included in gains, losses and other items, net in the condensed combined statement of operations. The expense related to fiscal year 2018 restructuring plans primarily for associates in the United States required to render service until termination to receive the termination benefits. These costs are expected to be paid out in fiscal 2019.

In fiscal 2018, the Company recorded a total of $3.5 million in restructuring charges and adjustments comprised of severance and other associate-related charges related to the termination of associates in the United States and Europe, net of a $0.2 million adjustment to fiscal 2017 restructuring plans. Of the amount accrued for fiscal 2018, $0.2 million remained accrued as of June 30, 2018. These costs are expected to be paid out in fiscal 2019.

4. GOODWILL:

Goodwill activity for the three months ended June 30, 2018 was as follows (dollars in thousands):

Total
Balance at March 31, 2018	$392,356
Reallocation to Acxiom	(1,377)
Change in foreign currency translation adjustment	(138)
Balance at June 30, 2018	$390,841

The period end balances above are net of accumulated impairment losses of $120.1 million at June 30, 2018 and March 31, 2018, respectively.

F3-12

Notes to Condensed Combined Financial Statements

During the first quarter of fiscal 2019, Acxiom realigned its portfolio into two distinct business segments: Acxiom Marketing Solutions and LiveRamp. As a result of this realignment, goodwill of $1.4 million was reallocated from Acxiom Marketing Solutions to LiveRamp.

Goodwill by geography as of June 30, 2018 was (dollars in thousands):

Total
U.S.	$382,981
APAC	7,860
Balance at June 30, 2018	$390,841

5. SOFTWARE COSTS

The Company recorded amortization expense related to internally developed computer software of $2.7 million for the three months ended June 30, 2018. The Company recorded amortization expense related to purchased software licenses of $0.4 million for the three months ended June 30, 2018.

6. PROPERTY AND EQUIPMENT:

Property and equipment is summarized as follows (dollars in thousands):

June 30, 2018
Land	$5,398
Buildings and improvements	179,227
Data processing equipment	219,854
Office furniture and other equipment	21,723
426,202
Less accumulated depreciation and amortization	(307,155)
$119,047

Depreciation expense on property and equipment was $7.6 million for the three months ended June 30, 2018.

7. COMMITMENTS AND CONTINGENCIES:

Legal Matters

The Company is involved in various claims and legal proceedings. Management routinely assesses the likelihood of adverse judgments or outcomes to these matters, as well as ranges of probable losses, to the extent losses are reasonably estimable. The Company records accruals for these matters to the extent that management concludes a loss is probable and the financial impact, should an adverse outcome occur, is reasonably estimable. These accruals are reflected in the Company’s condensed combined financial statements. In management’s opinion, the Company has made appropriate and adequate accruals for these matters, and management believes the probability of a material loss beyond the amounts accrued to be remote. However, the ultimate liability for these matters is uncertain, and if accruals are not adequate, an adverse outcome could have a material effect on the Company’s combined financial condition or results of operations. The Company maintains insurance coverage above certain limits. There are currently no matters pending against the Company for which the potential exposure is considered material to the Company’s condensed combined financial statements.

Commitments

The Company leases data processing equipment, office furniture and equipment, land and office space under noncancellable operating leases. The Company has a future commitment for lease payments over the next 22 years of $12.2 million.

F3-13

8. SHARE-BASED COMPENSATION:

Stock Option Activity

Stock option activity for the three months ended June 30, 2018 was:

	Number of shares	Weighted-average exercise price per share	Weighted-average remaining contractual term (in years)	Aggregate Intrinsic value (in thousands)
Outstanding at March 31, 2018	104,512	$20.80		$330
Outstanding at June 30, 2018	104,512	$20.80	6.5	$993
Exercisable at June 30, 2018	90,154	$21.14	6.5	$831

The aggregate intrinsic value at each period end represents total pre-tax intrinsic value (the difference between Acxiom’s closing stock price on the last trading day of the relevant period and the exercise price for each in-the-money option) that would have been received by the option holders had option holders exercised their options on each respective fiscal year end. This amount changes based upon changes in the fair market value of Acxiom’s stock.

A summary of stock options outstanding and exercisable as of June 30, 2018 was:

	Options outstanding			Options exercisable
Range of exercise price per share	Options outstanding	Weighted- average remaining contractual life	Weighted- average exercise price per share	Options exercisable	Weighted- average exercise price per share
$10.00 – 19.99	78,617	6.8 years	18.77	64,259	18.79
$20.00 – 24.99	13,033	6.0 years	21.18	13,033	21.18
$25.00 – 32.85	12,862	5.4 years	32.85	12,862	32.85
	104,512	6.5 years	20.80	90,154	21.14

Total expense related to stock options was approximately $0.1 million for the three months ended June 30, 2018. Approximately half of that stock options expense was allocated to the Company using the allocation procedures described in Note 9. Future expense is expected to be approximately $0.1 million in total over the next two fiscal years.

Restricted Stock Unit Activity

During the three months ended June 30, 2018, the Company granted time-vesting restricted stock units covering 632,449 shares of common stock with a fair value at the date of grant of $17.2 million. Of the restricted stock units granted in the current period, 619,593 vest 25% at the one-year anniversary and 75% in equal quarterly increments over the subsequent three years, and 12,856 vest in one year. Grant date fair value of these units is equal to the quoted market price for the shares on the date of grant.

F3-14

Notes to Condensed Combined Financial Statements

Time-vesting restricted stock unit activity for the three months ended June 30, 2018 was:

	Number of shares	Weighted- average fair value per share at grant date	Weighted- average remaining contractual term (in years)
Outstanding at March 31, 2018	928,988	$23.46
Granted	632,449	27.26
Transfers to parent, net	29,007	21.73
Vested	(270,319)	22.17
Forfeited or cancelled	(73,238)	25.14
Outstanding at June 30, 2018	1,246,887	$25.53	3.01

Valuation of time-vesting restricted stock units for the period presented is equal to the quoted market price for the shares on the date of grant. The total fair value of time-vesting restricted stock units vested in the three months ended June 30, 2018 was $7.7 million and is measured as the quoted market price of Acxiom’s common stock on the vesting date for the number of shares vested.

During the three months ended June 30, 2018, the Company granted performance-based restricted stock units covering 30,188 shares of common stock having a fair value at the date of grant of $0.9 million, determined using a Monte Carlo simulation model. The units vest subject to attainment of market conditions established by the compensation committee of the board of directors (“compensation committee”) and continuous employment through the vesting date. The 30,188 units may vest in a number of shares from 25% to 200% of the award, based on the total shareholder return of Acxiom common stock compared to total shareholder return of a group of peer companies established by the compensation committee for the period from April 1, 2018 to March 31, 2021.

Non-vested performance-based restricted stock unit activity for the three months ended June 30, 2018 was:

	Number of shares	Weighted- average fair value per share at grant date	Weighted- average remaining contractual term (in years)
Outstanding at March 31, 2018	130,502	$23.80
Granted	30,188	$31.07
Vested	(20,965)	$19.07
Forfeited or canceled	(20,964)	$19.07
Outstanding at June 30, 2018	118,761	$27.32	1.63

Total expense related to restricted stock for the three months ended June 30, 2018 was approximately $3.5 million. Approximately $1.0 million of that restricted stock compensation expense was allocated to the Company using the allocation procedures described in Note 9. Excluding the impact of allocated corporate expense, future restricted stock compensation expense is expected to be approximately $9.0 million for the nine months ending March 31, 2019, $10.0 million in fiscal 2020, $7.4 million in fiscal 2021, $4.6 million in fiscal 2022, and $0.5 million in fiscal 2023.

Board of Directors Stock Compensation

Directors may choose a portion of their annual fees be paid in shares of Acxiom stock. A portion of that stock compensation expense has been allocated to the Company using the allocation procedures described in Note 9. During the three months ended June 30, 2018, $0.2 million in stock compensation expense was allocated to the Company for director fees.

F3-15

9. RELATED PARTY TRANSACTIONS AND PARENT COMPANY INVESTMENT

Allocated Expenses

The condensed combined financial statements include expense allocations for certain functions provided by Acxiom, including, but not limited to, general corporate expenses related to finance and accounting, legal, human resources, information systems and sales and marketing. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue or headcount. During the three months ended June 30, 2018, the Company was allocated corporate expenses of $27.2 million. Management believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Company if it had operated as a stand-alone entity during the period presented.

Parent Company Investment

Net transfers from (to) parent are included within parent company investment within the condensed combined financial statements. The net parent company investment represents Acxiom’s investment in the Company and reflects the net effects of transaction with, and allocations from, Acxiom and net earnings of the Company, which was all attributable to Acxiom’s ownership.

10. INCOME TAXES:

In determining the quarterly provision for income taxes, the Company makes its best estimate of the effective income tax rate expected to be applicable for the full fiscal year. The estimated effective income tax rate for the current fiscal year is impacted by the reduction in the U.S. federal corporate income tax rate (discussed below), non-deductible stock-based compensation, state income taxes, research tax credits, and losses in foreign jurisdictions. State income taxes are influenced by the geographic and legal entity mix of the Company’s U.S. income as well as the diversity of rules among the states. The Company does not record a tax benefit for certain foreign losses due to uncertainty of future utilization.

On December 22, 2017, the U.S. enacted significant tax law changes following the passage of H.R. 1, “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018“ (the “Tax Act”) (previously known as “The Tax Cuts and Jobs Act”). The Tax Act reduced the U.S. federal corporate income tax rate from 35% to 21%, among other provisions. We believe we have properly estimated our federal and state income tax liabilities for the impacts of the Tax Act, including provisional amounts under SAB No. 118 related to the rate change, the impact of increased bonus depreciation, and the effects on executive compensation deductions. The Tax Act may be subject to technical amendments, as well as interpretations and implementing of regulations by the Department of Treasury and Internal Revenue Service, any of which could increase or decrease one or more impacts of the legislation. As such, we will continue to analyze the effects of the Tax Act and may record adjustments to provisional amounts during the measurement period ending no later than December 31, 2018. As of June 30, 2018, we have not changed the provisional estimates recognized in fiscal 2018. Any impacts to our income tax expense as a result of additional guidance will be recorded in the period in which the guidance is issued.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Trade and unbilled receivables and trade payables—The carrying amount approximates fair value because of the short maturity of these instruments.

12. ALLOWANCE FOR DOUBTFUL ACCOUNTS:

Trade accounts receivable is presented net of allowances for doubtful accounts, returns and credits of $2.5 million at June 30, 2018.

F3-16

Notes to Condensed Combined Financial Statements

13. SUBSEQUENT EVENTS:

On July 2, 2018, Acxiom entered into a definitive agreement to sell the Company to The Interpublic Group of Companies, Inc. (“IPG”) for $2.3 billion in cash, subject to customary closing adjustments. The transaction is subject to standard regulatory review, Acxiom shareholder approval and other customary closing conditions. Shareholder approval is expected in the second quarter of fiscal 2019. The transaction is expected to close in the third quarter of fiscal 2019.

The Company has evaluated subsequent events through August 15, 2018, the date the condensed combined financial statements were available to be issued.

F3-17

Annex F-4

ACXIOM MARKETING SOLUTIONS

(A Business within Acxiom Corporation)

Contents	Page No.
Financial Statements (Unaudited as presented):
Combined Balance Sheets as of March 31, 2018 and 2017	F4-2
Combined Statements of Operations for the years ended March 31, 2018 and 2017	F4-3
Combined Statements of Comprehensive Income for the years ended March 31, 2018 and 2017	F4-4
Combined Statements of Parent Company Investment for the years ended March 31, 2018 and 2017	F4-5
Combined Statements of Cash Flows for the years ended March 31, 2018 and 2017	F4-6
Notes to Combined Financial Statements	F4-7

F4-1

ACXIOM MARKETING SOLUTIONS

(A Business within Acxiom Corporation)

COMBINED BALANCE SHEETS

MARCH 31, 2018 AND 2017

(in thousands)

	March 31, 2018	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$55	$248
Trade accounts receivable, net	118,957	107,469
Other current assets	20,780	19,062
Total current assets	139,792	126,779
Property and equipment, net of accumulated depreciation and amortization of $306,151 in 2018 and $298,587 in 2017	123,028	120,839
Software, net of accumulated amortization of $272,752 in 2018 and $259,697 in 2017	24,968	26,763
Goodwill	392,356	392,338
Purchased software licenses, net of accumulated amortization of $65,049 in 2018 and $70,148 in 2017	7,281	7,759
Deferred income taxes	2,647	2,882
Other assets, net	3,719	5,081
Total assets	$693,791	$682,441
LIABILITIES AND PARENT COMPANY INVESTMENT
Current liabilities:
Trade accounts payable	$27,559	$24,468
Accrued payroll and related expenses	25,285	32,817
Other accrued expenses	17,744	17,138
Deferred revenue	27,413	32,964
Income taxes payable	22,199	33,583
Total current liabilities	120,200	140,970
Deferred income taxes	50,303	59,291
Other liabilities	8,557	8,771
Commitments and contingencies
Parent company investment	514,731	473,409
Total liabilities and parent company investment	$693,791	$682,441

See accompanying notes to combined financial statements.

F4-2

ACXIOM MARKETING SOLUTIONS

(A Business within Acxiom Corporation)

COMBINED STATEMENTS OF OPERATIONS

YEARS ENDED MARCH 31, 2018 AND 2017

(in thousands)

	2018	2017
Revenues	$706,291	$709,854
Cost of revenue	369,747	379,631
Gross profit	336,544	330,223
Operating expenses:
Research and development	37,987	36,712
Sales and marketing	111,353	108,352
General and administrative	80,836	86,211
Gains, losses and other items, net	3,479	3,431
Total operating expenses	233,655	234,706
Income from operations	102,889	95,517
Other expense	2,857	509
Income from operations before income taxes	100,032	95,008
Income taxes	9,406	39,526
Net earnings	$90,626	$55,482

See accompanying notes to combined financial statements.

F4-3

ACXIOM MARKETING SOLUTIONS

(A Business within Acxiom Corporation)

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED MARCH 31, 2018 AND 2017

(in thousands)

	2018	2017
Net earnings	$90,626	$55,482
Other comprehensive income (loss):
Change in foreign currency translation adjustment	(2,487)	1,046
Comprehensive income	$88,139	$56,528

See accompanying notes to combined financial statements.

F4-4

ACXIOM MARKETING SOLUTIONS

(A Business within Acxiom Corporation)

COMBINED STATEMENTS OF PARENT COMPANY INVESTMENT

YEARS ENDED MARCH 31, 2018 AND 2017

(in thousands)

	Parent company investment	Accumulated other comprehensive (income) loss	Total
Balances as of March 31, 2016	$530,857	$1,831	$532,688
Net earnings	55,482	-	55,482
Non-cash stock-based compensation	17,335	-	17,335
Foreign currency translation	-	1,046	1,046
Net transfers to parent	(133,142)	-	(133,142)
Balances as of March 31, 2017	$470,532	$2,877	$473,409
Net earnings	90,626	-	90,626
Non-cash stock-based compensation	15,936	-	15,936
Foreign currency translation	-	(2,487)	(2,487)
Net transfers to parent	(62,753)	-	(62,753)
Balances as of March 31, 2018	$514,341	$390	$514,731

See accompanying notes to combined financial statements

F4-5

ACXIOM MARKETING SOLUTIONS

(A Business within Acxiom Corporation)

COMBINED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 2018 AND 2017

(in thousands)

	2018	2017
Cash flows from operating activities:
Net earnings	$90,626	$55,482
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	50,381	53,392
Loss (gain) on disposal of assets	786	(2,482)
Deferred income taxes	(8,541)	(1,271)
Non-cash stock-based compensation expense	15,936	17,335
Changes in operating assets and liabilities:
Accounts receivable, net	(9,923)	(249)
Other assets	1,577	1,051
Accounts payable and other liabilities	(17,190)	33,537
Deferred revenue	(7,098)	(8,038)
Net cash provided by operating activities	116,554	148,757
Cash flows from investing activities:
Capitalized software development costs	(13,739)	(13,408)
Capital expenditures	(34,231)	(27,427)
Data acquisition costs	(907)	(881)
Proceeds from sales of assets	-	25,494
Net cash used in investing activities	(48,877)	(16,222)
Cash flows from financing activities:
Net transfers to parent, net	(67,873)	(133,004)
Net cash used in financing activities	(67,873)	(133,004)
Effect of exchange rate changes on cash	3	56
Net change in cash and cash equivalents	(193)	(413)
Cash and cash equivalents at beginning of period	248	661
Cash and cash equivalents at end of period	$55	$248
Supplemental cash flow information:
Cash paid during the period for:
Transfer of assets from parent, net	$2,051	$1,411
Leasehold improvements paid directly by lessor	977	-

See accompanying notes to combined financial statements.

F4-6

ACXIOM MARKETING SOLUTIONS (A Business within Acxiom Corporation) NOTES TO COMBINED FINANCIAL STATEMENTS MARCH 31, 2018 AND 2017

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of Business -

Acxiom Corporation (“Acxiom”) is a global technology and enablement services company with a vision to transform data into value for everyone. Through a simple, open approach to connecting systems and data, we provide the data foundation for the world’s best marketers. By making it safe and easy to activate, validate, enhance, and unify data, we provide marketers with the ability to deliver relevant messages at scale and tie those messages back to actual results. Our products and services enable people-based marketing, allowing our clients to generate higher return on investment and drive better omni-channel customer experiences.

Acxiom is a Delaware corporation founded in 1969 in Conway, Arkansas. We serve a global client base from locations in the United States, Europe, and the Asia-Pacific (“APAC”) region. Our client list includes many of the world’s largest and best-known brands across most major industry verticals, including but not limited to financial, insurance and investment services, automotive, retail, telecommunications, high tech, healthcare, travel, entertainment, non-profit, and government.

Acxiom Marketing Solutions (“Company”) is a business within Acxiom. The Company helps clients unify data at the individual level in a privacy-safe environment, so they can execute people-based marketing campaigns, tie back to actual results, and drive a continual cycle of optimization. The Company also helps clients in navigating the complexities of consumer privacy regulation, making it easy and safe for them to use innovative technology, maintain choice in channels and media, and stay agile in this competitive era of the consumer. Lastly, the Company also helps clients identify, segment, and differentiate their audiences for more effective marketing and superior customer experiences.

Basis of Presentation and Principles of Combination -

The accompanying combined financial statements reflect the combination of business units that have been “carved-out” of the Acxiom consolidated financial statements and are collectively referred to as “combined financial statements.” The combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as set forth in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”). The combined financial statements reflect assumptions and allocations made by management as of and for the periods included to depict the Company on a basis that management believes is reasonable for said periods. As a result, the combined financial statements included herein may not necessarily be indicative of the Company’s financial position, results of operations or cash flows had the Company operated as a stand-alone entity during the periods presented.

The combined financial statements were prepared using Acxiom’s historical records of the assets and liabilities of the Company and include all revenues, costs, assets, and liabilities directly attributable to the Company. In addition, the combined financial statements include allocations of certain corporate expenses. Management believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Company if it had operated as a stand-alone entity during the periods presented. See Note 8 for further information regarding allocated expenses.

The Company participates in Acxiom’s centralized financing and cash management programs. Accordingly, none of Acxiom’s cash has been assigned to the Company in the combined financial statements, except for cash of certain dedicated international legal entities that do not participate in the centralized financing and cash management programs. Transfers of cash to and from Acxiom’s financing and cash management program are reflected as a component of parent company investment on the combined balance sheets. Acxiom’s consolidated debt not specifically related to the

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operations of the Company has not been attributed to the combined financial statements. Interest expense related to this consolidated debt has not been historically allocated to the Company and therefore is not reflected in the combined financial statements.

Use of Estimates -

In preparing combined financial statements and related disclosures in conformity with GAAP, we must make estimates and judgments that affect the amounts reported in the combined financial statements and accompanying notes. Estimates are used in determining, among other items, projected cash flows associated with recoverability of assets, restructuring and impairment accruals, litigation accruals, stock-based compensation, and the recognition and measurement of current and deferred income taxes, including the measurement of uncertain tax positions. Actual results may differ materially from these estimates.

Significant Accounting Policies

Revenue Recognition -

The Company’s policy follows the guidance from ASC 605, Revenue Recognition.

The Company provides marketing database services under long-term arrangements. These arrangements may require the Company to perform setup activities such as the design and build of a database, and may include other products and services purchased at the same time, or within proximity of one another (referred to as multiple element arrangements). Each element within a multiple element arrangement is accounted for as a separate unit of accounting provided the following criteria are met: the delivered products or services have value to the customer on a standalone basis; and for an arrangement that includes a general right of return relative to the delivered products or services, delivery or performance of the undelivered product or service is considered probable and is substantially controlled by us. We consider a deliverable to have standalone value if the product or service is sold separately by us or another vendor or could be resold by the customer. Further, our revenue arrangements generally do not include a general right of return related to the delivered products. Where the aforementioned criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for purposes of allocation of the arrangement consideration and revenue recognition.

For our multiple-element arrangements, we allocate revenue to each element based on a selling price hierarchy at the arrangement’s inception. The relative selling price for each unit of accounting in a multiple-element arrangement is established using vendor-specific objective evidence (“VSOE”), if available, third-party evidence (“TPE”), if available, or management’s best estimate of stand-alone selling price (“BESP”). In most cases, the Company has neither VSOE nor TPE and therefore uses BESP. The total arrangement consideration is allocated to each separate unit of accounting for each of the deliverables using the relative selling prices of each unit based on the aforementioned selling price hierarchy. We limit the amount of revenue recognized for delivered elements to an amount that is not contingent upon future delivery of additional products or services or meeting any specified performance conditions.

The objective of BESP is to determine the price at which the Company would transact a sale if the product or service were sold on a stand-alone basis. Management’s BESP is determined by considering multiple factors including actual contractual selling prices when the item is sold on a stand-alone basis, as well as market conditions, competition, internal costs, profit objectives and pricing practices. As pricing and marketing strategies evolve, we may modify our pricing practices in the future, which could result in changes to BESP, or to the development of VSOE or TPE for individual products or services. As a result, future revenue recognition for multiple-element arrangements could differ from recognition in the current period. Our relative selling prices are analyzed on an annual basis or more frequently if we experience significant changes in selling prices.

Revenues are recognized when: (1) persuasive evidence of an arrangement exists; (2) we deliver the products and services; (3) the sale price is fixed or determinable; and (4) collection is reasonably assured. Revenues that are not recognized at the time of sale because the foregoing conditions are not met are recognized when those conditions are subsequently met. Where applicable, we reduce revenue for certain incentive programs where we can sufficiently estimate the effects of these items. In some cases, the arrangements also contain provisions requiring customer acceptance of the setup activities prior to commencement of the ongoing services arrangement. Up-front fees billed during the setup phase for these arrangements are deferred and setup costs that are direct and incremental to the contract are capitalized. Revenue recognition does not begin until after customer acceptance in cases where contracts contain

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Notes to Combined Financial Statements

acceptance provisions. Once the setup phase is complete and customer acceptance occurs, the Company recognizes revenue and the related costs for each element as delivered. In situations where the arrangement does not require customer acceptance before the Company begins providing services, revenue is recognized for each element as delivered and no costs are deferred.

The Company evaluates its marketing database arrangements to determine whether the arrangement contains a lease. If the arrangement is determined to contain a lease, applicable accounting standards require the Company to account for the lease component separately from the remaining components of the arrangement. In cases where marketing database arrangements are determined to include a lease, the lease is evaluated to determine whether it is a capital lease or operating lease and accounted for accordingly. These lease revenues are not significant to the Company’s combined financial statements.

Sales of third-party software, hardware and certain other equipment are recognized when delivered. If such sales are part of a multiple-element arrangement, they are recognized as a separate element unless collection of the sales price is dependent upon delivery of other products or services. Additionally, the Company evaluates revenue from the sale of data, software, hardware and equipment in accordance with accounting standards to determine whether such revenue should be recognized on a gross or a net basis. All the factors in the accounting standards are considered with the primary factor being whether the Company is the primary obligor in the arrangement. “Out-of-pocket” expenses incurred by, and reimbursed to, the Company in connection with customer contracts are recorded as gross revenue.

The Company also performs services on a project basis outside of, or in addition to, the scope of long-term arrangements. The Company recognizes revenue from these services as the services are performed.

All taxes assessed on revenue-producing transactions described above are presented on a net basis, or excluded from revenues.

Revenues from the licensing of data are recognized upon delivery of the data to the customer. Revenue from the licensing of data to the customer in circumstances where the license agreement contains a volume cap is recognized in proportion to the total records to be delivered under the arrangement. Revenue from the sale of data on a per-record basis is recognized as the records are delivered. Revenue from the sale of data in a revenue sharing arrangement is recognized as the usage is reported to the Company.

Accounts Receivable

Accounts receivable include amounts billed to customers as well as unbilled amounts recognized in accordance with the Company’s revenue recognition policies, as stated above. Unbilled amounts included in accounts receivable, which generally arise from the performance of services to customers in advance of billings, were $8.5 million at March 31, 2018 and $10.9 million at March 31, 2017.

Accounts receivable are presented net of allowance for doubtful accounts. The Company evaluates its allowance for doubtful accounts based on a combination of factors at each reporting date. Each account or group of accounts is evaluated based on specific information known to management regarding each customer’s ability or inability to pay, as well as historical experience for each customer or group of customers, the length of time the receivable has been outstanding, and current economic conditions in the customer’s industry. Accounts receivable that are determined to be uncollectible are charged against the allowance for doubtful accounts.

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A summary of the activity of the allowance for doubtful accounts, returns and credits is as follows (dollars in thousands):

	Balance at beginning of period	Additions / (reductions) to costs and expenses	Other changes	Bad debts written off, net of amounts recovered	Balance at end of period
2017:
Allowance for doubtful accounts, returns and credits	$5,114	$1,829	$(117)	$(2,021)	$4,805
2018:
Allowance for doubtful accounts, returns and credits	$4,805	$(343)	$219	$90	$4,771

Deferred Revenue

Deferred revenue consists of amounts billed in excess of revenue recognized. Deferred revenues are subsequently recorded as revenue in accordance with the Company’s revenue recognition policies.

Property and Equipment -

Property and equipment are stated at cost. Depreciation and amortization are calculated on the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements, up to 30 years; data processing equipment, 2 - 5 years, and office furniture and other equipment, 3 - 7 years.

Leases -

Rent expense on operating leases is recorded on a straight-line basis over the term of the lease agreement.

Software, Purchased Software Licenses, and Research and Development Costs -

Costs of internally developed software are capitalized in accordance with ASC 350-40, Internal Use Software.

The standard generally requires that research and development costs incurred prior to the beginning of the application development stage of software products are charged to operations as such costs are incurred. Once the application development stage has begun, costs are capitalized until the software is available for general release. Costs of internally developed software are amortized on a straight-line basis over the remaining estimated economic life of the software product, generally two to five years (see Note 5 – Software Costs).

Costs of purchased software licenses are amortized on a straight-line basis over the estimated economic life of the license, generally not to exceed five years (see Note 4 – Software Costs).

Capitalized software, including both purchased and internally developed, is reviewed when facts and circumstances indicate the carrying amount may not be recoverable and, if necessary, the Company reduces the carrying value of each product to its fair value.

Goodwill -

Goodwill is measured and tested for impairment on an annual basis in the first quarter of the Company’s fiscal year in accordance with ASC 350, Intangibles-Goodwill and Other, or more frequently if indicators of impairment exist. In performing our goodwill impairment test, we first evaluate goodwill to determine if it is more likely than not that the occurrence of an event or change in circumstances has reduced the fair value of a reporting unit below its carrying value. The qualitative assessment requires that we consider events or circumstances that may include macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, changes in management or key personnel, changes in strategy, changes in customers, and changes in our stock price. If, after assessing the totality of events or circumstances, we determine that it is more likely than not that the fair value of our reporting units is greater than the carrying amounts, then the two-step goodwill impairment test is not performed.

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Notes to Combined Financial Statements

We completed our annual impairment test during the first quarter of fiscal 2018. We determined, after performing a qualitative review of each reporting unit, that it is more likely than not that the fair value of each of our reporting units exceeds the respective carrying amounts. Accordingly, there was no indication of impairment, and the two-step quantitative goodwill impairment test was not performed. We did not recognize any goodwill impairment charges in fiscal 2017.

Impairment of Long-lived Assets -

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company considers factors such as operating losses, declining outlooks, and business conditions when evaluating the necessity for an impairment analysis. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Fair Value of Financial Instruments

We apply the provisions of ASC 820, Fair Value Measurement, to our assets and liabilities that we are required to measure at fair value pursuant to other accounting standards. The additional disclosure regarding our fair value measurements is included in Note 12.

Concentration of Credit and Customer Risk -

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of trade accounts and unbilled receivables. The Company’s receivables are from a large number of customers. Accordingly, the Company’s credit risk is affected by general economic conditions.

Income Taxes -

The provision for income taxes and the deferred income tax amounts have been prepared on a separate-return basis as if the Company was a stand-alone entity. Historically, the Company has been included in the tax filings with other Acxiom entities. Income taxes payable as derived from the Company’s income tax provision are included as a current liability in the combined balance sheets. The settlement of this income tax liability is reflected as a change in the parent company investment. Acxiom’s global tax structure and model have been developed based on its entire portfolio of businesses. Accordingly, the Company’s tax results as presented are not necessarily reflective of the results that the Company will generate in the future or would have generated on a stand-alone basis.

The Company makes estimates and judgments in determining the provision for income taxes for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits, and deductions, and in the calculation of certain deferred tax assets and liabilities that arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as the interest and penalties related to uncertain tax positions. Significant changes in these estimates may result in an increase or decrease to the tax provision in a subsequent period. The Company assesses the likelihood that it will be able to recover its deferred tax assets. If recovery is not likely, the Company increases the provision for taxes by recording a valuation allowance against the deferred tax assets that it estimates will not ultimately be recoverable. The Company believes that the deferred tax assets recorded on the combined balance sheets will be ultimately realized. However, should a change occur in the Company’s ability to recover its deferred tax assets, its tax provision would increase in the period in which the Company determined that the recovery was not likely.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process pursuant to ASC 740, Income Taxes. The first step is to evaluate the tax position for recognition by determining whether the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. If the Company determines that a tax position will more likely than not be sustained on audit, the second step requires the Company to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as the Company must determine the probability of various outcomes.

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The Company re-evaluates these uncertain tax positions on an annual basis. This evaluation is based on factors such as changes in facts or circumstances, changes in tax law, new audit activity, and effectively settled issues. Determining whether an uncertain tax position is effectively settled requires judgment. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

H.R.1, “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (“Tax Act”) significantly changes U.S. corporate income tax laws by, among other things, reducing the U.S. federal corporate tax rate from 35% to 21%. Accordingly, the Company made a provisional remeasurement of its federal deferred tax assets and liabilities to reflect the lower tax rate enacted during the third quarter of fiscal 2018. See Note 9—Income Taxes for additional information.

Foreign Currency -

The reporting currency of the Company is the U.S. dollar. The functional currency of our foreign operations generally is the applicable local currency for each foreign subsidiary. The balance sheets of the Company’s foreign operations are translated at period-end rates of exchange, and the statements of operations are translated at the average exchange rate for the period. The effects of foreign currency translation adjustments are included in accumulated other comprehensive income in the combined statements of parent company investment and comprehensive income.

Advertising Expense -

Advertising costs are expensed as incurred. Advertising expense was approximately $3.5 million and $3.1 million for the fiscal years ended March 31, 2018 and 2017, respectively. Advertising expense is included in operating expenses on the accompanying combined statements of operations.

Stock-based Compensation -

Certain of the Company’s employees are part of share-based compensation plans sponsored by Acxiom and accounted for under applicable accounting standards which require the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant-date fair value of the award to be recognized in the statement of operations over the service period of the award. Expense for awards with graded vesting is recognized on a straight-line basis over the service period of the entire award.

Acxiom has stock option plans and equity compensation plans (collectively referred to as the “stock-based plans”) administered by the compensation committee (“compensation committee”) of Acxiom’s board of directors under which options and restricted stock units were outstanding as of March 31, 2018.

Acxiom’s equity compensation plans provide that all associates (employees, officers, directors, affiliates, independent contractors or consultants) are eligible to receive awards (grant of any option, stock appreciation right, restricted stock award, restricted stock unit award, performance award, performance share, performance unit, qualified performance-based award, or other stock unit award) under the plans with the terms and conditions applicable to an award set forth in applicable grant documents. Company employees currently have outstanding certain restricted stock awards, stock options and performance-based awards which were granted as part of Acxiom’s share-based plans.

Incentive stock option awards granted under the share-based plans cannot be granted with an exercise price less than 100% of the per-share market value of Acxiom’s shares at the date of grant and have a maximum duration of ten years from the date of grant. Acxiom board policy currently requires that nonqualified options also must be priced at or above the fair market value of the common stock at the time of grant with a maximum duration of ten years.

Restricted stock units may be issued under an equity compensation plan and represent the right to receive shares in the future by way of an award agreement which includes vesting provisions. Award agreements can further provide for forfeitures triggered by certain prohibited activities, such as breach of confidentiality. All restricted stock units will be expensed over the vesting period as adjusted for forfeitures as incurred. The vesting of some restricted stock units is subject to Acxiom’s achievement of certain performance criteria, as well as the individual remaining employed by Acxiom for a period of years.

The Company receives income tax deductions because of the exercise of nonqualified stock options and the vesting of other stock-based awards. These excess tax benefits and deficiencies are included as a component of income tax expense and reflected as an operating cash flow included in changes in operating assets and liabilities for 2018.

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Notes to Combined Financial Statements

Restructuring -

The Company records costs associated with employee terminations and other exit activity in accordance with ASC 420, Exit or Disposal Cost Obligations, depending on whether the costs relate to exit or disposal activities under the accounting standards, or whether they are other post-employment termination benefits. Under applicable accounting standards for exit or disposal costs, the Company records employee termination benefits as an operating expense when the benefit arrangement is communicated to the employee and no significant future services are required. Under the accounting standards related to post employment termination benefits the Company records employee termination benefits when the termination benefits are probable and can be estimated. The Company recognizes the present value of facility lease termination obligations, net of estimated sublease income and other exit costs, when the Company has future payments with no future economic benefit or a commitment to pay the termination costs of a prior commitment. In future periods the Company will record accretion expense to increase the liability to an amount equal to the estimated future cash payments necessary to exit the leases. This requires judgment and management estimation to determine the expected time frame for securing a subtenant, the amount of sublease income to be received and the appropriate discount rate to calculate the present value of the future cash flows. Should actual lease exit costs differ from estimates, the Company may be required to adjust the restructuring charge which will impact net earnings in the period any adjustment is recorded.

Parent Company Investment -

Parent company investment represents Acxiom’s historical investment in the Company, the Company’s net earnings, and the net effects of transactions with, and allocations from, Acxiom.

Adoption of New Accounting Standards -

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”), which amended the existing FASB Accounting Standards Codification. The standard provides additional guidance to assist entities with evaluation of whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting, including acquisitions, disposals, goodwill, and consolidation. ASU 2017-01 is effective for the Company beginning in fiscal 2019, with early adoptions permitted. We adopted the standard in the current fiscal year, on a prospective basis, and adoption of this guidance did not have a material impact on our combined financial statements and related disclosures.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” (“ASU 2016-18”). This standard is intended to reduce diversity in the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. The standard requires that restricted cash and restricted cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. ASU 2016-18 is effective for annual periods beginning after December 15, 2017 (fiscal 2019 for the Company), including interim periods within those fiscal years; earlier adoption is permitted. We adopted the standard during the current fiscal year. Early adoption did not result in any changes to our existing accounting policies, presentation of items in our combined financial statements and related disclosures, or any changes resulting from the retrospective application to all periods reported, as the Company does not have restricted cash.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which is intended to improve the accounting for stock-based payment transactions as part of the FASB’s simplification initiative. The ASU changes five aspects of the accounting for stock-based payment award transactions that will affect public companies, including: (1) accounting for income taxes; (2) classification of excess tax benefits on the statement of cash flows; (3) forfeitures; (4) minimum statutory tax withholding requirements; and (5) classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes. The inclusion of excess tax benefits and deficiencies as a component of income tax expense will increase volatility within our provision for income taxes as the amount of excess tax benefits or deficiencies from stock-based compensation awards depends on our stock price at the date the awards vest or the date of option exercises. This guidance also requires excess tax benefits to be presented as an operating activity on the statement of cash flows and allows an entity to make an accounting policy election to either estimate expected forfeitures or to account for them as they occur.

We adopted ASU No. 2016-09 during the current fiscal year, which required us to reflect any adjustments as of April 1, 2017. We elected to account for forfeitures as they occur rather than estimating expected forfeitures. We recorded the

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cumulative impact of adoption through an increase in parent company investment of $0.2 million which relates to elimination of the forfeiture pool. We elected to prospectively adopt the effect on the statement of cash flows and accordingly, did not restate the Combined Statement of Cash Flows for fiscal 2017.

Recent Accounting Pronouncements Not Yet Adopted

In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation (Topic 719): Scope of Modification Accounting” (“ASU 2017-09”). ASU 2017-09 clarifies when changes to the terms or conditions of a stock-based payment award must be accounted for as modifications. ASU 2017-09 will reduce diversity in practice and result in fewer changes to the terms of an award being accounted for as modifications. Under ASU 2017-09, an entity will not apply modification accounting to a stock-based payment award if the award’s fair value, vesting conditions and classification as an equity or liability instrument are the same immediately before and after the change. ASU 2017-09 will be applied prospectively to awards modified on or after the adoption date. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. ASU 2017-09 is effective for the Company beginning in fiscal 2019. The Company continues to evaluate the impact of the adoption of this guidance on its combined financial statements, but does not expect it to have a material impact.

In January 2017, the FASB issued ASU 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which eliminates step two from the goodwill impairment test. Under ASU 2017-04, an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual periods beginning after December 15, 2019 (fiscal 2021 for the Company), including interim periods within those fiscal years; earlier adoption is permitted for goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of this guidance to have a material impact on its combined financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), as a comprehensive new standard that amends various aspects of existing guidance for leases and requires additional disclosures about leasing arrangements. The new standard will require lessees to recognize a right-of-use asset and a lease liability on the balance sheet for all leases with the exception of short-term leases. For lessees, leases will continue to be classified as either operating or finance in the income statement. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model. Lessors will continue to classify leases as operating, direct financing or sales-type leases. Subsequently, the FASB has issued various ASU’s to provide further clarification around certain aspects of Topic 842. ASU 2016-02 is effective for annual periods beginning after December 15, 2018 (fiscal 2020 for the Company), including interim periods within those fiscal years, with early adoption permitted. We will adopt the new standard on April 1, 2019 using the modified retrospective approach. The Company is continuing to evaluate the impact of the adoption of this guidance on its combined financial statements and related disclosures.

In May 2014, the FASB issued update ASU 2014-09, “Revenue from Contracts with Customers (Topic 606) and issued subsequent amendments to the initial guidance in August 2015, March 2016, April 2016, May 2016, and December 2016 within ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20, respectively. Topic 606 supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of the new guidance is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The guidance defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation, among others. Topic 606 also provides guidance on the recognition of costs related to obtaining customer contracts. Companies may adopt Topic 606 using a full retrospective or modified retrospective method. The Company adopted the standard on April 1, 2018 using the modified retrospective approach.

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Notes to Combined Financial Statements

During fiscal 2018, the Company completed its evaluation of Topic 606. Based on the evaluation, the Company does not expect it to have a material impact on its results of operations or cash flows in the periods after adoption. Most revenue streams will be recorded consistently under both the current standard and new standard; however, the Company noted the following impact:

Under the current standard, we expense costs related to the acquisition of revenue-generating contracts as incurred. Under the new standard, we will be required to capitalize incremental costs to acquire contracts and amortize them over the expected period of benefit, which we have determined to be a range from two to five years.

At April 1, 2018, the Company expects to record the cumulative impact of Topic 606 through an increase in parent company investment of approximately $8.0 million rather than retrospectively adjusting prior periods. The cumulative adjustment will primarily relate to the capitalization of certain costs incremental to contract acquisition.

The Company does not anticipate that the adoption of any other recent accounting pronouncements will have a material impact on the Company’s combined financial position, results of operations or cash flows.

2. RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES:

The following table summarizes the restructuring activity included in gains, losses and other items, net in the combined statements of operations for the fiscal years ended March 31, 2018 and 2017 (dollars in thousands):

Total
March 31, 2016	$2,125
Restructuring charges and adjustments	3,236
Payments	(3,909)
March 31, 2017	$1,452
Restructuring charges and adjustments	3,479
Payments	(3,014)
March 31, 2018	$1,917

Restructuring Plans

In fiscal 2018, the Company recorded a total of $3.5 million in restructuring charges and adjustments included in gains, losses and other items, net in the combined statement of operations. The expense was comprised of severance and other associate-related charges related to the termination of associates in the United States and Europe, net of a $0.2 million adjustment to fiscal 2017 restructuring plans. Of the amount accrued for fiscal 2018, $1.9 million remained accrued as of March 31, 2018. These costs are expected to be paid out in fiscal 2019.

In fiscal 2017, the Company recorded a total of $3.2 million in restructuring charges and adjustments included in gains, losses and other items, net in the combined statement of operations. The expense was comprised of severance and other associate-related charges, of which $1.9 million related to the termination of associates in the United States and Europe, and $1.3 million related to an increase to fiscal 2016 restructuring plans, primarily in Australia. Of the amounts accrued for fiscal 2017 and 2016, there was no remaining balance at March 31, 2018.

Gains, Losses and Other Items

Gains, losses and other items for both of the years presented are as follows (dollars in thousands):

	2018	2017
Restructuring plan charges and adjustments	$3,479	$3,236
Write-off of accumulated foreign currency translation in Brazil	-	3,182
Gain on disposition of assets	-	(2,987)
	$3,479	$3,431

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3. GOODWILL:

Goodwill activity for the years ended March 31, 2018 and 2017 was as follows (dollars in thousands):

Total
Balance at March 31, 2016	$392,332
Other	18
Change in foreign currency translation adjustment	(12)
Balance at March 31, 2017	392,338
Change in foreign currency translation adjustment	18
Balance at March 31, 2018	$392,356

Year end balances in the table above are net of accumulated impairment losses of $120.1 million at March 31, 2018 and 2017, respectively.

Goodwill by component as of March 31, 2018 was (dollars in thousands):

Total
U.S.	$384,358
APAC	7,998
Balance at March 31, 2018	$392,356

4. SOFTWARE COSTS:

The Company recorded amortization expense related to internally developed computer software of $14.6 million and $14.9 million for fiscal 2018 and 2017, respectively. Amortization expense in fiscal 2018 included $1.0 million of accelerated amortization expense resulting from adjusting the remaining useful lives of certain capitalized software products which the Company no longer uses.

The Company recorded amortization expense related to purchased software licenses of $1.3 million and $2.4 million in fiscal 2018 and 2017, respectively.

5. PROPERTY AND EQUIPMENT:

Property and equipment is summarized as follows (dollars in thousands):

	March 31, 2018	March 31, 2017
Land	$5,398	$5,398
Buildings and improvements	177,316	168,546
Data processing equipment	225,812	221,181
Office furniture and other equipment	20,653	24,301
	429,179	419,426
Less accumulated depreciation and amortization	(306,151)	(298,587)
	$123,028	$120,839

Depreciation expense on property and equipment was $30.4 million and $32.2 million for the years ended March 31, 2018 and 2017, respectively.

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Notes to Combined Financial Statements

6. COMMITMENTS AND CONTINGENCIES:

Legal Matters

The Company is involved in various claims and legal proceedings. Management routinely assesses the likelihood of adverse judgments or outcomes to these matters, as well as ranges of probable losses, to the extent losses are reasonably estimable. The Company records accruals for these matters to the extent that management concludes a loss is probable and the financial impact, should an adverse outcome occur, is reasonably estimable. These accruals are reflected in the Company’s combined financial statements. In management’s opinion, the Company has made appropriate and adequate accruals for these matters, and management believes the probability of a material loss beyond the amounts accrued to be remote. However, the ultimate liability for these matters is uncertain, and if accruals are not adequate, an adverse outcome could have a material effect on the Company’s combined financial condition or results of operations. The Company maintains insurance coverage above certain limits. There are currently no matters pending against the Company for which the potential exposure is considered material to the Company’s combined financial statements.

Commitments

The Company leases data processing equipment, office furniture and equipment, land and office space under noncancellable operating leases. The Company has a future commitment for lease payments over the next 22 years of $13.1 million.

Total rental expense on operating leases was $13.7 million and $13.8 million for the fiscal years ended March 31, 2018 and 2017, respectively. Excluding the impact of allocated corporate rental expense, future minimum lease payments under all noncancellable operating leases for the five years ending March 31, 2023, are as follows: 2019, $3.2 million; 2020, $2.8 million; 2021, $2.3 million; 2022, $1.9 million; and 2023, $1.2 million.

7. SHARE-BASED COMPENSATION:

Stock Option Activity

Stock option activity related to Company employees during the years ended March 31, 2018 and 2017 was:

	Number of shares	Weighted- average exercise price per share	Weighted- average remaining contractual term (in years)	Aggregate Intrinsic value (in thousands)
Outstanding at March 31, 2016	529,906	$18.53
Exercised	(175,349)	16.30		$1,392
Forfeited or cancelled	(25,302)	17.66
Outstanding at March 31, 2017	329,255	$19.78		$2,918
Performance units converted to options	489	21.32
Exercised	(188,688)	19.25		$1,487
Forfeited or cancelled	(36,544)	19.59
Outstanding at March 31, 2018	104,512	$20.80	6.8	$330
Exercisable at March 31, 2018	72,417	$21.63	6.7	$208

The aggregate intrinsic value for options exercised in fiscal 2018 and 2017 was $1.5 million and $1.4 million, respectively. The aggregate intrinsic value at each period end represents total pre-tax intrinsic value (the difference between Acxiom’s closing stock price on the last trading day of the relevant period and the exercise price for each in-the-money option) that would have been received by the option holders had option holders exercised their options on each respective fiscal year end. This amount changes based upon changes in the fair market value of Acxiom’s stock.

F4-17

A summary of stock options outstanding and exercisable as of March 31, 2018 was:

	Options outstanding			Options exercisable
Range of exercise price per share	Options outstanding	Weighted- average remaining contractual life	Weighted- average exercise price per share	Options exercisable	Weighted- average exercise price per share
$10.00 - 19.99	78,617	7.1 years	18.77	49,902	18.83
$20.00 - 24.99	13,033	6.2 years	21.18	9,653	21.17
$25.00 - 32.85	12,862	5.6 years	32.85	12,862	32.85
	104,512	6.8 years	20.80	72,417	21.63

Total expense related to stock options was approximately $0.7 million in fiscal 2018 and $1.0 million in fiscal 2017, of which $0.6 million and $0.7 million, respectively, were allocations of corporate stock options expense. Future expense is expected to be approximately $0.9 million in total over the next two fiscal years.

Restricted Stock Unit Activity

Non-vested time-vesting restricted stock units and activity related to Company employees during the years ended March 31, 2018 and 2017 were as follows:

	Number of shares	Weighted- average fair value per share at grant date	Weighted- average remaining contractual term (in years)
Outstanding at March 31, 2016	723,674	$19.43
Granted	628,613	22.67
Transfers to parent, net	(2,233)	19.20
Vested	(244,277)	19.26
Forfeited or cancelled	(107,847)	19.85
Outstanding at March 31, 2017	997,930	$21.47	2.58
Granted	388,652	26.50
Transfers to parent, net	(41,175)	21.66
Vested	(323,024)	21.58
Forfeited or cancelled	(93,395)	22.07
Outstanding at March 31, 2018	928,988	$23.46	2.32

During fiscal 2018, Acxiom granted time-vesting restricted stock units covering 388,652 shares of common stock with a fair value at the date of grant of $10.3 million. Of the restricted stock units granted in the current period, 355,475 vest over four years, and 33,177 vest over one year.

During fiscal 2017, Acxiom granted time-vesting restricted stock units covering 628,613 shares of common stock with a fair value at the date of grant of $14.2 million. Of the restricted stock units granted in the current period, 593,087 vest in equal annual increments over four years and 35,526 vest in one year.

Valuation of time-vesting restricted stock units for all periods presented is equal to the quoted market price for the shares on the date of grant. The total fair value of time-vesting restricted stock units vested in fiscal 2018 and 2017 was $8.4 million and $5.5 million, respectively and is measured as the quoted market price of Acxiom’s common stock on the vesting date for the number of shares vested.

F4-18

Notes to Combined Financial Statements

Non-vested performance-based restricted stock units activity related to Company employees during the years ended March 31, 2018 and 2017 was:

	Number of shares	Weighted- average fair value per share at grant date	Weighted- average remaining contractual term (in years)
Outstanding at March 31, 2016	174,087	$18.50	1.57
Granted	57,224	24.97
Forfeited or cancelled	(20,091)	17.55
Outstanding at March 31, 2017	211,220	$20.35	1.30
Granted	39,378	28.22
Transfers to parent, net	(6,912)	17.98
Additional earned performance shares	93,666	19.56
Vested	(199,767)	19.52
Forfeited or cancelled	(7,803)	15.76
Outstanding at March 31, 2018	130,502	$23.80	1.49

During fiscal 2018, Acxiom granted performance-based restricted stock units covering 39,378 shares of common stock having a fair value at the date of grant of $1.1 million, determined using a Monte Carlo simulation model. The units vest subject to attainment of performance criteria established by the compensation committee and continuous employment through the vesting date. The units may vest in a number of shares from zero to 200% of the award, based on the total shareholder return of Acxiom common stock compared to total shareholder return of a group of peer companies (“TSR”) established by the compensation committee for the period from April 1, 2017 to March 31, 2020.

During fiscal 2017, Acxiom granted performance-based restricted stock units covering 57,224 shares of common stock with a fair value at the date of grant of $1.4 million, determined using a Monte Carlo simulation model. Of the performance-based restricted stock units granted in fiscal 2017, 3,154 units represent award modifications that included 5,496 corresponding cancelled units. The remaining 54,070 performance-based restricted stock units, having a fair value at the date of grant of $1.3 million, vest subject to attainment of performance criteria established by the compensation committee. Those units may vest in a number of shares from zero to 200% of the award, based on the TSR established by the compensation for the period from April 1, 2016 to March 31, 2019.

During fiscal 2018, 199,767 performance-based restricted stock units vested. Of the fiscal 2018 performance-based restricted stock units vested, 49,697 related to a performance period ended March 31, 2017. During fiscal 2018, 31,066 units vested at a 160% attainment level based on performance results approved by the compensation committee, resulting in issuance of 49,697 shares of common stock, of which 18,631 are included in additional earned performance shares referenced in the table above. Of the fiscal 2018 performance-based restricted stock units vested, 150,070 related to a performance period ended March 31, 2018. 75,035 units vested at 200% attainment level based on performance results approved by the compensation committee, resulting in issuance of 150,070 shares of common stock, of which 75,035 are included in the additional earned performance shares referenced in the table above. There were no performance-based restricted stock units vested in fiscal 2017

The expense related to restricted stock in fiscal 2018 and 2017 was $14.4 million and $15.3 million, respectively. Of the restricted stock expense in fiscal 2018 and 2017, $6.0 million and $7.3 million, respectively, related to allocated stock compensation expense from the parent. Future expense for restricted stock units is expected to be approximately $8.8 million in fiscal 2019, $6.3 million in fiscal 2020, $3.3 million in fiscal 2021 and $0.6 million in fiscal 2022.

Board of Directors Stock Compensation

Directors may choose a portion of their annual fees be paid in shares of Acxiom stock. A portion of that stock compensation expense has been allocated to the Company using the allocation procedures described in Note 8. During

F4-19

fiscal 2018, $0.8 million in stock compensation expense was allocated to the Company for director fees. During fiscal 2017, $1.1 million in stock compensation expense was allocated to the Company for director fees.

8. RELATED PARTY TRANSACTIONS AND PARENT COMPANY INVESTMENT

Allocated Expenses

The combined financial statements include expense allocations for certain functions provided by Acxiom, including, but not limited to, general corporate expenses related to finance and accounting, legal, human resources, information systems and sales and marketing. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue or headcount. During the years ended March 31, 2018 and 2017 the Company was allocated corporate expenses of $90.2 million and $93.3 million, respectively. Management believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by the Company if it had operated as a stand-alone entity during the periods presented.

Parent Company Investment

Net transfers from (to) parent are included within parent company investment within the combined financial statements. The net parent company investment represents Acxiom’s investment in the Company and reflects the net effects of transaction with, and allocations from, Acxiom and net earnings of the Company, which was all attributable to Acxiom’s ownership.

9. INCOME TAXES:

Total income tax expense was allocated as follows (dollars in thousands):

	2018	2017
Income from operations	$9,406	$39,526
Parent company investment:
Excess tax benefits from share-based compensation	-	(1,973)
	$9,406	$37,553

Income tax expense attributable to income from operations consists of (dollars in thousands):

	2018	2017
Current:
U.S. Federal	$12,988	$31,768
Non-U.S.	729	377
State	4,230	8,652
	17,947	40,797
Deferred:
U.S. Federal	(10,598)	(1,713)
Non-U.S.	234	263
State	1,823	179
	(8,541)	(1,271)
Total	$9,406	$39,526

F4-20

Notes to Combined Financial Statements

Earnings before income tax attributable to U.S. and non-U.S. continuing operations consists of (dollars in thousands):

	2018	2017
U.S.	$94,973	$95,135
Non-U.S.	5,059	(127)
Total	$100,032	$95,008

Income before income taxes, as shown above, is based on the location of the entity to which such income is attributable. However, since such income may be subject to taxation in more than one country, the income tax provision shown above as U.S. or non-U.S. may not correspond to the income shown above.

Income tax expense differs from the amount computed by applying the blended U.S. federal statutory rate of 31.5% for fiscal year 2018 and U.S. federal statutory rate of 35% for fiscal year 2017 to actual income before income tax expense as follows (dollars in thousands):

	2018	2017
Computed expected income tax	$31,558	$33,253
Increase (reduction) in income taxes resulting from:
State income taxes, net of federal benefit	4,335	5,740
Research and other tax credits	(2,798)	(1,541)
Effect of federal rate changes on deferred taxes	(22,887)	-
Nondeductible expenses	582	814
Stock-based compensation	(1,185)	171
Non-U.S. subsidiaries taxed at other tax rates	(373)	713
Other, net	174	376
	$9,406	$39,526

On December 22, 2017, the U.S. enacted significant tax law changes following the passage of the Tax Act. The Tax Act included significant changes to existing tax law, including a permanent reduction to the U.S. federal corporate income tax rate from 35% to 21%, a one-time repatriation tax on deferred foreign income (“Transition Tax”), and numerous other changes to business-related deductions.

The permanent reduction to the U.S. federal corporate income tax rate from 35% to 21% became effective January 1, 2018 (“Effective Date”). Because the Effective Date did not fall on the first day of our fiscal year, we are required to apply a blended tax rate for the entire fiscal year based on a weighted daily average rate. As a result of the Tax Act, our U.S. federal statutory corporate income tax rate is 31.5% for the fiscal year ended March 31, 2018.

The Company recorded a $22.9 million benefit for the remeasurement of net deferred tax liabilities to reflect the reduced tax rate that will apply when these deferred taxes are settled or realized in future periods. While the Company was able to make a reasonable estimate of the impact of the reduction to the corporate tax rate, its rate may be affected by other analyses related to the Tax Act, including, but not limited to, the state tax effect of adjustments made to federal temporary differences. In addition, due to the complexity of the new global intangible low-taxed income (“GILTI”) tax rules, we are continuing to evaluate this provision of the Tax Act and the application of ASC 740. Under GAAP, the Company is allowed to make an accounting policy choice to either (i) treat taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred, or (ii) factor in such amounts into the measurement of deferred taxes. The Company has not made a policy decision regarding whether to record deferred taxes on GILTI. We will continue to analyze the full effects of the Tax Act on our combined financial statements and expect to complete our analysis by our quarter ending December 31, 2018.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at March 31, 2018 and 2017 are presented below (dollars in thousands). In accordance with income tax accounting standards, as of March 31, 2018, the Company has not recognized deferred income taxes on approximately

F4-21

$20.7 million of undistributed earnings of foreign subsidiaries that are indefinitely reinvested outside the respective parent’s country. Calculation of the deferred income tax related to these earnings is not practicable.

	2018	2017
Deferred tax assets:
Accrued expenses	$1,989	$2,911
Deferred revenue	429	1,462
Net operating loss and tax credit carryforwards	36,835	36,289
Stock-based compensation	4,320	8,242
Other	1,436	2,299
Total deferred tax assets	45,009	51,203
Less valuation allowance	(37,990)	(37,057)
Net deferred tax assets	7,019	14,146
Deferred tax liabilities:
Intangible assets	$(32,661)	$(48,599)
Capitalized software costs	(7,758)	(11,435)
Prepaid expenses	(3,268)	(323)
Property and equipment	(6,466)	(10,198)
Accrued expenses	(4,522)	-
Total deferred tax liabilities	(54,675)	(70,555)
Net deferred tax liabilities	$(47,656)	$(56,409)

At March 31, 2018, the Company has foreign net operating loss carryforwards of approximately $119.5 million. Of the net operating loss carryfowards, $119.2 million will not expire, and the remaining carryforwards expire in various amounts and will completely expire if not used by 2038.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the proper character during the periods in which those temporary differences become deductible.

Based upon the Company’s history of profitability and taxable income and the reversal of taxable temporary differences in the U.S., management believes that it is more likely than not the Company will realize the benefits of these deductible differences.

Based upon the Company’s history of losses in certain non-U.S. jurisdictions, the Company has not recorded a benefit for current foreign losses in these jurisdictions. In addition, Management believes it is not more likely than not the Company will realize the benefits of certain foreign loss carryforwards and has established valuation allowances in the amount of $38.0 million against deferred tax assets in such jurisdictions. No valuation allowance has been established against deferred tax assets in non-U.S. jurisdictions in which historical profits and forecasted continuing profits exist. The earnings of subsidiaries in such jurisdictions and the differences in income taxes computed using the U.S. statutory tax rate and the effective tax rate in such jurisdictions are not significant.

The following table sets forth changes in the total gross unrecognized tax benefits for the fiscal years ended March 31, 2018 and 2017 (dollars in thousands):

	2018	2017
Balance at beginning of period	$6,615	$5,536
Increases related to current year tax positions	1,753	1,079
Lapse of statute of limitations	(1,932)	-
Balance at end of period	$6,436	$6,615

F4-22

Notes to Combined Financial Statements

Gross unrecognized tax benefits as of March 31, 2018 was $6.4 million, of which up to $5.4 million would reduce the Company’s effective tax rate in future periods if and when realized. The Company reports accrued interest and penalties related to unrecognized tax benefits in income tax expense. The combined amount of accrued interest and penalties related to tax positions on tax returns was approximately $0.6 million as of March 31, 2018. There was no material change in accrued interest and penalties during fiscal year 2018. The Company anticipates a reduction of $2.1 million of unrecognized tax benefits within the next 12 months, as a result of a lapse of the statute of limitations.

10. RETIREMENT PLANS:

Acxiom has a qualified 401(k) retirement savings plan which covers substantially all U.S. employees. Acxiom also offers a supplemental nonqualified deferred compensation plan (“SNQDC Plan”) for certain highly-compensated employees. Acxiom matches 50% of the first 6% of employee’s annual aggregate contributions. Acxiom may also contribute additional amounts to the plans at the discretion of the board of directors.

Certain of the Company’s employees are part of Acxiom’s qualified 401 (k) retirement savings plan and SNQDC plan. Contributions to the above plans, on behalf of the Company’s employees, amounted to approximately $6.0 million and $5.5 million in fiscal years 2018 and 2017, respectively, and are included in the allocated expenses from Acxiom as discussed in Note 8.

11. FOREIGN OPERATIONS:

The Company attributes revenue to each geographic region based on the location of the Company’s operations. The following table shows financial information by geographic area for the years 2018 and 2017 (dollars in thousands):

Revenue

	2018	2017
United States	$642,339	$649,433
Foreign
Europe	$52,457	$49,650
APAC	11,495	10,771
All Foreign	$63,952	$60,421
	$706,291	$709,854

Long-lived assets excluding financial instruments (dollars in thousands):

	March 31,
	2018	2017
United States	$537,942	$539,699
Foreign
Europe	$7,739	$7,726
APAC	8,318	8,237
All Foreign	$16,057	$15,963
	$553,999	$555,662

F4-23

12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Trade and unbilled receivables and trade payables—The carrying amount approximates fair value because of the short maturity of these instruments.

13. SUBSEQUENT EVENTS:

The Company has evaluated subsequent events through June 19, 2018, the date the combined financial statements were available to be issued.

F4-24

         ACXIOM CORPORATION

         301 E. DAVE WARD DRIVE

         CONWAY, AR 72032

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time the day before the cut-off date* or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ACXM18

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time the day before the cut-off date* or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

*Voting instructions submitted by Acxiom Plan participants in the Acxiom Corporation Retirement Savings Plan must be received by Newport no later than 8:59 p.m. Pacific Time on September 17, 2018. Plan participants will not be permitted to vote during the Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E50464-P12615-Z73082	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ACXIOM CORPORATION

The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4, 5, 6, 7 and 8.

1.	Election of Directors Nominees:		For	Against	Abstain

	1a.	John. L. Battelle	☐	☐	☐

	1b.	William J. Henderson	☐	☐	☐

	1c.	Debora B. Tomlin	☐	☐	☐

2.	Approval on an advisory (non-binding) basis of the compensation of the Company’s named executive officers		☐	☐	☐

3.	Approval of the sale of the Company’s Acxiom Marketing Solutions business to The Interpublic Group of Companies, Inc. (the “AMS Sale”), pursuant to that certain Membership Interest Purchase Agreement, dated as of July 2, 2018, by and among the Company, LiveRamp, Inc., The Interpublic Group of Companies, Inc. and Acxiom Holdings, Inc.		☐	☐	☐

4.	Adoption of that certain Holdco Merger Agreement (as further described in the Company’s proxy statement for the 2018 Annual Meeting), to approve a holding company merger and conversion of the Company into a limited liability company (the “Holdco Merger”and the “LLC Conversion”), pursuant to which the Company will establish Acxiom Holdings, Inc. as a new holding company at the top of the Company’s organization, following which the Company will convert into a limited liability company organized under the laws of the state of Delaware		☐	☐	☐

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

		For	Against	Abstain

5.	Approval of the proposal to adjourn the 2018 Annual Meeting, and any adjourned session of the 2018 Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the AMS Sale (Proposal No. 3) or the Holdco Merger Agreement, Holdco Merger and LLC Conversion (Proposal No. 4)	☐	☐	☐

6.	Approval on an advisory (non-binding) basis of various payments that the Company’s named executive officers will or may be eligible to receive in connection with the AMS Sale	☐	☐	☐

7.	Approval of an increase in the number of shares available for issuance under the Company’s Amended and Restated 2005 Equity Compensation Plan	☐	☐	☐

8.	Ratification of KPMG LLP as the Company’s independent registered public accountant for Fiscal Year 2019	☐	☐	☐

9.	In their discretion, the proxies are authorized to consider and vote upon such other business that may come before the meeting or any postponement or adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com.

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E50465-P12615-Z73082

Proxy	ACXIOM CORPORATION This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be Held on September 20, 2018	Proxy

The undersigned hereby appoints Catherine L. Hughes and Jerry C. Jones as proxies, or either of them, with the power to appoint their substitutes, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of Acxiom Corporation held of record by the undersigned on August 22, 2018, at the Annual Meeting of Stockholders to be held at the Acxiom Redwood City Office, 100 Redwood Shores Parkway, Redwood City, California 94065 and via the Internet at www.virtualshareholdermeeting.com/ACXM18 at 10:00 a.m. Pacific Time on September 20, 2018, or any postponement or adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7 AND 8.

If the undersigned is a participant in the Acxiom Corporation Retirement Savings Plan (the “Plan”) with balances in the Acxiom Stock Fund, the undersigned hereby instructs Newport Trust Company, as named fiduciary and investment manager for the Acxiom Stock Fund under the Plan, to vote all shares of Acxiom common stock credited to the Plan account of the undersigned at the Annual Meeting of Stockholders to be held on September 20, 2018, or any postponements or adjournments thereof. The shares credited to the Plan account of the undersigned will be voted in the manner directed herein. THIS VOTING INSTRUCTION CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RECEIVED NO LATER THAN 8:59 P.M. PACIFIC TIME ON SEPTEMBER 17, 2018. IF YOUR VOTING INSTRUCTIONS ARE NOT TIMELY RECEIVED, NEWPORT TRUST COMPANY WILL VOTE THESE SHARES IN ITS OWN DISCRETION.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope. SEE REVERSE SIDE